As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-186448

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Starburst II, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4813	46-1170005
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

38 Glen Avenue

Newton, Massachusetts 02459

(617) 928-9300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Ronald D. Fisher

President

Starburst II, Inc.

38 Glen Avenue

Newton, Massachusetts 02459

(617) 928-9300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kenneth A. Siegel, Esq. Morrison & Foerster LLP Shin-Marunouchi Building, 29th Floor 5-1, Marunouchi 1-Chome Chiyoda-ku, Tokyo 100-6529 Japan 011-81-3-3214-6522	Robert S. Townsend, Esq. David A. Lipkin, Esq. Brandon C. Parris, Esq. Jackie Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 (415) 268-7000	Charles R. Wunsch, Esq. Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, KS 66251 (855) 848-3280	Thomas H. Kennedy, Esq. Jeremy D. London, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this proxy statement-prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 15, 2013

MERGER AND OTHER PROPOSALS—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Sprint Nextel Corporation:

You are cordially invited to attend a special stockholders’ meeting of Sprint Nextel Corporation, a Kansas corporation (referred to as “Sprint”), at [—] on [—], 2013, at [—] [—].m., local time.

We are pleased to inform you that the boards of directors of Sprint and SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), have approved an Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012 (the “Merger Agreement”) by and among Sprint, SoftBank, Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent” or “New Sprint”) and Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of New Sprint (“Merger Sub”). Upon consummation of the merger pursuant to the terms of the Merger Agreement (the “SoftBank Merger”), Merger Sub will merge with and into Sprint, with Sprint surviving the SoftBank Merger as a wholly owned subsidiary of New Sprint. Upon consummation of the SoftBank Merger, New Sprint will be renamed “Sprint Corporation.”

At the special stockholders’ meeting you will be asked to adopt the Merger Agreement and approve certain other matters as set forth in the stockholder notice and accompanying proxy statement-prospectus.

If the Merger Agreement is adopted by Sprint’s stockholders, then upon the terms and subject to the conditions described in the Merger Agreement, upon the effectiveness of the SoftBank Merger, based on the elections made by Sprint stockholders, each outstanding share of Series 1 common stock, $2.00 par value per share, of Sprint (“Sprint common stock”), except as otherwise provided for in the Merger Agreement, will be converted into the right to receive either (i) cash in an amount equal to $7.30 for each share of Sprint common stock or (ii) one share of New Sprint common stock, par value $0.01 per share (“New Sprint common stock”) for each share of Sprint common stock. You will have the right to elect to receive cash or New Sprint common stock, or, to the extent you hold multiple shares of Sprint common stock, a combination of cash and New Sprint common stock, with respect to all or a portion of the Sprint common stock that you own. However, the number of shares of New Sprint common stock that you receive as a result of your stock elections, or the amount of cash you receive as a result of your cash elections, may be less than the number of shares or cash you requested, as the allocations of stock and cash are subject to proration to ensure that New Sprint will pay $12.14 billion in cash in the SoftBank Merger and the former stockholders and other Sprint equityholders will own approximately 30% of the fully diluted equity of New Sprint immediately following the SoftBank Merger. Stockholders who neither elect to receive stock nor to receive cash will be allocated and receive the type (or types) of consideration that remain after all stock and cash elections made by other Sprint stockholders have been made and taken into account. In order for your election to receive cash or stock consideration to be valid, you must submit a properly completed form of election by 5:00 p.m., Eastern time, on the date that is anticipated to be five business days immediately preceding the effective time of the SoftBank Merger, all as provided for in the accompanying proxy statement-prospectus. None of SoftBank (or any of its subsidiaries), New Sprint, Sprint or the Sprint board of directors is making any recommendation as to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Your vote in favor of the adoption of the Merger Agreement does not constitute an election to receive stock or cash in the SoftBank Merger, and an election to receive stock or cash in the SoftBank Merger does not constitute a vote in favor of the adoption of the Merger Agreement.

New Sprint is applying to have the New Sprint common stock listed on the New York Stock Exchange (“NYSE”) under the proposed symbol “S,” the same ticker symbol currently used by Sprint.

After careful consideration, Sprint’s board of directors has determined that the SoftBank Merger is in the best interests of Sprint and its stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Sprint board of directors recommends that the stockholders of Sprint vote “FOR” the adoption of the Merger Agreement, “FOR” the proposal to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger and “FOR” the proposal to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement.

The accompanying proxy statement-prospectus provides you with detailed information about the proposed SoftBank Merger, the special stockholders’ meeting and New Sprint. Please give this material your careful attention. You may also obtain more information about Sprint and New Sprint from documents each of them has filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. The SoftBank Merger cannot be completed unless holders of a majority of the outstanding shares of Sprint common stock entitled to vote at the special stockholders’ meeting vote for the adoption of the Merger Agreement. Failing to vote has the same effect as a vote against the adoption of the Merger Agreement. You are cordially invited to attend the special stockholders’ meeting; however, whether or not you plan to attend the special stockholders’ meeting, it is important that your shares be represented.

If you intend to vote by proxy, please complete, date, sign and return the enclosed proxy card. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which voting options are available and the procedures to be followed. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at (866) 741-9588 (banks and brokers call (212) 440-9800).

Thank you for your continued support and we look forward to seeing you on [—], 2013.

Sincerely,

Daniel R. Hesse
Chief Executive Officer

For a discussion of certain risk factors that you should consider in evaluating the transactions described above and an investment in New Sprint common stock, see “Risk Factors” beginning on page 45 of the accompanying proxy statement-prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement-prospectus, or determined the accompanying proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The proxy statement-prospectus is dated [—], 2013, and is first being mailed to stockholders on or about [—], 2013.

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Sprint from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. This proxy statement-prospectus is available at Sprint’s website at www.sprint.com/investors, and you can obtain the documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from:

Sprint Nextel Corporation

Brad Hampton, Investor Relations

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 259-3755

email: investor.relations@sprint.com

If you would like to request any documents, please do so by [—], 2013 in order to receive them before the special stockholders’ meeting.

This proxy statement-prospectus and its exhibits are also available for inspection at the public reference facilities of the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Sprint that have been filed via the EDGAR System.

See “Where You Can Find More Information” beginning on page [—].

SPRINT NEXTEL CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

Notice of Special Meeting of the Sprint Nextel Corporation Stockholders

To be Held on [—], 2013 at [—] [—].m., local time

To the stockholders of Sprint Nextel Corporation:

This is a notice that a special stockholders’ meeting of Sprint Nextel Corporation, a Kansas corporation (“Sprint”) will be held on [—], 2013, beginning promptly at [—] [—].m., local time, at [—], unless postponed or adjourned to a later date. This special stockholders’ meeting will be held to consider and vote upon the following matters:

1.	to adopt the Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012 (the “Merger Agreement”) by and among Sprint, SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent” or “New Sprint”), and Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), a copy of which is attached as Annex A to the proxy statement-prospectus accompanying this notice (referred to as the “Merger Proposal”);

2.	to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the merger contemplated by the Merger Agreement (referred to as the “Merger-Related Compensation Proposal”); and

3.	to approve any motion to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (referred to as the “Adjournment Proposal”);

and to transact any other business as may properly come before the special stockholders’ meeting or any postponement or adjournment of such special stockholders’ meeting.

The Merger Proposal is not conditioned on the approval of the Merger-Related Compensation Proposal or the Adjournment Proposal. The Merger Proposal is the only proposal whose approval is required to adopt the Merger Agreement and consummate the merger.

Only holders of record of Sprint common stock at the close of business on [—], 2013, the record date for the special stockholders’ meeting (the “meeting record date”), are entitled to receive this notice and to vote at the special stockholders’ meeting or at any postponement or adjournment of such special stockholders’ meeting.

The accompanying proxy statement-prospectus describes the proposals listed above in more detail. Please refer to the accompanying proxy statement-prospectus, including the Merger Agreement and all other Annexes, Exhibits and any documents incorporated by reference, for further information with respect to the business to be transacted at the special stockholders’ meeting. You are encouraged to read the entire document carefully before voting. In particular, review the section entitled “Risk Factors” beginning on page 44 carefully before voting.

Sprint’s board of directors has approved the Merger Agreement and the merger. Sprint’s board of directors recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The transactions contemplated by the Merger Agreement cannot be completed without the affirmative vote on the Merger Proposal by the holders of at least a majority of the outstanding shares of Sprint common stock entitled to vote as of the meeting record date. If you do not vote, the effect will be the same as a vote against the Merger Proposal. You may vote your shares by proxy via the Internet, by telephone, by sending in an appropriately completed paper proxy card or in person by ballot at the special stockholders’ meeting.

If you have any questions concerning the transactions or this proxy statement-prospectus or would like additional copies, please contact

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Toll Free: (866) 741-9588

Banks and Brokers: (212) 440-9800

By order of the Board of Directors,

Overland Park, Kansas	James H. Hance, Jr.
[—], 2013	Chairman of the Board of Directors

You are cordially invited to attend the special stockholders’ meeting in person. Whether or not you expect to attend the special stockholders’ meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the special stockholders’ meeting. Even if you have voted by proxy, you may still vote in person if you attend the special stockholders’ meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special stockholders’ meeting, you must obtain a proxy issued in your name from such record holder.

THIS PROXY STATEMENT-PROSPECTUS IS FIRST BEING SENT OR GIVEN TO SECURITY HOLDERS ON OR ABOUT [—], 2013.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SOFTBANK MERGER, THE SPRINT SPECIAL STOCKHOLDERS’ MEETING AND NEW SPRINT

Questions and Answers About the SoftBank Merger

Q: Why is Sprint proposing the SoftBank Merger?

A: Sprint is proposing the SoftBank Merger pursuant to the terms of the Merger Agreement with SoftBank to create New Sprint, a financially stronger company that Sprint and SoftBank believe will be better able to compete in the U.S. telecommunications industry and that is anticipated to deliver significant benefits to U.S. consumers based on SoftBank’s expertise in the deployment of next-generation wireless networks, and track record of success in taking share in mature markets from larger telecommunications competitors.

With the $3.1 billion in cash that SoftBank has already invested in Sprint pursuant to a bond purchase agreement by and between Sprint and Parent (the “Bond Purchase Agreement”), and the $4.9 billion in cash that SoftBank will invest in New Sprint pursuant to the terms of the Merger Agreement at the effective time of the SoftBank Merger (the “Equity Contribution”), SoftBank and Sprint are significantly enhancing Sprint’s financial position to help make New Sprint a more robust competitor in the U.S. telecom market.

Additionally, Sprint is proposing the SoftBank Merger as part of the larger SoftBank investment because it is expected to:

•

give Sprint stockholders the opportunity to realize an attractive cash premium or hold shares in a stronger, better capitalized New Sprint, subject to proration rules which are more fully described in “Summary of the Proxy Statement-Prospectus” beginning on page [—] and “The SoftBank Merger—Cash/Stock Proration and Allocation Rules” beginning on page [—];

•	enable New Sprint to benefit from SoftBank’s global leadership in LTE;

•	improve the operating scale and create opportunities for collaborative innovation in consumer services and applications; and

•	provide other benefits and opportunities described in this proxy statement-prospectus.

Accordingly, the Sprint board of directors believes that the proposed SoftBank Merger is in the best interests of Sprint stockholders.

Q: As a Sprint stockholder, what will I receive in the SoftBank Merger?

A: Each share of Sprint common stock you hold will be exchanged for the right to receive either $7.30 in cash (the “Cash Consideration”) or one share of New Sprint common stock (the “Stock Consideration”). Each Sprint stockholder will have the right to elect to receive Cash Consideration or Stock Consideration in respect of each share of Sprint common stock owned by that stockholder. Because the aggregate Cash Consideration that Sprint stockholders will receive in the SoftBank Merger is fixed at $12.14 billion, the elections of Sprint stockholders to receive Cash Consideration or Stock Consideration are subject to proration and allocation rules set forth in the Merger Agreement and described herein. If all Sprint stockholders were to make the same election, you would receive Cash Consideration for approximately 55.43% of your shares, and Stock Consideration for approximately 44.57% of your shares.

Under the terms of the Merger Agreement, because the aggregate Cash Consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $12.14 billion, at the effective time of the SoftBank Merger, an aggregate of approximately 1,663,013,699 of the outstanding shares of Sprint common stock (representing approximately 55.43% of the outstanding Sprint common stock calculated as of the date of the Merger Agreement) will be entitled to be exchanged for Cash Consideration (assuming there are no dissenting stockholders who perfect their appraisal rights). All remaining outstanding shares of Sprint common stock (representing approximately 44.57% of the outstanding Sprint common stock calculated as of the date of the Merger Agreement) will be exchanged for Stock Consideration.

The proration and allocation rules applicable to the cash and stock elections to be made by Sprint stockholders, which are more fully described in “Summary of the Proxy Statement-Prospectus” beginning on page [•] and “The Merger Agreement—Cash/Stock Proration and Allocation Rules” beginning on page [•], are complex and have the potential to result in allocations of consideration that differ (for each Sprint stockholder) from the form of consideration elected. Subject to the more detailed description of these rules described in such sections, these proration and allocation rules will operate in the following manner:

•

If Sprint stockholders, in the aggregate, elect to receive Cash Consideration in an amount exceeding $12.14 billion, then (a) Sprint stockholders that elect to receive Cash Consideration will receive a mixture of Cash Consideration and Stock Consideration in a proportion that results in the aggregate payment of $12.14 billion of Cash Consideration to such stockholders, pro rata in proportion to the number of cash-electing shares held by such stockholders, (b) Sprint stockholders that elect to receive Stock Consideration will receive merger consideration comprised entirely of Stock Consideration, and (c) Sprint stockholders that fail to elect either Cash Consideration or Stock Consideration will receive merger consideration comprised entirely of Stock Consideration.

•

If Sprint stockholders, in the aggregate, elect to receive Stock Consideration in an amount exceeding the available stock component of the aggregate merger consideration, then (a) Sprint stockholders that elect to receive Stock Consideration will receive a mixture of Stock Consideration and Cash Consideration that results in the distribution of the entire stock component of the aggregate merger consideration to such stockholders, pro rata in proportion to the number of stock-electing shares held by such stockholders, (b) Sprint stockholders that elect to receive Cash Consideration will receive merger consideration comprised entirely of Cash Consideration, and (c) Sprint stockholders that fail to elect either Cash Consideration or Stock Consideration will receive merger consideration comprised entirely of Cash Consideration.

•

Finally, if Sprint stockholders, in the aggregate, (x) make elections to receive Cash Consideration that do not exceed the cash component of the aggregate merger consideration, and (y) make elections to receive Stock Consideration that do not exceed the stock component of the aggregate merger consideration, then (a) Sprint stockholders that elect to receive Cash Consideration will receive merger consideration comprised entirely of Cash Consideration, (b) Sprint stockholders that elect to receive Stock Consideration will receive merger consideration comprised entirely of Stock Consideration, and (c) Sprint stockholders that fail to elect either Cash Consideration or Stock Consideration will receive merger consideration comprised partly of Cash Consideration and partly of Stock Consideration , such Cash Consideration and Stock Consideration to be in proportion to the available Cash Consideration and Stock Consideration, respectively, not elected by other Sprint stockholders.

The proration and allocation rules applicable to the Sprint Merger do not include any mechanism to ensure that the value of the consideration received for each share of Sprint common stock is equivalent, and the value received by a stockholder that makes a cash election may be significantly different than the value received by a stockholder that makes a stock election. Based on current trading prices of Sprint common stock, Sprint believes that it is very likely that the shares of New Sprint common stock that Sprint stockholders receive in the SoftBank Merger will have an initial trading price less than the $7.30 per share cash consideration, and that Sprint stockholders that make a stock election will receive less value per share than Sprint stockholders that make a cash election. See “Risk Factors—Shares of New Sprint common stock may have a value that is less than the per share cash consideration of $7.30 or the cash consideration received after application of the proration and allocation rules and the value of such shares could fluctuate significantly. Based on current trading prices of Sprint common stock, Sprint believes that it is very likely that the shares of New Sprint common stock that Sprint stockholders receive in the SoftBank Merger will have an initial trading price less than the $7.30 per share cash consideration” beginning on page [—].

Please see “The Merger Agreement—Cash/Stock Proration and Allocation Rules” beginning on page [—] for several specific examples of how these proration and allocation rules will work in practice.

Q: What will determine if I will receive New Sprint common stock, cash or a combination of the two?

A: You may elect to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two in exchange for your shares of Sprint common stock. However, depending on what type of consideration the other Sprint stockholders elect to receive as consideration and the proration rules, you may not receive your preferred type of consideration with respect to all of your shares of Sprint common stock. The elections that you and other Sprint stockholders make regarding the receipt of cash or shares of New Sprint common stock in exchange for shares of Sprint common stock will determine the mix of consideration that you will receive in the SoftBank Merger. For a complete description of the proration and allocation rules, see “Summary of the Proxy Statement-Prospectus” beginning on page [—] and “The Merger Agreement—Cash/Stock Proration and Allocation Rules” beginning on page [—].

Q: How do I elect to receive cash or shares of New Sprint common stock? Can I change or revoke my election?

A: After you have determined whether you would like to receive cash or New Sprint common stock, or a combination of the two to the extent you hold multiple shares of Sprint common stock, you should properly complete the form of election, when delivered to you by Georgeson, Inc. (“Georgeson”), Sprint’s proxy solicitor, indicating your election, and send the form of election to Computershare Trust Company, N.A. (“Computershare”), the exchange agent, to one of the proper addresses outlined on the form of election. Sprint stockholders who fail to properly complete and return the form of election, together with any other required documentation specified in the form of election, prior to the election deadline (as described below) will be considered non-electing stockholders for all purposes of the Merger Agreement, and accordingly will receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account, and will be determined based on the remaining mix of consideration available after giving effect to all such other elections (subject to prorations).

At least 20 business days prior to the anticipated effective time of the SoftBank Merger, or such other date as Parent and Sprint may mutually agree in writing, a form of election will be mailed to each of Sprint’s stockholders of record determined as of the most recent practicable date prior to the mailing date (the “election record date”). Your form of election must be received by Computershare, together with any other required documentation specified in the form of election, no later than the election deadline, which is expected to be 5:00 p.m., Eastern time, on the date that is five business days immediately preceding the effective time of the SoftBank Merger. Sprint will publicly announce the election deadline by press release at least five business days prior to such date. Georgeson will make available the form of election upon request to any person who becomes a holder (or beneficial owner) of Sprint common stock between the election record date and the close of business on the day prior to the election deadline. You are encouraged to return your election form as promptly as practicable. SoftBank and Sprint anticipate that the SoftBank Merger will be completed in mid-2013.

Sprint stockholders who hold their shares in “street name,” that is, with a broker, dealer, bank or other financial institution, and who wish to make an election will have to instruct their broker, dealer, bank or other financial institution, that holds their shares to make an election on their behalf, or to change or revoke an election. For a more detailed description of the election procedures, see “The Merger Agreement—Making the Cash/Stock Election” beginning on page [—]. You may change your election by delivering a later dated form of election to Computershare before the election deadline. You may revoke your election by written notice of revocation to Computershare before the election deadline.

Once you have made a valid election, you will not be able to transfer your shares of Sprint common stock subject to such election unless and until you have validly revoked such election. Any transferee of such shares must (if the election deadline has not occurred) make a new election with respect to such shares if such transferee does not wish the shares to be considered non-electing shares. If you have made a valid election (that has not been revoked prior to the election deadline) with respect to shares of Sprint common stock, after the election deadline you will not be able to revoke such election or transfer your shares prior to the effective time of the SoftBank Merger (except in certain circumstances when the expected effective time is delayed).

None of SoftBank (or any of its subsidiaries), New Sprint, Sprint or the Sprint board of directors makes any recommendation about whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Each holder of shares of Sprint common stock must make his or her own decision about whether to make an election and, if so, what election to make.

Q: If I am a Sprint stockholder, am I required to complete a form of election in order to receive my merger consideration?

A: No. If you do not make an election, you will still receive your portion of the merger consideration. However, Sprint stockholders who fail to properly complete and return the form of election to Computershare by the election deadline, together with any other required documentation specified in the form of election, prior to the election deadline will be considered non-electing stockholders for all purposes of the Merger Agreement, and accordingly will receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account, and will be determined based on the remaining mix of consideration after giving effect to all such other elections (subject to prorations). See “The Merger Agreement—Cash/Stock Proration and Allocation Rules” beginning on page [—].

Q: How will Sprint’s recently announced transaction to acquire Clearwire Corporation affect the SoftBank Merger?

A: On December 17, 2012, Sprint announced that it had agreed to acquire all of the equity interests of Clearwire Corporation (together with Clearwire Communications LLC, “Clearwire”) not currently owned by Sprint (the “Clearwire Acquisition”), subject to the terms and conditions of the agreement and plan of merger, dated as of December 17, 2012, by and among Sprint, Clearwire Corporation and Collie Acquisition Corp. (the “Clearwire Acquisition Agreement”). If the Clearwire Acquisition Agreement is adopted by Clearwire’s stockholders and the other closing conditions to the Clearwire Acquisition are satisfied or waived, then upon the terms and subject to the conditions described in the Clearwire Acquisition Agreement, upon the closing of the Clearwire Acquisition, each outstanding share of Class A common stock, $0.0001 par value per share, of Clearwire Corporation (“Clearwire common stock”), except as otherwise provided for in the Clearwire Acquisition Agreement, will be converted into the right to receive cash in an amount equal to $2.97, and Clearwire Corporation will survive the acquisition as a wholly owned subsidiary of Sprint. Clearwire’s stockholders will not receive shares of Sprint common stock or shares of New Sprint common stock in connection with the Clearwire Acquisition. Before the Clearwire Acquisition can be consummated, a number of conditions must be satisfied or waived, including but not limited to obtaining requisite approval from Clearwire’s stockholders, receipt of all required regulatory approvals, and various other conditions.

In addition, in connection with the Clearwire Acquisition, Sprint entered into an agreement with each of Intel Capital Corporation, Intel Capital (Cayman) Corporation, Intel Capital Wireless, Comcast Wireless Investment, LLC and BHN Spectrum Investments, LLC (collectively, the “Voting Agreement Stockholders”) whereby (i) if the Clearwire Acquisition Agreement is terminated due to the failure of the Clearwire stockholders to approve the Clearwire Acquisition and (ii) either (a) the SoftBank Merger has been consummated or (b) the SoftBank Merger shall have been terminated in order for Sprint to enter into an alternative transaction (and such alternative transaction has been consummated), then each such Voting Agreement Stockholder will, upon the occurrence of the events described in (a) or (b), deliver a right of first offer notice to the other equityholders of Clearwire, including Sprint, to offer to sell all of the equity securities of Clearwire such entity owns at a price per share equal to $2.97, and Sprint will then be obligated to elect to purchase any such equity securities in any such notice. Each of the Voting Agreement Stockholders has agreed not to exercise their respective purchase rights with respect to any such notice it receives from the other Voting Agreement Stockholders.

In connection with the Clearwire Acquisition, SoftBank entered into a waiver and consent with Sprint which permitted Sprint to enter into the agreements related thereto and provided SoftBank with certain rights to information and review of certain actions which might be taken by Sprint in connection with the Clearwire Acquisition. Sprint agreed to, among other things, consider in good faith SoftBank’s comments and suggestions, with respect to certain matters related to the Clearwire Acquisition. In addition, Sprint agreed not to take certain actions with respect to the Clearwire Acquisition without SoftBank’s consent, including terminating the Clearwire Acquisition (subject to the fiduciary duties of the Sprint board of directors) or making any decision with respect to the satisfaction of any conditions thereto, or taking any action that would have a material adverse effect on the expected benefits to Sprint of consummating the Clearwire Acquisition.

The adoption by Sprint’s stockholders of the Merger Agreement and the completion of the SoftBank Merger is a condition to Sprint’s obligation to consummate the Clearwire Acquisition, but Sprint could elect to waive this condition and permit the closing of the Clearwire Acquisition to occur first, subject to the consent of SoftBank as discussed above. Likewise, Sprint could waive this condition if Sprint stockholders failed to adopt the Merger Agreement with SoftBank, in which case the Clearwire Acquisition could still occur, even if the SoftBank Merger does not occur.

On January 8, 2013, Clearwire announced that it had received an alternative transaction proposal from DISH Network Corporation and that the Special Committee of the Clearwire board of directors has determined that its fiduciary duties require it to engage with DISH to discuss, negotiate and/or provide information in connection with the DISH Proposal. The Special Committee has not announced any determination to change its recommendation of the Clearwire Acquisition.

Sprint’s stockholders are not being asked to vote to approve the Clearwire Acquisition, and neither the approval of the Clearwire Acquisition Agreement by Clearwire’s stockholders nor the closing of the Clearwire Acquisition are conditions to the closing of the SoftBank Merger.

Sprint and Clearwire have made filings and taken other actions, and will continue to take actions, necessary to obtain governmental approvals in connection with the Clearwire Acquisition and related transactions. While Sprint and SoftBank believe that required regulatory approvals for the SoftBank Merger and the Clearwire Acquisition will ultimately be obtained, these approvals are not assured.

Q: What are the conditions to the closing of the SoftBank Merger?

A: The closing of the SoftBank Merger is subject to certain closing conditions, including but not limited to adoption of the Merger Agreement by the Sprint stockholders, receipt of all required regulatory approvals, and other conditions.

Certain of these conditions have been satisfied. For example, each of SoftBank and Sprint has made the required notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and on December 6, 2012, the Antitrust Division (the “Antitrust Division”) of the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) granted early termination of the waiting period under the HSR Act. See the section entitled “The Merger Agreement—Regulatory Matters” beginning on page [—].

In addition, on November 20, 2012, Sprint announced that it had obtained the necessary consents to amend the applicable provisions of the outstanding indentures such that the SoftBank Merger would not constitute a change of control and, as a result indebtedness outstanding under Sprint’s applicable indentures will not become payable by reason of completion of the SoftBank Merger, and on December 11, 2012, Sprint acquired all shares of Clearwire Corporation (and the associated limited liability company units of Clearwire Communications LLC) held by Eagle River Holdings, LLC (“Eagle River”) as designated in Eagle River’s notice dated October 17, 2012 (the “Eagle River Clearwire Interests”).

See the section entitled “The Merger Agreement—Conditions to the Completion of the SoftBank Merger” beginning on page [—] for more information.

The SoftBank Merger is not conditioned on approval of the Clearwire Acquisition Agreement by Clearwire’s stockholders or the closing of the Clearwire Acquisition.

Q: When do you expect the SoftBank Merger to be completed?

A: We are working to complete the SoftBank Merger as quickly as possible. We currently expect to complete the SoftBank Merger in mid-2013, but the actual completion date cannot be predicted at this time and may be delayed by regulatory approvals, matters relating to the Clearwire Acquisition and other matters or by the mutual agreement of Sprint and SoftBank.

Q: What are the federal income tax consequences of the SoftBank Merger?

A: The SoftBank Merger is intended to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. Assuming it so qualifies, no gain or loss will be recognized by Sprint solely as a result of the SoftBank Merger. The tax consequences to a Sprint stockholder depend upon the consideration received by the stockholder:

•

Holders receiving solely cash for their Sprint common stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of Sprint common stock.

•

Holders receiving solely New Sprint common stock in the SoftBank Merger generally will not recognize gain or loss. However, holders generally will recognize gain or loss in respect of any cash received in lieu of a fractional share of New Sprint common stock.

•

Holders receiving a combination of New Sprint common stock and cash will be prevented from recognizing a loss (except with respect to cash received in lieu of fractional shares of New Sprint common stock). These holders generally will recognize gain, if any, but not in excess of the amount of the cash they receive in the SoftBank Merger.

For a further summary of the U.S. federal income tax consequences of the SoftBank Merger, see “Material United States Federal Income Tax Consequences of the SoftBank Merger” beginning on page [—].

Q: Should I send in my stock certificates with my proxy?

A: No. Certificates representing Sprint common stock may be properly surrendered in accordance with written instructions you will receive either (a) in connection with the cash/stock election procedures in advance of the closing of the SoftBank Merger, or (b) if no valid election is made, pursuant to a letter of transmittal to be mailed to non-electing stockholders after the SoftBank Merger is completed.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

For a more detailed description of the election and exchange procedures, see “The SoftBank Merger—Making the Cash/Stock Election” beginning on page [—] and “The Merger Agreement—Exchange Procedures” beginning on page [—]

Questions and Answers About the Sprint Special Stockholders’ Meeting

Q: When and where is the Sprint special stockholders’ meeting?

A: The special stockholders’ meeting will be held at [—] [—].m., local time on [—], 2013 at [—].

Q: What matters will be voted on at the special stockholders’ meeting?

A: You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement-prospectus, which is referred to as the “Merger Proposal”;

•

to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger, which is referred to as the “Merger-Related Compensation Proposal”; and

•

to approve any motion to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal, which is referred to as the “Adjournment Proposal”;

and to transact any other business as may properly come before the special stockholders’ meeting or any postponement or adjournment of such special stockholders’ meeting.

Approval of the Merger Proposal is required as a condition to the consummation of the SoftBank Merger. Approval of the Merger-Related Compensation Proposal is not required to consummate the SoftBank Merger.

Sprint’s stockholders are not being asked to vote to approve the Clearwire Acquisition, and the approval of the Clearwire Acquisition Agreement by Clearwire’s stockholders and the closing of the Clearwire Acquisition are not conditions to the closing of the SoftBank Merger.

Q: How can I obtain admission to the special stockholders’ meeting?

A: You are entitled to attend the special stockholders’ meeting only if you were a Sprint stockholder as of the close of business on [—], 2013, which is referred to as the “meeting record date,” or hold a valid proxy for the special stockholders’ meeting. You should be prepared to present photo identification issued by a government agency, such as a driver’s license or passport, for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the meeting record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (in “street name”), you will need to provide proof of beneficial ownership on the meeting record date, such as your most recent account statement prior to the meeting record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special stockholders’ meeting.

Q: What do I need to do now?

A: There are two steps you should take now:

1.	Carefully read and consider the information contained in this proxy statement-prospectus.

2.	Vote your shares of Sprint common stock. You should cast your vote on the Merger Proposal, Merger-Related Compensation Proposal and the Adjournment Proposal by voting via the Internet, by phone or by completing, signing and dating your proxy card and returning it promptly in the enclosed self-addressed envelope. You can also attend the special stockholders’ meeting and vote in person.

Q: How can I vote my shares in person at the special stockholders’ meeting?

A: Shares held directly in your name as the stockholder of record may be voted by you in person at the special stockholders’ meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the special stockholders’ meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the special stockholders’ meeting. If you vote your shares in person at the special stockholders’ meeting any previously submitted proxies will be revoked. Shares held in “street name” may be voted in person by you at the special stockholders’ meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the special stockholders’ meeting.

Subject to space availability, all Sprint stockholders as of the meeting record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [—] [—].m. Cameras, recording devices and other electronic devices will not be permitted, and may not be used, at the special stockholders’ meeting.

Q: How do I vote?

A: If you are a stockholder of record of Sprint as of the meeting record date, you may submit your proxy before the special stockholders’ meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special stockholders’ meeting, as discussed above.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee. If you hold your shares in an employee plan provided by Sprint, please see the question below “How are my employee plan shares voted?”

Q: My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A: No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement-prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. You can contact your broker to obtain directions on how to instruct your broker with respect to the voting of your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” In connection with the special stockholders’ meeting, broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of determining whether or not such proposal has been approved, but stockholders seeking appraisal rights must take further action to perfect such rights (see “The SoftBank Merger—Appraisal Rights” beginning on page [—] for more information). Assuming a quorum is present, broker non-votes will have no effect on the outcome of the vote on the Merger-Related Compensation Proposal or the Adjournment Proposal. You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of Sprint common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Sprint or by voting in person at your special stockholders’ meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q: How are my employee plan shares voted?

A: Participants in the Sprint 401(k) Plan will receive separate voting instruction cards covering their shares held in the plan. The plan trustee will vote the uninstructed shares of Sprint common stock in the same proportion as the instructed shares.

Shares of Sprint common stock purchased through the Sprint Employee Stock Purchase Plan are held in brokerage accounts and are treated the same as other beneficially owned shares. See “My shares are held in ‘street name’ by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?” above.

Q: How does Sprint’s board of directors recommend that I vote on the proposals?

A: Sprint’s board of directors recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

None of SoftBank (or any of its subsidiaries), New Sprint, Sprint or the Sprint board of directors is making any recommendation as to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election.

Q: What if I do not vote, or I abstain?

A: An abstention occurs when a stockholder attends the special stockholders’ meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, or respond with an “abstain” vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Assuming a quorum is present, if you do not attend the special stockholders’ meeting and fail to vote by proxy or fail to instruct your broker, bank or other nominee how to vote on the Merger-Related Compensation Proposal or the Adjournment Proposal, it will have no effect on the outcome of the vote on the Merger-Related Compensation Proposal or the Adjournment Proposal, as applicable.

If you attend the special stockholders’ meeting and fail to vote or respond with an “abstain” vote, it will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal or the Adjournment Proposal, as applicable.

Therefore, we urge you to vote.

If you properly submit your proxy but do not indicate how you want to vote on the proxy card, your proxy will be counted as a vote in favor of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.

Q: What vote of Sprint’s stockholders is required to approve each proposal?

A: The Merger Proposal: The affirmative vote of a majority of the outstanding shares of Sprint common stock entitled to vote at the special stockholders’ meeting is required to approve the Merger Proposal. Only votes cast “FOR” the Merger Proposal constitute affirmative votes. Abstentions are counted for quorum purposes, but since they are not votes cast “FOR” the Merger Proposal, they will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes will also have the same effect as a vote “AGAINST” the Merger Proposal. Accordingly, a failure to vote, abstention or broker non-votes will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

The Merger-Related Compensation Proposal: In accordance with Section 14A of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”), Sprint is providing stockholders with the opportunity to approve, by a non-binding, advisory vote, certain compensation payments for Sprint’s named executive officers in connection with the SoftBank Merger, as disclosed in “The SoftBank Merger— Advisory Vote Regarding

Merger-Related Compensation.” The affirmative vote of a majority of the shares of Sprint common stock represented (in person or by proxy) at the special stockholders’ meeting and entitled to vote on the proposal is required to approve the Merger-Related Compensation Proposal. Only votes cast “FOR” the Merger-Related Compensation Proposal constitute affirmative votes. Assuming a quorum is present, a non-attending record holder’s failure to vote by proxy and broker non-votes will have no effect on the outcome of the vote on the Merger-Related Compensation Proposal. If you attend the special stockholders’ meeting and fail to vote or respond with an “abstain” vote, it will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal.

The Adjournment Proposal: The affirmative vote of a majority of the shares of Sprint common stock represented (in person or by proxy) at the special stockholders’ meeting and entitled to vote on the proposal is required to approve the Adjournment Proposal. Only votes cast “FOR” the Adjournment Proposal constitute affirmative votes. Assuming a quorum is present, a non-attending record holder’s failure to vote by proxy and broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal. If you attend the special stockholders’ meeting and fail to vote or respond with an “abstain” vote, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

As of March 6, 2013, Sprint’s directors and executive officers held less than 1% of Sprint’s common stock, and the known beneficial owners of 5% or more of Sprint’s common stock, excluding SoftBank, held approximately 26.7% of Sprint’s common stock. Although SoftBank may be deemed to beneficially own 16.4% of Sprint’s common stock, as such holdings are based solely on SoftBank’s beneficial ownership of Sprint common stock underlying the Bond, such shares will not be issued and outstanding as of the meeting record date and therefore may not be voted at the special stockholders’ meeting. See “Security Ownership of Certain Beneficial Owners and Management of Sprint” beginning on page [—].

Q: Who is entitled to vote at the special stockholders’ meeting?

A: All holders of Sprint common stock as of the close of business on the meeting record date are entitled to vote at the special stockholders’ meeting, or any postponements or adjournments thereof. As of the meeting record date there were [—] shares of Sprint common stock outstanding and entitled to vote, held by approximately [—] holders of record. Each holder of Sprint common stock is entitled to one vote for each share the stockholder held as of the meeting record date. Please also read the disclosure under “How can I vote my shares in person at the special stockholders’ meeting?”

Q: May I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You may change your vote at any time before your proxy is voted at the special stockholders’ meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Sprint;

•

by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the special stockholders’ meeting and voting in person.

If you choose any of the first three methods, you must take the described action no later than the beginning of the special stockholders’ meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Participants in the Sprint 401(k) Plan will receive separate voting instruction cards covering their shares held in the plan, including instructions on how to change your vote or revoke your proxy.

Shares of Sprint common stock purchased through the Sprint Employee Stock Purchase Plan are held in brokerage accounts and are treated the same as other beneficially owned shares. You must contact your broker to change your vote or revoke your proxy.

Q: What does it mean if I get more than one proxy card or vote instruction card?

A: If your shares are registered differently and are in more than one account, you will receive more than one card. Please sign and return each of the proxy cards you receive using the methods described above to ensure that all of your shares are voted.

Q: What constitutes a quorum at the special stockholders’ meeting?

A: The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Sprint common stock on the meeting record date is necessary to constitute a quorum at the special stockholders’ meeting. Abstentions and broker non-votes, if any, will be treated as present for the purposes of determining the presence or absence of a quorum for the special stockholders’ meeting.

Q: Am I entitled to appraisal rights?

A: You will be entitled to appraisal rights in connection with the SoftBank Merger provided that you comply with the applicable provisions of Kansas law, including, among other things, not voting in favor of the Merger Proposal and not surrendering your certificates representing shares of Sprint common stock for the applicable merger consideration. See “The SoftBank Merger—Appraisal Rights” beginning on page [—].

Q: What happens if I sell my shares of Sprint common stock before the special stockholders’ meeting?

A: The meeting record date is earlier than both the date of the special stockholders’ meeting and the date that the SoftBank Merger is expected to be completed. If you transfer your shares of Sprint common stock after the Sprint meeting record date but before the special stockholders’ meeting, you will retain your right to vote at the special stockholders’ meeting, but you will have transferred the right to receive the SoftBank Merger consideration in the SoftBank Merger. In order to be eligible to receive the merger consideration, you must hold your shares through the effective time of the SoftBank Merger.

Q: Will Sprint still have an annual stockholders’ meeting in 2013?

A: Sprint does not expect to hold an annual stockholders’ meeting in 2013 while the SoftBank Merger is pending, and it currently plans to delay its 2013 annual stockholders’ meeting and only hold an annual meeting in 2013 if the SoftBank Merger is terminated.

Questions and Answers About New Sprint

Q: Will I receive a physical certificate for any shares of New Sprint common stock which are issued to me in the SoftBank Merger?

A: No, unless one is requested. If you receive New Sprint common stock in the SoftBank Merger, your New Sprint common stock will be issued under New Sprint’s direct registration system. This means your New Sprint common stock will be held in an account maintained by Computershare, New Sprint’s transfer agent. If you want a physical certificate, you can request one at any time. If you hold your shares through a bank, broker or other nominee, you will initially hold your New Sprint common stock through that nominee.

Q: Will I be able to trade any New Sprint common stock that I receive in connection with the SoftBank Merger?

A: The shares of New Sprint common stock issued in connection with the SoftBank Merger will be freely tradable, unless you are an affiliate of Sprint or New Sprint. Generally, persons who are deemed to be affiliates of New Sprint must comply with Rule 144 under the Securities Act of 1933 (the “Securities Act”) if they wish to sell or otherwise transfer any shares of New Sprint common stock received in connection with the SoftBank Merger. You will be notified if you are such an affiliate.

Q: What will happen to my employee equity awards to acquire Sprint common stock and certain other cash-based awards granted under Sprint’s stock plans?

A: Options to purchase shares of Sprint common stock will be assumed by New Sprint and will become exercisable upon vesting for shares of New Sprint common stock after the effective time of the SoftBank Merger. The number of shares of New Sprint common stock issuable upon the exercise of these options will be equal to the number of shares of Sprint common stock that could have been purchased before the SoftBank Merger upon the exercise of these options multiplied by the “award exchange ratio” described under “The SoftBank Merger—Treatment of Stock Options, Restricted Stock Units, Performance Units, Employee Stock Purchase Plan and Deferred Compensation Plan Accounts” beginning on page [—] and rounded down to the nearest whole share. The respective exercise price per share of New Sprint common stock will be equal to the exercise price per share of Sprint common stock subject to these options, divided by the award exchange ratio and rounded up to the nearest whole cent.

Restricted stock units (“RSUs”) representing the right to vest in and be issued shares of Sprint common stock will similarly be assumed by New Sprint and will similarly represent, after the effective time of the SoftBank Merger, the right to be issued, upon vesting, a number of shares of New Sprint common stock determined with reference to the award exchange ratio. Performance units will also be assumed by New Sprint and will continue to vest on the same terms and conditions applicable to the assumed performance unit as of immediately prior to the effective time of the SoftBank Merger. Performance units and RSUs that vest subject to achievement of performance objectives that relate to performance periods that have not yet been completed as of the closing date will be treated as if target performance had been achieved as of the closing date but will continue to be subject to the existing vesting provisions during the applicable performance period, subject to certain exceptions. See “The SoftBank Merger—Treatment of Stock Options, Restricted Stock Units, Performance Units, Employee Stock Purchase Plan and Deferred Compensation Plan Accounts” beginning on page [—].

Notwithstanding the assumption of the Sprint options, RSUs and performance units by New Sprint, generally, each such option, RSU or performance unit, as the case may be, will remain governed by the terms of the respective Sprint equity plan and the individual option agreement or award agreement, as the case may be.

Q: Where will shares of New Sprint common stock be listed?

A: New Sprint is applying to have the New Sprint common stock listed on the NYSE under the proposed symbol “S,” the same ticker symbol currently used by Sprint.

Q: Will I receive dividends on my New Sprint common stock?

A: New Sprint does not currently intend to pay dividends on its common stock.

Q: Who can help answer my questions?

A: If you have any questions about the SoftBank Merger or how to submit your proxy, or how to submit your form of election, or if you need additional copies of this proxy statement-prospectus or the enclosed proxy card, form of election or voting instructions, you should contact:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Toll Free: (866) 741-9588

Banks and Brokers: (212) 440-9800

SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

This summary highlights information contained elsewhere in this proxy statement-prospectus and may not contain all the information that is important to you with respect to the SoftBank Merger and the other matters being considered at the special stockholders’ meeting. We urge you to read the remainder of this proxy statement-prospectus carefully, including the attached Annexes, and the other documents incorporated by reference herein. See also the section entitled “Where You Can Find More Information.” We have included page references in this summary to direct you to more complete descriptions of the topics presented below.

The Companies (see pages [—] and [—])

Sprint

Sprint (together with its consolidated subsidiaries) is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers. Sprint’s operations are organized to meet the needs of its targeted subscriber groups through focused communications solutions that incorporate the capabilities of its wireless and wireline services. Sprint is the third largest wireless communications company in the United States based on wireless revenue, one of the largest providers of wireline long distance services, and one of the largest carriers of Internet traffic in the nation. Sprint’s services are provided through its ownership of extensive wireless networks, an all-digital global long distance network and a Tier 1 Internet backbone.

Sprint’s principal offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251 and its telephone number is (855) 848-3280. Sprint common stock is listed on the NYSE, trading under the symbol “S.”

For further information see “The Parties to the SoftBank Merger” beginning on page [—].

Parent, Merger Sub and HoldCo

Parent and Merger Sub are wholly owned subsidiaries of SoftBank, formed by SoftBank specifically for the transactions contemplated by the Merger Agreement and the Bond Purchase Agreement. To date, neither of these entities has conducted any activities other than those incident to their formation, the matters contemplated by the Merger Agreement and the Bond Purchase Agreement (including the purchase by Parent of the $3.1 billion convertible bond issued by Sprint (the “Bond”)) and the preparation of this proxy statement-prospectus. Pursuant to the Merger Agreement, Merger Sub will merge with and into Sprint, with Sprint surviving the SoftBank Merger as a wholly owned subsidiary of Parent. Parent is a “business combination related shell company” under applicable provisions of the Securities Act that was formed by SoftBank for the sole purpose of completing the transactions contemplated by the Merger Agreement and the Bond Purchase Agreement. As of the consummation of the SoftBank Merger, New Sprint’s assets will consist of 100% of the outstanding common stock of Sprint and cash, $4.9 billion of which is to be contributed to New Sprint at or before the effective time of the SoftBank Merger by SoftBank. For further information, see “—The Structure of the SoftBank Merger” beginning on page [—] and “The Merger Agreement—Structure of the SoftBank Merger” beginning on page [—].

At the effective time of the SoftBank Merger, New Sprint will be renamed “Sprint Corporation,” and Sprint as the operating subsidiary after the SoftBank Merger will be renamed “Sprint Communications, Inc.”

After the SoftBank Merger is completed, New Sprint will be a “controlled company” under the rules of the NYSE and will qualify for certain exemptions relating to corporate governance under the NYSE listing standards. See “Control and Management of New Sprint after the SoftBank Merger” beginning on page [—].

HoldCo is a wholly owned subsidiary of SoftBank, formed by SoftBank specifically to hold securities of Parent in connection with the transactions contemplated by the Merger Agreement.

The principal executive offices of Parent, Merger Sub and HoldCo are located at 38 Glen Avenue, Newton, Massachusetts 02459, and their telephone number is (617) 928-9300.

For further information see “The Parties to the SoftBank Merger” beginning on page [—].

SoftBank

SoftBank was established in 1981. It is currently engaged in various businesses in the information industry, including mobile communications (through its subsidiary, SoftBank Mobile Corp.), broadband services (through its subsidiary, SoftBank BB Corp.), fixed-line telecommunications (through its subsidiary, SoftBank Telecom Corp.) and portal services (through its consolidated subsidiary, Yahoo Japan Corporation). As of the end of its fiscal year ended March 31, 2012, SoftBank had 133 consolidated subsidiaries in total and had investments in 74 companies that it accounted for on an equity-method basis. By generating synergies among SoftBank’s portfolio of companies, as well as working with companies around the world that share its vision, SoftBank’s goal is to become the world leader in mobile Internet while creating new value for customers and using the Information Revolution to contribute to the wellbeing of people and society.

As of December 31, 2012, SoftBank, through its subsidiary, SOFTBANK MOBILE Corp., was Japan’s third largest mobile phone service provider, with a cumulative number of mobile subscribers in Japan of approximately 31.3 million, representing a year-on-year market share increase by 1.4% to 23.9% as of the same date. SoftBank also has interests in WILLCOM, Inc. (“WILLCOM”) and eAccess Ltd. (“eAccess”), both wireless providers in Japan. As of December 31, 2012, WILLCOM and eAccess (which provides services to subscribers in Japan under the EMOBILE brand) had approximately 4.9 million and 4.2 million subscribers, respectively. On March 12, 2010, SoftBank entered into a framework agreement to assist with the business revitalization of WILLCOM under the Japanese Corporate Rehabilitation Law. SoftBank subsequently became WILLCOM’s sponsor in connection with its rehabilitation, pursuant to a sponsor agreement entered into on August 2, 2010. Under the rehabilitation arrangement, SoftBank owns 100% of WILLCOM’s shares but does not have effective control over WILLCOM. Accordingly, SoftBank does not treat WILLCOM as a subsidiary. eAccess is Japan’s fourth largest wireless company, and SoftBank holds all of eAccess’ Class A shares and 33.29% of eAccess’ Class B shares. The rights of the holders of each class are the same, except that holders of eAccess’ Class A shares have no voting rights. Accordingly, SoftBank has 33.29% voting control of eAccess and treats eAccess as an equity method affiliate on a consolidated basis. In combination with WILLCOM and eAccess, SoftBank’s percentage of the total Japanese cellular market exceeded 29.3% as of December 31, 2012.

SoftBank’s consolidated net sales increased 6.6% year-on-year to ¥3.2 trillion, or approximately $37.1 billion, operating income increased 7.3% to ¥675.2 billion, or approximately $7.8 billion, and net income rose 65.4% to ¥313.7 billion, or approximately $3.6 billion (in each case, the U.S. dollar equivalent is referenced based on the exchange rate of 86.2 JPY per U.S. dollar as reported by the U.S. Treasury as of December 31, 2012 solely for informational purposes) during its fiscal year ended March 31, 2012.

SoftBank’s ordinary shares are traded on the Tokyo Stock Exchange under the code “9984.” SoftBank (together with its consolidated subsidiaries) had over 22,000 employees as of the end of its fiscal year ended March 31, 2012.

Sprint stockholders and other Sprint equityholders will not be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein.

SoftBank’s principal executive offices are located at 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7303, Japan, and its telephone number is +81.3.6889.2000.

For further information see “The Parties to the SoftBank Merger” beginning on page [—].

Financing

SoftBank has entered into a credit agreement dated December 18, 2012 (the “Credit Agreement”) with Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Deutsche Bank AG, Tokyo Branch pursuant to which such banks have agreed to provide to SoftBank secured short-term debt financing under two facilities for the purpose of consummating the SoftBank Merger and the other transactions contemplated by the Merger Agreement, subject to the satisfaction of certain conditions precedent, in the remaining aggregate amount of up to ¥1.0349 trillion, or approximately $12.0 billion, as such commitment amount was reduced in March 2013 upon receipt by SoftBank of cash proceeds from a pair of bond issuances intended for use in financing the consideration payable at the closing of the SoftBank Merger. In addition, these lenders previously provided SoftBank with ¥250 billion, or approximately $2.9 billion, loan under the first facility of the Credit Agreement. In each case, the U.S. dollar equivalent is referenced based on the exchange rate of 86.2 JPY per U.S. dollar as reported by the U.S. Treasury as of December 31, 2012 solely for informational purposes. The Merger Agreement does not contain a financing condition to the closing of the SoftBank Merger, but does include a number of provisions associated with the financing, including a “reverse termination fee” payable in the event that SoftBank is ultimately unable to obtain the financing and the Merger Agreement is terminated under certain designated circumstances. See “The Merger Agreement—Termination” beginning on page [—] and “The Merger Agreement—Reverse Termination Fee” beginning on page [—].

For further information, please see “The SoftBank Merger—Financing” beginning on page [—].

The Special Stockholders Meeting

The special stockholders’ meeting will be held on [—], 2013, starting at [—] [—].m., local time, at [—].

Sprint stockholders will be asked to vote on the following proposals:

•

The Merger Proposal: The affirmative vote of a majority of the outstanding shares of Sprint common stock entitled to vote (in person or represented by proxy) at the special stockholders’ meeting is required to approve the Merger Proposal.

•

The Merger-Related Compensation Proposal: The affirmative vote of a majority of the shares of Sprint common stock present (in person or represented by proxy) at the special stockholders’ meeting and entitled to vote on the proposal is required to approve the Merger-Related Compensation Proposal.

•

The Adjournment Proposal: The affirmative vote of a majority of the shares of Sprint common stock present (in person or represented by proxy) at the special stockholders’ meeting and entitled to vote on the proposal is required to approve the Adjournment Proposal.

Recommendation of the Sprint Board of Directors

After careful consideration, the Sprint board of directors has determined that the SoftBank Merger is in the best interests of Sprint and its stockholders and recommends that holders of Sprint common stock vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

For a more complete description of Sprint’s reasons for the SoftBank Merger and the recommendation of the Sprint board of directors, see “The SoftBank Merger—Recommendation of the Sprint Board of Directors;

Sprint’s Reasons for the SoftBank Merger” beginning on page [—]. For a description of the merger-related Sprint executive compensation arrangements, see “The SoftBank Merger—Advisory Vote Regarding Merger-Related Executive Compensation (Say-on-Golden-Parachute)” beginning on page [—].

Opinions of Sprint’s Financial Advisors (see page [—])

In connection with the SoftBank Merger, the Sprint board of directors received a written opinion from each of Citigroup Global Markets, Inc. (“Citigroup”), Rothschild Inc. (“Rothschild”) and UBS Securities LLC (“UBS”), each dated October 15, 2012, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in their respective written opinions, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent). On October 13, 2012 each of Citigroup, Rothschild and UBS had delivered to the Sprint board of directors its oral opinion to the same effect, which preceded the delivery of such written opinions of each financial advisor.

The full text of the written opinions of each of Citigroup, Rothschild and UBS, which set forth the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with each such opinion, are attached as Annexes C, D and E, respectively, and are incorporated into this proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read these opinions carefully in their entirety. These opinions were provided for the information of Sprint’s board of directors (in its capacity as such) in connection with its evaluation of the SoftBank Merger and did not address any aspects or implications of the SoftBank Merger or the other transactions contemplated by the Merger Agreement, as it existed on October 15, 2012, other than the fairness of the Aggregate Merger Consideration from a financial point of view, to the holders of Sprint common stock (other than New Sprint, Merger Sub and any other wholly owned subsidiary of New Sprint). Citigroup, Rothschild and UBS were not requested to consider, and their opinions did not address, the underlying business decision of Sprint to effect the Transactions (as defined below in “Summary of the Proxy Statement-Prospectus—Summary of the Warrant” on page [—]), the relative merits of the Transactions as compared to any alternative business strategies that might exist for Sprint or the effect of any other transaction in which Sprint might engage. The respective opinions of Citigroup, Rothschild and UBS are not intended to be and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the SoftBank Merger or otherwise, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, Citigroup, Rothschild and UBS expressed no opinions as to the related proration mechanisms, procedures and limitations in the Merger Agreement. The respective opinions of each of Citigroup, Rothschild and UBS were based solely upon the information available to these financial advisors as of October 15, 2012, the date on which their respective written opinions were rendered. These opinions do not take into account or reflect, and the financial advisors were not asked to take into account or reflect, any changes or developments occurring subsequent to October 15, 2012, including the proposed Clearwire Acquisition or any effect which the proposed Clearwire Acquisition might have on any financial scenario analyses, forecasts or projections.

For a more complete description of the opinions of Citigroup, Rothschild and UBS, see “The SoftBank Merger—Opinions of Sprint’s Financial Advisors” beginning on page [—]. See also Annexes C, D and E to this proxy statement-prospectus.

The Structure of the SoftBank Merger

To accomplish the SoftBank Merger and the other transactions contemplated by the Merger Agreement, SoftBank formed HoldCo, Parent and Merger Sub (the “SoftBank Entities”), all of which are parties to the

Merger Agreement. On October 22, 2012, Parent acquired the Bond from Sprint, and now beneficially owns approximately 16.4% of the outstanding shares of Sprint common stock (based on the number of shares of Sprint common stock into which the Bond may, under certain circumstances, be converted). The Bond is not convertible unless and until certain conditions are met. See “The Bond Purchase Agreement—Conversion of the Bond” beginning on page [—]. At the time the SoftBank Merger is completed, Merger Sub will merge with and into Sprint, and Sprint will be the surviving corporation.

At the effective time of the SoftBank Merger, Sprint will become a wholly owned subsidiary of Parent. Parent, which is currently named “Starburst II, Inc.,” will be renamed “Sprint Corporation.”

Diagrams illustrating the SoftBank Merger and procedures are as follows:

Step 1—Initial Ownership Structure

Step 2—Merger

Step 3—Post-Merger Ownership Structure

Summary of the Material Terms of the SoftBank Merger (see page [—])

Closing and Effective Time of the SoftBank Merger. The Merger Agreement provides that the closing of the SoftBank Merger will take place three business days after the satisfaction or waiver (if permitted) of the conditions to the SoftBank Merger contained in the Merger Agreement, or, on such later date (not later than seven business days after such date) as Parent may designate in order to obtain the Debt Financing, or on such other date or at such other time as Parent and Sprint may mutually designate. The effective time of the SoftBank Merger will be the time when the certificate of merger for the SoftBank Merger is filed with the Kansas Secretary of State, or at such later time as may be specified in such certificate of merger, in accordance with the relevant provisions of Kansas law.

Merger Consideration. In the SoftBank Merger, each Sprint stockholder is entitled to elect to receive, with respect to each share of Sprint common stock owned by it, subject to the proration and allocation rules described below, either $7.30 in cash or one share of New Sprint common stock. If a Sprint stockholder owns more than one share of Sprint common stock, that stockholder may elect to receive cash as to some of its shares of Sprint common stock and New Sprint common stock as to other shares of Sprint common stock, subject to such proration and allocation rules. Under the terms of the Merger Agreement, because the aggregate cash consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $12.14 billion, at the effective time of the SoftBank Merger, an aggregate of approximately 1,663,013,699 of the outstanding shares of Sprint common stock (representing approximately 55.43% of the outstanding Sprint common stock calculated as of the date of the Merger Agreement) will be entitled to be exchanged for $7.30 in cash per share of common stock (assuming there are no dissenting stockholders who perfect their appraisal rights). All remaining outstanding shares of Sprint common stock (representing approximately 44.57% of the outstanding Sprint common stock calculated as of the date of the Merger Agreement) will be exchanged for New Sprint common stock on a one-for-one basis. Between the date of this proxy statement-prospectus and the effective time of the SoftBank Merger, the number of shares of Sprint common stock outstanding may vary, and accordingly the number of shares of Sprint common stock that will ultimately be exchanged for shares of New Sprint common stock in the SoftBank Merger will also vary. However, pursuant to the terms of the Merger Agreement, former Sprint stockholders and other former Sprint equityholders will not own in excess of 30% of the fully diluted equity of New Sprint as of the effective time of the SoftBank Merger. Please note that Sprint stockholders and other Sprint equityholders will not be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein.

Making the Cash/Stock Election. Each Sprint stockholder may make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two in exchange for the stockholder’s shares of Sprint common stock by delivering to Computershare, the exchange agent, a completed form of election together with the certificates representing their shares of Sprint common stock and any other required documentation specified in the form of election. Forms of election must be received by Computershare no later than the election deadline, which is expected to be 5:00 p.m., Eastern time, on the date that is five business days immediately preceding the effective time of the SoftBank Merger. Sprint will publicly announce the election deadline by press release at least five business days prior to the election deadline. SoftBank and Sprint anticipate that the SoftBank Merger will be completed in mid-2013.

Stockholders who hold their shares in “street name,” that is, with a broker, dealer, bank or other financial institution, and who wish to make an election will have to instruct their broker, dealer, bank or other financial institution that holds their shares to make an election on their behalf. Any share of Sprint common stock for which the record holder has not, prior to the election deadline, properly submitted a properly completed form of election to the exchange agent will be deemed to be a non-electing share. Accordingly, Sprint stockholders who fail to properly complete and return the form of election, together with any other required documentation specified in the form of election, prior to the election deadline will receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account, and will be determined based on the remaining mix of consideration after giving effect to all such other elections (subject to prorations).

Once a holder of Sprint common stock has made a valid election with respect to shares, the stockholder will not be able to transfer such shares unless and until the stockholder has validly revoked such election. Any transferee of such shares must (if the election deadline has not occurred) make a new election with respect to such shares if such transferee does not wish the shares to be considered non-electing shares. If a Sprint stockholder makes a valid election (that has not been revoked prior to the election deadline) with respect to shares of Sprint common stock, after the election deadline the stockholder will not be able to revoke such election or transfer such shares prior to the effective time of the SoftBank Merger (except in certain circumstances when the expected effective time is delayed).

None of the SoftBank Entities, Sprint or the Sprint board of directors makes any recommendation about whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Each holder of shares of Sprint common stock must make his or her own decision about whether to make an election and, if so, what election to make.

For a more detailed description of the election procedures, see “Questions and Answers about the SoftBank Merger” beginning on page [—] and “The SoftBank Merger—Making the Cash/Stock Election” beginning on page [—].

Cash/Stock Proration and Allocation Rules. The proration rules applicable to the cash and stock elections to be made by Sprint stockholders have the potential to result in allocations of consideration that differ from the form of consideration elected. Depending on what type of consideration the other Sprint stockholders elect to receive as consideration and the proration rules, a Sprint stockholder may not receive the preferred type of consideration with respect to all of the stockholder’s shares of Sprint common stock. The elections that a stockholder and other Sprint stockholders make regarding the receipt of cash or shares of New Sprint common stock in exchange for shares of Sprint common stock will determine the mix of consideration that a Sprint stockholder will receive in the SoftBank Merger.

If the cash proration rule applies (as a result of cash elections exceeding the available cash component of the merger consideration), a Sprint stockholder that elects to receive cash for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock. If the stock proration rule applies (as a result of stock elections exceeding the available stock component of the merger consideration), a Sprint stockholder that elects to receive shares of New Sprint common stock for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock. As a result of the foregoing, you may not receive the form of consideration that you elect with respect to all of your shares of Sprint common stock.

In addition, whether or not either of the proration rules apply, Sprint stockholders who fail to elect either cash or shares of New Sprint common stock will be allocated and receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account, and will be determined based on the remaining mix of consideration after giving effect to all such other elections (subject to prorations). For a more detailed description of these proration and allocation rules, including examples of how the proration rules would work under various scenarios, see “The SoftBank Merger—Cash/Stock Proration and Allocation Rules” beginning on page [—].

HoldCo Shares. In the SoftBank Merger, pursuant to the Merger Agreement and the organizational documents of New Sprint, all outstanding shares of New Sprint common stock held by HoldCo at the effective time of the SoftBank Merger will be automatically reclassified into a number of shares of New Sprint common stock representing 69.642% of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of a warrant to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint common stock (the “Warrant”), as discussed in “—Summary of the Warrant” beginning on page [—]) as of immediately following the effective time of the SoftBank Merger, and the former Sprint stockholders and other former equityholders of Sprint will hold, collectively, shares of New Sprint common stock and other equity securities of New Sprint collectively representing 30.358% of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the Warrant) as of immediately following the effective time of the SoftBank Merger. In addition, the percentages described above assume that there will be no dissenting shares. The effect of dissenting shares, to the extent they would have otherwise received shares of New Sprint common stock in the SoftBank Merger had they not been dissenting shares, would be to increase the number of New Sprint’s outstanding shares held by both HoldCo and by other former Sprint stockholders who receive shares of New Sprint common stock in the SoftBank Merger such that the proportionate percentage of shares of New Sprint held by HoldCo and the former Sprint stockholders is the same.

Stock Options. At the effective time of the SoftBank Merger, each outstanding Sprint stock option will be converted into an option to purchase the number of shares of New Sprint common stock that is equal to (i) the number of shares of Sprint common stock that could have been purchased before the SoftBank Merger upon the exercise of such option multiplied by (ii) the “award exchange ratio” and rounded down to the nearest whole share. The award exchange ratio used to determine the number of shares of New Sprint common stock underlying stock options and RSUs is described under “The SoftBank Merger—Treatment of Stock Options, Restricted Stock Units, Performance Units, Employee Stock Purchase Plan and Deferred Compensation Plan Accounts” beginning on page [—]. The exercise price per share of New Sprint common stock for the converted option will be equal to the exercise price per share of Sprint common stock subject to the option before the conversion divided by the award exchange ratio, with the result rounded up to the nearest whole cent. After the conversion, stock options shall nonetheless remain governed by the terms of the plans and agreements under which the options were granted, except that New Sprint’s board of directors or any committee of the board will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to each assumed option.

Restricted Stock Units. At the effective time of the SoftBank Merger, each outstanding Sprint RSU will be converted into a right to be issued the number of shares of New Sprint common stock that is equal to (i) the number of shares of Sprint common stock underlying such Sprint RSU before the SoftBank Merger multiplied by (ii) the award exchange ratio, with the result rounded down to the nearest whole share, in the aggregate on a per award basis. After the conversion, such RSUs shall nonetheless remain governed by the terms of the plans and agreements under which the RSUs were granted, except that (1) New Sprint’s board of directors or any committee thereof will succeed to the authority and responsibility of Sprint’s board of directors or a committee thereof with respect to each assumed RSU and (2) Sprint RSUs which vest subject to achievement of performance objectives that relate to performance periods that have not yet been completed as of the closing date will be treated as if target performance had been achieved as of the closing date but will continue to be subject to the existing vesting provisions during the applicable performance period and thereafter.

Performance Units. At the effective time of the SoftBank Merger, each outstanding Sprint performance unit will be assumed by New Sprint. Each assumed performance unit will be subject to, and vested on, generally the same terms and conditions applicable to such assumed performance unit as of immediately prior to the effective time of the SoftBank Merger except that (1) New Sprint’s board of directors or any committee of the board will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to each assumed performance unit and (2) performance units which vest subject to achievement of performance objectives that relate to performance periods that have not been completed as of the closing date will be treated as if target performance had been achieved as of the closing date but will continue to be subject to the existing vesting provisions during the applicable performance period and thereafter. If the holder of a performance unit experiences a termination of employment during the CIC severance protection period (as such term is defined under the applicable Sprint plan) and such holder receives severance benefits under Sprint’s Separation Plan, Sprint’s Change in Control Severance Plan or an equivalent or greater severance benefit, then all outstanding performance units held by such individual will become vested and non-forfeitable, without pro-ration, and will be paid within thirty (30) days of such termination of employment, subject to applicable tax laws.

Employee Stock Purchase Plan. At the effective time of the SoftBank Merger, each outstanding option to purchase Sprint common stock under the Sprint Employee Stock Purchase Plan (“ESPP”) will be assumed by New Sprint and converted into an option to purchase the number of shares of New Sprint common stock that is equal to the number of shares of Sprint common stock that could have been purchased before the SoftBank Merger upon the exercise of such ESPP option. The exercise price per share of New Sprint common stock for the converted ESPP option will be equal to 95% of the fair market value per share of New Sprint common stock on the purchase date.

Assumption of Sprint Equity Plans. At the effective time of the SoftBank Merger, New Sprint may assume any or all of the Sprint equity plans. If New Sprint elects to do so, it will be entitled to grant stock awards using the share reserves of the applicable assumed Sprint equity plans immediately prior to the effective time of the SoftBank Merger (including any shares returned to such share reserves as a result of the termination of the converted options and converted RSUs).

Deferred Compensation Plans. At the effective time of the SoftBank Merger, all accounts under Sprint’s deferred compensation plans which provide for hypothetical investments in Sprint common stock will be converted into hypothetical investment accounts for New Sprint common stock equal to the number of shares of Sprint common stock credited to such account immediately prior to the effective time multiplied by the “award exchange ratio.” These accounts will generally continue to be governed by the terms of the applicable deferred compensation plans.

“No Solicitation” Provisions. The Merger Agreement contains provisions prohibiting Sprint from seeking an alternative acquisition transaction and requiring Sprint to notify SoftBank of any inquiries, requests, proposals or offers relating to or for any such alternative acquisition transactions. The Merger Agreement does not, however, prohibit Sprint from considering and potentially recommending to its stockholders, or terminating the Merger Agreement and entering into an agreement with respect to, an unsolicited, bona fide written superior offer from a third party under the circumstances described in, and subject to Sprint’s compliance with the terms of, the Merger Agreement. For further information see “The Merger Agreement—No Solicitation of Alternative Offers” beginning on page [—].

Conditions to the Completion of the SoftBank Merger. The obligations of the SoftBank Entities and Sprint to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the closing of the SoftBank Merger of the following conditions, which may be waived by Parent and Sprint (to the extent legally permissible):

•

the registration statement, of which this proxy statement-prospectus forms a part, having been declared effective, no stop order suspending its effectiveness having been issued by the SEC and no proceeding for suspension of its effectiveness having been initiated by the SEC that remains pending;

•	the Merger Agreement having been adopted by the requisite affirmative vote of the stockholders of Sprint;

•

the waiting period applicable to the closing of the SoftBank Merger under the HSR Act having expired or been terminated and any waiting period under any foreign antitrust or competition law or consent or other foreign legal requirement having expired, been terminated or obtained, as applicable, subject to materiality (the Antitrust Division and the FTC granted early termination of the waiting period under the HSR Act on December 6, 2012);

•	the consent of the Federal Communications Commission (the “FCC”) and all required consents from state regulatory authorities having been obtained;

•

Parent having received written confirmation from the Committee on Foreign Investment in the United States (“CFIUS”) that it has completed its review or investigation and determined that there are no unresolved national security concerns with respect to the SoftBank Merger;

•

if required by the Defense Security Service (“DSS”), DSS having approved a plan to operate the business of New Sprint and its subsidiaries pursuant to a Foreign Ownership, Control or Influence (“FOCI”) mitigation agreement or accepted a commitment from the parties to implement such an agreement following the SoftBank Merger;

•	the New Sprint common stock to be issued in the SoftBank Merger having been approved for listing (subject to notice of issuance) on the NYSE;

•

no restraining order, injunction, statute, rule or regulation having been issued, enacted or effective that has the effect of making the SoftBank Merger illegal or otherwise prohibiting the closing of the SoftBank Merger; and

•

no legal proceeding instituted by a government body challenging or seeking to restrain or prohibit the SoftBank Merger, or threat by any U.S. federal government body to institute such a legal proceeding, remaining outstanding.

In addition to the conditions applicable to both the SoftBank Entities and Sprint described above, the obligations of the SoftBank Entities to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the completion of the SoftBank Merger of the following additional conditions, which may be waived by Parent (to the extent legally permissible):

•

Sprint’s representations and warranties having been accurate as of the date of the Merger Agreement, and being accurate as of the closing date of the SoftBank Merger, except for those representations and warranties made as of a specific earlier date, which must have been accurate as of such earlier date, subject to certain materiality requirements;

•

Sprint having complied with or performed in all material respects its covenants and obligations required by the Merger Agreement to be complied with or performed by Sprint at or before the closing of the SoftBank Merger;

•	a subsidiary of Sprint having acquired from Eagle River the Eagle River Clearwire Interests (Sprint acquired the Eagle River Clearwire Interests on December 11, 2012);

•

with respect to indebtedness under Sprint’s outstanding indentures that becomes payable as a result of the combination of (i) the SoftBank Merger and (ii) any ratings downgrade, the receipt of a ratings determination from either S&P or Moody’s that the New Sprint credit rating upon consummation of the

SoftBank Merger will be no less than Sprint’s credit rating on the date the Merger Agreement, unless, among other things, Sprint has sufficient cash or financing to repay such indebtedness (taking into account any waivers or consents received) (on November 20, 2012, Sprint announced that it had obtained the necessary consents to amend the applicable provisions of the outstanding indentures such that the SoftBank Merger would not constitute a change of control and, as a result indebtedness outstanding under Sprint’s applicable indentures will not become payable by reason of completion of the SoftBank Merger);

•

with respect to Sprint’s outstanding indebtedness for borrowed money (excluding the indebtedness referred to in the bullet above), that becomes payable as a result of the SoftBank Merger, Sprint (i) will have repaid such indebtedness, (ii) obtained the consent or waiver to such change of control from the requisite holders of such indebtedness or (iii) if the obligation to repay such indebtedness is a right of prepayment or otherwise determined solely by the relevant creditors, Sprint has cash or financing that, collectively, provides sufficient funds to pay the amount of such indebtedness;

•

the number of shares of Sprint common stock owned by Sprint stockholders who are entitled to and have preserved appraisal rights under Section 17-6712 of the Kansas General Corporation Code (the “KGCC”) representing less than 10% of Sprint’s common stock outstanding immediately prior to the closing of the SoftBank Merger; and

•

there not having occurred since the date of the Merger Agreement a “material adverse effect” with respect to Sprint (see “The Merger Agreement—Conditions to Completion of the SoftBank Merger” for a description of “material adverse effects”).

In addition to the conditions applicable to the SoftBank Entities and Sprint described above, the obligation of Sprint to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction at or prior to the completion of the SoftBank Merger of the following additional conditions, which may be waived by Sprint (to the extent legally permissible):

•

the SoftBank Entities’ representations and warranties having been accurate as of the date of the Merger Agreement, and being accurate as of the closing date of the SoftBank Merger, except for those representations and warranties made as of a specific earlier date, which must have been accurate as of such earlier date, subject to certain materiality requirements;

•

the SoftBank Entities having complied with or performed in all material respects their respective covenants and obligations required by the Merger Agreement to be complied with or performed by them at or before the closing of the SoftBank Merger;

•	HoldCo having contributed not less than $17.04 billion of cash to New Sprint; and

•	the tax opinion described in “Material United States Federal Income Tax Consequences of the SoftBank Merger” beginning on page [—] having been delivered.

For further details, see “The Merger Agreement—Conditions to the Completion of the SoftBank Merger” beginning on page [—].

The SoftBank Merger is not conditioned on approval of the Clearwire Acquisition Agreement by Clearwire’s stockholders or the closing of the Clearwire Acquisition.

Termination of the Merger Agreement. The Merger Agreement contains detailed provisions regarding the ability of Parent and Sprint to terminate the Merger Agreement at any time prior to the closing of the SoftBank Merger. Such provisions include the right of either Parent or Sprint to terminate the Merger Agreement:

•	by mutual written consent of Parent and Sprint;

•	if the SoftBank Merger has not been completed on or before October 15, 2013 (the “End Date”);

•	if there is a court or other governmental authority order, decree or ruling that is final and nonappealable preventing the effectiveness of the SoftBank Merger; or

•	if the Merger Agreement has failed to receive the requisite affirmative vote of the stockholders of Sprint for adoption at the special stockholders’ meeting.

Furthermore, the SoftBank Entities may terminate the Merger Agreement if:

•

Sprint or the Sprint board of directors take or fail to take certain required actions, including if the Sprint board of directors withdraws, changes, modifies or amends (or publicly announces the withdrawal, change, modification or amendment of) its recommendation in favor of the approval of the Merger Proposal in a manner adverse to Parent or publicly proposes or states that it intends to do so; or

•	Sprint commits a breach of its representations, warranties or covenants in the Merger Agreement, subject to materiality and certain cure rights of Sprint.

Furthermore, Sprint may terminate the Merger Agreement if:

•

the Sprint board of directors authorizes Sprint to enter into a binding written agreement concerning an alternative acquisition transaction that constitutes a superior offer, and Sprint has complied with all of its related obligations under the Merger Agreement;

•	the SoftBank Entities commit a breach of their representations, warranties or covenants in the Merger Agreement, subject to materiality and certain cure rights of the SoftBank Entities;

•

all of the conditions to the SoftBank Entities’ obligations to complete the SoftBank Merger have been satisfied or waived, and Sprint provides notice that all conditions to Sprint’s obligations to complete the SoftBank Merger have been satisfied, and the SoftBank Merger is not completed (other than by Sprint’s default) within 11 business days after delivery of such notice by Sprint; or

•	SoftBank fails to timely take certain enumerated actions in respect of the Debt Financing in connection with the SoftBank Merger.

For further details, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—].

Termination Fee and Expenses. If the Merger Agreement is terminated under specified circumstances, Sprint may be required to pay a termination fee of $600 million or reimbursement of expenses of up to $75 million to Parent. If the Merger Agreement is terminated under other specified circumstances, Parent may be required to pay a “reverse termination fee” of $600 million to Sprint. For further details, see “The Merger Agreement—Termination Fee; Expenses” beginning on page [—] and “The Merger Agreement—Reverse Termination Fee” beginning on page [—].

Summary of the Bond Purchase Agreement (see page [—])

On October 15, 2012, Sprint and Parent entered into the Bond Purchase Agreement, and on October 22, 2012, pursuant to the terms of the Bond Purchase Agreement, Sprint issued and Parent purchased the Bond in the principal amount of $3.1 billion. The Bond, which matures on October 15, 2019, may not be voluntarily prepaid by Sprint in whole or in part before such date. The interest rate on the Bond is 1.0% per annum, which is payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013, and accrued and unpaid interest on any portion of the Bond that is converted will be paid in cash simultaneously with the delivery of shares of Sprint common stock upon settlement of such conversion.

At any time after the Merger Agreement has been terminated without the SoftBank Merger having occurred, Parent (or any permitted transferees holding all or portions of the Bond) may convert the Bond (or portions thereof) into Sprint common stock, subject to receipt of all required regulatory approvals, as provided in the

Bond Purchase Agreement. Subject to election by Parent, the Bond will automatically convert into Sprint common stock immediately prior to a change of control with respect to Sprint. In addition, the Bond Purchase Agreement provides that the Bond will automatically convert immediately prior to the effective time of the SoftBank Merger. Parent also has the right to convert the Bond immediately prior to any repayment of the Bond. The conversion rate of the Bond is 190.476190322581 shares of Sprint common stock for each $1,000 of principal (equivalent to 590,476,190 shares of Sprint common stock in the aggregate), subject to certain adjustments, with cash being paid in lieu of any fractional shares, except that in the case of automatic conversion immediately prior to the closing of the SoftBank Merger, the conversion rate will be equal to the number of shares obtained by dividing $1,000 by the last closing sale price of Sprint common stock immediately prior to the closing of the SoftBank Merger (but not below 190.476190322581 shares of Sprint common stock for each $1,000 of principal, subject to certain adjustments).

The Bond Purchase Agreement provides that if the Bond has been fully converted into common stock, and the Merger Agreement has terminated without the SoftBank Merger having occurred, then as long as Parent and its affiliates own (a) at least 10% of the total shares of Sprint common stock, Parent will have the right to designate two members to Sprint’s board of directors and (b) less than 10% but greater than or equal to 5% of the total number of shares of Sprint common stock, Parent will have the right to designate one member to Sprint’s board of directors. If Parent and its affiliates own less than 5% of the total number of shares of Sprint common stock, Parent will have no director designation rights. In addition, Parent’s rights to designate directors on Sprint’s board of directors will terminate if Parent sells or disposes of its economic interest in the shares of Sprint common stock issued upon conversion of the Bond. The Bond Purchase Agreement provides that Sprint will use its commercially reasonable best efforts to ensure that such designated directors are appointed to the Sprint board of directors, including ensuring that the designated directors are recommended by Sprint’s Nominating and Corporate Governance Committee and its board of directors. If the Bond is paid in full and no portion of the Bond is converted into Sprint common stock, the director designation rights of Parent under the Bond Purchase Agreement will expire.

The Bond Purchase Agreement contains various covenants, customary representations and warranties and events of default, and provides certain registration rights to Parent, its affiliates, and holders of 10% or more of Sprint common stock issued pursuant to the conversion of the Bond that has not been sold through a broker or dealer or underwritten in a public securities transaction.

The transactions contemplated by the Bond Purchase Agreement are referred to as the Bond Purchase Transaction.

Summary of the Warrant (see page [—])

At the effective time of the SoftBank Merger, pursuant to the terms of the Merger Agreement, New Sprint will issue to HoldCo the Warrant to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint common stock (subject to anti-dilution adjustments), at an exercise price of $5.25 per share (subject to anti-dilution adjustments). The Warrant will be exercisable at the option of HoldCo, in whole or in part, at any time after the issuance of the Warrant until the fifth anniversary of the issuance date. The aggregate purchase price of the Warrant may be paid by either cash or, at the option of HoldCo, through a customary cashless exercise process.

The transactions contemplated by the Warrant are referred to as the Warrant Transaction, and the SoftBank Merger, the Equity Contribution, the Bond Purchase Transaction and the Warrant Transaction are collectively referred to as the “Transactions.”

Regulatory Approvals (see page [—])

Hart-Scott Rodino. The transactions contemplated by the Merger Agreement require SoftBank and Sprint to submit antitrust notifications under the HSR Act, and the rules promulgated thereunder by the FTC. Each of SoftBank and Sprint has made the required notifications under the HSR Act, and the Antitrust Division and the FTC granted early termination of the waiting period under the HSR Act on December 6, 2012. SoftBank and Sprint believe that the SoftBank Merger can be effected in compliance with U.S. antitrust laws. However, we cannot assure you that a challenge to the consummation of the SoftBank Merger on antitrust grounds will not be made or that, if such a challenge were made, SoftBank and Sprint would prevail or would not be required to accept certain conditions, possibly including certain divestitures of substantial assets of SoftBank and/or Sprint, in order to consummate the SoftBank Merger.

Federal Communications Commission Approval. Sprint is also subject to regulation by the FCC under the Communications Act of 1934, as amended (the “Communications Act”). Sprint holds a number of licenses issued by the FCC for the operation of its wireless and wireline assets and for the provision of telecommunications services. The FCC must approve the transfer of control of the licenses held by Sprint to SoftBank as a result of the SoftBank Merger. The FCC will not issue its approval until it receives the consent of certain executive branch government agencies that undertake a national security review of FCC-notified transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense. The FCC also must review the impact of the additional foreign ownership of Sprint that will result from this transaction. As a result of the acquisition of control of Sprint by SoftBank, non-U.S. interests in Sprint will exceed 25%, and under the Communications Act, foreign ownership of wireless common carriers in excess of 25% is permitted unless the FCC determines that the public interest will be served by refusing to permit such holdings. While we believe that FCC approval will ultimately be obtained, this approval is not assured.

CFIUS and DSS Approvals. The SoftBank Merger is also subject to review and clearance by CFIUS under the Defense Production Act of 1950, as amended, including by the Foreign Investment and National Security Act of 2007 (collectively, the “DPA”), which provides for national security reviews of foreign acquisitions of U.S. companies that may have an impact on national security. CFIUS notification is voluntary, but provides a means to assure that the President of the United States will not exercise his authority to block the transaction or require divestiture after closing. In addition, for certain foreign acquisitions of interests in businesses engaged in classified work for U.S. federal government agencies, DSS, acting pursuant to the National Industrial Security Program Operating Manual (“NISPOM”), typically requires that the parties take certain actions to mitigate foreign ownership, control or influence. Such measures are intended to protect against unauthorized disclosures of classified or other sensitive information and technologies as well as other risks to classified work. SoftBank and Sprint will also work with DSS to develop appropriate mitigation measures.

State and International. In addition to U.S. federal regulatory and antitrust approvals, regulatory approvals are also being sought and filings have been made in a number of states in the United States and in two foreign jurisdictions.

Timing of Regulatory Approvals. We currently anticipate that required regulatory approvals will be received by mid-2013, although the receipt of these approvals and their timing cannot be assured or predicted at this time.

Impact of Clearwire Acquisition. Sprint and Clearwire have made filings and taken other actions, and will continue to take actions, necessary to obtain governmental approvals in connection with the Clearwire Acquisition and related transactions. Several governmental agencies may elect to review the Clearwire Acquisition together with the SoftBank Merger, which could have the effect of delaying approval for, and closing of, the SoftBank Merger. While Sprint and New Sprint believe that required regulatory approvals for the SoftBank Merger and the Clearwire Acquisition will ultimately be obtained, these approvals are not assured.

Tax Consequences of the SoftBank Merger (see page [—])

Sprint will not be required to complete the SoftBank Merger unless it receives a legal opinion to the effect that the exchanges that occur pursuant to the SoftBank Merger, taken together, will constitute exchanges described in Section 351 of the Code, for U.S. federal income tax purposes. Assuming the exchanges so qualify, no gain or loss will be recognized by Sprint as a result of the SoftBank Merger and the tax consequences to Sprint stockholders as a result of the SoftBank Merger generally will be as follows:

•

Holders of Sprint common stock who receive solely cash for their Sprint common stock generally will recognize gain or loss equal to the difference between the amount of cash received for their Sprint common stock and their tax basis in their shares of Sprint common stock. The gain or loss recognized upon the receipt of cash will be a capital gain or loss to the extent the shares of Sprint common stock were held by the stockholder as a capital asset.

•

Holders of Sprint common stock who receive solely shares of New Sprint common stock pursuant to the SoftBank Merger generally will not recognize gain or loss. A Sprint stockholder will, however, generally recognize gain or loss, if any, in connection with any cash the holder receives in lieu of a fractional share of New Sprint common stock.

•

Holders of Sprint common stock who receive a combination of New Sprint common stock and cash for their Sprint common stock generally will be prevented from recognizing any loss they may realize (other than with respect to cash received in lieu of fractional shares of New Sprint common stock). These holders generally will recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the New Sprint common stock received plus the amount of cash received) over their tax basis in their Sprint common stock.

Tax matters relating to the SoftBank Merger are very complicated and the tax consequences of the SoftBank Merger to Sprint stockholders will depend on the facts of their own situations. Sprint stockholders are urged to consult their own tax advisors for a full understanding of the tax consequences of the SoftBank Merger.

Overview of the Comparison of Rights of Holders of Sprint Common Stock and New Sprint Common Stock (see page [—])

New Sprint’s authorized capital stock will consist of 9,000,000,000 shares of common stock, 1,000,000,000 shares of non-voting common stock and 20,000,000 shares of preferred stock. Sprint’s current authorized capital stock consists of 6,000,000,000 shares of Series 1 common stock, par value $2.00 per share, 500,000,000 shares of Series 2 common stock, par value $2.00 per share (together with the Series 1 common stock, the “Voting Common Stock”), 100,000,000 shares of non-voting common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, no par value. The material differences between the rights of holders of Sprint common stock and New Sprint common stock are summarized below:

•

Kansas law generally prohibits a corporation from engaging in any “business combination” with an interested stockholder for three years after such person becomes an interested stockholder, unless (i) before that time a corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and shares held by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or (iii) at or after that time the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. This provision is applicable to Sprint only until May 15, 2013. Under New Sprint’s certificate of incorporation, to approve a “business combination” with an interested stockholder, the affirmative vote of holders of at least 66 2/3% of the outstanding shares of New Sprint common stock not owned by the interested stockholder will be required.

•

Except as otherwise required by law, New Sprint’s certificate of incorporation will require the affirmative vote of a majority of the shares of capital stock entitled to vote for all actions that may be taken by stockholders, except that:

•

approval of shares representing at least 66 2/3% of the outstanding shares of New Sprint common stock entitled to vote will be required to approve amendments to the provisions of the certificate of incorporation (i) in respect of amendments to certain bylaws regarding stockholder meetings, notice of and quorum at stockholder meetings and the number of directors and (ii) governing relationships between New Sprint and SoftBank;

•

approval of shares representing at least 90% of the outstanding shares of New Sprint common stock entitled to vote will be required to approve amendments to bylaws (and to provisions of the New Sprint certificate of incorporation governing revisions to such bylaws) with respect to the New Sprint board of directors’ composition following such time as SoftBank no longer maintains ownership of a majority of the outstanding shares of New Sprint common stock; and

•

the approval of shares representing a majority of outstanding shares of capital stock entitled to vote in addition to shares representing at least a majority of outstanding shares of capital stock entitled to vote other than shares owned by SoftBank will be required to amend (i) bylaws (and provisions of New Sprint’s certificate of incorporation governing revisions to such bylaws) relating to the re-election of directors and independent director approval of certain matters during the 24 months immediately following the effective time of the SoftBank Merger and (ii) the provisions of New Sprint’s certificate of incorporation governing SoftBank’s business activities, New Sprint’s corporate opportunities and the purchase of New Sprint common stock by SoftBank.

•

Under New Sprint’s bylaws and the Merger Agreement, SoftBank will initially be entitled to designate six of the ten members of New Sprint’s board of directors, and at least three of such designees must be “Independent Directors” (as such term is defined in the NYSE listing rules). In addition, under New Sprint’s bylaws, so long as SoftBank’s ownership of New Sprint common stock does not fall below 50% and then remain below 50% for 90 consecutive days, vacancies and newly created directorships may only be filled by the affirmative votes of stockholders holding at least a majority of the outstanding shares of capital stock entitled to vote in the election of directors.

•

Sprint’s bylaws permit holders of at least 10% of issued and outstanding shares of Sprint common stock to call for special stockholders’ meetings. New Sprint’s bylaws will provide that special stockholders’ meetings of stockholders may be called only by the board of directors, and New Sprint’s bylaws will explicitly provide that New Sprint’s stockholders may not call a special stockholders’ meeting.

•

Sprint’s stockholders generally may only act by written consent if such consent is unanimous. New Sprint’s bylaws will provide that its stockholders will have the ability to take action by written consent upon the written consent of the holders of a minimum number of shares of New Sprint common stock required to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Limitations, Restrictions and Conditions on SoftBank’s Conduct of Business and Exercise of Rights (see page [—])

Pursuant to the Merger Agreement, SoftBank has agreed to the adoption of certain provisions in New Sprint’s certificate of incorporation and bylaws, which will be in effect at the effective time of the SoftBank Merger, that will have the effect of limiting, restricting or conditioning the conduct of business by SoftBank and its subsidiaries and HoldCo’s exercise of rights as the holder of a majority of the outstanding shares of New Sprint common stock.

Required Approvals for Certain Actions. The New Sprint bylaws as in effect at the effective time of the SoftBank Merger will provide that during the 24 months immediately following the effective time of the SoftBank Merger, the following matters will require, in addition to any approval required by law, the approval of both (i) the New Sprint board of directors and (ii) a majority of “Independent Directors” (as such term is defined in the NYSE listing rules) who have no interest in the matter being voted upon:

•	the declaration and payment of dividends;

•	any transaction or agreement, including any merger, business combination or similar transaction, between New Sprint and SoftBank;

•

any merger, business combination or similar transaction as to New Sprint in which SoftBank or the controlled affiliate of SoftBank that holds a majority of the shares of New Sprint common stock held by SoftBank and its controlled affiliates receives consideration for its shares of New Sprint common stock that (i) is greater in value on a per share basis than that received by other stockholders of New Sprint, or (ii) represents a different form of consideration from that received by other stockholders of New Sprint;

•

the waiver of the provisions of Section 203 of the Delaware General Corporate Law with respect to any transaction involving a sale of New Sprint voting common stock by SoftBank or its controlled affiliates;

•	the settlement of any claim between SoftBank and New Sprint;

•	any waiver under or amendment of the provisions of the New Sprint certificate of incorporation relating to the relationship between SoftBank and New Sprint; and

•	any corporate action necessary to maintain compliance with U.S. laws related to national security as they relate to SoftBank or its controlled affiliates.

Conduct of Competing Businesses by SoftBank. The New Sprint certificate of incorporation as in effect at the effective time of the SoftBank Merger will provide that SoftBank will refrain from conducting or acquiring certain competing businesses unless and until the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 10% for 90 consecutive days, subject to certain exceptions.

Allocation of Corporate Opportunities. The New Sprint certificate of incorporation as in effect at the effective time of the SoftBank Merger will not limit the right of SoftBank or its controlled affiliates to pursue or take advantage of corporate opportunities that may be available both to them or to New Sprint, except as to potential transactions or other matters that (i) relate solely to a competing business as defined in the New Sprint certificate of incorporation, and (ii) were offered to a director, officer or employee of SoftBank who is also a director or officer of New Sprint expressly in such person’s capacity as a director or officer of New Sprint.

Mandatory Offer to Purchase. The New Sprint certificate of incorporation as in effect at the effective time of the SoftBank Merger will provide that, in the event that the combined voting interest of SoftBank and its controlled affiliates in New Sprint exceeds 85% of the outstanding voting securities of New Sprint, then

SoftBank or a controlled affiliate will make an offer to acquire all the remaining shares of New Sprint common stock at a price not less than the volume-weighted average closing price of New Sprint common stock for the 20 consecutive trading days immediately preceding such offer.

Security Ownership of Certain Beneficial Owners and Management of Sprint (see page [—])

As of the meeting record date, directors and executive officers of Sprint and their affiliates owned and were entitled to vote [—] shares of Sprint common stock, or approximately [—]% of the shares of Sprint common stock issued and outstanding on that date. In addition, the known beneficial owners of 5% or more of Sprint’s common stock, excluding SoftBank, owned and were entitled to vote [—] shares of Sprint common stock, or approximately [—]% of the shares of Sprint common stock issued and outstanding as of the record date for the special stockholders’ meeting. Although SoftBank may be deemed to beneficially own [—]% of Sprint’s common stock, as such holdings are based solely on SoftBank’s beneficial ownership of Sprint common stock underlying the Bond, such shares will not be issued and outstanding as of the meeting record date and therefore may not be voted at the special stockholders’ meeting.

Appraisal Rights (see page [—])

Under the Merger Agreement, Sprint stockholders of record who do not vote in favor of the Merger Proposal and who otherwise comply with the procedures for exercising appraisal rights under the KGCC will be entitled to appraisal rights in connection with the SoftBank Merger and, if the SoftBank Merger is completed, obtain payment in cash of the fair value of their shares of Sprint common stock as determined by the Kansas district court, instead of the merger consideration. Merely not voting in favor of the Merger Proposal will not preserve the right of Sprint stockholders to appraisal of their shares of Sprint common stock under the KGCC. Sprint stockholders who desire to exercise their appraisal rights must submit a written demand for an appraisal before the vote on the Merger Proposal at the special stockholders’ meeting. Following the effective time of the SoftBank Merger, such stockholders must also comply with other procedures as required by the KGCC. Due to the complexity of these procedures, Sprint stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, “The SoftBank Merger—Appraisal Rights” beginning on page [—].

All references in Section 17-6712 of the KGCC and this summary to a “stockholder” are to a record holder of the shares of Sprint common stock as to which appraisal rights are asserted. A person having a beneficial interest in “street name” in shares of Sprint common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause such record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Any holder of Sprint common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the discussion under the caption “Appraisal Rights” and Annex F carefully because failure to timely and properly comply with the procedures specified therein will result in the loss of appraisal rights. Annex F to this proxy statement-prospectus contains the full text of Section 17-6712 of the KGCC, which describes the rights of appraisal and related requirements. Sprint encourages you to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Risks Associated with the SoftBank Merger, New Sprint and Sprint (see page [—])

The SoftBank Merger (including the possibility that the SoftBank Merger may not be completed) poses a number of risks to Sprint and its stockholders. In addition, New Sprint is subject to various additional risks, including risks related to SoftBank controlling New Sprint. You should carefully consider the following risks, including the risks discussed in the section entitled “Risk Factors,” before investing in our common stock:

•

In the event you receive New Sprint common stock as merger consideration, whether by reason of electing stock or as a result of the proration and allocation rules described in this proxy statement-prospectus, the number of shares of New Sprint common stock you receive will be a fixed number and will not vary based on the market price of Sprint common stock before the effective time of the SoftBank Merger.

•

Shares of New Sprint common stock may have a value that is less than the per share cash consideration of $7.30 or the cash consideration received after application of the proration and allocation rules, and the value of such shares could fluctuate significantly. Based on current trading prices of Sprint common stock, Sprint believes that it is very likely that the shares of New Sprint common stock that Sprint stockholders receive in the SoftBank Merger will have an initial trading price less than the $7.30 per share cash consideration.

•	Sprint stockholders may receive consideration that is different from that which they elected to receive.

•

None of SoftBank (or any of its subsidiaries), New Sprint, Sprint or the Sprint board of directors has received an opinion from a financial advisor as to New Sprint common stock or makes any recommendation regarding the New Sprint common stock or with respect to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election.

•

Pending litigation against Sprint, SoftBank and Clearwire could result in an injunction preventing the completion of the SoftBank Merger or the Clearwire Acquisition and the payment of damages in the event the SoftBank Merger or the Clearwire Acquisition are completed and may adversely affect New Sprint’s business, financial condition or results of operations following the SoftBank Merger or the Clearwire Acquisition.

•

The SoftBank Merger and the Clearwire Acquisition are subject to various closing conditions, and uncertainties related to the SoftBank Merger and the Clearwire Acquisition, or the potential failure to complete the SoftBank Merger or the Clearwire Acquisition, could negatively impact Sprint’s business or share price.

•

If SoftBank’s financing for the SoftBank Merger is not funded, the SoftBank Merger may not be completed. In the event of a financing failure, and the termination of the Merger Agreement under certain circumstances, Sprint’s remedies are limited to receipt of the $600 million reverse termination fee, which may not reflect the actual damages incurred by Sprint if the SoftBank Merger is not completed.

•

The pro forma financial statements and financial forecasts included in this proxy statement-prospectus are presented for illustrative purposes only and may not be an indication of New Sprint’s, Sprint’s or Clearwire’s financial condition or results of operations following the SoftBank Merger or the Clearwire Acquisition.

•

The SoftBank Merger and the Clearwire Acquisition are subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose measures to protect national security and classified projects or other conditions that could have an adverse effect on New Sprint, or, if not obtained, could prevent completion of the SoftBank Merger or the Clearwire Acquisition.

•

So long as SoftBank controls New Sprint, other holders of New Sprint common stock will have limited ability to influence matters requiring stockholder approval, and if you are a holder of New Sprint common stock, SoftBank’s interest may conflict with yours.

•	The rights of New Sprint stockholders will be different than the rights of Sprint stockholders.

•	Any inability to resolve favorably any disputes that may arise between New Sprint and SoftBank may result in a reduction in value of New Sprint common stock.

•

New Sprint will be a “controlled company” within the meaning of the NYSE rules and, as a result, will be relying on exemptions from certain corporate governance requirements that provide protection to stockholders of companies that are not “controlled companies.”

Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger (see pages [—] and [—])

Certain of Sprint’s executive officers and directors have financial interests in the SoftBank Merger that are different from, or in addition to, the interests of Sprint’s stockholders. The members of the Sprint board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the SoftBank Merger and in recommending to Sprint stockholders that the Merger Agreement be adopted. These interests are described in more detail in “The SoftBank Merger—Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger” beginning on page [—].

Board of Directors and Management Following the SoftBank Merger (see page [—])

During the 24 months immediately following the effective time of the SoftBank Merger, the New Sprint board of directors will consist of ten members, determined as follows:

•	one director who will also be the Chief Executive Officer of New Sprint;

•	three individuals designated by SoftBank who qualify as “Independent Directors” as such term is defined in the NYSE listing rules;

•

three additional individuals proposed by Sprint and reasonably acceptable to SoftBank from the members of Sprint’s board of directors immediately prior to the closing of the SoftBank Merger, who are expected to be Independent Directors; and

•	three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors.

In addition, during the 12 months immediately following the period described above, the New Sprint board of directors will consist of ten members, determined as follows:

•	one director who will also be the Chief Executive Officer of New Sprint;

•	six individuals who qualify as “Independent Directors” as such term is defined in the NYSE listing rules; and

•	three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors.

Each director of New Sprint will remain in office until his or her earlier resignation or successors are elected in accordance with the bylaws of New Sprint.

At all times following the period described above until such time as the combined voting interest of SoftBank and its controlled affiliates in New Sprint falls below 50% and remains below 50% for 90 consecutive days, the New Sprint board of directors will include not fewer than three (or such greater number as may be required by applicable law or listing rules) individuals who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules). Thereafter, unless and until the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 10% for 90 consecutive days, the New Sprint board of directors will include a number of individuals nominated by SoftBank or its controlled affiliate that is proportional to the combined voting interest of SoftBank and its controlled affiliates in New Sprint, rounded up to the nearest whole number.

As of the date of this proxy statement-prospectus, at the effective time of the SoftBank Merger, the following individuals are expected to serve on the New Sprint board of directors:

•	Ronald D. Fisher, president and director of Parent and director of SoftBank;

•	Daniel R. Hesse, Chief Executive Officer of Sprint; and

•	Masayoshi Son, founder, Chairman and CEO of SoftBank.

Other than the individuals noted above, SoftBank and Sprint have not determined who will serve on the New Sprint board of directors.

Upon the consummation of the SoftBank Merger, the executive officers of New Sprint will be determined by the New Sprint board of directors. Other than Mr. Hesse, who is expected to be appointed as the initial Chief Executive Officer of New Sprint, as of the date of this proxy statement-prospectus, SoftBank and Sprint have not determined who will serve as the officers of New Sprint at the effective time of the SoftBank Merger. In addition, it is expected that at the effective time of the SoftBank Merger, Mr. Son would be appointed as the initial Chairman of the New Sprint board of directors and Mr. Fisher would be appointed as the initial Vice-Chairman of the New Sprint board of directors.

SUMMARY HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data of Sprint have been derived from the audited historical consolidated financial statements and related notes of Sprint as of and for each of the five years in the period ended December 31, 2012. The selected historical consolidated financial data provide only a summary and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Sprint’s filings with the SEC. See “Where You Can Find More Information” on page [—]. Historical results are not necessarily indicative of any results to be expected in the future.

	As of and for the Year Ended December 31,
	2012	2011	2010	2009	2008
	(in millions, except per share amounts)
Results of Operations Data:
Net operating revenues	$35,345	$33,679	$32,563	$32,260	$35,635
Goodwill impairment	—	—	—	—	963
Depreciation and amortization(1)	6,543	4,858	6,248	7,416	8,407
Operating (loss) income(1)	(1,820)	108	(595)	(1,398)	(2,642)
Net loss(1)(2)	(4,326)	(2,890)	(3,465)	(2,436)	(2,796)

Loss per Share and Dividends:
Basic and diluted loss per common share(1)(2)	$(1.44)	$(0.96)	$(1.16)	$(0.84)	$(0.98)
Dividends per common share(3)	—	—	—	—	—

Cash Flow Data:
Net cash provided by operating activities	$2,999	$3,691	$4,815	$4,891	$6,179
Capital expenditures	4,261	3,130	1,935	1,603	3,882

Financial Position Data:
Total assets	$51,570	$49,383	$51,654	$55,424	$58,550
Property, plant and equipment, net	13,607	14,009	15,214	18,280	22,373
Intangible assets, net	22,371	22,428	22,704	23,462	22,886
Total debt, capital lease and financing obligations (including equity unit notes)	24,341	20,274	20,191	21,061	21,610
Stockholders’ equity	7,087	11,427	14,546	18,095	19,915

(1)

In 2012, operating income decreased $1.9 billion from the prior year resulting in an operating loss primarily due to increases in operating expenses of $3.6 billion partially offset by the increase in net operating revenues of $1.7 billion. The increases in operating expenses are due to the incremental effect of accelerated depreciation due to the implementation of Network Vision, which was approximately $2.1 billion, of which the majority related to the Nextel platform. The increase related to accelerated depreciation was slightly offset by a net decrease in depreciation as a result of assets that became fully depreciated or were retired. In addition, wireless cost of products increased approximately $1.8 billion primarily due to higher cost of postpaid and prepaid devices. In 2011, operating income improved $703 million primarily due to the increase in net operating revenues of $1.1 billion as well as decreases in depreciation and amortization associated with a reduction in the replacement rate of assets in 2009 through 2011, and definite lived intangible assets becoming fully amortized. These changes were offset by increases in operating expenses of $413 million as a result of increases in wireless cost of services associated with 4G MVNO roaming due to higher data usage and increased wireless cost of products primarily related to higher cost of postpaid and prepaid devices. In 2010, operating loss improved $803 million primarily due to the increase in net operating revenues of $303 million in addition to decreases in operating expenses of $500 million as a result of Sprint’s cost cutting initiatives in prior periods. In 2009, Sprint recognized net charges of $389 million ($248 million after tax) primarily related to asset impairments other than goodwill, severance and exit costs, and merger and integration costs. In 2008, Sprint recognized net charges of $936 million ($586 million after tax) primarily related to merger and integration costs, asset impairments other than goodwill, and severance and exit costs.
(2)	During 2012 and 2011, Sprint did not recognize significant tax benefits associated with federal and state net operating losses generated during the periods due to Sprint’s history of consecutive annual losses. As a result, Sprint recognized an increase in the valuation allowance on deferred tax assets affecting the income tax provision by approximately $1.8 billion, $1.2 billion, and $1.4 billion for the years ended December 31, 2012, 2011 and 2010, respectively.
(3)	Sprint did not declare any dividends on its common shares in any of the periods reported.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

These unaudited pro forma condensed combined financial statements give effect to transactions related to (a) the proposed merger (the “SoftBank Merger”) whereby Sprint Nextel Corporation (“Sprint”) would become a wholly owned subsidiary of Starburst II, Inc. (“Starburst II,” “New Sprint” or “Parent”) and (b) Sprint’s proposed acquisition of all of the remaining equity interests in Clearwire Corporation (“Clearwire”) not currently held by Sprint (the “Clearwire Acquisition”). The unaudited pro forma condensed combined balance sheet includes the historical audited consolidated balance sheets of Starburst II, Sprint and Clearwire, as of December 31, 2012, giving pro forma effect to (i) the SoftBank Merger and the Clearwire Acquisition as discussed above and (ii) the additional equity capitalization of Parent, as if these transactions had been consummated on December 31, 2012. The unaudited pro forma condensed combined statement of operations was prepared using the historical audited consolidated statement of operations of Starburst II for the period from October 5, 2012 (date of incorporation) through December 31, 2012, and the historical audited consolidated statements of operations of Sprint and Clearwire for the year ended December 31, 2012, giving pro forma effect to the acquisitions as if these transactions had been consummated on January 1, 2012. The unaudited pro forma condensed combined financial information has been adjusted to give pro forma effect to agreements and events that are (1) directly attributable to the SoftBank Merger and Clearwire Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

SoftBank Transaction

On October 5, 2012, Parent was established by SoftBank for the purpose of acquiring a controlling interest in Sprint and undertaking the transactions contemplated by the Merger Agreement and the Bond Purchase Agreement (collectively, the “SoftBank Transactions”). For more details about the SoftBank Transactions, see “The Merger Agreement” beginning on page [—] and “The Bond Purchase Agreement” beginning on page [—].

The completion of the SoftBank Transactions is expected to occur in stages. On October 22, 2012, Sprint issued a convertible bond (“Bond”) under the Bond Purchase Agreement to Parent with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019. The Bond is convertible into approximately 590 million shares of Sprint common stock, subject to adjustment. The Bond will convert into shares of Sprint common stock immediately prior to consummation of the SoftBank Merger and may not otherwise be converted prior to the termination of the Merger Agreement.

Upon consummation of the SoftBank Merger, which is subject to various conditions, including Sprint stockholder and regulatory approval, SoftBank will fund Parent with additional capital of approximately $17.0 billion, of which approximately $12.1 billion will be distributed to Sprint stockholders as merger consideration with the remaining $4.9 billion held in the cash balance of New Sprint for general corporate purposes, including but not limited to the Clearwire Acquisition. Pursuant to the terms and subject to the conditions described in the Merger Agreement, upon consummation of the SoftBank Merger, outstanding shares of Sprint common stock, except as otherwise provided for in the Merger Agreement, will be converted, at the election of Sprint stockholders, into (i) cash in an amount equal to $7.30 for each share of Sprint common stock or (ii) one share of New Sprint common stock for each share of Sprint common stock, subject in each case to proration such that a stockholder may receive a combination of cash and New Sprint common stock. See “The SoftBank Merger—Cash/Stock Proration and Allocation Rules” beginning on page [—].

Upon consummation of the SoftBank Merger, HoldCo, New Sprint’s parent, will receive a five-year warrant to purchase approximately 55 million shares of New Sprint at $5.25 per share which would yield approximately $300 million in proceeds upon exercise. No pro forma adjustment for the warrant has been reflected in the unaudited pro forma condensed combined balance sheet due to its immateriality. See “The Warrant Agreement” beginning on page [—]. Upon consummation of the SoftBank Merger, (i) Sprint will become a wholly-owned subsidiary of New Sprint, (ii) New Sprint will be a publicly traded company, (iii) SoftBank will indirectly own approximately 70% of New Sprint on a fully diluted basis, and (iv) the former stockholders and other equityholders of Sprint will own approximately 30% of the fully diluted equity of New Sprint.

As more fully described in the notes to the unaudited pro forma condensed combined financial information, the estimate of total consideration paid by Parent in exchange for 100% of the outstanding shares of Sprint, excluding the 590 million common shares expected to be held by New Sprint, is determined based primarily upon the approximately $12.1 billion cash consideration plus the stock consideration equal to the estimated fair value of New Sprint shares of common stock to be distributed to Sprint stockholders existing immediately prior to the consummation of the SoftBank Merger.

Clearwire Transactions

On December 17, 2012, Sprint announced the Clearwire Acquisition pursuant to an agreement and plan of merger dated as of December 17, 2012. The completion of the Clearwire Acquisition is subject to various conditions including Clearwire stockholder and regulatory approval, and the consummation of the Softbank Merger, among other things. Upon the closing of the Clearwire Acquisition, Sprint has agreed to pay to Clearwire stockholders cash in an amount equal to $2.97 per share equaling $2.2 billion in exchange for all shares of Clearwire common stock not currently held by Sprint.

On December 17, 2012, Clearwire and Sprint entered into agreements that provide up to $800 million of additional financing for Clearwire in the form of exchangeable notes, which will be convertible into Clearwire common stock at $1.50 per share, subject to certain conditions and subject to adjustment, pursuant to the terms of such financing agreements. Under the financing agreements, Clearwire has the right to sell to Sprint up to $80 million of exchangeable notes per month for up to ten months beginning in January 2013, subject to certain conditions including the consummation of the proposed Clearwire Acquisition. Refer to Note 10—Subsequent Events for additional information.

Unaudited Pro Forma Condensed Combined Financial Statement Considerations

The unaudited pro forma condensed combined financial information was prepared treating Parent as the acquiring entity for purposes of the SoftBank Merger and Sprint as the acquiring entity for purposes of the Clearwire Acquisition. Accordingly, consideration paid by Parent to acquire the ownership interest of Sprint will be allocated to the assets acquired and liabilities assumed from Sprint, and consideration paid by Sprint in the Clearwire Acquisition, as well as the estimated fair value of Sprint’s previously held interest in Clearwire, will be allocated to the assets acquired and liabilities assumed from Clearwire, based upon their estimated fair values as of the acquisition date of each respective transaction. The unaudited pro forma condensed combined financial information is based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and the liabilities assumed from Sprint and Clearwire based on preliminary estimates of fair value.

Additionally, the allocations of the fair value of the consideration paid in excess of Sprint’s and Clearwire’s historical book value is dependent upon certain valuations and other studies that have not yet been finalized. A final estimate of the fair value of Sprint’s and Clearwire’s assets and liabilities will be based on the actual net tangible and intangible assets that exist at the acquisition date of each transaction, which will not be known prior to the consummation of each transaction. Accordingly, the pro forma consideration paid by the acquirers and the associated purchase price adjustments are preliminary, subject to future adjustments which may be material and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The final purchase prices and the allocations thereof may differ materially from those reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following completion of the transactions.

This unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial information and accompanying notes of Parent, beginning on page F-2, of Sprint, which are incorporated by reference in this proxy statement-prospectus, and of Clearwire, which are included in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this proxy statement-prospectus. The unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the SoftBank Merger and Clearwire Acquisition had been consummated at the dates specified and is not indicative of operations going forward. The unaudited pro forma condensed combined statement of operations does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the proposed SoftBank Merger and Clearwire Acquisition.

Starburst II

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2012

(in millions)

	Starburst II	Sprint Nextel Corporation	Bond Conversion Adjustments			Eliminations			Pro Forma Adjustments			Pro Forma Condensed Combined— Starburst II & Sprint
ASSETS
Current assets
Cash and cash equivalents	$5	$6,351	$—			$—			$17,040	(5c	)	$11,220
									(12,140)	(5d	)
									(36)	(5e	)
Short-term investments	—	1,849	—			—			—			1,849
Accounts and notes receivable, net	6	3,658	—			(6)	(5b	)				3,658
Device and accessory inventory	—	1,200	—			—			—			1,200
Deferred tax assets	—	1	—			—			104	(5i	)	105
Prepaid expenses and other current assets	—	700	—			—			(113)	(5i	)	587

Total current assets	11	13,759	—			(6)			4,855			18,619

Investments	3,104	1,053	—			(3,100)	(5b	)	1,255	(5i	)	2,312
Property, plant and equipment, net	—	13,607	—			—			(745)	(5i	)	12,862
Intangible assets
Goodwill	—	359	—			—			5,604	(5i	)	5,963
FCC licenses and other	—	20,677	—			—			7,416	(5i	)	28,093
Definite-lived intangible assets, net	—	1,335	—			—			5,266	(5i	)	6,601
Other assets	—	780	—			—			(487)	(5i	)	293

Total assets	$3,115	$51,570	$—			$(3,106)			$23,164			$74,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$3,487	$—			$—			$—			$3,487
Accrued expenses and other current liabilities	3	5,008	—			(6)	(5b	)	(264)	(5i	)	4,741
Current portion of long-term debt, financing and capital lease obligations	—	379	—			—			—			379

Total current liabilities	3	8,874	—			(6)			(264)			8,607
Long-term debt, financing and capital lease obligations	—	23,962	(2,853)	(5a	)	—			2,906	(5i	)	24,015
Deferred tax liabilities	1	7,047	—			—			3,364	(5i	)	10,412
Other liabilities	—	4,600	—			—			(846)	(5i	)	3,754

Total liabilities	4	44,483	(2,853)			(6)			5,160			46,788

Commitments and contingencies
Stockholders’ equity
Common stock	—	6,019	—			—			(6,019)	(5h	)	45
						—			32	(5c	)
						—			13	(5f	)
Paid-in capital	3,137	47,016	3,100	(5a	)	(3,100)	(5b	)	(47,016)	(5h	)	28,040
									17,008	(5c	)
									68	(5e	)
									7,671	(5f	)
									156	(5g	)
Accumulated deficit	(26)	(44,815)	(247)	(5a	)	—			45,062	(5h	)	(130)
									(104)	(5e	)
Accumulated other comprehensive income (loss)	—	(1,133)	—			—			1,133	(5h	)	—
Non-controlling interest	—	—	—			—			—			—

Total stockholders’ equity	3,111	7,087	2,853			(3,100)			18,004			27,955

Total liabilities and stockholders’ equity	$3,115	$51,570	$—			$(3,106)			$23,164			$74,743

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)

As of December 31, 2012

(in millions)

	Pro Forma Condensed Combined— Starburst II & Sprint	Clearwire Corporation (Note 7a)	Eliminations			Pro Forma Adjustments			Pro Forma Condensed Combined
ASSETS
Current assets
Cash and cash equivalents	$11,220	$199	$—			$(2,156)	(6a	)	$9,213
						(50)	(8b	)
Short-term investments	1,849	675	—			—			2,524
Accounts and notes receivable, net	3,658	23	(17)	(7b	)	—			3,664
Device and accessory inventory	1,200	11	—			—			1,211
Deferred tax assets	105	—	—			(31)	(8a	)	74
Prepaid expenses and other current assets	587	84	(166)	(7b	)	—			505

Total current assets	18,619	992	(183)			(2,237)			17,191
Investments	2,312	—	(257)	(7b	)				126
			(1,929)	(7b	)
Property, plant and equipment, net	12,862	2,259	—			(447)	(8a	)	14,674
Intangible assets
Goodwill	5,963	—	—			—			5,963
FCC licenses and other	28,093	4,274	—			4,475	(8a	)	36,842
Definite-lived intangible assets, net	6,601	—	—			—			6,601
Other assets	293	141	—			(53)	(8a	)	381

Total assets	$74,743	$7,666	$(2,369)			$1,738			$81,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,487	$84	$(78)	(7b	)	$—			$3,493
Accrued expenses and other current liabilities	4,741	286	(96)	(7b	)	30	(6c	)	4,961
Current portion of long-term debt, financing and capital lease obligations	379	36	—			—			415

Total current liabilities	8,607	406	(174)			30			8,869
Long-term debt, financing and capital lease obligations	24,015	4,271	(182)	(7b	)	692	(8a	)	28,796
Deferred tax liabilities	10,412	144	—			1,400	(8a	)	11,956
Other liabilities	3,754	963	(84)	(7b	)	(381)	(8a	)	4,252

Total liabilities	46,788	5,784	(440)			1,741			53,873

Commitments and contingencies
Stockholders’ equity
Common stock	45	—	—			—			45
Paid-in capital	28,040	3,158	(3,158)	(7b	)	—			28,040
Accumulated deficit	(130)	(2,346)	2,346	(7b	)	47	(7b	)	(180)
			(47)	(7b	)	(50)	(8b	)
Accumulated other comprehensive income (loss)	—	—	—			—			—
Non-controlling interest	—	1,070	(1,070)	(7b	)	—			—

Total stockholders’ equity	27,955	1,882	(1,929)			(3)			27,905

Total liabilities and stockholders’ equity	$74,743	$7,666	$(2,369)			$1,738			$81,778

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2012

(in millions, except per share amounts)

	Historical Starburst II(1)	Sprint Nextel Corporation	Pro Forma Adjustments			Pro Forma Condensed Combined— Starburst II & Sprint	Clearwire Corporation (Note 7a)	Pro Forma Adjustments			Pro Forma Condensed Combined
Net operating revenues	$—	$35,345	$(151)	(5j	)	$35,194	$1,265	$(474)	(7cii	)	$35,985
Net operating expenses
Cost of services and products	—	20,841	(76)	(5k	)	20,652	1,235	(38)	(8c	)	21,398
			(113)	(5j	)			(485)	(7cii	)
								34	(7ciii	)
Selling, general and administrative	32	9,765	—			9,797	558	(34)	(7ciii	)	10,321
Severance, exist costs and asset impairments	—	298	—			298	83	—			381
Depreciation and amortization	—	6,543	—	(5l	)	7,737	768	(107)	(8d	)	8,380
			1,194	(5m	)
								(18)	(8e	)
Other, net	—	(282)	—			(282)	—	—			(282)

	32	37,165	1,005			38,202	2,644	(648)			40,198

Operating loss	(32)	(1,820)	(1,156)			(3,008)	(1,379)	174			(4,213)

Other (expense) income
Interest (expense) income	10	(1,428)	446	(5n	)	(972)	(553)	196	(8f	)	(1,306)
								23	(7ci	)
Equity in losses of unconsolidated investments and other, net	(1)	(924)	—			(925)	(9)	1,046	(7ci	)	112

	9	(2,352)	446			(1,897)	(562)	1,265			(1,194)

Loss before income taxes	(23)	(4,172)	(710)			(4,905)	(1,941)	1,439			(5,407)
Income tax (expense) benefit	(3)	(154)	—	(5o	)	(157)	197	(210)	(8g	)	(170)

Net loss	$(26)	$(4,326)	$(710)			$(5,062)	$(1,744)	$1,229			$(5,577)

Basic and diluted net loss per common share	$—	$(1.44)	$—			$(1.12)	$—	$—			$(1.23)

Basic and diluted weighted average common shares outstanding	3	3,002	1,528	(5p	)	4,533	—	—			4,533

(1)	The historical statement of operations of Starburst II is for the period from October 5, 2012 (date of incorporation) through December 31, 2012.

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, which is based on authoritative guidance for business combinations and fair value concepts. The unaudited pro forma condensed combined financial information was prepared on the basis of accounting principles generally accepted in the United States of America utilizing the SEC’s guidance under Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information and accompanying notes reflect a preliminary allocation of the estimated purchase prices as if the SoftBank Merger and Clearwire Acquisition had been consummated on December 31, 2012, with respect to the balance sheet, and on January 1, 2012, with respect to the statement of operations. The estimated purchase price for each of the SoftBank Merger and Clearwire Acquisition, the related allocations and all other adjustments included in this pro forma condensed combined financial information are preliminary, subject to future adjustments, which may be material, and have been prepared solely for the purpose of providing the information presented.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current fair value. As the purchase price for the Parent’s acquisition of Sprint includes shares and equity awards to be issued as consideration, the estimated fair value of such shares and equity awards to be issued will most likely result in values that are different from the amounts assumed in this unaudited pro forma condensed combined financial information.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Several valuation techniques have been utilized to determine the estimated fair value of assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial statements. The following table outlines the general valuation methods used to estimate fair value for the material assets acquired and liabilities assumed:

Asset acquired or liability assumed	Valuation Technique
Current assets and current liabilities	Current assets and liabilities are generally reflected at historical carrying amounts on the basis that these amounts approximate estimated fair value. The adjustments to current assets and current liabilities reflected in the accompanying unaudited condensed combined pro forma balance sheet are described in the associated notes included herein.
Property, plant and equipment, net	Net property, plant and equipment was calculated using a cost approach which estimates the fair value of property, plant and equipment needed to replace the functionality provided by the existing property and equipment. Accordingly, the estimated reduction in the carrying value reflected herein is primarily due to advances in telecommunications equipment technology and the decommissioning of the Nextel platform.
Tradenames	Indefinite and definite lived tradenames were determined using a relief from royalty approach, which estimates the amount a market participant would pay to utilize our tradenames.
FCC licenses	FCC licenses were determined by analysis of market comparables in addition to the use of an income approach, the Greenfield direct value method, which estimates value through estimating discounted future cash flows of a hypothetical start-up business.
Customer relationships	Customer relationships were estimated using an excess earnings approach, which estimates value through estimating discounted future cash flows of existing customers as of the measurement date.
Long-term debt	Long-term debt was determined based on quoted prices in active markets or by using other observable inputs that are derived principally from or corroborated by observable market data.
Lease contracts	Estimated based on an income approach comparing contractual rents to current market rates.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Parent would have been had the SoftBank Merger and Clearwire Acquisition occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the SoftBank Merger and Clearwire Acquisition. Further, upon consummation of Parent’s acquisition of Sprint, the board of directors of New Sprint will be comprised of a combination of SoftBank and Sprint appointees and the senior management of New Sprint will be determined by the board of directors of New Sprint. See “Control and Management of New Sprint After the SoftBank Merger” beginning on page [—].

SoftBank Transaction

Note 2—Preliminary Purchase Price Calculation—New Sprint

The allocations of the preliminary estimated purchase price are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed in connection with Parent’s acquisition of Sprint. The estimated purchase price of approximately $20.0 billion has been calculated as follows (in millions, except per share amounts):

Total cash to be paid to Sprint stockholders	$12,140
Estimated value of shares of New Sprint to be issued to former Sprint stockholders(a)	7,684
Estimated value of New Sprint equity awards issued to former Sprint equity award holders(b)(c)	156

Total estimated purchase price	$19,980

(a)	Represents approximately 45% or 1,347 million of Sprint’s total outstanding shares as of December 31, 2012 multiplied by the three day average of the Sprint closing share price following the announcement of the SoftBank Merger, which was $5.70 per share. As calculated in Note 5(p), 1,347 million shares is the estimated number of Sprint shares that would have been exchanged for New Sprint shares had the SoftBank Merger been consummated on December 31, 2012. Upon consummation of the SoftBank Merger, the value of this component of the consideration will be based on the actual number of New Sprint shares issued to former Sprint stockholders and the actual stock price of New Sprint. A 10% difference in Sprint’s stock price would change the purchase price by approximately $768 million with a corresponding change to goodwill. The actual purchase price and the final valuation could differ significantly on the date of consummation of the SoftBank Merger compared to the current estimate.
(b)	In accordance with applicable authoritative accounting guidance, the fair value of replacement awards attributable to pre-acquisition service is recorded as part of the consideration transferred in the SoftBank Merger, while the fair value of replacement awards attributable to post-acquisition service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Sprint equity awards attributable to pre-acquisition and post-acquisition service is estimated based on the ratio of vested to unvested equity awards.
(c)	The fair value of the New Sprint equivalent equity awards was estimated as of December 31, 2012, using the Black-Scholes valuation model utilizing various assumptions for stock options and using the average of Sprint’s closing stock price for the three days following the announcement of the SoftBank Merger for restricted stock units.

Note 3—Bond Purchase Agreement

On October 22, 2012, Sprint issued the Bond, under the terms of the Bond Agreement, to Parent with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019, which is convertible into approximately 590 million shares of Sprint common stock, subject to adjustment. The Bond will convert into shares of Sprint common stock immediately prior to consummation of the SoftBank Merger and may not otherwise be converted prior to the termination of the Merger Agreement. See “The Bond Purchase Agreement” beginning on page [—].

No pro forma adjustments are necessary with regard to the issuance of the Bond as the issuance occurred on October 22, 2012 and is included in the audited historical financial information as of and for the year ended December 31, 2012.

Note 4—New Sprint Equity Capitalization and Unaudited Pro Forma Stockholders’ Equity

The following information is provided to present additional detail regarding the elements of New Sprint’s equity capitalization and unaudited pro forma stockholders’ equity.

Total equity capitalization:
Cash payment to former Sprint stockholders for the purchase of common stock(i)	$12,140
Issuance of Parent common stock to former Sprint stockholders(ii)	7,684
Estimated value of Parent equity awards issued to former Sprint equity award holders (see Note 2)	156

Total estimated purchase price	$19,980
Issuance of Parent shares to HoldCo in connection with October 2012 cash capital contribution	3,100
Issuance of Parent shares to HoldCo upon consummation of the SoftBank Merger(i)	4,900

Total equity capitalization(iii)	$27,980

i.	In accordance with the Merger Agreement, SoftBank will cause HoldCo to further capitalize Parent with approximately $17.0 billion in cash. Approximately $12.1 billion will be distributed to former Sprint stockholders and approximately $4.9 billion will remain in the cash balance of Parent for general corporate purposes, including but not limited to the Clearwire Acquisition. Former Sprint stockholders will be limited to cash consideration of $12.1 billion.
ii.	Represents the estimated aggregate value of the approximately 1.3 billion common shares issued by New Sprint in exchange for Sprint shares for purposes of these pro formas which is estimated to be $7.7 billion (see Note 2).
iii.	The historical stockholders’ equity of Sprint will be eliminated in consolidation with Parent upon completion of the SoftBank Merger. The combined stockholders’ equity of New Sprint will be representative of the total investment by HoldCo in New Sprint and the new equity issuances. See the pro forma components of equity below (in millions, except per share amounts):

	Common stock	Paid-in-capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Parent pre-acquisition stockholders’ equity	$—	$3,137	$(26)	$—	$3,111
Impact of shares to be issued by Parent to HoldCo (par value $0.01 per share)	32	17,008	—	—	17,040
Impact of shares to be issued by Parent to former Sprint stockholders (par value $0.01 per share)	13	7,671	—	—	7,684
Issuance of Parent equity awards	—	156	—	—	156
Estimated transaction fees	—	68	(104)	—	(36)

Combined post-acquisition pro forma stockholders’ equity	$45	$28,040	$(130)	$—	$27,955

Note 5—Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price of approximately $20.0 billion (see Note 2) has been allocated based on preliminary estimates of fair value, using historical financial statements of Sprint as of December 31, 2012.

The following unaudited consolidated pro forma adjustments result from the preliminary allocation of estimated purchase price to the assets acquired and liabilities assumed from the SoftBank Merger.

(a)	Reflects the conversion of the amounts associated with the Bond. According to the provisions of the Bond Purchase Agreement, immediately prior to the consummation of the SoftBank Merger, the Bond will be converted into approximately 590 million shares of Sprint common stock. Accordingly, the amounts recorded by Sprint as debt under the $3.1 billion Bond become paid-in-capital and the remaining $247 million beneficial conversion feature recorded by Sprint is expensed directly to accumulated deficit.

(b)	Reflects consolidation adjustments to eliminate Parent’s $3.1 billion investment in Sprint as well as other immaterial amounts related to the Bond.

(c)	Reflects the cash capital contribution of HoldCo to Parent.

(d)	Reflects the cash payment to former Sprint stockholders for the purchase of common stock.

(e)	Reflects estimated remaining fees, such as investment bankers, legal, regulatory and other, relating to the SoftBank Merger to be incurred in future periods, $36 million of which is estimated to be incurred by Sprint and $68 million of which is estimated to be incurred by SoftBank on behalf of Parent.

(f)	Reflects the issuance of New Sprint common stock to former Sprint stockholders.

(g)	Reflects the portion of the estimated fair value of New Sprint equity awards issued to former Sprint equity award holders which relate to service provided in the pre-combination period.

(h)	Reflects the elimination of historical Sprint equity carrying values, including the effects of the Bond conversion, resulting from Parent acquisition of Sprint.

(i)	The SoftBank Merger is being treated as a business combination with Parent, the accounting acquirer, purchasing 100% of the ownership interests in Sprint. Consequently, the acquisition-date fair value of the consideration provided by Parent to the owners of Sprint immediately prior to the consummation of the SoftBank Merger will be allocated to the assets acquired and the liabilities assumed by Parent using the acquisition method, which allocates the consideration on the basis of fair value. As indicated above, the acquisition date fair value of the consideration given by Parent for the ownership interests in Sprint is estimated to be approximately $20.0 billion, which exceeded Sprint’s pre-combination net book value of $6.9 billion as of December 31, 2012 by approximately $13.1 billion, which will be allocated to the assets acquired and liabilities assumed.

The estimated purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

	December 31, 2012 historical carrying value	Purchase price adjustment	Preliminary fair value
Current assets(i)	$13,759	(9)	$13,750
Investments(ii)	1,053	1,255	2,308
Property, plant and equipment, net(iii)	13,607	(745)	12,862
Indefinite life intangibles (including pro forma goodwill of $5,963)(iv)	21,036	13,020	34,056
Customer relationships and other(v)	1,335	5,266	6,601
Other assets(vi)	780	(487)	293
Current liabilities(i)(vii)	(8,874)	264	(8,610)
Long-term debt, financing and capital lease obligations(viii)	(23,962)	(2,906)	(26,868)
Deferred tax liabilities(ix)	(7,047)	(3,364)	(10,411)
Other liabilities(x)	(4,600)	846	(3,754)

	$7,087	$13,140	$20,227
Impact to Sprint’s pre-combination equity resulting from Parent & Sprint intercompany eliminations	(247)	—	(247)

Total	$6,840	$13,140	$19,980

i.	Adjustment includes elimination of $113 million of deferred revenue and associated deferred cost balances related to upfront activation fees for subscribers obtained in Sprint’s indirect sales channel. See Note 5(j). The adjustment to current assets is offset by an increase in Sprint’s current deferred tax assets of $104 million resulting from the net effect of purchase accounting adjustments.

ii.	Adjustment includes a $1.3 billion increase in Sprint’s equity method investment in Clearwire, reflecting an estimated fair value based on $2.61 per share. See Note 6(b).

iii.	Adjustment includes $745 million decrease in net property, plant and equipment, reflecting the estimated replacement cost of assets. See Note 5(l).

iv.	Adjustment includes a $5.6 billion increase in goodwill, a $4.6 billion increase in indefinite lived tradenames and a $2.8 billion increase in indefinite lived FCC licenses.

v.	Adjustment includes a $6.2 billion increase in existing customer relationships, offset by decreases in Sprint’s definite lived tradename and reacquired rights of $147 million and $786 million, respectively, which are the result of adjusting the historical carrying values to estimated fair value. Reacquired rights, which were related to prior acquisitions, were adjusted to $0 since the tradename to which the prior reacquisitions of rights related to was included in the estimated fair value of tradenames.

vi.	Adjustment includes the elimination of $278 million of debt issuance costs as well as the elimination of $209 million, representing the long-term portion of deferred activation costs, for which there is no future economic benefit to a market participant.

vii.	Adjustment reflects additional reductions of deferred revenues of $151 million to an estimated fair value representing the cost of fulfilling the obligation plus a normal profit margin, in addition to the $113 million in reductions discussed in Note 5(i)(i).

viii.	Adjustment includes a $2.9 billion increase in the carrying value of long-term debt to reflect its estimated fair value as of December 31, 2012. The premium resulting from the excess of estimated fair value over historical carrying value will be amortized as a reduction of interest expense in future periods. See Note 5(n).

ix.	Adjustment includes the estimated deferred tax effects of the purchase price allocation, which together with the adjustment to current deferred income taxes noted in (i) above, results in an estimated increase in net deferred tax liability resulting primarily from the excess of estimated fair values over historical carrying amounts.

x.	Adjustment includes elimination of approximately $1.4 billion of deferred rent primarily resulting from recognizing lease expense from tower leases on a straight line basis, elimination of long-term deferred activation revenues of $209 million for which we have no remaining performance obligation, offset by an unfavorable lease liability of approximately $750 million related to Sprint’s operating leases.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(j)	Reflects the elimination of deferred revenues and costs recognized in the historical statement of operations of Sprint primarily related to amounts collected or incurred by Sprint at the beginning of a customer contract for upfront activation fees, and the associated costs, each of which were amortized over the longer of the contract life or the estimated customer life. The elimination of these items is factually supportable and directly related to the effect of applying purchase accounting. Deferred activation revenues and costs are not eligible for recognition in purchase accounting as they represent amounts collected and incurred in prior periods for which there is no future performance obligation or economic benefit, as applicable, by a market participant. As a result, amortization associated with these items has been eliminated.

(k)	Reflects the estimated adjustment to cost of services and products for the preliminary purchase price adjustment related to an unfavorable operating lease liability that will be amortized on a straight-line basis over the average remaining lease term, which approximates ten years.

(l)

Property, plant and equipment, net was reduced by $745 million to its estimated fair value at December 31, 2012. The adjustment principally relates to a decrease in Sprint’s Nextel platform assets. No pro forma adjustment to depreciation expense was included because such adjustment would not be expected to have a continuing impact as a result of the planned decommissioning of the Nextel platform, which is expected to be complete by June 30, 2013. The proforma effect of the reduction in the Nextel platform assets would have resulted in a reduction to depreciation expense of approximately $514 million for the year ended December 31, 2012. However, an adjustment has been included in the pro forma balance sheet for this non-recurring item.

(m)	Reflects the estimated adjustment to amortization expense for the preliminary purchase price adjustment related to Sprint’s customer relationships of approximately $6.2 billion, as well as definite-lived trade names and reacquired rights. The estimated fair value of Sprint’s postpaid customer relationships, approximately $5.7 billion, is expected to be amortized over 8 years while the estimated fair value of Sprint’s prepaid customer relationships, approximately $500 million, is expected to be amortized over 4 years. The method of amortization for both customer relationship assets is expected to be the sum of the years’ digits method. The estimated fair value of Sprint’s definite-lived trade names of approximately $340 million is expected to be amortized over the remaining term of the license agreement, which approximates 36 years. This adjustment also reflects the elimination of the historical amortization expense resulting from the amortization of reacquired rights, which were adjusted by approximately $786 million in the unaudited pro forma condensed combined balance sheet. See Note 5(i)(v).

(n)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a consequence of adjusting Sprint’s outstanding long-term debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Sprint’s outstanding debt is being amortized over the remaining period to maturity of the debt, which varies from approximately 1 to 20 years as of December 31, 2012. This adjustment also reflects the elimination of interest expense resulting from the amortization of debt issuance costs of approximately $278 million, which was adjusted to $0 in the unaudited pro forma condensed combined balance sheet.

(o)	No tax benefit has been provided on the net pre-tax expense resulting from the pro forma adjustments. Sprint’s consolidated net operating losses and loss carryforwards will be attributed to the new Parent consolidated group. Due to Sprint’s recent history of consecutive annual losses, Sprint does not expect to record significant tax benefits on current or future net operating losses until circumstances justify the recognition of such benefits.

(p)	Reflects the adjustments to shares outstanding as calculated below (in millions, except Merger Agreement factor):

	Sprint	Starburst II
Shares outstanding as of December 31, 2012	3,010	3
Conversion of Bond, immediately prior to consummation of the SoftBank Merger	590	—

Shares outstanding immediately prior to consummation of the SoftBank Merger	3,600	3
Shares not subject to merger consideration	(590)

Shares outstanding and eligible to participate in merger consideration	3,010
Upon consummation of the SoftBank Merger, outstanding Sprint shares are exchanged for cash and Parent shares(i)	(3,010)	1,347
Issuance of shares to HoldCo by Parent in accordance with the Merger Agreement(ii)		3,183
Parent’s equity interest in Sprint	590

Total shares outstanding following consummation of the SoftBank Merger	590	4,533

i.

As described above, Sprint stockholders and other equityholders immediately prior to consummation of the SoftBank Merger will receive total cash consideration of approximately $12.1 billion together with an approximate 30% fully diluted interest in New Sprint effectuated by an exchange of shares in accordance with the provisions of the Merger Agreement. Of the total shares of Sprint common stock outstanding immediately prior to consummation of the SoftBank Merger, approximately 45% will be exchanged for shares of New Sprint upon consummation of the SoftBank Merger.
ii.	As previously described, following the consummation of the SoftBank Merger, HoldCo will own approximately 70% of New Sprint on a fully diluted basis. To achieve the targeted ownership, the Merger Agreement provides that the number of Starburst II shares held by HoldCo will be cancelled and reclassified into a number of New Sprint shares held by HoldCo which will be equal to the product of 2.294 multiplied by the sum of the following: (i) the total number of shares of New Sprint issued to non-HoldCo stockholders in the SoftBank Merger; (ii) the product of the “in-the-money multiplier” (as defined in the Merger Agreement) multiplied by the number of New Sprint shares underlying all assumed “in-the-money options” (as defined in the Merger Agreement); and (iii) the aggregate number of shares of New Sprint common stock underlying all restricted stock units outstanding as of the date of consummation of the SoftBank Merger. The pro forma consummation of the SoftBank Merger resulted in approximately 1.3 billion shares being issued to non-HoldCo stockholders. Of the 82 million Sprint equity awards as of December 31, 2012, approximately 67 million were in the money stock options or restricted stock units, of which 42 million would be considered dilutive assuming a cashless exercise of the in the money stock options.

Consequently, except as otherwise provided in the Merger Agreement, Parent will issue 3.2 billion shares to HoldCo as shown below (in millions, except Merger Agreement factor):

Starburst II Shares Issued to HoldCo
Shares issued to non-HoldCo stockholders	1,347
Dilutive equity awards	42

Pro forma shares outstanding immediately prior to consummation of the SoftBank Merger	1,389
Merger Agreement factor	x 2.294

Shares issued to HoldCo by Parent in connection with the consummation of the SoftBank Merger	3,186

Clearwire Acquisition

Note 6—Preliminary Purchase Price Calculation—Clearwire

The estimated purchase price of approximately $4.1 billion for the Clearwire Acquisition has been calculated as follows (in millions, except per share amounts):

Total cash paid to Clearwire stockholders(a)	$2,156
Estimated fair value of Sprint’s previously held non-controlling interest in Clearwire(b)	1,929
Estimated payment to holders of Clearwire equity awards(c)	30

Total estimated purchase price	$4,115

(a)	Represents the cash purchase price of $2.97 per share to acquire the outstanding shares of Clearwire not currently held by Sprint.
(b)	Equals the estimated fair value of Sprint’s previously held equity interest in Clearwire of approximately 31 million Class A shares and approximately 708 million Class B shares, both valued at $2.61 per share, which is the average of Clearwire’s stock price for the 3 days prior to Sprint’s announcement of the Clearwire Acquisition. The difference between $2.61 and the per share merger consideration of $2.97 represents an estimate of a control premium, which would not generally be included in the valuation of Sprint’s non-controlling interest.
(c)

In accordance with the Clearwire Acquisition Agreement, all holders of Clearwire RSUs will exchange each RSU, whether vested or unvested as of the date the transaction is consummated, for a right to receive $2.97 in cash. As of the date the Clearwire Acquisition Agreement was signed approximately 26.3 million RSUs were outstanding, which would result in total cash payments of approximately $78 million, of which approximately $30 million is attributable to pre-acquisition services. The amount attributable to pre-acquisition services is included as a component of the total purchase price and the remaining approximately $48 million will be expensed in New Sprint’s statement of operations post-acquisition. No amounts were included for holders of Clearwire stock options because there are no stock options outstanding with an exercise price less than $2.97 per share.

Note 7—Consolidation of Clearwire Corporation

(a)	Includes reclassifications of certain line items in Clearwire’s historical consolidated balance sheet and statement of operations to present in a consistent manner with certain line items included in Sprint’s historical financial statements.

(b)	The unaudited pro forma condensed combined balance sheet includes estimated adjustments to consolidate Clearwire as a wholly owned subsidiary and eliminate related party balances. The related party balances result from outstanding loans from Sprint to Clearwire as well as ending balances primarily related to wholesale mobile virtual network operator (MVNO) arrangements between Sprint and Clearwire. The following is a summary of the related party balances by line-item.

	Sprint	Clearwire	Elimination
Accounts and notes receivable, net	—	17	(17)
Prepaid expenses and other current assets	166	—	(166)
Investments	257	—	(257)
Accounts payable	(78)	—	78
Accrued expenses and other current liabilities	—	(96)	96
Long-term debt	—	(182)	182
Other liabilities	—	(84)	84

Net related party balances	345	(345)	0

In addition to the related party balances noted in the table above, the adjusted carrying value of Sprint’s previously held equity interest in Clearwire, approximately $1,929 million (see Note 6), and Clearwire’s historical equity balances have been eliminated.

(c)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 has been adjusted as follows:

i.	To eliminate $1.1 billion of equity in losses recorded by Sprint in “Equity in losses of unconsolidated investments and other, net” in its historical consolidated statement of operations. This adjustment is partially offset by the elimination of $54 million in interest income recognized by Sprint on its notes receivable from Clearwire. In addition, the adjustment to “Interest expense” reflects the elimination of interest expense recognized by Clearwire on its notes payable to Sprint.

ii.	To eliminate related party activity that was recorded in the historical statements of operations of Sprint and Clearwire which were primarily related to wholesale MVNO arrangements between Sprint and Clearwire. This resulted in an adjustment to “Net operating revenues” to eliminate Clearwire’s 4G wholesale revenue from Sprint and Sprint’s 3G wholesale revenue from Clearwire which total $474 million. In addition, “Cost of services and products” was adjusted by $485 million to eliminate $474 million of related cost of service and $11 million in other costs.

iii.	To reclassify amounts presented within selling, general and administrative expense in Clearwire’s statement of operations, including property taxes, fees and other costs, to provide conformity with Sprint’s presentation in costs of services and products.

Note 8—Clearwire Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price of approximately $4.1 billion has been allocated, based on preliminary estimates of fair value, using the historical unaudited financial statements of Clearwire as of December 31, 2012. The following unaudited pro forma adjustments result from the preliminary allocation of estimated purchase price to the assets acquired and liabilities assumed in connection with the Clearwire Acquisition.

(a)	The Clearwire Acquisition is being treated as a business combination with Sprint as the accounting acquirer. Consequently, the estimated acquisition-date fair value of the purchase price will be allocated to the assets acquired and the liabilities assumed by Sprint. As indicated above, the purchase price is estimated to be approximately $4.1 billion, which exceed Clearwire’s net book value of $1.9 billion as of December 31, 2012 by approximately $2.2 billion, which will be allocated to the assets acquired and liabilities assumed. The estimated purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

	Clearwire’s December 31, 2012 historical carrying value	Purchase price adjustment	Preliminary fair value
Current assets(i)	$992	(31)	$961
Property, plant and equipment, net(ii)	2,259	(447)	1,812
FCC licenses and other(iii)	4,274	4,475	8,749
Other assets(iv)	141	(53)	88
Current liabilities	(406)	—	(406)
Long-term debt, financing and capital lease obligations(v)	(4,271)	(692)	(4,963)
Deferred tax liabilities(vi)	(144)	(1,400)	(1,544)
Other liabilities(vii)	(963)	381	(582)

Total	$1,882	$2,233	$4,115

i.	Adjustment includes a decrease in the current deferred tax assets resulting from other purchase accounting adjustments related to the Clearwire Acquisition. Additionally, refer to (vi) below.
ii.	Adjustment reflects a $447 million decrease in net property, plant and equipment, reflecting the estimated replacement cost of assets.
iii.	Adjustment primarily relates to a $4.5 billion increase in FCC licenses.
iv.	Adjustment primarily consists of the elimination of $62 million of debt issue costs for which there is no future economic benefit to a market participant.
v.	Adjustment represents a $692 million increase in the carrying value of debt to reflect its estimated fair value as of December 31, 2012. The premium resulting from the excess of estimated fair value over historical carrying value will be amortized as a reduction of interest expense in future periods. See Note 8(f).
vi.	Adjustment includes the estimated deferred tax effects of the purchase price allocation, which together with the adjustment to current deferred income taxes noted in (i) above, results in an estimated increase in net deferred tax liability resulting primarily from the excess of estimated fair values over historical carrying amounts.
vii.	Adjustment includes elimination of $717 million of deferred rents related to straight lining operating leases, offset by estimated adjustments to unfavorable lease liabilities of $336 million related to operating leases.

(b)	Reflects estimated fees, such as investment bankers, legal, regulatory and other, relating to the Clearwire Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(c)	Reflects a net decrease to cost of services and products associated with amortization of the fair value adjustments to Clearwire’s leased assets, including spectrum. The adjustment to cost of services and products was calculated using a weighted average remaining lease term of approximately 24 and 5 years for leased spectrum and facilities, respectively.

(d)	Reflects the estimated adjustment to depreciation expense for the preliminary purchase price adjustment of $447 million made to Clearwire’s property, plant and equipment. The adjustment to depreciation expense was calculated using a weighted average remaining useful life of approximately 4 years.

(e)	Reflects the adjustment to eliminate historical amortization expense for the preliminary purchase price adjustment of approximately $57 million made to reduce Clearwire’s other definite lived intangible assets to zero.

(f)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a consequence of adjusting Clearwire’s outstanding debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Clearwire’s outstanding debt is being amortized over the remaining period to maturity of the debt, which ranges from approximately 3 to 5 years as of December 31, 2012.

(g)	The consolidated pro forma total income tax expense was calculated as if Clearwire had been a subsidiary of Sprint during the year ended December 31, 2012. The pro forma tax expense is principally attributable to New Sprint’s inability to schedule the reversal of taxable temporary differences resulting from tax amortization on FCC licenses as well as New Sprint’s inability to recognize loss benefits. The difference between the combined federal and state statutory income tax rate of 39% and the resulting effective rate is primarily the result of the expected inability of New Sprint to recognize benefits attributable to net losses due to the uncertainty of the ultimate realization of the tax benefits. See the notes relating to income tax included with the historical financial information of Sprint, which is incorporated by reference into this proxy statement-prospectus, and of Clearwire, which are included in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this proxy statement-prospectus.

Other Transactions

Note 9—Liquidity

The assumed consummation of the SoftBank Merger, offset by the effects of the assumed consummation of the Clearwire Acquisition, will increase the balance of cash and cash equivalents by approximately $2.9 billion for the combined company. However, there has been no effect given to assume investment income or use of proceeds, except with respect to the proposed all-cash acquisition of Clearwire.

In connection with the Clearwire Acquisition, Clearwire and Sprint have entered into agreements that provide up to $800 million of additional financing for Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions. Under the financing agreements, Sprint has agreed to purchase up to $80 million of exchangeable notes per month for up to ten months beginning in January 2013, with some of the monthly purchases subject to certain funding conditions, including the consummation of the proposed Clearwire Acquisition.

The Clearwire Acquisition does not accelerate any of the stated maturity dates of Clearwire’s debt; however, holders of Clearwire’s exchangeable notes will have the right to require Clearwire to repurchase all of the exchangeable notes at an amount equal to 100% of the principal amount, plus any unpaid accrued interest at the repurchase date. If all holders required Clearwire to repurchase the exchangeable notes, the total principal payment would approximate $629 million.

Note 10—Subsequent Events

On February 26, 2013, Sprint and Clearwire amended the exchangeable notes agreement to remove the network build out condition to Sprint’s obligation to provide financing for the last three draws (in August, September and October 2013) totaling $240 million. In addition, Clearwire did not draw any amounts under the terms of the financing arrangements during January and February 2013. Clearwire has elected to draw under the financing agreements for the month of March 2013 and has received a draw amount of $80 million.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth per share data regarding loss from continuing operations and book value for Sprint on a historical and unaudited pro forma equiavelent basis and New Sprint on a historical and unaudited pro forma combined basis. The unaudited pro forma per share amounts were computed as if the SoftBank Merger and the Clearwire Acquisition had been completed on January 1, 2012 by giving pro forma effect to the related transactions including (a) the proposed SoftBank Merger whereby Sprint would become a wholly owned subsidiary of Parent and (b) Sprint’s proposed acquisition of all of the remaining equity interests in Clearwire not currently held by Sprint. Additionally, for purposes of the unaudited pro forma book value per common share, the amount was computed as if the above transactions had been completed on December 31, 2012 as well as the additional equity capitalization of Parent. Refer to “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—] for additional information regarding unaudited pro forma adjustments. Additionally, the amount of stock exchanged in the SoftBank Merger may vary as described under “The Merger Agreement—Consideration to be Received in the SoftBank Merger” beginning on page [—]. These amounts do not necessarily reflect future per share amounts of losses from continuing operations and book value per share of New Sprint.

The following comparative historical and unaudited pro forma per share data is derived from the historical consolidated financial statements of Sprint and Clearwire and adjusted to give pro forma effect to agreements and events that are directly attributable to the transactions described above. The information below should be read in conjunction with the historical financial information and accompanying notes of Parent, which are included herein beginning on page F-1, of Sprint, which are incorporated by reference into this proxy statement-prospectus, and of Clearwire, which are included in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this proxy statement-prospectus. You should also read the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—].

	Sprint		Starburst II
	Historical	Unaudited pro forma Equivalent(1)	Historical	Unaudited Pro Forma Combined
As of and for the Year Ended December 31, 2012
Loss from continuing operations per common share:
Basic and Diluted	$(1.44)	$(1.23)	$(8.55)	$(1.23)
Cash dividends per common share	—	—	—	—
Book value per common share	$2.35	NA	$1,001.43	$6.16

(1)	The exchange ratio for the Sprint shareholders electing stock as merger consideration is 1:1.

MARKET PRICES AND DIVIDEND INFORMATION

The Sprint common stock is listed on the NYSE under the symbol “S”. Parent, a direct wholly owned subsidiary of HoldCo, is not currently a publicly traded company. The following table shows the high and low sales price per share of Sprint common stock, for the periods indicated, as reported on the NYSE composite:

	Market Prices
	High	Low
2013:
First Quarter (through March 14, 2013)	$5.97	$5.52

2012:
First Quarter	$3.03	$2.10
Second Quarter	3.33	2.30
Third Quarter	5.76	3.15
Fourth Quarter	6.04	4.79

2011:
First Quarter	$5.26	$4.12
Second Quarter	6.45	4.54
Third Quarter	5.75	2.95
Fourth Quarter	3.39	2.10

2010:
First Quarter	$4.23	$3.10
Second Quarter	5.31	3.81
Third Quarter	5.08	3.82
Fourth Quarter	4.88	3.70

The following table shows the closing sale prices of the Sprint common stock as reported on the NYSE on October 10, 2012, the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank, on October 12, 2012, the last trading day before the SoftBank Merger agreement was announced, and on March 14, 2013, the last full trading day before the date of this proxy statement-prospectus. No assurance can be given concerning the market prices of Sprint common stock before the completion of the transaction or the market price of New Sprint after the completion of the transaction. Immediately following the SoftBank Merger, SoftBank will indirectly hold approximately 70% of the fully-diluted shares of New Sprint common stock and Sprint stockholders and other Sprint equityholders will hold the remaining approximately 30% of New Sprint common stock on a fully-diluted basis. These percentages are fixed in the Merger Agreement and will not be adjusted for changes in the business, financial condition or operating results of Sprint or changes in the market price of Sprint common stock. As a result, the stock price of the New Sprint common stock that Sprint stockholders will receive in the SoftBank Merger may vary significantly from the prices shown in the table below.

Closing Sale Price of Sprint Common Stock
October 10, 2012	$5.04
October 12, 2012	$5.73
March 14, 2013	$5.86

The market price of the Sprint common stock will fluctuate prior to the effective time of the SoftBank Merger. You should obtain current market quotations for the shares.

As of March 12, 2013, there were 3,011,227,619 shares of Sprint common stock outstanding and approximately 44,617 holders of record of Sprint common stock.

In light of conditions in the business and financial markets, Sprint decided in early 2008 that it will not pay dividends for the foreseeable future. In addition, under its revolving bank credit facility, Sprint is currently restricted from paying any cash dividends as a result of its ratio of total indebtedness to trailing four quarters adjusted earnings before interest, taxes, depreciation and amortization, as defined in the amended credit facility. Under its revolving bank credit facility, Sprint may not pay cash dividends unless this ratio is less than 2.5 to 1.0.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement-prospectus, including the matters addressed in the section entitled “Statements Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for the Merger Proposal and the Merger Agreement. In addition, you should read and consider the risks associated with the business of Sprint, and the risks associated with the business of Clearwire, because these risks will also affect New Sprint, particularly if Sprint’s acquisition of Clearwire is consummated. You should also read and consider the other information in this proxy statement-prospectus and the other documents incorporated by reference in this proxy statement-prospectus. See the section entitled “Where You Can Find More Information” beginning on page [—].

Risks Relating to the SoftBank Merger

In the event you receive New Sprint common stock as merger consideration, whether by reason of electing stock or as a result of the proration and allocation rules described in this proxy statement-prospectus, the number of shares of New Sprint common stock you receive will be a fixed number and will not vary based on the market price of Sprint common stock before the effective time of the SoftBank Merger.

At the effective time of the SoftBank Merger, each share of Sprint common stock will be exchanged for either one share of New Sprint common stock or $7.30 in cash, subject to proration and allocation rules. The dollar value of New Sprint common stock that Sprint stockholders receive (whether by electing to receive stock or even if they have not elected to receive New Sprint common stock, as a result of proration or allocation rules) as merger consideration at the effective time of the SoftBank Merger will be based upon the market value of New Sprint common stock at such time, which may be different from, and lower than, the closing price of Sprint common stock prior to the public announcement of the SoftBank Merger or at any time thereafter. The market value of Sprint common stock has ranged from $[—] to $[—] during the period from October 10, 2012, the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank, to [—], 2013, the last full trading day prior to the date of this proxy statement-prospectus. Based on these market values, and assuming that approximately 44.57% of the market value of Sprint common stock represents the value of the New Sprint common stock component of the merger consideration and approximately 55.43% of the market value of the Sprint common stock represents the value of the cash component of the merger consideration (because those percentages represent the approximate stock/cash mix of the aggregate merger consideration, in each case, based on the number of outstanding shares of Sprint common stock as of the date of the Merger Agreement), and assuming no other market or other factors that affect the value of the New Sprint common stock differently from the effect of such factors on Sprint common stock, the implied market value of the New Sprint common stock component of the merger consideration has ranged from $[—] to $[—] during this period. Further, the market value of Sprint common stock will continue to vary in the future due to changes in the business, operations or prospects of Sprint, market assessment of the SoftBank Merger, market and economic considerations and other factors. As a result of the foregoing and other factors, the value of the New Sprint common stock at the effective time of the SoftBank Merger and at any time thereafter cannot be predicted.

Moreover, the effective time of the SoftBank Merger will likely occur a few months after Sprint stockholder approval has been obtained. There will be no adjustment to the stock or cash components of the merger consideration, and the parties do not have a right to terminate the Merger Agreement, solely based upon changes in the market price of Sprint. Sprint stockholders are urged to obtain recent market quotations for Sprint common stock.

New Sprint is a new company with no prior operating history, and the shares of New Sprint common stock have not previously been publicly traded. The value of a share of New Sprint common stock that you may receive in the SoftBank Merger may be less than the per share cash consideration, and the trading price of New Sprint common stock immediately following the effective time of the SoftBank Merger may be different from, and lower than, the closing price of Sprint common stock at the time of the first public announcement of the SoftBank Merger or at any time thereafter. See “—Risks Related to New Sprint—Shares of New Sprint common stock may have a value that is less than the per share cash consideration and the value could fluctuate significantly.”

Shares of New Sprint common stock may have a value that is less than the per share cash consideration of $7.30 or the cash consideration received after application of the proration and allocation rules, and the value of such shares could fluctuate significantly. Based on current trading prices of Sprint common stock, Sprint believes that it is very likely that the shares of New Sprint common stock that Sprint stockholders receive in the SoftBank Merger will have an initial trading price less than the $7.30 per share cash consideration.

The shares of New Sprint common stock for which Sprint stockholders may make an election in the SoftBank Merger may have a value that differs from the cash consideration of $7.30 per existing share of Sprint common stock or the trading price of Sprint common stock or New Sprint common stock at any time. No third-party appraisal or other determination of value was requested or obtained by Sprint’s board of directors with respect to the value of the New Sprint common stock. Accordingly, holders of Sprint common stock who receive shares of New Sprint common stock, whether by reason of electing stock or as a result of the proration and allocation rules described in this proxy statement-prospectus, instead of the cash consideration of $7.30 per share in connection with the SoftBank Merger will be subject to the risk that the per share value of New Sprint common stock may be less than the amount of the per share cash consideration of $7.30, and the trading price of New Sprint common stock immediately following the effective time of the SoftBank Merger may be different from, and lower than, the closing price of Sprint common stock at the time of the first public announcement of the SoftBank Merger or at any time thereafter. Based on current trading prices of Sprint common stock, Sprint believes that it is very likely that the shares of New Sprint common stock that Sprint stockholders receive in the SoftBank Merger will have an initial trading price less than the $7.30 per share cash consideration, and that Sprint stockholders that make a stock election will receive less value per share than Sprint stockholders that make a cash election. In addition, the value of New Sprint common stock could fluctuate significantly for many reasons, including:

•	the risks described in this proxy statement-prospectus;

•	New Sprint’s operating and financial performance and prospects;

•	changes to the competitive landscape;

•	the arrival or departure of key personnel;

•	speculation in the press or the investment community; and

•	general market conditions.

Sprint stockholders may receive consideration that is different from that which they elected to receive.

In the SoftBank Merger, New Sprint will issue a number of shares of New Sprint common stock based on the fixed exchange ratio of one New Sprint common share per Sprint common share and $12.14 billion in cash, such that at the effective time of the SoftBank Merger, SoftBank will hold approximately 70% of the New Sprint equity on a fully diluted basis and former Sprint stockholders and other former Sprint equityholders will hold approximately 30% of the New Sprint equity on a fully diluted basis, assuming there are no dissenting stockholders who perfect their appraisal rights. Because the aggregate cash component of the merger consideration and the aggregate stock component of the merger consideration are both fixed, we cannot assure you that a Sprint stockholder will receive the form of consideration that such stockholder elects to receive with respect to all shares of Sprint common stock held by such stockholder. If elections are made by Sprint stockholders that would result in an oversubscription of the pool of cash, those electing to receive cash will have the cash component of their per share merger consideration reduced by a pro rata amount and will receive the remainder of their merger consideration in the form of New Sprint common stock. If elections are made by Sprint stockholders that would result in an oversubscription of the pool of stock, those electing to receive stock will have the stock component of their per share merger consideration reduced by a pro rata amount and will receive the remainder of their merger consideration in the form of cash. Accordingly, even if you make a cash or stock election, there is a risk that you will receive a portion of the merger consideration in a form that you do not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received only the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). For more information about the tax consequences, see “Material United States Federal Income Tax Consequences of the SoftBank Merger” beginning on page [—].

None of SoftBank (or any of its subsidiaries), New Sprint, Sprint or the Sprint board of directors has received an opinion from a financial advisor as to New Sprint common stock or makes any recommendation regarding the New Sprint common stock or with respect to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election.

None of SoftBank (or any of its subsidiaries), New Sprint, Sprint or the Sprint board of directors makes any recommendation regarding the New Sprint common stock or as to whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Sprint’s board of directors has not received an opinion from any financial or other advisor as to the fairness, from a financial point of view, of the shares of New Sprint common stock, standing alone, to the Sprint stockholders. Sprint’s board of directors did not obtain an independent valuation or appraisal of the value of the shares of New Sprint common stock or the consolidated assets and liabilities of New Sprint subsequent to the effective time of the SoftBank Merger. A stockholder’s determination to make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two is a purely voluntary decision, and in certain circumstances, you may receive New Sprint common stock in exchange for some of your shares of Sprint common stock, despite that you elected only cash or did not make any election. New Sprint is a new company with no prior operating history. The per share value of the New Sprint common stock that you may receive in the SoftBank Merger may have a value less than the per share cash consideration, and the trading price of New Sprint common stock immediately following the effective time of the SoftBank Merger may be different from, and lower than, the closing price of Sprint common stock prior to the first public announcement of the SoftBank Merger or at any time thereafter. See “—Risks Related to New Sprint—Shares of New Sprint common stock may have a value that is less than the per share cash consideration and the value could fluctuate significantly.” In addition, the effective time of the SoftBank Merger will likely occur at least several weeks after the Sprint special stockholders’ meeting, and the trading price of the Sprint common stock may be different from, and lower than, the trading price of Sprint common stock immediately prior to the Sprint special stockholders’ meeting. You should carefully consider all of the information included or incorporated in this proxy statement-prospectus, including the risk factors set forth in this section.

Officers and directors of Sprint may have certain interests in the SoftBank Merger that are different from, or in addition to or in conflict with, interests of Sprint stockholders. These interests may be perceived to have affected their decision to support or approve the SoftBank Merger.

Sprint officers and directors may have certain interests in the SoftBank Merger that are different from, or in addition to or in conflict with, interests of Sprint stockholders. These interests include, but are not limited to, the treatment of Sprint stock options, restricted stock units and performance units held by directors and executive officers of Sprint in the SoftBank Merger, the continued employment after the SoftBank Merger of certain executive officers, including Daniel R. Hesse as Chief Executive Officer, the continued positions of certain directors after the SoftBank Merger, the potential payment of certain severance payments and benefits to executive officers and the indemnification of former Sprint officers and directors by New Sprint. Sprint stockholders should be aware of these interests when considering Sprint’s board of directors’ recommendation to adopt the Merger Agreement. Please see “The SoftBank Merger—Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger.”

The Merger Agreement contains provisions that could affect the decisions of a third party considering making an alternative acquisition proposal to the SoftBank Merger.

Under the terms of the Merger Agreement, in certain circumstances Sprint may be required to pay to SoftBank a termination fee of $600 million, or to pay certain fees of the SoftBank Entities up to a maximum of $75 million, in connection with termination of the Merger Agreement. In addition, the Merger Agreement limits the ability of Sprint to initiate, solicit, encourage or facilitate acquisition or merger proposals from a third party. These provisions could affect the decision by a third party to make a competing acquisition proposal, or the structure, pricing and terms proposed by a third party seeking to acquire or merge with Sprint. Please see “The Merger Agreement—Termination Fees” and “The Merger Agreement—Solicitation of Alternative Offers.”

Pending litigation against Sprint, SoftBank and Clearwire could result in an injunction preventing the completion of the SoftBank Merger or the Clearwire Acquisition and the payment of damages in the event the SoftBank Merger or the Clearwire Acquisition are completed and may adversely affect New Sprint’s business, financial condition or results of operations following the SoftBank Merger or the Clearwire Acquisition.

In connection with the SoftBank Merger and as of the date of this proxy statement-prospectus, purported stockholders of Sprint have filed several stockholder class action complaints against Sprint, its directors and the SoftBank Entities alleging, among other things, that the Sprint board of directors conducted an unfair sales process resulting in unfair consideration to the Sprint stockholders in the SoftBank Merger. The complaints assert that members of Sprint’s board of directors breached their fiduciary duties in agreeing to the SoftBank Merger and in agreeing to the issuance of the Bond, and that SoftBank aided and abetted these alleged breaches of fiduciary duties. The lawsuits seek to enjoin the SoftBank Merger and seek unspecified monetary damages.

In addition, in connection with the Clearwire Acquisition and as of the date of this proxy statement prospectus, purported stockholders of Clearwire have filed several stockholder class action complaints against Clearwire, its directors and Sprint, alleging, among other things, that the Clearwire board of directors conducted an unfair sales process resulting in an unfair consideration to the Clearwire stockholders in the Clearwire Acquisition. The complaints assert that members of Clearwire’s board of directors breached their fiduciary duties in agreeing to the Clearwire Acquisition and some of the complaints assert that Sprint breached fiduciary duties owed to Clearwire’s non-Sprint stockholders. The lawsuits seek to enjoin the Clearwire Acquisition and seek unspecified monetary damages, and one lawsuit seeks to enjoin the SoftBank Merger. If the Clearwire Acquisition is consummated, Sprint will assume Clearwire’s potential liability under these lawsuits, including the obligation to defend the lawsuits and indemnification obligations with respect to former Clearwire directors.

These actions could prevent or delay the completion of the SoftBank Merger or the Clearwire Acquisition, divert management attention from operating Sprint’s businesses and result in substantial costs to Sprint and New Sprint, including any costs associated with indemnification of Sprint or Clearwire directors. The defense or settlement of any lawsuit or claim that remains unresolved at the time the SoftBank Merger or the Clearwire Acquisition is completed may be costly and adversely affect New Sprint’s business, financial condition or results of operation. See “The SoftBank Merger—Stockholder Lawsuits Challenging the SoftBank Merger” beginning on page [—].

The SoftBank Merger and the Clearwire Acquisition are subject to various closing conditions, and uncertainties related to the SoftBank Merger and the Clearwire Acquisition, or the potential failure to complete the SoftBank Merger or the Clearwire Acquisition, could negatively impact Sprint’s business or share price.

The SoftBank Merger and the Clearwire Acquisition are subject to the satisfaction of a number of conditions beyond New Sprint’s or Sprint’s control, and there is no assurance that the SoftBank Merger or the Clearwire Acquisition and the respective related transactions will occur on the terms and timeline currently contemplated or at all, or that the conditions to the SoftBank Merger or the Clearwire Acquisition will be satisfied or waived in a timely manner or at all. Any delay in completing the SoftBank Merger or the Clearwire Acquisition could cause

New Sprint not to realize, or delay the realization of, some or all of the benefits that New Sprint expects to achieve from the SoftBank Merger or that Sprint expects to achieve from the Clearwire Acquisition. In addition, the efforts to satisfy the closing conditions of the SoftBank Merger and the Clearwire Acquisition, including the regulatory approval process, may place a significant burden on Sprint’s management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the SoftBank Merger process could adversely affect Sprint’s business, results of operations and financial condition.

The Merger Agreement with SoftBank limits Sprint’s ability to pursue alternatives to the SoftBank Merger. These restrictions may prevent Sprint from pursuing attractive business opportunities and making other changes to its business prior to the effective time of the SoftBank Merger or termination of the Merger Agreement, and if the SoftBank Merger is not consummated, Sprint may not be able to fund its capital needs from external resources on terms acceptable to it or without modifying its business plan. Sprint could also be subject to litigation related to any failure to complete the SoftBank Merger.

Uncertainty about the completion and effect of the SoftBank Merger or the Clearwire Acquisition on Sprint, Clearwire or their respective employees or customers may have an adverse effect on Sprint’s share price and business, including as a result of attempts by other communications providers to persuade Sprint’s customers to change service providers, which could increase the rate of Sprint’s subscriber churn and have a negative impact on Sprint’s subscriber growth, revenue and results of operations. These uncertainties may also impair Sprint’s ability to preserve employee morale and attract, retain and motivate key employees until the SoftBank Merger is completed. If key employees depart because of uncertainty about their future roles and the potential complexities of the SoftBank Merger or a desire not to remain with the business after the completion of the SoftBank Merger, Sprint’s business could be harmed.

If the proposed SoftBank Merger or the Clearwire Acquisition is not completed, the share price of Sprint’s common stock may decline to the extent that the current market price of Sprint common stock reflects an assumption that the SoftBank Merger, the Clearwire Acquisition and the respective related transactions will be completed. In addition, upon termination of the Merger Agreement, under specified circumstances (including in connection with a superior offer), Sprint may be required to pay a termination fee of $600 million. Also, if the Merger Agreement is terminated because Sprint stockholders do not approve the Merger Proposal, subject to the provisions of the Merger Agreement, then Sprint may be required to reimburse SoftBank for its fees and expenses incurred in connection with the Merger Agreement up to $75 million. See “—The Merger Agreement contains provisions that could affect the decisions of a third party considering making an alternative acquisition proposal to the SoftBank Merger.” Further, upon termination of the Clearwire Acquisition Agreement, under specified circumstances, Sprint may be required to pay a termination fee of $120 million (payable in cancellation of indebtedness), and under certain circumstances, Clearwire may also be entitled to receive from Sprint a supplemental prepayment for LTE services on January 15, 2014 in the amount of $100 million (conditioned upon the completion of site build-out targets pursuant to a commercial agreement currently in effect between Sprint and Clearwire and credited against certain of Sprint’s obligations under such agreement).

Further, a failed or significantly delayed SoftBank Merger or Clearwire Acquisition may result in negative publicity and a negative impression of Sprint in the investment community. Any disruptions to Sprint’s business resulting from the announcement and pendency of the SoftBank Merger or the Clearwire Acquisition and from intensifying competition from its competitors, including any adverse changes in its relationships with its customers, vendors, suppliers and employees or recruiting and retention efforts, could continue or accelerate in the event of a failed transaction. In addition, Sprint will not have the right to a termination fee from Clearwire if the Clearwire Acquisition Agreement is terminated, regardless of the actual amount of Sprint’s damages or costs incurred in connection with the Clearwire Acquisition. There can be no assurance that Sprint’s business, these relationships or its financial condition will not be negatively impacted, as compared to the condition prior to the announcement of the SoftBank Merger, if the SoftBank Merger or the Clearwire Acquisition are not consummated.

If SoftBank’s financing for the SoftBank Merger is not funded, the SoftBank Merger may not be completed. In the event of a financing failure, and the termination of the Merger Agreement under certain circumstances, Sprint’s remedies are limited to receipt of the $600 million reverse termination fee, which may not reflect the actual damages incurred by Sprint if the SoftBank Merger is not completed.

SoftBank intends to fund the cash required in connection with the SoftBank Merger and related transactions largely with debt financing. On December 18, 2012, SoftBank entered into the Credit Agreement with the Lenders for the Debt Financing for the SoftBank Merger. To the extent one or more of the Lenders is unwilling to, or unable to, fund its portion of the Debt Financing commitments under the Credit Agreement, the other Lenders are not obligated to assume the unfunded commitments and SoftBank may be required to seek alternative financing or fund such portion of the commitments itself. The Lenders’ Debt Financing commitments are subject to the satisfaction of various conditions, including conditions relating to any of Sprint’s outstanding indebtedness that may become payable as a result of the SoftBank Merger, the satisfaction or waiver of the conditions to the SoftBank Merger, the execution of satisfactory documentation and other customary closing conditions, among others. The Lenders’ commitments to provide the Debt Financing under the Credit Agreement expire on November 18, 2013. See “The SoftBank Merger—Financing” beginning on page [—].

Under the Merger Agreement, SoftBank is obligated to use its reasonable best efforts (i) to obtain the Debt Financing on the terms set forth in the debt commitment letters that the Lenders executed in connection with the Debt Financing and upon which the Credit Agreement is based and (ii) in the event the Debt Financing is not available, to obtain alternative financing on financial terms no more favorable to SoftBank and subject to conditions not less favorable to SoftBank. In the event that all or any portion of the Debt Financing is not available under the Credit Agreement, financing alternatives may not be available on acceptable terms, in a timely manner or at all. If SoftBank is unable to obtain the funding from the Lenders, or any alternative financing, the completion of the SoftBank Merger may be jeopardized.

Under certain circumstances, Sprint may seek to require SoftBank to issue a borrowing certificate, borrowing notice or similar document pursuant to the SoftBank Debt Financing documents in order to permit the SoftBank Merger closing to occur. Sprint will have the right to terminate the Merger Agreement and SoftBank will be required to pay Sprint a $600 million reverse termination fee if (a) the SoftBank Merger is not consummated within 11 business days following Sprint’s notice to SoftBank that all conditions to closing have been satisfied or (b) during the 30 business day period beginning on April 15, 2013, the Credit Agreement has been terminated and SoftBank is not party to an alternative debt commitment letter or definitive financing documents which, in either case, provide for Debt Financing to be available from April 15, 2013 until October 15, 2013. SoftBank will also be required to pay a reverse termination fee if the Merger Agreement is terminated at the End Date or by Sprint due to a breach by SoftBank and, at the time of such termination, all of the closing conditions are satisfied (other than delivery of the parties’ closing certificates) and there was an uncured financing failure. See “The Merger Agreement—Termination Fees” beginning on page [—]. If the Merger Agreement is terminated under any circumstance that entitles Sprint to receive the reverse termination fee, the right to receive the reverse termination fee is Sprint’s only remedy and Sprint cannot otherwise seek damages from SoftBank for the failure of the SoftBank Merger to be completed or for any other matter, regardless of the actual amount of Sprint’s damages.

The pro forma financial statements and financial forecasts included in this proxy statement-prospectus are presented for illustrative purposes only and may not be an indication of New Sprint’s, Sprint’s or Clearwire’s financial condition or results of operations following the SoftBank Merger or the Clearwire Acquisition.

The pro forma financial statements and financial forecasts contained in this proxy statement-prospectus are presented for illustrative purposes only based on various adjustments, assumptions and preliminary estimates and may not be an indication of New Sprint’s, Sprint’s or Clearwire’s financial condition or results of operations following the SoftBank Merger or the Clearwire Acquisition for several reasons, including that the financial statements on which the pro forma financial statements are based were prepared on an individual company basis and the pro forma financial statements may not reflect the operations of a combined company. The financial forecasts were prepared during the period prior to the execution of the Merger Agreement on October 15, 2012 and have not been updated. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—] and “The SoftBank Merger—Certain Financial Scenarios Prepared by the Management of Sprint” beginning on page [—]. The actual financial condition and results of operations of New Sprint, Sprint or Clearwire following the SoftBank Merger or Clearwire Acquisition may not be consistent with, or evident from, these pro forma financial statements or financial forecasts. In addition, the assumptions used in preparing the pro forma financial information and financial forecasts may not prove to be accurate, and other factors may affect New Sprint’s, Sprint’s or Clearwire’s financial condition or results of operations following the SoftBank Merger or the Clearwire Acquisition. Any potential decline in New Sprint’s, Sprint’s or Clearwire’s financial condition or results of operations may cause significant variations in the stock price of New Sprint.

The SoftBank Merger and the Clearwire Acquisition are subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose measures to protect national security and classified projects or other conditions that could have an adverse effect on New Sprint, or, if not obtained, could prevent completion of the SoftBank Merger or the Clearwire Acquisition.

While the Antitrust Division and the FTC granted early termination of the waiting period under the HSR Act on December 6, 2012 with respect to the SoftBank Merger, before the SoftBank Merger or the Clearwire Acquisition may be completed, various approvals or consents must be obtained from other regulatory entities. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider the effect of the SoftBank Merger and the Clearwire Acquisition on competition and other relevant public interest factors within their relevant jurisdiction. Due to the substantial foreign ownership of New Sprint shares following the SoftBank Merger, each of the FCC, DSS and CFIUS may take measures and impose conditions to protect national security and classified projects, certain of which may materially and adversely affect New Sprint’s operating results, due to increasing the costs of compliance with security measures and limiting New Sprint’s control over certain U.S. facilities, contracts, personnel, and operations. In addition, the terms and conditions of any other approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of New Sprint’s business. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the SoftBank Merger or the Clearwire Acquisition or imposing additional material costs on, or materially limiting the revenues of, New Sprint following the SoftBank Merger or the Clearwire Acquisition. In addition, neither New Sprint nor Sprint can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the SoftBank Merger or the Clearwire Acquisition. For further information, see “The SoftBank Merger—Regulatory Matters” beginning on page [—].

The SoftBank Merger will result in an ownership change for Sprint under Section 382 of the Code, potentially limiting Sprint’s use of net operating loss carryforwards, referred to as “NOLs,” tax credits and other tax attributes to offset future taxable income or tax liabilities.

Sprint has substantial NOLs, tax credits and other tax attributes for U.S. federal and state income tax purposes. The utilization of Sprint’s NOLs, tax credits and other tax attributes following the SoftBank Merger depends on the timing and amount of taxable income earned by Sprint in the future, which Sprint is not able to predict. Moreover, the SoftBank Merger will result in an ownership change for Sprint under Section 382 of the Code, potentially limiting the use of Sprint’s NOLs to offset future taxable income for both U.S. federal and state income tax purposes. Section 383 of the Code applies a similar limitation to capital loss and certain tax credit carryforwards of a corporation which experiences such an ownership change. These limitations may affect the timing of when these NOLs, tax credits and other tax attributes may be used which, in turn, may impact the timing and amount of cash taxes payable by Sprint. These tax attributes are generally subject to expiration at various times in the future to the extent that they have not previously been applied to offset the taxable income or tax liabilities of Sprint.

Risks Relating to New Sprint

So long as SoftBank controls New Sprint, other holders of New Sprint common stock will have limited ability to influence matters requiring stockholder approval, and if you are a holder of New Sprint common stock, SoftBank’s interest may conflict with yours.

Following the effective time of the SoftBank Merger, SoftBank will beneficially own approximately 69.642% of New Sprint, on a fully diluted basis, assuming SoftBank does not exercise any portion of the Warrant (and excluding shares issuable upon exercise of the Warrant) and assuming there are no dissenting stockholders who perfect their appraisal rights. If SoftBank fully exercises the Warrant, SoftBank will beneficially own 70% of New Sprint following the effective time of the SoftBank Merger, on a fully diluted basis, assuming there are no dissenting stockholders who perfect their appraisal rights. Further, to the extent there are dissenting stockholders, SoftBank’s beneficial ownership of New Sprint will increase. As a result, until such time as SoftBank and its controlled affiliates hold shares representing less than a majority of the votes entitled to be cast by the holders of outstanding New Sprint common stock at a stockholder meeting, SoftBank generally will have the ability to control the outcome of any matter submitted for the vote of New Sprint stockholders, except in certain circumstances set forth in New Sprint’s certificate of incorporation or bylaws.

In addition, pursuant to the Merger Agreement, New Sprint will be subject to certain requirements and limitations regarding the composition of the New Sprint board of directors. However, many of those requirements and limitations expire on or prior to the third anniversary of the effective time of the SoftBank Merger. Thereafter, for so long as SoftBank and its controlled affiliates hold shares of New Sprint common stock representing at least a majority of the votes entitled to be cast by the holders of New Sprint common stock at a stockholder meeting, SoftBank will be able to freely nominate and elect all the members of New Sprint’s board of directors, subject only to a requirement that a certain number of directors qualify as “Independent Directors,” as such term is defined in the NYSE listing rules, and applicable law. The directors elected by SoftBank will have the authority to make decisions affecting the capital structure of New Sprint, including the issuance of additional capital stock or options, the incurrence of additional indebtedness, the implementation of stock repurchase programs and the declaration of dividends.

The interests of SoftBank may not coincide with the interests of the other New Sprint stockholders, and the other New Sprint stockholders will not have received any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein. The business, financial and operating policies of Sprint in effect prior to the effective time of the SoftBank Merger may not continue following the effective time of the SoftBank Merger. SoftBank’s ability, subject to the limitations in the New Sprint certificate of incorporation and bylaws, to control all matters submitted to New Sprint’s stockholders for approval will limit the ability of other stockholders to influence corporate matters and, as a result, New Sprint may take actions that its stockholders do not view as beneficial. As a result, the market price of New Sprint common stock could be adversely affected. In addition, the existence of a controlling stockholder of New Sprint may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, New Sprint. A third party would be required to negotiate any such transaction with SoftBank, and the interests of SoftBank with respect to such transaction may be different from the interests of other New Sprint stockholders.

Subject to limitations in the New Sprint certificate of incorporation, as will be in effect at the effective time of the SoftBank Merger, that limit SoftBank’s ability to engage in a certain competing businesses in the United States or take advantage of certain corporate opportunities, SoftBank is not restricted from competing with New Sprint or otherwise taking for itself or its other affiliates certain corporate opportunities that may be attractive to Sprint.

The rights of New Sprint stockholders will be different than the rights of Sprint stockholders.

Sprint stockholders who receive New Sprint common stock in the SoftBank Merger will become New Sprint stockholders, and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of New Sprint and Delaware corporate law. As a result, there will be material differences between the current rights of Sprint stockholders and the rights they can expect to have as New Sprint stockholders. You should carefully review the forms of New Sprint’s certificate of incorporation and bylaws to be in effect at the effective time of the SoftBank Merger, copies of which are attached as Exhibits B and C, respectively, to Annex A to this proxy statement-prospectus. By becoming a stockholder in New Sprint, holders of New Sprint common stock are deemed to have notice of and to have consented to the provisions of New Sprint’s certificate of incorporation and bylaws, including with respect to the provisions that are described above and elsewhere in this proxy statement-prospectus, including “Comparison of Rights of Holders of Sprint Common Stock and New Sprint Common Stock” beginning on page [—] and “Control and Management of New Sprint After the SoftBank Merger—Limitations, Restrictions and Conditions on SoftBank’s Conduct of Business and Exercise of Rights” beginning on page [—].

Holders of New Sprint common stock may experience economic and voting dilution as a result of future issuances of capital stock.

New Sprint’s certificate of incorporation will authorize the issuance of up to 9,000,000,000 shares of voting common stock and 1,000,000,000 shares of non-voting common stock. New Sprint has no current plans to issue any of these shares, but the issuance of shares of voting common stock would result in economic and voting dilution to all stockholders, and the issuance of shares of non-voting common stock would result in economic dilution to all stockholders. For example, New Sprint may use shares of its voting or non-voting common stock from time to time as consideration in connection with the acquisition of other companies, and New Sprint may grant or sell, or grant equity awards to acquire, shares of New Sprint voting or non-voting common stock (or instruments convertible into New Sprint non-voting common stock) to third parties, including members of New Sprint’s management or its directors.

Any inability to resolve favorably any disputes that may arise between New Sprint and SoftBank may result in a reduction in the value of New Sprint common stock.

Disputes may arise between SoftBank and New Sprint in a number of areas, including:

•	business combinations involving New Sprint;

•	sales or dispositions by SoftBank of all or any portion of its ownership interest in New Sprint;

•	the nature, quality and pricing of services SoftBank may agree to provide New Sprint;

•	arrangements with third parties that are exclusionary to SoftBank or New Sprint; and

•	business opportunities that may be attractive to both SoftBank and New Sprint.

New Sprint may not be able to resolve any potential conflicts, and even if it does, the resolution may be less favorable than if New Sprint were dealing with an unaffiliated party.

The agreements New Sprint enters into with SoftBank may be amended upon agreement between the parties. While New Sprint is controlled by SoftBank, it may not have the leverage to negotiate amendments to these agreements if required on terms as favorable to New Sprint as those that New Sprint would negotiate with an unaffiliated third party.

SoftBank’s ability to control New Sprint’s board of directors may make it difficult for New Sprint to recruit independent directors.

For so long as SoftBank and its controlled affiliates hold shares of New Sprint common stock representing at least a majority of the votes entitled to be cast by the holders of New Sprint common stock at a stockholders’ meeting, SoftBank will be able to elect all of the members of New Sprint’s board of directors commencing three years following the effective time of the SoftBank Merger. Further, the interests of SoftBank and New Sprint’s other stockholders may diverge. Under these circumstances, persons who might otherwise accept an invitation to join New Sprint’s board of directors may decline.

New Sprint will be a “controlled company” within the meaning of the NYSE rules and, as a result, will be relying on exemptions from certain corporate governance requirements that provide protection to stockholders of companies that are not “controlled companies.”

Following the SoftBank Merger, SoftBank will own more than 50% of the total voting power of New Sprint common shares and, as a result, New Sprint will be a “controlled company” under the NYSE corporate governance standards. As a controlled company, New Sprint will be exempt under the NYSE standards from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of New Sprint’s board of directors consists of independent directors;

•	that New Sprint have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that New Sprint have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that an annual performance evaluation of the nominating and governance committee and compensation committee be performed.

As a result of New Sprint’s use of the “controlled company” exemptions, holders of New Sprint common stock will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

New Sprint’s ability to pay dividends depends on Sprint’s performance and may be limited or otherwise restricted.

Following the SoftBank Merger, Sprint will be a wholly owned subsidiary of New Sprint, and New Sprint’s principal asset will consist of the shares of Sprint common stock. New Sprint currently does not intend to pay dividends, but should it wish to do so in the future, New Sprint’s ability to pay dividends will be limited by its status as a holding company and depends on Sprint’s financial performance and its ability to pay dividends or otherwise make distributions to New Sprint. In addition, under Delaware law, New Sprint is permitted to pay cash dividends on its capital stock only out of its surplus, which generally means the excess of its net assets over the aggregate par value of its issued stock. In the event New Sprint has no surplus, it is permitted to pay cash dividends out of its net profits for the year in which the dividend is declared or in the immediately preceding year. The payment of dividends on New Sprint common stock following the SoftBank Merger will be at the discretion of New Sprint’s board of directors and will depend on many factors, including Sprint’s results of operations, financial condition, earnings, capital requirements, limitations under its debt agreements and other legal requirements.

An investment in New Sprint common stock may be less liquid than an investment in Sprint common stock.

New Sprint common stock may be less liquid than Sprint common stock because (a) the aggregate value of the publicly held New Sprint common stock at the effective time of the SoftBank Merger will be substantially less than the aggregate value of the publicly held Sprint common stock outstanding immediately prior to the SoftBank Merger (as a result of the payment of the cash component of the merger consideration), and (b) unlike the publicly held Sprint common stock, all of the publicly held New Sprint common stock will be minority shares of a company controlled by SoftBank, which will own approximately 70% of the fully diluted equity of New Sprint following the effective time of the SoftBank Merger. See “—So long as SoftBank controls New Sprint, other holders of New Sprint common stock will have limited ability to influence matters requiring stockholder approval, and if you are a holder of New Sprint common stock, SoftBank’s interest may conflict with yours.”

If the FCC’s foreign ownership policies change, there could be significant impacts on New Sprint following the SoftBank Merger.

The Communications Act requires that no wireless licensee have more than 25% indirect foreign ownership, if the FCC determines that the public interest would be served by applying such a restriction. Under the FCC’s current rules, an indirect foreign investment is entitled to a public interest presumption if total non-World Trade Organization (“WTO”) ownership of the licensee, remains below 25%. Sprint and SoftBank have requested that the FCC apply this presumption to the case of SoftBank’s investment in Sprint. The FCC’s foreign ownership rules implement U.S. treaty obligations, but there is no guarantee that the FCC will continue to maintain its current rules, or that it will not modify aspects of the rules, including the levels and types of permissible foreign ownership. The FCC has a pending proceeding to consider whether it should modify aspects of its foreign ownership rules. In general, the FCC has proposed rule changes that would streamline its procedures and reduce regulatory burdens for granting approvals to exceed the statutory 25% limit on indirect foreign ownership. Although no rule changes have been proposed that would reduce the permissible level of foreign ownership in New Sprint, if the FCC were to take action in this way, SoftBank could be required to divest part or all of its New Sprint interest, potentially on terms that would be unfavorable and would negatively affect the value of New Sprint, and New Sprint could be required to obtain capital on less advantageous terms than might otherwise be available from SoftBank or other potential foreign investors.

Risks Relating to Sprint

The following risks are those that relate to Sprint’s business and operations. At the effective time of the SoftBank Merger, New Sprint will be a holding company and its business and operations will include those of Sprint, and therefore, those risks that relate to Sprint will also relate to New Sprint.

If Sprint is not able to retain and attract wireless subscribers, its financial performance will be impaired.

Sprint is in the business of selling communications services to subscribers, and its economic success is based on Sprint’s ability to retain current subscribers and attract new subscribers. If Sprint is unable to retain and attract wireless subscribers, Sprint’s financial performance will be impaired, and it could fail to meet its financial obligations. Beginning in 2008 through 2012, Sprint experienced net decreases in its total retail postpaid subscriber base of approximately 9.7 million subscribers.

Sprint’s ability to retain existing subscribers and to compete successfully for new subscribers and reduce its rate of churn depends on, among other things:

•

Sprint’s successful execution of marketing and sales strategies, including the acceptance of its value proposition; service delivery and customer care activities, including new account set up and billing; and credit and collection policies;

•	the ability of Clearwire to successfully obtain additional financing for the continued operation and build-out of its 4G networks;

•

the successful deployment and completion of Sprint’s network modernization plan, Network Vision, including a multi-mode network infrastructure, successful LTE implementation and deployment, and push-to-talk capabilities of comparable quality to Sprint’s existing Nextel platform push-to-talk capabilities;

•

Sprint’s ability to mitigate churn as it migrates Nextel platform push-to-talk subscribers to other offerings on the Sprint platform, which include offerings on Sprint’s multi-mode network, such as Sprint Direct Connect® and LTE;

•	actual or perceived quality and coverage of Sprint’s networks, including Clearwire’s 4G WiMAX network;

•	public perception about Sprint’s brands;

•	Sprint’s ability to anticipate and develop new or enhanced technologies, products and services that are attractive to existing or potential subscribers;

•	Sprint’s ability to access additional spectrum;

•

Sprint’s ability to anticipate and respond to various competitive factors affecting the industry, including new technologies, products and services that may be introduced by Sprint’s competitors, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies that may be implemented by Sprint’s competitors; and

•	Sprint’s ability to maintain its current mobile virtual network operator (MVNO) relationships, including Clearwire, and to enter into new arrangements with MVNOs.

Sprint’s ability to retain subscribers may be negatively affected by industry trends related to subscriber contracts. For example, Sprint and its competitors no longer require subscribers to renew their contracts when making changes to their pricing plans. These types of changes could negatively affect Sprint’s ability to retain subscribers and could lead to an increase in Sprint’s churn rates if Sprint is not successful in providing an attractive product and service mix.

Moreover, service providers frequently offer wireless equipment, such as devices, below acquisition cost as a method to retain and attract subscribers that enter into wireless service agreements for periods usually extending 12 to 24 months. Equipment cost in excess of the revenue generated from equipment sales is referred to in the industry as equipment net subsidy and is generally recognized when title of the device passes to the dealer or end-user subscriber. The cost of multi-functional devices, such as smartphones, including the iPhone®, has increased significantly in recent years as a result of enhanced capabilities and functionality. At the same time, wireless service providers continue to compete on the basis of price, including the price of devices offered to subscribers, which has resulted in increased equipment net subsidy. Sprint has entered into a purchase commitment with Apple, Inc. that increases the average equipment net subsidy for postpaid devices resulting in a reduction to consolidated results from operations and reduced cash flow from operations associated with initiation of service for these devices until such time that retail service revenues associated with customers acquiring these devices exceeds such costs.

Sprint expects to incur expenses to attract new subscribers, improve subscriber retention and reduce churn, but there can be no assurance that its efforts will result in new subscribers or a lower rate of subscriber churn. Subscriber losses and a high rate of churn adversely affect Sprint’s business, financial condition and results of operations because they result in lost revenues and cash flow. Although attracting new subscribers and retention of existing subscribers are important to the financial viability of Sprint’s business, there is an added focus on retention because the cost of adding a new subscriber is higher than the cost associated with retention of an existing subscriber.

As the wireless market matures, Sprint must increasingly seek to attract subscribers from competitors and face increased credit risk from new postpaid wireless subscribers.

Sprint and its competitors increasingly must seek to attract a greater proportion of new subscribers from each other’s existing subscriber bases rather than from first-time purchasers of wireless services. In addition, the higher market penetration also means that subscribers purchasing postpaid wireless services for the first time, on average, have lower credit scores than existing wireless subscribers, and the number of these subscribers Sprint is willing to accept is dependent on Sprint’s credit policies, which may be different than our competitors’ policies. To the extent Sprint cannot compete effectively for new subscribers or if they are not creditworthy, Sprint’s revenues and results of operations will be adversely affected.

Competition and technological changes in the market for wireless services could negatively affect Sprint’s average revenue per subscriber, subscriber churn, operating costs and its ability to attract new subscribers, resulting in adverse effects on Sprint’s revenues, future cash flows, growth and profitability.

Sprint competes with a number of other wireless service providers in each of the markets in which Sprint provides wireless services, and Sprint expects competition may increase if additional spectrum is made available for commercial wireless services and as new technologies are developed and launched. As smartphone penetration increases, Sprint continues to expect an increased usage of data on Sprint’s network. Competition in pricing and service and product offerings may also adversely impact subscriber retention and Sprint’s ability to attract new subscribers, with adverse effects on Sprint’s results of operations. A decline in the average revenue per subscriber coupled with a decline in the number of subscribers would negatively impact Sprint’s revenues, future cash flows, growth and overall profitability, which, in turn, could impact Sprint’s ability to meet Sprint’s financial obligations.

The wireless communications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology and the deployment of unlicensed spectrum devices. This change causes uncertainty about future subscriber demand for Sprint’s wireless services and the prices that Sprint will be able to charge for these services. Spending by Sprint’s competitors on new wireless services and network improvements could enable its competitors to obtain a competitive advantage with new technologies or enhancements that Sprint does not offer. Rapid change in technology may lead to the development of wireless communications technologies, products or alternative services that are superior to Sprint’s technologies, products, or services or that consumers prefer over Sprint’s. If Sprint is unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, Sprint may not be able to compete effectively and could lose subscribers to its competitors.

Some competitors and new entrants may be able to offer subscribers network features or products and services not offered by Sprint, coverage in areas not served by Sprint’s wireless networks or pricing plans that are lower than those offered by Sprint, all of which would negatively affect Sprint’s average revenue per subscriber, subscriber churn, ability to attract new subscribers, and operating costs.

The success of Sprint’s network modernization plan, Network Vision, will depend on the timing, extent and cost of implementation; the performance of third-parties and related parties; upgrade requirements; and the availability and reliability of the various technologies required to provide such modernization.

Sprint must continually invest in its wireless network in order to continually improve its wireless service to meet the increasing demand for usage of Sprint’s data and other non-voice services and remain competitive.

Improvements in Sprint’s service depend on many factors, including continued access to and deployment of adequate spectrum. Sprint must maintain and expand its network capacity and coverage as well as the associated wireline network needed to transport voice and data between cell sites. If Sprint is unable to obtain access to additional spectrum to increase capacity or to deploy the services subscribers desire on a timely basis or at acceptable costs while maintaining network quality levels, Sprint’s ability to retain and attract subscribers could be materially adversely affected, which would negatively impact its operating margins.

Sprint is implementing Network Vision, which is a multi-year infrastructure initiative intended to reduce operating costs and provide subscribers with an enhanced network experience by improving voice quality, coverage and data speeds, while enhancing network flexibility and improving environmental sustainability. The focus of the plan is on upgrading the existing Sprint platform and providing flexibility for new 4G technologies, including LTE. If Network Vision does not provide a competitive LTE network, an enhanced network experience, Sprint’s ability to provide enhanced wireless services to its subscribers, to retain and attract subscribers, and to maintain and grow its subscriber revenues could be adversely affected.

Using a new and sophisticated technology on a very large scale entails risks. For example, deployment of new technology, including LTE, may adversely affect the performance of existing services on Sprint’s networks and result in increased churn. Should implementation of Sprint’s upgraded network be delayed or costs exceed expected amounts, its margins could be adversely affected and such effects could be material. Should the delivery of services expected to be deployed on Sprint’s upgraded network be delayed due to technological constraints, performance of third-party suppliers, zoning and leasing restrictions or permit issues, or other reasons, the cost of providing such services could become higher than expected, which could result in higher costs to customers, potentially resulting in decisions to purchase services from Sprint’s competitors which would adversely affect Sprint’s revenues, profitability and cash flow from operations.

Sprint is migrating existing Nextel platform subscribers to other offerings on the Sprint platform, including existing or future offerings on Sprint’s multi-mode network, such as Sprint Direct Connect. The successful deployment and market acceptance of Network Vision has resulted in and is expected to continue to result in incremental charges during the period of implementation including, but not limited to, an increase in depreciation and amortization associated with existing assets, due to changes in Sprint’s estimates of the remaining useful lives of long-lived assets, and the expected timing of asset retirement obligations. Sprint’s ability to transition subscribers from the Nextel platform to offerings on the Sprint platform is dependent, in part, upon the success of Sprint Direct Connect® and subscriber satisfaction with this technology.

Failure to complete development, testing and deployment of new technology that supports new services, including LTE, could affect Sprint’s ability to compete in the industry. The deployment of new technology and new service offerings could result in network degradation or the loss of subscribers. In addition, the technology Sprint currently uses, including WiMAX, may place it at a competitive disadvantage.

Sprint develops, tests and deploys various new technologies and support systems intended to enhance Sprint’s competitiveness by both supporting new services and features and reducing the costs associated with providing those services. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications or devices in a timely manner. Sprint may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by Sprint’s subscribers or may not be profitable, in which case Sprint could not recover its investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of Sprint’s networks with respect to both the new and existing services and may require us to take action like curtailing new subscribers in certain markets. Any resulting subscriber dissatisfaction could affect Sprint’s ability to retain subscribers and have an adverse effect on its results of operations and growth prospects.

Sprint has expended significant resources and made substantial investments to deploy a 4G mobile broadband network through its equity method investment in Clearwire using WiMAX technology. As part of Network Vision, Sprint expects to continue to support WiMAX devices, as it fully transitions to LTE. The failure to successfully design, build and deploy Sprint’s LTE network, or a loss of or inability to access Clearwire’s spectrum could increase subscriber losses, increase Sprint’s costs of providing services or increase Sprint’s churn. Other competing technologies may have advantages over Sprint’s current or planned technology and operators of other networks based on those competing technologies may be able to deploy these alternative technologies at a lower cost and more quickly than the cost and speed with which Clearwire provides 4G MVNO services to Sprint or with which it deploys Sprint’s LTE network, which may allow those operators to compete more effectively or may require Sprint and Clearwire to deploy additional technologies. See “—Risks Relating to Clearwire” below for additional risks related to Clearwire.

Current economic and market conditions, Sprint’s recent financial performance, its high debt levels, and its debt ratings could negatively impact its access to the capital markets resulting in less growth than planned or failure to satisfy financial covenants under Sprint’s existing debt agreements.

Sprint may incur additional debt in the future for a variety of reasons, such as refinancing, Network Vision and working capital needs, including equipment net subsidies, future investments or acquisitions. Sprint’s ability to arrange additional financing will depend on, among other factors, current economic and market conditions, its financial performance, its high debt levels, and its debt ratings. Some of these factors are beyond Sprint’s control, and Sprint may not be able to arrange additional financing on terms acceptable to it or at all. Failure to obtain suitable financing when needed could, among other things, result in Sprint’s inability to continue to expand its businesses and meet competitive challenges, including implementation of Network Vision on Sprint’s current timeline.

The continued instability in the global financial markets has resulted in periodic volatility in the credit, equity and fixed income markets. This volatility could limit Sprint’s access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to it, or at all.

Sprint has incurred substantial amounts of indebtedness to finance operations and other general corporate purposes. At December 31, 2012, Sprint’s total debt was approximately $24.3 billion. As a result, Sprint is highly leveraged and will continue to be highly leveraged. Accordingly, Sprint’s debt service requirements are significant in relation to its revenues and cash flow. This leverage exposes it to risk in the event of downturns in Sprint’s businesses (whether through competitive pressures or otherwise), in its industry or in the economy generally, and may impair Sprint’s operating flexibility and its ability to compete effectively, particularly with respect to competitors that are less leveraged.

The debt ratings for Sprint’s outstanding notes are currently below the “investment grade” category, which results in higher borrowing costs than investment grade debt as well as reduced marketability of Sprint’s debt. Sprint’s debt ratings could be further downgraded for various reasons, including if it incurs significant additional indebtedness including indebtedness relating to any required change of control offer, or if it does not generate sufficient cash from its operations, which would likely increase Sprint’s future borrowing costs and could adversely affect Sprint’s ability to obtain additional capital.

Sprint’s new $2.8 billion unsecured revolving credit facility, which expires in February 2018, requires that the ratio (the “Leverage Ratio”) of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-recurring items as defined by the credit facility (adjusted EBITDA), not exceed 6.25 to 1.0 through June 30, 2014. Subsequent to June 30, 2014, the Leverage Ratio declines on a scheduled basis, as determined by the credit agreement, until the ratio becomes fixed at 4.0 to 1.0 for the fiscal quarter ended December 31, 2016 and each fiscal quarter ending thereafter. Additionally, Sprint amended its unsecured loan agreement with Export development Canada (“EDC”) to reflect the Leverage Ratio permitted under its new revolving credit facility. If Sprint does not continue to satisfy this required ratio, it will be in default under its new revolving credit facility and its EDC facility, which would trigger defaults under Sprint’s other debt obligations, which in turn could result in the maturities of certain debt obligations being accelerated. Although Sprint expects to remain in compliance with the covenants under its new revolving credit and EDC facilities through the next twelve months, its Leverage Ratio under its secured equipment credit facility is more restrictive. While Sprint is currently in discussions with the lender under its secured equipment credit facility to amend such agreement to reflect the Leverage Ratio permitted under its revolving bank credit facility, there can be no assurance that Sprint can obtain such amendment. Further, if the Clearwire Acquisition is consummated, Sprint’s consolidated debt would increase by approximately $4.3 billion (based on Clearwire’s debt as of December 31, 2012, excluding short-term debt expected to be paid by June 30, 2013). In addition to the covenants in Sprint’s new revolving credit facility, Sprint’s EDC facility and Sprint’s secured equipment credit facility, certain indentures governing Sprint’s notes limit, among other things, Sprint’s ability to incur additional debt, pay dividends, create liens and sell, transfer, lease or dispose of assets. Such restrictions could adversely affect Sprint’s ability to access the capital markets or engage in certain transactions.

Although these restrictions do not limit Sprint’s ability to engage in the SoftBank Merger, under the terms of Sprint’s secured equipment credit facility, consummation of the SoftBank Merger would constitute a change of control that would enable the lenders thereunder to require repayment of all outstanding balances thereunder. If the lenders exercised their rights as a consequence of the change of control amounts outstanding under the secured equipment credit facility, which were approximately $500 million as of March 15, 2013, would become due and payable at the time of closing. Sprint is currently in discussions with the existing lenders under the secured equipment credit facility and intends to amend this facility to, among other things, reflect the Leverage Ratio permitted under its credit facilities and exclude the SoftBank Merger from the change of control provisions.

The trading price of Sprint’s common stock has been and may continue to be volatile and may not reflect Sprint’s actual operations and performance. We expect that these factors will affect New Sprint and the New Sprint common stock following the effective time of the SoftBank Merger.

Market and industry factors may seriously harm the market price of Sprint’s common stock, regardless of Sprint’s actual operations and performance. Stock price volatility and sustained decreases in Sprint’s share price could subject its stockholders to losses or lead to action by the NYSE. The trading price of Sprint’s common stock has been, and may continue to be, subject to fluctuations in price in response to various factors, some of which are beyond Sprint’s control, including, but not limited to:

•

quarterly announcements and variations in Sprint’s results of operations or those of its competitors, either alone or in comparison to analysts’ expectations or prior company estimates, including announcements of subscriber counts, rates of churn, and operating margins that would result in downward pressure on Sprint’s stock price;

•	the cost and availability or perceived availability of additional capital and market perceptions relating to Sprint’s access to this capital;

•	seasonality or other variations in Sprint’s subscriber base, including its rate of churn;

•	announcements by Sprint or its competitors of acquisitions, new products, technologies, significant contracts, commercial relationships or capital commitments;

•	uncertainty related to Sprint’s proposed transactions with SoftBank and Clearwire;

•	the performance of SoftBank and SoftBank’s ordinary shares or speculation about the possibility of future actions SoftBank may take in connection with New Sprint;

•	disruption to Sprint’s operations or those of other companies critical to Sprint’s network operations;

•	market speculation or announcements by Sprint regarding the entering into, or termination of, material transactions, including the SoftBank Merger and the Clearwire Acquisition;

•	Sprint’s ability to develop and market new and enhanced technologies, products and services on a timely and cost-effective basis, including implementation of Network Vision and Sprint’s networks;

•	recommendations by securities analysts or changes in their estimates concerning Sprint;

•	the incurrence of additional debt, dilutive issuances of Sprint’s stock, short sales or hedging of, and other derivative transactions, in its common stock;

•	any significant change in Sprint’s board of directors or management;

•	litigation;

•	changes in governmental regulations or approvals; and

•	perceptions of general market conditions in the technology and communications industries, the U.S. economy and global market conditions.

Consolidation and competition in the wholesale market for wireline services, as well as consolidation of Sprint’s roaming partners and access providers used for wireless services, could adversely affect Sprint’s revenues and profitability.

Sprint’s Wireline segment competes with AT&T, Verizon Communications, CenturyLink, Level 3 Communications Inc., other major local incumbent operating companies, and cable operators, as well as a host of smaller competitors. Some of these companies have high-capacity, IP-based fiber-optic networks capable of supporting large amounts of voice and data traffic. Some of these companies claim certain cost structure advantages that, among other factors, may allow them to offer services at lower prices than Sprint can. In addition, consolidation by these companies could lead to fewer companies controlling access to more cell sites, enabling them to control usage and rates, which could negatively affect Sprint’s revenues and profitability.

Sprint provides wholesale services under long-term contracts to cable television operators which enable these operators to provide consumer and business digital telephone services. These contracts may not be renewed as they expire. Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. AT&T and Verizon Communications continue to be Sprint’s two largest competitors in the domestic long distance communications market. Sprint and other long distance carriers depend heavily on local access facilities obtained from incumbent local exchange carriers (ILECs) to serve Sprint’s long distance subscribers, and payments to ILECs for these facilities are a significant cost of service for Sprint’s Wireline segment. The long distance operations of AT&T and Verizon Communications have cost and operational advantages with respect to these access facilities because those carriers serve significant geographic areas, including many large urban areas, as the ILECs.

In addition, Sprint’s Wireless segment could be adversely affected by changes in rates and access fees that result from consolidation of Sprint’s roaming partners and access providers, which could negatively affect Sprint’s revenues and profitability.

The blurring of the traditional dividing lines among long distance, local, wireless, video and Internet services contributes to increased competition.

The traditional dividing lines among long distance, local, wireless, video and Internet services are increasingly becoming blurred. In addition, the dividing lines between voice and data are also becoming blurred. Through mergers, joint ventures and various service expansion strategies, major providers are striving to provide integrated services in many of the markets Sprint serves. This trend is also reflected in changes in the regulatory environment that have encouraged competition and the offering of integrated services. Sprint expects competition to intensify as a result of the entrance of new competitors or the expansion of services offered by existing competitors, and the rapid development of new technologies, products and services. Sprint cannot predict which of many possible future technologies, products, or services will be important to maintain Sprint’s competitive position or what expenditures Sprint will be required to make in order to develop and provide these technologies, products or services. To the extent Sprint does not keep pace with technological advances or fails to timely respond to changes in the competitive environment affecting Sprint’s industry, Sprint could lose market share or experience a decline in revenue, cash flows and net income. As a result of the financial strength and benefits of scale enjoyed by some of Sprint’s competitors, they may be able to offer services at lower prices than Sprint can, thereby adversely affecting Sprint’s revenues, growth and profitability.

Subscriber dissatisfaction, including possible litigation, related to the Nextel platform shut-down could have a material adverse effect on Sprint’s results of operations.

Sprint is migrating existing Nextel platform subscribers to other offerings on the Sprint platform, including existing or future offerings on Sprint’s multi-mode network, such as Sprint Direct Connect. Sprint’s ability to maintain existing subscriber relationships depends significantly on the quality of its services, its reputation, and the continuity of service. Subscriber dissatisfaction with the shut-down of services on the Nextel platform or of alternative services or damage to Sprint’s reputation as a result of the shut-down could result in a loss of subscribers or litigation that could cause Sprint’s revenue to be reduced or its expenses to be increased resulting in a material adverse effect on Sprint’s results of operations.

If Sprint is unable to improve Sprint’s results of operations, it faces the possibility of charges for impairments of long-lived assets. Further, Sprint’s future operating results will be impacted by Sprint’s share of Clearwire’s net loss as well as the potential Clearwire Acquisition, which will likely negatively affect Sprint’s results of operations for a period of time subsequent to the Clearwire Acquisition. The carrying value of Sprint’s current investment in Clearwire may be subject to further impairment if the Clearwire Acquisition does not close.

Sprint reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount may not be recoverable. If Sprint continues to have operational challenges, including obtaining and retaining subscribers, Sprint’s future cash flows may not be sufficient to recover the carrying value of Sprint’s long-lived assets, and Sprint could record asset impairments that are material to Sprint’s consolidated results of operations and financial condition. If Sprint continues to have challenges retaining subscribers and as it assesses the deployment of Network Vision, management may conclude, in future periods, that certain equipment assets will never be either deployed or redeployed, in which case additional cash and/or non-cash charges that could be material to Sprint’s consolidated financial statements would be recognized.

Sprint accounts for Sprint’s current investment in Clearwire using the equity method of accounting and, as a result, it records its share of Clearwire’s net income or net loss, which could adversely affect Sprint’s consolidated results of operations. Clearwire reported that it will need substantial additional capital over the intermediate and long-term. Clearwire’s ability, however, to raise sufficient additional capital on acceptable terms, or at all, will remain uncertain if the proposed Clearwire Acquisition does not close. In addition, Clearwire reported that if it fails to obtain additional capital, its business prospects, financial condition and results of operations will likely be materially and adversely affected, and it will be forced to consider all available alternatives. Declines in the estimated fair value of Clearwire resulting from potential declines in its stock price as a result of failure to close the Clearwire Acquisition may require Sprint to reevaluate the decline in relation to the carrying value of its current investment in Clearwire. A conclusion by Sprint that additional declines in the value of Clearwire are other than temporary could result in an additional impairment, which could be material.

Each of Sprint and Clearwire has entered into agreements with unrelated parties for certain business operations. Any difficulties experienced by Sprint or, to the extent the Clearwire Acquisition is consummated, Clearwire in these arrangements could result in additional expense, loss of subscribers and revenue, interruption of Sprint’s services or a delay in the roll-out of new technology.

Sprint has entered into agreements with unrelated parties for the day-to-day execution of services, provisioning and maintenance for Sprint’s wireless and wireline networks, for the implementation of Network Vision, and for the development and maintenance of certain software systems necessary for the operation of Sprint’s business. Clearwire has also entered into similar arrangements relating to its wireless networks. Sprint also has agreements with unrelated parties to provide customer service and related support to its wireless subscribers and outsourced aspects of Sprint’s wireline network and back office functions to unrelated parties. In addition, Sprint has sublease agreements with unrelated parties for space on communications towers. As a result, Sprint must rely on unrelated parties to perform certain of its operations and, in certain circumstances, interface with Sprint’s subscribers. If these unrelated parties were unable to perform to Sprint’s or, to the extent the Clearwire Acquisition is consummated, Clearwire’s requirements, Sprint would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of subscribers.

The products and services utilized by Sprint and its suppliers and service providers may infringe on intellectual property rights owned by others.

Some of Sprint’s products and services use intellectual property that Sprint owns. Sprint also purchases products from suppliers, including device suppliers, and outsources services to service providers, including billing and customer care functions, that incorporate or utilize intellectual property. Sprint and some of its suppliers and service providers have received, and may receive in the future, assertions and claims from third parties that the products or software utilized by Sprint or its suppliers and service providers infringe on the patents or other intellectual property rights of these third parties. These claims could require Sprint or an infringing supplier or service provider to cease certain activities or to cease selling the relevant products and services. These claims can be time-consuming and costly to defend, and divert management resources. If these claims are successful, Sprint could be forced to pay significant damages or stop selling certain products or services or stop using certain trademarks, which could have an adverse effect on Sprint’s results of operations.

Government regulation could adversely affect Sprint’s prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect Sprint’s business prospects, future growth or results of operations.

The FCC and other federal, state and local, as well as international, governmental authorities have jurisdiction over Sprint’s business and could adopt regulations or take other actions that would adversely affect Sprint’s business prospects or results of operations.

The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, international, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to how radio spectrum is used by licensees, the nature of the services that licensees may offer and how the services may be offered, and resolution of issues of interference between spectrum bands.

The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. There is no guarantee that Sprint’s licenses will be renewed. Failure to comply with FCC requirements applicable to a given license could result in revocation of that license and, depending on the nature of the non-compliance, other Sprint licenses.

Depending on their outcome, the FCC’s proceedings regarding regulation of special access rates could affect the rates paid by Sprint’s Wireless and Wireline segments for special access services in the future. Similarly, depending on their outcome, the FCC’s proceedings on the regulatory classification of VoIP services and a pending appeal of the FCC’s 2011 order reforming universal service for high cost area and intercarrier compensation could affect the intercarrier compensation rates and the level of Universal Service Fund (USF) contributions paid by Sprint.

Various states are considering regulations over terms and conditions of service, including certain billing practices and consumer-related issues that may not be pre-empted by federal law. If imposed, these regulations could make it more difficult and expensive to implement national sales and marketing programs and could increase the costs of Sprint’s wireless operations.

Degradation in network performance caused by compliance with government regulation, such as “net neutrality,” loss of spectrum or additional rules associated with the use of spectrum in any market could result in an inability to attract new subscribers or higher subscriber churn in that market, which could adversely affect Sprint’s revenues and results of operations. Furthermore, additional costs or fees imposed by governmental regulation could adversely affect Sprint’s revenues, future growth and results of operations.

Regulatory developments regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries could affect the sourcing and availability of minerals used in the manufacture of certain products, including handsets. Although Sprint does not purchase raw materials, manufacture, or produce any electronic equipment directly, the regulation may affect some of Sprint’s suppliers. As a result, there may only be a limited pool of suppliers who provide conflict free metals, and Sprint cannot ensure that it will be able to obtain products in sufficient quantities or at competitive prices. Also, because Sprint’s supply chain is complex, it may face reputational challenges with its customers and other stakeholders if it are unable to sufficiently verify the origins for all metals used in the products that Sprint sells.

Changes to the federal Lifeline Assistance Program could negatively impact the growth of the Assurance Wireless™ and wholesale subscriber base and the profitability of the Assurance Wireless and wholesale business overall.

Virgin Mobile USA, L.P., Sprint’s wholly owned subsidiary, offers service to low-income subscribers eligible for the federal Lifeline Assistance program under the brand Assurance Wireless, which we refer to as Assurance Wireless. Assurance Wireless provides a monthly discount to eligible subscribers in the form of a free block of minutes. Moreover, some of Sprint’s wholesale customers also offer service to subscribers eligible for the federal Lifeline Assistance program. This discount is subsidized by the Low-Income Program of the federal USF and administered by the Universal Service Administrative Company. Lifeline service is offered by both wireline and wireless companies, but more recent wireless entry, particularly by prepaid carriers with a focus on lower income consumers, has caused a rapid increase in the amount of USF support directed toward the Lifeline program. The FCC recently adopted reforms to the Low Income program to increase program effectiveness and efficiencies, including a limit of one subsidized service per household. More stringent eligibility and certification requirements will make it more difficult for all Lifeline service providers to sign up and retain Lifeline subscribers. The growth in the Lifeline program has caused some regulators and legislators to question the structure of the current program and the FCC is continuing to review the growth of the program. Changes in the Lifeline program as a result of the ongoing FCC proceeding or other legislation has and would continue to negatively impact growth in the Assurance Wireless and wholesale subscriber base and/or the profitability of the Assurance Wireless and wholesale business overall.

If Sprint’s business partners and subscribers fail to meet their contractual obligations it could negatively affect Sprint’s results of operations.

The current economic environment has made it difficult for businesses and consumers to obtain credit, which could cause Sprint’s suppliers, distributors and subscribers to have problems meeting their contractual obligations with Sprint. If Sprint’s suppliers are unable to fulfill its orders or meet their contractual obligations with Sprint, Sprint may not have the services or devices available to meet the needs of its current and future subscribers, which could cause it to lose current and potential subscribers to other carriers. In addition, if Sprint’s distributors are unable to stay in business, it could lose distribution points, which could negatively affect Sprint’s business and results of operations. If Sprint’s subscribers are unable to pay their bills or potential subscribers feel they are unable to take on additional financial obligations, they may be forced to forgo Sprint’s services, which could negatively affect Sprint’s results of operations.

Sprint’s reputation and business may be harmed and it may be subject to legal claims if there is loss, disclosure or misappropriation of or access to Sprint’s subscribers’ or Sprint’s own information or other breaches of Sprint’s information security.

Sprint makes extensive use of online services and centralized data processing, including through third-party service providers. The secure maintenance and transmission of customer information is an important element of Sprint’s operations. Sprint’s information technology and other systems that maintain and transmit customer information, or those of service providers, may be compromised by a malicious third-party penetration of Sprint’s network security, or that of a third-party service provider, or impacted by advertent or inadvertent actions or inactions by Sprint’s employees, or those of a third-party service provider. As a result, Sprint’s subscribers’ information may be lost, disclosed, accessed or taken without the subscribers’ consent.

In addition, Sprint, and third-party service providers process and maintain its proprietary business information and data related to its business-to-business customers or suppliers. Sprint’s information technology and other systems that maintain and transmit this information, or those of service providers, may also be compromised by a malicious third-party penetration of Sprint’s network security or that of a third-party service provider, or impacted by intentional or inadvertent actions or inactions by Sprint’s employees or those of a third-party service provider. As a result, Sprint’s business information, or subscriber or supplier data may be lost, disclosed, accessed or taken without consent.

Any major compromise of Sprint’s data or network security, failure to prevent or mitigate the loss of its services or customer information and delays in detecting any such compromise or loss could disrupt Sprint’s operations, damage its reputation and subscribers’ willingness to purchase Sprint’s service and subject Sprint to additional costs and liabilities, including litigation, which could be material.

Any potential future acquisitions, strategic investments or mergers may subject Sprint to significant risks, any of which may harm Sprint’s business.

Sprint’s long-term strategy may include identifying and acquiring, investing in or merging with suitable candidates on acceptable terms. In particular, over time, Sprint may acquire, make investments in, or merge with companies that complement its business. Acquisitions would involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management attention from running Sprint’s existing business;

•	possible material weaknesses in internal control over financial reporting;

•	increased expenses including legal, administrative and compensation expenses related to newly hired employees;

•	increased costs to integrate the technology, personnel, customer base and business practices of the acquired company with Sprint’s;

•	potential exposure to material liabilities not discovered in the due diligence process;

•	potential adverse effects on Sprint’s reported operating results due to possible write-down of goodwill and other intangible assets associated with acquisitions;

•	acquisition financing may not be available on reasonable terms or at all; and

•	any acquired business, technology, service or product may significantly under-perform relative to Sprint’s expectations, and Sprint may not achieve the benefits it expects from its acquisitions.

For any or all of these reasons, Sprint’s pursuit of an acquisition, investment or merger may cause its actual results to differ materially from those anticipated.

Sprint’s business could be negatively impacted by threats and other disruptions.

Major equipment failures, natural disasters, including severe weather, terrorist acts or other breaches of network or information technology security that affect Sprint’s wireline and wireless networks, including transport facilities, communications switches, routers, microwave links, cell sites or other equipment or third-party owned local and long-distance networks on which Sprint relies, could have a material adverse effect on Sprint’s operations.

These events could disrupt Sprint’s operations, require significant resources, result in a loss of subscribers or impair Sprint’s ability to attract new subscribers, which in turn could have a material adverse effect on Sprint’s business, results of operations and financial condition.

Concerns about health risks associated with wireless equipment may reduce the demand for Sprint’s services.

Portable communications devices have been alleged to have adverse health effects, due to radio frequency emissions from these devices. The actual or perceived risk of using mobile communications devices could adversely affect Sprint through a reduction in subscribers or reduced financing available to the mobile communications industry. Although the FDA and FCC have both noted that the weight of the scientific evidence does not link cell phone use to cancer or any health problems, further research and studies are ongoing; Sprint has no reason to expect those studies to reach a different conclusion, but it cannot guarantee that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Risks Relating to Clearwire

Sprint is currently a major equityholder of Clearwire, and on December 17, 2012, Sprint announced that it had agreed to acquire all of the equity interests of Clearwire Corporation not currently owned by Sprint subject to the terms and conditions of the Clearwire Acquisition Agreement. The following are certain additional risks that relate to the Clearwire Acquisition, Sprint’s existing investment in Clearwire and the business and operations of Clearwire. If the Clearwire Acquisition and the SoftBank Merger are consummated, Clearwire will be an indirect wholly owned subsidiary of New Sprint, and therefore, certain risks that relate to Clearwire will also relate to New Sprint. For more discussion of Clearwire and the risks affecting Clearwire, you should refer to Clearwire’s Annual Report on Form 10-K for the year ended December 31, 2012, and the notice to holders of Clearwire common stock and an accompanying proxy statement to be filed by Clearwire with the SEC, a preliminary form of which was filed by Clearwire with the SEC on March 12, 2013. The contents of Clearwire’s SEC filings are expressly not incorporated by reference into this proxy statement-prospectus.

Clearwire currently could be, and if the Clearwire Acquisition is consummated, Clearwire would be, considered a subsidiary and affiliate under certain of Sprint’s agreements relating to its indebtedness and could cross-default Sprint’s debt.

If the Clearwire Acquisition is consummated, Sprint will own all of the outstanding equity interests in Clearwire. As a result, Clearwire would be considered a subsidiary under certain agreements relating to Sprint’s indebtedness, and therefore certain actions or defaults by Clearwire could potentially result in a breach by Sprint of covenants and cross-default provisions under certain agreements relating to its indebtedness, which could have a material adverse effect on Sprint’s business, financial condition, liquidity and results of operations, including as a result of cross-defaults of Sprint’s other debt facilities in connection with any acceleration of such indebtedness. Additionally, pursuant to certain of its debt agreements, Sprint would be subject to covenants relating to the maintenance of property and payment of taxes of Clearwire. As an affiliate of Sprint, transactions involving Sprint and Clearwire would be subject to certain related party transaction and asset sale restrictions under certain of Sprint’s credit agreements and Clearwire’s agreements, which could restrict integration efforts. Further, while Clearwire is currently not permitted to guarantee Sprint’s indebtedness under Clearwire’s agreements now in effect, as a subsidiary of Sprint, Clearwire will be required to guarantee certain Sprint indebtedness if permitted under such agreements.

In addition, on December 11, 2012, Sprint purchased all of Eagle River’s equity interest in Clearwire, causing Sprint’s economic and voting interest in Clearwire to exceed 50%. As a result of this acquisition, certain of the above referenced provisions, including the cross-default, relating to Clearwire as a subsidiary and affiliate of Sprint may already be applicable to Sprint and Clearwire regardless of whether the Clearwire Acquisition is consummated (provided that Clearwire would not be considered a subsidiary of Sprint under certain Sprint debt agreements or be required to guarantee Sprint’s indebtedness unless, among other things, it became a wholly owned subsidiary of Sprint).

Additional review by regulatory agencies of the SoftBank Merger, together with the proposed Clearwire Acquisition, could result in delays in the regulatory approvals needed to close the SoftBank Merger.

Sprint and SoftBank, and Sprint and Clearwire, have made various filings and taken other actions, and will continue to take actions, necessary to obtain governmental approvals in connection with the SoftBank Merger and the Clearwire Acquisition, respectively, and related transactions. Several governmental agencies may elect to review the Clearwire Acquisition together with the SoftBank Merger, which could have the effect of delaying approval for, and closing of, the SoftBank Merger. While Sprint and SoftBank believe that required regulatory approvals for both the SoftBank Merger and the Clearwire Acquisition will ultimately be obtained, these approvals are not assured.

If the Clearwire Acquisition does not close, Sprint may be unable to sell some or all of Sprint’s investment in Clearwire quickly or at all.

In connection with the Clearwire Acquisition, Sprint entered into an agreement with the Voting Agreement Stockholders, whereby (i) if the Clearwire Acquisition Agreement is terminated due to the failure of the Clearwire stockholders to approve the Clearwire Acquisition and (ii) either (a) the SoftBank Merger has been consummated or (b) the SoftBank Merger shall have been terminated in order for Sprint to enter into an alternative transaction (and such alternative transaction has been consummated), then each such Voting Agreement Stockholder will, upon the occurrence of the events described in (a) or (b), deliver a right of first offer notice to the other equityholders of Clearwire, including Sprint, to offer to sell all of the equity securities of Clearwire such entity owns at a price per share equal to $2.97, and Sprint will then be obligated to elect to purchase any such equity securities in any such notice. Each of the Voting Agreement Stockholders has agreed not to exercise their respective purchase rights with respect to any such notice it receives from the other Voting Agreement Stockholders. As a result of this agreement, if the Clearwire Acquisition does not close, Sprint will own an additional 13% of Clearwire’s Class A common stock.

Clearwire’s publicly traded Class A common stock is volatile. In addition, the daily trading volume of Clearwire’s Class A common stock is lower than the number of shares of Class A common stock Sprint would hold if it exchanged all of its Clearwire Class B common stock and interests and were required to purchase the Voting Agreement Stockholders’ equity securities of Clearwire. If the Clearwire Acquisition does not close and Sprint should decide to sell some or all of its equity securities of Clearwire, there may not be purchasers available for any or all of Sprint’s Clearwire stock, or Sprint may be forced to sell at a price that is below the then current trading price or over a significant period of time. Sprint is also subject to certain restrictions with respect to the sale of its equity securities of Clearwire. Sprint’s ability to sell its equity securities of Clearwire prior to the consummation of the SoftBank Merger is limited by the terms of the Merger Agreement. After the SoftBank Merger, the actions of Sprint with respect to its equity securities of Clearwire will be controlled by New Sprint, which will be controlled by SoftBank. See “—Risks Relating to New Sprint—So long as SoftBank controls New Sprint, other holders of New Sprint common stock will have limited ability to influence matters requiring stockholder approval, and if you are a holder of New Sprint common stock, SoftBank’s interest may conflict with yours.”

Continued investment by Sprint in Clearwire exposes Sprint to risks because Sprint does not currently control the board, determine the strategies, manage operations or control management, including decisions relating to the operation and build-out of its 4G networks, and the value of Sprint’s investment in Clearwire or Sprint’s financial performance may be adversely affected by decisions made by Clearwire or other large investors in Clearwire that are adverse to Sprint’s interests.

Sprint has historically been exposed to risk with respect to control and management of Clearwire, and this risk will continue during the period prior to the closing of the Clearwire Acquisition and longer if the Clearwire Acquisition does not close. While Sprint has the right to appoint up to seven of Clearwire’s 13 directors, Sprint does not currently control Clearwire’s board, nor does it manage the operations of Clearwire or control management. Clearwire has a group of investors that are represented on Clearwire’s board of directors. These investors may have interests that diverge from Sprint’s or Clearwire’s. Differences in views among the large investors could result in delayed decisions by Clearwire’s board of directors or failure to agree on major issues. Any such delay or failure to agree with respect to the operation of Clearwire could have a material adverse effect on the value of Sprint’s investment in Clearwire or, because some of Sprint’s subscribers use Clearwire’s 4G network, Sprint’s business, financial condition, results of operations or cash flows.

In addition, the corporate opportunity provisions in Clearwire’s certificate of incorporation provide that unless a director is an employee of Clearwire, the person does not have a duty to present to Clearwire a corporate opportunity of which the director becomes aware, except where the corporate opportunity is expressly offered to the director in his or her capacity as a director of Clearwire. This could enable certain Clearwire stockholders to benefit from opportunities that may otherwise be available to Clearwire, which could adversely affect Clearwire’s business and Sprint’s investment in Clearwire.

Clearwire’s certificate of incorporation also expressly provides that certain stockholders and their affiliates may, and have no duty not to, engage in any businesses that are similar to or competitive with those of Clearwire, do business with Clearwire’s competitors, subscribers and suppliers, and employ Clearwire’s employees or officers. These stockholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Any such actions could have a material adverse effect on Clearwire’s business, financial condition, results of operations or prospects and the value of Sprint’s investment in Clearwire.

Moreover, although as part of Network Vision Sprint has launched Sprint’s own LTE network in limited markets, Sprint currently relies on Clearwire to operate its WiMAX 4G network. In addition, Clearwire has announced its intention to build a 4G LTE network. Clearwire’s success could be affected by, among other things, its deployment of new technology, ability to offer a competitive cost structure and its ability to obtain additional financing in the amounts and on terms that enable it to continue to operate its 4G network. Clearwire’s failure to operate or upgrade its 4G network may negatively affect Sprint’s ability to generate future revenues, cash flows or overall profitability from 4G services. See “—Failure to complete development, testing and deployment of new technology that supports new services, including LTE, could affect Sprint’s ability to compete in the industry. The deployment of new technology and new service offerings could result in network degradation or the loss of subscribers. In addition, the technology Sprint currently uses, including WiMAX, may place Sprint at a competitive disadvantage.”

If Clearwire fails to obtain additional capital on commercially reasonable terms, or at all, its business prospects, financial condition and results of operations will likely be materially and adversely affected, and it has stated that it will be forced to consider all available alternatives. In addition, Clearwire has indicated that due to its current funding constraints, it may not be able to maintain or make improvements necessary to add capacity to its 4G network. If Clearwire is unable to add significant subscriber capacity, or maintain the quality and operations of its 4G network, Sprint could experience subscriber dissatisfaction or loss, which would have a material adverse effect on Sprint’s revenues, profitability and cash flow from operations. Moreover, Sprint currently accesses Clearwire’s spectrum through an MVNO agreement, which if breached or terminated could affect Sprint’s ability to access Clearwire spectrum.

On December 17, 2012, Clearwire and Sprint entered into agreements that provide up to $800 million of additional financing for Clearwire in the form of exchangeable notes, which will be convertible under certain conditions to Clearwire common stock at $1.50 per share, subject to adjustment, as defined. Under the financing agreements, Clearwire has the right to sell to Sprint up to $80 million of exchangeable notes per month for up to ten months beginning in January 2013, subject to certain funding conditions including conditions relating to a network build out agreement and the consummation of the proposed Clearwire Acquisition.

On February 26, 2013, Sprint and Clearwire amended the exchangeable notes agreement to remove the network build out condition to Sprint’s obligation to provide financing for the last three draws (in August, September and October 2013) totaling $240 million. In addition, Clearwire did not draw any amounts under the terms of the financing arrangements during January and February 2013. Clearwire has elected to draw under the financing agreements for the month of March 2013 and has received a draw amount of $80 million.

If the Clearwire Acquisition is consummated, and Sprint does not maintain rights to use Clearwire’s leased spectrum in one or more markets, Sprint may be unable to execute its business strategy as planned.

To offer services using licensed spectrum, Clearwire depends in part on its ability to maintain sufficient rights to use spectrum through leases in markets in which it operates or intends to operate. Using Clearwire’s leased spectrum would pose additional risks to Sprint, including, (1) refusal by the FCC to recognize Clearwire’s lease of spectrum licenses from others’ or its investments in other license holders; (2) inability to control leased spectrum due to contractual disputes with, or the bankruptcy or other reorganization of, the license holders, or third parties; and (3) failure to obtain extensions or renewals of spectrum leases, or an inability to renegotiate such leases, on terms acceptable to Sprint before they expire, which may result in the loss of spectrum Sprint needs to operate its network in the market covered by the spectrum leases.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

In particular, this document contains forward-looking statements relating to New Sprint, Sprint, Clearwire, the SoftBank Merger and the Clearwire Acquisition. All statements, other than historical facts, including statements regarding the expected timing of the closings of the SoftBank Merger and the Clearwire Acquisition; the ability of the parties to complete the SoftBank Merger and the Clearwire Acquisition considering the various closing conditions; the expected benefits of the SoftBank Merger and the Clearwire Acquisition, such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of Sprint or New Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the SoftBank Merger or the Clearwire Acquisition may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions or that the required approval by Sprint’s stockholders for the SoftBank Merger or Clearwire’s stockholders for the Clearwire Acquisition may not be obtained; (2) there may be a material adverse change of Sprint or the business of Sprint may suffer as a result of uncertainty surrounding the transactions; (3) the transactions may involve unexpected costs, liabilities or delays; (4) the legal proceedings that may have been initiated, as well as any additional legal proceedings that may be initiated, related to the transactions; and (5) other risk factors as detailed from time to time in Sprint’s and Clearwire’s reports filed with the SEC, including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012, and the risk factors set forth in the Registration Statement on Form S-4, of which this proxy statement-prospectus is a part, which are available on the SEC’s web site (www.sec.gov). The contents of Clearwire’s SEC filings are expressly not incorporated by reference into this proxy statement-prospectus. There can be no assurance that the SoftBank Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the SoftBank Merger will be realized.

All forward-looking statements contained in this proxy statement-prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, and none of New Sprint, Sprint or SoftBank undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

All subsequent forward-looking statements attributable to Sprint, New Sprint, SoftBank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE PARTIES TO THE SOFTBANK MERGER

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

Sprint (together with its subsidiaries) is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers. Sprint’s operations are organized to meet the needs of its targeted subscriber groups through focused communications solutions that incorporate the capabilities of its wireless and wireline services. Sprint is the third largest wireless communications company in the United States based on wireless revenue, one of the largest providers of wireline long distance services, and one of the largest carriers of Internet traffic in the nation. Sprint’s services are provided through its ownership of extensive wireless networks, an all-digital global long distance network and a Tier 1 Internet backbone.

Sprint common stock is listed on the NYSE, trading under the symbol “S.” For more information on Sprint, see “Where You Can Find More Information” beginning on page [—].

Parent, Merger Sub and HoldCo

38 Glen Avenue

Newton, Massachusetts 02459

(617) 928-9300

Parent and Merger Sub are wholly owned subsidiaries of SoftBank, formed by SoftBank specifically for the transactions contemplated by the Merger Agreement. To date, neither of these entities has conducted any activities other than those incident to their formation, the matters contemplated by the Merger Agreement (including the purchase by Parent of the $3.1 billion Bond issued by Sprint) and the preparation of this proxy statement-prospectus. Pursuant to the Merger Agreement, Merger Sub will merge with and into Sprint, with Sprint surviving the SoftBank Merger as a wholly owned subsidiary of Parent. Parent is a “business combination related shell company” under applicable provisions of the Securities Act that was formed by SoftBank for the sole purpose of completing the transactions contemplated by the Merger Agreement and the Bond Purchase Agreement. As of the consummation of the SoftBank Merger, New Sprint’s assets will consist of 100% of the outstanding common stock of Sprint and cash, $4.9 billion of which is to be contributed to New Sprint at or before the effective time of the SoftBank Merger by SoftBank. For further information, see “The Merger Agreement—Structure of the SoftBank Merger” beginning on page [—].

At the effective time of the SoftBank Merger, New Sprint will be renamed “Sprint Corporation,” and Sprint as the operating subsidiary after the SoftBank Merger will be renamed “Sprint Communications, Inc.”

After the SoftBank Merger is completed, New Sprint will be a “controlled company” under the rules of the NYSE. See “Control and Management of New Sprint after the SoftBank Merger” beginning on page [—].

HoldCo is a wholly owned subsidiary of SoftBank, formed by SoftBank specifically to hold securities of Parent in connection with the transactions contemplated by the Merger Agreement.

SoftBank

1-9-1 Higashi-Shimbashi, Minato-ku

Tokyo 105-7303

Japan

+81.3.6889.2000

SoftBank was established in 1981. It is currently engaged in various businesses in the information industry, including mobile communications (through its subsidiary, SoftBank Mobile Corp.), broadband services (through its subsidiary, SoftBank BB Corp.), fixed-line telecommunications (through its subsidiary, SoftBank Telecom Corp.) and portal services (through its consolidated subsidiary, Yahoo Japan Corporation). As of the end of its fiscal year ended March 31, 2012, SoftBank had 133 consolidated subsidiaries in total and had investments in 74 companies that it accounted for on an equity-method basis. By generating synergies among SoftBank’s portfolio of companies, as well as working with companies around the world that share its vision, SoftBank’s goal is to become the world leader in mobile Internet while creating new value for customers and using the Information Revolution to contribute to the wellbeing of people and society.

As of December 31, 2012, SoftBank, through its subsidiary, SoftBank Mobile Corp., was Japan’s third largest mobile phone service provider, with a cumulative number of mobile subscribers in Japan of approximately 31.3 million, representing a year-on-year market share increase by 1.4% to 23.9% as of the same date. SoftBank also has interests in WILLCOM, Inc. (“WILLCOM”) and eAccess Ltd. (“eAccess”), both wireless providers in Japan. As of December 31, 2012, WILLCOM and eAccess (which provides services to subscribers in Japan under the EMOBILE brand) had approximately 4.9 million and 4.2 million subscribers, respectively. On March 12, 2010, SoftBank entered into a framework agreement to assist with the business revitalization of WILLCOM under the Japanese Corporate Rehabilitation Law. SoftBank subsequently became WILLCOM’s sponsor in connection with its rehabilitation, pursuant to a sponsor agreement entered into on August 2, 2010. Under the rehabilitation arrangement, SoftBank owns 100% of WILLCOM’s shares but does not have effective control over WILLCOM. Accordingly, SoftBank does not treat WILLCOM as a subsidiary. eAccess is Japan’s fourth largest wireless company, and SoftBank holds all of eAccess’ Class A shares and 33.29% of eAccess’ Class B shares. The rights of the holders of each class are the same, except that holders of eAccess’ Class A shares have no voting rights. Accordingly, SoftBank has 33.29% voting control of eAccess and treats eAccess as an equity method affiliate on a consolidated basis. In combination with WILLCOM and eAccess, SoftBank’s percentage of the total Japanese cellular market exceeded 29.3% as of December 31, 2012.

SoftBank’s consolidated net sales increased 6.6% year-on-year to ¥3.2 trillion, or approximately $37.1 billion, operating income increased 7.3% to ¥675.2 billion, or approximately $7.8 billion, and net income rose 65.4% to ¥313.7 billion, or approximately $3.6 billion (in each case, the U.S. dollar equivalent is referenced based on the exchange rate of 86.2 JPY per U.S. dollar as reported by the U.S. Treasury as of December 31, 2012 solely for informational purposes) during its fiscal year ended March 31, 2012.

SoftBank’s ordinary shares are traded on the Tokyo Stock Exchange under the code “9984.” SoftBank (together with its consolidated subsidiaries) had over 22,000 employees as of the end of its fiscal year ended March 31, 2012.

Sprint stockholders and other Sprint equityholders will not be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein.

THE SPECIAL STOCKHOLDERS’ MEETING

Date, Time and Place

The special stockholders’ meeting of Sprint stockholders will be held at [—], at [—] [—].m., local time, on [—], 2013. On or about [—], 2013, Sprint commenced mailing this proxy statement-prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special stockholders’ meeting.

Purpose of the Special Stockholders’ Meeting

At the special stockholders’ meeting, Sprint stockholders will be asked to consider and vote upon the following matters:

1. The Merger Proposal, to adopt the Merger Agreement, a copy of which is attached as Annex A to the proxy statement-prospectus;

2. The Merger-Related Compensation Proposal, to approve, by a non-binding advisory vote, certain compensation arrangements for Sprint’s named executive officers in connection with the SoftBank Merger; and

3. The Adjournment Proposal, to approve any motion to postpone or adjourn the special stockholders’ meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal;

and to transact any other business as may properly come before the special stockholders’ meeting or any postponement or adjournment of the special stockholders’ meeting.

Approval of the Merger Proposal is required for approval of the Merger Agreement and the consummation of the SoftBank Merger. Approval of the Merger-Related Compensation Proposal is not required for approval of the Merger Agreement and the consummation of the SoftBank Merger. Sprint will transact no other business at the special stockholders’ meeting, except for business properly brought before the special stockholders’ meeting or any postponement or adjournment thereof.

Recommendations of the Sprint Board of Directors

The Sprint board of directors has determined that the SoftBank Merger is in the best interests of Sprint and its stockholders and recommends that Sprint stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

See “The SoftBank Merger—Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger” beginning on page [—].

Record Date; Stock Entitled to Vote

The close of business on [—], 2013 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the special stockholders’ meeting or any postponements or adjournments of the special stockholders’ meeting (if necessary).

As of the close of business on the meeting record date of [—], 2013, there were approximately [—] shares of Sprint common stock outstanding and entitled to vote at the special stockholders’ meeting. Each holder of Sprint common stock is entitled to one vote for each share of Sprint common stock owned by such holder as of the meeting record date.

A complete list of stockholders entitled to vote at the special stockholders’ meeting will be available for examination by any Sprint stockholder at Sprint’s headquarters, 6200 Sprint Parkway, Overland Park, Kansas 66251, for purposes pertaining to the special stockholders’ meeting, during normal business hours for a period of 10 days before the special stockholders’ meeting, and at the time and place of the special stockholders’ meeting.

Quorum

In order to carry on the business of the meeting, Sprint must have a quorum. A quorum requires the presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Sprint common stock entitled to vote at the special stockholders’ meeting. Abstentions, if any, are included in the calculation of the number of shares considered to be present at the special stockholders’ meeting.

Broker non-votes and properly executed proxies marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

Required Vote

Required Vote to Approve the Merger Proposal (Item 1 on the Proxy Card). The affirmative vote of a majority of the outstanding shares of Sprint common stock entitled to vote on the proposal is required to approve the Merger Proposal.

Required Vote to Approve the Merger-Related Compensation Proposal (Item 2 on the Proxy Card). The affirmative vote of a majority of the shares of Sprint common stock present (in person or represented by proxy) at the special stockholders’ meeting and entitled to vote on the proposal is required to approve the Merger-Related Compensation Proposal.

Required Vote to Approve the Adjournment Proposal (Item 3 on the Proxy Card). The affirmative vote of a majority of the shares of Sprint common stock present (in person or represented by proxy) at the special stockholders’ meeting and entitled to vote on the proposal is required to approve the Adjournment Proposal.

As of [                ], 2013, Sprint’s directors and executive officers held less than 1% of Sprint’s common stock, and the known beneficial owners of 5% or more of Sprint’s common stock, excluding SoftBank, held approximately [        ]% of Sprint’s stock. See “Security Ownership of Certain Beneficial Owners and Management of Sprint” beginning on page [—].

Treatment of Abstentions; Failure to Vote

“Broker non-votes” are shares held by brokers for which the broker lacks discretionary power to vote and never received voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority to vote shares on a particular proposal and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for that particular proposal. Thus, a broker non-vote will not impact Sprint’s ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (such as the Merger-Related Compensation Proposal and the Adjournment Proposal).

For all proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the proposal. Regardless, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

If you are not present in person at the special stockholders’ meeting and do not respond by proxy, your broker, bank or other nominee may not vote your shares on the Merger Proposal, which broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal; and your broker, bank or other nominee may not vote your shares on the Adjournment Proposal or the Merger-Related Compensation Proposal, which broker non-votes will have no effect on the vote count for these proposals.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that a Sprint stockholder authorizes the person or persons named in the proxy to vote its shares at the special stockholders’ meeting in the manner it directs. A Sprint stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Sprint stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•

TELEPHONE—Call toll-free [—] ([—]) in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

•	Vote online/phone until [—] [—].m. [—] Time the day before the special stockholders’ meeting.

•

INTERNET—Access “www.[—].com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

•	MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Sprint requests that Sprint stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Sprint as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Sprint common stock represented by it will be voted at the special stockholders’ meeting in accordance with the instructions contained on the proxy card.

If any proxy card is returned signed but without indication as to how to vote, the shares of Sprint common stock represented by the proxy will be voted as recommended by the Sprint board of directors. Unless a Sprint stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters that come before the special stockholders’ meeting.

If a Sprint stockholder’s shares are held in “street name” by a broker, bank or nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Sprint stockholder’s vote is important. Accordingly, each Sprint stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Sprint stockholder plans to attend the special stockholders’ meeting in person.

Shares Held in “Street Name”

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Sprint or by voting in person at the special stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

If you are a Sprint stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Merger Proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•

your broker, bank or other nominee may not vote your shares on the Merger-Related Compensation Proposal or the Adjournment Proposal, which broker non-votes will have no effect on the vote count for these proposals, assuming a quorum is present.

Employee Plan Shares

Participants in the Sprint 401(k) Plan will receive separate voting instruction cards covering their shares held in the plan. The plan trustee will vote the uninstructed shares of Sprint common stock in the same proportion as the instructed shares.

Shares of Sprint common stock purchased through the Sprint Employee Stock Purchase Plan are held in brokerage accounts and are treated the same as other beneficially owned shares. See “Shares Held in ‘Street Name’” above.

Revocation of Proxies and Changes to a Sprint Stockholder’s Vote

A stockholder of record may revoke or change his or her proxy instructions, including proxies already given to Sprint, at any time prior to the vote at the special stockholders’ meeting by:

•	submitting a later-dated proxy by telephone or Internet as to how you would like your shares voted (instructions are on your proxy card);

•	submitting a properly executed, later-dated proxy card;

•

attending the special stockholders’ meeting and revoking any previously submitted proxy by voting in person by written ballot (although attendance at the special stockholders’ meeting will not in and of itself constitute revocation of a proxy); or

•	delivering written notice of revocation to the Corporate Secretary of Sprint at Corporate Secretary, 6200 Sprint Parkway, Overland Park, Kansas 66251.

Please note that if your shares of Sprint common stock are held in “street name” by a broker, bank or nominee, you must follow the instructions set forth in the voting instruction form provided by your broker, bank or nominee to revoke your earlier vote. Submitting a later-dated voting instruction form by telephone or Internet, or mailing a later-dated voting instruction form, will revoke a previously cast vote.

Solicitation of Proxies

The solicitation of proxies from Sprint stockholders is made on behalf of the Sprint board of directors. Parent and Sprint will generally share equally the cost and expenses of filing, printing and mailing this proxy statement-prospectus. Sprint will pay the costs of soliciting and obtaining proxies from Sprint stockholders, including the cost of reimbursing brokers, banks or nominees for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Sprint officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Sprint has engaged Georgeson to assist Sprint in the distribution and solicitation of proxies for an estimated fee of $[—] plus reasonable out-of-pocket expenses for its services. Sprint will pay the costs of soliciting and obtaining its proxies and all other expenses related to the special stockholders’ meeting.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, only one copy of this proxy statement-prospectus is being delivered to stockholders residing at the same address, unless Sprint stockholders have notified Sprint of their desire to receive multiple copies of the proxy statement-prospectus. This is known as householding.

Sprint will promptly deliver, upon oral or written request, a separate copy of this proxy statement-prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary of Sprint at Corporate Secretary, 6200 Sprint Parkway, Overland Park, Kansas 66251.

Voting by Sprint Directors and Executive Officers

On the meeting record date, directors and executive officers of Sprint and their affiliates owned and were entitled to vote [—]% of the total voting power of the shares of Sprint common stock outstanding on that date. It is currently expected that Sprint’s directors and executive officers will vote their shares of Sprint common stock in favor of each of the proposals to be considered at the special stockholders’ meeting. However, no Sprint officers or directors have entered into any voting agreements with respect to the special stockholders’ meeting.

Attending the Sprint Special Stockholders’ Meeting

Subject to space availability, all Sprint stockholders as of the meeting record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [—] [—].m. Each stockholder will be asked to present valid photo identification issued by a government agency, such as a driver’s license or passport. Stockholders holding stock in street name will need to bring a copy of a brokerage statement reflecting stock ownership as of the meeting record date. Cameras, recording devices and other electronic devices will not be permitted, and may not be used, at the special stockholders’ meeting.

SPRINT PROPOSALS

Item 1. The Merger Proposal (Item 1 on the Proxy Card)

As discussed throughout this proxy statement-prospectus, Sprint is asking its stockholders to approve the Merger Proposal. Holders of Sprint common stock should read carefully this proxy statement-prospectus in its entirety, including the Annexes, for more detailed information concerning the Merger Agreement and the SoftBank Merger. In particular, holders of Sprint common stock are directed to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement-prospectus.

THE SPRINT BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE MERGER PROPOSAL (ITEM 1).

Item 2. The Merger-Related Compensation Proposal (Item 2 on the Proxy Card)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, Sprint is seeking non-binding, advisory stockholder approval of the compensation of Sprint’s named executive officers (Daniel R. Hesse, Joseph J. Euteneuer, Keith O. Cowan, Steven L. Elfman, Robert L. Johnson), as determined in accordance with Item 402(t) of Regulation S-K in connection with the proposed SoftBank Merger, as disclosed under “The SoftBank Merger—Advisory Vote on Merger-Related Compensation for Sprint Named Executive Officers.” The proposal gives Sprint’s stockholders the opportunity to express their views on the merger-related compensation of Sprint’s named executive officers.

Accordingly, Sprint is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Sprint approve, on a nonbinding, advisory basis, the compensation that will or may become payable to the named executive officers of Sprint that is based on or otherwise relates to the SoftBank Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘Advisory Vote on Named Executive Officers’ Merger-Related Compensation Arrangements.’”

The vote on this proposal is a vote separate and apart from the Merger Proposal. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by Sprint’s named executive officers in connection with the SoftBank Merger is not a condition to the SoftBank Merger, and failure to approve this advisory matter will have no effect on the vote to approve the SoftBank Merger. In particular, holders of Sprint common stock are directed to “The SoftBank Merger—Advisory Vote on Merger-Related Compensation for Sprint Named Executive Officers.” The advisory vote on the compensation that may be received by Sprint’s named executive officers in connection with the SoftBank Merger will be approved if a majority of the votes present (in person or represented by proxy) at the special stockholders’ meeting vote “FOR” such proposal.

THE SPRINT BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE MERGER-RELATED COMPENSATION PROPOSAL (ITEM 2).

Item 3. The Adjournment Proposal (Item 3 on the Proxy Card)

The special stockholders’ meeting may be postponed or adjourned to another time or place, if necessary, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Merger Proposal, including the solicitation of proxies from Sprint stockholders who have previously voted against, or abstained from voting on, the Merger Proposal.

Accordingly, in this proposal, Sprint is asking its stockholders to approve any motion to postpone or adjourn the special stockholders’ meeting, if necessary, if, at the special stockholders’ meeting, the number of shares of Sprint common stock voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal.

THE SPRINT BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ADJOURNMENT PROPOSAL (ITEM 3).

Other Matters to Come Before the Meeting

No other matters are intended to be brought by Sprint before stockholders at the special stockholders’ meeting, and Sprint does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE SOFTBANK MERGER

This section of the proxy statement-prospectus describes certain material aspects of the SoftBank Merger. While we believe that the following description covers the material terms of the SoftBank Merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus including the section titled “The Merger Agreement” and the other documents to which we refer for a more complete understanding of the SoftBank Merger.

Background of the SoftBank Merger

Over the past several years, the pace of change in the wireless industry in the United States has continued to accelerate, with many of those changes related to the continued development and deployment of new technologies, the resulting increase in demand for spectrum and strategic transactions proposed by various industry participants. For example, in March 2011, AT&T announced an agreement to acquire the T-Mobile USA unit of Deutsche Telekom in a $39 billion transaction. During the pendency of the AT&T/T-Mobile transaction and following the termination of that transaction in December 2011, various participants in the industry, including Sprint, discussed potential combinations or other strategic transactions with other industry participants. Between September 2011 and February 2012, Sprint discussed a potential merger combination with Company W, but the discussions did not result in a transaction due to, among other things, a decline in the price of Sprint common stock, which was contemplated to comprise part of the merger consideration for Company W shareholders. From May through September 2011, Sprint discussed with Company X a transaction in which Sprint would acquire additional spectrum, the stockholders of Company X would receive substantial equity in Sprint, and Sprint and Company X would enter into other commercial arrangements. Sprint and Company X were unable to reach agreement due to, among other things, a decline in the price of Sprint common stock and failure to reach agreement on the terms of the proposed commercial arrangements, and Company X instead entered into a sale transaction with another industry participant later in 2011.

In May 2012, Sprint commenced discussions with Company Y, with which Sprint had previously discussed a potential business combination and a joint venture, regarding a potential business combination of Sprint and Company Y. These discussions continued from time to time through September 6, 2012, but ultimately did not lead to a transaction. Also, from time to time from May 2012 until September 2012, Sprint discussed with Company Z spectrum partnering opportunities. The closing price of Sprint common stock on the NYSE (the “Sprint Closing Price”) on May 31, 2012 was $2.57.

In early July 2012, Ronald D. Fisher, President of SoftBank Holdings, Inc., who oversees SoftBank’s U.S. investments and its activities outside of Asia, contacted Daniel R. Hesse, the Chief Executive Officer of Sprint, regarding a possible meeting between Masayoshi Son, Chairman and CEO of SoftBank, and Mr. Hesse to discuss the industry and potential strategic transactions. The Sprint Closing Price on July 2, 2012 was $3.40. An in person meeting was held on July 16, 2012, which was attended by Mr. Hesse and Keith Cowan, then-President, Strategic Planning and Corporate Initiatives, of Sprint, as well as Messrs. Son and Fisher and a representative of the Raine Group LLC, SoftBank’s financial advisor (“Raine”). The parties discussed the state of the industry and, conceptually, a potential three-party transaction among Sprint, SoftBank and Company Y. The Sprint Closing Price on July 16, 2012 was $3.46. Following this meeting, various calls were held, which led to the execution of a mutual nondisclosure agreement between SoftBank and Sprint on July 23, 2012. On that same day, Sprint received materials from SoftBank outlining SoftBank’s proposal for a three-party transaction involving the combination of Sprint and Company Y with financial support from SoftBank. The Sprint Closing Price on July 23, 2012 was $3.57. On July 30, 2012, Mr. Cowan, Joseph J. Euteneuer, Chief Financial Officer of Sprint, and Douglas B. Lynn, Vice President, Corporate Development of Sprint, met in person with Mr. Fisher and a Raine representative to review the materials provided by SoftBank and discuss SoftBank’s proposal.

On August 1 and 2, 2012, the Sprint board of directors met at a regularly scheduled meeting and discussed, among other items, the status of discussions with respect to a combination of Sprint and Company Y not involving SoftBank. Sprint management discussed the potential economic terms and key financial, operational and governance matters, as well as the status of several significant open issues related to the potential transaction. Given the terms being proposed by Company Y, and the gaps that remained regarding views of ownership and leverage of the combined entity, the Sprint board of directors considered terminating discussions with Company Y regarding a potential transaction. Ultimately, however, the Sprint board of directors authorized management to negotiate with Company Y in an effort to try and resolve the open issues. In addition, Sprint management informed Sprint’s board of directors of a possible three-party transaction structure involving Company Y with financial support from a third party (which was SoftBank), but did not specifically discuss SoftBank. The Sprint board of directors also considered the possibility of a transaction with Company W. The Sprint board of directors directed management to continue exploring strategic alternatives, including a three-party transaction among Sprint, SoftBank and Company Y with external financial support. The Sprint board of directors also discussed the capital needs of the company and updated the Finance Committee’s authority to direct the issuance of additional debt in an amount up to $4.5 billion, as determined by the Finance Committee.

During the next several days, Sprint continued discussions with SoftBank and Company Y. The parties engaged in due diligence, and Sprint presented SoftBank with the “Baseline Planning Model” discussed on page [—]. At a telephonic meeting of the Finance Committee on August 7, 2012, the Finance Committee determined to terminate further discussions with Company Y due to the scope of key outstanding issues the parties had been unable to resolve. The Sprint Closing Price on August 7, 2012 was $4.31. The Finance Committee also authorized Sprint to proceed with a public debt offering, which offering was commenced on August 9, 2012.

On August 9, 2012, Sprint also announced that Mr. Cowan would leave Sprint effective September 30, 2012.

After SoftBank contacted Sprint to discuss potential transactions, including possible three-party transactions involving Company Y, meetings were held on August 13 and 15, 2012, among Sprint and SoftBank representatives. The Sprint Closing Price on August 15, 2012 was $5.39. The results of these meetings were reported to the Finance Committee at a meeting held on August 16, 2012. At that meeting, the Finance Committee directed Sprint management to continue discussions with SoftBank. From that date until September 5, 2012, Sprint engaged in discussions with Company Y and SoftBank regarding a potential three-party transaction.

Ultimately, based on the status of discussions regarding the proposed structure, regulatory considerations, valuation and governance issues, at a meeting of the Finance Committee held on September 6, 2012, the Finance Committee determined that the terms being proposed by Company Y were not acceptable, and directed management to terminate discussions regarding any transaction involving Company Y. The Finance Committee also directed Sprint management to continue negotiations with SoftBank with respect to potential alternative transactions involving SoftBank and Sprint.

On September 7, 2012, Sprint management and representatives of SoftBank held a telephone conference, at which time Sprint informed SoftBank that it had determined to terminate discussions related to the potential three-party transaction with Company Y.

On September 11, 2012, representatives of Sprint, Raine, Morrison & Foerster LLP (“Morrison & Foerster”), SoftBank’s legal counsel, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Sprint’s legal counsel, held a telephone conference to discuss due diligence and other preliminary matters with respect to a potential transaction between SoftBank and Sprint. On the same day, Sprint began to receive financial advice from certain of the financial advisors who were ultimately retained to advise the Sprint board of directors in connection with the Transactions.

Late in the evening of September 11, 2012, SoftBank delivered a proposal to Sprint outlining a potential transaction, which included an investment by SoftBank in Sprint of approximately $19.2 billion in exchange for approximately 70% of the fully diluted equity of Sprint. The proposal (the “September 11 Proposal”) contemplated an $8.0 billion investment directly in Sprint in two stages at $5.25 per share and a merger pursuant to which Sprint stockholders and other Sprint equityholders would receive an aggregate of $11.2 billion of cash (representing a cash component of $6.75 per share) and 30% of the fully diluted equity of the surviving entity, New Sprint. The Sprint Closing Price on September 11, 2012 was $5.00.

On September 12, 2012, the Sprint board of directors held a special meeting to receive an update on potential transactions. Sprint management presented and discussed with the Sprint board of directors a potential standalone acquisition of Company W as an alternative to a transaction with SoftBank. The Sprint board of directors considered the potential benefits of scale, enhanced spectrum, effects on leverage and operational synergies of a standalone acquisition of Company W. The board was informed of a number of brief conversations that had occurred with Company W in the past month. After discussion of Sprint’s valuation of Company W, and potential financial terms and negotiating strategy, the Sprint board of directors authorized Sprint management to approach Company W to discuss a potential transaction. In addition, the Sprint board of directors discussed as an alternative a possible acquisition by Sprint of all of the equity interests in Clearwire that Sprint did not already own. Management also presented and discussed the preliminary proposal received from SoftBank, including the financial terms thereof. A representative of Skadden discussed legal matters relevant to the Sprint board of directors’ process and decision-making and the various fiduciary duty issues involved therein. After a lengthy discussion, the Sprint board of directors authorized Sprint management to continue discussions with SoftBank.

On September 13, 2012, members of Sprint management met in person with Messrs. Son and Fisher and representatives from Raine to discuss SoftBank’s September 11 Proposal and key terms.

At a separate in person meeting that same day, James H. Hance, Jr., Robert R. Bennett and Larry C. Glasscock, as members of the Finance Committee, met with Messrs. Son and Fisher, who indicated that SoftBank was interested in acquiring a controlling interest in Sprint and proposed that in connection therewith, Sprint consider acquiring the shares in Clearwire that Sprint did not already own. Mr. Son noted that SoftBank would provide a more detailed term sheet outlining its proposal, which would include an investment directly in Sprint in two stages and a merger that would result in SoftBank’s aggregate ownership (taking into account such investments) reaching the 70% level. As a result of the two September 13, 2012 in-person meetings, Sprint management and the members of the Finance Committee determined to present SoftBank’s September 11 Proposal to the full Sprint board of directors.

On September 14, 2012, the Sprint board of directors held a special meeting to further discuss SoftBank’s September 11 Proposal. Present at the meeting were the members of the Sprint board of directors, members of Sprint management and a representative of Skadden. The Skadden representative outlined legal matters relevant to the Sprint board of directors’ process and decision-making and the various fiduciary duty issues involved therein. The Sprint board of directors and management then discussed the September 11 Proposal. The Sprint board of directors also discussed SoftBank’s preference to include an acquisition by Sprint of all of the equity interests in Clearwire that Sprint did not already own as part of a transaction, and the potential timing, negotiating strategy and various issues related to such a transaction. The Sprint board of directors discussed Sprint’s strategic alternatives including standalone acquisitions of Clearwire and Company W, and the desirability of evaluation of various other transaction scenarios in addition to SoftBank’s September 11 Proposal in order to help determine whether the September 11 Proposal was the best available transaction for Sprint stockholders. In addition, after reviewing the terms of the September 11 Proposal, which did not contemplate an acquisition of Company W by Sprint, and the other alternatives, the Sprint board of directors determined not to pursue discussions with Company W at that time, and to prioritize discussions with SoftBank as the SoftBank transaction would potentially provide funding to execute Sprint’s strategy and increase Sprint’s strategic and tactical flexibility compared to alternative transactions such as the standalone acquisitions of Clearwire or Company W.

On September 18, 2012, SoftBank delivered a term sheet and proposed exclusivity letter to Sprint with respect to a transaction. The term sheet contemplated an initial investment in convertible senior debt of Sprint of $3.1 billion (such debt to be convertible into Sprint common stock at $5.25 per share), a second $4.9 billion investment in Sprint equity at $5.25 per share “subject to business discussions” and a merger whereby current Sprint stockholders and other Sprint equityholders would receive an aggregate of $11.2 billion in cash (representing a cash component of $6.75 per share) and retain a 30% equity interest in New Sprint. SoftBank’s proposal required that Sprint acquire all of the outstanding equity interests in Clearwire that Sprint did not already own and that Sprint pay a $2.0 billion termination fee if Sprint’s board of directors changed its recommendation of the SoftBank Merger and Sprint’s stockholders did not approve the SoftBank Merger (“break-up fee”) and a $750 million fee if Sprint’s stockholders did not approve the SoftBank Merger for any other reason (“naked no vote” fee). SoftBank also proposed the inclusion of a “force-the-vote” provision pursuant to which Sprint would not be permitted to terminate the Merger Agreement to accept a superior proposal, and Sprint would be required to submit the SoftBank Merger to a vote of Sprint’s stockholders even if the Sprint board of directors had changed its recommendation of the SoftBank transaction. SoftBank also proposed that its sole liability to Sprint for failing to close the transaction due to a lack of financing be limited to a $250 million fee (“reverse termination fee”). The term sheet also contemplated that Sprint would sign an exclusivity agreement. The Sprint Closing Price on September 18, 2012 was $5.52.

On September 20, 2012, representatives of SoftBank and Sprint and their respective legal advisors and representatives of Raine met in person to discuss key issues in the term sheet, including the structure and terms of the investments by SoftBank in Sprint. The parties also discussed transaction conditions, including matters relating to Clearwire, protections of minority stockholders of New Sprint, merger consideration, transaction structure, deal protection provisions, required efforts to obtain regulatory approvals and the exclusivity agreement proposed by SoftBank. The parties also discussed timing and process for mutual due diligence, regulatory approvals and other transaction logistics.

On September 24, 2012, Sprint opened an electronic data room for SoftBank and its representatives to access due diligence materials. Sprint populated the data room with material over the next several days and continued to provide new information and material on an ongoing basis.

Over the course of the next week, the Sprint and SoftBank teams continued the due diligence process, including with respect to Sprint’s existing debt obligations, and exchanged draft term sheets relating to the Sprint convertible debt proposed to be issued to SoftBank to fund its initial investment in Sprint shortly after execution of the Merger Agreement. The parties discussed the need for any convertible debt to be issued to be in compliance with existing Sprint debt covenants and assessed how various features of the instrument might be impacted by applicable FCC regulations. In addition, the parties discussed applicable time periods for conversion or resale of the instrument, the methods for determining interest coupon rate and conversion premium, and the consideration (cash, shares or a combination) payable upon conversion.

On September 25, 2012, Mr. Lynn and other members of Sprint management had additional conference calls with representatives of SoftBank and Raine with respect to Sprint’s financial models, including a financial model relating to a hypothetical transaction with Clearwire. See “The SoftBank Merger—Certain Financial Scenarios Prepared by the Management of Sprint” beginning on page [—] for additional information with respect to such models.

On September 26, 2012, the Finance Committee of the Sprint board of directors held a meeting to discuss the proposed transaction, including the status of discussions and various transaction scenarios to be discussed at the September 28, 2012 board meeting and valuation work regarding Sprint. The Committee members and Sprint management discussed management’s assumptions relating to Sprint’s financial performance, as well as the benefits of each transaction scenario and possible outcomes should Sprint not pursue a transaction. Mr. Hesse reviewed for the Committee members the current terms of the SoftBank proposal, and the changes to the terms since the September 14, 2012 board meeting, and the Committee determined not to accept the terms of the current proposal. The Committee and management also discussed a potential acquisition of Clearwire. Finally, the Committee and management reviewed Sprint’s liquidity and capital needs, including the Company’s prospects for raising funds in the capital markets and the need for additional capital.

On September 27, 2012, Skadden sent Morrison & Foerster an initial draft of governance documents containing proposed protections for minority stockholders of New Sprint, which contained provisions with respect to board actions, noncompetition and corporate opportunity as well as a request for a “liquidity” offer if the public float of New Sprint fell below 10% of outstanding shares.

On September 28, 2012, the Sprint board of directors held a special meeting to discuss the proposed transaction with SoftBank. Also present at the meeting were representatives of Skadden and Sprint’s financial advisors. At the meeting, the Sprint board of directors considered and discussed with its financial advisors various alternatives for Sprint, including a standalone case, a cash-stock acquisition of Company W together with an all-stock acquisition of all of the equity interests in Clearwire that Sprint did not already own, and the proposed transaction with SoftBank. Among other things, the board of directors discussed the potential financial and operational impact, including the effect on cash flow and Sprint leverage, and the necessary capital expenditures, the value to Sprint shareholders and post-transaction stockholder ownership and the execution risk with respect to such alternatives. The Sprint board of directors also evaluated and discussed with its financial advisors the financial, operational and strategic status of a number of domestic and international companies in the telecommunications industry, assessed the interest of such companies in mergers and acquisitions generally and their attitudes towards Sprint, if any, based on the knowledge and experience of the financial advisors and members of Sprint’s senior management in the telecommunications industry and the financial, strategic, regulatory and operational activities and status of such companies, and commented on how such interest, activities and status might impact their interest in any potential business combination with Sprint. Mr. Cowan reported on two recent conversations he had had with the chief executive officer of Company Z, where the possibility of a business combination between Sprint and Company Z had arisen. Mr. Cowan reported that the chief executive officer of Company Z had stated that he was currently focusing on certain regulatory issues affecting Company Z, that Company Z would require a significant period of due diligence before considering any business combination with Sprint and that he believed that Sprint’s then existing market price was in excess of his view of Sprint’s fundamental value. At this meeting, the Sprint board of directors determined to engage Citigroup as an additional financial advisor.

On September 28, 2012, several members of Sprint management and their advisors had a due diligence call with representatives of Morrison & Foerster and Raine. The Sprint Closing Price on September 28, 2012 was $5.52.

On September 29, 2012, Morrison & Foerster distributed initial drafts of the Merger Agreement and Bond Purchase Agreement to Skadden. In a call that day, Morrison & Foerster again requested on behalf of SoftBank that Sprint sign an exclusivity agreement, and Skadden indicated that Sprint was not prepared to do so at that time.

On October 1, 2012, Mr. Cowan and a representative of one of Sprint’s financial advisors met with Mr. Fisher and a representative of Raine and discussed various issues related to the governance of New Sprint. Sprint’s representatives stated that various protections for minority stockholders, including a minimum number of independent directors, noncompetition and corporate opportunity restrictions, independent director and non-SoftBank shareholder approval requirements for certain corporate actions and a mandatory offer for remaining shares if SoftBank’s ownership interest exceeded a certain threshold, would be important to Sprint and that the cash portion of the merger consideration needed to be at least $7.50 per share.

On October 2, 2012, Messrs. Hesse and Cowan and a representative of one of Sprint’s financial advisors met in person with Mr. Fisher and a representative of Raine. At this meeting, SoftBank’s representatives stated that SoftBank might be prepared to pay $7.25 per share as the cash portion of the merger consideration. The parties also discussed various alternatives to the structure of the initial investment phase as well as the size and structure of break-up and reverse termination fees. The parties discussed the possibilities of utilizing a nonconvertible debt instrument accompanied by warrants in lieu of convertible debt. Sprint proposed that the reverse termination fee concept could be structured to be payable partially in cash and partially by cancellation of the warrants.

On October 3, 2012, management representatives from Sprint, representatives from Citigroup, Rothschild and UBS and management representatives from SoftBank participated in a mutual due diligence session in Tokyo, including a due diligence session with potential SoftBank lenders for the Debt Financing.

Also on October 3, 2012, the SoftBank and Sprint management teams and representatives from Sprint’s and SoftBank’s legal and financial advisors met in person and by conference call to discuss key issues regarding the Merger Agreement and the Bond Purchase Agreement, including structure of the initial investment (including whether the investment would be convertible debt or warrants or some other form), SoftBank financing requirements and remedies if SoftBank is unable to obtain financing, minority protections (including independent director requirements and required independent director and shareholder approval for certain corporate actions), transaction conditions related to Clearwire (including whether the purchase of the remaining equity of Clearwire not owned by Sprint would be a condition to consummating the SoftBank Merger), the effect of any ratings decline on existing Sprint indebtedness, the existence and amounts of break-up, naked no vote and reverse termination fees, SoftBank’s request for a force-the-vote provision and exclusivity, and other matters. Skadden indicated, on behalf of Sprint, that Sprint would not agree to a break-up fee in excess of approximately 3% of Sprint’s equity value or any naked no vote fee or force-the-vote provision and was not prepared to grant SoftBank exclusivity at that time. Skadden also proposed, on behalf of Sprint, that the value of any reverse termination fee must be an appropriate percentage of transaction value, indicating that approximately 6% or more of the transaction value was appropriate. Over the course of the following week, the parties and their representatives continued due diligence and exchanged various drafts of the Merger Agreement, the Bond Purchase Agreement and the certificate of incorporation and bylaws of New Sprint to be in effect following the completion of the SoftBank Merger, including the governance provisions and minority stockholder protections contained therein. In a call between Skadden and Morrison & Foerster on October 4, 2012, Morrison & Foerster indicated that SoftBank would be prepared to agree to an $800 million break-up fee, an $800 million reverse termination fee, and a naked no vote expense reimbursement in the $80-$100 million range, and indicated that the size of the break-up fee and the reverse termination fee would need to be the same. Morrison & Foerster also indicated that SoftBank wanted a five-business day matching right on any competing offer.

On October 4, 2012, Sprint announced that Mr. Cowan would remain at Sprint until January 2, 2013.

On October 5, 2012, the Sprint board of directors held a special meeting to discuss the proposed transaction with SoftBank. During the meeting, Sprint management and Sprint’s financial advisors made presentations on financial terms and preliminary views on issues related to the trading of New Sprint common stock following completion of the SoftBank Merger, and Sprint management and Skadden made presentations on transaction structure issues related to the Merger Agreement, the Bond Purchase Agreement and the certificate of incorporation and bylaws of New Sprint, including governance of New Sprint and minority stockholder protections, and results of due diligence on SoftBank and its proposed financing. After discussion of the terms of the proposed transaction, the Sprint board of directors indicated that it remained generally supportive of a transaction with SoftBank and directed Sprint management to continue negotiations. After the Sprint board of directors meeting, Mr. Hesse called Mr. Fisher and a representative of Raine and indicated that the Sprint board of directors was generally supportive of a transaction but wanted to increase the blended transaction price to be paid to Sprint stockholders and other Sprint equityholders by increasing the cash component to $7.30 per share. On the evening of October 5, 2012, Skadden delivered to Morrison & Foerster a set of governance principles supplementing the governance documents containing proposed protections for minority stockholders of New Sprint that were delivered on September 27, and that included provisions that any merger or other acquisition between New Sprint and SoftBank, or in which SoftBank received different consideration than the public stockholders of New Sprint, be approved by a majority of independent directors and holders of a majority of the shares of New Sprint capital stock not held by SoftBank, that if the public float was reduced below 20% then SoftBank would be required to offer to acquire the remaining shares, that SoftBank be subject to standstill restrictions on additional purchases, and that for three years following the SoftBank Merger the vote of a majority of independent directors would be required to approve a number of corporate actions, including transactions between SoftBank and New Sprint. Sprint also continued to request that SoftBank agree to corporate opportunity and noncompetition provisions proposed to be included in the New Sprint charter documents.

In addition, on October 5, 2012, Skadden provided revised drafts of certain provisions of the Merger Agreement to Morrison & Foerster, and Messrs. Cowan and Lynn and a representative of Raine had a conversation in which they discussed the economic terms of the initial debt investment pursuant to the Bond Purchase Agreement, including pricing of the debt, interest rate and underlying conversion price, and the initial tenure of the investment, with Sprint seeking a longer term (7 years) and SoftBank desiring a short-term instrument (18 months). They also discussed the proposed amounts of the break-up fee, reverse termination fee and naked no vote expense reimbursement. The Sprint Closing Price on October 5, 2012 was $5.20. Between October 6, 2012 and October 8, 2012, Morrison & Foerster and Skadden reviewed and revised drafts of various transaction documents, including the Merger Agreement, the Bond Purchase Agreement and the New Sprint charter documents, including the governance provisions and minority stockholder protections contained therein. On October 8, 2012, SoftBank provided Sprint with drafts of the commitment letters from SoftBank’s financing sources. On October 8, 2012, Mr. Cowan had a call with Mr. Fisher to discuss a number of open issues on the transaction, including minority protections. They agreed that the “liquidity offer” would occur if the public float of New Sprint was reduced below 15%.

On Tuesday, October 9, 2012, Morrison & Foerster provided Skadden a comprehensive list of outstanding issues on the Merger Agreement and the Bond Purchase Agreement to provide a framework to resolve open points. Significant open points related to the effect of any ratings decline on Sprint’s indebtedness, the timing of the special stockholders’ meeting, the nature of Sprint’s fiduciary outs and the matching rights afforded to SoftBank, employee benefit provisions, conditions related to Clearwire, size of termination fees (in which SoftBank indicated it would accept a $750 million break-up fee, a $750 million reverse termination fee and a $75 million naked no vote expense reimbursement) and remedies. On the issue of remedies for breach, the exchange of Merger Agreement drafts over the preceding several days had indicated significant differences between SoftBank’s view that the reverse termination fee be an exclusive remedy compared to Sprint’s view that it be entitled to seek specific performance and to sue for damages in the event of a willful breach of any financing covenants. As it related to Clearwire, SoftBank proposed that as a condition to signing the deal with Sprint, Sprint would be required to enter into a binding agreement to purchase a sufficient amount of equity interests in Clearwire from one or more of the strategic Clearwire equityholders, in order to give Sprint a clear path to appoint seven non-independent directors to the Clearwire board of directors. Sprint subsequently accepted this proposal. A call was held that afternoon among the parties’ legal counsel to discuss such issues.

On Wednesday, October 10, 2012, Sprint and Skadden provided SoftBank with revised drafts of the Merger Agreement and the Bond Purchase Agreement. Sandra J. Price, Sprint’s Senior Vice President of Human Resources, and other members of Sprint management and their legal advisors discussed certain matters related to employee compensation and benefit plans with Mr. Fisher and his legal advisors. In addition, Messrs. Cowan and Lynn had a discussion with a representative of Raine to discuss a number of open issues, including the duration of SoftBank’s financing commitment, the size of the break-up fee, with Sprint indicating that the fee should be significantly less than SoftBank’s most recent $750 million proposal, director rights to be associated with the Bond Purchase Agreement, the definition of “Competing Business” to be included in the noncompetition restrictions of the governance provisions of the New Sprint charter documents, which provisions were intended to restrict SoftBank from competing with Sprint in certain defined business segments, and the extent of Sprint’s remedies in the case of a SoftBank breach of the Merger Agreement or financing failure. The Sprint Closing Price on October 10, 2012 was $5.04.

On Thursday, October 11, 2012, representatives of Skadden had a conference call with representatives of SoftBank, Morrison & Foerster and Mori Hamada & Matsumoto, a Japanese law firm and counsel to SoftBank, to conduct additional due diligence related to SoftBank’s existing indebtedness and the proposed new facility to finance the transaction with Sprint.

On the morning of Thursday, October 11, 2012, rumors of a pending transaction between Sprint and SoftBank began circulating throughout the financial press. In response to these rumors, Sprint issued a press release at 11:05 a.m. Eastern time confirming that Sprint and SoftBank were engaged in discussions regarding a potential substantial investment by SoftBank in Sprint, which could involve a change of control of Sprint.

On both Thursday, October 11 and Friday, October 12, 2012, the parties and their representatives continued to negotiate the Merger Agreement and other transaction documents, complete due diligence and discuss and resolve outstanding issues related to the SoftBank Merger and SoftBank’s investment. In particular, on October 11, 2012, the parties had an extended series of conference calls involving both legal and business representatives during which the following issues were discussed and tentatively resolved: the terms of the Bond Purchase Agreement and the rights issues associated therewith, Sprint’s remedies if SoftBank were not able to extend the commitment period of its financing facility past six months, SoftBank’s remedies if there were a ratings decline on certain Sprint indebtedness following the announcement of a change of control, the size of the break-up fee and the reverse termination fee (each to be $600 million), various conditions related to a tax opinion on the SoftBank Merger and appraisal rights, and the definition of “Competing Business” contained in the noncompetition restrictions in the governance provisions of the New Sprint charter documents.

As part of the negotiations on October 11, 2012 and in order to facilitate a resolution of SoftBank’s desire to hold a 70% equity position in New Sprint at the effective time of the SoftBank Merger with the Sprint board of directors’ requirement that the cash component of the merger consideration payable to the Sprint stockholders be valued at $7.30 per share, and based on updated calculations of Sprint’s existing equity capital structure, the parties agreed that a portion of SoftBank’s equity interest in New Sprint would be received in the form of a five-year warrant to acquire approximately 55 million shares of New Sprint common stock, with such warrant having an exercise price of $5.25 per share. The Sprint Closing Price on October 11, 2012 was $5.76.

On Friday, October 12, 2012, the Sprint board of directors held a special meeting to discuss the proposed SoftBank transaction. Present at the meeting were members of Sprint management and representatives of Sprint’s financial advisors and Skadden. The Sprint board of directors received an update on the status of discussions with SoftBank, including the fact that the parties had resolved various issues in their October 11, 2012 discussion as noted above, and a summary of the various agreements to be entered into by the parties and related open issues, which open issues included the extent of specific performance remedies in the Merger Agreement and various terms related to the structure of the Bond, the timing of closing of the sale of the Bond and its treatment in connection with the consummation of the SoftBank Merger, and provisions related to the definition of “Superior Offer” for purposes of Sprint’s fiduciary out and matching rights for SoftBank in the case of a Superior Offer. During the meeting, the addition of the Warrant to the structure was discussed, including its valuation and financial implications. The status of Sprint’s discussions with certain other major equityholders of Clearwire, and the resolution of any Clearwire-related conditions to the SoftBank Merger through the purchase of shares from one of the strategic Clearwire stockholders, was also discussed.

At the October 12, 2012 special meeting, the Sprint board of directors reviewed a presentation made by Sprint management and representatives of Sprint’s financial advisors, which evaluated the status of a number of domestic and international companies in the telecommunications industry, and discussed their interest in mergers and acquisitions generally and their past discussions with Sprint, as well as their general strategic directions and their financing and regulatory status as it would relate to a possible business combination with Sprint. The Sprint board of directors believed that it was unlikely that any such company had the strategic interest, financial capability and regulatory status to consummate a transaction with Sprint that was reasonably likely to generate value to Sprint stockholders in excess of the value from the SoftBank Merger. The Sprint board of directors also discussed matters related to Sprint’s existing indebtedness and, with the participation of Sprint’s financial advisors, the state of the Japanese finance market, and Sprint’s financial advisors discussed the valuations of the proposed transaction and their financial analyses. The Sprint board also reviewed the feasibility of equity capital raises.

Following the Sprint board of directors meeting on Friday, October 12, the parties and their advisors continued to discuss outstanding issues, including the extent of specific performance remedies in the Merger Agreement and various terms related to the structure of the Bond, the timing of closing of the sale of the Bond and its treatment in connection with the closing of the SoftBank Merger, and provisions related to the definition of “Superior Offer” for purposes of Sprint’s fiduciary out and the matching rights for SoftBank in the case of a

Superior Offer. A draft of the Warrant was provided by Morrison & Foerster. In addition, certain arrangements discussed that evening between Sprint and Eagle River, a significant Clearwire equityholder, were deemed acceptable by SoftBank. The Sprint Closing Price on October 12, 2012 was $5.73.

On Saturday, October 13, 2012, the Sprint board of directors held a special meeting for the purpose of considering the SoftBank Merger and related transactions. Present at the meeting were members of Sprint management and representatives of Sprint’s financial advisors and Skadden. The Sprint board of directors received updated reports on the status of discussions with SoftBank and the negotiations of the Merger Agreement and certain other related agreements. Skadden again reviewed with the Sprint directors their fiduciary duties in connection with considering approval of the Merger Agreement, the Bond Purchase Agreement and related agreements. The Sprint board of directors again reviewed with counsel the proposed governance provisions of the New Sprint charter documents and the extent of the minority stockholder protections contained therein, including the independent director and approval requirements, mandatory offer provisions, and non-competition and corporate opportunity provisions (see “Control and Management of New Sprint After the Soft Bank Merger—Certificate of Incorporation and Bylaws” beginning on page [—] and “Comparison of Rights of Holders of New Sprint Common Stock and Sprint Common Stock” beginning on page [—] for additional information on these provisions), and the treatment of Sprint options and restricted stock in the transaction and illustrative examples thereof. At that meeting, each of Sprint’s financial advisors rendered its respective oral opinion (subsequently confirmed in writing on October 15, 2012) that, as of the date of the meeting and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in such opinion, the Aggregate Merger Consideration to be paid to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. At this meeting, the Sprint board of directors determined, among other things, that the SoftBank Merger was in the best interests of Sprint and its stockholders, approved the Merger Agreement, and resolved to recommend that Sprint stockholders adopt the Merger Agreement. The Sprint board of directors also approved the Bond Purchase Agreement.

On Saturday, October 13, 2012 and continuing through Sunday, October 14, 2012, the parties continued to finalize the Merger Agreement, the Bond Purchase Agreement and the other documents related to the SoftBank Merger.

On Monday, October 15, 2012, following a meeting of the SoftBank board of directors to approve the transactions, Sprint and SoftBank executed the Merger Agreement and the Bond Purchase Agreement. The transaction was announced on the morning of October 15, 2012 in press releases issued by Sprint and SoftBank.

On October 17, 2012, in accordance with the Clearwire Equityholders’ Agreement, Eagle River notified Sprint and the other parties to the Equityholders’ Agreement of its intent to sell its equity interests in Clearwire for a total purchase price of $100 million in cash. In response to the notification, on October 17, 2012, Sprint indicated its intention to acquire all of such interests (and no other party to the Clearwire Equityholders’ Agreement indicated its intention to acquire any such interest). On October 18, 2012, Sprint announced an agreement with Eagle River to purchase such interests.

On October 22, 2012, SoftBank purchased the Bond for $3.1 billion pursuant to the terms of the Bond Purchase Agreement.

On November 29, 2012, Sprint, SoftBank, Parent, HoldCo and Merger Sub entered into the first amendment to the Merger Agreement to extend the date that the Registration Statement was required to be filed with the SEC.

On December 11, 2012, Sprint completed the purchase of the Eagle River Clearwire Interest.

On December 17, 2012, Sprint announced the proposed Clearwire Acquisition. In connection with the Clearwire Acquisition, SoftBank entered into a waiver and consent with Sprint which permitted Sprint to enter into the agreements related thereto and provided SoftBank with certain rights to information and review of certain actions which might be taken by Sprint in connection with the Clearwire Acquisition.

Recommendation of the Sprint Board of Directors; Sprint’s Reasons for the SoftBank Merger

On October 13, 2012, at a special meeting of the Sprint board of directors, the Sprint board of directors determined that the SoftBank Merger is in the best interests of Sprint and its stockholders and approved the Merger Agreement in order to create New Sprint, which Sprint and SoftBank believe will be a stronger, more competitive company that will deliver significant benefits to U.S. consumers based on SoftBank’s expertise in the deployment of next-generation wireless networks, and track record of success in taking share in mature markets from larger telecommunications competitors.

The Sprint board of directors recommends that the stockholders of Sprint vote “FOR” the adoption of the Merger Agreement.

In evaluating the SoftBank Merger, the Sprint board of directors consulted with Sprint’s management, as well as Sprint’s legal and financial advisors and, in reaching its determination and recommendation, considered the following factors:

•

The Sprint board of directors’ and management’s knowledge of Sprint’s business, operations, financial condition, earnings, strategy and future prospects, and their knowledge of SoftBank’s business, strategy and future prospects, and the assessment, based on such knowledge, that the transaction would be favorable to Sprint and its stockholders;

•	The aggregate value and composition of the merger consideration to be received by Sprint stockholders in the SoftBank Merger;

•

That the implied value of the Aggregate Merger Consideration of $6.44 to $7.33 per share of Sprint common stock (based on the illustrative total market value analysis as set forth in the analysis of Sprint’s financial advisors, see “The SoftBank Merger—Opinions of Sprint’s Financial Advisors” beginning on page [—]) or $6.34 to $7.16 per share of Sprint common stock (based on the illustrative pro forma discounted cash flow analysis as set forth in the analysis of Sprint’s financial advisors, see “The SoftBank Merger—Opinions of Sprint’s Financial Advisors” beginning on page [—]) represented a premium of:

•

Between 28% and 45% or 26% and 42%, respectively, to the closing price of Sprint common stock on October 10, 2012, the last day before the publication of news articles relating to a potential transaction between Sprint and SoftBank; and

•	Between 24% and 41% or 22% and 38%, respectively, to the volume-weighted average price of Sprint common stock for the 30 days prior to such date.

•

Their view of SoftBank’s successful track record of improving the competitive position of target companies and driving growth and financial performance in prior acquisitions, and its experience as a leader in providing LTE technology to its subscribers, which the Sprint board of directors believed could provide valuable knowledge to help support Sprint’s Network Vision plan to bring LTE service nationwide, enhancing network coverage, call quality and data speeds, and to help New Sprint compete with the two large incumbent U.S. carriers;

•

Their view of the complementary nature of the respective businesses of Sprint and SoftBank, including a shared history of technical and marketing innovations and the potential for purchasing power synergies;

•

The financial analysis of Citigroup and the oral opinion of that firm delivered to Sprint’s board of directors on October 13, 2012, which was confirmed by delivery of a written opinion on October 15, 2012, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “—Opinions of Sprint’s Financial Advisors” (the full text of the written opinion of Citigroup, dated October 15, 2012, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement-prospectus);

•

The financial analysis of Rothschild and the oral opinion of that firm delivered to Sprint’s board of directors on October 13, 2012, which was confirmed by delivery of a written opinion on October 15, 2012, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “—Opinions of Sprint’s Financial Advisors” (the full text of the written opinion of Rothschild, dated October 15, 2012, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement-prospectus);

•

The financial analysis of UBS and the oral opinion of that firm delivered to Sprint’s board of directors on October 13, 2012, which was confirmed by delivery of a written opinion on October 15, 2012, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken, the Aggregate Merger Consideration was fair, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent), as more fully described below under “—Opinions of Sprint’s Financial Advisors” (the full text of the written opinion of UBS, dated October 15, 2012, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement-prospectus);

•	Discussions with Sprint’s management and its financial advisors regarding SoftBank’s business, assets, financial condition, business plan and prospects;

•

Information and discussions with Sprint’s management and its financial advisors with respect to SoftBank’s credit profile and Sprint’s credit profile following the SoftBank Merger, including the likelihood that SoftBank would be able to complete the Debt Financing on the terms of the commitment letter;

•

The positive effect on Sprint’s balance sheet from the initial $3.1 billion investment by Parent in the Bond, followed by the additional $4.9 billion cash contribution to New Sprint by SoftBank at the effective time of the SoftBank Merger (in addition to the $12.14 billion in cash that will be paid to Sprint stockholders pursuant to the terms of the Merger Agreement), as the additional equity is expected to provide financial flexibility to New Sprint and enable New Sprint to be a stronger and more robust competitor in the U.S. telecom market, and the cash investment by SoftBank is expected to allow New Sprint to invest, internally and externally, to grow its business, to improve its network and customer experience, and to help support Sprint’s Network Vision plan, which will bring LTE service nationwide;

•

That the Sprint stockholders may elect to receive the merger consideration either in (i) all cash or (ii) all New Sprint common stock (subject, in each case, to proration), providing Sprint stockholders with the option to receive immediate value through the cash consideration or to participate in the equity value of New Sprint following the SoftBank Merger recognizing that Sprint stockholders and other Sprint equityholders will hold approximately 30% on a fully diluted basis of New Sprint equity immediately after the SoftBank Merger, and that three Sprint directors, in addition to Sprint’s Chief Executive Officer, will join the New Sprint board of directors;

•

The belief of the Sprint board of directors after consultation with Sprint’s financial and legal advisors regarding the terms and degree of conditionality of SoftBank’s Debt Financing commitment letter, that SoftBank should be able to obtain the financing necessary to pay the $12.14 billion cash portion of the merger consideration payable under the Merger Agreement and make the additional $4.9 billion cash contribution to New Sprint at the effective time of the SoftBank Merger;

•

The review by the Sprint board of directors with its financial and legal advisors of the structure of the proposed transactions and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transactions and the Sprint board of directors’ evaluation of the likely time period necessary to close the transactions; and

•

The consideration of potential alternative transactions and their view that it was unlikely that any such transaction reasonably available to Sprint would generate value to the Sprint stockholders in excess of the value from the SoftBank Merger.

The Sprint board of directors also considered the following specific aspects of the Merger Agreement:

•	The combination of stock and cash contemplated by the Merger Agreement and the election options between the stock and cash components (and the extent to which such elections are subject to proration);

•

The nature of the closing conditions included in the Merger Agreement, including the exceptions to the events that would constitute a material adverse effect on Sprint for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the transactions;

•	The agreement to use reasonable best efforts to consummate the SoftBank Merger, including obtaining all required regulatory approvals;

•	The obligation of SoftBank to use its reasonable best efforts to obtain Debt Financing on the terms in the commitment letters, or to seek to obtain alternative financing;

•	The fact that SoftBank’s obligation to close the transactions is not subject to a financing condition;

•

Sprint’s right, prior to obtaining stockholder approval of the Merger Proposal, to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if the Sprint board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal is or is reasonably likely to lead to a transaction that is superior to the proposed transaction with SoftBank;

•

The right of Sprint’s board of directors to change its recommendation in favor of adoption of the Merger Agreement and/or terminate the Merger Agreement in order to accept a superior proposal, subject to certain conditions (including considering any adjustments to the Merger Agreement proposed by Parent and payment to Parent of a $600 million termination fee);

•

The right of Sprint’s board to change its recommendation in favor of the adoption of the Merger Agreement if, in response to certain material events that arise after the date of the Merger Agreement, Sprint’s board of directors determines in good faith after consultation with outside counsel and its financial advisors, and satisfaction of certain other conditions, that the exercise of its fiduciary duties require such action;

•	The obligation of SoftBank to a pay $600 million reverse termination fee to Sprint in certain circumstances if SoftBank is unable to obtain financing;

•	The requirement that Sprint stockholder approval be obtained as a condition to consummation of the SoftBank Merger; and

•

The minority stockholder protections contained in the New Sprint certificate of incorporation and bylaws, including independent director approval of certain actions of New Sprint for a period of time after the consummation of the SoftBank Merger.

The Sprint board of directors also considered potential risks and potential negative factors concerning the SoftBank Merger in connection with its deliberations of the proposed transaction, including:

•	The restrictions on the conduct of Sprint’s business during the period between execution of the Merger Agreement and the closing of the SoftBank Merger;

•

The risk that regulatory agencies may not approve the transaction or may impose terms and conditions on their approvals that in retrospect adversely affect the business and financial results of New Sprint (see “—Regulatory Matters” beginning on page [—]);

•	That the cash portion of the merger consideration will generally be taxable to Sprint’s stockholders for U.S. federal income tax purposes;

•

The limitations imposed on Sprint’s ability to solicit alternative transactions prior to closing or termination of the Merger Agreement, including the requirement to pay a $600 million termination fee to Parent in the event Sprint accepts a superior proposal and other certain other circumstances;

•	The transaction costs to be incurred in connection with the proposed transactions;

•	The interests of Sprint’s executive officers and directors with respect to the SoftBank Merger that are in addition to, or that may be different from, their interests as Sprint stockholders;

•

The fact that Sprint did not solicit alternative proposals prior to executing the Merger Agreement and that Sprint would be required to pay a termination fee if the Sprint board of directors terminated the Merger Agreement to enter into an alternative transaction, as described in more detail below;

•

The fact that, if the SoftBank Merger is completed, Sprint stockholders who receive all or a portion of their merger consideration in cash will not participate in any potential future earnings or growth of New Sprint’s businesses and will not benefit from any potential appreciation in its value;

•

The fact that, if the SoftBank Merger is completed, the existence of a controlling stockholder of New Sprint may have the effect of making it more difficult for a third party acquire, or discouraging a third party from seeking to acquire, New Sprint, and that a third party would be required to negotiate any such transaction with SoftBank, and the interests of SoftBank with respect to such transaction may be different from the interests of other New Sprint stockholders;

•	The fact that Sprint is required to reimburse Parent for up to $75 million of its incurred expenses if the Merger Agreement is terminated under certain circumstances;

•

The risk that while the SoftBank Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the SoftBank Merger will be satisfied, and as a result, it is possible that the SoftBank Merger may not be completed even if approved by Sprint’s stockholders;

•

The risks and costs to Sprint if the SoftBank Merger does not close, including the diversion of management and employee attention, potential effects on Sprint’s relationships with suppliers, vendors and other business partners, impact on trading prices for Sprint shares and direct costs incurred;

•	The risk that the Debt Financing contemplated by the SoftBank commitment letter for the consummation of the SoftBank Merger might not be obtained;

•	The fact that there can be no assurances that SoftBank’s success in other markets or the potential for innovation or synergies will in fact be achieved by New Sprint; and

•	The other risks described in the section entitled “Risk Factors” beginning on page [—] and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—].

The Sprint board of directors concluded that the uncertainties, risks and potential negative factors relevant to the SoftBank Merger were outweighed by the potential benefits that it expected Sprint and Sprint stockholders would achieve as a result of the combination.

This discussion of the information and factors considered by the Sprint board of directors includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the SoftBank Merger and the complexity of these matters, the Sprint board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Rather, the Sprint board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered.

In addition, individual members of the Sprint board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Sprint’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Statements Regarding Forward-Looking Information” beginning on page [—].

Opinions of Sprint’s Financial Advisors—Citigroup, Rothschild and UBS

Sprint has retained Citigroup, Rothschild and UBS as its financial advisors to advise the Sprint board of directors in connection with the Transactions (which, for the avoidance of doubt, do not include the Clearwire Acquisition). Citigroup, Rothschild and UBS are collectively referred to herein as Sprint’s financial advisors. Pursuant to the respective engagements of each of Citigroup, Rothschild and UBS, Sprint requested each of Citigroup, Rothschild and UBS to evaluate the fairness, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of the aggregate Cash Consideration and the aggregate Stock Consideration (referred to in the aggregate as the “Aggregate Merger Consideration”) to be received by such holders pursuant to the Merger Agreement. At the meeting of the Sprint board of directors on October 13, 2012, Citigroup, Rothschild and UBS presented joint materials and each rendered its oral opinion, subsequently confirmed in writing, that based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in their respective written opinions, the Aggregate Merger Consideration to be received by the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The respective opinions of each of Citigroup, Rothschild and UBS were based solely upon the information available to these financial advisors as of October 15, 2012, the date on which their respective written opinions were rendered. These opinions do not take into account or reflect, and the financial advisors were not asked to take into account or reflect, any changes or developments occurring subsequent to October 15, 2012, including the proposed Clearwire Acquisition or any effect which the proposed Clearwire Acquisition might have on any financial scenario analyses, forecasts or projections.

The references in this Section to any analysis or review of SoftBank or its assets, business, financial information or prospects by one or more of Sprint’s financial advisors is solely for purposes of reflecting in this Section a summary of the actions undertaken by such financial advisors in connection with their services provided to Sprint and their opinions rendered to the Sprint board of directors in connection with the Transactions. In no event will Sprint stockholders or other Sprint equityholders be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or any of the other transactions contemplated by the Merger Agreement.

Opinion of Citigroup Global Markets Inc.

The full text of Citigroup’s written opinion, dated October 15, 2012, is attached to this proxy statement-prospectus as Annex C and is incorporated into this proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety. Citigroup’s opinion was provided for the information of Sprint’s board of directors (in its capacity as such) in connection with its evaluation of the SoftBank Merger and the Aggregate Merger Consideration from a financial point of view and did not address any other aspects or implications of the SoftBank Merger or the Transactions. Citigroup was not requested to consider, and its opinion did not address, the underlying business decision of Sprint to effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for Sprint or the effect of any other transaction in which Sprint might engage. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the SoftBank Merger or otherwise, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, Citigroup expressed no opinion as to the related proration mechanisms, procedures and limitations in the Merger Agreement.

In arriving at its opinion, Citigroup:

•	reviewed the Merger Agreement, as it existed on October 15, 2012, the Bond Purchase Agreement and the Warrant (referred to as the “Agreements”);

•

held discussions with certain senior officers, directors and other representatives and advisors of Sprint and certain senior officers and other representatives and advisors of SoftBank concerning the businesses, operations and prospects of Sprint and SoftBank;

•

examined certain publicly available business and financial information relating to Sprint and SoftBank as well as certain financial forecasts and other information and data relating to Sprint which were provided to or discussed with Citigroup by the management of Sprint;

•

reviewed the financial terms of the Transactions as set forth in the Agreements in relation to, among other things, current and historical market prices and trading volumes of Sprint common stock, the historical and projected earnings and other operating data of Sprint, and the capitalization and financial condition of Sprint;

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the Transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Sprint; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of Sprint that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Sprint provided to or otherwise reviewed by or discussed with Citigroup, Citigroup has been advised by the management of Sprint that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sprint as to the future financial performance of Sprint and Citigroup expressed no view as to any such financial forecasts and other information and data or the assumptions on which they are based.

Citigroup assumed, with the consent of the Sprint board of directors, that the Transactions and related Transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transactions and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any party to the Agreements or the Transactions. Citigroup did not express any opinion as to what the value of the New Sprint common stock actually will be when issued pursuant to the SoftBank Merger or the price at which the New Sprint common stock or the Sprint common stock will trade at any time. Citigroup did not make and has not been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sprint nor did Citigroup make any physical inspection of the properties or assets of Sprint or SoftBank. Citigroup did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters. Citigroup relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Sprint and SoftBank and their respective other advisors with respect to such issues.

Citigroup was not requested to, and Citigroup did not, solicit third party indications of interest in the possible acquisition of all or a part of Sprint. Citigroup has not been asked to pass upon, and expressed no opinion with respect to, any matter other than, as to the fairness, from a financial point of view, to the holders (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of Sprint common stock of the Aggregate Merger Consideration to be received by such holders in the SoftBank Merger. Citigroup did not express any view on, and its opinion did not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction, the Equity Contribution or the Clearwire Acquisition.

Citigroup also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the SoftBank Merger, or any class of such persons, relative to the Aggregate Merger Consideration. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

Citigroup has acted as a financial advisor to Sprint in connection with the proposed Transactions and will receive a fee of $7.5 million upon the consummation of the SoftBank Merger. Citigroup also received a fee of $2.5 million upon public announcement by Sprint of the Merger Agreement. Citigroup and its affiliates in the past have provided, and currently provide, services to Sprint and SoftBank unrelated to the proposed Transactions, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, having acted for Sprint as joint bookrunner for a $2.3 billion notes offering in November 2012, a $1.5 billion notes offering in August 2012, a $2.0 billion notes offering in February 2012 and a $4.0 billion notes offering in November 2011 and as a lender under Sprint’s credit facilities. Citigroup has also acted as a financial advisor to Sprint in connection with the proposed Clearwire Acquisition, for which Citigroup will receive a fee of $6.5 million upon the consummation of the Clearwire Acquisition. Citigroup also will receive a fee of $1.0 million on June 1, 2013. Citigroup also provided services for SoftBank as joint lead manager for a JPY 10,000 million bond offering in September 2012 and a JPY 30,000 million bond offering in June 2011 and as a lender under SoftBank’s credit facilities. Citigroup received aggregate investment banking revenue from SoftBank of approximately $10.4 million in 2011 and year-to-date October 2012.

In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Sprint for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Sprint, SoftBank and their respective affiliates.

Opinion of Rothschild Inc.

The full text of Rothschild’s written opinion, dated October 15, 2012, is attached to this proxy statement-prospectus as Annex D and is incorporated into this proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety. Rothschild’s opinion was provided for the benefit of Sprint’s board of directors (in its capacity as such) in connection with and for the purpose of its evaluation of the SoftBank Merger. Rothschild’s opinion should not be construed as creating any fiduciary duty on its part to any party. Rothschild’s opinion was limited to the fairness, from a financial point of view, to the holders of Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of the Aggregate Merger Consideration pursuant to the Merger Agreement and Rothschild expressed no opinion as to any underlying decision which Sprint made or may make to engage in the Transactions or any alternative transaction. Rothschild’s opinion did not constitute a recommendation to the Sprint board of directors as to whether to approve the Transactions or a recommendation to any holders of Sprint common stock as to how to vote or otherwise act with respect to the Transactions or any other matter, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, Rothschild expressed no opinion as to the related proration mechanisms, procedures and limitations in the Merger Agreement.

In arriving at its opinion, Rothschild:

•	reviewed the Agreements;

•	reviewed certain publicly available business and financial information concerning Sprint and SoftBank and the industry in which they operate;

•

compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies Rothschild deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of Sprint with publicly available information concerning certain other public companies Rothschild deemed generally relevant, including data relating to public market trading levels and implied multiples;

•	reviewed the current and historical market prices of Sprint common stock;

•	reviewed certain internal financial analyses and forecasts for Sprint prepared by its management relating to its business as approved for Rothschild’s use by Sprint;

•	performed such other financial studies and analyses and considered such other information as Rothschild deemed appropriate for the purposes of its opinion; and

•

held discussions with certain members of management of Sprint and SoftBank with respect to the business and financial prospects of Sprint and SoftBank and certain other matters Rothschild believed necessary or appropriate to its inquiry.

In arriving at its opinion, Rothschild, with the consent of the Sprint board of directors, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to it by Sprint and SoftBank, their respective associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor.

Rothschild did not conduct any valuation or appraisal of any assets or liabilities of Sprint or SoftBank, nor were any such valuations or appraisals provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of Sprint or SoftBank.

In relying on the forecasts provided to Rothschild or discussed with Rothschild by Sprint, Rothschild assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Sprint’s management as to the expected future results of operations and financial condition of Sprint. Rothschild expressed no view as to the reasonableness of such forecasts or any assumption on which they were based. In addition, Rothschild assumed that such forecasts will be achieved at the times and in the amounts projected.

Rothschild assumed that the Transactions contemplated by the Agreements and related transactions will be consummated as contemplated in the Agreements and related agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreements and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transactions, no material delays, limitations, conditions or restrictions will be imposed.

For purposes of rendering its opinion, Rothschild assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Sprint or SoftBank since the date of the most recent financial statements and other information, financial or otherwise, relating to Sprint or SoftBank made available to Rothschild, and that there was no information or any fact that would make any of the information reviewed by it incomplete or misleading. Rothschild did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Sprint and SoftBank and their respective other advisors with respect to such issues.

Rothschild’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date of its opinion and the conditions, prospects, financial and otherwise, of Sprint and SoftBank as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with certain members of management of Sprint and SoftBank.

Rothschild expressed no opinion as to the price at which the shares of New Sprint common stock or Sprint common stock will trade at any time. Rothschild did not express any view on, and its opinion did not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction, the Equity Contribution or the Clearwire Acquisition. Rothschild was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of Sprint, and Rothschild did not express any opinion as to the relative merits of the Transactions as compared to any alternative transaction. Rothschild’s opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Sprint, other than the holders of the Sprint common stock (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) or the fairness of the amount or nature of any compensation to be paid or payable to any of Sprint’s officers, directors or employees or any class of such persons, whether relative to the Aggregate Merger Consideration pursuant to the Merger Agreement or otherwise.

Rothschild is acting as financial advisor to Sprint with respect to the SoftBank Merger and will receive a fee from Sprint for its services in connection therewith, $2.5 million of which was payable (and subsequently paid) upon public announcement by Sprint of the Merger Agreement and $2.5 million of which is payable upon consummation of the SoftBank Merger. In addition, Sprint has agreed to reimburse Rothschild’s expenses and indemnify Rothschild against certain liabilities that may arise out of its engagement. Rothschild was not engaged by Sprint to act as its financial advisor in connection with, and Rothschild is not acting financial advisor to Sprint in connection with, the Clearwire Acquisition. In the past, Rothschild has provided financial advisory services to Sprint in connection with Sprint’s consideration of strategic alternatives unrelated to the Transactions for which it received compensation. During the two years prior to the date of its opinion, the investment banking division of Rothschild did not provide investment banking services to SoftBank for which it received compensation. In addition, Rothschild and its affiliates may in the future provide financial services to Sprint, SoftBank and/or their respective affiliates in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services. The issuance of the Rothschild opinion was approved by the Global Financial Advisory Commitment Committee of Rothschild.

Opinion of UBS Securities LLC

The full text of UBS’s written opinion, dated October 15, 2012, is attached to this proxy statement-prospectus as Annex E and is incorporated into this proxy statement-prospectus by reference. Holders of Sprint common stock are encouraged to read this opinion carefully in its entirety. UBS’s opinion was provided for the information of Sprint’s board of directors (in its capacity as such) in connection with its evaluation of the Aggregate Merger Consideration from a financial point of view and did not address any other aspects or implications of the SoftBank Merger or the Transactions. UBS’s opinion does not address the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available with respect to Sprint or Sprint’s underlying business decision to effect the Transactions or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any related transaction, including whether any stockholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. With respect to the election of the Cash Consideration or the Stock Consideration, UBS expressed no opinion as to the related proration mechanisms, procedures and limitations in the Merger Agreement.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and financial information relating to Sprint and SoftBank;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Sprint that were not publicly available, including financial forecasts and estimates prepared by the management of Sprint that Sprint has directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of Sprint and SoftBank concerning the businesses and financial prospects of Sprint and SoftBank;

•	performed a discounted cash flow analysis of Sprint in which UBS analyzed the future cash flows of Sprint using financial forecasts and estimates prepared by the management of Sprint;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Transactions with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Sprint common stock;

•	reviewed the Agreements; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with UBS’s review, with the consent of the Sprint board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Sprint board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Sprint or SoftBank, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates, referred to above, UBS assumed, at Sprint’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sprint as to the future financial performance of Sprint and UBS expressed no view as to any financial forecasts and estimates or the assumptions on which they are based. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

In rendering its opinion, UBS assumed, with the consent of the Sprint board of directors, that the parties to the Agreements will comply with all material terms of the Agreements and the Transactions and related transactions will be consummated in accordance with the terms of the Agreements and related agreements without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on any of the parties to the Agreements or the Transactions. UBS was not authorized to solicit and has not solicited indications of interest in a transaction with Sprint from any party. UBS did not express any opinion as to any tax or other consequences that may result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters. UBS relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon assessments made by Sprint and SoftBank and their respective other advisors with respect to such issues.

UBS was not asked to address, and expressed no opinion with respect to, any matter other than, the fairness, from a financial point of view, to the holders (other than Parent, Merger Sub and any other wholly owned subsidiary of Parent) of Sprint common stock of the Aggregate Merger Consideration to be received by such holders in the SoftBank Merger. UBS did not express any view on, and its opinion did not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction, the Equity Contribution or the Clearwire Acquisition.

In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Aggregate Merger Consideration. UBS expressed no opinion as to what the value of New Sprint common stock will be when issued pursuant to the SoftBank Merger or the prices at which New Sprint common stock or Sprint common stock will trade at any time.

UBS will receive a fee for its services, $2.5 million of which was paid upon public announcement of the Merger Agreement and $2.5 million of which is payable upon consummation of the SoftBank Merger. UBS was not engaged by Sprint to act as its financial advisor in connection with, and UBS is not acting as financial advisor to Sprint in connection with, the Clearwire Acquisition. In the past, UBS and its affiliates have provided investment banking services to Sprint and SoftBank unrelated to the proposed Transactions, for which UBS and its affiliates received compensation; however, during the two years prior to the date of its opinion, the investment banking division of UBS did not provide investment banking services to Sprint or SoftBank for which it received compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Sprint, SoftBank and certain of their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. The issuance of the UBS opinion was approved by an authorized committee of UBS.

Summary of Financial Analyses of Sprint’s Financial Advisors

The following is a summary of the material financial analyses jointly performed by Sprint’s financial advisors in connection with rendering their respective opinions described above. Sprint’s financial advisors jointly worked on developing these analyses, and these analyses represent the joint work product of Sprint’s financial advisors; however, the opinion of each of Sprint’s financial advisors was independently delivered to the Sprint board of directors by such financial advisor. The following summary does not purport to be a complete description of the financial analyses performed by Sprint’s financial advisors. The preparation of a fairness opinion is a complex analytical and judgmental process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Sprint’s financial advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying their analyses and opinions. The order of analyses described does not represent the relative importance or weight given to those analyses by Sprint’s financial advisors. In addition, some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Sprint’s financial advisors. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Sprint’s financial advisors.

Sprint’s financial advisors employed several analytical methodologies and no one method of analysis should be regarded as critical to their overall conclusions. Each analytical technique has inherent strengths and weaknesses, and the nature of available information may further affect the value of particular techniques. The conclusions reached by Sprint’s financial advisors were based on all analyses and factors taken as a whole and also on application of their experience and judgment, which conclusions involved significant elements of subjective judgment and qualitative analysis. Sprint’s financial advisors therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses they performed. In performing their analyses, Sprint’s financial advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprint or any other party to the Transactions. None of Sprint, SoftBank, HoldCo, Parent, Merger Sub, Sprint’s financial advisors or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indications of actual values or predictive of future results or values, which may be significantly more or less favorable than as described below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 10, 2012, the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank, and is not necessarily indicative of current market conditions.

The Aggregate Merger Consideration was determined through negotiation between Sprint and SoftBank and the decision by Sprint to enter into the Transactions was solely that of Sprint’s board of directors. The opinions and financial analyses of Sprint’s financial advisors were only one of many factors considered by the Sprint board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of Sprint’s board of directors or management with respect to the Transactions or the Aggregate Merger Consideration. Except as described above, Sprint imposed no other instructions or limitations on its financial advisors with respect to the investigations made or the procedures followed by the financial advisors in rendering their respective opinions. References to Clearwire share ownership or valuation thereof do not account for the transaction announced on October 18, 2012 pursuant to which Sprint agreed to acquire shares of Clearwire from Eagle River or for the Clearwire Acquisition.

These financial analyses were conducted in connection with the delivery by the financial advisors of their respective oral opinions on October 13, 2012 and written opinions on October 15, 2012 and do not take into account or reflect, and the financial advisors were not asked to take into account or reflect, any changes or developments occurring subsequent to October 15, 2012, including the proposed Clearwire Acquisition or any effect which the proposed Clearwire Acquisition might have on any financial scenario analyses, forecasts or projections.

Implied Per Share Aggregate Merger Consideration

For purposes of their financial analyses, Sprint’s financial advisors calculated implied values of the per share Aggregate Merger Consideration using both (1) an illustrative market value of the Aggregate Merger Consideration analysis and (2) an illustrative pro forma discounted cash flow analysis, each as described below.

Illustrative Total Market Value of the Aggregate Merger Consideration

Sprint’s financial advisors calculated the implied Aggregate Merger Consideration to be received by the holders of Sprint common stock by adding an estimated implied value of the aggregate Stock Consideration and an estimated value of the aggregate Cash Consideration. Sprint’s financial advisors calculated the implied value of the aggregate Stock Consideration by multiplying Sprint’s estimated 2014 operating income before depreciation and amortization (“OIBDA”) of $7.2 billion by ratios of enterprise value (“EV”) to 2014 OIBDA of 5.00x to 6.25x, which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of Sprint and the Transactions. Sprint’s financial advisors then calculated a range of pro forma equity values of New Sprint as of June 30, 2013 by subtracting Sprint’s estimated pro forma (for the Transactions) debt of $21.4 billion as of June 30, 2013 from, and adding to the range of implied enterprise values: (a) Sprint’s estimated pro forma (for the Transactions) cash of $9.0 billion as of June 30, 2013; (b) the $1.1 billion market value of Sprint’s interest in Clearwire based on Clearwire’s stock price as of October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank); and (c) the estimated cash of $0.3 billion to be received in connection with the exercise of the Warrant. This resulted in a range of implied equity values of New Sprint common stock of $24.9 billion to $33.8 billion. Assuming existing Sprint stockholders and other equityholders will own 30% (on a fully-diluted basis) of the New Sprint common stock after giving effect to the Transactions, this implied a value of the Stock Consideration of $7.5 billion to $10.1 billion. Sprint’s financial advisors then added the estimated Cash Consideration of $12.1 billion to this range which resulted in an implied range of the Aggregate Merger Consideration of $19.6 billion to $22.2 billion or $6.44 to $7.33 per share, assuming 3.0 billion shares of Sprint common stock outstanding and based on the assumption that each holder of Sprint common stock would receive the same amount of per share Cash Consideration and per share Stock Consideration.

Illustrative Pro Forma Discounted Cash Flow Analysis

Sprint’s financial advisors also calculated the implied Aggregate Merger Consideration to be received by holders of Sprint common stock by calculating the implied value of the New Sprint common stock by using a discounted cash flow analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Sprint’s financial advisors added, after applying a range of selected after-tax (assuming a 38% tax rate) discount rates of 8.00% to 9.00% (which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of Sprint and the Transactions), (x) Sprint’s projected unlevered free cash flows for the period between June 30, 2013 and December 31, 2016 based on Sprint’s management’s financial forecasts to (y) the terminal value of Sprint (as described below) as of December 31, 2016. The terminal value of Sprint at the end of the forecast period was estimated by selecting a range of terminal value multiples, based on Sprint’s management’s estimate for Sprint’s OIBDA for the annual period ending December 31, 2016, of 4.5x to 5.5x. Using this discounted cash flow method, Sprint’s financial advisors calculated a range of implied enterprise values of Sprint as of June 30, 2013.

Sprint’s financial advisors then calculated the pro forma equity value of New Sprint as of June 30, 2013 by adding the net present value of the pro forma (for the Transactions) net operating loss carryforwards of Sprint at June 30, 2013 of $2.8 billion, subtracting estimated net debt of Sprint at June 30, 2013 of $20.4 billion, and adding (a) the $1.1 billion market value of Sprint’s interest in Clearwire based on Clearwire’s stock price as of October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank), (b) the aggregate cash to be received by Sprint pursuant to SoftBank’s purchase of the Bond and by New Sprint pursuant to the Equity Contribution of $8.0 billion, (c) the assumed cash of $0.3 billion to be received by New Sprint pursuant to SoftBank’s exercise of the Warrant and (d) the net present value of $0.1 billion of the impact of the accelerated use of Sprint’s net operating losses, in each case to Sprint’s enterprise value as of June 30, 2013. Assuming existing Sprint stockholders and other Sprint equityholders will own 30% (on a fully-diluted basis) of the New Sprint common stock after giving effect to the Transactions, this implied a value of the Stock Consideration of $7.1 billion to $9.6 billion. Sprint’s financial advisors then added the Cash Consideration of $12.1 billion to this range which resulted in an implied range of the Aggregate Merger Consideration of $19.3 billion to $21.8 billion, or $6.34 to $7.16 per share, assuming 3.0 billion shares of Sprint common stock outstanding and based on the assumption that each holder of Sprint common stock would receive the same amount of per share Cash Consideration and per share Stock Consideration.

Sprint’s financial advisors then compared the implied values of the per share Aggregate Merger Consideration, as described above, to the standalone values of Sprint common stock derived from the analyses described below.

Illustrative Implied Stock Price Premiums

Using the implied values of the per share Aggregate Merger Consideration, Sprint’s financial advisors calculated the premiums of the implied values of the per share Aggregate Merger Consideration to the stock price metrics, including volume-weighted average price (“VWAP”) metrics, set forth in the below table.

	Implied Values of Per Share Merger Consideration Based on
	Illustrative Total Market Value		Illustrative Discounted Cash Flow Analysis
Premium to	$6.44	$7.33	$6.34	$7.16
10/10/12 Close(1) of $5.04	28%	45%	26%	42%
30-day VWAP of $5.19	24%	41%	22%	38%
90-day VWAP of $4.38	47%	67%	45%	63%
180-day VWAP of $3.57	81%	105%	78%	101%
360-day VWAP of $3.61	79%	103%	76%	98%
52-week high of $5.70	13%	29%	11%	26%
52-week low of $2.12	204%	246%	199%	238%
Median Analyst Price Target of $5.50	17%	33%	15%	30%

(1)	October 10, 2012 was the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank.

Illustrative Standalone Discounted Cash Flows Analyses

In order to estimate the present value of shares of Sprint common stock, Sprint’s financial advisors performed a discounted cash flow analysis of Sprint. Sprint’s financial advisors added, after applying a range of selected after-tax (assuming a 38% tax rate) discount rates of 8.00% to 9.00% (which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of Sprint and the Transactions), (x) Sprint’s projected unlevered free cash flows for both the period between June 30, 2012 and December 31, 2016 and the period between June 30, 2013 and December 31, 2016 based on Sprint management’s financial forecasts to (y) the terminal value of Sprint as of December 31, 2016. The terminal value of Sprint at the end of the forecast period was estimated by selecting a range of terminal value multiples, based on Sprint’s management’s estimate for Sprint’s OIBDA for the annual period ending December 31, 2016, of 4.5x to 5.5x. Sprint’s financial advisors then calculated a range of implied prices per share of Sprint common stock as of June 30, 2012 and June 30, 2013, respectively, by (i) subtracting net debt of $14.5 billion as of June 30, 2012 and estimated net debt of $20.4 billion as of June 30 2013, respectively, (ii) adding the $1.1 billion market value of Sprint’s interest in Clearwire based on Clearwire’s stock price as of October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank) and (iii) adding the net present value of net operating loss carryforward from the estimated enterprise value using the discounted cash flow method as of June 30, 2012 ($2.5 billion) and June 30, 2013 ($2.8 billion), respectively, and then dividing such amount by the fully diluted number of shares of Sprint common stock (3.0 billion). The range of implied perpetuity growth rates that resulted from these calculations was 0.9% to 3.1%. The range of implied prices per share of Sprint common stock that resulted from these calculations was $4.67 to $7.28 as of June 30, 2012 and $5.09 to $7.82 as of June 30, 2013, as compared to the implied ranges of Aggregate Merger Consideration of $6.44 to $7.33 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $6.34 to $7.16 (calculated using an illustrative pro forma discounted cash flow analysis).

Trading Statistics of Selected US Carriers Analysis

Sprint’s financial advisors reviewed and compared specific financial data relating to Sprint with the following selected companies that Sprint’s financial advisors, based on their experience in the U.S. wireless carrier industry, believed to be generally relevant to Sprint. The selected companies were:

•	AT&T Inc.

•	Leap Wireless International, Inc.

•	MetroPCS Communications, Inc.

•	NTelos Holdings Corp.

•	United States Cellular Corporation

•	Verizon Communications Inc.

Sprint’s financial advisors calculated and compared various financial multiples and ratios of Sprint and the selected companies. As part of their selected company analysis, Sprint’s financial advisors calculated and analyzed each selected company’s ratio of its enterprise value to its projected OIBDA (or EV/OIBDA) for calendar years 2012 and 2013. All of these calculations were performed, and based both on publicly available financial data and closing stock prices, as of October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank) other than in the case of MetroPCS in which case the calculations were based both on MetroPCS’s closing stock price on October 10, 2012 and MetroPCS’s unaffected closing stock price on September 18, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between MetroPCS and T-Mobile). The calculations with respect to Sprint were performed and based on Sprint management’s projections. The results of this selected comparable company analysis are summarized below:

EV/OIBDA
Comparable Company	2012E	2013E
AT&T Inc.	6.3x	6.0x
Leap Wireless International, Inc.	5.3x	5.1x
MetroPCS Communications, Inc. (unaffected)	4.5x	4.5x
MetroPCS Communications, Inc. (current)	4.9x	5.0x
NTelos Holdings Corp.	5.5x	5.2x
United States Cellular Corporation	3.4x	3.4x
Verizon Communications Inc. (adjusted for 45% Vodafone interest in Verizon Wireless)	6.6x	6.2x
Sprint	6.1x	5.1x
Sprint (adjusted to proportionally consolidate 48% interest in Clearwire)	6.7x	5.7x
Mean (unaffected MetroPCS Communications, Inc.) (excluding Sprint)	5.3x	5.1x
Mean (current MetroPCS Communications, Inc.) (excluding Sprint)	5.3x	5.2x

Sprint’s financial advisors selected the companies listed above because their businesses and operating profiles are generally relevant to that of Sprint. However, because no selected company is either identical or directly comparable to Sprint, Sprint’s financial advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Sprint’s financial advisors also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Sprint and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Sprint and the companies included in the selected company analysis. Based upon these judgments, Sprint’s financial advisors selected a range of 4.5x to 5.5x multiples of EV/2013 OIBDA for Sprint and applied such ranges to the Sprint management’s projections to calculate a range of implied prices per share of Sprint common stock between $3.85 and $5.69, as compared to the implied ranges of Aggregate Merger Consideration of $6.44 to $7.33 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $6.34 to $7.16 (calculated using an illustrative pro forma discounted cash flow analysis).

Selected Precedent Transactions Analysis

Sprint’s financial advisors reviewed and compared the purchase prices and EV/OIBDA multiples paid in the proposed transaction between AT&T and T-Mobile (announced March 2011) and the proposed transaction between T-Mobile and MetroPCS (announced October 2012). Sprint’s financial advisors selected these transactions in the exercise of their professional judgment and experience because Sprint’s financial advisors deemed them to be generally relevant to the SoftBank Merger. Sprint’s financial advisors noted the number of comparable transactions was limited, and that the historical transactions that had occurred prior to 2010 in the U.S. wireless carrier industry were not generally relevant to the SoftBank Merger as a result of substantial changes in the industry and markets generally, specifically in light of the financial crisis of 2008.

Based on publicly available financial data, Sprint’s financial advisors compared T-Mobile’s EV implied by the proposed transaction between AT&T and T-Mobile to its estimated 2011 OIBDA, which showed an EV/2011 OIBDA multiple of 7.1x, and MetroPCS’s EV implied by the proposed transaction between T-Mobile and MetroPCS to its estimated 2012 OIBDA, which showed an EV/2012 OIBDA multiple of 5.3x.

Based on the results of this analysis and other factors that Sprint’s financial advisors considered appropriate, Sprint’s financial advisors applied an EV/OIBDA multiple range of 5.5x to 7.0x to Sprint’s management’s estimate for Sprint’s 2012 OIBDA. This analysis showed the following:

Multiple	Implied Price Per Share
EV/2012 OIBDA	$4.08 - $6.39

This range of implied standalone values was compared to the implied ranges of Aggregate Merger Consideration of $6.44 to $7.33 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $6.34 to $7.16 (calculated using an illustrative pro forma discounted cash flow analysis).

The reasons for and the circumstances surrounding both of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Sprint and the companies included in the selected precedent transaction analysis. Accordingly, Sprint’s financial advisors believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed Transactions.

Sprint’s financial advisors therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed Transactions which would affect the acquisition values of the selected target companies and Sprint.

Illustrative Premiums Paid

Using publicly available information, Sprint’s financial advisors reviewed and compared the one-day, one-week and one-month premiums paid in publicly announced transactions involving a U.S. target between January 1, 2007 and October 12, 2012, regardless of form of consideration. For this purpose, Sprint’s financial advisors conducted a search using a subscription database to identify transactions with (1) enterprise values greater than $5 billion and (2) enterprise values greater than $10 billion, in both cases across all industries, except for those involving financial institutions and real estate companies and excluding transactions marketed as mergers-of-equals, which based on the professional judgment and experience of Sprint’s financial advisors were not comparable to the Transactions. This search yielded the following results:

	Transactions Greater Than $5 billion
	All Transactions	All Cash Only	Cash & Stock Only	All Stock Only
1 day premium	38%	43%	31%	24%
1 week premium	42%	47%	37%	24%
1 month premium	42%	47%	37%	24%

	Transactions Greater Than $10 billion
	All Transactions	All Cash Only	Cash & Stock Only	All Stock Only
1 day premium	35%	42%	29%	25%
1 week premium	36%	43%	33%	23%
1 month premium	38%	46%	32%	25%

Based on the results of this search and recognizing that no company or transaction is either identical or directly comparable to Sprint or the Transactions, Sprint’s financial advisors selected a range of premiums of 25% to 35% (which range was selected by Sprint’s financial advisors based on their experience and judgment as being appropriate in the context of the Transactions) and applied that range to the price per share of Sprint common stock as of October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank) which resulted in a range of implied prices per share of Sprint common stock of between $6.30 and $6.80, as compared to the implied ranges of Aggregate Merger Consideration of $6.44 to $7.33 per share (calculated using an illustrative market value of the Aggregate Merger Consideration) and $6.34 to $7.16 (calculated using an illustrative pro forma discounted cash flow analysis).

Illustrative Historical Stock Prices

Sprint’s financial advisors reviewed the share price performance of Sprint during the five years ending October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank). Sprint’s financial advisors noted that the range of low and high trading prices of Sprint common stock during the prior 52-week period was approximately $2.12 to $5.70.

Illustrative Equity Research Future Stock Price Targets

Sprint’s financial advisors reviewed the following generally available public market trading price targets for Sprint common stock prepared and published by research analysts between July 26, 2012 and October 10, 2012 (the last trading day prior to the publication of news articles relating to a potential transaction between Sprint and SoftBank):

Research Firm	Price Target
Nomura Securities International	$7.00
FBR Capital Markets & Co.	$7.00
Pacific Crest Securities	$6.50
Citigroup Global Markets Inc.	$6.50
Macquarie Group Limited	$6.30
J.P. Morgan Securities LLC	$6.00
Piper Jaffray Companies	$6.00
Atlantic Equities LLP	$6.00
Credit Suisse Securities (USA) LLC	$6.00
UBS Securities LLC	$6.00
Guggenheim Securities LLC	$5.50
BMO Financial Group	$5.50
Evercore Group LLC	$4.50
Deutsche Bank AG	$4.25
RBC Capital Markets	$4.00
Pivotal Research Group	$4.00
Canaccord Genuity	$3.80
Goldman, Sachs & Co.	$3.75
Jefferies, LLC	$3.00
Sanford C. Bernstein & Co., LLC	$3.00
Robert W. Baird & Co. Inc.	$3.00
Morgan Stanley & Co, LLC	$2.50

These price targets reflected each analyst’s estimate of the future public market trading price of Sprint common stock one year in the future. Sprint’s financial advisors noted that such price targets for Sprint common stock ranged from $2.50 to $7.00 per share, with a mean of $5.00 per share and a median of $5.50 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Sprint common stock and these estimates are subject to uncertainties, including the future financial performance of Sprint and future financial market conditions.

Certain Financial Scenarios Prepared by the Management of Sprint

Sprint does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials. In connection with the evaluation of a possible transaction, Sprint’s management prepared certain non-public financial scenario analyses covering multiple years that were not intended for public disclosure. The data set forth below includes a summary of the scenarios that were referenced during various meetings and, which, at various times as indicated below, were provided to Citigroup, Rothschild and UBS for their use in connection with their advisory services to Sprint, were reviewed by the Sprint board of directors in considering the SoftBank Merger at the special meetings of the Sprint board of directors on September 28, October 5, October 12 and October 13, 2012, as further described above under “The SoftBank Merger—Background of the SoftBank Merger” beginning on page [—], and, other than the Revised Baseline Model with Additional Network Build, were provided to SoftBank during the course of SoftBank’s discussions with Sprint and the related review of Sprint operations. In the financial analyses summarized above under “The SoftBank Merger—Opinions of Sprint’s Financial Advisors,” beginning on page [—], Citigroup, Rothschild, and UBS utilized the Revised Baseline Model with Additional Network Build, as adjusted and further discussed below. All of these scenarios were prepared prior to the negotiation of the proposed Clearwire Acquisition, and do not reflect such proposed transaction.

Baseline Planning Model

In connection with an August 3, 2012 diligence meeting with Raine, SoftBank’s financial advisor, as generally described in “The SoftBank Merger—Background of the SoftBank Merger” beginning on page [—], Sprint presented its baseline long-term planning scenario model. This model, summarized below, was slightly modified from a plan developed by Sprint for internal planning and executive long term incentive compensation purposes in February 2012.

	2012	2013	2014
	(calendar years, $ in millions)
Adjusted OIBDA	$4,504	$6,167	$8,236
Capital Investment	(6,175)	(5,297)	(4,171)
Free Cash Flow	(2,325)	(2,374)	1,824

“OIBDA” is operating income/(loss) before depreciation and amortization. “Adjusted OIBDA” is OIBDA excluding severance, exit costs, and other special items. Sprint reports Adjusted OIBDA results in its regular quarterly release of results because it believes that such metric provides useful information to the investment community because it is an indicator of the strength and performance of Sprint’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and its ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

“Free Cash Flow” is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. Sprint reports Free Cash Flow results in its regular quarterly release of results because it believes that such metric provides useful information to investors, analysts and Sprint’s management about the cash generated by Sprint’s core operations after interest and dividends, if any, and Sprint’s ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Revised Baseline Model

In a meeting with SoftBank on September 5, 2012 Sprint presented SoftBank with two financial scenarios, the Baseline Planning Model described above and a revised scenario, summarized below, which was presented at the September 5 meeting at a high level and as a more conservative scenario that reflected, among other things, less growth and more capital expenses. It was intended to provide an updated risk-adjusted scenario view of the business. The scenario was based on the following significant differences from the Baseline Planning Model: increased capital expenditures based on capacity increases and several other capital projects, and lower adjusted OIBDA over the period due to year to date actual results and a hypothetical decrease in subscriber volumes over the period.

	2012	2013	2014	2015	2016
	(calendar years, $ in millions)
Adjusted OIBDA	$4,692	$5,600	$7,000	$7,400	$7,800
Capital Investment	(6,176)	(6,448)	(4,641)	(4,391)	(3,532)
Free Cash Flow	(2,098)	(4,508)	(1,135)	934	2,563

Revised Baseline Model with Additional Network Build

In connection with their analysis of the Transaction and their opinions to the Sprint board of directors, Citigroup, Rothschild and UBS utilized a third scenario or model (adjusted as discussed in the footnote below), which further adjusted the Revised Baseline Model to provide for additional network build. Sprint’s financial advisors were advised by Sprint management that such model should be utilized in connection with such opinions because it represented the best available estimates and judgments of Sprint management at such time as to the future financial performance of Sprint. The model did not take into account the proposed Clearwire Acquisition or any other business combination between Sprint and Clearwire. Representatives of SoftBank were aware that this scenario had been prepared but it was not provided to such representatives. This model, as summarized below, is an illustrative scenario reflecting funding of a build-out of additional spectrum to provide enhanced high speed data capacity. This network build scenario assumes Sprint funds a build of approximately 25,000 cell sites to offer LTE service on the aforementioned spectrum, and that additional capital investment is also required to ensure access to the spectrum. It also assumed lower Adjusted OIBDA due to increased roaming costs on Clearwire build sites and increased network operating expenses associated with the 2.5 GHz operations on the increased number of Sprint sites. This revised model did not fully contemplate the potential for additional subscriber and revenue growth associated with an enhanced network.

	2012	2013	2014		2015		2016
	(calendar years, $ in millions)
Adjusted OIBDA	$4,692	$5,584	$7,179		$8,372		$9,420
Capital Investment	(6,176)	(6,826)	(5,585)		(5,402)		(4,381)
Free Cash Flow	(2,098)	(4,852)	(1,876	)*	888	*	3,610	*

*	The Free Cash Flow forecasts set forth for 2014, 2015 and 2016 were reviewed by the Sprint board of directors in its September 28, 2012 meeting. Such forecasts were subsequently adjusted for purposes of the October 12 and October 13, 2012 board meetings to ($2.0) billion, $0.7 billion and $3.3 billion for 2014, 2015 and 2016, respectively, reflecting assumed incremental interest on higher assumed levels of debt, and such adjusted numbers were used in connection with the opinions of Citigroup, Rothschild and UBS.

Clearwire Acquisition Model

On September 25, 2012, in accordance with SoftBank’s request, Sprint management presented a scenario to SoftBank illustrating a hypothetical combination of Sprint and Clearwire. This scenario, summarized below, combined the Revised Baseline Model with certain projections of Clearwire standalone (prepared by Sprint management), assumed an illustrative purchase price for Clearwire equity (not owned by Sprint) of $2 per share and certain refinancing of existing Clearwire debt with lower cost debt and presented a pro forma summary of combined results, as follows.

	2013	2014	2015	2016
	(calendar years, $ in millions)
Adjusted EBITDA	$5,349	$6,899	$8,598	$9,976
Capital Investment	(7,885)	(4,791)	(4,541)	(3,682)
Free Cash Flow	(6,537)	(1,833)	1,780	4,612

The internal financial scenarios were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the scenarios were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants, but in the view of the Sprint’s management, were prepared on a reasonable basis and reflect the best currently available estimates and judgments. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement-prospectus are cautioned not to place undue reliance on the prospective financial information. Sprint and New Sprint caution you that the internal financial scenarios are speculative in nature and based upon subjective decisions and assumptions. The summary of these internal financial scenarios is not being included in this proxy statement-prospectus to influence your decision whether to vote in favor of the Merger Proposal, but because these internal financial scenarios were provided, as indicated above, by Sprint to SoftBank as well as to the Sprint board of directors and Citigroup, Rothschild and UBS in connection with their review of a potential transaction. Neither New Sprint’s nor Sprint’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

These internal financial scenarios were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Sprint’s management. Important factors that may affect actual results and cause the internal financial scenarios not to be achieved include, but are not limited to, risks and uncertainties relating to Sprint’s business. Because the internal financial scenarios cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial scenarios also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the Transactions contemplated by the Merger Agreement, including the SoftBank Merger. The internal financial scenarios also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial scenarios. Accordingly, there can be no assurance that the internal financial scenarios will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial scenarios in this proxy statement-prospectus should not be regarded as an indication that any of Sprint, SoftBank, HoldCo, Parent, Merger Sub or their respective affiliates, advisors or representatives considered the internal financial scenarios to be predictive of actual future events, and the internal financial scenarios should not be relied upon as such. None of Sprint, SoftBank, HoldCo, Parent, Merger Sub or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial scenarios, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial scenarios to reflect circumstances existing after the date the internal financial scenarios were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the scenarios are shown to be in error. Sprint does not intend to make publicly available any update or other revision to these internal financial scenarios. None of Sprint, SoftBank, HoldCo, Parent, Merger Sub or their respective affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding Sprint’s or New Sprint’s ultimate performance compared to the information contained in these internal financial scenarios or that projected results will be achieved. Sprint has made no representation to SoftBank, in the Merger Agreement or otherwise, that specifically concerns these internal financial scenarios.

Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger

In considering the recommendation of Sprint’s board of directors with respect to the transactions, you should be aware that Sprint’s executive officers and directors may have interests in the transactions that are different from, or in addition to, those of Sprint’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. Sprint’s board of directors was aware of these interests during its deliberation on the merits of the transactions and in deciding to recommend that you vote “FOR” the Merger Proposal and “FOR” the Merger-Related Compensation Proposal.

Treatment of Outstanding Equity and Performance Awards

At the effective time of the SoftBank Merger, (a) each outstanding option to purchase Sprint common stock will be converted into an equivalent option to purchase New Sprint common stock on the same terms and conditions applicable to the corresponding Sprint stock option immediately before the SoftBank Merger, (b) each restricted stock unit award to acquire Sprint common stock, which we refer to as an RSU, will be converted into an equivalent restricted stock unit award to acquire New Sprint common stock on the same terms and conditions applicable to the corresponding RSU immediately before the SoftBank Merger and (c) each performance unit award payable in cash will be assumed by New Sprint generally on the same terms and conditions applicable to the performance units immediately before the SoftBank Merger. As described further in the section titled “The Merger Agreement—Treatment of Stock Options, Restricted Stock Units, Performance Units, Employee Stock Purchase Plan and Deferred Compensation Plan Accounts beginning at page [—], the outstanding options and RSUs will be converted into New Sprint awards based on the “award exchange ratio.” Any RSUs and performance units which provide for vesting subject to achievement of performance objectives relating to performance periods that have not been completed as of the closing date will be converted as if target performance had been achieved as of the closing date, and will otherwise continue to vest during the applicable performance period. At the effective time of the SoftBank Merger, shares of restricted Sprint common stock outstanding immediately prior to the effective time of the SoftBank Merger will be treated the same as other beneficially owned shares, and any merger consideration received in exchange for such shares will remain unvested and subject to the same terms and conditions as applied to the shares of restricted stock prior to the effective time of the SoftBank Merger.

All of Sprint’s executive officers hold stock options, RSUs and performance units, and Mr. Euteneuer also holds restricted stock. None of these awards will be subject to accelerated vesting due solely to the consummation of the SoftBank Merger. The vesting of stock options, RSUs, restricted stock and performance units (without pro-ration) may be accelerated in connection with a subsequent qualifying termination of the executive officers which generally means an involuntary termination of the executive’s employment for any reason other than for “cause” (as defined in the Sprint Nextel Corporation 2007 Omnibus Incentive Plan) or the termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the Sprint Nextel Corporation 2007 Omnibus Incentive Plan), in each case, within the 18 months following the effective time of the SoftBank Merger. For each of Sprint’s executive officers, the amounts that would be realized with respect to their aggregate unvested stock options, RSUs, restricted stock and performance units in the event the executive officer incurs a qualifying termination in connection with the transaction immediately following the effective time of the SoftBank Merger, are estimated to be approximately as follows, based on an assumed value of $5.71 per share of Sprint common stock, which was the average closing market price of Sprint’s common stock on the NYSE over the first five business days following the first public announcement of the transaction (and does not necessarily reflect the value of the actual “award exchange ratio” being used to convert the stock options and RSUs) and assuming the SoftBank Merger occurred on March 31, 2013 and the executive officer experienced a qualifying termination on such date:

	Stock Options(1)	Performance- based RSUs(2)	Time- based RSUs(3)	Restricted Stock(4)	Performance Units(5)
Daniel R. Hesse	$3,276,550	$10,595,779	—	—	$11,763,750
Joseph J. Euteneuer	$1,660,307	$3,840,318	—	$713,750	$3,371,056
Steven L. Elfman	$1,624,990	$3,600,086	—	—	$3,130,267
Robert L. Johnson	$739,715	$1,627,281	—	—	$1,398,422
5 other executive officers (as a group)	$2,358,942	$4,998,391	$371,150	—	$4,086,270

[1]

Value has been calculated by multiplying the number of shares of Sprint common stock purchasable pursuant to the unvested portion of the option by the excess of $5.71 over the exercise price per share of the applicable portion of the option.

[2]	Represents the value of accelerated vesting of RSUs at target. Value has been calculated by multiplying the shares issuable under the RSUs by $5.71.
[3]	Value has been calculated by multiplying the number of shares issuable under the RSUs by $5.71.
[4]	Value has been calculated by multiplying the number of restricted shares by $5.71.
[5]	Value has been calculated based on actual performance for completed performance periods and at target for performance periods not complete as of March 31, 2013.

Each non-employee member of Sprint’s board of directors holds RSUs. None of the RSUs will be subject to accelerated vesting due solely to the consummation of the SoftBank Merger. The vesting of the RSUs will be accelerated upon the director’s involuntary termination of board service following the effective time of the SoftBank Merger. For each of Sprint’s non-employee directors, the amount that would be realized with respect to their aggregate RSUs upon the director’s involuntary termination of board service immediately following the effective time of the SoftBank Merger, is estimated to be approximately as follows, based on an assumed value of $5.71 per share of Sprint common stock, which was the average closing market price of Sprint’s common stock on the NYSE over the first five business days following the first public announcement of the transaction (and does not necessarily reflect the value of the actual “award exchange ratio” being used to convert the stock options and RSUs) and assuming the SoftBank Merger occurred on March 31, 2013 and the director experienced an involuntary termination of service on Sprint’s board of directors on such date:

Time-based RSUs(1)
Robert R. Bennett	$254,290
Gordon M. Bethune	$254,290
Larry C. Glasscock	$254,290
James H. Hance, Jr.	$254,290
V. Janet Hill	$254,290
Frank Ianna	$254,290
Sven-Christer Nilsson	$254,290
William R. Nuti	$254,290
Rodney O’Neal	$254,290

[1]	Value has been calculated by multiplying the shares issuable under the RSUs by $5.71.

Change in Control Severance Plan

Messrs. Hesse, Euteneuer, Elfman, Johnson and four of the five other executive officers are each a participant in the Change in Control Severance Plan, (the “CIC Severance Plan”). Messrs. Hesse, Euteneuer, Elfman, Johnson and two of the executive officers are Tier I participants and the remaining two executive officers are Tier II participants. The CIC Severance Plan provides for certain enhanced severance protections if the executive is terminated without “cause” or if the executive terminates his or her employment for “good reason,” (as such terms are defined in the CIC Severance Plan) in either case generally within eighteen months following the effective time of the SoftBank Merger, referred to herein as a “qualifying termination.” A termination without cause in the six-month period before a change in control, if at the request of a third party and if the termination occurs in contemplation of the change in control, would be treated as a qualifying termination. In the event of a qualifying termination, upon the execution and nonrevocation of a release of claims, each executive is entitled to the following:

•

Lump sum payment of severance equal to the participant’s applicable multiple (2 for Tier I participants or 1.5 for Tier II participants) multiplied by the sum of the participant’s base salary and target bonus, payable on the date of the qualifying termination;

•

Lump sum payment of the bonus under Sprint’s short-term incentive plan for the year of the qualifying termination prorated for the portion of the performance period before the qualifying termination (based on either (1) target and payable on the date of the qualifying termination if the qualifying termination is in the same calendar year in which the SoftBank Merger occurs or (2) on actual achievement payable at the time bonuses are paid if the qualifying termination occurs after the calendar year in which the SoftBank Merger occurs);

•

Continued participation at then-existing participation and coverage levels for the applicable period (2 years for Tier I participants or 1.5 years for Tier II participants) in group health and life insurance plans comparable to the terms in effect from time to time for senior executives, including any co-payment and premium payment requirements; and

•	Outplacement services not to exceed $35,000 (or $50,000 in the case of Mr. Johnson) for a period ending on the last day of the second calendar year following the participant’s qualifying termination.

The CIC Severance Plan further provides that if the payments and benefits provided to an executive under the CIC Severance Plan or any other plan or agreement would constitute an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code, the executive will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Internal Revenue Code or, if greater, receive the after-tax amount of his or her payment and benefits taking into account the excise tax imposed under Section 4999 of the Internal Revenue Code and any applicable federal, state and local taxes.

Participants in the CIC Severance Plan are also subject to certain restrictive covenants as set forth in their employment agreements. Messrs. Hesse, Euteneuer, Elfman and Johnson are subject to a 24-month noncompete and nonsolicit covenant and the remaining executive officers are subject to either an 18-month or 24-month noncompete and nonsolicit covenant.

Based on the executives’ compensation levels as of March 31, 2013, the amounts payable under the CIC Severance Plan upon a qualifying termination are as follows (without taking into effect any possible reduction due to the effects of Section 280G of the Internal Revenue Code as described above):

	Cash Severance	Pro Rata Bonus	Continuation of Group Health and Life	Outplacement
Daniel R. Hesse	$7,200,000	$590,164	$15,561	$35,000
Joseph J. Euteneuer	$3,565,000	$247,746	$15,561	$35,000
Steven L. Elfman	$2,925,000	$199,795	$11,119	$35,000
Robert L. Johnson(1)	$2,160,000	$132,787	$16,309	$50,000
4 other executive officers (as a group)(2)	$5,859,750	$390,492	$49,314	$140,000

[1]

In the case of Mr. Johnson, his employment agreement provides that he receives the greater of the severance compensation and benefits payable under his employment agreement or under the CIC Severance Plan. The amounts reflected for his cash severance and pro rata bonus are shown based on target level, but if greater, under his employment agreement, he would be entitled to cash severance and pro rata bonus based on actual achievement of his bonus. In addition, his outplacement services are capped at $50,000 under his employment agreement.

[2]	Four out of Sprint’s five other executive officers are participants in the CIC Severance Plan.

Deferred Compensation Plan

Participants in the Sprint Deferred Compensation Plan (as amended and restated effective November 17, 2011) are fully vested in their account balances and have elected a time and form of payment to receive these balances (e.g., in installments on separation from service, in lump sum on a future specified date, etc.). Notwithstanding a participant’s earlier election, upon a separation from service within twelve months following a change in control, the participant’s account balance will be paid in lump sum on the last business day of the calendar month in which the participant separates from service. Mr. Hesse and three other executive officers are participants in the Sprint Deferred Compensation Plan.

Indemnification

The Merger Agreement provides that certain exculpation, indemnification and advancement of expenses arrangements for Sprint’s current officers and directors will be continued for six years after the effective time of the SoftBank Merger. In addition, prior to the effective time of the SoftBank Merger, Sprint will be permitted to purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Sprint and its subsidiaries with respect to matters arising at or prior to the effective time of the SoftBank Merger, provided that the maximum annual premium will not exceed 300% of the annual premium paid by Sprint in 2012 for its existing directors’ and officers’ liability insurance policies, and if such insurance would exceed more than 300% of the current premium paid by Sprint, Sprint will purchase the maximum coverage possible for such an amount.

Directors of Parent

The Merger Agreement provides that Parent and Sprint will take such actions as are necessary to cause, at the effective time of the SoftBank Merger, the board of directors of Parent to consist of ten members, six of whom will be designated by SoftBank (of which six members, three will not be directors, officers or employees of any Parent entity or any of their respective affiliates other than Sprint and its subsidiaries and will be independent directors under the listing standards of the NYSE), three of whom will be non-management members of Sprint’s board of directors as of immediately prior to the effective time and who are independent directors under the listing standards of the NYSE and one of whom will be the Chief Executive Officer of Sprint. Each such director will remain in office until his or her successors are elected in accordance with the Parent bylaws.

New Arrangements with New Sprint

Prior to the effective time of the SoftBank Merger, New Sprint may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of Sprint’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of Sprint’s executive officers regarding employment with New Sprint, in each case taking effect at the effective time of the SoftBank Merger.

Financing

SoftBank has entered into the Credit Agreement dated December 18, 2012 with Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Deutsche Bank AG, Tokyo Branch (together with their permitted assigns, the “Lenders”) pursuant to which the Lenders agreed to provide to SoftBank secured short-term debt financing under two facilities (the “Debt Financing”) for the purpose of consummating the SoftBank Merger and the other transactions contemplated by the Merger Agreement, subject to the satisfaction of certain conditions precedent, in the remaining aggregate amount of up to ¥1.0349 trillion, or approximately $12.0 billion, as such commitment amount was reduced in March 2013 upon receipt by SoftBank of cash proceeds from a pair of bond issuances intended for use in financing the consideration payable at the closing of the SoftBank Merger. In addition, these lenders previously provided SoftBank with ¥250 billion, or approximately $2.9 billion, loan under the first facility of the Credit Agreement. In each case, the U.S. dollar equivalent is referenced based on the exchange rate of 86.2 JPY per U.S. dollar as reported by the U.S. Treasury as of December 31, 2012 solely for informational purposes. The Debt Financing will be guaranteed by HoldCo, Parent (prior to the consummation of the SoftBank Merger) and certain other SoftBank subsidiaries (collectively, the “Guarantors”) but will not be guaranteed by Sprint and its subsidiaries. The Merger Agreement does not contain a financing condition to the closing of the SoftBank Merger, but does provide for termination and the payment of a reverse termination fee to Sprint with respect to certain financing-related terminations. See “The Merger Agreement—Termination” beginning on page [—] and “The Merger Agreement—Reverse Termination Fee” beginning on page [—]

The Lenders’ obligation to provide the Debt Financing is subject to the following outstanding conditions precedent:

(a)	receipt by the administrative agent (the “Agent”) for the Lenders of corporate and authorizing documents from certain Guarantors as well as certain other documents;

(b)	no change in law having occurred that makes it illegal for the Lenders to advance or maintain the Debt Financing; and the absence of certain conditions that would result in the Lenders being unable to advance the Debt Financing to SoftBank or make it impossible for the Lenders to lend funds in JPY;

(c)	there being no continuing default or event of default under the Credit Agreement, security documents and associated agreements for the Debt Financing (the “Finance Documents”) that has a material adverse effect on SoftBank’s ability to repay the Debt Financing;

(d)	there being no breach of a representation and warranty under the Finance Documents where the event, circumstance or condition that results in the misrepresentation has a material adverse effect on SoftBank’s ability to repay the Debt Financing;

(e)	perfection of the Lenders’ security interest in the collateral (subject to certain exceptions);

(f)	the Guarantors’ guarantee having been executed and remaining in effect;

(g)	SoftBank, HoldCo, Parent, Merger Sub and Sprint having obtained all material regulatory approvals in connection with the Finance Documents, the Debt Financing and the consummation of the SoftBank Merger, to the extent required to be obtained prior to the consummation of the SoftBank Merger;

(h)	the SoftBank Merger having been approved by the boards of directors of Sprint, Merger Sub, and Parent, and the requisite number of holders of Sprint common stock;

(i)	the Merger Agreement remaining in effect and not having been amended in a manner that would adversely affect the Lenders’ rights under the Finance Documents;

(j)	to the extent that the change of control resulting from the SoftBank Merger (and no other condition) would result in a default, event of default or prepayment right or obligation under any of Sprint’s indebtedness for borrowed money, Sprint (i) having repaid such indebtedness, (ii) having obtained the consent or waiver to such change of control from the requisite holders of such indebtedness or (iii) if the obligation to repay such indebtedness is a right of prepayment or otherwise determined solely by the relevant creditors, having cash, cash equivalents and/or financing (or committed financing) that, collectively, provides sufficient funds to pay the amount of such indebtedness; and

(k)	satisfaction or waiver of all conditions to the closing of the SoftBank Merger, other than payment of the consideration, provided that any waiver by SoftBank that is materially adverse to the Lenders’ rights under the Finance Documents will require the Agent’s consent.

Subject to certain exceptions, from and after the SoftBank Merger, the Debt Financing will be secured by (i) SoftBank’s equity interests in HoldCo, and (ii) all of HoldCo’s assets, including all of its equity interest in New Sprint. In addition, SoftBank may enter into a permanent senior financing facility or other financing arrangements prior to the consummation of the SoftBank Merger to refinance certain of its debt obligations and replace the Debt Financing.

Sprint Consent Solicitation. Approximately $8.8 billion (as of September 30, 2012) of Sprint’s senior notes and guaranteed notes provided holders with the right to require Sprint to repurchase those senior notes and guaranteed notes if a change of control triggering event occurs, which requires both a change of control and a ratings decline of the applicable senior notes and guaranteed notes by each of Moody’s Investor Services and Standard & Poor’s Rating Services. On November 13, 2012, Sprint announced a consent solicitation of Sprint’s current noteholders to amend the definitions of change of control contained in the indenture and supplemental indentures governing the senior notes and guaranteed notes to exclude transactions involving “Permitted Holders,” which were defined in the proposed amendments to include SoftBank and its affiliates. On November 20, 2012, Sprint announced that it had obtained the necessary consents to amend the applicable provisions of the outstanding indentures such that the SoftBank Merger would not constitute a change of control, and, as a result, indebtedness outstanding under Sprint’s applicable indentures will not become payable under such senior notes and guaranteed notes.

Sprint Credit Facilities. Sprint recently replaced its revolving credit facility and amended its unsecured loan agreement with Export Development Canada such that the Softbank Merger will not constitute a change of control and Sprint will not be required to repay the outstanding loans or any other amounts owing under either credit facility. Under the terms of Sprint’s secured equipment credit facility, consummation of the SoftBank

Merger would constitute a change of control that would enable the lenders thereunder to require repayment of all outstanding balances thereunder. If the lenders exercised their rights as a consequence of the change of control amounts outstanding under the secured equipment credit facility, which were approximately $500 million in the aggregate at March 15, 2013, would become due and payable at the time of closing. Sprint is currently in discussions with the existing lender under the secured equipment facility and intends to amend this facility to, among other things, exclude the SoftBank Merger from the change of control provisions.

Regulatory Matters

Hart-Scott-Rodino. The transactions contemplated by the Merger Agreement require SoftBank and Sprint to submit antitrust notifications under the HSR Act, and the rules promulgated thereunder by the FTC. Each of SoftBank and Sprint has made the required notifications under the HSR Act, and the Antitrust Division and the FTC granted early termination of the waiting period under the HSR Act on December 6, 2012.

SoftBank and Sprint believe that the SoftBank Merger can be effected in compliance with U.S. antitrust laws. However, we cannot assure you that a challenge to the consummation of the SoftBank Merger on antitrust grounds will not be made or that, if such a challenge were made, SoftBank and Sprint would prevail or would not be required to accept certain conditions, possibly including certain divestitures of substantial assets of SoftBank and/or Sprint, in order to consummate the SoftBank Merger.

Federal Communications Commission Approval. Sprint is subject to regulation by the FCC under the Communications Act. Sprint holds a number of licenses issued by the FCC for the operation of its wireless and wireline assets and for the provision of telecommunications services. Under the Communications Act, the FCC must approve the transfer of control of the licenses held by Sprint to SoftBank as a result of the SoftBank Merger. The FCC will not issue its approval until it receives the consent of certain executive branch government agencies that undertake a national security review of FCC-notified transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense. In making the determination as to whether approve the proposed transfer to SoftBank of Sprint’s licenses, leases and authorizations, the FCC considers whether such transfer serves the public interest, convenience and necessity. In making this determination, the FCC examines whether a proposed transfer is consistent with the policies of the Communications Act, including, among other things, the effect of the proposed transfer on the FCC’s policies encouraging competition.

Because the Communications Act prohibits non-U.S. parties from holding indirect interests in FCC common carrier wireless licensees above a 25% cap if the FCC finds that prohibiting such interests would be in the public interest, the FCC must determine whether it will permit SoftBank and non-U.S. stockholders as a group to hold or control more than 25% of Sprint. Generally the FCC approves such requests if no more than 25% of the non-U.S. ownership and voting interest is attributable to citizens of nations that are not members of the World Trade Organization (“WTO”), and if entities have home markets in WTO member nations. SoftBank is a Japanese entity and Japan is a member of the WTO.

SoftBank and Sprint filed with the FCC applications requesting the FCC’s consent to the transfer of Sprint’s licenses, leases and authorizations on November 15, 2012. SoftBank and Sprint also filed a Petition for Declaratory Ruling with the FCC on November 15, 2012 that asked the FCC to find that SoftBank’s non-U.S. ownership of Sprint above the 25% level is in the public interest. As part of the approval process, the FCC released a public notice on November 30, 2012 seeking comment on the application to transfer control of Sprint’s licenses to SoftBank. Subsequently, after the signing of the Clearwire Acquisition Agreement, SoftBank and Sprint filed an amendment to the original set of applications filed with the FCC requesting that the FCC consider the Clearwire Acquisition alongside the proposed transaction. The FCC released a second public notice on December 27, 2012 requesting public comment on Sprint’s acquisition of de facto control of Clearwire. In the second public notice, the FCC also extended the deadline for comments on both the transfer of licenses from

Sprint to SoftBank and the acquisition by Sprint of de facto control of Clearwire. Comments and petitions to deny the transfer of control of Sprint or Clearwire licenses were due January 28, 2013. A number of parties filed petitions to deny and others filed comments. Oppositions to petitions to deny were due February 12, 2013. SoftBank and Sprint filed a consolidated petition to deny, and various parties filed oppositions or comments, all but one of which opposed a petition to deny or supported the transactions. Replies to the oppositions were due February 25, 2013. In addition, SoftBank and Sprint responded to an FCC request for additional information concerning their foreign ownership showing on February 27, 2013. SoftBank and Sprint filed a joint reply to one of the comments filed in the opposition round and a number of other parties filed replies. While the official filing cycle is completed, parties are permitted to contact the FCC in person or in writing, and the FCC staff may seek additional information concerning the transactions from SoftBank, Sprint and Clearwire.

In connection with the FCC review, the parties expect to enter into a network security agreement with certain U.S. federal government agencies to address certain national security, law enforcement, and public safety concerns related to Sprint’s wireless and wireline operations. The FCC will condition its approval on the parties’ compliance with the terms of the network security agreement.

CFIUS and DSS Approvals. The Merger Agreement provides for the parties to file a joint voluntary notice under the DPA with CFIUS, an intergovernmental agency that undertakes national security reviews and, where appropriate, investigations in transactions where a foreign company acquires control of a U.S. company. CFIUS conducts an initial 30-day review of transactions of which it is notified, and may, at the end of the initial 30-day review period, conduct an additional investigation that must be completed within 45 days. The parties to a notified transaction may, with the consent of CFIUS and mutual agreement, withdraw and re-file a CFIUS notice, thereby commencing a new 30-day review period (and, if necessary, 45-day investigation). In certain situations, at the conclusion of an investigation, a report may be sent to the President, who then has 15 days to decide whether to block the transaction or to take other action. SoftBank, Sprint and Clearwire are in discussions with CFIUS.

CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security.

CFIUS reviews also provide an opportunity for U.S. federal government agencies to ensure compliance with various regulations relating to national security, such as the requirement to obtain export licenses for exports of controlled technical data. The parties are required to submit information about classified and other defense-related contracts of the acquired company.

In addition, DSS, acting pursuant to the NISPOM, for which the Department of Defense is the executive agent, prohibits the performance of classified contracts by companies that are subject to foreign ownership, control or influences, unless steps are taken to mitigate FOCI.

It is expected that the DSS will carefully examine the parties’ proposed FOCI and other mitigation measures concurrently with the CFIUS review of the transaction. SoftBank and Sprint expect to take certain actions to mitigate FOCI. Such measures are intended to protect against unauthorized disclosures of classified or other sensitive information and technologies as well as other risks to classified work. The measures may affect the corporate governance and operations of New Sprint or its subsidiaries after the closing of the transaction, for example by requiring the appointment of certain independent members of the board of directors with national security qualifications and no prior involvement with the applicable company, the entities with which it is affiliated, or the foreign owner or by requiring the implementation of security controls covering access to certain facilities and personnel.

SoftBank and Sprint believe that, with the proposed FOCI and other mitigation measures, the SoftBank Merger will not give rise to national security concerns that would cause the transaction to be blocked.

State and Foreign. Sprint also holds international and state telecommunications certificates and licenses that require approval before control of Sprint can be transferred to SoftBank. Sprint has been required to make filings with or obtain approvals from state public utility commissions or equivalent foreign or domestic authorities in order to complete the SoftBank Merger. Approvals have been sought in two foreign countries and filings have been made in a number of states.

Timing of Regulatory Approvals. We currently anticipate that all regulatory approvals will be received by mid-2013, although the receipt of approvals and their timing cannot be assured or predicted at this time.

Making the Cash/Stock Election

Exchange Agent. New Sprint has selected Computershare, which will be the transfer agent for New Sprint, to serve as the exchange agent for purposes of administering the election process and implementation (if applicable) of the proration rules described below, and the exchange of shares of Sprint common stock for the applicable merger consideration.

Form of Election and Related Procedures. At least 20 business days prior to the anticipated effective time of the SoftBank Merger, or such other date as Parent and Sprint mutually agree in writing, a form of election mutually acceptable to Sprint and New Sprint will be mailed to each of Sprint’s stockholders of record as of the most recent practicable date prior to the mailing date (the “election record date”). Georgeson will make available the form of election upon request to any person who becomes a holder (or beneficial owner) of Sprint common stock between the election record date and the close of business on a day prior to the election deadline. The form of election must be used to make the election to receive cash or New Sprint common stock as merger consideration, subject to prorations as discussed below.

To make an election, Sprint stockholders must:

•

submit to the exchange agent, to one of the proper addresses outlined on the form of election, a properly completed and signed form of election together with the certificates representing their shares of Sprint common stock and any other required documentation specified in the form of election; or

•

for Sprint stockholders whose shares are held in book-entry or “street name” form, refer to the form of election on how to elect or how to instruct the broker, dealer, bank or other financial institution that holds the shares to make an election on such Sprint stockholder’s behalf.

Sprint stockholders of record who desire to make an election, but are unable to furnish the exchange agent with their share certificates prior to the election deadline referred to below, should use the guaranteed delivery procedures that will be described in the form of election.

Once a holder of Sprint common stock has made a valid election with respect to shares, the stockholder will not be able to transfer such shares unless and until the stockholder has validly revoked such election.

If a Sprint stockholder delivers his or her form of election to the exchange agent after the election deadline or the form of election does not comply with the required procedures, the stockholder will not be regarded as having made a valid election. See the “Non-Electing Shares and Deemed Non-Electing Shares” section described below. Sprint stockholders should read the form of election for a more complete discussion of the election procedures.

Election Deadline. A form of election must be properly completed, signed, and actually received by the exchange agent at one of their addresses, together with the certificates representing the shares of Sprint common stock and any other required documentation specified in the form of election, not later than the election deadline, which is expected to be 5:00 p.m. Eastern time on the date that is five business days immediately preceding the effective time of the SoftBank Merger, in order to be effective. Sprint will publicly announce the date of the election deadline by press release at least five business days prior to such date, but you are encouraged to return your election form as promptly as practicable.

If your shares are held in book-entry or “street name” form, you may elect, or your broker or financial institution may complete the procedures described above prior to the election deadline. Any share of Sprint common stock for which the record holder has not, prior to the election deadline, has not had a properly completed form of election received by the exchange agent, together with the certificates representing their shares of Sprint common stock and any other required documentation specified in the form of election, will be deemed to be a non-electing share.

Changes and Revocation of Election. Any holder of shares of Sprint common stock who has made an election may at any time prior to the election deadline change or revoke such holder’s election by submitting a revised form of election, properly completed and signed, that is received by the exchange agent together with any other documentation specified in the form of election prior to the election deadline, or, in the case of stockholders whose shares are held in book-entry form, by causing a new message with revised election information to be transmitted through DTC to the exchange agent. Once a holder of Sprint common stock has made a valid election with respect to such holder’s shares, the stockholder will not be able to transfer such shares unless and until the stockholder has validly revoked such election, and thus the transferee of such shares must (if the election deadline has not occurred) make a new election with respect to such shares if such transferee does not wish the shares to be considered non-electing shares.

Discretion of Exchange Agent. The exchange agent will have the discretion to determine whether forms of election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such reasonable determination of the exchange agent will be conclusive and binding on the applicable Sprint stockholders. The exchange agent will not be under any obligation to notify any person of any defect in a form of election submitted to the exchange agent. Any share of Sprint common stock with respect to which a holder is deemed to have not submitted a valid election prior to the election deadline will be deemed to be a non-electing share.

General. Sprint stockholders are encouraged to make an election as to the form of consideration they wish to receive for their shares of Sprint common stock. None of the SoftBank Entities, Sprint or the Sprint board of directors makes any recommendation about whether any Sprint stockholder should make an election to receive cash, New Sprint common stock or, if electing for multiple shares, a combination of the two, or no election. Each holder of shares of Sprint common stock must make his or her own decision about whether to make an election and, if so, what election to make. Sprint stockholders are not required to complete and return the form of election. However, it is important to note that Sprint stockholders who fail to properly complete and return the form of election, together with the certificates representing their shares of Sprint common stock and any other required documentation specified in the form of election, prior to the election deadline will be considered non-electing stockholders for all purposes of the Merger Agreement, and accordingly will receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account, and will be determined based on the remaining mix of consideration after giving effect to all such other elections (subject to prorations). Neither Sprint nor any of the SoftBank Entities, nor the exchange agent, will be responsible for any failure (or inability) of a Sprint stockholder to make a properly completed, timely election. Sprint and New Sprint highly recommend that Sprint stockholders inform themselves of the value of Sprint common stock at the time they make or consider making any election. There can be no guarantee that the per share value of New Sprint common stock, immediately following the effective time of the SoftBank Merger or at any time thereafter, will be greater than either or both of (a) the $7.30 per share cash component of the merger consideration, or (b) the value of a share of Sprint common stock at (x) the time a Sprint stockholder makes or considers making an election, (y) the time a Sprint stockholder acquired its shares of Sprint common stock or (z) immediately prior to the effective time.

If a Sprint stockholder makes a valid election (that has not been revoked prior to the election deadline) with respect to shares of Sprint common stock, after the election deadline, the stockholder will not be able to revoke such election or transfer such shares prior to the effective time of the SoftBank Merger (except in certain circumstances when the expected effective time is delayed).

The form of election may be submitted until the election deadline, which is expected to be 5:00 p.m., Eastern time, on the date that is five business days prior to the date that the SoftBank Merger is effective, and it may take a period of time before the exchange agent can verify the forms of election and tabulate the election results. Consequently, although the payment of the merger consideration to Sprint stockholders will begin as soon as reasonably practicable after the effective time of the SoftBank Merger, the exact timing of such payment cannot be assured.

Non-Electing Shares and Deemed Non-Electing Shares. Shares of Sprint common stock for which a form of election is not properly completed and submitted prior to the election deadline will be deemed to be shares for which no election has been made. If the exchange agent determines that any election was not properly made, such election will have no force and effect, and the shares with respect to which such election was made will be deemed shares for which no election has been made. The exchange agent will not have any obligation to inform any stockholder of any defect in the making of an election. If a stockholder who holds certificates representing his or her shares of Sprint common stock submits a form of election with such holder’s certificates and the form of election is defective, the certificates will be held by the exchange agent and exchanged, after the SoftBank Merger is consummated, for the merger consideration applicable to shares for which no election has been made. In such case, the stockholder will not need to complete and deliver to the exchange agent a separate letter of transmittal after the SoftBank Merger. The exchange agent will have the right to waive defects in a form of election, including late delivery, in its sole discretion, but will be under no obligation to do so.

Cash/Stock Proration and Allocation Rules

The proration rules applicable to the cash and stock elections to be made by Sprint stockholders have the potential to result in allocations of consideration that differ from the form of consideration elected. Depending on what type of consideration the other Sprint stockholders elect to receive as consideration and the proration rules, a Sprint stockholder may not receive the preferred type of consideration with respect to all of the stockholder’s shares of Sprint common stock. The elections that a stockholder and other Sprint stockholders make regarding the receipt of cash or shares of New Sprint common stock in exchange for shares of Sprint common stock will determine the mix of consideration that a Sprint stockholder will receive in the SoftBank Merger.

If the cash proration rule applies, a Sprint stockholder that elects to receive cash for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock. If the stock proration rule applies, a Sprint stockholder that elects to receive shares of New Sprint common stock for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock.

In addition, whether or not either of the proration rules apply, Sprint stockholders who fail to elect either cash or shares of New Sprint common stock will be allocated and receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account.

Below, we describe the following three scenarios: (a) where the cash proration rules apply, (b) where the stock proration rules apply and (c) where neither of the proration rules apply, and provide an example of the application of each such scenario.

For purposes of these examples, we have assumed, solely for the hypothetical calculations set forth in this section, that at the effective time of the SoftBank Merger, 3,000,000,000 shares of Sprint common stock will be outstanding (which is the approximate number of shares of Sprint common stock outstanding as of the date of the

Merger Agreement). Because the aggregate cash consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $12.14 billion, at the effective time of the SoftBank Merger, an aggregate of 1,663,013,699 shares of Sprint common stock will be exchanged for $7.30 in cash per share in the SoftBank Merger, assuming there are no dissenting stockholders who perfect their appraisal rights (without regard to the actual number of outstanding shares of Sprint common stock immediately prior to the effective time), and, based on this number of outstanding shares, 1,336,986,301 shares of Sprint common stock would be exchanged for New Sprint common stock in the SoftBank Merger.

Under the Merger Agreement, and for purposes of each of the illustrated scenarios, dissenting shares are considered to be shares for which an election to exchange shares of Sprint common stock for cash has been received, even though dissenting shares will not be entitled to receive in the SoftBank Merger either cash in the amount of $7.30 or a share of New Sprint common stock. Rather, dissenting shares will be treated as provided in “The SoftBank Merger—Appraisal Rights” beginning on page [—].

Case 1: Sprint stockholders, in the aggregate, elect to exchange shares of Sprint common stock for cash in an amount exceeding $12.14 billion (the cash portion of the aggregate merger consideration available to be paid to Sprint stockholders).

In this case, New Sprint will calculate a cash proration factor for the shares of Sprint common stock for which a cash election has been made. This cash proration factor will be equal to a fraction (a) whose numerator is 1,663,013,699 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement), assuming there are no dissenting stockholders who perfect their appraisal rights, and (b) whose denominator is the total number of shares of Sprint common stock for which a cash election has been made. In this circumstance, and taking into account the application of this cash proration factor:

•	each share of Sprint common stock for which a stock election has been made will be exchanged for one share of New Sprint common stock;

•	each share of Sprint common stock for which no election has been made will be exchanged for one share of New Sprint common stock; and

•	each share of Sprint common stock for which a cash election has been made will be exchanged for:

1.	cash equal to the product of $7.30 multiplied by the cash proration factor; and

2.	a fraction of a share of New Sprint common stock equal to one minus the cash proration factor.

Case 1 Example: Assume for this example that cash elections have been made with respect to 2,000,000,000 shares of Sprint common stock, or approximately 66 2/3% of the assumed number of outstanding shares of Sprint common stock at the effective time. The cash proration factor would be equal to 1,663,013,699 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement, assuming there are no dissenting stockholders who perfect their appraisal rights) divided by 2,000,000,000, which equates to 0.8315068495.

As set forth above, in this case each share of Sprint common stock for which a stock election has been made or for which no election has been made will be exchanged for one share of New Sprint common stock. As a result of the cash proration rules, each share of Sprint common stock for which a cash election has been made will be exchanged for:

•	cash in an amount equal to the product of $7.30 multiplied by the 0.8315068495 proration factor, which equates to approximately $6.07; and

•	a fraction of a share of New Sprint common stock equal to (1 - 0.8315068495), which equates to 0.1684931505 of a share of New Sprint.

Case 2: Sprint stockholders, in the aggregate, elect to exchange shares of Sprint common stock for New Sprint common stock in an amount exceeding the number of shares of New Sprint common stock available as the stock portion of the aggregate consideration to be paid to Sprint stockholders.

In this case, New Sprint will calculate a stock proration factor for the shares of Sprint common stock for which a stock election has been made. This stock proration factor will be equal to a fraction (x) whose numerator is the number of shares of Sprint common stock that can be exchanged for New Sprint common stock pursuant to the Merger Agreement (which will be equal to the number of shares of Sprint common stock outstanding at the effective time in excess of 1,663,013,699 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement, assuming there are no dissenting stockholders who perfect their appraisal rights), and (y) whose denominator is the total number of shares of Sprint common stock for which a stock election has been made. In this circumstance, and taking into account the application of this proration factor:

•	each share of Sprint common stock for which a cash election has been made will be exchanged for $7.30 in cash;

•	each share of Sprint common stock for which no election has been made will be exchanged for $7.30 in cash; and

•	each share of Sprint common stock for which a stock election has been made will be exchanged for:

1.	a fraction of a share of New Sprint common stock equal to the stock proration factor; and

2.	cash equal to the product of $7.30 multiplied by (one minus the stock proration factor).

Case 2 Example: Assume for this example that stock elections have been made with respect to 2,000,000,000 shares of Sprint common stock, or approximately 66 2/3% of the assumed number of outstanding shares of Sprint common stock at the effective time. The stock proration factor would be equal to 1,336,986,301 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement, assuming there are no dissenting stockholders who perfect their appraisal rights) divided by 2,000,000,000, which equates to 0.6684931505:

As set forth above, in this case each share of Sprint common stock for which a cash election has been made or for which no election has been made will be exchanged for $7.30 in cash. As a result of the stock proration rules, each share of Sprint common stock for which a stock election has been made will be exchanged for:

•	0.6684931505 of a share of New Sprint common stock; and

•	cash in an amount equal to the product of $7.30 multiplied by (1 - 0.6684931505), which equates to approximately $2.42.

Case 3: Sprint stockholders, in the aggregate, elect to exchange shares of Sprint common stock for cash and New Sprint common stock that in neither case exceeds the amounts of cash and New Sprint common stock available to be paid or issued to Sprint stockholders.

In this case, there will be neither a cash proration factor nor a stock proration factor, and as a result (a) each share of Sprint common stock for which a cash election has been made will be exchanged for cash in the amount of $7.30, and (b) each share of Sprint common stock for which a stock election has been made will be exchanged for a share of New Sprint common stock.

In this circumstance, Sprint stockholders who fail to make either a cash election or a stock election will receive a combination of cash and shares of New Sprint common stock. The cash component of the consideration payable with respect to each share of Sprint common stock owned by such non-electing stockholders will be equal to the portion of $7.30 representing the “default cash fraction,” which is the quotient determined by dividing (a) the amount by which (x) 1,663,013,699 (the total number of shares of Sprint common stock that can be exchanged for cash pursuant to the Merger Agreement, assuming there are no dissenting stockholders who perfect their appraisal rights) exceeds (y) the number of shares of Sprint common stock for which a cash election has been made, by (b) the number of such non-electing shares. The stock component of the consideration issuable with respect to each share of Sprint common stock owned by such non-electing stockholders will be equal to a fraction of a share of New Sprint common stock equal to the portion of $7.30 representing the “default stock fraction,” which is the quotient determined by dividing (1) the amount by which (A) the aggregate number of shares of Sprint common stock available to be exchanged for shares of New Sprint common stock in the SoftBank Merger (here assumed to be 1,336,986,301 shares), exceeds (B) the number of shares of Sprint common stock for which a stock election has been made, by (y) the number of such non-electing shares.

Case 3 Example: Assume for this case that a cash election has been made with respect to 1,500,000,000 shares of Sprint common stock, or approximately 50.0% of the assumed number of outstanding shares of Sprint common stock at the effective time, a stock election has been made with respect to another 1,000,000,000 shares of Sprint common stock, and no election has been made with respect to the remaining 500,000,000 outstanding shares of Sprint common stock.

The default cash fraction in this case (the quotient determined by dividing (a) the amount by which (x) 1,663,013,699 shares exceeds (y) 1,500,000,000 shares, by (b) the number of such non-electing shares) would be 163,013,699/500,000,000, or 0.326027398. The default stock fraction in this case (the quotient determined by dividing (1) the amount by which (A) 1,336,986,301 shares, exceeds (B) 1,000,000,000 shares, by (2) the number of such non-electing shares) would be 336,986,301/500,000,000, or 0.673972602.

As set forth above, in this case each share of Sprint common stock for which a cash election has been made will be exchanged for cash in the amount of $7.30, and each share of Sprint common stock for which a stock election has been made will be exchanged for a share of New Sprint common stock. Each share of Sprint common stock for which neither a cash election nor a stock election has been made will be exchanged for:

•	the product of $7.30 multiplied by the default cash fraction of 0.326027398, or $2.38 in cash;

•	0.673972602 of a share of New Sprint common stock.

Treatment of Stock Options, Restricted Stock Units, Performance Units, Employee Stock Purchase Plan and Deferred Compensation Plan Accounts

Stock Options. At the effective time of the SoftBank Merger, each outstanding Sprint stock option, whether vested or not, will be assumed by New Sprint and converted into a stock option to purchase the number of shares of New Sprint common stock that is equal to the number of shares of Sprint common stock subject to the stock option immediately prior to the effective time, multiplied by the “award exchange ratio” and rounded down to the nearest whole share. The “award exchange ratio” is the sum of two components: (a) the “share exchange ratio,” which is the quotient obtained by dividing (x) the aggregate number of shares of New Sprint common stock available for distribution to Sprint stockholders in the SoftBank Merger by (y) the number of shares of Sprint common stock outstanding immediately prior to the effective time (excluding certain shares of Sprint common stock held by the SoftBank Entities); and (b) the “cash exchange ratio,” which is the quotient obtained by dividing (x) the amount determined by dividing $12.14 billion by the number of shares of Sprint common stock outstanding immediately prior to the effective time (excluding certain shares of Sprint common stock held by the SoftBank Entities), by (y) an amount equal to the volume weighted average trading price of New Sprint common stock on the NYSE over the five consecutive trading days immediately following (and exclusive of) the closing date of the SoftBank Merger. The exercise price per share of New Sprint common stock for the converted stock option will be equal to the exercise price per share of Sprint common stock subject to the stock option immediately prior to the effective time divided by the “award exchange ratio” and rounded up to the nearest whole cent. Each converted stock option will be subject to, and vest on, the same terms and conditions applicable to such converted stock option (including under the terms of the applicable equity plan and the applicable stock option agreement) as of immediately prior to the effective time of the SoftBank Merger except that New Sprint’s board of directors, or any committee of the board, will succeed to the authority and responsibility of Sprint’s board of directors, or a committee of the board with respect to each converted stock option.

Restricted Stock Units. At the effective time of the SoftBank Merger, each Sprint RSU then outstanding, whether vested or not, will be assumed by New Sprint and converted into the right to receive, upon settlement of such converted RSUs, the number of shares of New Sprint common stock that is equal to the number of shares of Sprint common stock subject to such converted RSU immediately prior to the effective time multiplied by the “award exchange ratio” and rounded down to the nearest whole share, in the aggregate on a per award basis. Each converted RSU will be subject to, and vest on, the same terms and conditions applicable to such converted RSU (including under the terms of the applicable equity plan and the applicable RSU agreement) as of immediately prior to the effective time of the SoftBank Merger except that (1) New Sprint’s board of directors, or any committee of the board will succeed to the authority and responsibility of Sprint’s board of directors, or a committee of the board, with respect to each converted RSU and (2) RSUs which vest subject to achievement of performance objectives that relate to performance periods that have not been completed as of the closing date will be converted as if target performance had been achieved as of the closing date but will continue to be subject to the existing vesting provisions during the applicable performance period (subject to such other terms and conditions applicable to the RSU).

Performance Units. At the effective time of the SoftBank Merger, each Sprint performance unit then outstanding, whether vested or not, will be assumed by New Sprint. Each assumed performance unit will be subject to, and vest on, the same terms and conditions applicable to such assumed performance unit (including under the terms of the applicable equity plan and the applicable agreement, if any) as of immediately prior to the effective time of the SoftBank Merger except that (1) New Sprint’s board of directors or any committee of the board will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to each assumed performance unit and (2) performance units which vest subject to achievement of performance objectives that relate to performance periods that have not been completed as of the closing date will be treated as if target performance had been achieved as of the closing date but will continue to be subject to the existing vesting provisions during the applicable performance period (subject to such other terms and conditions applicable to the performance unit). If the holder of a performance unit experiences a termination of employment during the CIC severance protection period (as defined under the applicable Sprint plan) and such holder receives severance benefits under Sprint’s Separation Plan, Sprint’s Change in Control Severance Plan or an equivalent or greater severance benefit, then all outstanding performance units held by such individual will become vested and non-forfeitable, without pro-ration, and will be paid within thirty (30) days of such termination of employment, subject to applicable tax laws.

Employee Stock Purchase Plan. At the effective time of the SoftBank Merger, each outstanding option to purchase Sprint common stock under the ESPP will be assumed by New Sprint and converted into an option to purchase the number of shares of New Sprint common stock that is equal to the number of shares of Sprint common stock that could have been purchased before the SoftBank Merger upon the exercise of such ESPP option. The exercise price per share of New Sprint common stock for the converted ESPP option will be equal to 95% of the fair market value per share of New Sprint common stock on the purchase date. Each converted ESPP option will be subject to the same terms and conditions applicable to such converted ESPP option (including under the terms of the applicable ESPP and the applicable subscription agreement) as of immediately prior to the effective time of the SoftBank Merger. It is possible that prior to and in connection with the closing of the SoftBank Merger, Sprint may suspend an offering period under the ESPP in order to facilitate the closing of the SoftBank Merger.

Assumption of Sprint Equity Plans. At the effective time of the SoftBank Merger, New Sprint may assume any or all of the Sprint equity plans. If New Sprint elects to do so, it will be entitled to grant stock awards using the share reserves of the applicable assumed Sprint equity plans immediately prior to the effective time of the SoftBank Merger (including any shares returned to such share reserves as a result of the termination of the converted options and converted RSUs), except that: (i) stock covered by such awards will be shares of New Sprint common stock; (ii) all references in such Sprint equity plan to a number of shares of Sprint common stock will be deemed amended to refer instead to that number of shares of New Sprint common stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the “award exchange ratio;” and (iii) New Sprint’s board of directors, or any committee of the board, will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to the administration of such assumed equity plan.

Deferred Compensation Plans. At the effective time of the SoftBank Merger, all accounts under Sprint’s deferred compensation plans which provide for hypothetical investments in Sprint common stock will be converted into hypothetical investment accounts for New Sprint common stock equal to the number of shares of Sprint common stock credited to such account immediately prior to the effective time multiplied by the “award exchange ratio.” These accounts will continue to be governed by the terms of the applicable deferred compensation plans except that New Sprint’s board of directors, or any committee of the board, will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to the administration of such plan.

Advisory Vote Regarding Merger-Related Executive Compensation (Say-on-Golden-Parachute)

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Sprint that is based on or otherwise relates to the SoftBank Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Sprint’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Sprint’s stockholders. Robert H. Brust, Sprint’s former CFO, is not included in the table because he retired in April 2011.

At the effective time of the SoftBank Merger, all outstanding Sprint equity compensation awards will be converted into an equivalent equity award with respect to New Sprint common stock. Completion of the SoftBank Merger, by itself, will not result in immediate acceleration of any unvested equity awards. The terms of the outstanding equity awards held by each named executive officer provide for “double-trigger” vesting (i.e., vesting is triggered upon the termination of an executive’s employment other than for cause or the executive’s resignation with good reason, in each case within eighteen months following the effective time of the SoftBank Merger).

Each named executive officer of Sprint is also entitled to certain “double-trigger” severance payments and benefits upon a termination of employment other than for cause or a resignation with good reason (in either case, a “qualifying termination”) as described in the section titled “The SoftBank Merger—Interests of Certain Sprint Directors and Executive Officers in the SoftBank Merger.” Under the Sprint CIC Severance Plan, a qualifying termination must occur generally within eighteen months following the SoftBank Merger. Provision of these severance payments and benefits is conditioned upon the named executive officer executing a general release of claims in a form reasonably satisfactory to Sprint and complying with the 24-month noncompete and nonsolicit covenant as set forth in each named executive officer’s respective employment agreement.

To the extent that the payments and benefits shown below constitute “excess parachute payments” for purposes of Section 280G of the Code, the executive will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Code or, if greater, receive the after-tax amount of his payment and benefits taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes. No executive is entitled to tax gross ups on these payments and benefits.

The following table sets forth the amount of payments and benefits that each Sprint named executive officer would receive in connection with the SoftBank Merger, assuming the consummation of the SoftBank Merger occurred on March 31, 2013, and the named executive officer experienced a qualifying termination on such date (without taking into effect any possible reduction due to the effects of Section 280G of the Code as described above). The amounts are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement-prospectus. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All payments and benefits in the table below are subject to a “double trigger.”

Name	Cash(1) $	Equity(2) $	Perquisites/ Benefits(3) $	Total $
Daniel R. Hesse	19,553,914	13,872,328	50,561	33,476,803
Joseph J. Euteneuer	7,183,802	6,214,374	50,561	13,448,737
Keith O. Cowan(4)	—	—	—	—
Steven L. Elfman	6,255,062	5,225,077	46,119	11,526,258
Robert L. Johnson	3,691,209	2,366,997	66,309	6,124,515

(1)	Represents the payment of the following amounts in a lump sum as soon as practicable after the executives separation from service: (a) severance payments equal to two times the base salary and short-term incentive opportunity for Messrs. Hesse, Euteneuer, Elfman, and Johnson, of $7,200,000, $3,565,000, $2,925,000, and $2,160,000, respectively, (b) pro rata payment of short-term incentive compensation based on target performance for 2012 for Messrs. Hesse, Euteneuer, Elfman, and Johnson, of $590,164, $247,746, $199,795, and $132,787, respectively, and (c) performance units granted under the LTI Plan based on actual performance for completed performance periods and at target for performance periods not complete as of March 31, 2013 for Messrs. Hesse, Euteneuer, Elfman, and Johnson, of $11,763,750, $3,371,056, $3,130,267, and $1,398,422, respectively.
(2)	Represents the approximate value of previously unvested “in-the-money” options, RSUs and restricted stock assuming a per share price of Sprint common stock of $5.71, which is the average closing market price over the first five business days following the first public announcement of the transaction and does not necessarily reflect the value of the actual “award exchange ratio” being used to convert the Sprint stock options and RSUs. The amounts in this column consist of:

Name	Stock Options(a)	Performance- based RSUs(b)	Restricted Stock(c)	Total
Daniel R. Hesse	$3,276,550	$10,595,779	—	$13,872,328
Joseph J. Euteneuer	$1,660,307	$3,840,318	$713,750	$6,214,374
Keith O. Cowan	—	—	—	—
Steven L. Elfman	$1,624,990	$3,600,086	—	$5,225,077
Robert L. Johnson	$739,715	$1,627,281	—	$2,366,997

(a)	Value has been calculated by multiplying the number of shares of Sprint common stock purchasable pursuant to the unvested portion of the option by the excess of $5.71 over the exercise price per share of the applicable portion of the option.
(b)	Represents the value of accelerated vesting of RSUs at target. Value has been calculated by multiplying the shares issuable under the RSUs by $5.71.
(c)	Value has been calculated by multiplying the number of restricted shares by $5.71.

(3)	Represents an estimate of the company-paid portion of continued group health and life insurance coverage for two years for the executive, and the maximum allowable outplacement benefits provided under the executive’s employment agreement. The amounts in this column consist of:

Name	Group Health and Life Insurance	Outplacement Benefits	Total
Daniel R. Hesse	$15,561	$35,000	$50,561
Joseph J. Euteneuer	$15,561	$35,000	$50,561
Keith O. Cowan	—	—	—
Steven L. Elfman	$11,119	$35,000	$46,119
Robert L. Johnson	$16,309	$50,000	$66,309

(4)	Keith O. Cowan left Sprint effective January 2, 2013, and will not receive any additional payments or benefits in connection with the SoftBank Merger.

Approval of this advisory (non-binding) proposal requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Sprint is requesting stockholders to adopt the following resolution:

“RESOLVED, that the stockholders of Sprint approve, on a nonbinding, advisory basis, the compensation that will or may become payable to the named executive officers of Sprint that is based on or otherwise relates to the SoftBank Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘Advisory Vote on Named Executive Officers’ Merger-Related Compensation Arrangements.’”

Sprint’s board of directors recommends that you vote “FOR” the Merger-Related Compensation Proposal.

Appraisal Rights

Under Section 17-6712 of the KGCC, any holder of Sprint common stock who does not wish to accept the per share consideration may dissent from the SoftBank Merger and elect to have the fair value of such stockholder’s shares of Sprint common stock (exclusive of any element of value arising from the accomplishment or expectation of the SoftBank Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 17-6712.

Under Section 17-6712, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 17-6712.

THIS PROXY STATEMENT-PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE FULL TEXT OF SECTION 17-6712 IS REPRINTED IN ITS ENTIRETY AS ANNEX F TO THIS PROXY STATEMENT-PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX F. ANY SPRINT STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX F CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

All references in Section 17-6712 and in this summary to a “stockholder” are to a record holder of the shares of Sprint common stock which appraisal rights are asserted. A person having a beneficial interest in “street name” in shares of Sprint common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause such record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Any record holder of Sprint common stock wishing to exercise the right to dissent from the SoftBank Merger and demand appraisal under Section 17-6712 must satisfy each of the following conditions:

•

deliver to Sprint a written demand for appraisal of such stockholder’s shares prior to the taking of the vote on the Merger Proposal at the special stockholders’ meeting, which demand will be sufficient if it reasonably informs Sprint of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares; and

•

not vote the holder’s shares of Sprint common stock in favor of the Merger Proposal at the special stockholders’ meeting. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must not vote in favor of or consent to the Merger Proposal.

Voting (in person or by proxy) against, abstaining from voting on or failing to vote on the Merger Proposal will not constitute a written demand for appraisal within the meaning of Section 17-6712. The written demand for appraisal of the stockholder’s shares must be in addition to and separate from any such proxy or vote. We advise any Sprint stockholder considering demanding appraisal to consult legal counsel.

Only a record holder of shares of Sprint common stock as of the meeting record date is entitled to assert appraisal rights for the shares of Sprint common stock registered in that holder’s name. A stockholder who elects to exercise appraisal rights pursuant to Section 17-6712 should mail or deliver a written demand to:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attn: Corporate Secretary

Within ten days after the effective date of the SoftBank Merger, the surviving corporation must send written notice that the SoftBank Merger has become effective to each dissenting stockholder of Sprint who has made a written demand for appraisal in accordance with Section 17-6712 and who has not voted in favor of or consented to the Merger Proposal.

During a 120 day period after the effective date of the SoftBank Merger, a dissenting stockholder who has complied with the appraisal provisions of Section 17-6712 and who makes a written request of the surviving corporation is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the SoftBank Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Sprint common stock. The surviving corporation must mail the statement within 10 days of receiving the dissenting stockholder’s written request of the statement, or within 10 days of the special stockholders’ meeting, whichever is later.

Within 120 days after the effective date of the SoftBank Merger, if the surviving corporation and any dissenting stockholders fail to agree upon the value of such stockholder’s common stock, either the surviving corporation or any dissenting stockholder who has properly submitted a written demand may file a petition in the Kansas district court demanding a determination of the value of the shares of Sprint common stock held by all dissenting stockholders. Notwithstanding this right of petition, any dissenting stockholder who has properly submitted a written demand may, within 60 days after the effective date of the SoftBank Merger, withdraw its demand for appraisal and accept the terms offered upon the SoftBank Merger, regardless of whether such stockholder has commenced or joined an appraisal proceeding.

If any stockholder files the petition, a copy of the petition must be served on the surviving corporation. Within 20 days after service of any such stockholder petition, the surviving corporation must file with the clerk of the same Kansas district court a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached.

At the hearing on such petition, the court shall determine the Sprint stockholders who have complied with the requirements of Section 17-6712 and are therefore entitled to appraisal rights. The court shall determine the fair value of the Sprint common stock exclusive of any element of value arising from the expectation or accomplishment of the SoftBank Merger, and shall direct the payment by Sprint or New Sprint of such value, together with interest, if any, to the stockholders entitled thereto.

Sprint is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 17-6712. Inasmuch as Sprint has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder’s previous written demand for appraisal.

Under the Merger Agreement, Sprint has agreed to give Parent prompt notice of any demands for appraisal received by Sprint prior to the effective time of the SoftBank Merger. Parent has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the KGCC. Sprint will not, except with the prior written consent of Parent, make any payment or settlement offer prior to the effective time of the SoftBank Merger with respect to any demands for appraisal.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 17-6712.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration set forth in the Merger Agreement by delivering to the surviving corporation a written withdrawal of such stockholder’s demands for appraisal, except that any such attempt to withdraw made more than 60 days after the effective date of the SoftBank Merger will require written approval of the surviving corporation. No appraisal proceeding in the Kansas district court shall be dismissed as to any stockholder without the approval of the Kansas district court, and such approval may be conditioned upon such terms as the Kansas district court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when such approval is required more than 60 days after the effective date of the SoftBank Merger, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding.

Failure to comply strictly with all of the procedures set forth in Section 17-6712 of the KGCC will result in the loss of a stockholder’s statutory rights.

THE PROCESS OF PERFECTING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE STOCKHOLDERS WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 17-6712. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 17-6712, SECTION 17-6712 SHALL CONTROL.

Listing of New Sprint Common Stock on the NYSE

New Sprint will use its reasonable best efforts to cause the shares of New Sprint common stock that are to be issued in connection with the SoftBank Merger to be approved for listing (subject to notice of issuance) on the NYSE, and the approval of such listing is a condition to the effective time of the SoftBank Merger. The proposed symbol for the New Sprint common stock is “S,” which is the current trading symbol for Sprint.

Delisting and Deregistration of Sprint Common Stock after the SoftBank Merger

If the SoftBank Merger is completed, the shares of Sprint common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Sprint will no longer file periodic reports with the SEC on account of its common stock.

Stockholder Lawsuits Challenging the SoftBank Merger

In October and November, a number of purported stockholders of Sprint filed complaints styled as class action lawsuits in the District Court of Johnson County, Kansas. The cases name as defendants Sprint Nextel Corporation, certain of Sprint’s directors and officers and SoftBank and certain of its subsidiaries. The Kansas state cases have been consolidated. Thereafter, another purported stockholder plaintiff filed a complaint in federal court in Kansas, making essentially the same allegations. The complaints allege, among other things, that Sprint’s board of directors conducted an unfair sales process resulting in an unfair consideration to the Sprint stockholders in the proposed SoftBank Merger. They assert that members of Sprint’s board of directors breached their fiduciary duties in agreeing to the terms of proposed SoftBank Merger and associated documents or investments by SoftBank, and that SoftBank aided and abetted in the breaches of fiduciary duties. In addition, the federal action alleges that the Sprint board of directors violated its fiduciary duties and federal securities laws by omitting material facts from the Registration Statement on Form S-4, of which this proxy statement-prospectus forms a part. The lawsuits seek to enjoin the proposed SoftBank Merger and seek unspecified monetary damages.

In December 2012 and January 2013, a number of purported stockholders of Clearwire filed complaints styled as class action lawsuits in the Delaware Court of Chancery and in the Superior Court of King County, Washington. The cases name as defendants certain of Clearwire’s directors and officers, and some of the cases name Sprint and one of its subsidiaries as well as SoftBank. Certain of the complaints allege that Sprint breached its fiduciary duties to the non-Sprint stockholders in connection with the Clearwire Acquisition. Furthermore, one of the complaints alleges that SoftBank aided and abetted the purported breaches of fiduciary duty by Sprint and the Clearwire board of directors and seeks to add SoftBank as a party. The lawsuits seek to enjoin the Clearwire Acquisition and seek unspecified monetary damages, and one of the Delaware state cases also seeks to enjoin the proposed SoftBank Merger. On February 11, 2013, the Washington cases were stayed in favor of the Delaware actions.

THE MERGER AGREEMENT

The following describes certain material provisions of the Merger Agreement entered into by SoftBank, Sprint, Parent and Merger Sub on October 15, 2012, as amended on November 29, 2012. The following description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. The rights and obligations of Sprint and the SoftBank Entities are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement-prospectus. All stockholders are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the SoftBank Merger, including the approval of the Merger Agreement. Various events contemplated by the Merger Agreement have occurred since its execution, and you should carefully read this proxy statement-prospectus in its entirety, including the section titled “The SoftBank Merger,” for a more complete understanding of the SoftBank Merger.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. These representations were made solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from what may be viewed as material by investors. These representations do not survive completion of the SoftBank Merger. For the foregoing reasons, one should not read them or any description thereof as characterizations of the actual state of facts or condition of the SoftBank Entities or Sprint, which are disclosed in the other information provided elsewhere in this proxy statement-prospectus or incorporated by reference herein.

SoftBank Entities. To accomplish the proposed acquisition and investment transactions between SoftBank and Sprint, SoftBank formed several new entities, all of whom (together with SoftBank) are parties to the Merger Agreement. These entities are: (i) HoldCo, a Delaware corporation wholly owned by SoftBank, (ii) Parent, a Delaware corporation wholly owned by HoldCo (generally referred to as “New Sprint” after the SoftBank Merger); and (iii) Merger Sub, a Kansas corporation wholly owned by Parent. SoftBank has agreed to cause HoldCo, Parent and Merger Sub to perform their respective obligations under the Merger Agreement. SoftBank, HoldCo, Parent and Merger Sub are referred to collectively, in the Merger Agreement and in this proxy statement-prospectus, as the “SoftBank Entities.”

Structure and Effect of the SoftBank Merger. At the closing, the following transactions will occur:

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SoftBank will contribute $17.04 billion of cash to New Sprint, of which amount $12.14 billion will be available for payment to Sprint’s stockholders on the terms and subject to the conditions set forth in the Merger Agreement, and $4.9 billion will continue to be held by New Sprint as of immediately following the SoftBank Merger.

•	Merger Sub will be merged with and into Sprint, with Sprint as the surviving corporation (the “SoftBank Merger”).

•	HoldCo’s ownership in Parent will be reclassified and converted into shares of New Sprint common stock as described in “The Merger Agreement—HoldCo Shares” below.

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HoldCo and New Sprint will enter into a warrant agreement whereby HoldCo will have a right to acquire up to 54,579,924 additional shares of New Sprint common stock, subject to adjustment and otherwise, on the terms set forth therein. The form of the warrant agreement is attached as Exhibit D to Annex A to this proxy statement-prospectus.

As a result of the SoftBank Merger, Sprint will become a wholly owned subsidiary of New Sprint. At the effective time of the SoftBank Merger, New Sprint will be renamed “Sprint Corporation.”

Closing and Effective Time of the SoftBank Merger. The Merger Agreement provides that the closing of the SoftBank Merger will take place three business days after the satisfaction or waiver (if permitted) of the conditions to the SoftBank Merger contained in the Merger Agreement, or, on such later date (not later than seven business days after such date) as Parent may designate in order to obtain the Debt Financing, or on such other date or at such other time as Parent and Sprint may mutually designate. The effective time of the SoftBank Merger will be the time when the certificate of merger for the SoftBank Merger is filed with the Kansas Secretary of State, or at such later time as may be specified in such certificate of merger, in accordance with the relevant provisions of Kansas law.

Merger Consideration. In the SoftBank Merger, each Sprint stockholder is entitled to elect to receive, with respect to each share of Sprint common stock owned by it, subject to the proration and allocation rules described in “The SoftBank Merger—Cash/Stock Proration and Allocation Rules” on page [—], either $7.30 in cash or one share of New Sprint common stock. If a Sprint stockholder owns more than one share of Sprint common stock, that stockholder may elect to receive cash as to some of its shares of Sprint common stock and New Sprint common stock as to other of its shares of Sprint common stock, subject to such proration and allocation rules. Under the terms of the Merger Agreement, because the aggregate cash consideration that Sprint stockholders will be entitled to receive in the SoftBank Merger is fixed at $12.14 billion, at the effective time of the SoftBank Merger, an aggregate of approximately 1,663,013,699 of the outstanding shares of Sprint common stock (representing approximately 55.43% of the outstanding Sprint common stock calculated as of the date of the Merger Agreement) will be entitled to be exchanged for $7.30 in cash (assuming there are no dissenting stockholders who perfect their appraisal rights). All remaining outstanding shares of Sprint common stock (representing approximately 44.57% of the outstanding Sprint common stock calculated as of the date of the Merger Agreement) will be exchanged for New Sprint common stock on a one-for-one basis. Between the date of this proxy statement-prospectus and the effective time of the SoftBank Merger, the number of shares of Sprint common stock outstanding may vary, and accordingly the number of shares of Sprint common stock that will ultimately be exchanged for shares of New Sprint common stock in the SoftBank Merger will also vary; provided, however, that pursuant to the terms of the Merger Agreement, in no event will the SoftBank Merger result in former Sprint stockholders and other former equityholders of Sprint owning in excess of approximately 30.358% of New Sprint.

Because Sprint stockholders may, in the aggregate, elect to receive more cash than the $12.14 billion that will be available under the Merger Agreement, or alternatively, Sprint stockholders may, in the aggregate, elect to receive more shares of New Sprint common stock than the number of shares of New Sprint common stock available for distribution under the Merger Agreement, the aggregate consideration will be among between the Sprint stockholders based on the proration and allocation rules in “The SoftBank Merger—Cash/Stock Proration and Allocation Rules” on page [—] that will govern the allocation of the cash and stock consideration. It is important to note that pursuant to these proration rules, Sprint stockholders that do not make a properly completed, timely election to receive either cash or shares of New Sprint common stock may receive an allocation of cash and shares of New Sprint common stock that is different from the allocation that is given to stockholders that make such an election.

Please note that Sprint stockholders will not be receiving any interest in SoftBank or SoftBank’s ordinary shares in connection with the SoftBank Merger or the other transactions described herein.

Fractional Shares of New Sprint Common Stock. Stockholders will not receive any fractional shares of New Sprint common stock in the SoftBank Merger. A Sprint stockholder who would have otherwise been entitled to receive a fraction of a share of New Sprint common stock (after aggregation of all shares held by the same stockholders) will instead receive a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $7.30.

Restricted Shares. The Merger Agreement provides that if any share of Sprint common stock outstanding immediately prior to the effective time of the SoftBank Merger is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other restricted stock agreement with Sprint or under which Sprint has any rights, and (ii) such restricted stock purchase agreement or other restricted stock agreement does not provide that the vesting of such share of Sprint common stock will fully accelerate at or prior to the effective time of the SoftBank Merger, then the merger consideration payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the effective time of the SoftBank Merger) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

Cancellation. Each share of Sprint common stock held by Sprint or any subsidiary of Sprint immediately prior to the effective time of the SoftBank Merger will cease to be outstanding and will be cancelled and extinguished without the payment of any consideration.

HoldCo Shares. In the SoftBank Merger, pursuant to the Merger Agreement and the organizational documents of New Sprint, all outstanding shares of New Sprint common stock held by HoldCo will be automatically reclassified into a number of shares of New Sprint common stock representing 69.642% of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the warrant contemplated by the warrant agreement and assuming there are no dissenting stockholders who perfect their appraisal rights), and the former stockholders and other former equityholders of Sprint will hold, collectively, shares of New Sprint common stock and other equity securities of New Sprint collectively representing 30.358% of the fully diluted equity of New Sprint (excluding shares of New Sprint common stock issuable upon exercise by HoldCo of the warrant contemplated by the warrant agreement).

Exchange Procedures. The Merger Agreement provides that not later than the effective time, New Sprint will deposit with the exchange agent cash in an amount equal to the aggregate amount of cash payable in the SoftBank Merger ($12.14 billion), certificates representing shares of New Sprint common stock issuable in the SoftBank Merger, and cash sufficient to make any payments in lieu of fractional shares of New Sprint common stock, in each case excluding amounts applicable to dissenting shares. The cash amounts and shares of New Sprint common stock so deposited with the exchange agent, together with any dividends or distributions received with respect to such shares, are referred to collectively as the “exchange fund.”

Promptly after the effective time of the SoftBank Merger, New Sprint will instruct the exchange agent to mail a letter of transmittal to the persons who (a) immediately prior to the effective time of the SoftBank Merger were record holders of certificates representing shares of Sprint common stock (“certificates”) or uncertificated shares of Sprint common stock represented by book-entry shares, and (b) did not duly submit a completed form of election prior to the election deadline. The letter of transmittal will contain such provisions as New Sprint may reasonably specify (including, in the case of holders of certificates, a provision confirming that delivery of certificates will be effected, and risk of loss and title to certificates will pass, only upon delivery of such certificates to the exchange agent), and instructions for use by non-electing shareholders in effecting the surrender of certificates and book-entry shares. Until surrendered, each certificate or book-entry share will be deemed, from and after the effective time of the SoftBank Merger, to represent solely the right to receive the applicable merger consideration for each share of Sprint common stock formerly evidenced by such certificate or book-entry share.

At the effective time of the SoftBank Merger, holders of Sprint common stock (other than Parent) will cease to have any rights as stockholders of Sprint, and the stock transfer books of Sprint will be closed with respect to all shares of Sprint common stock. No further transfer of any such shares of Sprint common stock will be made on such stock transfer books after the SoftBank Merger is effective.

Holders of certificates previously representing shares of Sprint common stock will not be paid dividends or distributions on any New Sprint common stock they are entitled to receive as merger consideration and will not be paid cash in lieu of a fractional share of New Sprint common stock as described below, until the Sprint share certificates are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by New Sprint after the effective time of the SoftBank Merger and any cash in lieu of a fractional share of New Sprint common stock will be paid without interest.

New Sprint may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against New Sprint with respect to alleged lost, stolen or destroyed certificates.

Any portion of the exchange fund that remains undistributed to holders of certificates or book-entry shares as of the first anniversary of the effective time of the SoftBank Merger will be delivered to New Sprint upon demand, and any holders of certificates or book-entry shares who have not theretofore surrendered their certificates or book-entry shares will thereafter look only to New Sprint for satisfaction of their claims for delivery of merger consideration. To the extent permitted by law, if any certificate representing Sprint common stock has not been surrendered by the earlier of (i) the fifth anniversary of the SoftBank Merger or (ii) the date immediately prior to the date on which the consideration that such certificate represents the right to receive would otherwise escheat to or become the property of any governmental body, then such consideration will become the property of Sprint as the surviving corporation in the SoftBank Merger, free and clear of any claim or interest of any person. Neither New Sprint nor any of its affiliates will be liable to any holder or former holder of Sprint common stock or to any other person with respect to any merger consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

Cash/Stock Proration and Allocation Rules. The proration rules applicable to the cash/stock elections to be made by Sprint stockholders have the potential to result in different outcomes based on Sprint stockholders’ differing elections for cash and stock consideration. If the cash proration rule applies, a Sprint stockholder that elects to receive cash for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock. If the stock proration rule applies, a Sprint stockholder that elects to receive shares of New Sprint common stock for its shares of Sprint common stock will instead receive a combination of cash and shares of New Sprint common stock.

In addition, whether or not either of the proration rules apply, Sprint stockholders who fail to elect either cash or shares of New Sprint common stock will be allocated and receive merger consideration (consisting of cash, shares of New Sprint common stock or a combination of the two) that cannot be predicted or determined until all elections by other Sprint stockholders have been made and taken into account, and will be determined based on the remaining mix of consideration after giving effect to all such other elections (subject to prorations).

Appraisal Rights. Shares of Sprint common stock as to which appraisal rights have been properly preserved under Section 17-6712 of the KGCC will not be converted into or represent the right to receive the merger consideration described above unless and until such rights are lost or are no longer properly preserved.

Stock Options. At the effective time of the SoftBank Merger, each Sprint stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be assumed by New Sprint and converted into and become an option to purchase New Sprint common stock. Each such stock option so assumed and converted will be for that number of whole shares of New Sprint common stock that is equal to the product of (i) the number of shares of Sprint common stock subject to such stock option multiplied by (ii) the “award exchange ratio” described below, and rounded down to the nearest whole share. The exercise price per share of New Sprint common stock for the converted options will be equal to the quotient obtained by dividing (x) the exercise price per share of Sprint common stock of such stock option by (y) the award exchange ratio, and rounded up to the nearest whole cent. The other terms of each Sprint stock option applicable before the conversion will continue to apply to the converted option after the conversion.

Award Exchange Ratio. The “award exchange ratio” is the sum of two components: (a) the “share exchange ratio,” which is the quotient obtained by dividing (x) the aggregate number of shares of New Sprint common stock available for distribution to Sprint stockholders in the SoftBank Merger by (y) the number of shares of Sprint common stock outstanding immediately prior to the effective time (excluding certain shares of Sprint common stock held by the SoftBank Entities); and (b) the “cash exchange ratio,” which is the quotient obtained by dividing (x) the amount determined by dividing $12.14 billion by the number of shares of Sprint common stock outstanding immediately prior to the effective time (excluding certain shares of Sprint common stock held by the SoftBank Entities), by (y) an amount equal to the volume weighted average trading price of New Sprint common stock on the NYSE over the five consecutive trading days immediately following (and exclusive of) the closing date of the SoftBank Merger. Subject to the foregoing, the award exchange ratio is generally intended to result in an exchange ratio that takes into account both the cash component and the stock component of the merger consideration otherwise payable to Sprint stockholders.

Restricted Stock Units. At the effective time of the SoftBank Merger, each RSU of Sprint that is outstanding immediately prior to the effective time of the SoftBank Merger, whether or not vested, will be converted into and become a right to be issued New Sprint common stock, with such conversion effected through New Sprint assuming such RSU. All rights with respect to Sprint common stock under RSUs assumed by New Sprint will be converted into rights to be issued New Sprint common stock upon settlement of such assumed RSUs. Any restriction on the issuance of shares under any RSU assumed by New Sprint will continue in full force and effect and the term, vesting schedule and other provisions of such RSU will otherwise remain unchanged as a result of the assumption of such RSU. As of the effective time of the SoftBank Merger, each such RSU as so assumed and converted will be for that number of shares of New Sprint common stock (after aggregating all fractional shares with respect to each award, rounded down to the nearest whole share) equal to the product of (i) the number of shares of Sprint common stock underlying to such RSU multiplied by (ii) the award exchange ratio described above.

Performance Units. At the effective time of the SoftBank Merger, each Sprint performance unit then outstanding, whether vested or not, will be assumed by New Sprint. Each assumed performance unit will be subject to, and vested on, the same terms and conditions applicable to such assumed performance unit (including under the terms of the applicable equity plan and the applicable agreement, if any) as of immediately prior to the effective time of the SoftBank Merger except that New Sprint’s board of directors or any committee thereof will succeed to the authority and responsibility of Sprint’s board of directors or a committee thereof with respect to each assumed performance unit.

Certain Additional Provisions. Each Sprint RSU and performance unit which vests subject to achievement of performance objectives that relate to performance periods that have not yet been completed as of the closing date will be converted as if target performance had been achieved as of the closing date but will continue to be subject to the existing vesting provisions during the applicable performance period (subject to satisfying such other applicable terms and conditions including continued employment or service), and from and after the effective time:

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the provisions under the award agreements for each award of Sprint stock options, RSUs and performance units will continue in full force and effect, including but not limited to the provisions relating to effects of a termination following a change in control; and

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if the holder of a performance unit experiences a termination of employment during the CIC severance protection period (as defined under the applicable Sprint plan) and such holder receives severance benefits under Sprint’s Separation Plan, Sprint’s Change in Control Severance Plan or an equivalent or greater severance benefit, then all outstanding performance units held by such individual will become vested and non-forfeitable, without pro-ration, and will be paid within thirty (30) days of such termination of employment, subject to applicable tax laws.

Employee Stock Purchase Plan. At the effective time of the SoftBank Merger, each outstanding option to purchase Sprint common stock under the ESPP will be assumed by New Sprint and converted into an option to purchase the number of shares of New Sprint common stock that is equal to the number of shares of Sprint common stock that could have been purchased before the SoftBank Merger upon the exercise of such ESPP option. The exercise price per share of New Sprint common stock for the converted ESPP option will be equal to 95% of the fair market value per share of New Sprint common stock on the purchase date.

Form S-8. Following the effectiveness of the SoftBank Merger, New Sprint will file a registration statement on Form S-8 with the SEC as to all shares of New Sprint common stock issuable with respect to the options and RSUs to be assumed by New Sprint pursuant to the Merger Agreement.

Assumption of Sprint Equity Plans. At the effective time of the SoftBank Merger, New Sprint may assume any or all of the Sprint equity plans. If New Sprint elects to do so, it will be entitled to grant stock awards using the share reserves of the applicable assumed Sprint equity plans immediately prior to the effective time of the SoftBank Merger (including any shares returned to such share reserves as a result of the termination of the converted options and converted RSUs), except that: (i) stock covered by such awards will be shares of New Sprint common stock; (ii) all references in such Sprint equity plan to a number of shares of Sprint common stock will be deemed amended to refer instead to that number of shares of New Sprint common stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the “award exchange ratio;” and (iii) New Sprint’s board of directors, or any committee of the board, will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to the administration of such assumed equity plan.

Deferred Compensation Plans. At the effective time of the SoftBank Merger, all accounts under Sprint’s deferred compensation plans which provide for hypothetical investments in Sprint common stock will be converted into hypothetical investment accounts for New Sprint common stock equal to the number of shares of Sprint common stock credited to such account immediately prior to the effective time multiplied by the “award exchange ratio.” These accounts will continue to be governed by the terms of the applicable deferred compensation plans except that New Sprint’s board of directors, or any committee of the board, will succeed to the authority and responsibility of Sprint’s board of directors or a committee of the board with respect to the administration of such plan.

Withholding Rights. The SoftBank Entities and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. To the extent that amounts are so deducted and withheld, and paid over to the appropriate governmental body, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the Sprint common stock in respect of which the deduction and withholding was made.

Representations and Warranties of Sprint. Sprint made a number of representations and warranties to the SoftBank Entities in the Merger Agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the transactions contemplated by the Merger Agreement. The representations given by Sprint covered the following topics, among others, as they relate to Sprint and its subsidiaries:

•	corporate organization and qualification to do business;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the transaction and authorization of the Merger Agreement;

•	the transactions contemplated by the Merger Agreement not resulting in a violation of Sprint’s organizational documents or contracts or applicable laws;

•	consents and regulatory approvals necessary to complete the SoftBank Merger;

•	capitalization;

•	filings and reports with the SEC, internal controls and financial statements;

•	the absence of material changes or events;

•	title to real properties and absence of liens;

•	insurance;

•	real property and leasehold interests;

•	rights to intellectual property;

•	data protection policies;

•	material contracts and governmental contracts;

•	compliance with laws, permits, licenses and spectrum leases;

•	corrupt practices and related business policies and practices;

•	taxes;

•	employee benefit plans and employment agreements;

•	labor and employment matters;

•	environmental matters and applicable laws;

•	transactions with affiliates;

•	legal proceedings, litigation and governmental orders;

•	waiver of the Kansas anti-takeover statute;

•	brokers and transaction-related fees and expenses; and

•	the opinions of Sprint’s financial advisors.

Representations and Warranties of the SoftBank Entities. The SoftBank Entities made a number of representations and warranties to Sprint in the Merger Agreement regarding matters pertinent to the transactions contemplated by the Merger Agreement. The representations given by the SoftBank Entities covered the following topics, among others, as they relate to the SoftBank Entities:

•	corporate organization and qualification to do business;

•	certificate of incorporation and bylaws;

•	ownership of HoldCo, Parent and Merger Sub shares;

•	authority to enter into the transaction and authorization of the Merger Agreement;

•	the transactions contemplated by the Merger Agreement not resulting in a violation of the organizational documents or contracts of the SoftBank Entities or applicable laws;

•	compliance with laws;

•	capitalization;

•	requirements as to approval of the SoftBank Merger by the stockholders of the SoftBank Entities;

•	the commitment letters obtained by SoftBank in connection with the SoftBank Merger;

•	brokers and transaction-related fees and expenses; and

•	tax matters in relation to the SoftBank Merger.

The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of SoftBank Entities.”

Access to Information. Until the closing of the SoftBank Merger, Sprint has agreed to afford the SoftBank Entities and their employees and representatives with reasonable access to the properties, books and records of Sprint and its subsidiaries (subject to specified exceptions), and to provide to the SoftBank Entities and their employees and representatives with such other information and documents as they may reasonably request, subject to applicable privacy laws. In particular, Sprint has agreed to provide to the SoftBank Entities copies of any material written communications (i) sent by or on behalf of Sprint to its stockholders or (ii) sent or received by Sprint or its subsidiaries to or from any credit ratings agency.

Sprint’s Conduct of Business Before the Completion of the SoftBank Merger. Sprint has agreed that until the earlier of the closing of the SoftBank Merger or the termination of the Merger Agreement, except as required by the Merger Agreement or by laws or orders, expressly permitted by the Merger Agreement, set forth in a schedule of exceptions or consented to by Parent, Sprint and its subsidiaries will:

•	operate their businesses in the ordinary course and in accordance with past practice and in compliance with applicable laws and material contracts in all material respects;

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use commercially reasonable efforts to preserve substantially intact its current business organization and keep available the services of its current officers and key employees and maintain its relations and goodwill with material suppliers, customers, creditors, licensors, licensees, distributors, resellers, employees and other persons having business relationships with Sprint and its subsidiaries; and

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promptly notify Parent of any written notice or other written communication of which Sprint has knowledge from any person alleging that the consent of such person is or may be required in connection with the SoftBank Merger, and any legal proceeding commenced, or, to the knowledge of Sprint, threatened in writing against, relating to, involving or otherwise affecting Sprint or any of its subsidiaries that relates to the closing of the SoftBank Merger.

Sprint has also agreed that until the earlier of the closing of the SoftBank Merger or the termination of the Merger Agreement, except as required by the Merger Agreement or by laws or orders, expressly permitted by the Merger Agreement, set forth in a schedule of exceptions or consented to by Parent, Sprint and its subsidiaries will conduct their businesses in compliance with specific restrictions relating to, among other things, the following:

•	authorization, declaration or payment of dividends or other distributions to stockholders;

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issuance, sale or other disposition of securities, except for the issuance of shares of Sprint common stock issuable upon exercise of outstanding stock options (including under the employee stock purchase plan) or vesting and settlement of RSUs;

•	amendment or waiver of rights under agreements and plans relating to employee equity compensation;

•	modification of organizational documents;

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mergers, consolidations and business combinations, and modification of capital stock structure through splits, combinations, reclassifications, redemptions or repurchases, in each case other than by, between or among wholly owned subsidiaries of Sprint;

•	acquisition of equity interests in or assets from third parties;

•	capital expenditures that, when added to all other capital expenditures of Sprint and its subsidiaries since the date of the Merger Agreement, exceed $8.5 billion;

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other than in the ordinary course of business, entry into, amendment, waiver or termination of material contracts, or grant of any material exclusive license or right with respect to any intellectual property;

•	the incurrence or guarantee of indebtedness or the making of loans;

•	establishment, adoption or amendment of employee equity compensation and other employee plans;

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payment of bonuses and increase in the compensation payable to Sprint’s directors or executive officers, other than routine, reasonable salary increases to employees in the ordinary course and in accordance with past practice and subject to other specified exceptions;

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other than in the ordinary course of business consistent with past practice, materially change any personnel policies or other business policies, or any of its methods of accounting (other than as required by law or generally accepted accounting principles;

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other than in the ordinary course of business consistent with past practice, make or change any material tax election, change an annual tax accounting period, adopt or change any tax accounting period, adopt or change any tax accounting method, file any amended tax return, or take certain other tax-related actions; and

•	the settlement of certain legal proceedings.

The agreements related to the conduct of Sprint’s business in the Merger Agreement are complex and not easily summarized. You are urged to carefully read the section of the Merger Agreement entitled “Operation of the Company’s Business.” The parties have agreed that nothing in the Merger Agreement gives any Parent Entity the right to control or direct any operations of Sprint or its subsidiaries prior to the closing of the SoftBank Merger, and that prior to the closing of the SoftBank Merger, Sprint and its subsidiaries will exercise complete control and supervision over their respective operations.

No Solicitation of Alternative Offers. Until the SoftBank Merger is completed or the Merger Agreement is terminated, Sprint has agreed that it (and other related entities or individuals) will not, directly or indirectly:

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solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer, proposal, indication of interest, inquiry or request for information (collectively “acquisition inquiry”) that constitutes or may reasonably be expected to lead to, any offer, proposal or indication of interest with respect to any “acquisition transaction” as defined below;

•	furnish any nonpublic information regarding Sprint or any of its subsidiaries in furtherance of any such acquisition inquiry;

•	engage any discussions or negotiations regarding any such acquisition inquiry; or

•	approve, endorse or recommend any offer or proposal relating to an acquisition transaction; or

•	enter into any letter of intent or similar document or agreement with respect to any acquisition inquiry or acquisition transaction.

However, Sprint may furnish information, enter into a confidentiality agreement with or enter into discussions or negotiations with, any person or entity in response to an unsolicited bona fide written proposal by the person or group relating to an acquisition transaction if:

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prior to the adoption of the Merger Agreement by Sprint’s stockholders, Sprint receives a bona fide, written offer or proposal for an acquisition transaction, which was not solicited in breach of (or otherwise result in the breach of) the terms of the Merger Agreement;

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Sprint’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the alternative transaction is or is reasonably likely to lead to a “superior offer” (as defined below) and that the action is necessary for Sprint’s directors to comply with their fiduciary duties under applicable law;

•	prior to furnishing information to any person or entity, Sprint:

•	provides written notice to Parent that it is doing so;

•	receives from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity which are at least as restrictive as the terms contained in the confidentiality agreement between Sprint and SoftBank dated July 23, 2012, as amended; and

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contemporaneously with furnishing information to any such person or entity, Sprint furnishes such information to Parent (to the extent that such nonpublic information has not been previously so furnished to Parent).

In connection with the foregoing rights, Sprint has agreed to promptly:

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advise Parent orally and in writing of the receipt of any proposal or inquiry relating to an acquisition transaction, the identity of the person making such proposal or inquiry, and a summary of material terms thereof;

•	provide Parent with a copy of such proposal or inquiry if it is in writing;

•	keep Parent reasonably informed as to the status of such proposal or inquiry and the status and terms of any proposed material modification thereto; and

•	refrain from entering into any agreement that would prevent it from providing such information to Parent.

An “acquisition transaction” means:

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any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving Sprint, where a third party (other than SoftBank and its affiliates) directly or indirectly acquires more than 20% of the outstanding shares of Sprint common stock or any other class of voting securities of Sprint or in which Sprint issues securities representing more than 20% of the outstanding securities of any class of voting securities of Sprint; or

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any sale, lease, exchange, transfer, license or disposition of assets or businesses of Sprint or its subsidiaries that account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of Sprint and its subsidiaries taken as a whole.

A “superior offer” means an unsolicited bona fide written offer made by a third party (other than SoftBank and its affiliates) relating to an acquisition transaction in which a third party seeks to acquire more than 50% of the outstanding shares of Sprint common stock or any other class of voting securities of Sprint, or all or substantially all of the consolidated assets of Sprint and its subsidiaries taken as a whole:

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that is on terms and conditions that Sprint’s board of directors (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisors, after taking into account all relevant factors as it considers to be appropriate, to be more favorable to Sprint’s stockholders from a financial point of view than the SoftBank Merger and the other transactions contemplated by the Merger Agreement (taken as a whole);

•	that Sprint’s board of directors determines, if it involves financing, only involves financing that is fully committed or reasonably determined to be available by Sprint’s board of directors; and

•	that is otherwise reasonably capable of being consummated on the terms proposed.

Right to Change Board Recommendation. Sprint has agreed that the recommendation of its board of directors in favor of the adoption of the Merger Agreement will not be withdrawn or modified in a manner adverse to Parent, and no resolution by Sprint’s board of directors or any committee thereof to withdraw or modify such recommendation in a manner adverse to Parent will be adopted or proposed, except that at any time prior to the adoption of the Merger Agreement by the requisite affirmative vote of the stockholders of Sprint, in the event that Sprint receives a bona fide written superior offer, and the Sprint board of directors determines that a failure to withdraw or modify such recommendation would be reasonably likely to constitute a breach of its fiduciary duties to stockholders under applicable law, the Merger Agreement provides Sprint with a right to withdraw or modify such recommendation. In connection with this right, Sprint has agreed:

•

to provide Parent with prior notice of any meeting of the Sprint board of directors at which the directors will consider whether a proposed acquisition transaction is a superior offer, which notice will specify the date and time of such meeting and the terms of the proposed acquisition transaction and will include a copy of any proposed acquisition agreement and the identity of the person making the acquisition proposal;

•	to provide Parent with written notice of any determination by the Sprint board of directors to the effect that the proposed acquisition transaction is a superior offer;

•	to refrain from making any change to such recommendation for five business days following delivery of such notice of the Sprint board of directors’ determination;

•	if requested by Parent, to engage in good faith negotiations with Parent during such five business day period regarding amendments to the Merger Agreement proposed by Parent; and

•

that at the end of the foregoing five business day period, such recommendation may only be withdrawn or modified if Sprint’s board of directors in good faith determines (after consultation with its outside legal counsel and financial advisors) that the acquisition proposal from the third party continues to constitute a superior offer and that the failure to withdraw or modify such recommendation would still be reasonably likely to constitute a breach of its fiduciary duties to stockholders under applicable law (taking into account any amendments to the terms of the Merger Agreement proposed by Parent in writing as a result of the negotiations described above).

Any material amendment or modification to a bona fide written acquisition proposal received by Sprint will constitute a new acquisition proposal, and will be subject to the same notice and negotiation requirements provided above, except that the notice period and the period during which Sprint is required to negotiate will be four business days, in the case of the first material modification or amendment to any such acquisition proposal, or three business days, in the case of any subsequent material amendment or modification to any such acquisition proposal.

Sprint’s board of directors is also permitted to withdraw or modify the recommendation of its board of directors in favor of the adoption of the Merger Agreement in the event of certain developments, changes in circumstance, events or occurrences described in the Merger Agreement that do not relate to any acquisition proposal, provided that Sprint’s board of directors had no knowledge, as of the date of the Merger Agreement, of such event (or, if it had such knowledge, the consequences of such event were not known or reasonably foreseeable), and Sprint and its board of directors comply with provisions similar to those described above with respect to superior offers.

Employee Benefits. New Sprint has agreed, from the effective time of the SoftBank Merger until the later of December 31, 2014 or the date that is eighteen months after the effective time of the SoftBank Merger, to provide to each group of similarly situated employees of Sprint and its subsidiaries base salary, target bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities provided to such group, in the aggregate, immediately prior to the closing of the SoftBank Merger.

New Sprint has also agreed, from the effective time of the SoftBank Merger until the second anniversary of the SoftBank Merger, to provide (i) employee benefits to each group of similarly situated employees of Sprint and its subsidiaries that are no less favorable, in the aggregate, than the employee benefits provided to such group immediately prior to the closing of the SoftBank Merger, and (ii) severance benefits to each employee of Sprint and its subsidiaries specified as of the time of the SoftBank Merger that are no less favorable than the severance benefits provided to such individual under Sprint plans and agreements providing for severance benefits immediately prior to the closing of the SoftBank Merger.

The Merger Agreement also permits Sprint, prior to the effective time of the SoftBank Merger, to:

•

make determinations in good faith of actual achievement, and pay awards in the ordinary course of business consistent with past practice, under Sprint’s existing short-term incentive plan in respect of the 2012 fiscal year; and

•

establish a short term incentive plan with respect to the 2013 fiscal year or parts of the 2013 fiscal year and corresponding performance measures, targets, maximums, award levels, eligibility and payment dates.

Following the closing of the SoftBank Merger, New Sprint will assume, honor, fulfill and discharge Sprint’s and its subsidiaries’ obligations under certain specified employee plans and agreements.

As of the closing of the SoftBank Merger, New Sprint has agreed to cause its third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to the covered employees under any welfare plans that such employees may be eligible to participate in after such effective time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied under any comparable employee benefit plan. In addition, New Sprint has also agreed to give covered employees full credit for purposes of eligibility, vesting and level of benefits (including for purposes of paid time off, severance and short-term disability benefits, but not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by New Sprint or any of its affiliates for such covered employees’ service with Sprint or any of its affiliates to the same extent that such service was credited under any comparable employee benefit plan immediately prior to the effective time of the SoftBank Merger (except to the extent such crediting of service would result in duplication of benefits).

New Sprint has also acknowledged that a “change in control,” “change of control” or term of similar import will occur upon the effective time of the SoftBank Merger for the purposes of each Sprint employee plan and agreement.

Indemnification and D&O Insurance. New Sprint has agreed that the obligations of Sprint and its subsidiaries pursuant to their respective charter documents and indemnification agreements between Sprint and its subsidiaries and their respective officers, directors and employees with respect to exculpation, indemnification and advancement of expenses entered into before the date of the Merger Agreement will survive the SoftBank Merger and will continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are permitted under Kansas law. New Sprint has also agreed that for a period of six years from the effective time of the SoftBank Merger, it will cause its subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such charter documents as in effect as of the date of Merger Agreement or in any such indemnification agreements. New Sprint has also agreed that for six years after the effective time of the SoftBank Merger, it will cause Sprint to indemnify such officers, directors and employees to the extent of the indemnification provisions included in Sprint’s certificate of charter documents in effect at the time the Merger Agreement was signed.

In addition, New Sprint has agreed that prior to the effective time of the SoftBank Merger, Sprint will be permitted to purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Sprint and its subsidiaries with respect to matters arising at or prior to the effective time of the SoftBank Merger, provided that the maximum annual premium will not exceed 300% of the annual premium paid by Sprint in 2012 for its existing directors’ and officers’ liability insurance policies, and if such insurance would exceed more than 300% of the current premium paid by Sprint, Sprint will purchase the maximum coverage possible for such an amount.

Consents and Regulatory Filings. Each of the SoftBank Entities and Sprint has agreed to use its reasonable best efforts to:

•

make all necessary filings and submissions, including those required by the FTC or the DOJ, the FCC, CFIUS and DSS, required in connection with the authorization, execution and delivery of the Merger Agreement and the closing of the SoftBank Merger and the other transactions contemplated by the Merger Agreement, and to submit promptly any additional information required in connection with such filings and submissions; and

•

take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the Merger Agreement and applicable laws to satisfy the conditions to the SoftBank Merger set forth in the Merger Agreement, including as related to obtaining necessary governmental approvals.

These agreements to use reasonable best efforts do not obligate any party to take or omit to take any action that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Sprint, its subsidiaries and Clearwire Corporation, taken as a whole, or on the SoftBank Entities and their respective subsidiaries, taken as a whole. However, Parent and Sprint have additionally undertaken in the Merger Agreement to:

•

take all steps advisable, necessary or desirable to successfully complete the CFIUS review process in connection with the SoftBank Merger, including agreeing to any action, restriction or condition proposed by CFIUS or another governmental body as a condition to obtaining the approval of CFIUS; and

•	accept all restrictions or conditions imposed or requested by DSS on the conduct, structure or operation of any business of Sprint, its subsidiaries and Clearwire Corporation.

Notice of Certain Matters. Sprint and Parent have agreed to notify each other after obtaining knowledge of:

•

any event, condition, fact or circumstance that caused or constitutes an inaccuracy in any representation or warranty made by such party in the Merger Agreement, to the extent that such inaccuracy would reasonably be expected to cause the condition to the obligations of the other party associated with the accuracy of the first party’s representations and warranties in the Merger Agreement to fail to be satisfied; and

•

any breach of any covenant or obligation of such party, to the extent that such breach would reasonably be expected to cause the condition to the obligations of the other party associated with the compliance by the first party with its covenants in the Merger Agreement to fail to be satisfied.

Sprint has further agreed to notify Parent of any event, condition, fact or circumstance that individually or in the aggregate has had or would reasonably be expected to have or result in a “material adverse effect” on Sprint as defined in the Merger Agreement.

Public Announcements. Each of the SoftBank Entities and Sprint has agreed to consult with each other before issuing any press release with respect to the SoftBank Merger or the Merger Agreement and (subject to specified exceptions) has agreed not to issue such press release or make any public statement without the prior written consent of the other party.

Listing of Shares of New Sprint Common Stock. New Sprint has agreed to use its reasonable best efforts to cause the shares of New Sprint common stock issued to Sprint stockholders in the SoftBank Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to or contemporaneously with the closing of the SoftBank Merger. The proposed ticker symbol for New Sprint common stock is “S,” the same ticker symbol currently used by Sprint.

Tax Treatment. Each of the SoftBank Entities and Sprint has agreed to use its commercially reasonable efforts to cause the exchanges that occur pursuant to the SoftBank Merger, taken together, to qualify as exchanges described in Section 351 of the Internal Revenue Code, and not take any action reasonably likely to cause the exchanges not to so qualify. Each of Sprint, on the one hand, and HoldCo and Parent, on the other hand, has agreed to use its reasonable best efforts to obtain a tax opinion with respect to the foregoing from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Sprint (or if applicable, an alternate tax counsel).

Financing. Concurrently with the execution of the Merger Agreement, SoftBank furnished to Sprint copies of commitment letters pursuant to which certain lenders described elsewhere in this proxy statement-prospectus have committed to provide the Debt Financing to SoftBank in connection with the SoftBank Merger and the other transactions contemplated by the Merger Agreement.

SoftBank has agreed to use its reasonable best efforts to obtain the Debt Financing on terms and conditions described in such commitment letters (including in negotiating definitive financing documents and satisfying conditions to funding set forth therein) and to keep Sprint informed on a regular basis and in reasonable detail of the status of its efforts to arrange such Debt Financing. SoftBank has the right to amend, replace or modify such commitment letters or otherwise obtain alternate Debt Financing, so long as such amendment, replacement, modification or substitution:

•	does not impose additional conditions precedent to funding or otherwise materially and adversely impact SoftBank’s ability to enforce its rights against prospective lenders;

•	would not reasonably be expected to prevent, impede or delay the closing of the SoftBank Merger;

•	would not adversely and materially impact the ability of SoftBank to enforce its rights against the lenders or under the definitive financing documents with respect thereto; and

•	would not reduce the aggregate amount of the financing under the commitment letters.

SoftBank has agreed to promptly notify Sprint if any portion of the Debt financing becomes unavailable on the terms and conditions contemplated in the commitment letters, and to use its reasonable best efforts to promptly seek to obtain alternative financing on financial terms not more favorable to SoftBank and subject to conditions not less favorable to SoftBank in an amount sufficient to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable following the occurrence of such event. SoftBank has further agreed to use its reasonable best efforts to obtain all requisite consents or waivers under its existing indebtedness as to which any default or event of default or any prepayment right or prepayment obligation would otherwise occur in connection with the SoftBank Merger or Merger Agreement, or, in the alternative, to repay any such indebtedness.

Sprint has agreed to reasonably cooperate, and to cause its subsidiaries and representatives to reasonably cooperate, with SoftBank’s efforts to obtain Debt Financing in respect of the SoftBank Merger and the other transactions contemplated by the Merger Agreement.

Stockholder Litigation. Each of Sprint, on the one hand, and the SoftBank Entities, on the other hand, has agreed to:

•

promptly advise the other in writing of any legal proceeding threatened, commenced or asserted against it or any of its stockholders, directors, officers or affiliates relating to the SoftBank Merger; and

•	give the other party the opportunity to reasonably participate in the defense or settlement of any such legal proceeding.

Section 16 Matters. Sprint and New Sprint will take all steps as may be required to cause any dispositions of Sprint common stock or acquisitions of New Sprint common stock resulting from the SoftBank Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Sprint or New Sprint, as applicable, to be exempt under Rule 16b-3 under the Exchange Act.

Resignation of Officers and Directors. Sprint has agreed to use its commercially reasonable efforts to obtain and deliver to Parent upon or prior to the SoftBank Merger the resignation of each director of Sprint and, to the extent requested by Parent, each officer of Sprint. Each such resignation of an officer shall be effective as of, and conditioned on, such individual becoming a corresponding officer of New Sprint.

Conditions to the Completion of the SoftBank Merger. In addition to certain conditions applicable only to the SoftBank Entities (on the one hand) or Sprint (on the other hand) described below, the obligations of the SoftBank Entities and Sprint to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the closing of the SoftBank Merger of the following conditions, which may be waived by Parent and Sprint (to the extent legally permissible):

•

the registration statement of which this proxy statement-prospectus forms a part, having been declared effective, no stop order suspending its effectiveness having been issued by the SEC and no proceeding for suspension of its effectiveness having been initiated by the SEC;

•	the Merger Agreement having been adopted by the requisite affirmative vote of the stockholders of Sprint;

•

the waiting period applicable to the closing of the SoftBank Merger under the HSR Act having expired or been terminated and any waiting period under any foreign antitrust competition law or consent, or other foreign legal requirement having expired, been terminated or obtained, as applicable, subject to materiality;

•	the consent of the FCC and all required consents from state telecom commissions having been obtained;

•

Parent having received written confirmation from CFIUS that it has completed its review or investigation and determined that there are no unresolved national security concerns with respect to the SoftBank Merger;

•

if required by DSS, DSS having approved a plan to operate the business of New Sprint and its subsidiaries pursuant to a FOCI mitigation agreement or accepted a commitment from the parties to implement such an agreement following the SoftBank Merger;

•	the New Sprint common stock to be issued in the SoftBank Merger having been approved for listing (subject to notice of issuance) on the NYSE;

•

no restraining order, injunction, statue, rule or regulation having been issued, enacted or effective that has the effect of making the SoftBank Merger illegal or otherwise prohibiting the closing of the SoftBank Merger; and

•

no legal proceeding instituted by a government body challenging or seeking to restrain or prohibit the SoftBank Merger, or threat by any U.S. federal government body to institute such a legal proceeding, remaining outstanding.

In addition to the conditions applicable to both the SoftBank Entities and Sprint described above, the obligations of the SoftBank Entities to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the closing of the SoftBank Merger the following additional conditions, which may be waived by Parent (to the extent legally permissible):

•

Sprint’s representations and warranties having been accurate as of the date of the Merger Agreement, and being accurate as of the closing date of the SoftBank Merger, except for those representations and warranties made as of a specific earlier date, which must have been accurate as of such earlier date, other than such failures to be accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that certain “designated representations” of Sprint must have been and must be accurate in all material respects;

•

Sprint having complied with or performed in all material respects its covenants and obligations required by the Merger Agreement to be complied with or performed by Sprint at or before the closing of the SoftBank Merger;

•	a subsidiary of Sprint having acquired from Eagle River the Eagle River Clearwire Interests;

•

with respect to Sprint’s outstanding indebtedness as to which any default or prepayment right or obligation could occur as a result of the consummation of the SoftBank Merger and any ratings downgrade (and thus excludes any indebtedness described in the immediately succeeding paragraph), (i) Moody’s Investors Service or Standard & Poor’s Rating Services having advised Parent or Sprint that the rating of Sprint or its indebtedness after giving effect to the SoftBank Merger will be no less than the rating assigned by such rating agency as of the date of the Merger Agreement, (ii) Sprint or Parent having obtained a consent or waiver from the requisite lenders in respect of the closing of the SoftBank Merger, or (iii) Sprint having sufficient cash and cash equivalents or arranged financing that, collectively, is sufficient to pay in full all such indebtedness;

•

with respect to Sprint’s outstanding indebtedness as to which any default or prepayment right or obligation could occur solely as a result of the change of control that will result at the closing of the SoftBank Merger, (i) if the obligation to repay such indebtedness is a right of prepayment or otherwise determined solely by the relevant creditor(s) after the completion of the SoftBank Merger, Sprint having sufficient cash and cash equivalents to pay in full all such indebtedness, and (ii) with respect to all other such indebtedness, Sprint having obtained a consent or waiver to such change of control from the requisite lenders in respect of the SoftBank Merger, or Sprint having repaid such indebtedness in full;

•

the number of shares of Sprint common stock owned by Sprint stockholders who are entitled to and have preserved appraisal rights under Section 17-6712 of the KGCC representing less than 10% of Sprint’s common stock outstanding immediately prior to the closing of the SoftBank Merger; and

•

there not having occurred since the date of the Merger Agreement a “material adverse effect” with respect to Sprint (a “material adverse effect” is defined in the Merger Agreement to include any effect, change, event or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on, (a) the business, financial condition or results of operations of Sprint, or (b) the ability of Sprint to consummate the SoftBank Merger or any of the other related transactions, subject to certain exceptions, including: (i) any (A) changes since the date of the Merger Agreement in general economic, political, regulatory or legislative conditions or the securities, credit, debt, financial or other capital markets in the United States, Japan or worldwide, (B) changes since the date of the Merger Agreement in conditions generally affecting the industry in which Sprint operates, (C) changes since the date of the Merger Agreement in generally accepted accounting principles, (D) changes since the date of the Merger Agreement in applicable law, (E) the outbreak, escalation or worsening of hostilities, any acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, or (F) any legal proceeding commenced after the date of the Merger Agreement against Sprint or any of its officers or directors arising out of or relating to the Merger Agreement, the Bond Purchase Agreement or the related transactions; (ii) the execution and delivery of the Merger Agreement or the announcement and pendency of the Merger Agreement or the SoftBank Merger; (iii) any failure to meet Sprint’s estimates, projections or forecasts for any period; (iv) any action required to be taken or required to be omitted to be taken by Sprint by the terms of the Merger Agreement or required by SoftBank Entities; (v) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather condition; or (vi) any decline in the market price or trading volume of Sprint common stock).

In addition to the conditions applicable to both the SoftBank Entities and Sprint described above, the obligation of Sprint to complete the SoftBank Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction at or prior to the closing of the SoftBank Merger of the following additional conditions, which may be waived by the Sprint (to the extent legally permissible:

•

the SoftBank Entities’ representations and warranties having been accurate as of the date of the Merger Agreement, and being accurate as of the closing date of the SoftBank Merger, except for those representations and warranties made as of a specific earlier date, which must have been accurate as of such earlier date, except where the failure of the representations and warranties of the SoftBank Entities to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to complete the SoftBank Merger;

•

the SoftBank Entities having complied with or performed in all material respects their respective covenants and obligations required by the Merger Agreement to be complied with or performed by them at or before the closing of the SoftBank Merger;

•	HoldCo having contributed not less than $17.04 billion of cash to New Sprint; and

•	the tax opinion described in “Material United States Federal Income Tax Consequences of the SoftBank Merger” beginning on page [—] having been delivered.

Termination of the Merger Agreement. The Merger Agreement may be terminated:

•	by mutual written consent of Parent and Sprint at any time prior to the closing of the SoftBank Merger;

•

by either Parent or Sprint, if the SoftBank Merger has not been completed on or before the End Date, except that this right to terminate the Merger Agreement is not available to any party if the failure to complete the SoftBank Merger by such date has principally been caused by, or has resulted from, a failure on the part of such party to perform any covenant or obligation in the SoftBank Merger required to be performed by such party pursuant to the Merger Agreement, except that Parent may in the event of a “financing failure” still terminate the Merger Agreement under this provision;

•

by either Parent or Sprint, at any time prior to the End Date if a U.S. court or governmental authority has issued a final and nonappealable order, writ, injunction, judgment or decree, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the SoftBank Merger, except that this right to terminate the Merger Agreement is not available to any party that has failed to comply with its obligations with respect to seeking and obtaining the necessary regulatory consents and approvals to complete the SoftBank Merger; or

•

by either of Parent or Sprint, if Sprint’s special stockholders’ meeting to vote on the Merger Proposal has been held and completed, Sprint’s stockholders have taken a final vote on the Merger Proposal and the Merger Agreement has not been adopted by the required vote.

Parent may also terminate the Merger Agreement (i) upon a breach by Sprint of any of its representations, warranties, covenants or agreements in the Merger Agreement, subject to certain materiality requirements, or if any of Sprint’s representations or warranties have become untrue, subject to certain materiality requirements, after the date of the Merger Agreement, but only if the corresponding condition to the closing of the SoftBank Merger would not be satisfied, and the breach cannot be cured or was not cured within 30 days of written notice of such breach from Parent to Sprint, or (ii) if, prior to the adoption of the Merger Agreement by Sprint’s stockholders a “triggering event” occurs, which is defined to include any of the following events or circumstances:

•

Sprint fails to include in this proxy statement-prospectus, or amends this proxy statement-prospectus to exclude, the recommendation of Sprint’s board of directors in favor of the approval of the Merger Proposal;

•

Sprint’s board of directors withdraws, changes, modifies or amends (or publicly announces the withdrawal, change, modification or amendment of) its recommendation in favor of the approval of the Merger Proposal in a manner adverse to Parent or publicly proposes or states that it intends to do so;

•

Sprint enters into a letter of intent or similar document or other contract contemplating an alternative acquisition transaction or any offer or proposal with respect to an alternative acquisition transaction; or

•

a tender offer or exchange offer relating to outstanding shares of Sprint common stock has commenced, and Sprint’s board of directors has not recommended rejection of the tender offer or exchange offer by its stockholders within ten business days of its commencement.

Sprint may also terminate the Merger Agreement:

•

upon a breach by a SoftBank Entity of any of its representations, warranties, covenants or agreements in the Merger Agreement, subject to any materiality requirements, or if any SoftBank Entity’s representations or warranties have become untrue, subject to any materiality requirements, after the date of the Merger Agreement, but only if the corresponding condition to the closing of the SoftBank Merger would not be met, and the breach cannot be cured or was not cured within 30 days of written notice of such breach from Sprint to Parent;

•

if Sprint’s board of directors authorizes Sprint to enter into a binding written agreement concerning an alternative acquisition transaction that constitutes a superior offer, and Sprint has complied with all of its related obligations under the Merger Agreement, which include complying with all of the requirements that must be satisfied before Sprint’s board of directors withdraws or modifies in a manner adverse to Parent its recommendation that Sprint’s stockholders vote in favor of the adoption of the Merger Agreement, and Sprint’s board of directors determining in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to terminate the Merger Agreement under the circumstances described above would be reasonably likely to constitute a breach of its fiduciary duties to Sprint’s stockholders under applicable law;

•

if all of the conditions to the SoftBank Entities’ obligations to complete the SoftBank Merger (other than those that by their nature are to be satisfied at the closing of the SoftBank Merger) have been satisfied, Sprint notifies Parent that all of the conditions to Sprint’s obligations to complete the SoftBank Merger (other than those that by their nature are to be satisfied at the closing of the SoftBank Merger) have been satisfied or will be waived, the SoftBank Merger is not completed within 11 business days after delivery of such notice, and such failure of the SoftBank Merger to be timely completed does not result from a material failure on the part of Sprint to perform its obligations in the Merger Agreement; or

•

if during the period of 30 business days beginning on April 15, 2013, if SoftBank is not a party to one or more commitment letters or definitive agreements that provide for debt financing available to be borrowed during a period that begins on or prior to April 15, 2013, and ends no earlier than the End Date (such termination right, together with the termination right described in the immediately preceding paragraph, each being a “specified financing-related termination”).

Effect of Termination of the Merger Agreement. In the event of the termination of the Merger Agreement, with limited exceptions specified in the Merger Agreement, the provisions of the Merger Agreement will be of no further force or effect, and subject to the specific provisions of the Merger Agreement that govern Parent’s obligation to obtain financing and the consequences of failing to do so, the termination of the Merger Agreement will not relieve any party from any liability for any fraud or willful breach of the Merger Agreement by such party. No termination of the Merger Agreement will in any way affect any of the parties’ rights or obligations under the Bond Purchase Agreement.

Termination Fee; Expenses. Except as described below, each party has agreed to pay all expenses it incurs in connection with the Merger Agreement and the SoftBank Merger, whether or not the SoftBank Merger is completed.

Parent and Sprint have agreed to share equally all fees and expenses other than attorney’s fees incurred in connection with the filing, printing and mailing of this proxy statement-prospectus, the registration statement of which it forms a part and any amendments or supplements thereto.

Sprint has agreed to pay Parent a termination fee in the amount of $600 million if the Merger Agreement is terminated:

•

by Sprint or Parent by reason of the SoftBank Merger not having been completed by the End Date, or by reason of the Merger Agreement having failed to receive the requisite affirmative vote of the stockholders of Sprint, and in either case (a) at or prior to the time of the termination of the Merger Agreement a proposal or offer for an alternative acquisition transaction shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn, (b) at the time of any termination of the Merger Agreement (if the termination is by reason of the SoftBank Merger not having been completed by the End Date) the antitrust and regulatory conditions in the Merger Agreement shall have been satisfied but a final vote by the holders of Sprint common stock on the adoption of the Merger Agreement shall not have taken place, and (c) on or prior to the first anniversary of such termination, either an alternative acquisition transaction is consummated or a definitive agreement relating to an alternative acquisition transaction is entered into and, following such first anniversary, such transaction is consummated;

•	by Parent, if at any time prior to the adoption of the Merger Agreement by Sprint’s stockholders, a triggering event occurs; or

•

by Sprint, if the Sprint board of directors authorizes Sprint to enter into a binding written agreement concerning an alternative acquisition transaction that constitutes a superior offer, and Sprint has complied with all of its related obligations under the Merger Agreement.

In addition, Sprint has agreed to reimburse the SoftBank Entities for all documented fees and expenses incurred, paid or payable in connection with their preparation, negotiation and performance of the Merger Agreement, the commitment letters and all related agreements and documents, their due diligence investigation of Sprint and its subsidiaries, and in connection with the SoftBank Merger and the other transactions contemplated by the Merger Agreement, in an amount not to exceed $75 million, if the Merger Agreement is terminated by Sprint or Parent by reason of its failure to receive the requisite affirmative vote of the stockholders of Sprint at Sprint’s special stockholders’ meeting under circumstances where the $600 million fee described above is not otherwise payable.

Reverse Termination Fee. Parent has agreed to pay Sprint a “reverse termination fee” in the amount of $600 million if the Merger Agreement is terminated:

(i)	(a) by Sprint or Parent, by reason of the fact that the SoftBank Merger has not been completed on or before the End Date; or

(b)	by Sprint, upon an uncured breach, subject to materiality requirements, by a SoftBank Entity of any of its representations, warranties or covenants in the Merger Agreement; and

(ii)	in the case of any such termination (x) all of the conditions to the closing of the SoftBank Merger (other than those that by their nature are to be satisfied at the closing of the SoftBank Merger) have been satisfied or waived and (y) any financing party to the SoftBank Entities’ commitment letters or definitive financing agreements fails or refuses to provide a portion of the Debt Financing to the SoftBank Entities after being notified (if such person is a party to definitive agreements related to the Debt Financing and as provided in such definitive agreements) of the proposed the closing of the SoftBank Merger.

The reverse termination fee in the amount of $600 million is also payable by Parent to Sprint upon any specified financing-related termination (as defined above).

Sprint’s right to receive the reverse termination fee under any of the circumstances described above will, in the circumstances in which such fee is payable, be the sole and exclusive remedy of Sprint, its subsidiaries and their respective stockholders and affiliates against the SoftBank Entities or any of their related persons for any failure of the SoftBank Merger to be completed, and any breach by any of the SoftBank Entities of its obligation to complete the SoftBank Merger or any other covenant, obligation, representation or other provision set forth in the Merger Agreement, and after payment of the reverse termination fee none of the SoftBank Entities nor any of their related persons will have any further liability or obligation in connection with the Merger Agreement, the SoftBank Merger or any of the other transactions contemplated by the Merger Agreement.

Extension, Waiver and Amendment of the Merger Agreement. Sprint and the SoftBank Entities may amend the Merger Agreement at any time prior to the closing of the SoftBank Merger. However, after the adoption of the Merger Agreement by the Sprint stockholders, Sprint and the SoftBank Entities may not amend the Merger Agreement if the amendment by law would require further approval by Sprint’s stockholders, unless such further approval is in fact obtained.

At any time prior to the closing of the SoftBank Merger, any party may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the Merger Agreement or waive compliance by the other party with any agreement or condition contained in the Merger Agreement.

Specific Performance of the Merger Agreement. Generally, in the event of any breach or threatened breach by any party of any covenant or obligation in the Merger Agreement, the other parties will be entitled to seek a decree or order of specific performance to enforce such covenant or obligation and an injunction restraining such breach or threatened breach, including the right for Sprint to seek to require SoftBank to issue a borrowing certificate, borrowing notice or similar document pursuant to any definitive finance documents entered into pursuant to the Debt Financing (subject to satisfaction of the borrowing conditions thereunder) in order to permit the closing of the SoftBank Merger to occur. However, if any of the Lenders refuse or fail, for any reason, to provide a portion of the Debt Financing as to which it had committed after being notified of the proposed the effective time of the SoftBank Merger, Sprint will not be entitled to seek or obtain any injunction or injunctions to prevent breaches or threatened breaches of any of the financing-related covenants in the Merger Agreement by the SoftBank Entities or to specifically enforce the terms and provisions of any of such covenants, and Sprint’s sole remedy with respect to any failure of SoftBank to obtain such financing is the right to receive the reverse termination fee of $600 million described above under the circumstances in which such fee is payable.

THE BOND PURCHASE AGREEMENT

The following describes certain material provisions of the Bond Purchase Agreement entered into on October 15, 2012, between Sprint and Parent. The following description is subject to, and qualified in its entirety by reference to, the Bond Purchase Agreement, which is incorporated in this proxy statement-prospectus by reference. All Sprint stockholders are urged to read the Bond Purchase Agreement along with the Merger Agreement, carefully and in its entirety.

Amount and Maturity

Pursuant to the Bond Purchase Agreement, on October 22, 2012, Sprint issued and Parent purchased the Bond in the principal amount of $3.1 billion, which matures on October 15, 2019. The Bond may not be voluntarily prepaid in whole or in part before such date. If the Bond becomes due and payable by reason of an event of default and the Bond is not convertible under the terms of the Bond Purchase Agreement, then Parent may, in its sole discretion, elect to defer repayment (and interest will continue to accrue) until the Bond becomes convertible.

Interest

Interest on the Bond accrues at 1.0% per year, which is payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013. Accrued and unpaid interest on any portion of the Bond that is converted will be paid in cash simultaneously with the delivery of shares of Sprint common stock. If any principal of or interest on the Bond is not paid when due, interest on the Bond will accrue at a rate of 2.0% per year.

Conversion of the Bond

At any time after the Merger Agreement has been terminated and the SoftBank Merger has not occurred (such event, the “Termination Event”), Parent (or any permitted transferees holding all or portions of the Bond) may convert the Bond (or portions thereof) into Sprint common stock, subject to receipt of all required regulatory approvals. If all required regulatory approvals have not been obtained following the Termination Event, Parent may, at its option in its sole discretion, sell any or all of the Bond (1) to an underwriter who will convert the Bond and sell the shares of Sprint common stock issuable upon conversion of the Bond in an underwritten public offering on behalf of Parent or (2) to a financial institution that will convert the Bond and sell shares of Sprint common stock in an transaction exempt from or not subject to registration under the Securities Act on behalf of Parent. Subject to election by Parent, the Bond will automatically convert into Sprint common stock immediately prior to a change of control with respect to Sprint. In addition, the Bond will automatically convert to shares of Sprint common stock immediately prior to the effective time of the SoftBank Merger. Parent has the right to convert the Bond immediately prior to any repayment of the Bond. The conversion rate of the Bond is 190.476190322581 shares of Sprint common stock for each $1,000 of principal (equivalent to 590,476,190 shares of Sprint common stock in the aggregate), subject to certain adjustments, with cash being paid in lieu of any fractional shares, except that in the case of the automatic conversion immediately prior to the effective time of the SoftBank Merger, the conversion rate will be equal to the number of shares obtained by dividing $1,000 by the closing sale price of Sprint common stock for the trading day immediately prior to the day of the closing of the SoftBank Merger, subject to certain adjustments. In the event that the conversion rate for the automatic conversion of the Bond immediately prior to the effective time of the SoftBank Merger results in a rate below 190.476190322581 shares of Sprint common stock for each $1,000 of principal, the initial conversion rate will be used instead. Additionally, the conversion rate will be adjusted in the event of, among other things, a subdivision of Sprint common stock, a combination of Sprint common stock, the issuance of Sprint common stock as a dividend or distribution, a distribution to substantially all of the holders of Sprint common stock of rights, options or warrants to purchase Sprint common stock at a below market price, a reclassification, recapitalization or change of Sprint common stock, or certain tender or exchange offers for Sprint common stock. Pursuant to the terms of the Bond Purchase Agreement, the conversion rate will never be adjusted below the initial conversion rate, other than with respect to a combination of Sprint common stock.

Board Representation

The Bond Purchase Agreement provides that if the Bond has been fully converted into Sprint common stock following the Termination Event, then as long as Parent and its affiliates own (a) at least 10% of the total shares of Sprint common stock, Parent will have the right to designate two members to Sprint’s board of directors and (b) less than 10% but greater than or equal to 5% of the total number of shares of Sprint common stock, Parent will have the right to designate one member to Sprint’s board of directors. If Parent and its affiliates own less than 5% of the total number of shares of Sprint common stock, Parent will have no director designation rights. In addition, Parent’s rights to designate directors on Sprint’s board of directors will terminate if Parent sells or disposes of its economic interest in any shares of Sprint common stock issued upon conversion of the Bond. The Bond Purchase Agreement provides that Sprint will use its commercially reasonable best efforts to ensure that such designated directors are appointed to the Sprint board of directors, including ensuring that the designated directors are recommended by Sprint’s Nominating and Corporate Governance Committee and its board of directors. If the Bond is paid in full and no portion of the Bond is converted into Sprint common stock, the director designation rights of Parent under the Bond Purchase Agreement will expire.

Covenants

The Bond Purchase Agreement contains the following types of covenants: (1) covenants that apply to Sprint until the Bond is converted or repaid; (2) covenants that apply to Sprint only until Parent no longer holds more than 5% of Sprint common stock (or a portion of the Bond convertible into more than 5% of Sprint common stock); (3) covenants that apply to both Parent and Sprint regardless of whether or not the Bond has been converted or repaid or Parent holds more than 5% of Sprint common stock; and (4) covenants that apply to Parent only until Parent no longer holds more than 5% of Sprint common stock (or a portion of the Bond convertible into more than 5% of Sprint common stock), the Bond Purchase Agreement has been terminated or the SoftBank Merger has been consummated.

Covenants That Apply to Sprint

Until the Bond is converted or repaid, among other things, the covenants require Sprint, subject to certain exceptions:

•	to pay principal and interest on the Bond when due;

•	to maintain its existence and the existence of its subsidiaries;

•	to maintain its properties in the conduct of its business;

•	to maintain all required licenses, certificates and permits;

•	to pay taxes and claims for labor, material and supplies when due;

•	to file all necessary reports with the SEC or, alternatively, provide to Parent all annual, quarterly and current reports required by the SEC;

•	to maintain insurance that Sprint reasonably believes is adequate for its business;

•	to comply with applicable laws;

•

to use commercially reasonable best efforts to obtain all approvals, consents or waivers under certain of its existing debt documents that are necessary for the conversion of the Bond and to permit payments and distributions otherwise payable with respect to the Bond, and to ensure that any refinancing of its existing debt documents would include provisions that allow for the conversion of the Bond and payment or distribution with respect to the Bond;

•	not to claim or take the benefit or advantage of any stay, extension or usury law or other law which would prohibit or forgive payment of the principal of or interest on the Bond; and

•	not to become an investment company subject to registration under the Investment Company Act of 1940, as amended.

Until Parent no longer holds more than 5% of Sprint common stock (or a portion of the Bond convertible into more than 5% of the Sprint common stock), Sprint has agreed to cooperate fully if Parent elects to conduct a block sale involving 3% or more of Sprint common stock, including, but not limited to: (i) participating in customary marketing and selling efforts, (ii) making any customary representations, warranties, agreements or indemnities to or in favor of any participating party that is reasonably required in order to expedite or facilitate such an offering and (iii) entering into and performing all obligations under any agreements reasonably requested to be entered into in order to expedite or facilitate such an offering.

Covenants That Apply to Sprint and Parent

Both Parent and Sprint are required to use their commercially reasonable best efforts to:

•	prepare and file all notices, reports and any other documents required for regulatory approval; and

•	file all applications and notices required for authorization with the Federal Communications Commission and in connection with any required state license, not later than November 29, 2012.

Covenants That Apply to Parent

Parent has agreed for itself and for the SoftBank Entities that until (i) the termination of the Bond Purchase Agreement or (ii) Parent no longer holds more than 5% of Sprint common stock (or a portion of the Bond convertible into more than 5% of Sprint common stock), except with respect to the consummation of the SoftBank Merger, it will not interact with any third party to effect:

•

any acquisition of beneficial ownership of any Sprint securities, rights or options to acquire any securities, or any assets or businesses of Sprint (except that SoftBank, Holdco, Parent, and Merger Sub may acquire beneficial ownership of Sprint common stock as long as their aggregate ownership is not more than 19.95% of Sprint common stock);

•	any tender offer, exchange offer, merger, acquisition or other business combination, or any similar extraordinary transaction involving the sale of all or substantially all of the assets of Sprint; or

•	any recapitalization, restructuring, liquidation or dissolution of Sprint or any similar extraordinary transaction involving a dividend or distribution of assets of Sprint.

Representations and Warranties

The Bond Purchase Agreement contains customary representations and warranties similar in form and substance to those contained in the Merger Agreement. Unless otherwise indicated in the Bond Purchase Agreement, the representations and warranties survive the execution of the Bond Purchase Agreement and the conversion of the Bond into Sprint common stock.

Events of Default

The Bond Purchase Agreement contains customary events of default, including but not limited to:

•	non-payment of principal and interest (in the case of interest, such failure continues for a period of 30 days);

•	failure to deliver the required shares of Sprint common stock upon conversion in the applicable time period and such failure continues for 10 days;

•	violations of covenants or warranties, subject to a 60-day cure period (after notice thereof has been given to Sprint by Parent or holders of at least 25% in principal amount of the Bond);

•	inaccuracy of any representations or warranties;

•	certain bankruptcy related events; or

•	the finding by a judicial proceeding that any of the Bond Purchase Agreement, the Bond or any of the related documents is unenforceable or invalid or will cease to be in full force and effect.

Remedies

If an event of default occurs, Parent or the holders of at least 25% in principal amount of the outstanding indebtedness under the Bond may declare the principal amount of the Bond immediately due. An event of default involving a bankruptcy related event will cause the Bond to become automatically and immediately due and payable, without further action by Parent (or any permitted transferees holding all or portions of the Bond). Once Parent and/or such holders choose to accelerate the maturity of the Bond, Parent and/or such holders may rescind such acceleration if (i) Sprint cures the event of default or (ii) the holders of a majority in principal amount of the outstanding indebtedness under the Bond waive the event of default. Regardless of whether the maturity date of the Bond has been accelerated, any holder may enforce its rights with respect to the Bond after an event of default.

Registration Rights

If Parent or any of its affiliates, or holders of 10% or more of Sprint common stock (other than Parent or its affiliates) issued (or issuable) pursuant to the conversion of the Bond that has not been sold through a broker or dealer or underwritten in a public securities transaction (the “Registrable Securities”), demand that Sprint common stock with an aggregate offering price of more than $50 million (net of costs) be registered, subject to certain limitations, Sprint will use its commercially reasonable best efforts to effect such registration (such demand, a “Demand Request”). Sprint will not be required to effect more than four registrations pursuant to a Demand Request in any 12 month period. Additionally, Sprint has the right to defer any such registration for up 45 days if, in the good faith judgment of Sprint’s board of directors, as certified by the President and Chief Executive Officer of Sprint, the registration would be seriously detrimental to Sprint or its stockholders, provided that this right is not exercised more than twice per 12 month period. Sprint has agreed to use its commercially reasonable best efforts to use a short form registration statement for the sale of securities.

If Sprint decides to register any of its equity securities, either for itself or for the account of another security holder, then Parent, any of its affiliates or any other holder of Registrable Securities has the option to participate in such registration, subject to certain limitations set forth in the Bond Purchase Agreement.

Sprint has agreed not to enter into any future agreements that grant registration rights without the written consent of the majority of holders of the Registrable Securities then outstanding, unless the other registration rights are subordinate to these registration rights. Additionally, Sprint has agreed to comply with all requirements of Rule 144 under the Exchange Act to permit the sale of the Registrable Securities to the public without registration.

Registration rights may be transferred if (1) such transfer does not violate applicable securities law, (2) the transferee acquires at least 5% of Sprint common stock issued (or issuable) upon conversion of the Bond, (3) written notice is provided to Sprint, and (4) the transferee agrees in writing to be bound by the terms of the Bond Purchase Agreement.

Transfer of the Bond and Assignability

Other than (1) the sale of the Bond (a) to an underwriter who will convert the Bond and sell the shares of Sprint common stock issuable upon conversion of the Bond in an underwritten public offering on behalf of Parent or (b) to a financial institution that will convert the Bond and sell shares of Sprint common stock in an transaction exempt from or not subject to registration under the Securities Act on behalf of Parent or (2) the exercise of remedies by a lender of the Debt Financing, the Bond may not be transferred, in whole or in part, without Sprint’s prior written consent. Shares of Sprint common stock issued upon conversion of the Bond may be transferred, subject to applicable law and the terms of the Bond Purchase Agreement, other than a transfer that would, immediately following such transfer, cause the transferee to become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the voting power of its outstanding equity (except, in each case, for sales of shares of Sprint common stock pursuant to the registration rights provisions set forth in the Bond Purchase Agreement, as well as certain other limited transfers pursuant to the terms of the Bond Purchase Agreement).

Sprint may not assign or otherwise transfer any of its rights or obligations under the Bond Purchase Agreement without the prior written consent of each holder of the Bond.

THE WARRANT AGREEMENT

The following describes certain material provisions of the Warrant, which is expected to be entered into at the effective time of the SoftBank Merger. The following description refers to the form of warrant and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of warrant, which is attached as Exhibit D to Annex A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. All Sprint stockholders are urged to read the form of warrant, along with the Merger Agreement, carefully and in its entirety.

At the effective time of the SoftBank Merger, New Sprint will issue a warrant to HoldCo to purchase up to 54,579,924 fully paid and nonassessable shares of New Sprint common stock (subject to anti-dilution adjustments), at the exercise price of $5.25 per share (subject to anti-dilution adjustments). The Warrant will be exercisable at the option of HoldCo, in whole or in part, at any time after the issuance of the Warrant until the fifth anniversary of the issuance date.

The aggregate purchase price of the Warrant may be paid by either cash or, at the option of HoldCo, through a customary cashless exercise process. In addition, the Warrant contains customary anti-dilution provisions that adjusts the Warrant exercise price or the number of underlying shares of New Sprint common stock based on events such as subdivisions, combinations or reclassifications of the outstanding New Sprint common stock or dividends or other pro rata distributions.

The Warrant is transferable, subject to compliance with applicable federal and state securities laws. The Warrant, and the rights and obligations evidenced therein, will binding upon the successors of New Sprint and the successors and permitted assigns of HoldCo.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SOFTBANK MERGER

The following discussion addresses the material U.S. federal income tax consequences of the SoftBank Merger that are generally applicable to Sprint stockholders that are U.S. Holders (as defined below). The discussion is based upon the Code, the Treasury regulations promulgated under the Code, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the following discussion. This discussion does not address all aspects of U.S. federal income taxation that may be important to U.S. Holders in light of their particular circumstances or if they are subject to special rules, such as those relating to:

•	stockholders who are not U.S. Holders;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes;

•	investors in partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes;

•	stockholders who acquired their stock pursuant to the exercise of options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation; and

•	stockholders holding their stock as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction.

This discussion does not address the tax consequences of the SoftBank Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the SoftBank Merger, whether or not any such transactions are undertaken in connection with the SoftBank Merger, including without limitation any transaction in which Sprint common stock is acquired or shares of New Sprint common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Sprint common stock. This discussion assumes a U.S. Holder holds its shares of Sprint common stock as capital assets within the meaning of Section 1221 of the Code (generally, as an investment).

A U.S. Holder is a holder of Sprint common stock that is one of the following: (1) an individual citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

It is a condition to the completion of the SoftBank Merger that Sprint receive a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized law firm experienced in tax matters to the effect that the exchanges that occur pursuant to the SoftBank Merger, taken together, will constitute exchanges described in Section 351 of the Code. Sprint does not intend to waive the condition relating to the receipt of the tax opinion after receipt of stockholder adoption of the Merger Agreement without resoliciting the approval of Sprint stockholders if the material tax consequences of the SoftBank Merger to the stockholders are expected to differ from those described below under “Tax Consequences to Sprint Stockholders.”

Tax Consequences to Sprint Stockholders

Generally. Assuming that the exchanges for New Sprint common stock that occur pursuant to the SoftBank Merger will be treated as transfers governed by Section 351 of the Code for federal tax purposes, the following are the material U.S. federal income tax consequences of the SoftBank Merger to a U.S. Holder that does not exercise appraisal rights in connection with the SoftBank Merger.

Certain Considerations in Making an Election. The federal income tax consequences of the SoftBank Merger to a Sprint stockholder generally will depend on whether the U.S. Holder exchanges Sprint common stock for cash, New Sprint common stock or a combination of cash and New Sprint common stock. The actual federal income tax consequences to each Sprint stockholder of making a cash election or a stock election will not be known at the time the election is made because Sprint stockholders will not know at such time if, or to what extent, the proration procedures will apply. See “The Merger Agreement—Cash/Stock Proration and Allocation Rules” beginning on page [—].

Exchange Solely for Cash. A U.S. Holder who receives solely cash in exchange for all of its shares of Sprint common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Sprint common stock surrendered. This gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder has held the Sprint common stock surrendered for more than one year at the effective time of the SoftBank Merger. Gain or loss must be calculated separately for each “block” of Sprint common stock surrendered (i.e., shares of stock purchased at the same time and the same price in a single transaction).

Exchange Solely for New Sprint Common Stock. A U.S. Holder who receives solely New Sprint common stock in exchange for all of its shares of Sprint common stock generally will not recognize gain or loss in the transaction, except in respect of cash received in lieu of a fractional share of New Sprint common stock (as discussed below). The aggregate adjusted tax basis of the shares of New Sprint common stock received in the SoftBank Merger will be equal to the aggregate adjusted tax basis of the shares of Sprint common stock surrendered, excluding any basis allocated to fractional shares. The holding period of the New Sprint common stock will include the period during which the shares of Sprint common stock were held.

Exchange for a Combination of New Sprint Common Stock and Cash. Except as discussed below in respect of cash received in lieu of a fractional share of New Sprint common stock, a U.S. Holder who exchanges all of its shares of Sprint common stock for a combination of New Sprint common stock and cash generally will recognize all or a portion of any gain realized in the transaction, but will not recognize any loss realized in the transaction. Gain or loss must be calculated separately for each block of Sprint common stock surrendered. For this purpose, all of the cash and New Sprint common stock received by a U.S. Holder pursuant to the SoftBank Merger generally will be allocated proportionately among each block of Sprint common stock surrendered by the U.S. Holder in the SoftBank Merger based on the relative fair market values of such blocks.

The amount of gain recognized with respect to each block of Sprint common stock surrendered will be the lesser of (i) the sum of the amount of cash and the fair market value of the New Sprint common stock allocable to the block of Sprint common stock over the U.S. Holder’s adjusted tax basis in the block, and (ii) the amount of cash received with respect to the block of Sprint common stock. For example, if a U.S. Holder exchanges a single block of Sprint common stock with an adjusted tax basis of $1,000 for $500 in cash and New Sprint common stock with a fair market value of $1,100, the amount of gain recognized would be limited to $500 (the amount of cash received) because this amount is less than the difference between sum of the amount of cash and the fair market value of the New Sprint common stock received ($500 + $1,100) and the U.S. Holder’s adjusted tax basis ($1,000) in the Sprint common stock surrendered. If, however, the U.S. Holder’s adjusted tax basis in the Sprint common stock surrendered was $1,200, then the amount of gain recognized would be limited to $400—the difference between the sum of the amount of cash and the fair market value of the New Sprint common stock received ($500 + $1,100) and the U.S. Holder’s adjusted tax basis ($1,200) in the Sprint common stock surrendered.

A loss realized on one block of stock is not recognized and, therefore, may not be used to offset a gain recognized on any other block of stock. Any recognized gain will be capital gain, and will generally be long-term capital gain if the U.S. Holder has held the Sprint common stock surrendered for more than one year at the effective time of the SoftBank Merger.

The aggregate tax basis of New Sprint common stock received (including a fractional share for which cash is received) by a U.S. Holder who receives a combination of New Sprint common stock and cash will equal the aggregate adjusted tax basis of the shares of Sprint common stock surrendered by the U.S. Holder pursuant to the SoftBank Merger, reduced by the amount of cash received by the U.S. Holder pursuant to the SoftBank Merger (excluding any cash received in lieu of a fractional share of New Sprint common stock) and increased by the amount of gain (excluding any gain or loss with respect to a fractional share, as described below), if any, recognized by the U.S. Holder on the exchange. The holding period of the New Sprint common stock will include the holding period of the shares of Sprint common stock surrendered. These basis and holding period rules should be applied separately to each block of Sprint common stock that a U.S. Holder surrenders in the SoftBank Merger.

Cash in Lieu of Fractional Shares. A U.S. Holder who receives cash in lieu of a fractional share of New Sprint common stock in the SoftBank Merger will be deemed to have received that fractional share in the SoftBank Merger and then to have had the fractional share redeemed in exchange for cash. The U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received for the fractional share and the portion of the U.S. Holder’s tax basis in the shares of Sprint common stock surrendered in the SoftBank Merger that is allocable to the fractional share. This gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder has held the Sprint common stock for more than one year at the effective time of the SoftBank Merger.

Exercise of Appraisal Rights. Regardless of the status of the SoftBank Merger as a nontaxable transaction, U.S. Holders who exercise appraisal rights in connection with the SoftBank Merger and receive cash payment for all of their shares of Sprint common stock generally will recognize gain or loss. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss to U.S. Holders who have held their shares of Sprint common stock for more than one year at the time of payment.

Additional Tax Considerations. The legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP referred to above will be dated as of the effective date of the SoftBank Merger, will be based on then-existing law and will assume the absence of changes in existing facts. The opinion also will rely on, among other things, customary assumptions and representations contained in certificates executed by officers of New Sprint, HoldCo and Sprint dated as of the effective time of the SoftBank Merger. The opinion will neither bind the Internal Revenue Service (the “IRS”) nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert in litigation or other proceedings a contrary position to the conclusions reached in the opinion or otherwise set forth in this discussion. Sprint will not request a ruling from the IRS in connection with the SoftBank Merger.

Backup Withholding

•

Backup withholding may apply with respect to certain payments, such as cash received in lieu of fractional shares, unless the U.S. Holder receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the U.S. Holder’s name, address, correct federal taxpayer identification number and a statement that the U.S. Holder is exempt from backup withholding.

•

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the U.S. Holder timely furnishes certain required information to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the SoftBank Merger. In addition, the discussion does not address tax consequences which may vary depending on the individual circumstances of Sprint stockholders. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the SoftBank Merger. Accordingly, Sprint stockholders are strongly urged to consult with their own tax advisors to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the SoftBank Merger to them.

ACCOUNTING TREATMENT OF THE SOFTBANK MERGER

As a result of the proposed SoftBank Merger, New Sprint will own all 100% of the outstanding shares of Sprint. Consequently, New Sprint’s accounting for the purchase of Sprint will include adjusting each asset and liability of Sprint to fair value and consolidating them with New Sprint.

DESCRIPTION OF NEW SPRINT COMMON STOCK

The following describes the material terms of the capital stock of New Sprint that will be in effect at the effective time of the SoftBank Merger. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of amended and restated certificate of incorporation and amended and restated bylaws of New Sprint, which are attached as Exhibits B and C, respectively, to Annex A to this proxy statement-prospectus. All Sprint stockholders are urged to read the form of amended and restated certificate of incorporation and amended and restated bylaws carefully and in their entirety.

New Sprint’s authorized capital stock will consist of 9,000,000,000 shares of common stock, par value $0.01 per share, 1,000,000,000 shares of non-voting common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock.

Holders of New Sprint common stock will be entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Holders of New Sprint common stock will not be entitled to cumulate their votes for the election of directors.

Holders of New Sprint common stock will not be entitled to receive dividends except if declared by the board and will not be entitled to a liquidation preference in respect of their shares of New Sprint common stock. Upon liquidation, dissolution or winding up of New Sprint, the holders of New Sprint common stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all liabilities of New Sprint and of all preferential amounts to which any class of preferred or non-voting common stock may be entitled.

Holders of New Sprint common stock will have no preemptive or subscription rights, and will have no rights to convert their common stock into any other securities. New Sprint common stock will not be subject to call or redemption, except with respect to non-U.S. holders in certain circumstances.

The New Sprint certificate of incorporation will authorize the New Sprint board of directors to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences or any wholly unissued class or series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them. The issuance of preferred stock may have the effect of diluting the earnings per share and book value per share of outstanding shares of New Sprint common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of New Sprint. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of New Sprint common stock, including the loss of voting control to others.

The DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of the corporation’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. New Sprint will not opt out of Section 203 of the DGCL in its certificate of incorporation and will therefore be governed by the terms of this provision of the DGCL.

See “Control and Management of New Sprint After the SoftBank Merger—Certificate of Incorporation and Bylaws” beginning on page [—] and “Comparison of Rights of Holders of New Sprint Common Stock and Sprint Common Stock” beginning on page [—] for additional information.

COMPARISON OF RIGHTS OF HOLDERS OF SPRINT

COMMON STOCK AND NEW SPRINT COMMON STOCK

This section of the proxy statement-prospectus describes the material differences between the rights of holders of Sprint common stock and the holders of the New Sprint common stock to be issued in the SoftBank Merger. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of amended and restated certificate of incorporation and amended and restated bylaws of New Sprint as will be in effect at the effective time of the SoftBank Merger, which are attached as Exhibits B and C, respectively, to Annex A to this proxy statement-prospectus, and the amended and restated articles of incorporation of Sprint and the amended and restated bylaws of Sprint, which are attached as Exhibits 3.1 and 3.2, respectively, to Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012, all of which are incorporated in this proxy statement-prospectus by reference. While each of SoftBank and Sprint believes that the following chart covers the material differences with respect to the rights of holders of Sprint common stock and the holders of New Sprint common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which refer for a more complete understanding of the differences among the rights of a stockholder of Sprint and New Sprint.

Sprint is incorporated under the laws of the State of Kansas, and the rights of its stockholders are governed by Kansas law and by its articles of incorporation and bylaws. New Sprint is incorporated under the laws of the State of Delaware, and the rights of its stockholders are governed by Delaware law and by its certificate of incorporation and bylaws. If the SoftBank Merger is completed, current Sprint stockholders will become stockholders of New Sprint, and their rights will be governed by Delaware law and the certificate of incorporation and bylaws of New Sprint.

The following table summarizes the difference in the charter documents and other instruments of New Sprint and Sprint that could materially affect the rights of the Sprint stockholders after the effective time of the SoftBank Merger.

In addition to the provisions described in the following table, New Sprint’s certificate of incorporation and bylaws will contain various provisions relating to required approvals by members of the board of directors to approve certain actions, restrictions on conduct of competing businesses by SoftBank, allocation of corporate opportunities between New Sprint and SoftBank and a mandatory requirement that SoftBank offer to purchase all of the outstanding shares of New Sprint common stock under certain circumstances, in each case as described further in “Control and Management of New Sprint After the SoftBank Merger—Limitations, Restrictions and Conditions SoftBank’s Conduct of Business and Exercise of Rights” beginning on page [—].

New Sprint	Sprint

Authorized Capital Shares
• 9,000,000,000 shares of voting common stock • 1,000,000,000 shares of non-voting common stock • 20,00,000 shares of preferred stock	• 6,000,000,000 shares of Series 1 common stock • 500,000,000 shares of Series 2 common stock • 100,000,000 shares of non-voting common stock • 20,000,000 shares of preferred stock

Voting Rights
• One vote for each share of voting common held • Except as required by the Delaware General Corporate Law, shares of non-voting common stock shall have no voting power

•      For Series 1 common stock, one vote for each share held

•      For Series 2 common stock, 10% of one vote for each share held (except one vote for each share if voting common stock is voting together as a separate class)

New Sprint	Sprint

Number and Election of Directors
•      The board of directors shall consist of 10
members.
•      New Sprint’s articles of incorporation and
bylaws provide that each director will be
elected for a one-year term and will hold office
until the next annual meeting of stockholders
until a successor has been elected and qualified
to serve, except in the case of the director’s
prior death, resignation, retirement,
disqualification or removal from office.
•      During the 24 months immediately following the
effective time of the SoftBank Merger, so long
as SoftBank’s ownership of New Sprint
common stock does not fall below 50% and then
remain below 50% for 90 consecutive days, the
board of directors shall consist of: (i) the chief
executive officer of New Sprint, (ii) three
independent directors (under applicable NYSE
requirements) designated by SoftBank, (iii) three
directors of Sprint (prior to the effective time of
the SoftBank Merger) proposed by Sprint and
reasonably acceptable to SoftBank and (iv) three
directors designated by SoftBank.
•      Following this two-year period, for one year,
the board of directors shall consist of (i) the
chief executive officer of New Sprint, (ii) six
independent directors (under applicable NYSE
requirements) and (iii) three directors
designated by SoftBank.
•      Following these time periods, the board of
directors shall at all times include not less than
three independent directors (under applicable
NYSE requirements) or such greater number
of independent directors as may be required
by applicable law or applicable rules of any
stock exchange on which New Sprint is
traded. If SoftBank’s ownership of New Sprint
common stock falls below 50% and then
remains below 50% for 90 consecutive days,
the board of directors shall include a number
of directors designated by SoftBank that is
proportional to SoftBank’s voting interest.	• Shares of non-voting common stock have no
voting power except as required by Kansas law
•      The board of directors shall consist of between 8
and 20 members.
•      Sprint’s articles of incorporation provide that
each director will be elected for a one-year term
and will hold office until the next annual
meeting of stockholders until a successor has
been elected and qualified to serve, except in the
case of the director’s prior death, resignation,
retirement, disqualification or removal from
office.
•      Sprint’s bylaws provide that if as of a date that is
14 days in advance of the date Sprint files its
definitive proxy statement with the SEC the
number of nominees exceeds the number of
directors to be elected, a nominee shall be
elected by the vote of a plurality of shares
represented in person or by proxy at the meeting
and entitled to vote in the election of directors.
In any other election, a nominee will be elected
if the votes cast for that nominee exceed the
votes cast against that nominee.

Vacancies on the Board of Directors and Removal of Directors
• Vacancies and newly created directorships shall only be filled, so long as SoftBank’s ownership of New Sprint common stock does	• Sprint’s articles of incorporation provide that, except for vacancies voted into office by preferred stockholders, any vacancy on the board

New Sprint	Sprint
not fall below 50% and then remain below
50% for 90 consecutive days, by the

         affirmative vote of stockholders of record
holding of record capital stock of New Sprint
representing at least a majority of the voting
power of then then outstanding shares of
capital stock entitled to vote in the election of
directors. If SoftBank’s ownership of New
Sprint common stock falls below 50% and
then remains below 50% for 90 consecutive
days, vacancies and newly created
directorships shall be filled by the affirmative
vote of a majority of the remaining directors
then in office, even if less than a quorum, or
by the sole remaining director.
•      Directors may resign at any time by giving
written notice.
•      Directors may be removed from office, with
or without cause, by the holders of shares of
capital stock having a majority of the voting
power of the shares entitled to vote in the
election of directors.
•      Directors designated by SoftBank may be
removed, with or without cause, by SoftBank.

of directors may be filled by the affirmative vote
of the majority of directors then in office,

         provided that (1) at any time when there is
only one such director so elected and then
serving, such director may fill such vacancy
and (2) at any time when there are no such
directors then serving, the stockholders
entitled to elect the director who will fill
such vacancy shall have the right to fill
such vacancy. Directors elected as a result
of a vacancy shall hold office until the next
annual meeting of stockholders and until a
successor has been elected and qualified to
serve.
•      Sprint’s bylaws provide that directors may resign
at any time by giving written notice to the
chairman of the board with a copy to the
corporate secretary.
•      Under Kansas law, directors may be removed,
with or without cause, by the holders of a
majority of the outstanding shares then entitled
to vote at an election of directors.

Amendments to the Certificate of Incorporation
•      New Sprint shall reserve the right to amend the
certificate of incorporation or any provision
thereof in any manner provided by Delaware law.
•      Generally, under Delaware law, an
amendment to a corporation’s certificate of
incorporation requires the approval of the
board of directors and the approval of holders
of a majority of the outstanding stock entitled
to vote on the amendment.
•      The number of authorized shares of any class
or classes of capital stock may be increased or
decreased (but not below the number of shares
then outstanding) by the affirmative vote of
the holders of at least a majority of the voting
power of all of the issued and outstanding
shares of capital stock entitled to vote
generally in the election of directors, voting
together as a single class.
•      The provisions of New Sprint’s certificate of
incorporation (i) governing revisions to the
bylaws with respect to stockholder meetings,
notice of stockholder meetings and the
number of directors and (ii) relating to New	• Sprint reserves the right to amend the articles of
incorporation or any provision thereof in any
manner provided by Kansas law.
•      Generally, under Kansas law, an amendment to a
corporation’s articles of incorporation requires
the approval of the board of directors and the
approval of holders of a majority of the
outstanding stock entitled to vote on the
amendment.
•      Sprint’s articles of incorporation provide that,
except as otherwise provided by the terms of any
outstanding non-voting or preferred stock,
holders of voting common stock, voting together
as a separate class, will be entitled to vote upon a
proposed amendment to the articles of
incorporation if such amendment would (1)
increase or decrease the aggregate number of
authorized shares of voting common stock, (2)
increase or decrease the par value of the shares
of voting common stock or (3) alter or change
the powers, preferences or special rights of the
shares of voting common stock so as to affect
them adversely.

New Sprint	Sprint
Sprint’s transactions and relationships with
SoftBank may be altered, amended, or
repealed only by the affirmative vote of
holders of capital stock entitled to vote

         thereon representing more than 66 2/3% of the
shares entitled to vote thereon.
•      The provisions of New Sprint’s certificate of
incorporation governing revisions to the
bylaws with respect to board composition that
will become applicable following such time as
SoftBank’s ownership of New Sprint common
stock has fallen below 50% and then remained
below 50% for 90 consecutive days may be
altered, amended, or repealed only by the
affirmative vote of holders of capital stock
entitled to vote thereon representing more than
90% of the shares entitled to vote thereon.
•      The provisions of New Sprint’s certificate of
incorporation governing revisions to the bylaws
with respect to board composition that will
remain applicable so long as SoftBank’s
ownership of New Sprint has not fallen below
50% and then remained below 50% for 90
consecutive days may be altered, amended, or
repealed only by the affirmative vote of holders
of capital stock representing at least a majority
of both (i) the voting power of then outstanding
shares of capital stock entitled to vote thereon
and (ii) the then outstanding shares of capital
stock other than the shares owned by SoftBank.
•      The provisions of New Sprint’s certificate of
incorporation governing revisions to the bylaws
with respect to the re-election of directors and
the approval of matters during the 24 months
immediately following the effective time of the
SoftBank Merger as well as the provisions
governing amendments to the certificate of
incorporation may be altered, amended, or
repealed only by the affirmative vote of holders
of capital stock representing at least a majority
of both (i) the voting power of then outstanding
shares of capital stock entitled to vote thereon
and (ii) the then outstanding shares of capital
stock other than the shares owned by SoftBank.
•      The provisions of New Sprint’s certificate of
incorporation governing SoftBank’s business
activities, corporate opportunities and the
purchase of New Sprint common stock by
SoftBank may be altered, amended, or

New Sprint	Sprint
repealed only by the affirmative vote of
holders of capital stock representing at least a
majority of both (i) the voting power of then
outstanding shares of capital stock entitled to
vote thereon and (ii) the then outstanding

         shares of capital stock other than the shares
owned by SoftBank.

Amendments to Bylaws
•      New Sprint’s bylaws may be altered,
amended, or repealed by the board of directors
or by the affirmative vote of the holders of not
less than a majority of the voting power
represented by the issued and outstanding
shares of New Sprint common stock entitled
to vote thereon, subject to certain exceptions.
•      The provisions of New Sprint’s bylaws
governing stockholder meetings, notice of
stockholder meetings and the number of
directors may be altered, amended, or repealed
only by the affirmative vote of the holders of
capital stock representing at least a majority of
the voting power of then outstanding shares of
capital stock entitled to vote thereon.
•      The provision of New Sprint’s bylaws governing
board composition that will become applicable
following such time as SoftBank’s ownership of
New Sprint common stock has fallen below 50%
and then remained below 50% for 90
consecutive days may be altered, amended, or
repealed only by the affirmative vote of holders
of capital stock representing more than 90% of
the voting power of then outstanding shares of
capital stock entitled to vote thereon.
•      The provisions of New Sprint’s bylaws
governing board composition that will remain
applicable so long as SoftBank’s ownership of
New Sprint has not fallen below 50% and then
remained below 50% for 90 consecutive days
and the election of directors at annual meetings
may be altered, amended, or repealed only by
the affirmative vote of both the holders of
capital stock representing at least a majority of
the voting power of then outstanding shares of
capital stock entitled to vote thereon and the
affirmative vote of holders of capital stock
representing at least a majority of then
outstanding shares of capital stock other than
the shares owned by SoftBank.	• Sprint’s bylaws provide that the bylaws may be
amended, altered or repealed by either the board
of directors or in such other manner as may from
time to time be authorized by the laws of the
State of Kansas; except that the board of
directors may only amend, alter or repeal, or
adopt new bylaw provisions that conflict with:
(i) any provision of the bylaws that at that time
requires the vote of more than two-thirds of the
entire board of directors for action to be taken
thereunder or (ii) this proviso, in any such case
by a resolution adopted by a vote of more than
two-thirds of the entire board of directors.

New Sprint	Sprint
•      The provision of New Sprint’s bylaws
governing approval for certain matters during
the 24 months immediately following the
SoftBank Merger may be altered, amended, or
repealed only by the board of directors or by
         both the affirmative vote or holders of capital
stock representing at least a majority of the
voting power of then outstanding shares of
capital stock entitled to vote thereon and the
affirmative vote of holders of capital stock
representing at least a majority of then
outstanding shares of capital stock other than
the shares owned by SoftBank.

Action by Written Consent of Stockholders

•      New Sprint’s bylaws shall specifically permit the taking of action that may be taken at an annual meeting or special stockholders’ meeting to be taken without a meeting, if a consent or consents in writing are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

•      In accordance with Kansas law, Sprint’s bylaws provide that any action that may be taken at a stockholders’ meeting may be taken without a meeting if a consent or consents in writing setting forth the action so taken are signed by (1) in the case of action described in Kansas Statutes Annotated Section 17-6501(b) (Meetings, Elections, Voting and Notices), the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (2) in the case of any other action, all persons who would be entitled to vote upon such action at a meeting.

Ability to Call Special Meetings of Stockholders
•      New Sprint’s bylaws shall provide that special
stockholders’ meetings of stockholders may
be called only by the board of directors,
pursuant to a resolution approved by a
majority of the entire board of directors. New
Sprint stockholders may not call a special
stockholders’ meeting.	• Sprint’s bylaws provide that special
stockholders’ meetings may be called by, and at
any time and place determined by, the chairman
of the board, the chief executive officer, the
president or the board of directors.
•      Stockholders may also call a special meeting
following receipt by the corporate secretary of a
written request for a special meeting from the
record holders of shares representing at least
10% of all issued and outstanding common stock
entitled to vote at the meeting.

Notice of Stockholder Action, Nomination of Directors
• A stockholder may nominate a director or bring business before an annual meeting of stockholders after providing notice to the Secretary of New Sprint. With certain limited	• Sprint’s bylaws provide that a stockholder may nominate a director or bring business before an annual meeting of stockholders after providing notice to the corporate secretary. With certain

New Sprint	Sprint

exceptions, such notice must be provided between 90 and 120 days prior to the anniversary of the prior annual meeting.

•      Only such business shall be conducted at a special stockholders’ meeting as was brought before the meeting pursuant to New Sprint’s notice of meeting.

•      A stockholder may nominate a director at a special stockholders’ meeting after providing notice to the Secretary of New Sprint. Such notice must be provided not earlier than 120 days nor later than 90 days prior to the special stockholders’ meeting (or, if later, 15 days after announcement of the special stockholders’ meeting).

limited exceptions, such notice must be provided between 120 and 150 days prior to the anniversary of the prior annual meeting.

•      Sprint’s bylaws provide that at any annual stockholders’ meeting, business brought before the meeting must be (1) specified in the notice of meeting given by or at the direction of the board of directors, (2) otherwise properly brought before the annual meeting by or at the direction of the board of directors or (3) otherwise properly brought before the annual meeting by a stockholder.

•      Sprint’s bylaws provide that nominations for directors at an annual meeting of stockholders may be made by or at the direction of the board of directors or by any stockholder entitled to vote for the election of directors at the meeting after providing notice to the corporate secretary.

•      Sprint’s bylaws provide that at a special stockholders’ meeting, business brought before the meeting must be (1) specified in the notice of meeting given by or at the direction of the board of directors or (2) otherwise properly brought before the meeting by or at the direction of the board of directors.

Approval of Business Combinations
•      New Sprint’s certificate of incorporation shall
not opt out of Section 203 of the Delaware
General Corporate Law providing that to
approve of a “business combination” with an
interested stockholder, the affirmative vote of
holders of at least 66 2/3% of the outstanding
shares of New Sprint common stock not
owned by the interested stockholder is
required.	• Kansas law generally prohibits a corporation
from engaging in any “business combination”
with an interested stockholder for three years
after such person becomes an interested
stockholder, unless (i) before that time a
corporation’s board of directors approved either
the business combination or the transaction that
resulted in the stockholder becoming an
interested stockholder; (ii) upon completion of
the transaction that resulted in the stockholder
becoming an interested stockholder, the
interested stockholder owns at least 85% of the
corporation’s voting stock outstanding at the
time the transaction commenced, excluding for
purposes of determining the number of shares
outstanding those shares owned by persons who
are directors and also officers and shares held by
employee stock ownership plans in which
employee participants do not have the right to
determine confidentially whether shares held
subject to the plan will be tendered in a tender
offer or exchange offer; or (iii) at or after that

New Sprint	Sprint
time the business combination is approved by the
corporation’s board of directors and authorized
at a stockholders’ meeting by the affirmative
vote of at least two-thirds of the outstanding
voting stock not owned by the interested
stockholder. This provision is applicable to
Sprint only until May 15, 2013, after which it
will no longer be effective.

Limitation of Personal Liability of Directors and Officers
• New Sprint’s certificate of incorporation shall provide that, to the fullest extent permitted by Delaware law and except for certain limited	• Sprint’s articles of incorporation provide that, except for certain limited exceptions to the extent provided by applicable law, no director
exceptions, no director shall be personally liable for monetary damages for breach of fiduciary duty by such director as a director.	shall be personally liable for monetary damages for breach of fiduciary duty by such director as a director.

Indemnification of Directors and Officers

•      New Sprint’s bylaws shall indemnify its officers, directors, employees and agents to the fullest extent allowable under Delaware law. This indemnity shall include the right to be paid, in advance, by New Sprint the expenses incurred in defending any proceeding.

•      New Sprint’s bylaws shall authorize it to provide insurance for its directors, officers, employees or agents against any liability asserted against such person, whether or not New Sprint would have the power to indemnify such a person under Delaware law.

•      Sprint’s bylaws indemnify its directors, officers and employees. This indemnity includes the right to be paid, in advance, by Sprint upon receipt of a satisfactory undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Sprint.

•      Sprint’s bylaws also authorize it to provide insurance for its directors, officers or employees against any liability asserted against such person, whether or not Sprint would have the power to indemnify the person under Sprint’s bylaws.

CONTROL AND MANAGEMENT OF NEW SPRINT AFTER THE SOFTBANK MERGER

SoftBank

Assuming HoldCo fully exercises the Warrant (and there are no dissenting stockholders), SoftBank will beneficially own approximately 70% of New Sprint following the effective time of the SoftBank Merger, on a fully diluted basis, and assuming HoldCo does not exercise any portion of the Warrant (and there are no dissenting stockholders), SoftBank will beneficially own approximately 69.642% of New Sprint, on a fully diluted basis (excluding shares issuable upon exercise of the Warrant). SoftBank’s ordinary shares are publicly traded in Japan.

Board of Directors of New Sprint

During the 24 months immediately following the effective time of the SoftBank Merger, the board of directors of New Sprint will consist of ten members, determined as follows:

•	the Chief Executive Officer of New Sprint, who is initially expected to be Mr. Hesse;

•	three individuals designated by SoftBank who qualify as “Independent Directors” as such term is defined in the NYSE listing rules;

•

three additional individuals proposed by Sprint and reasonably acceptable to SoftBank from the members of Sprint’s board of directors immediately prior to the effective time of the SoftBank Merger, all of whom, other than Mr. Hesse, are currently Independent Directors; and

•

three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors, and is expected to include Messrs. Son and Fisher, neither of whom would be considered an Independent Director.

In addition, during the 12 months immediately following the period described above, the board of directors of New Sprint will consist of ten members, determined as follows:

•	the Chief Executive Officer of New Sprint;

•	six individuals who qualify as “Independent Directors” as such term is defined in the NYSE listing rules; and

•	three additional individuals nominated by SoftBank or its controlled affiliate and elected by the stockholders of New Sprint, and who may or may not qualify as Independent Directors.

Each director of New Sprint will remain in office until his or her earlier resignation or successors are elected in accordance with the bylaws of New Sprint.

At all times following the periods described above until such time as the combined voting interest of SoftBank and its controlled affiliates in New Sprint falls below 50% and remains below 50% for 90 consecutive days, the New Sprint board of directors will include not fewer than three (or such greater number as may be required by applicable law or listing rules) individuals who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules).

If the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 50% for 90 consecutive days, then the board composition requirements described above will no longer apply. Thereafter, unless and until the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 10% for 90 consecutive days, the New Sprint board of directors will include a number of individuals nominated by SoftBank or its controlled affiliate that is proportional to the combined voting interest of SoftBank and its controlled affiliates in New Sprint, rounded up to the nearest whole number.

Subject to the composition requirements described above, the New Sprint bylaws will provide that:

•

any director of New Sprint may be removed, with or without cause, by action of holders of capital stock having a majority of the voting power of then-outstanding shares entitled to vote in the election of directors; and

•	any director nominated by SoftBank or its controlled affiliate may be removed by SoftBank or its relevant controlled affiliate by written notice to the New Sprint board of directors.

Directors and Executive Officers

The following table sets forth information regarding the persons currently serving as directors and officers of Parent:

Name and Titles	Age
Ronald D. Fisher, Director and President	65
Steven J. Murray, Director, Treasurer and Secretary	44

Ronald D. Fisher. Mr. Fisher joined SoftBank in 1995, overseeing its U.S. operations and its other activities outside of Asia, and was the founder of SoftBank Capital. He is currently Director and President of SoftBank Holdings, Inc. and also serves as a member of the board of directors of SoftBank. Mr. Fisher has over 30 years of experience of working with high growth and turnaround technology companies. Prior to joining SoftBank, Mr. Fisher was the CEO of Phoenix Technologies Ltd., the leading developer and marketer of system software products for personal computers, from 1990 to 1995. Mr. Fisher joined Phoenix from Interactive Systems Corporation, a UNIX software company that was purchased by the Eastman Kodak Company in 1988. At Interactive Systems he served for five years as President, initially as COO and then CEO. Mr. Fisher’s experience prior to Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (USA). Mr. Fisher serves on the boards of several public and private companies, including Cloud Engines (Pogoplug), Desktone, E*Trade Financial Corporation, and Swirl. Mr. Fisher previously served on the board of GSI Commerce (sold to eBay in 2011). Mr. Fisher earned an MBA from Columbia University, New York, and a Bachelor of Commerce from the University of Witwatersrand in South Africa. Mr. Fisher was selected to Parent’s board of directors because he possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations and board practices of other public corporations.

Steven J. Murray. Mr. Murray joined SoftBank in 1997 and has 20 years of experience working with high growth technology based businesses; including sourcing and managing venture investments, all aspects of mergers and acquisitions and significant corporate finance and accounting. He focuses on digital media technologies as well as a variety of technology based services. In addition to his direct venture investing experience, Mr. Murray has been the principal senior executive responsible for designing and executing billions of dollars of complex structured monetization strategies for various SoftBank investments, including initial public offerings, secondary public offerings, mergers, private sales, public market block sale transactions and complex collars. Mr. Murray came to SoftBank Capital from Deloitte, one of the world’s largest professional services firms. While at Deloitte, Mr. Murray specialized in serving numerous high growth technology based businesses including Primark Corporation, Harcourt General and IDG. Mr. Murray serves on the boards of several private companies including Grab Networks, Echo360, Mobile Posse, Nellymoser and xAD. Mr. Murray previously served on the boards of Pivot Solutions (sold to CME Group in 2012), Sermo (sold to WorldOne in 2012), ZipList (sold to Condé Nast in 2012), Rivermine (sold to Emptoris in 2010), NLG (sold to World Travel Holdings in 2006), Viacore (sold to IBM in 2006) and Webhire (sold to Kenexa in 2006). Mr. Murray is a Certified Public Accountant and holds a B.S. in Accounting from Boston College. Mr. Murray was selected to Parent’s board of directors because he possesses particular knowledge and experience in technology industries, accounting, financing and capital finance and strategic planning.

Neither Messrs. Fisher nor Murray has received compensation for their service as directors or officers of New Sprint prior to the effective time of the SoftBank Merger. New Sprint intends to adopt a compensation policy that, effective at the time of the SoftBank Merger, will be applicable to all of its non-employee directors.

As of the date of this proxy statement-prospectus, at the effective time of the SoftBank Merger, the following individuals are expected to serve on the New Sprint board of directors:

•	Ronald D. Fisher, 65, president and director of Parent and director of SoftBank;

•	Daniel R. Hesse, 59, Chief Executive Officer of Sprint; and

•	Masayoshi Son, 55, founder, Chairman and CEO of SoftBank.

Other than the individuals noted above, SoftBank and Sprint have not determined who will serve on the New Sprint board of directors.

Upon the consummation of the SoftBank Merger, the executive officers of New Sprint will be determined by the New Sprint board of directors. Other than Mr. Hesse, who is expected to be appointed as the initial Chief Executive Officer of New Sprint, as of the date of this proxy statement-prospectus, SoftBank and Sprint have not determined who will serve as the officers of New Sprint at the effective time of the SoftBank Merger. In addition, it is expected that at the effective time of the SoftBank Merger, Mr. Son would be appointed as the initial Chairman of the New Sprint board of directors and Mr. Fisher would be appointed as the initial Vice-Chairman of the New Sprint board of directors.

Daniel R. Hesse.    Before becoming the President and Chief Executive Officer of Sprint in December 2007, Mr. Hesse was Chairman, President, and Chief Executive Officer of Embarq Corporation. He served as Chief Executive Officer of Sprint’s Local Telecommunications Division from June 2005 until the Embarq spin-off in May 2006. Before that, Mr. Hesse served as Chairman, President and Chief Executive Officer of Terabeam Corp., a wireless telecommunications service provider and technology company, from 2000-2004. Prior to serving at Terabeam Corp., Mr. Hesse spent 23 years at AT&T during which he held various senior management positions, including President and Chief Executive Officer of AT&T Wireless Services. He serves on the board of directors of the National Board of Governors of the Boys and Girls Clubs of America and the University of Notre Dame Mendoza School of Business. He previously served on the boards of directors of Clearwire Corporation, Nokia Corporation and VF Corporation.

Masayoshi Son.    Mr. Son founded SoftBank in September 1981, and has been its President and Chairman ever since and its Chief Executive Officer since February 1986. Mr. Son serves in various capacities with SoftBank’s portfolio of companies, including service with BB Technologies Corporation (currently SOFTBANK BB Corp.) as president since 2001 and as Chairman and CEO since 2004, service with JAPAN TELECOM CO., LTD. (currently SOFTBANK TELECOM Corp.) as Chairman since 2004 and CEO since 2006, and with Vodafone K.K. (currently SOFTBANK MOBILE Corp.) as CEO and Chairman since 2006. In addition, Mr. Son has served as Chairman of Yahoo Japan Corporation since 1996, which was established as a joint venture between SoftBank and Yahoo! Inc. Mr. Son also has served as Chairman of the Broadband Association in Japan and of The Great East Japan Earthquake Recovery Initiative Foundation. Mr. Son received a B.A. in Economics from the University of California Berkeley.

Committees

The New Sprint board of directors currently has no committees. In connection with the closing of the SoftBank Merger, New Sprint’s board of directors is expected to establish an audit committee, a compensation committee and a nominating and corporate governance committee. In the future, New Sprint’s board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Limitations, Restrictions and Conditions on SoftBank’s Conduct of Business and Exercise of Rights

Pursuant to the Merger Agreement, SoftBank has agreed to the adoption of certain provisions in New Sprint’s certificate of incorporation and bylaws, which will be in effect at the effective time of the SoftBank

Merger, that will have the effect of limiting, restricting or conditioning the conduct of business by SoftBank and its subsidiaries and HoldCo’s exercise of rights as the holder of a majority of the outstanding shares of New Sprint common stock. This description is qualified in its entirety by reference to the forms of New Sprint’s amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the Merger Agreement, which is attached as Annex A to this proxy statement-prospectus. See also “Comparison of Rights of Holders of Sprint Common Stock and New Sprint Common Stock” beginning on page [—].

Required Approvals for Certain Actions. At the effective time of the SoftBank Merger, the New Sprint bylaws will provide that during the 24 months immediately following the effective time of the SoftBank Merger, the following matters will require, in addition to any approval required by law, the approval of both (i) the New Sprint board of directors and (ii) a majority of the disinterested directors who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules):

•	the declaration and payment of dividends;

•	any transaction or agreement, including any merger, business combination or similar transaction, between New Sprint (or its controlled affiliates) and SoftBank (or its controlled affiliates);

•

any merger, business combination or similar transaction as to New Sprint in which SoftBank or the controlled affiliate of SoftBank that holds a majority of the shares of New Sprint common stock held by SoftBank and its controlled affiliates receives consideration for its shares of New Sprint common stock that is greater in value on a per share basis than that received by other stockholders of New Sprint;

•

the waiver of the provisions of Section 203 of the Delaware General Corporate Law with respect to any transaction involving a sale of New Sprint voting common stock by SoftBank or its controlled affiliates;

•	the settlement of any claim between SoftBank and New Sprint;

•

any waiver under or amendment of the provisions of the New Sprint certificate of incorporation relating to the relationship between SoftBank and New Sprint, including those described in “—Conduct of Competing Businesses by SoftBank,” “—Allocation of Corporate Opportunities” and “—Mandatory Offer to Purchase,” below; and

•	any corporate action necessary to maintain compliance with U.S. laws related to national security as they relate to SoftBank or its controlled affiliates.

Conduct of Competing Businesses by SoftBank. At the effective time of the SoftBank Merger, the New Sprint certificate of incorporation will provide that SoftBank and its controlled affiliates (other than New Sprint and its controlled affiliates) will refrain from conducting or acquiring a competing business (as defined below) unless and until the combined voting interest of SoftBank and its controlled affiliates in New Sprint remains below 10% for 90 consecutive days, except in the circumstances permitted by the New Sprint bylaws.

The term “competing business” is defined in the New Sprint certificate of incorporation to mean a business that, at the time of determination, offers products or services in the United States that are the same as or substantially similar to products or services offered in the United States by New Sprint, if such product or service offered in the United States by New Sprint generates revenue greater than 5% of the combined consolidated revenues of New Sprint and its controlled affiliates over the most recently completed four quarters.

Notwithstanding the foregoing, the New Sprint certificate of incorporation will not prohibit SoftBank and its controlled affiliates from:

•	acquiring and maintaining an interest in any entity if the purchase price for such interest at the time of acquisition is $100 million or less;

•

acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any entity that engages through a subsidiary, segment or division in a competing business, if the reasonable value attributable to such subsidiary, segment or division is $100 million or less; or

•

acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any entity that engages through a subsidiary, segment or division in a competing business, if the reasonable value attributable to such subsidiary, segment or division is greater than $100 million and less than or equal to $500 million if SoftBank or its controlled affiliate, as applicable, commits to New Sprint to sell, and does in fact sell, the relevant subsidiary, segment or division (or a portion thereof sufficient to reduce its value to $100 million or less) within 12 months after the relevant acquisition, merger or combination.

Allocation of Corporate Opportunities. At the effective time of the SoftBank Merger, the New Sprint certificate of incorporation will not limit the right of SoftBank and its controlled affiliates to pursue or take advantage of corporate opportunities that may be available both to them or to New Sprint, except as to potential transactions or other matters that (i) relate solely to a competing business as defined in the New Sprint certificate of incorporation, and (ii) were offered to a director, officer or employee of SoftBank who is also a director or officer of New Sprint expressly in such person’s capacity as a director or officer of New Sprint.

Mandatory Offer to Purchase. At the effective time of the SoftBank Merger, the New Sprint certificate of incorporation will provide that, in the event that the combined voting interest of SoftBank and its controlled affiliates in New Sprint exceeds 85% of the outstanding voting securities of New Sprint, then SoftBank or a controlled affiliate will make an offer to acquire all the remaining shares of New Sprint common stock at a price not less than the volume-weighted average closing price of New Sprint common stock for the 20 consecutive trading days immediately preceding such offer.

Controlled Company

At the effective time of the SoftBank Merger, SoftBank will control a majority of the voting power of New Sprint’s outstanding common stock. As a result, New Sprint will be a “controlled company” under the NYSE’s corporate governance standards. As a controlled company, exemptions under the standards will mean that New Sprint is not required to comply with certain corporate governance requirements, including the requirements:

•	that a majority of New Sprint’s board of directors consists of “independent directors,” as defined under the rules of the NYSE;

•	that it have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that an annual performance evaluation of the nominating and governance committees and compensation committee be performed.

As a result of New Sprint’s use of some or all of the “controlled company” exemptions, holders of New Sprint common stock will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

These exemptions do not modify the independence requirements for New Sprint’s audit committee, and New Sprint intends to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to its audit committee within the applicable time frame. See “Risk Factors—Risks Related to New Sprint—New Sprint will be a ‘controlled company’ within the meaning of the NYSE rules and, as a result, will be relying on exemptions from certain corporate governance requirements that provide protection to stockholders of companies that are not ‘controlled companies.’”

Certain Relationships and Related Transactions

Transactions with Respect to Management and Holders of New Sprint Common Stock

New Sprint has entered into indemnification agreements with its directors, executive officers and Mr. Son, a prospective director. In general, these agreements provide that New Sprint will provide indemnification to the fullest extent permitted by law for claims arising in his capacity as a director or officer of New Sprint or its subsidiaries. New Sprint anticipates entering into new indemnification agreements with each of its directors and executive officers in connection with the closing of the SoftBank Merger. In addition, pursuant to the Merger Agreement New Sprint has agreed to certain indemnification obligations with respect to former officers and directors of Sprint. See “The Merger Agreement—Indemnification and D&O Insurance” on page [—].

New Sprint has entered into no transactions in which the amounts involved exceeded or will exceed $120,000 and any of New Sprint’s directors, executive officers, holders of more than 5% of New Sprint’s capital stock or any member of their immediate family had or will have a direct or indirect material interest, except with respect to the Merger Agreement and the Bond Purchase Agreement.

Transactions Between the SoftBank Entities and Sprint

In connection with the SoftBank Merger and related transactions, the SoftBank Entities and Sprint have entered into certain agreements in addition to the Merger Agreement and the Bond Purchase Agreement. On November 30, 2012, Sprint and New Sprint entered into an expense reimbursement agreement, pursuant to which the parties agreed that New Sprint will reimburse Sprint for certain out-of-pocket expenses of up to $3.0 million in the aggregate incurred in connection with certain audit services performed on behalf of Sprint, including converting Sprint’s financial statements to a presentation in conformity with the International Financial Reporting Standards and performing a valuation of Sprint’s assets in connection with the preparation of pro forma financial statements. In connection with the Clearwire Acquisition, on December 17, 2012, SoftBank and New Sprint entered into a consent and agreement with Sprint, which permitted Sprint to enter into the agreements related thereto and provided SoftBank with certain rights to information and review of certain actions which might be taken by Sprint in connection with the Clearwire Acquisition, and on January 30, 2013 and February 26, 2013, SoftBank and New Sprint delivered consents to Sprint, which permitted Sprint to enter into amendments to the note purchase agreement related thereto.

Sprint or its affiliates have also entered into various commercial agreements with SoftBank or its affiliates for international wireless roaming, as well as wireless and wireline call termination (collectively, the “Commercial Agreements”). These Commercial Agreements, which include interconnection agreements, master services agreements, international roaming agreements, traffic termination agreements and other commercial agreements, were entered into in arms-length transactions in the ordinary course of business and are typical for SoftBank’s contractual arrangements with other U.S. carriers. The Commercial Agreements and related contract orders covered an aggregate of less than $10 million in payments for services, fees and expenses between the parties since January 1, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SPRINT

Security Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of 5% or more of Sprint’s common stock. For purposes of the table below, beneficial ownership is determined based on Rule 13d-3 of the Securities Exchange Act of 1934, which states that a beneficial owner is any person who directly or indirectly has or shares voting and/or investment or dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
SoftBank Crop. 1-9-1 Higashi-Shimbashi Minato-ku Tokyo 105-7303 Japan	590,476,190 shares	(2)	16.4	%(3)

Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	330,058,600 shares	(4)	11%

Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	319,807,955 shares	(5)	10.6%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	154,874,860 shares	(6)	5.1%

(1)	The ownership percentages set forth in this column are based on Sprint’s outstanding shares on March 6, 2013 and assumes that each of these stockholders continued to own the number of shares reflected in the table above on March 6, 2013.
(2)	Shares issuable upon conversion of the Bond. Pursuant to the terms of the Bond Purchase Agreement, the Bond will automatically convert to shares of Sprint common stock immediately prior to the effective time of the SoftBank Merger. The conversion of the Bond to Sprint common stock is otherwise limited and, if not converted immediately prior to the effective time of the SoftBank Merger, may only be converted if the Merger Agreement has been terminated, the SoftBank Merger has not occurred and all required regulatory approvals have been obtained, subject in each case to certain exceptions. See “The Bond Purchase Agreement” beginning on page [—].
(3)	The SoftBank ownership percentage assumes conversion of the Bond. See footnote (2) above.
(4)	According to a Schedule 13G/A filed with the SEC on February 13, 2013, by Capital Research Global Investors (a division of Capital Research and Management Company). According to the Schedule 13G/A, Capital Research Global Investors is the beneficial owner of, and has sole voting power and sole dispositive power with respect to, all of the shares.
(5)	According to a Schedule 13G/A filed with the SEC on February 13, 2013, by Dodge & Cox. Dodge & Cox has sole voting power with respect to 299,521,655 shares, and sole dispositive power with respect to 319,807,955 shares.
(6)	According to a Schedule 13G/A filed with the SEC on January 30, 2013, by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of, and has sole voting power and sole dispositive power with respect to, all of the shares.

Security Ownership of Directors and Executive Officers

The following table states the number of shares of Sprint common stock beneficially owned as of March 6, 2013 by each director, named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Name of Beneficial Owner	Shares Owned		Shares Covered by Exercisable Options and RSUs to be Delivered(1)	Percentage of Common Stock
Robert R. Bennett	107,542		—	*
Gordon M. Bethune	96,060		—	*
Keith O. Cowan(2)	731,788		2,122,388	*
Steven L. Elfman	526,534		2,134,913	*
Joseph J. Euteneuer	240,252	(3)	430,540	*
Larry C. Glasscock	112,491		—	*
James H. Hance, Jr.	117,000		—	*
Daniel R. Hesse	3,030,407		7,788,203	*
V. Janet Hill	97,673		35,600	*
Frank Ianna	77,339		—	*
Robert L. Johnson	269,188		803,136	*
Sven-Christer Nilsson	51,710		—	*
William R. Nuti	74,695		—	*
Rodney O’Neal	82,194		—	*
Directors and Executive Officers as a group (20 persons)	6,017,365		14,535,996	*

*	Indicates ownership of less than 1%.
(1)	Represents shares that may be acquired upon the exercise of stock options exercisable, and shares of stock that underlie restricted stock units to be delivered, on or within 60 days after March 6, 2013 under Sprint’s equity-based incentive plans.
(2)	Mr. Cowan left Sprint effective January 2, 2013.
(3)	Includes 125,000 shares of restricted stock as to which Mr. Euteneuer has sole voting power but no dispositive power.

LEGAL MATTERS

The validity of the shares of New Sprint common stock offered by this proxy statement-prospectus will be passed upon for New Sprint by Morrison & Foerster LLP, counsel for New Sprint and SoftBank.

Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Sprint, will pass upon certain federal income tax consequences of the SoftBank Merger for Sprint.

EXPERTS

The consolidated financial statements of Starburst II, Inc. and subsidiary as of December 31, 2012 and for the period from October 5, 2012 (date of incorporation) through December 31, 2012 included in this proxy statement-prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Merger Agreement entered into among Sprint Nextel Corporation, SoftBank Corp., Starburst 1, Inc., Starburst II, Inc., and Starburst III, Inc.). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sprint Nextel Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement of which this proxy statement-prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of accounting guidance regarding the presentation of the consolidated statement of comprehensive loss in 2011 and testing indefinite-lived intangible assets for impairment in 2012.

The consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated in this proxy statement-prospectus by reference from Sprint Nextel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s merger and financing agreements with Sprint Nextel Corporation, the uncertainties associated with those agreements, and the related potential impact of such uncertainties on the Company’s need for liquidity in the next twelve months) which is incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SPRINT STOCKHOLDER PROPOSALS

Sprint does not expect to hold an annual stockholders meeting in 2013 while the SoftBank Merger is pending and it currently plans to delay its 2013 annual stockholders’ meeting and only hold an annual meeting in 2013 if the SoftBank Merger is not completed. You may submit proposals for consideration at the 2013 annual stockholder meeting, in the event Sprint holds a 2013 annual meeting. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. The deadline for submitting stockholder proposals to be included in the proxy statement for Sprint’s 2013 annual meeting of stockholders was December 6, 2012; however, if the meeting is delayed by more than 30 days from the anniversary of the 2012 annual meeting, which was held on May 15, 2012, Sprint will announce a new deadline for submission of stockholder proposals. In that case, if you intend to submit a proposal, it must be received by Sprint’s Corporate Secretary at Sprint’s principal executive offices at 6200 Sprint Parkway, Overland

Park, Kansas 66251, no later than such date. For a stockholder proposal that is not intended to be included in Sprint’s proxy statement for the 2013 annual meeting under Rule 14a-8, the stockholder must provide the information required by Sprint’s bylaws and give timely notice to Sprint’s Corporate Secretary in accordance with Sprint’s bylaws, which, in general, require that the notice must have been received by Sprint’s Corporate Secretary not earlier than December 16, 2012; and not later than January 15, 2013. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of Sprint’s 2012 annual meeting, notice will be timely if received between one hundred and fifty (150) and one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

Sprint’s bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver the information required by Sprint’s bylaws. To nominate an individual for election at the 2013 annual stockholder meeting (in the event such a meeting is held), the stockholder must give timely notice to Sprint’s Corporate Secretary in accordance with Sprint’s bylaws, which, in general, require that the notice must have been received by the Corporate Secretary not earlier than December 16, 2012; and not later than January 15, 2013. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of Sprint’s 2012 annual meeting, notice will be timely if received between one hundred and fifty (150) and one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. Sprint’s bylaws, which contain provisions regarding the requirements for making stockholder proposals and nominating director candidates, are available on Sprint’s website at www.sprint.com/governance.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this document or that which New Sprint and Sprint have referred you to. Neither New Sprint nor Sprint have authorized anyone to provide you with any additional information.

New Sprint has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to New Sprint common stock to be issued in the SoftBank Merger. This proxy statement-prospectus constitutes the prospectus of New Sprint filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Sprint that have been filed via the EDGAR System.

In addition, the SEC allows Sprint and New Sprint to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information included directly in this proxy statement-prospectus or incorporated by reference subsequent to the date of this proxy statement-prospectus as described below.

This proxy statement-prospectus incorporates by reference the documents listed below that Sprint has previously filed with the SEC. They contain important information about Sprint and its financial condition.

•	Sprint’s Annual report on Form 10-K for the year ended December 31, 2012; and

•	Current reports on Form 8-K filed on March 5, 2013 (two reports) (other than any portion of any such documents not deemed to be filed).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Sprint incorporates by reference any future filings Sprint makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the date of the Sprint special stockholders’ meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement-prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

This proxy statement-prospectus is also available at Sprint’s website at www.sprint.com/investors, and you can obtain the documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from:

Sprint Nextel Corporation

Brad Hampton, Investor Relations

6200 Sprint Parkway

Overland Park, Kansas 66251

(800) 259-3755

email: investor.relations@sprint.com

If you have any questions about the SoftBank Merger, please call Sprint Investor Relations at (800) 259-3755.

This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement-prospectus nor any distribution of securities pursuant to this proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement-prospectus by reference or in its affairs since the date of this proxy statement-prospectus. The information contained in this proxy statement-prospectus with respect to New Sprint was provided by New Sprint and the information contained in this proxy statement-prospectus with respect to Sprint was provided by Sprint.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Starburst II, Inc.

Wilmington, Delaware

We have audited the accompanying consolidated balance sheet of Starburst II, Inc. and subsidiary (the “Company”), an indirect wholly owned subsidiary of SoftBank Corp., as of December 31, 2012, and the related consolidated statements of comprehensive loss, stockholder’s equity, and cash flows for the period from October 5, 2012 (date of incorporation) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiary as of December 31, 2012, and the results of their operations and their cash flows for the period from October 5, 2012 (date of incorporation) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on October 15, 2012, Sprint Nextel Corporation (“Sprint”), SoftBank Corp., Starburst I, Inc., the Company, and Starburst III, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”).

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 15, 2013

STARBURST II, INC.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2012

In thousands (except for number of shares and par value)
ASSETS
Current assets:
Cash and cash equivalents	$5,000
Interest receivable	5,856

Total current assets	10,856
Investment	2,929,000
Derivative	175,000

Total assets	$3,114,856

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accrued expenses and other current liabilities	$1,096
Income taxes payable	1,906

Total current liabilities	3,002
Deferred tax liabilities	1,400

Total liabilities	4,402

Commitments and contingencies (Note 6)

Stockholder’s equity:
Class A common stock, $.01 par value, 1,000 shares authorized; none issued and outstanding at December 31, 2012	—
Class B common stock, $.01 par value, 25,000,000 shares authorized; 3,106,000 shares issued and outstanding at December 31, 2012	31
Additional paid-in capital	3,136,619
Accumulated deficit	(26,542)
Accumulated other comprehensive income	346

Total stockholder’s equity	3,110,454

Total liabilities and stockholder’s equity	$3,114,856

The accompanying notes are an integral part of the consolidated financial statements.

STARBURST II, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

PERIOD FROM OCTOBER 5, 2012 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 2012

In thousands
Operating expenses	$(32,746)
Other income (expense):
Interest income	10,324
Change in fair value of derivative	(1,000)

Loss before income tax expense	(23,422)
Income tax expense	(3,120)

Net loss	$(26,542)

Other comprehensive income:
Unrealized gain on available-for-sale investment, net of $186 of deferred tax expense	346

Comprehensive loss	$(26,196)

The accompanying notes are an integral part of the consolidated financial statements.

STARBURST II, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

PERIOD FROM OCTOBER 5, 2012 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 2012

	In thousands
	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total stockholder’s equity
	Shares	Par value	Shares	Par value
Balances at October 5, 2012 (date of incorporation)	—	$—	—	$—	$—	$—	$—	$—
Class B common stock issued	—	—	3,106	31	3,104,969	—	—	3,105,000
Expenses incurred by SOFTBANK CORP for the benefit of the Company	—	—	—	—	31,650	—	—	31,650
Net loss	—	—	—	—	—	(26,542)	—	(26,542)
Other comprehensive income, net of tax	—	—	—	—	—	—	346	346

Balances at December 31, 2012	—	$—	3,106	$31	$3,136,619	$(26,542)	$346	$3,110,454

The accompanying notes are an integral part of the consolidated financial statements.

STARBURST II, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

PERIOD FROM OCTOBER 5, 2012 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 2012

In thousands
Cash flows from operating activities
Net loss	$(26,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses incurred by SOFTBANK CORP for the benefit of the Company	31,650
Deferred income taxes	1,214
Accretion of convertible bond discount	(4,468)
Change in fair value of derivative	1,000
Changes in assets and liabilities:
Interest receivable	(5,856)
Accrued expenses and other current liabilities	1,096
Income taxes payable	1,906

Net cash used in operating activities	—
Cash flows from investing activities

Purchase of investment and derivative	(3,100,000)

Net cash used in investing activities	(3,100,000)

Cash flows from financing activities

Proceeds from issuance of Class B common stock	3,105,000

Net cash provided by financing activities	3,105,000

Net increase in cash and cash equivalents	5,000

Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$5,000

The accompanying notes are an integral part of the consolidated financial statements.

STARBURST II, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM OCTOBER 5, 2012 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 2012

1.	ORGANIZATION AND BUSINESS OPERATIONS

Starburst II, Inc. (“Starburst II”) was incorporated in Delaware on October 5, 2012. Starburst II was established by SoftBank Corp (“SoftBank”), a publicly-traded holding company organized and existing under the laws of Japan and headquartered in Tokyo, for purposes of (i) directly owning Starburst III, Inc. (“Merger Sub” and collectively with Starburst II the “Company”) and (ii) acquiring a controlling interest in Sprint Nextel Corporation (“Sprint”) as more fully described below.

Starburst II is a wholly owned subsidiary of Starburst I, Inc. (“HoldCo”). Holdco is a wholly owned subsidiary of SoftBank. Starburst II issued 3,106,000 shares of its Class B common stock to HoldCo for $3.1 billion. Merger Sub is a wholly owned subsidiary of Starburst II. Merger Sub issued 1,000 shares of its common stock to Starburst II for $10. The Company has selected December 31 as its fiscal year end.

On October 15, 2012, Sprint, SoftBank, HoldCo, Starburst II and Merger Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Sprint, with Sprint surviving the merger as a wholly owned subsidiary of Starburst II (the “Merger”). Upon consummation of the Merger, Starburst II will amend and restate its certificate of incorporation to authorize the issuance of $0.01 par value per share common stock (“Starburst II Common Stock”). The number of shares authorized will be an amount sufficient to effect the merger. At that time, all shares of Starburst II Class B common stock held by HoldCo will automatically convert into Starburst II Common Stock. Starburst II will be renamed Sprint Corporation.

Pursuant to the Merger Agreement and upon the terms and subject to the conditions described therein, each outstanding share of Series 1 common stock, $2.00 par value per share, of Sprint (“Sprint Common Stock”), other than shares of Sprint Common Stock cancelled and retired upon consummation of the Merger (the “Effective Time”), Sprint Common Stock held by Starburst II and Dissenting Shares (as defined in the Merger Agreement), will be converted at the Effective Time into either (i) with respect to shares of Sprint Common Stock for which an election to receive cash has been effectively made, subject to the election and allocation procedures in the Merger Agreement, cash in an amount equal to $7.30 (subject to proration), (ii) with respect to shares of Sprint Common Stock for which an election to receive Starburst II Common Stock has been effectively made, one share of Starburst II Common Stock (subject to proration), or (iii) with respect to shares of Sprint Common Stock for which no election to receive cash or Starburst II Common Stock has been effectively made, either (x) cash in an amount equal to $7.30, (y) one share of Starburst II Common Stock or (z) a combination of cash and a fraction of a share of Starburst II Common Stock (collectively, the “Merger Consideration”). Immediately following the Merger, subject to the terms of the Merger Agreement, it is expected that HoldCo will hold shares of Starburst II Common Stock representing approximately 70% of the fully-diluted equity of Starburst II, and the former stockholders and other former equity holders of Sprint will hold, collectively, shares of Starburst II Common Stock and other equity securities of Starburst II collectively representing approximately 30% of the fully-diluted equity of Starburst II.

At or prior to the Effective Time, SoftBank will cause HoldCo (i) to contribute to Starburst II not less than approximately $17.04 billion, of which $12.14 billion will be paid to Sprint’s stockholders as part of the Merger Consideration and $4.9 billion will remain in the cash balances of Starburst II following the Effective Time and (ii) to enter into a Warrant Agreement with Starburst II (the “Warrant Agreement”). Pursuant to the Warrant Agreement, for a period of five years after the Effective Time, HoldCo will have the right to purchase up to approximately 55 million shares of Starburst II Common Stock for a price of $5.25 per share.

The consummation of the Merger is subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Sprint Common Stock in favor of the adoption of the Merger Agreement. The consummation of the Merger is also subject to the performance of covenants and the satisfaction of certain other conditions, including, among other things, (i) the effectiveness of the registration statement for the shares of Starburst II Common Stock to be issued in the Merger, and the approval of the listing of such shares on the New York Stock Exchange (the “NYSE”), (ii) receipt of certain regulatory approvals, including approvals of the Federal Communications Commission, applicable state public utility commissions, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain applicable non-U.S. competition laws, favorable completion of review by the Committee on Foreign Investments in the United States (“CFIUS”) and the approval by the Defense Security Services of a plan to operate the business of Sprint and its subsidiaries pursuant to a foreign ownership, control or influence (“FOCI”) mitigation plan, and (iii) no material adverse effect with respect to Sprint since the date of the Merger Agreement.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). It includes the accounts of Starburst II and Merger Sub, its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of income and expense during the reporting period. Significant estimates include valuation of the Bond and the related embedded derivative. Actual results could differ materially.

Cash and cash equivalents — The Company considers all demand deposit accounts and highly liquid investments with original maturities of three months or less to be cash equivalents. At times, bank deposits may be in excess of federally insured limits.

Investment and derivative — On October 15, 2012, and in connection with the Merger Agreement, Starburst II entered into a Bond Purchase Agreement (the “Bond Purchase Agreement”) with Sprint pursuant to which Starburst II purchased from Sprint a convertible bond (the “Bond”) in the principal amount of $3.1 billion on October 22, 2012 at par. The Bond is convertible, subject to the provisions of the Bond Purchase Agreement, into an aggregate of 590,476,190 shares of Sprint Common Stock, or approximately 19.6% of the outstanding shares of Sprint Common Stock as of December 31, 2012 (pre-conversion of the Bond), subject to adjustment in accordance with the terms of the Bond Purchase Agreement. If not earlier converted, principal and any accrued but unpaid interest under the Bond will be due and payable on October 15, 2019. The principal balance of the Bond will bear interest at 1.0% per annum, with interest payable semi-annually in arrears on April 15 and October 15, beginning on April 15, 2013.

Immediately prior to the Effective Time, the Bond will convert into shares of Sprint Common Stock in accordance with the terms and conditions of the Bond Purchase Agreement, and the Bond may not otherwise convert prior to the termination of the Merger Agreement without consummation of the Merger. Starburst II may convert the Bond into Sprint Common Stock at any time after the termination of the Merger Agreement without consummation of the Merger. Conversion of the Bond is subject in any case to receipt of any required approvals and, subject to certain exceptions, to receipt of waivers under Sprint’s existing credit facilities.

The Bond is a hybrid instrument consisting of an embedded derivative and the host contract. The economic characteristics and risks of the embedded derivative are not clearly and closely related to the economic characteristics and risks of the host contract. No fair value election was made with respect to the hybrid instrument in its entirety. Rather, the embedded derivative has been bifurcated and reported at fair value with changes in fair value recognized in earnings (loss) in accordance with FASB Accounting Standards Codification Topic 815 (“ASC 815”), Derivatives and Hedging.

The host contract represents an available-for-sale investment and is carried at its estimated fair value. Unrealized gains and losses related to the host contract are recorded within accumulated other comprehensive income (loss). Upon realization, gains and losses are measured and reclassified from accumulated other comprehensive income (loss) to earnings (loss).

Realized losses related to the host contract are recognized when the decline in the fair value of the investment is below the cost basis and deemed to be other-than-temporary. If it is determined that a decline in fair value is other-than-temporary, a realized loss equal to the decline is reflected as a charge to earnings (loss), and a new cost basis in the investment is established.

Fair Value of Financial Instruments — FASB Accounting Standards Codification Topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Cash, cash equivalents, interest receivable, accrued expenses and other current liabilities are reflected in the consolidated financial statements at book value, which approximates fair value because of the short-term nature of these instruments.

The fair value of financial assets and liabilities are determined based on the fair value hierarchy prescribed by ASC 820, which prioritizes the inputs to valuation techniques used to measure fair value for assets and liabilities into three levels:

Level I — Quoted prices in active markets for identical assets or liabilities

Level II — Observable market based inputs or unobservable inputs that are corroborated by market data

Level III — Unobservable inputs that are not corroborated by market data including management’s estimate of assumptions that market participants would use in pricing the financial asset or liability

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Assessing the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Concentration of Credit Risk — The Company is potentially subject to concentrations of credit risk from its financial instruments consisting of cash, cash equivalents and the Bond.

3.	FAIR VALUE MEASUREMENT

The carrying value and estimated fair value of our cash equivalents, which consist of short-term money market funds, are classified as Level 1 within the fair value hierarchy. There were no transfers between Level 1 and Level 2 during the period from October 5, 2012 (date of incorporation) through December 31, 2012.

Management is responsible for determining appropriate valuation policies and procedures for fair value measurements within Level 3. Fair value calculations are generally prepared by third-party valuation experts who rely on assumptions and estimates provided by management, such as the development and determination of relevant unobservable inputs. Through regular interaction with the third-party valuation experts, management determines the valuation techniques used and inputs and outputs of the valuation models reflect the requirements of ASC 820. Changes in fair value measurements categorized within Level 3 are analyzed each calendar quarter based on changes in estimates or assumptions and recorded as appropriate.

The estimated fair values of the host contract and embedded derivative are calculated by third-party valuation experts and determined under the income approach using relevant model-driven valuation techniques including discounted cash flow and binomial lattice models. This approach requires the use of significant inputs from observable market data as well as unobservable inputs supported by little or no market data, including various assumptions that management believes market participants would use in pricing the Bond. The significant observable and unobservable inputs used to value the host contract and the embedded derivative include Sprint’s stock price, volatility, credit spread and certain other assumptions specifically related to the Merger. The actual Merger outcome may have a significant impact on both observable and unobservable inputs to the models and the resulting fair values of the host contract and the embedded derivative derived from the models.

The following table summarizes, for assets measured at fair value, the respective fair value and the classification by level of input within the fair value hierarchy (in thousands):

		Fair Value Measurements Using
	Total Carrying Value at December 31, 2012	Quoted Prices in Active Markets for Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Other Unobservable Inputs (Level III)
Assets:
Cash equivalents	$5,000	$5,000	$—	$—
Investment	2,929,000	—	—	2,929,000
Derivative	175,000	—	—	175,000

Total assets measured at fair value	$3,109,000	$5,000	$—	$3,104,000

The following is a reconciliation of Level 3 assets for the period from October 5, 2012 (date of incorporation) through December 31, 2012 (in thousands):

	Balances as of October 5, 2012 (date of incorporation)	Net Purchases	Net Sales	Accretion of Bond Discount Recognized as Interest Income	Change in Value of Derivative	Appreciation Recognized through OCI	Transfers In (Out) of Level 3	Balances as of December 31, 2012
Investment	—	2,924,000	—	4,468	—	532	—	2,929,000
Derivative	—	176,000	—	—	(1,000)	—	—	175,000

Total	$—	$3,100,000	$—	$4,468	$(1,000)	$532	$—	$3,104,000

4.	STOCKHOLDER’S EQUITY

The Company is authorized to issue up to 1,000 shares of Class A common stock and 25,000,000 shares of Class B common stock (collectively the “Common Stock”). The Class A and Class B common stock generally have the same economic and voting rights. Holders of Common Stock are entitled to one vote for each share of Common Stock held. In addition, the holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors.

5.	INCOME TAXES

Income tax expense consists of the following (in thousands):

Current income tax expense — federal	$(1,906)
Deferred income tax expense — federal	(1,214)

Total income tax expense	$(3,120)

A reconciliation of the Company’s effective tax rate to the U.S. federal statutory income tax rate of 35% is as follows (in thousands):

Income tax benefit at the federal statutory rate	$8,198
Effect of:
Valuation allowance	(4,364)
Permanent differences	(7,009)
Other	55

Total income tax expense	$(3,120)

Effective income tax rate	-13.3%

Income tax expense allocated to other items is as follows:
Unrealized gain on available-for-sale investment	$(186)

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of the Company’s assets and liabilities and their tax bases that will result in future taxable or deductible amounts. For acquisition-related costs incurred prior to the Merger that are not immediately deductible for tax purposes, management of the Company has elected to record deferred tax assets, and a related valuation allowance as appropriate, at the time the expenses are recognized after considering the likelihood the Merger will be consummated and the expected tax structure of the Merger. Upon consummation of the Merger, the deferred tax assets for those acquisition-related costs will be reassessed to determine whether recognition continues to be appropriate.

Deferred income tax assets and liabilities are based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount management believes is more likely than not to be realized.

The Company’s deferred tax assets (liabilities) are as follows (in thousands):

Deferred tax assets:
Acquisition-related costs	$4,364
Convertible bond discount	60,036

Total deferred tax assets	64,400
Less: valuation allowance	4,364

Deferred tax assets, net of valuation allowance	60,036

Deferred tax liabilities:
Derivative	(61,250)
Investment	(186)

Total deferred tax liabilities	(61,436)
Net deferred tax liabilities	$(1,400)

6.	COMMITMENTS AND CONTINGENCIES

The Merger Agreement contains representations and warranties and covenants customary for a transaction of this nature. The Merger Agreement also contains certain termination rights for both Sprint and Starburst II. Upon termination of the Merger Agreement, under specified circumstances (including in connection with a superior offer), Sprint may be required to pay a termination fee of $600 million to Starburst II. In addition, if the Merger Agreement is terminated because Sprint’s stockholders do not approve and adopt the Merger Agreement, and prior to such termination certain triggering events described in the Merger Agreement have not occurred, then Sprint may be required to reimburse Starburst II for its fees and expenses incurred in connection with the

Merger Agreement up to $75 million. Upon termination of the Merger Agreement, under specified circumstances (including failure of Starburst II to obtain adequate financial resources to effect the Merger), Starburst II may be required to pay a reverse termination fee of $600 million to Sprint.

On December 18, 2012, SoftBank executed certain bridge financing agreements with several large financial institutions. Starburst II has pledged a security interest in and continuing lien on substantially all of its assets as a guarantor to the bridge financing.

7.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 15, 2013, the date the consolidated financial statements were issued.

******

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SOFTBANK CORP.,

a Japanese kabushiki kaisha;

STARBURST I, INC.,

a Delaware corporation;

STARBURST II, INC.,

a Delaware corporation;

STARBURST III, INC.,

a Kansas corporation; and

SPRINT NEXTEL CORPORATION,

a Kansas corporation

Dated as of October 15, 2012

Annex A - 1

i

Annex A - 2

ii

Annex A - 3

iii

Annex A - 4

Exhibits

Exhibit A	–	Certain Definitions

Exhibit B	–	Form of Certificate of Incorporation of Parent

Exhibit C	–	Form of Bylaws of Parent

Exhibit D	–	Form of Warrant Agreement

Exhibit E	–	Form of 2007 Omnibus Incentive Plan

Exhibit F	–	Form of Employee Stock Purchase Plan

Annex A - 5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 15, 2012, by and among: SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Sprint Nextel Corporation, a Kansas corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The boards of directors of SoftBank, HoldCo, Parent and Merger Sub (collectively, the “Parent Entities”) and the Company have each approved this Agreement and the Merger.

B. Parent and the Company have entered into a Bond Purchase Agreement of even date herewith (the “Bond Purchase Agreement”), pursuant to which Parent has agreed to purchase from the Company a Bond (the “Bond”) in the principal amount of $3,100,000,000, which Bond is convertible, subject to the conditions of, and adjustments set forth in, the Bond Purchase Agreement, into an aggregate of 590,476,190 shares of Company Common Stock. Immediately prior to the Effective Time, the Bond will be converted into shares of Company Common Stock in accordance with the terms and conditions of the Bond Purchase Agreement (such shares of Company Common Stock issued upon conversion of the Bond, the “Bond Shares”).

C. The parties intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and Section 17-6701 of the KGCC (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

D. In the Merger, each outstanding share of Series 1 common stock, $2.00 par value, of the Company (“Company Common Stock”) will be converted into (i) cash in an amount equal to $7.30 (the “Per Share Amount”), (ii) one share of Parent Common Stock, or (iii) a combination of cash and a fraction of a share of Parent Common Stock, all as more fully provided herein. Immediately following the Merger, subject to the terms and conditions of this Agreement, HoldCo will hold shares of Parent Common Stock representing 69.642% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement), and the former stockholders and other former equityholders of the Company will hold, collectively, shares of Parent Common Stock and other equity securities of Parent collectively representing 30.358% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement).

E. At the Effective Time, SoftBank will cause HoldCo (i) to contribute to Parent not less than $17,040,000,000 (of which amount (x) the amount of Aggregate Cash Consideration ($12,140,000,000) will be paid to the Company’s stockholders subject to the terms and conditions set forth in this Agreement and (y) $4,900,000,000 will remain in the cash balances of Parent as of immediately following the Effective Time), and (ii) to enter into a Warrant Agreement with Parent substantially in the form of Exhibit D (the “Warrant Agreement”) and consummate the transactions contemplated thereby.

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Annex A - 6

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. Parent Entities

1.1 Organization of HoldCo, Parent and Merger Sub.

(a) SoftBank has caused HoldCo to be organized under the laws of the State of Delaware. The authorized capital stock of HoldCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares have been issued to SoftBank.

(b) HoldCo has caused Parent to be organized under the laws of the State of Delaware. As of the date hereof, the authorized capital stock of Parent consists of 2,000 shares of common stock, par value $0.01 per share, of which 1,000 shares have been designated Class A Common Stock, none of which have been issued to date, and 1,000 shares have been designated Class B Common Stock (the “Parent Class B Common Stock”), all of which shares have been issued to HoldCo. Pursuant to the Parent Charter and Section 1.2(b) hereof, immediately prior to the Effective Time, the Parent Class B Common Stock shall be reclassified as a class of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”).

(c) Parent has caused Merger Sub to be organized under the laws of the State of Kansas for the sole purpose of effectuating the Merger. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares have been issued to Parent.

1.2 Charter Documents of Parent.

(a) SoftBank will take, and will cause Parent to take, all requisite action to cause the certificate of incorporation of Parent to be substantially in the form of Exhibit B (the “Parent Charter”) and the bylaws of Parent to be substantially in the form of Exhibit C (the “Parent Bylaws”), in each case, at or immediately prior to the Effective Time (with such modifications to the Parent Charter and Parent Bylaws as Parent and the Company agree to prior to the Effective Time). SoftBank agrees to comply, and to cause its Subsidiaries to comply, with the provisions of Article VI of the Parent Charter.

(b) Pursuant to Section 4.2 of the Parent Charter and as of the Effective Time, all issued and outstanding shares of Class B Common Stock outstanding as of immediately prior to the Effective Time shall be reclassified into a number of shares of Parent Common Stock equal to the HoldCo Number pursuant to the following provisions, and the parties agree and acknowledge that such provisions will govern the calculation of the number of shares of Parent Common Stock to be held by HoldCo immediately following the Effective Time, with the purpose and intent (subject to such provisions) that, immediately following the Effective Time, HoldCo will hold shares of Parent Common Stock representing 69.642% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement), and the former stockholders and other former equityholders of the Company will hold, collectively, shares of Parent Common Stock and other equity securities of Parent collectively representing 30.358% of the fully diluted equity of Parent (excluding shares of Parent Common Stock issuable upon exercise of the warrant contemplated by the Warrant Agreement).

(i) “Aggregate Exercise Price” means the aggregate exercise price that would be payable if all In the Money Options were exercised in full (and not net exercised).

(ii) “Aggregate Option Shares” means the aggregate number of shares of Company Common Stock that would be issuable if all In the Money Options were exercised in full (and not net exercised).

(iii) “In the Money Multiplier” means (A) one minus (B) a fraction (x) whose numerator is the Aggregate Exercise Price, and (y) whose denominator is the product of (1) the Aggregate Option Shares multiplied by (2) the Per Share Amount.

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Annex A - 7

(iv) “In the Money Options” means Company Options and Company ESPP Options outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Per Share Amount.

(v) “HoldCo Number” means the product of (A) 2.294 multiplied by (B) the sum of (1) the aggregate number of shares of Parent Common Stock that would be issuable to holders of Company Common Stock in the Merger pursuant to Sections 2.5(a)(iii) and 2.6 (and assuming for this purpose that there were no Dissenting Shares and without regard to whether or not there are in fact any Dissenting Shares), plus (2) the product of (x) the In the Money Multiplier multiplied by (y) the Aggregate Option Shares; plus (3) the aggregate number of shares of Parent Common Stock issuable upon the conversion of Company RSUs outstanding immediately prior to the Effective Time pursuant to Section 2.10(b) of the Merger Agreement.

(vi) At the Effective Time, all outstanding shares of Parent Class B Common Stock held by HoldCo as of immediately prior to the Effective Time will automatically be reclassified into a number of shares of Parent Common Stock equal to the HoldCo Number.

1.3 Directors of Parent. At the Effective Time, the directors of Parent will consist of ten members, six of whom will be designated by SoftBank prior to the Effective Time (of which six members, three will not be directors, officers or employees of any Parent Entity or any of their respective Affiliates other than an Acquired Corporation and will be independent directors under the listing standards of the NYSE), three of whom will be any three non-management directors of the Company as of immediately prior to the Effective Time and who are independent directors under the listing standards of the NYSE and one of whom will be the Chief Executive Officer of the Company. Each such director will remain in office until his or her successors are elected in accordance with the Parent Bylaws.

1.4 Actions of Parent Entities. SoftBank, HoldCo, Parent and Merger Sub have approved this Agreement, and HoldCo, the holder of all the outstanding shares of Parent Common Stock, will cause Parent, as the sole stockholder of Merger Sub, to adopt this Agreement. SoftBank will cause HoldCo, Parent and Merger Sub to perform their respective obligations under this Agreement and, subject to the terms and conditions of this Agreement, to cause each such Person to consummate the Merger and the Contemplated Transactions. Any obligation, covenant, undertaking or other agreement of or binding on HoldCo, Parent or Merger Sub contained in this Agreement shall be deemed to include an obligation, covenant, undertaking and agreement of SoftBank to cause HoldCo, Parent and Merger Sub, as applicable, to fully comply with such obligation, covenant, undertaking or agreement and, if such obligation, covenant, undertaking or agreement involves the making of any payment or satisfaction of any financial obligation, shall be deemed to include an obligation of SoftBank to provide the necessary cash amounts to HoldCo, Parent and Merger Sub necessary to make such payments or satisfy such obligations in full.

Section 2. Merger and Related Matters

2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub will be merged with and into the Company pursuant to Section 17-6701 of the KGCC, and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

3

Annex A - 8

2.3 Closing; Effective Time. The consummation of the Merger and the other Contemplated Transactions (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, at 1:00 p.m. (California time) on the later of (a) the date that is three Business Days after the satisfaction or waiver (other than those that are not legally permitted to be waived) of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7, other than any conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of each such condition, and (b) such later date (not later than seven Business Days after the date specified in clause (a) above) as Parent may designate in order to obtain the Debt Financing, or on such other date or at such other time or location as Parent and the Company may mutually designate in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the KGCC will be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Kansas. The Merger will become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Kansas or at such later time as may be specified in such certificate of merger with the written consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation will be amended to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) the authorized capital stock of the Surviving Corporation will consist of a number of shares of common stock that is at least equal to the sum of (x) 1,000 and (y) the number of Bond Shares and (ii) the Articles of Incorporation of the Surviving Corporation will comply with the provisions of Section 5.7;

(b) the Bylaws of the Surviving Corporation will be amended to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the Bylaws of the Surviving Corporation will comply with the provisions of Section 5.7; and

(c) the directors and officers of the Surviving Corporation will be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

2.5 Conversion of Shares of Company Common Stock and Common Stock of Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Parent Entities, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(ii)(A) each share of Company Common Stock then outstanding that is owned of record by Parent, including the Bond Shares, will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and no consideration will otherwise be delivered therefor, and (B) each share of Company Common Stock then outstanding that is owned of record by Merger Sub or any other wholly owned Subsidiary of Parent will be canceled and retired and will cease to exist, and no consideration will be delivered therefor;

4

Annex A - 9

(iii) except as provided in clauses (i) and (ii) of this Section 2.5(a) and subject to Sections 2.5(b), 2.5(c) and 2.9, each share of Company Common Stock then outstanding will be cancelled and extinguished and automatically converted into the right to receive (upon the proper surrender of the Certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the following:

(1) if such share is a Cash Electing Share, cash in an amount equal to the Per Share Amount (except, that to the extent provided in Section 2.6, such Cash Electing Share may instead be converted into the right to receive a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d)):

(2) if such share is a Stock Electing Share, one share of Parent Common Stock (except that, to the extent provided in Section 2.6, such Stock Electing Share may instead be converted into the right to receive a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d)); and

(3) if such share is a Non-Electing Share, one of the following, as determined in accordance with Section 2.6: (x) cash in an amount equal to the Per Share Amount; (y) one share of Parent Common Stock; or (z) a combination of cash and a fraction of a share of Parent Common Stock, subject to Section 2.5(d); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b) Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any provisions of the Parent Charter (including any provisions that relate to the calculation of the number of shares of Parent Common Stock to be held by HoldCo), the Merger Consideration and similarly dependent terms will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) If (i) any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other restricted stock agreement with the Company or under which the Company has any rights, and (ii) such restricted stock purchase agreement or other restricted stock agreement does not provide that the vesting of such share of Company Common Stock will fully accelerate at or prior to the Effective Time, then the Merger Consideration payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the Effective Time) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other restricted stock agreement.

(d) No fractional shares of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued in connection with the Merger. Any record holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such record holder in the Merger) will, in lieu of such fraction of a share and upon surrender of such holder’s Certificate(s) (as defined in Section 2.8(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Per Share Amount.

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2.6 Cash-Stock Election Allocation Provisions.

(a) As used in this Agreement (and in particular this Section 2.6), the following terms have the meanings specified below:

(i) “Aggregate Cash Consideration” means $12,140,000,000.

(ii) “Cash Electing Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time as to which a valid Election has been made to receive cash in the Merger, and “Cash Electing Shares Number” means the sum of (x) the number of Cash Electing Shares plus (y) the number of Dissenting Shares.

(iii) “Cash Proration Fraction” means the quotient derived by dividing (A) the Cash Share Number, by (B) the Cash Electing Shares Number.

(iv) “Cash Share Number” means the quotient determined by dividing (A) the Aggregate Cash Consideration by (B) the Per Share Amount.

(v) “Default Cash Fraction” means a fraction (A) whose numerator is the amount (if any) by which (x) the Cash Share Number exceeds (y) the Cash Electing Shares Number, and (B) whose denominator is the number of Non-Electing Shares.

(vi) “Default Stock Fraction” means a fraction (A) whose numerator is the amount (if any) by which (x) the Stock Share Number exceeds (y) the Stock Electing Shares Number, and (B) whose denominator is the number of Non-Electing Shares.

(vii) “Non-Electing Shares” means all shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding for the avoidance of doubt the Bond Shares) as to which neither (x) a valid Election to receive cash in the Merger, nor (y) a valid Election to receive Parent Common Stock in the Merger, has been made.

(viii) “Stock Electing Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time as to which a valid Election has been made to receive Parent Common Stock in the Merger, and “Stock Electing Shares Number” means the number of Stock Electing Shares; provided, however, that a Stock Electing Share that is held by a Person not a citizen of the United States may be treated as a Cash Electing Share if Parent and the Company mutually determine that it is necessary to do so to ensure SoftBank’s compliance with any applicable limits on foreign ownership under Section 310(b) of the FCC Act solely to the extent such limits are applied to SoftBank by the FCC.

(ix) “Stock Proration Fraction” means the quotient derived by dividing (A) the Stock Share Number, by (B) the Stock Electing Shares Number.

(x) “Stock Share Number” means the amount by which (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) exceeds (B) the Cash Share Number.

(b) If the Cash Electing Shares Number exceeds the Cash Share Number:

(i) each Stock Electing Share and (subject to Section 2.9) each Non-Electing Share will be converted into the right to receive one share of Parent Common Stock; and

(ii) each Cash Electing Share will be converted into the right to receive a combination of (A) cash in an amount equal to the product of (x) the Per Share Amount multiplied by (y) the Cash Proration Fraction, and (B) a fraction of a share of Parent Common Stock equivalent to one minus the Cash Proration Fraction.

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(c) If the Stock Electing Shares Number exceeds the Stock Share Number:

(i) each Cash Electing Share and (subject to Section 2.9) each Non-Electing Share will be converted into the right to receive cash in an amount equal to the Per Share Amount; and

(ii) each Stock Electing Share will be converted into the right to receive a combination of (A) a fraction of a share of Parent Common Stock equivalent to the Stock Proration Fraction, and (B) cash in an amount equal to the product of (x) the Per Share Amount multiplied by (y) one minus the Stock Proration Fraction.

(d) In the event that neither Section 2.6(b) nor Section 2.6(c) is applicable:

(i) each Cash Electing Share will be converted into the right to receive cash in an amount equal to the Per Share Amount;

(ii) each Stock Electing Share will be converted into the right to receive one share of Parent Common Stock; and

(iii) subject to Section 2.9, each Non-Electing Share will be converted into the right to receive (A) cash in an amount equal to the product of (i) the Per Share Amount multiplied by (ii) the Default Cash Fraction, and (B) a fraction of a share of Parent Common Stock equal to the Default Stock Fraction.

2.7 Exercise of Election by Company Stockholders.

(a) Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”), and the Exchange Agent will administer the Election process described in this Section 2.7 and the process described in Section 2.8. All elections in accordance with this Section 2.7 (“Elections”) will be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) and mailed to holders of record of shares of the Company Common Stock on the date that is at least 20 Business Days prior to the Effective Time or such other date as Parent and the Company mutually agree in writing (the “Election Record Date”). To the extent practicable, the Form of Election will permit each holder that beneficially owns shares of the Company Common Stock, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid and shares of Parent Common Stock to be issued in the Merger among the various accounts that such holder beneficially owns. Parent and the Company will make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of shares of the Company Common Stock between the Election Record Date and the close of business on the day prior to the Election Deadline.

(b) A Form of Election must be properly completed, signed, and actually received by the Exchange Agent not later than 5:00 p.m. New York City time on the date five Business Days prior to the Effective Time (such time hereinafter referred to as the “Election Deadline”) in order to be effective. Any share of Company Common Stock for which the record holder has not, prior to the Election Deadline, properly submitted a properly completed Form of Election to the Exchange Agent will be deemed to be a Non-Electing Share. Any record holder of shares of Company Common Stock who has made an Election may at any time prior to the Election Deadline change such holder’s Election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. After an Election has been validly made, any subsequent transfer of the shares of Company Common Stock as to which such election related shall automatically revoke such Election. In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. The Election Deadline shall only be extended by mutual agreement of SoftBank and the Company, and the parties shall promptly make a public announcement of any such agreement.

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(c) The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such reasonable determination of the Exchange Agent will be conclusive and binding. The Exchange Agent will not be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any share of Company Common Stock with respect to which a holder is deemed to have not submitted a valid Election prior to the Election Deadline will be deemed to be a Non-Electing Share.

(d) The Exchange Agent will make all the computations contemplated by this Section 2.7, including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares, and all such computations will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error. The Exchange Agent may, with the agreement of Parent and the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed), make such rules as are consistent with this Section 2.7 for the implementation of the Elections provided for herein as are necessary or desirable to effect fully such Elections. Prior to the Effective Time, Parent will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to Parent and the Company (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.7.

(e) In the event that this Agreement is terminated without the Merger having been consummated, Parent will instruct the Exchange Agent to return all shares of Company Common Stock submitted or transferred to the Exchange Agent pursuant to this Section 2.7.

2.8 Surrender of Certificates; Stock Transfer Books.

(a) At or prior to the Effective Time, Parent will deposit with the Exchange Agent (i) cash in an amount equal to the aggregate amount of cash payable pursuant to Sections 2.5 and 2.6, (ii) certificates representing shares of Parent Common Stock issuable pursuant to Sections 2.5 and 2.6, and (iii) cash sufficient to make any payments in lieu of fractional shares of Parent Common Stock that would have been payable with respect to Company Common Stock but for Section 2.5(d), in each case excluding amounts applicable to Dissenting Shares. The cash amounts and any shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments pursuant to the terms of the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose. Parent shall promptly replace or restore or shall cause the prompt replacement or restoration of the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments required under Section 2. Nothing contained in this Section 2.8 and no investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

(b) Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal (the “Letter of Transmittal”) in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Certificates, a provision confirming that delivery of Certificates will be effected, and risk of loss and title to Certificates will pass, only upon delivery of such Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Certificates and Book-Entry Shares. Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration deliverable to such holder pursuant to Sections 2.5 and 2.6 and any cash payment in lieu of a fractional share of Parent Common Stock in accordance

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with Section 2.5(d), and (B) the Certificate or Book-Entry Share so surrendered will be canceled. Until surrendered as contemplated by this Section 2.8(b), each Certificate or Book-Entry Share will be deemed, from and after the Effective Time, to represent solely the right to receive the applicable Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate or Book-Entry Share. If any Certificate has been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any Merger Consideration with respect thereto, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to any shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Certificate in accordance with this Section 2.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the first anniversary of the Effective Time will be delivered to Parent upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.8 will thereafter look only to Parent for satisfaction of their claims for delivery of Merger Consideration.

(e) At the Effective Time, holders of Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company, and the stock transfer books of the Company will be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate or Book-Entry Share is presented to the Surviving Corporation or Parent, such Company Certificate or Book-Entry Share will be canceled and will be exchanged as provided in this Section 2.8.

(f) To the extent permitted by applicable Legal Requirements, if any Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the Effective Time or (ii) the date immediately prior to the date on which the consideration that such Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration will become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(g) Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration (or dividends or distributions with respect to shares of Parent Common Stock included in such Merger Consideration) delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

2.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 17-6712 of the KGCC with respect to such share (a “Dissenting Share”) will not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Sections 2.5 and 2.6, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 17-6712 of the KGCC with respect to such share; provided, however, that if such appraisal rights have not been perfected or the holder of such share has otherwise lost such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to

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perfect such rights or the loss of such rights, such share will automatically be converted into and will represent only the right to receive (upon the surrender of the Certificate representing such share) the applicable Merger Consideration in accordance with Sections 2.5 and 2.6.

(b) The Company will give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 17-6712 of the KGCC and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company may not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent has consented in writing to such payment or settlement offer.

2.10 Stock Options, RSUs, Performance Units and ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent assuming such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; and (B) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option will otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. As of the Effective Time, each such Company Option as so assumed and converted shall be for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the Award Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option by (y) the Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock subject to the Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code (together with guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”), and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, will be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent assuming such Company RSU in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the award agreement by which such Company RSU is evidenced. All rights with respect to Company Common Stock under Company RSUs assumed by Parent will thereupon be converted into rights to be issued Parent Common Stock upon settlement of such assumed Company RSUs. Accordingly, from and after the Effective Time: (A) each Company RSU assumed by Parent will represent a right to be issued solely shares of Parent Common Stock upon settlement thereof; and (B) subject to the terms of the award agreement by which such Company RSU is evidenced, any restriction on the issuance of shares under any Company RSU assumed by Parent will continue in full force and effect and the term, vesting schedule and other provisions of such Company RSU will otherwise remain unchanged as a result of the assumption of such Company RSU; provided, however, that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company RSU assumed by Parent. As of the Effective Time, each such

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Company RSU as so assumed and converted shall be for that number of shares of Parent Common Stock (after aggregating all fractional shares with respect to each award, rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying to such Company RSU multiplied by (ii) the Award Exchange Ratio.

(c) Each Company Performance Unit that is outstanding immediately prior to the Effective Time, whether or not vested, will be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan. Accordingly, from and after the Effective Time, the term, vesting schedule and other provisions of such Company Performance Unit will otherwise remain unchanged as a result of the assumption of such Company Performance Unit; provided, however, that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Performance Unit assumed by Parent.

(d) Notwithstanding anything to the contrary, (i) with respect to the Company RSUs and Company Performance Units which provide for vesting subject to achievement of performance objectives, which objectives relate to performance periods that have not yet been completed as of the Closing Date, each such Company RSU and Company Performance Unit shall be converted as if target performance had been achieved as of the Closing Date, and each such Company RSU and Company Performance Unit shall otherwise continue to vest during the applicable performance period (subject to satisfying such other terms and conditions, including continued employment or service, applicable to each such Company RSU and Company Performance Unit), and (ii) from and after the Closing Date and reflecting Section 2.10(d)(i) above, (A) the provisions under the award agreements for each award of Company Options, Company RSUs and Company Performance Units shall continue in full force and effect, including but not limited to the provisions relating to effects of a termination following a Change in Control and (B) if the holder of a Company Performance Unit experiences a termination of employment during the CIC Severance Protection Period (as such term is defined under the applicable Company Equity Plan) and such holder receives severance benefits under the Company’s Separation Plan, the Company’s Change in Control Severance Plan or an equivalent or greater severance benefit, then all outstanding Company Performance Units held by such individual shall become vested and non-forfeitable, without pro-ration, and shall be paid within thirty (30) days of such termination of employment, subject to Section 409A of the Code, if applicable.

(e) As used in this Agreement, the following terms have the meaning specified below:

(i) The “Aggregate Share Consideration” means the amount by which (A) the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) outstanding immediately prior to the Effective Time, exceeds (B) the quotient determined by dividing (x) the Aggregate Cash Consideration by (y) the Per Share Amount;

(ii) The “Award Exchange Ratio” means the sum of the Share Exchange Ratio and the Cash Exchange Ratio.

(iii) The “Cash Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Cash Portion by (y) an amount equal to the volume weighted average trading price of Parent Common Stock on the NYSE over the five consecutive trading days immediately following (and exclusive of) the Closing Date.

(iv) The “Share Exchange Ratio” means the quotient obtained by dividing (x) Aggregate Share Consideration by (y) the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) outstanding immediately prior to the Effective Time.

(v) The “Per Share Cash Portion” means the quotient obtained by dividing (x) the Aggregate Cash Consideration by (y) the number of shares of Company Common Stock (excluding any shares of Company Common Stock described in Sections 2.5(a)(i) and 2.5(a)(ii)) outstanding immediately prior to the Effective Time.

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(f) Parent will file with the SEC, no later than 15 Business Days after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 2.10(a) and Company RSUs assumed by Parent in accordance with Section 2.10(b), and will use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or restricted stock units remain outstanding.

(g) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans, including the Company’s 2007 Omnibus Incentive Plan (in the form attached hereto as Exhibit E, with such changes that are determined necessary to reflect this Section 2.10(g)). If Parent elects to so assume any Company Equity Plan, then, under such Company Equity Plan, Parent will be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options and Company RSUs that are assumed or replaced by Parent pursuant to Sections 2.10(a) and 2.10(b), except that: (i) stock covered by such awards will be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock will be deemed amended to refer instead to that number of shares of Parent Common Stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the Award Exchange Ratio; and (iii) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Equity Plan.

(h) Prior to the Effective Time, the Company will take all action that may be reasonably necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 2.10 and to ensure that, from and after the Effective Time, holders of Company Options, Company RSUs and Company Performance Units have no rights with respect thereto other than those specifically provided in this Section 2.10.

(i) At the Effective Time, Parent will assume the Company ESPP (in the form attached hereto as Exhibit F, with such changes that are determined necessary to reflect this Section 2.10(i) and the adjustment of the available share reserve under the Company ESPP after application of the Award Exchange Ratio) and each Company ESPP Option under the Company ESPP that is outstanding and the Company ESPP Offering Period has not expired will be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent assuming such Company ESPP Option in accordance with the terms of the Company ESPP (as in effect on the date of this Agreement) and the terms of the Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) of each Company Associate who is participating in the Company ESPP immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company ESPP Options assumed by Parent will thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company ESPP Option assumed by Parent will be automatically exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company ESPP Option assumed by Parent will be equal to the number of shares of Company Common Stock that were subject to such Company ESPP Option immediately prior to the Effective Time; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company ESPP Option assumed by Parent will be 95% of the Parent Common Stock Fair Market Value on the Company ESPP Purchase Date; and (iv) any restriction on a Company ESPP Option, as set forth in the terms of the Company ESPP (as in effect on the date of this Agreement) and in a Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) will continue in full force and effect notwithstanding such assumption or replacement.

(j) At the Effective Time, all accounts under Company Plans that are deferred compensation plans which provide for hypothetical investments in Company Common Stock (“DC Accounts”) will be converted into hypothetical investment accounts for Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock credited to the DC Account as of the Effective Time multiplied by (ii) the Award Exchange Ratio. At and following the Effective Time, the DC Accounts will continue to be governed by the

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terms of the applicable deferred compensation plans, provided that Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such plans.

2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent in its sole discretion to be necessary or desirable to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action, and the Company and its officers and directors will be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

2.12 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Section 2 to any holder of Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Body, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

Section 3. Representations and Warranties of the Company

Except as explicitly set forth in any registration statement, proxy statement or other statement, report, schedule, form or other document filed with the SEC by the Company on or after January 1, 2012 and prior to the date of this Agreement, but excluding any “risk factors” or similar statements in any such filings that are cautionary, predictive or forward-looking in nature, other than any specific factual information contained in such “risk factors” or similar statements, and except as set forth in the Company Disclosure Schedule, whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Company Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Company Disclosure Schedule will be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 3; (b) the Section or subsection of this Section 3 corresponding to any other part or subpart of the Company Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 3 with respect to which the relevance of such exception or disclosure is reasonably apparent), the Company represents and warrants to the Parent Entities as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) Each of the Acquired Corporations is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except, in the case of good standing, for Entities organized under the laws of any jurisdiction that does not recognize such concept) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, with respect to the Subsidiaries of the Company, where the failure to be so duly organized, validly existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Each of the Acquired Corporations is qualified to do business as a foreign Entity, and is in good standing (except for any jurisdiction that does not recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own as of the date of this Agreement 5% or more of the capital stock of, or equity interests of any nature (and which capital stock or equity interests have a value exceeding $1,000,000) in, any other Entity, other than the Entities and interests identified in Part 3.1(c) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any such Entity in excess of $10 million.

3.2 Charter Documents. The Company has Made Available to Parent accurate and complete copies of the Charter Documents of each of the material Acquired Corporations, each as currently in effect. The Company has Made Available to Parent (a) accurate and complete copies of the charters of all committees of the Company Board and the board of directors of any Acquired Corporation that is not, directly or indirectly, wholly owned by the Company, and (b) any code of conduct or similar policy adopted by the Company, each as in effect as of the date hereof. Each Acquired Corporation has complied with its Charter Documents in all material respects.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Company Vote, to consummate the Merger and the other Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other Contemplated Transactions (other than, with respect to the Merger, the Required Company Vote and the filing of the certificate of merger pursuant to the KGCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Entities, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held on or prior to the date hereof, adopted resolutions approving and declaring advisable this Agreement, the Merger and the other Contemplated Transactions (such approval and declaration having been made in accordance with the KGCC) and without limiting Section 5.5(c), resolving to make the Company Board Recommendation.

3.4 Non-Contravention; Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger will: (i) conflict with or result in any breach of the Charter Documents of the Company; (ii) assuming that the Required Company Vote has been obtained and that all consents, approvals and authorizations contemplated by Section 3.4(b) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in a violation by the Company of any Legal Requirement or Order to which the Company is subject; (iii) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 3.4(a) of the Company Disclosure Schedule have been

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obtained or taken, violate, conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any Material Contract to which any Acquired Corporation is a party or by which any Acquired Corporation is bound or to which any Acquired Corporation’s properties or assets is subject; or (iv) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 3.4(a) of the Company Disclosure Schedule have been obtained or taken, result in the creation or imposition of any Lien upon the Acquired Corporations’ properties or assets pursuant to any Material Contract, except with respect to clauses (ii), (iii) and (iv) for such violations, conflicts breaches, defaults or Liens as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(b) None of the Acquired Corporations is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions, except for: (i) such filings as are required under applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws; (ii) the pre-merger notification requirements under the HSR Act and such filings are necessary to comply with any other applicable competition, merger control, antitrust or similar Legal Requirement of any jurisdiction (together with the HSR Act, the “Antitrust Laws”); (iii) such filings as are necessary to comply with the Defense Production Act of 1950, 50 U.S.C. App. §2170, as amended by the Foreign Investment and National Security Act of 2007 (“FINSA”), the rules and regulations of the Committee on Foreign Investment in the United States (“CFIUS”) and any other Legal Requirement relating to restrictions on foreign investment in any jurisdiction; (iv) such filings as are necessary to comply with the National Industrial Security Program Operating Manual (DOD 5220.22-M) (“NISPOM”) with the Defense Security Service (“DSS”); (v) such filings as are necessary to comply with the International Traffic in Arms Regulations; (vi) such filings as are necessary to comply with the applicable rules of the NYSE; (vii) such filings, notices and Consents as are required under the FCC Act; (viii) such filings as are required by any State Commissions; (ix) such filings as are necessary to comply with the KGCC; (x) such filings as are required by any foreign regulatory bodies, none of which are material; and (xi) such filings, notices, Consents and expirations of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 6,000,000,000 shares of Company Common Stock, of which 3,004,205,406 shares have been issued and are outstanding as of October 11, 2012; (ii) 500,000,000 shares of Company Series 2 Common Stock, of which no shares are issued or are outstanding; (iii) 100,000,000 shares of Company Non-Voting Common Stock, of which no shares are issued or are outstanding; and (iv) 20,000,000 shares of Company Preferred Stock, of which (A) 3,000,000 shares have been designated as Preferred Stock-Sixth Series, Junior Participating, of which no shares have been issued or are outstanding, (B) 300,000 shares have been designated as Preferred Stock-Seventh Series, Convertible, of which no shares have been issued or are outstanding, (C) 232,745 shares have been designated as Ninth Series Zero Coupon Convertible Preferred Stock Due 2013, of which no shares have been issued or are outstanding, and (D) 16,467,255 shares have not been designated, have not been issued and are not outstanding. As of October 11, 2012, the Company held no shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights, purchase option, call, right of first refusal or any similar right. The Company is not under (and will not as a result of the Merger or any of the other Contemplated Transactions become under) any contractual obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other voting securities, except for obligations under Company Plans.

(b) As of October 11, 2012: (i) 66,866,935 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 73,813,916 shares of Company Common Stock are reserved for

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future issuance pursuant to the Company ESPP; (iii) 22,227,728 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards; and (iv) 135,195,891 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. The Company has Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of October 11, 2012 the following information: (A) the particular plan (if any) pursuant to which such Company Equity Award was granted; (B) the number of shares of Company Common Stock subject to such Company Equity Award; (C) the per share exercise price (if any) of such Company Equity Award; (D) the date on which such Company Equity Award was granted; (E) the date on which such Company Equity Award expires; (F) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (G) whether such Company Equity Award is a restricted stock unit or a restricted stock award; and (H) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. The Company has Made Available to Parent accurate and complete copies of all Company Equity Plans pursuant to which any outstanding Company Equity Awards were granted by the Company. No vesting schedule or provision, whether time-based or performance-based, of any Company Equity Award, will accelerate solely as a consequence of the Merger or any of the other Contemplated Transactions. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to any of the Acquired Corporations other than as set forth in Part 3.5(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.5(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other voting securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other voting securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or, other than any Company Plan, Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other voting securities.

(d) All outstanding shares of Company Common Stock, Company Equity Awards and other securities of any of the Acquired Corporations have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

(e) All of the outstanding shares of capital stock of each of the material Acquired Corporations have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any material Liens.

3.6 SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) The Company has filed with the SEC all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2009 through the date of this Agreement, and all amendments thereto (the “Company SEC Documents”). The Company has offered to make available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through EDGAR. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18

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U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15(e) and 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that the information required to be disclosed by the Company in the reports that it submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.

(c) The Company maintains a system of internal controls over financial reporting (as defined in, and required by, Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP for external purposes. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is accurate. Based solely upon such assessment, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC); and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(e) To the Knowledge of the Company, the Company’s auditor has at all times since January 1, 2009 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Since January 1, 2009, all non-audit services performed by the Company’s auditors for the Acquired Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act have been so approved.

(f) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC in comment letters with respect to any of the Company SEC Documents.

(g) The Company is in compliance in all material respects with the applicable rules and regulations of the New York Stock Exchange LLC and the applicable listing requirements of the NYSE, and has not since January 1, 2009 received any notice asserting any non-compliance with the rules and regulations of the New York Stock Exchange LLC or the listing requirements of the NYSE.

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(h) None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to the Acquired Corporations taken as a whole, except for: (a) liabilities reflected or reserved against on the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business; (c) liabilities for performance of obligations of the Acquired Corporations under Company Contracts (pursuant to the terms of such Company Contracts), to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the written terms of such Company Contracts; and (d) liabilities described in Part 3.6(h) of the Company Disclosure Schedule.

3.7 Absence of Changes. Since the date of the Unaudited Interim Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, the Acquired Corporations have conducted their businesses, in all material respects, in the ordinary course. Since the date of the Unaudited Interim Balance Sheet through the date hereof, there has not been any event, condition, circumstance, development, change or effect that has had, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8 Title to Assets. The Acquired Corporations either (i) own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet), or (ii) are the lessees or sublessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Unaudited Interim Balance Sheet (except for leased assets that have been returned or vacated pursuant to the terms of the leases).

3.9 Insurance. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to the Company, since January 1, 2009 each of the Acquired Corporations has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as the Company reasonably believes are adequate for the business and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries.

3.10 Real Property; Leasehold.

(a) There are no outstanding options or other Company Contracts to purchase, lease or use, or rights of first refusal to purchase, any real property having a value in excess of $200 million owned by any of the Acquired Corporations (the “Owned Real Property”).

(b) All real property leased to the Acquired Corporations pursuant to any lease or sublease, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, is referred to as the “Leased Real Property.” The Merger will not affect the enforceability against the applicable Acquired Corporation or, to the Company’s Knowledge, any other Person of any material lease or sublease or any material rights of an Acquired Corporation thereunder or otherwise with respect to any material Company Real Property, including the right to the continued use and possession of the Company Real Property for the conduct of business as presently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all material respects for the purpose of conducting the Acquired Corporations’ business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any Legal Requirement.

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3.11 Intellectual Property.

(a) Each of the Acquired Corporations owns or possesses the right to use all Intellectual Property employed by it in connection with the businesses it operates, and no such ownership or right would be affected by the execution, delivery or performance of this Agreement, or the consummation of the Merger and the other Contemplated Transactions, except (in each case) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(b) None of the Acquired Corporations and none of the Company Products is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating (or has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated since January 1, 2009) any Intellectual Property of any other Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(c) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against any Acquired Corporation, except (i) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole, or (ii) as set forth in Part 3.11(c) of the Company Disclosure Schedule.

(d) Since January 1, 2009, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation, or violation of any Intellectual Property of any Third Party, or any invitation to take a license under the Intellectual Property of any Third Party, except (i) with respect to Intellectual Property under which the Acquired Corporations are licensed pursuant to agreements with such Third Party, (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole, or (iii) as set forth in Part 3.11(d) of the Company Disclosure Schedule.

(e) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will, with or without notice or the lapse of time or both, (i) result in any Third Party having (or give any Third Party) the right or option to modify or terminate any license, covenant not to sue, immunity or other rights with respect to any Intellectual Property granted to any of the Acquired Corporations, or (ii) result in any Third Party having (or give any Third Party) the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to Intellectual Property licensed to any of the Acquired Corporations, except (in each case) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

(f) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions will, with or without notice or the lapse of time or both, (i) result in any Third Party having (or give or purport to give any Third Party) the right or option to a license, immunity or other rights with respect to the Intellectual Property of SoftBank or any of its Affiliates or (ii) impose a covenant not to sue on SoftBank or any of its Affiliates with respect to the Intellectual Property of SoftBank or any of its Affiliates.

(g) None of the Acquired Corporations is a party to or bound by any decree, judgment, order or arbitration award that is reasonably expected to require (i) any of the Acquired Corporations to grant to any Third Party any license, immunity or other right with respect to any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

3.12 Data Protection. Each of the Acquired Corporations (a) is and since January 1, 2009 has been in compliance in all material respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, data protection, user data, or Personal Data; and (b) has implemented and

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maintained a data security plan that maintains commercially reasonable administrative, technical and physical safeguards to protect Personal Data against loss, damage, and unauthorized access and use. Since January 1, 2009, there has been no material loss, damage, or unauthorized access, use, modification, or breach of security of Personal Data maintained by or on behalf of any of the Acquired Corporations. Since January 1, 2009, no Person (including any Governmental Body) has made any claim or commenced any action with respect to loss, damage, or unauthorized access or use of Personal Data maintained by or on behalf of any of the Acquired Corporations, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole. None of (i) the execution, delivery, or performance of this Agreement or (ii) the consummation of the Merger or any of the other Contemplated Transactions will violate any Company Privacy Policy or any Legal Requirement pertaining to privacy, data protection, user data, or Personal Data, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

3.13 Contracts.

(a) Part 3.13(a) of the Company Disclosure Schedule identifies each of the following Company Contracts that is unexpired and effective as of the date of this Agreement (each such Company Contract, a “Material Contract”):

(i) any Company Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S–K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any credit agreement, indenture or other Company Contract with any Third Party related to any Indebtedness for borrowed money in excess of $100 million;

(iii) any Company Contract entered into after the date of the Unaudited Interim Balance Sheet involving the acquisition from a Third Party or disposition to a Third Party, directly or indirectly (by merger or otherwise), of assets outside of the ordinary course of business or capital stock or other equity interests for aggregate consideration under such Company Contract (or series of related Company Contracts) in excess of $100 million (other than acquisitions or dispositions of inventory, capital expenditures or capital commitments, in each case in the ordinary course of business);

(iv) any Company Contract related to an acquisition, divestiture, merger or similar transaction that contains indemnities, “earn-outs” or other contingent payment obligations that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $250 million, in each case other than any Company Contracts concerning Tax matters, which are governed solely by Section 3.17 hereof;

(v) any Company Contract obligating the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory in the ordinary course of business, acquisitions of network equipment in the ordinary course of business or acquisitions that do not exceed $200 million;

(vi) any Company Contract providing for any guarantee or assumption of Indebtedness of any Third Party or reimbursement of any maker of a letter of credit, except for any such Company Contracts entered into in the ordinary course of business that relate to Indebtedness which does not exceed $100 million;

(vii) any license agreements that are material to the Acquired Corporations taken as a whole pursuant to which the Company or any of its Subsidiaries licenses in any Intellectual Property owned by a Third Party, other than license agreements for software or hardware that is generally commercially available, or licenses out any material Intellectual Property owned by any of the Acquired Corporations;

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(viii) any customer or vendor Company Contract the performance of which involves, individually or together with related Company Contracts with the same customer or vendor, as the case may be, annual consideration in excess of $100 million (in the case of customer Company Contracts) or annual consideration in excess of $200 million (in the case of vendor Company Contracts), in each case which are not cancelable by the Company on 90 calendar days’ or less notice without premium or penalty, other than acquisitions of inventory, network equipment or cell tower leases in the ordinary course of business;

(ix) any roaming Company Contracts that cannot be terminated without premium or penalty on 90 days or less notice with respect to the wireless services of the Acquired Corporations; or any long distance, indefeasible right of use, non-tariff interconnection Company Contracts for transport of voice, data, or Internet Protocol traffic; or wholesale Company Contract with a reseller, in each case that is material to the Acquired Corporations taken as a whole;

(x) any Company Contract that includes any exclusive dealing arrangement or any other arrangement that grants any material right of first refusal or material right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Acquired Corporations to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(xi) any Company Contract that limits or restricts the Acquired Corporations taken as a whole in any material respect from (A) engaging or competing with any Third Party in any material activity or material line of business or (B) competing with any Third Party or operating in any location;

(xii) any Company Contract the effect of which would be to grant to any Third Party following the Merger any actual or potential right or license to any material Intellectual Property owned as of the date of this Agreement by any of the Acquired Corporations solely as a result of the Merger;

(xiii) any Company Contract pursuant to which any of the Acquired Corporations could be required to purchase or sell, as applicable, any wireless spectrum, in each case that is material to the Acquired Corporations taken as a whole; and

(xiv) any Company Contract set forth in Part 3.13(a)(xiv) of the Company Disclosure Schedule.

The Company has Made Available to Parent an accurate and complete copy (with the exception of redactions) of each Material Contract.

(b) Except to the extent that it has previously expired in accordance with its terms, each Material Contract is valid and in full force and effect in all material respects, and is enforceable against the Acquired Corporations party thereto (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)(i) None of the Acquired Corporations is in material violation, breach or default under any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation, breach or default under, any Material Contract; and (iii) none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other overt communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

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3.14 Government Contracts.

(a) To the Knowledge of the Company, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect.

(b) The Acquired Corporations and each of their employees are in compliance in all material respects with all terms and conditions of each Government Contract to which they are parties, and are performing in all material respects all obligations to be required to be performed by them thereunder.

(c) Neither any of the Acquired Corporations nor any of their respective current officers or directors or principals or employees (as defined in FAR 52.209-5) have been debarred or suspended from doing business with the United States Government or any of its agencies or any other Governmental Body (other than Governmental Bodies with whom the Acquired Corporations are prohibited from doing business pursuant to Legal Requirements), received written notice that any such suspension or debarment action has been proposed, or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs (available at www.epls.gov). No circumstances exist to the Knowledge of the Company that would warrant the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries, or any of their respective current officers or directors or principals or employees in connection with the performance of their duties for or on behalf of the Acquired Corporations.

(d) No show cause notices, notices of termination for default, or cure notices have been issued relating to any Government Contract against any of the Acquired Corporations, except as to any such cure notices, those with respect to which cure has been made in the ordinary course of business, and to the Knowledge of the Company no event, condition or omission has occurred or exists that have resulted in a termination for default of such Government Contract. Other than routine cost or pricing audits, none of the Acquired Corporations is being audited as of the date hereof by any Governmental Body relating to any Government Contracts which audit has been found to result in noncompliance with a Government Contract.

(e) Neither any of the Acquired Corporations nor (to the Knowledge of the Company) any of their respective officers or directors or principals (as defined in FAR 52.209-5) are currently, and none of the foregoing have been since January 1, 2009, (i) charged with, received, or been advised in writing or orally of any charge, investigation, claim, or assertion of, or indicted or convicted for, criminal activity with respect to any alleged material violation of a Government Contract, or (ii) had a civil judgment rendered against them with respect to any alleged material violation of a Government Contract.

(f) Since January 1, 2009, none of the Acquired Corporations has made any voluntary disclosure regarding material non-compliance relating to any material Government Contract that remains uncured or unresolved in any material respect.

(g) To the Knowledge of the Company, none of the Acquired Corporations has taken any action or is a party to any litigation pertaining to any Government Contract that could reasonably be expected to give rise to: (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, (iii) a claim under the Contract Disputes Act, or (iv) any other request for a reduction in the price of any Government Contract.

3.15 Compliance with Legal Requirements; Licenses; Spectrum Leases.

(a) The business of the Company and the Acquired Corporations has been since January 1, 2009 and is being conducted in compliance in all material respects with all Legal Requirements, Orders and Licenses, in each case other than with respect to Tax matters, which are governed solely by Section 3.17 hereof. As of the

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date hereof, no material investigation by any Governmental Body with respect to any of the Acquired Corporations or any of their material assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Body indicated to any of the Acquired Corporations in writing an intention to conduct the same, in each case other than with respect to Tax matters, which are governed solely by Section 3.17 hereof. Each of the Acquired Corporations has obtained and is in compliance in all material respects with all Communications Licenses necessary to conduct its business as conducted as of the date hereof.

(b) Part 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of:

(i) all Spectrum Leases for the use by any of the Acquired Corporations of wireless spectrum licensed to other FCC licensees, all material Licenses necessary to conduct the business of the Acquired Corporations as presently conducted (the “Material Licenses”), and all Licenses, other than business radio licenses, point-to-point microwave licenses and experimental licenses, issued or granted to any of the Acquired Corporations by the FCC (such Licenses, together with Section 214 authorizations set forth in (ii) below, “FCC Licenses”) (A) having an expiration date within three years of the date of this Agreement, (B) subject to FCC construction or substantial service requirements that, as of the date of this Agreement, remain unfulfilled or (C) subject to modification after re-banding;

(ii) all Section 214 authorizations;

(iii) all Material Licenses issued or granted to any of the Acquired Corporations by State Commissions for the conduct of any telecommunications business (“State Licenses”);

(iv) all Material Licenses issued or granted to any of the Acquired Corporations by foreign Governmental Bodies regulating telecommunications businesses (collectively with the FCC Licenses and State Licenses, the “Communications Licenses”);

(v) all pending applications for Licenses that would be Communications Licenses if issued or granted; and

(vi) all pending applications by any of the Acquired Corporations for material modification, extension or renewal of any Communications License.

Part 3.15(b) of the Company Disclosure Schedule sets forth, for each License listed therein, (i) the lawful, beneficial and exclusive holder, (ii) the call sign or other identifying information and (iii) the frequency block and market area.

(c) Each of the Acquired Corporations is in compliance in all material respects with its obligations under each of the Communications Licenses and the rules and regulations of the FCC, the State Commissions and foreign Governmental Bodies. There is not pending from or, to the Knowledge of the Company, threatened by the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Body any proceeding, notice of violation, order of forfeiture or complaint or investigation against any of the Acquired Corporations relating to any of the Communications Licenses, that, if determined as requested by the moving party or as indicated in any document initiating the proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Communications License, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Body that challenges or questions the validity of or any rights of the holder under any such FCC License or State License, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole. To the Company’s Knowledge, except as

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set forth on Part 3.15(c) of the Company Disclosure Schedule, the FCC Licenses will be renewed in the ordinary course and there is no event, condition or circumstance that could reasonably be expected to preclude the FCC Licenses from being renewed in the ordinary course.

(d) Each Spectrum Lease to which an Acquired Corporation is a party is (i) valid and binding, (ii) meets in all material respects all applicable Legal Requirements, and (iii) is enforceable in accordance with its terms.

(e) To the Knowledge of the Company, other than (i) the terms of the applicable Spectrum Lease, (ii) the FCC rules limiting the duration of such Spectrum Lease, (iii) the FCC’s renewal of the underlying License, and (iv) the FCC’s renewal of its consent to any De Facto Transfer Lease, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any Spectrum Lease in the ordinary course of business.

(f) None of the Acquired Corporations has, nor to the Knowledge of the Company has any other party to any material Spectrum Lease, claimed in writing that a counterparty to such material Spectrum Lease is in material breach or default under such Spectrum Lease, and any past material breach or default has been waived, cured or otherwise settled.

(g) No party to any material Spectrum Lease has claimed in writing nor, to the Knowledge of the Company, has any party threatened in writing that it has the right to terminate the Spectrum Lease or to seek damages against any transferor for the violation, breach or default by a transferor of any Spectrum Lease.

(h) No Acquired Corporation is a party to any Contract to assign or otherwise dispose of, or that would materially and adversely affect, Parent’s or any of the Acquired Corporations’ ownership of, any material Spectrum Lease after the Effective Time.

(i) To the Knowledge of the Company, all FCC Licenses underlying the Spectrum Leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC License.

(j) The Acquired Corporations validly hold the Communications Licenses. The Communications Licenses are free and clear of all Liens or any restrictions which would reasonably be expected, individually or in the aggregate, to limit the full operation of the Communications Licenses in any material respect.

(k) All of the currently operating cell sites, microwave paths, fiber routes, and other network facilities of Acquired Corporations in respect of which a filing with a Governmental Body was required have been constructed and, to the Knowledge of the Company, are currently operated in all material respects as represented to the Governmental Body in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes and other network facilities have been preceded by the submission to the Governmental Body of all required filings. Without limiting the foregoing, all such cell sites, microwave paths, fiber routes and other network facilities were constructed and, to the Knowledge of the Company, are operated in all material respects in accordance with the applicable environmental processing requirements (including environmental assessments for tower siting and radiofrequency radiation exposure limitations as provided in FCC rules and regulations) and conform in material respects to all applicable Legal Requirements.

(l) The Acquired Corporations have filed all material reports required by the FCC rules and in connection with any State Licenses, and have paid all assessments required by federal or state regulations, except where exempted or waived or where such failure to file a report or pay an assessment would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Corporations taken as a whole.

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(m) The Acquired Corporations do not hold any Communications License to offer, and do not offer, any services or features other than (i) wireless voice and data services and features, (ii) landline long distance services, (iii) landline local exchange services, (iv) Internet backbone or other high speed transmission services, and (v) any other communications services or features.

3.16 Certain Business Practices.

(a) Since January 1, 2009, to the Knowledge of the Company, neither any of the Acquired Corporations, nor any director, officer, employee or agent of any of the Acquired Corporations, has, directly or indirectly, (i) offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Body, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage, or (ii) taken any action which would cause them to be in violation of (x) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (y) the UK Bribery Act 2010; or (z) any other anti-corruption or anti-bribery Legal Requirements applicable to the Acquired Corporations (whether by virtue of jurisdiction or organization or conduct of business).

(b) Since January 1, 2009, to the Knowledge of the Company, neither any of the Acquired Corporations, nor any director, officer, employee or agent of any of the Acquired Corporations, has made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(c) Each Acquired Corporation has conducted its export transactions in material compliance with all Legal Requirements where it is located and where it conducts business, and is in material compliance in all respects with all U.S. import and export Legal Requirements and all comparable Legal Requirements outside the United States. To the Knowledge of the Company, none of the Acquired Corporation engages in any transactions that may be subject to regulation under the International Traffic in Arms Regulations (as set forth at 22 CFR Parts 120-129).

3.17 Tax Matters.

(a) All material Tax Returns required to be filed under Legal Requirements by or with respect to each of the Acquired Corporations have been filed. Each of such Tax Returns is true, correct and complete in all material respects, and all Taxes shown on such Tax Returns have been timely paid. There are no material Liens for Taxes upon any assets of the Acquired Corporations.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Acquired Corporations for all taxable periods through the date of such financial statements.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending against or with respect to any of the Acquired Corporations in respect of any Tax or Tax asset which is reasonably likely to be upheld and which, if upheld, would reasonably be expected to be material.

(d) As of the date hereof, none of the Acquired Corporations has received written notice of any claim made by a Governmental Body in a jurisdiction where such Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(e) Since January 1, 2009, none of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(f) None of the Acquired Corporations has any liability for the Taxes of any Third Party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(g) None of the Acquired Corporations is a party to any Tax sharing agreement or Tax indemnity agreement, and none of the Acquired Corporations has assumed the Tax liability of any other Person under Contract, other than (i) any such agreement that includes solely some or all of the Acquired Corporations, (ii) any such agreement with customers, vendors, lessors or similar third parties entered into in the ordinary course of business or (iii) any agreement that as of the Closing Date is expected to terminate without any further material payments being required to be made.

(h) None of the Acquired Corporations has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

(i) None of the Acquired Corporations is or has been, within the last five years, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP on the Unaudited Interim Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, the Acquired Corporations are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Acquired Corporations.

(k) The Acquired Corporations are in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction or incentive agreement, arrangement or order.

3.18 Employee and Labor Matters; Benefit Plans.

(a) (i) None of the Acquired Corporations is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by any of the Acquired Corporations and (ii) no Covered Employees are represented by any works council or other form of collective employee representation with respect to employment with any Acquired Corporations. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees. There is no walkout, strike, union activity, picketing, work stoppage or work slowdown or any other similar occurrence pending against any of the Acquired Corporations or, to the Knowledge of the Company, threatened in writing. Each of the Acquired Corporations is, and has since January 1, 2009 been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened in writing relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, employee representatives or other representative bodies in order to consummate the Merger or any of the other Contemplated Transactions.

(b) Part 3.18(b) of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Plan maintained in the United States (collectively, the “U.S. Plans”).

(c) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each U.S. Plan, including all amendments thereto and all related trust documents; (ii) the most recent IRS determination or opinion letter issued with respect to each U.S. Plan intended to be qualified under Section 401(a) of the Code; and (iii) with respect to each material Foreign Plan, to the extent

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applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Body with respect to such plan and (B) any document comparable to the determination letter referenced under clause (iii) above issued by a Governmental Body relating to the satisfaction of applicable law necessary to obtain the most favorable tax treatment.

(d) Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Corporations taken as a whole, (i) each of the Acquired Corporations and Company Affiliates has performed all obligations required to be performed by it under each U.S. Plan and each U.S. Plan has been established, maintained and funded in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, and (ii) with respect to each applicable U.S. Plan, (A) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; and (B) there are no actions, suits, claims audits, inquiries, or proceedings pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any, or with respect to, such Company Plan or fiduciary thereto or against the assets of any such Company Plan.

(e) No U.S. Plan is a (i) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (ii) plan subject to Section 413 of the Code, (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Part 3.18(f) of the Company Disclosure Schedule contains a true, correct and complete list of each U.S. Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) which is subject to Title IV of ERISA or Section 412 of the Code. Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Corporations taken as a whole, as of the Effective Time: (i) no legal or administrative action has been taken by the PBGC to terminate or to appoint a trustee to administer the Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by the Company or a Company Affiliate that has not been satisfied in full; (iii) each Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and has not incurred any “accumulated funding deficiency,” as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived; and (iv) no Pension Plan has incurred any event described in Section 4041 (other than the standard termination contemplated therein), 4062 or 4063 of ERISA.

(g) No Company Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations and Company Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Legal Requirements.

(h) Except as set forth in Part 3.18(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions will (either alone or upon the occurrence of a termination of employment) constitute an event under any Company Plan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code or (iii) the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). None of the Acquired Corporations is a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 409A or Section 4999 of the Code.

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(i) Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in material liability to the Acquired Companies taken as a whole, (i) each Company Plan, that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), subject to Section 409A, is in compliance with Section 409A and (ii) no event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(j) Except for such matters that would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Acquired Corporations taken as a whole, with respect to each material Foreign Plan: (i) all employer and employee contributions required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued; (ii) the fair market value of the assets of each such Funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and neither the Merger nor any of the other Contemplated Transactions will cause such assets or insurance obligations to be less than such benefit obligations; (iii) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available; and (iv) to the extent applicable, each such Foreign Plan has been approved by the relevant taxation and other Governmental Bodies so as to enable: (A) the Company or any of its Company Affiliates and the participants and beneficiaries under the relevant Foreign Plan and (B) in the case of any such Foreign Plan under which resources are set aside in advance of the benefits being paid (a “Funded Foreign Plan”), the assets held for the purposes of the Funded Foreign Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

3.19 Environmental Matters.

(a) Each of the Acquired Corporations: (i) is and since January 1, 2009 has been in compliance in all material respects with all applicable Environmental Laws; and (ii) possesses all material permits and other authorizations of Governmental Bodies required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof in all material respects.

(b) Except for matters which have been resolved to the satisfaction of the issuing Governmental Authority, (i) none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication, from a Governmental Body that alleges that any of the Acquired Corporations has violated any Environmental Law, (ii) all Leased Real Property and any other property that is owned or controlled by any of the Acquired Corporations, and all surface water, groundwater and soil associated with such property, is free of any Materials of Environmental Concern in all material respects and (iii) none of the Acquired Corporations has Released any Materials of Environmental Concern except in compliance with all applicable Environmental Laws in all material respects.

3.20 Transactions with Affiliates. As of May 15, 2012, other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts or transactions between any Acquired Corporation, on the one hand, and any of the directors, officers or other Affiliates (which are not themselves an Acquired Corporation) of any Acquired Corporation, on the other hand.

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3.21 Legal Proceedings; Orders.

(a) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Acquired Corporations, reasonably expected to result in a claim involving an amount in dispute in excess of $100 million.

(b) As of the date hereof, there is no Order to which any of the Acquired Corporations is subject that materially and adversely affects or could reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Acquired Corporations taken as a whole.

3.22 Takeover Statute. Assuming that immediately prior to the execution and delivery of this Agreement and the Bond Purchase Agreement neither SoftBank nor any of its “affiliates” is an “interested shareholder” of the Company, the Company Board has taken all corporate actions necessary to cause the restrictions applicable to business combinations contained in KSA 17-12,100 through KSA 17-12,104 to be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions.

3.23 Brokers and Expenses. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by, or on behalf of, any Acquired Corporation.

3.24 Opinion of Financial Advisors. Prior to the execution of this Agreement, the Company Board received an opinion from each of the Company Financial Advisors to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the aggregate Merger Consideration is fair to the holders of the Company Common Stock (other than Parent, Merger Sub or any other wholly owned Subsidiary of Parent) from a financial point of view. The Company will make available to Parent only for information purposes a copy of such opinions promptly following the execution of this Agreement.

3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3 or in the Bond Purchase Agreement, the Company acknowledges that neither the Parent Entities nor any other Person on their behalf, makes any express or implied representation or warranty with respect to the Parent Entities or any information provided to any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations, and the Company has not relied on such information or any other representation or warranty not set forth in this Agreement or the Bond Purchase Agreement.

Section 4. Representations and Warranties of Parent Entities

Except as set forth in the Parent Disclosure Schedule, whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Parent Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Parent Disclosure Schedule will be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 4; (b) the Section or subsection of this Section 4 corresponding to any other part or subpart of the Parent Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 4 with respect to which the relevance of such exception or disclosure is reasonably apparent), the Parent Entities represent and warrant to the Company as follows:

4.1 Due Organization. Each of HoldCo, Parent and Merger Sub is duly organized, validly existing and in good standing, under the laws of the jurisdiction in which it is incorporated. SoftBank is organized and validly existing under the laws of Japan.

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4.2 Charter Documents. The Parent Entities have Made Available to the Company accurate and complete copies of the Charter Documents of all of the Parent Entities, each as currently in effect. Each of the Parent Entities is in compliance with its Charter Documents.

4.3 Ownership. HoldCo is a wholly owned subsidiary of SoftBank. Parent is a wholly owned subsidiary of HoldCo that was formed solely for the purpose of engaging in the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment. Merger Sub is a wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions. Since their respective dates of incorporation and prior to the Effective Time, HoldCo, Parent and Merger Sub have not carried on, and will not carry on, any business or conduct any operations other than the execution of this Agreement, the performance of their respective obligations hereunder, the consummation of the Merger and the other Contemplated Transactions and matters ancillary thereto. None of the Parent Entities owns, beneficially or of record, any Company Common Stock or any stock of the Acquired Corporations.

4.4 Authority; Binding Nature of Agreement.

(a) Each of the Parent Entities has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Contemplated Transactions, including the Debt Financing. The execution, delivery and performance of this Agreement by each of the Parent Entities and the consummation by each of the Parent Entities of the Merger and the other Contemplated Transactions, including the Debt Financing, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of the Parent Entities is necessary to authorize this Agreement or to consummate the Merger and the other Contemplated Transactions, including the Debt Financing. This Agreement has been duly and validly executed and delivered by the Parent Entities and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against the Parent Entities in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of each of the Parent Entities, at a meeting duly called and held on or prior to the date hereof, at which all of the directors of each of the Parent Entities were present, or by action by written consent, unanimously adopted resolutions approving this Agreement, the Merger and the other Contemplated Transactions, including the Debt Financing.

4.5 Non-Contravention; Consents.

(a) Neither the execution and delivery of this Agreement by any of the Parent Entities nor the consummation by any of the Parent Entities of the Merger and the other Contemplated Transactions, including the Debt Financing, will: (i) conflict with or result in any breach of the Charter Documents of any of the Parent Entities; (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(b) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in a violation by any of the Parent Entities of any Legal Requirement or Order to which any of the Parent Entities is subject; (iii) assuming that all required consents, approvals, authorizations and actions with respect to the agreements set forth in Part 4.5(a) of the Parent Disclosure Schedule have been obtained or taken, violate, conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any material Contract to which any Parent Entity or any of its Subsidiaries is a party or by which any Parent Entity or any of its Subsidiaries is bound or to which any of the Parent Entities’ or any of their respective Subsidiaries’ properties or assets is subject; or (iv) assuming that all required consents, approvals, authorizations and actions with respect

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to the agreements set forth in Part 4.5(a) of the Parent Disclosure Schedule have been obtained or taken, result in the creation or imposition of any Lien upon any of the Parent Entities or any of their respective Subsidiaries’ properties or assets pursuant to any material Contract, except with respect to clauses (ii), (iii) and (iv) for such violations, conflicts breaches, defaults or Liens as would not, individually or in the aggregate, prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions, including the Debt Financing, by the Parent Entities.

(b) None of the Parent Entities is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions, including the Debt Financing, except for: (i) such filings as are required under applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws; (ii) the pre-merger notification requirements under the HSR Act and such filings are necessary to comply with any of the Antitrust Laws; (iii) such filings as are necessary to comply with the Defense Production Act of 1950, 50 U.S.C. App. §2170, as amended by FINSA, the rules and regulations of CFIUS and any other Legal Requirement relating to restrictions on foreign investment in any jurisdiction; (iv) such filings as are necessary to comply with NISPOM with DSS; (v) such filings as are necessary to comply with the International Traffic in Arms Regulations; (vi) such filings as are required under the FCC Act; (vii) such filings as are required by any State Commissions; (viii) such filings as are necessary to comply with the Delaware General Corporation Law; (ix) such filings as are required by any foreign regulatory bodies, none of which are material; (x) as required by the NASD Bylaws (as they relate to the Registration Statement and the Prospectus/Proxy Statement); and (xi) such filings, notices, Consents and expirations of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions by the Parent Entities.

4.6 Compliance. The business of Parent and the Parent Entities has been since January 1, 2009 and is being conducted in compliance with all Legal Requirements, Orders and Licenses, except for noncompliance that, individually or in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions by the Parent Entities. As of the date hereof, no investigation by any Governmental Body with respect to Parent or any of its Subsidiaries or any of their material assets is pending or, to the Knowledge of SoftBank, threatened, nor has any Governmental Body indicated to any Parent Entity in writing an intention to conduct the same, except as would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger and other Contemplated Transactions by the Parent Entities.

4.7 Capitalization. At the Effective Time, Parent will have the number of authorized shares of capital stock necessary to enable Parent to consummate the Merger and the other Contemplated Transactions in accordance with the terms of this Agreement. All outstanding shares of Parent Common Stock, when issued in accordance with the requirements of this Agreement and other applicable documents, will be validly issued, fully paid and non-assessable and free of preemptive rights or purchase option, call, right of first refusal or any similar rights.

4.8 No Vote Required. Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the date hereof. No vote or other action by the stockholders of any other Parent Entity is required by any Legal Requirement, such Parent Entity’s Charter Documents or otherwise in order for such Parent Entity to consummate the Merger, the Debt Financing and the other Contemplated Transactions.

4.9 Debt Financing.

(a) Concurrently with the execution of this Agreement, SoftBank has delivered to the Company copies of the Commitment Letters pursuant to which, and subject to the terms and conditions of which, the

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Financing Parties have committed to lend the amounts set forth therein to SoftBank for the purpose of funding the Merger and the other Contemplated Transactions (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Debt Financing”).

(b) The Commitment Letters have been duly executed and delivered by, and constitute valid and binding obligations of SoftBank. To the Knowledge of SoftBank, the Commitment Letters constitute valid and binding obligations of the Financing Parties, enforceable against the Financing Parties in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization or moratorium laws or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, (i) each of the Commitment Letters in the form so delivered is (as to SoftBank and, to the Knowledge of SoftBank, the Financing Parties) valid and in full force and effect, (ii) none of the Commitment Letters has been withdrawn, terminated or otherwise amended or modified in any respect, (iii) SoftBank is not in breach of any of the material terms set forth therein, and (iv) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach by SoftBank of any material term of the Commitment Letters that would prevent the funds from being available, or the Financing Parties from lending, pursuant to the terms of the Commitment Letters.

(c) The Commitment Letters constitute, as of the date hereof, the entire and complete agreement among the respective parties thereto with respect to the Debt Financing contemplated thereby. Except as set forth, described or provided for in the Commitment Letters, there are no conditions precedent to the respective obligations of the Financing Parties under the Commitment Letters to provide the Debt Financing. The aggregate proceeds from the Debt Financing constitute all of the financing required for the consummation of the Merger and the other Contemplated Transactions and, together with other cash sources, are sufficient to consummate the Merger and the other Contemplated Transactions.

(d) As of the date hereof, (i) SoftBank has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the funding contemplated in the Debt Financing will not be made available to SoftBank on a timely basis in order to consummate the Merger and the other Contemplated Transactions, (ii) no event has occurred, to the Knowledge of SoftBank, which would make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect and (iii) no Financing Party has notified SoftBank of its intention to terminate any of the commitments set forth in the Commitment Letters or not to provide the Debt Financing.

(e) SoftBank has fully paid any and all commitment fees, if any, and other fees required by the Commitment Letters to have been paid to the Financing Parties on or prior to the date hereof.

4.10 Brokers and Expenses. No broker, finder or investment banker (other than the Parent Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by, or on behalf of, any of the Parent Entities.

4.11 Tax Treatment. None of the Parent Entities is aware of any fact or circumstance, including any action that it has taken or agreed to take, that would be reasonably likely to prevent the exchanges that occur pursuant to the Merger, taken together, from qualifying as exchanges described in Section 351 of the Code.

4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3 or in the Bond Purchase Agreement, the Parent Entities acknowledge that neither the Acquired Corporations nor any other Person on their behalf, makes any express or implied representation or warranty with respect to the Acquired Corporations or any information provided to any other Person resulting from the distribution to the Parent Entities, or the Parent Entities’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent Entities in certain “data rooms” or management presentations, and the Parent Entities have not relied on such information or any other representation or warranty not set forth in this Agreement or the Bond Purchase Agreement.

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Section 5. Certain Covenants of the Parties

5.1 Access and Investigation.

(a) During the period from the date of this Agreement through the earlier of (1) the Effective Time and (2) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), subject to applicable Legal Requirements, the Company will, and will cause the respective Representatives of the Company to upon reasonable prior notice: (x) provide the Parent Entities and their respective Representatives with reasonable access during normal business hours, to the offices, properties and books and records of the Acquired Corporations; and (y) provide SoftBank, Parent and their Representatives with such additional financial and operating data, and other documents and information, regarding the Acquired Corporations, in each case as SoftBank or Parent may reasonably request.

(b) Notwithstanding the foregoing, (i) no Parent Entity will have access to individual performance or evaluation records, medical histories or other information the disclosure of which could reasonably be expected to subject it or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege, and (ii) the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by Legal Requirement or Contract to which any Acquired Corporation is a party. All such access will be subject to reasonable restrictions imposed from time to time with respect to any applicable confidentiality agreement then in effect with any Person; provided, however, that for such information that is so subject to a confidentiality agreement, the Company will, in good faith, use its commercially reasonable efforts to obtain access for Parent’s Representatives. In conducting any inspection of any properties of the Acquired Corporations, the Parent Entities and their Representatives will not unreasonably interfere with the business conducted at such property. During the Pre-Closing Period, the Parent Entities and their Representatives will not have the right to conduct environmental testing or sampling at any of the facilities or properties of any of the Acquired Corporations. All information obtained pursuant to this Section 5.1 will be subject to the Confidentiality Agreement to the extent such information constitutes Confidential Information (as defined in the Confidentiality Agreement).

(c) Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company will promptly provide SoftBank and Parent with copies of:

(i) any material written materials or communications sent by or on behalf of the Company to its stockholders, except for those filed with the SEC which are immediately available on EDGAR; and

(ii) any material written materials or communications sent or received by any Acquired Corporation to or from any rating agency (including any such materials or communications relating to any potential downgrade, watchlist, outlook change or otherwise relating to any credit rating of any Acquired Corporation or its outstanding obligations).

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except as (w) required by this Agreement or by Legal Requirements or Orders, (x) expressly permitted by the terms of this Section 5.2, or (y) set forth in Part 5.2 of the Company Disclosure Schedule or (z) consented to by Parent (which consent, as to subsection (ii) hereof, will not be unreasonably withheld, conditioned or delayed):

(i) the Company will, and will cause each other Acquired Corporation to, conduct its business: (A) in the ordinary course and in accordance with past practice; and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts, in each case in all material respects;

(ii) the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to (x) preserve substantially intact its current business organization and (y) keep available the

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services of its current officers and key employees and maintain its relations and goodwill with material suppliers, customers, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the respective Acquired Corporations; and

(iii) the Company will promptly notify Parent of (A) any written notice or other written communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened in writing against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Merger or any of the other Contemplated Transactions.

Notwithstanding anything to the contrary contained in this Section 5.2(a), no action or failure to take action by any Acquired Corporation with respect to matters specifically addressed by any provision of Section 5.2(b) will constitute a breach under this Section 5.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.2(b).

(b) During the Pre-Closing Period, except as (v) required by this Agreement or by Legal Requirements or Orders, (w) expressly permitted by the terms of this Section 5.2, (x) set forth in Part 5.2(b) of the Company Disclosure Schedule, (y) may be necessary or advisable to satisfy the condition to Closing set forth in Section 6.11 or (z) consented to by Parent (which consent, as to subsections (ii), (iii), (vii) and (ix) hereof, will not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause the other Acquired Corporations not to:

(i) declare or pay any dividend or make any other distribution in respect of any shares of capital stock (other than between or among wholly owned Acquired Corporations in the ordinary course of business), split, combine or reclassify any capital stock of the Company or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock of the Company other than repurchases from employees of the Company following termination of employment pursuant to the terms of an applicable pre-existing restricted stock agreement or Company Plan;

(ii) sell, issue, grant, deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock; (B) any option, call, warrant or right to acquire any capital stock; or (C) any instrument convertible into or exchangeable for any capital stock (except for such actions in clause (A), (B) or (C) between or among wholly owned Acquired Corporations in the ordinary course of business and consistent with past practice) and except that: (1) the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement, or granted after the date hereof in compliance with this Agreement or upon the vesting or settlement of Company RSUs outstanding as of the date of this Agreement or granted after the date hereof in compliance with this Agreement and (y) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business consistent with past practice, grant to any employee of the Company in connection with either the hiring of such employee during the Pre-Closing Period or the Company’s annual employee review and grant process (x) options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing the Company’s standard vesting schedule and other terms and conditions), (y) Company RSUs (containing the Company’s standard vesting schedule and other terms and conditions) or (z) Company Performance Units (containing the Company’s standard vesting schedule) under the Company Equity Plans; provided, however, that with respect to the grant of Company RSUs and Performance Units subject to a performance-based vesting schedule, the Company will take such actions as are necessary to ensure that the vesting schedule of these awards does not convert to time-based vesting in accordance with the applicable Company Equity Plan but is otherwise consistent with the terms and conditions of the Company’s standard vesting schedule; provided further, that the Company shall not be permitted to implement a long-term incentive plan or program for 2013 or otherwise grant any options, restricted stock, restricted stock units, performance units or any other award that would constitute a Company Equity Award, if granted, in lieu thereof.

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(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Equity Award or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement;

(iv) (A) amend or permit the adoption of any amendment to any of the Company’s Charter Documents, or (B) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction, in the case of the actions in clause (B), except by between or among wholly owned Subsidiaries of the Company;

(v) acquire any equity interest in a Third Party or make any asset acquisition from a Third Party (other than acquisitions of a type that would not require disclosure in Section 3.13(a)(iii) or Section 3.13(a)(v)), other than any acquisition of equity (i) for consideration not exceeding $100 million or (ii) made in the ordinary course of business in the Company’s or any of its Subsidiaries’ investment portfolios;

(vi) make any capital expenditure that, when added to all other capital expenditures made by the Acquired Corporations since the date of this Agreement, exceeds $8,500,000,000;

(vii) other than in the ordinary course of business, (A) enter into any Material Contract, (B) amend or waive in any material respect or terminate any Material Contract or (C) grant any material exclusive license or right with respect to any Intellectual Property of any of the Acquired Corporations;

(viii) lend money to any Third Party (other than reimbursement of expenses made in the ordinary course of business), or incur or guarantee any indebtedness for borrowed money or obtain or enter into any bond or letter of credit or any related Contract, in each case except for (i) indebtedness incurred in the ordinary course of business under the Company’s current borrowing agreements or indentures, (ii) indebtedness solely among or between Acquired Corporations in the ordinary course of business, (iii) any guarantee or support arrangement by an Acquired Corporation of obligations of one or more other Acquired Corporation in the ordinary course of business, (iv) any refinancing of any such indebtedness described in clauses (i), (ii) or (iii) on market terms or (v) indebtedness not in excess of $3,000,000,000; provided, however, that any such indebtedness shall expressly permit the consummation of the Merger, and shall not include any default or prepayment right as a result thereof;

(ix) establish, adopt, enter into or amend any Company Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its executive officers (except that the Company: (A) may provide routine, reasonable salary increases to employees in the ordinary course of business and in accordance with past practice in connection with the Company’s customary employee review process; (B) may amend the Company Plans to the extent required by applicable Legal Requirements; and (C) may make customary bonus payments and profit sharing payments consistent with past practice in accordance with existing bonus and profit sharing plans referred to in Part 3.18(b) of the Company Disclosure Schedule);

(x) other than in the ordinary course of business consistent with past practice, materially change any personnel policies or other business policies, or any of its methods of accounting (other than as required by Legal Requirements or GAAP) in any respect;

(xi) other than in the ordinary course of business consistent with past practice, make or change any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting

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period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment relating to any of the Acquired Corporations, surrender any right to claim a refund of Taxes, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Body, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, destruction or disposal would have the effect of materially increasing the Tax liability of any of the Acquired Corporations for any period ending after the Effective Time or materially decreasing any Tax attribute of any of the Acquired Corporations existing at the Effective Time;

(xii) settle any Legal Proceeding other than Legal Proceedings (w) reserved against in the Company’s financial statements, (x) with respect to which the settlement involves solely the payment by the Acquired Corporations of an amount less than $50 million individually and less than $200 million in the aggregate for all Legal Proceedings, (y) that are covered by existing insurance policies subject to the deductible of such insurance policies or (z) settled in the ordinary course of business; or

(xiii) agree or commit to take any of the actions described in clauses (i) through (xii) of this Section 5.2(b).

(c) The parties understand and agree that (i) nothing contained in this Agreement will give any Parent Entity, directly or indirectly, the right to control or direct any Acquired Corporation’s operations prior to the Closing, and (ii) prior to the Closing, the Acquired Corporations will exercise complete control and supervision over their respective operations.

5.3 No Solicitation

(a) Without limiting the provisions of Section 5.3(b), during the Pre-Closing Period, the Company may not directly or indirectly, and will cause the other Acquired Corporations not to and will instruct its and the other Acquired Corporations’ Representatives not to directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer, proposal, indication of interest, inquiry or request for information which constitutes or may reasonably be expected to lead to, any offer, proposal or indication of interest with respect to any Acquisition Transaction (any such offer, proposal, indication of interest, inquiry or request for information, collectively, an “Acquisition Inquiry”); (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in furtherance of any such Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any such Acquisition Inquiry, except to disclose the existence and terms of this Section 5.3; (iv) approve, endorse or recommend any such offer or proposal; or (v) enter into any letter of intent or similar document or any Contract with respect to any Acquisition Inquiry or Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of any of the Acquired Corporations that, if taken by the Company, would constitute a breach of this Section 5.3, will be deemed to constitute a breach of this Section 5.3 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if (i) prior to the adoption of this Agreement by the Required Company Vote, the Company receives a bona fide, written offer or proposal for an Acquisition Transaction, which was not solicited by any of the Acquired Corporations or their respective Representatives in breach of (or otherwise a result of the breach of) any provision of this Section 5.3 and (ii) the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisors) that (x) such offer or proposal is, or is reasonably likely to lead to, a Superior Offer and has not been withdrawn and (y) that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, then the Company may furnish, or cause to be furnished, nonpublic information to, and engage in discussions and negotiations with, the Person making such offer or proposal and its Representatives; provided, however, that (A) prior to furnishing,

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or causing to be furnished, any such nonpublic information to such Person, the Company (I) gives Parent written notice that it is furnishing such nonpublic information to such Person and (II) receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person and such Person’s Representatives by or on behalf of the Company, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and (B) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously so furnished).

(c) The Company will promptly (and in no event later than 24 hours after receipt) advise Parent orally and in writing of the receipt of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and a summary of material terms thereof) received by the Company, and provide Parent with a copy of such Acquisition Inquiry if it is in writing. The Company will keep Parent reasonably informed with respect to: (i) the status of any such Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto. The Company agrees that it will not enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(d) The Company immediately will, and will cause the other Acquired Corporations and will instruct each of their respective Representatives immediately to, cease and cause to be terminated any and all discussions or negotiations between the Company, any other Acquired Corporation or any of their respective Representatives, on the one hand, and any Person (other than the Parent Entities and their respective Representatives), on the other hand, with respect to any Acquisition Inquiry pending as of the date of this Agreement.

(e) The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill” or similar agreement to which the Company is or becomes a party in connection with an Acquisition Transaction, unless the Company Board has in good faith determined (after consultation with its outside counsel and financial advisors) that (x) the offer or proposal to which such agreement relates is, or is reasonably likely to lead to, a Superior Offer and (y) that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements. The Company also will promptly request each Person that has executed a confidentiality agreement as of the date hereof in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(f) Nothing contained in this Agreement will prohibit the Company or its board of directors from disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a “stop, look and listen” statement to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or prohibit the Company from making any disclosure if the Company Board in good faith determines (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to violate the Company’s disclosure requirements under Legal Requirements; provided, however, that the Company Board will not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except to the extent that it is permitted to effect a Change in Company Board Recommendation as specifically provided in Section 5.5(c).

5.4 Registration Statement; Prospectus/Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, and in no event later than 45 days after the date hereof, Parent and the Company will prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent will prepare and cause to be filed with the SEC the Registration Statement, in which

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the Prospectus/Proxy Statement will be included as a prospectus; provided, however, that to the extent the Prospectus/Proxy Statement is required to include pro forma financial statements that take into account the Company’s equity interest in Clearwire, and the information required in order to prepare such pro forma financial statements is not reasonably available within such 45-day period, such 45-day deadline will be extended to the extent reasonably necessary to receive and include such pro forma financial statements. Prior to the filing of the Prospectus/Proxy Statement and the Registration Statement, each of Parent and the Company will give the other a reasonable opportunity to review and comment on such documents in advance of filing and will consider in good faith the comments reasonably proposed by the other. Each of Parent and the Company will use its commercially reasonable efforts to cause the Registration Statement and the Prospectus/Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable (and in any event within five Business Days) after the Registration Statement is declared effective under the Securities Act. The Company will promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.4.

(b) None of the information to be supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of the Company for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or information made or incorporated by reference in the Registration Statement or the Prospectus/Proxy Statement by or about the Parent Entities included by Parent or incorporated by reference by Parent in the Registration Statement or the Prospectus/Proxy Statement. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, then the Company will promptly inform Parent thereof and will cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Parent will promptly furnish to the Company all information concerning the Parent Entities that may be required or reasonably requested in connection with the preparation of the Prospectus/Proxy Statement.

(c) None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement (including information related to the Debt Financing) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement (including information related to the Debt Financing) will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements or information made or incorporated by reference in the Registration Statement or the Prospectus/Proxy Statement by or about the Acquired Corporations supplied by the Company for inclusion or incorporation by reference in the Registration Statement

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or the Prospectus/Proxy Statement. If any event relating to any of the Parent Entities occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Prospectus/Proxy Statement, then Parent will promptly inform the Company thereof and will cooperate with the Company in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Each of Parent and the Company will notify the other promptly upon the receipt of any written or oral comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement or the Prospectus/Proxy Statement and will provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand.

(d) Each of Parent and the Company will cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any response to comments from the SEC or its staff or any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to delivering such response filing such amendment or supplement with the SEC, will consider in good faith the comments reasonably proposed by the other and will provide each other with a copy of all such responses to or filings made with the SEC. Without limiting Section 5.5, neither Parent nor the Company will make or file any amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement without the approval of the other party (which will not be unreasonably withheld, conditioned or delayed), except to the extent such amendment or supplement is required by applicable Legal Requirements. Parent will advise the Company promptly after it receives notice of the Registration Statement being declared effective, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company will use reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated.

5.5 Company Stockholders’ Meeting.

(a) The Company will take all action necessary under all applicable Legal Requirements and in accordance with its Charter Documents to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be held not later than 40 days (subject to extension by mutual agreement of the Company and Parent) following the date on which the Prospectus/Proxy Statement is mailed to the Company’s stockholders. The Company will cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.5(c): (i) the Prospectus/Proxy Statement will include a statement to the effect that the Company Board (A) has determined that the Merger and this Agreement are advisable and (B) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”); and (ii) the Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent will be adopted or proposed. The Company will cause the Prospectus/Proxy Statement to include the opinions of the Company Financial Advisors referred to in Section 3.25.

(c) Notwithstanding anything to the contrary contained in Section 5.5(b), at any time prior to the adoption of this Agreement by the Required Company Vote, (x) the Company Board Recommendation may be withdrawn or amended in a manner adverse to Parent (and the Company Board may publicly propose or publicly state that it intends to withdraw or modify in a manner adverse to Parent the Company Board Recommendation), (y) the Company may fail to include the Company Board Recommendation in the Prospectus/Proxy Statement, and (z) the Company may approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action in clauses (x), (y) or (z) above, a “Change in Company Board Recommendation”), only if:

(i) (A) a bona fide, written offer or proposal for an Acquisition Transaction, which was not solicited by any of the Acquired Corporations or their respective Representatives in breach of (or otherwise a

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result of the breach of) any provision of Section 5.3 (an “Acquisition Proposal”), is made to the Company and is not withdrawn; (B) the Company provides Parent, prior to any meeting at which the Company Board will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company Board (including a copy of the proposed acquisition agreement relating to the Acquisition Proposal to the extent that such an agreement exists) and the identity of the Person making the Acquisition Proposal; (C) the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) (x) that such Acquisition Proposal constitutes a Superior Offer and (y) that the failure to effect a Change in Company Board Recommendation (or if applicable, terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j)) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, and provides written notice of such determination to Parent; (D) the Company Board does not effect a Change in Company Board Recommendation (or terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j)) at any time within the period of five Business Days after the Company delivers to Parent the written notice described in clause (C) above; (E) during the five Business Day period (or such shorter period as specified below) described in clause (D), if requested by Parent, the Company engages in good faith negotiations with Parent regarding any amendments to this Agreement proposed in writing by Parent; and (F) at the end of the five Business Day period described in clause (D), the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) (x) that such Acquisition Proposal continues to constitute a Superior Offer and (y) that the failure to effect a Change in Company Board Recommendation (or if applicable, terminate this Agreement in accordance with Sections 5.5(e) and 8.1(j)) would still be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements (taking into account any amendments to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (E) or otherwise); or

(ii) (A) there occurs or arises after the date of this Agreement a development, change in circumstance, event or occurrence that does not relate to any offer or proposal for an Acquisition Transaction (any such unrelated development or change in circumstances, event or occurrence, an “Intervening Event”); (B) the Company Board had no knowledge, as of the date of this Agreement, of such Intervening Event (or, if it had such knowledge, the consequences of such Intervening Event were not known or reasonably foreseeable); (C) the Company provides Parent, prior to any meeting at which the Company Board will consider and determine whether such Intervening Event would permit it to effect a Change in Company Board Recommendation, with a written notice specifying the date and time of such meeting and a description of such Intervening Event; (D) the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) that, in light of such Intervening Event, the failure to effect a Change in Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements, and provides written notice of such determination to Parent; (E) the Company Board does not effect a Change in Company Board Recommendation at any time within the period of five Business Days the Company delivers to Parent the written notice described in clause (D) above; (F) during the five Business Day period described in clause (E), if requested by Parent, the Company engages in good faith negotiations with Parent regarding any amendments to this Agreement proposed in writing by Parent; and (G) at the end of the five Business Day period described in clause (E), the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisors) that the failure to withdraw or modify the Company Board Recommendation would still be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any amendments to the terms of this Agreement proposed by Parent in writing as a result of the negotiations required by clause (F) or otherwise).

(d) Any material amendment or modification to any Acquisition Proposal that was previously the subject of the procedures set forth in Section 5.5(c)(i) will be deemed to be a new Acquisition Proposal for purposes of Section 5.5(c)(i); provided, however, that in the event the Company seeks to make a Change in Company Board Recommendation or terminate this Agreement, the notice period and the period during which

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the Company is required to negotiate, if requested by Parent, with Parent shall expire four Business Days, in the case of the first material amendment or modification, or three Business Days, in the case of any subsequent material amendment or modification, after the Company provides written notice of such material amendment or modification to Parent. The Company will ensure that any Change in Company Board Recommendation, in and of itself, (1) will not affect the validity of the original approval of this Agreement as of the date of this Agreement for the purposes of Section 17-6701(b) of the KGCC, and (2) will not have the effect of causing any state (including Kansas) corporate takeover statute or other similar statute to be applicable to the Merger, any of the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment.

(e) In addition to the Company’s right to effect a Change in Company Board Recommendation under the circumstances described in Section 5.5(c)(i), the Company will be entitled to terminate this Agreement in connection with its receipt of a Superior Offer if, in connection with such Superior Offer, it complies with all of the requirements of Sections 5.5(c)(i), 8.1(j) and 8.3(e).

(f) Notwithstanding the terms of Section 5.5(a), if on a date for which the Company Stockholders’ Meeting is scheduled (the “Company Meeting Original Date”), the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, the Company will cause the Company Stockholders’ Meeting to be postponed or adjourned to a date that is the sooner of 20 Business Days after the Company Meeting Original Date and two Business Days prior to the End Date (as defined in Section 8.1(b)), or to such other date as Parent and the Company may mutually determine.

5.6 Employee Benefits.

(a) Following the Effective Time, except as otherwise contemplated or permitted by this Agreement, Parent will, or will cause the Affiliates of Parent and any successors thereto to, assume, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company Plans including those listed on Part 5.6(a) of the Company Disclosure Schedule as set forth thereon.

(b) Parent hereby acknowledges that a “change in control,” “change of control” or term of similar import within the meaning of each Company Plan will occur upon the Effective Time.

(c) For a period beginning at the Effective Time and continuing through the later of December 31, 2014 or the eighteen month anniversary of the Effective Time, Parent will provide, or will cause an Affiliate of Parent to provide, to each group of similarly situated individuals employed by the Acquired Corporations as of the Effective Time (each such group of employees, a “Covered Group”), base salary, target bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, target bonus opportunities and long-term incentive opportunities provided to such Covered Group, in the aggregate, immediately prior to the Effective Time. For a period beginning at the Effective Time and continuing through the second anniversary of the Effective Time, Parent will provide, or will cause an Affiliate of Parent to provide, (i) employee benefits to each Covered Group that are no less favorable, in the aggregate, than the employee benefits provided to such Covered Group immediately prior to the Effective Time, and (ii) severance benefits to each individual employed by the Acquired Corporations as of the Effective Time (each such employee, a “Covered Employee”) that are no less favorable than the severance benefits provided to such Covered Employee under the Company Plans listed on Part 5.6(c) of the Company Disclosure Schedule immediately prior to the Effective Time (the “Severance Arrangements”), and neither Parent nor any Affiliate of Parent will amend such Severance Arrangements in a manner adverse to any Covered Employee during such period; provided that nothing herein will preclude Parent or any of the Acquired Corporations from amending such Severance Arrangements to the extent required to comply with applicable law.

(d) As of the Effective Time, Parent will cause its third party insurance providers or third party administrators to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare

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plans with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable employee benefit plan. In addition, Parent will, and will cause Parent’s Affiliates to, give Covered Employees full credit for purposes of eligibility, vesting and level of benefits (including for purposes of paid-time off, severance and short-term disability benefits, but not for benefit accrual purposes under any defined benefit pension plan) under any employee benefit and compensation plans or arrangements maintained by Parent or any of its Affiliates for such Covered Employees’ service with the Company or any of its Affiliates to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective Time and in no event will service prior to the Effective Time be required to be taken into account if such service credit would result in the duplication of benefits with respect to the same period.

(e) The Company will be permitted to (1) finally and conclusively determine, in good faith, the amounts earned, based on actual achievement, under the short-term incentive plan (the “STIP”) in respect of the 2012 fiscal year, and pay such amounts in the ordinary course of business consistent with past practice, but no later than the Closing Date, (2) establish a STIP with respect to the 2013 fiscal year or parts thereof (the “2013 STIP”) and the corresponding performance measures, targets, maximums, award levels, eligibility and payment dates under the 2013 STIP, including as described in Part 5.6(e) of the Company Disclosure Schedule.

(f) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Merger or any of the other Contemplated Transactions, the Company will cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any Company Affiliate will communicate with Covered Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which will not be unreasonably withheld.

(g) Nothing in this Section 5.6 or elsewhere in this Agreement will be construed to create a right in any Covered Employee or other Company Associate to employment with any of the Parent Entities, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their respective rights pursuant to Section 5.7, no Company Associate, and no Covered Employee, will be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.6(g) will limit the effect of Section 9.8. Nothing in this Section 5.6 or elsewhere in this Agreement will be construed as an amendment to any Company Plan or other compensation or benefit plan or arrangement for any purpose.

5.7 Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors, officers and employees of the Acquired Corporations and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of an Acquired Corporation (each, an “Indemnified Person”) as provided in the Acquired Corporations’ respective Charter Documents or in any Indemnification Agreement (as defined below) will survive the Merger and will continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are permitted under Kansas law. For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of the Indemnified Persons. For purposes of this Agreement, “Indemnification Agreement” means any indemnification agreement between an Acquired Corporation and an Indemnified Person in his or her capacity with an Acquired Corporation, as such agreement is in effect as of the date of this Agreement.

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(b) Parent will cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person, in each case to the fullest extent permitted by Legal Requirements, including to the fullest extent authorized or permitted by any amendments to or replacements of the KGCC adopted after the date hereof that increase the extent to which a corporation may indemnify its officers and directors or any Indemnified Person against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, penalties and amounts paid in settlement or compromise in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative (an “Action”), wherever asserted, arising out of, relating to or in connection with any circumstances, developments or matters in existence or action or omission by such Indemnified Person occurring or alleged to have occurred at or prior to the Effective Time in connection with such Indemnified Person serving in his or her capacity with any Acquired Corporation (including any Action relating to this Agreement or the Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time.

(c) Prior to the Effective Time, the Company will be permitted to, and if the Company elects not to Parent will cause the Surviving Corporation as of the Effective Time to, purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Acquired Corporations (the “Existing D&O Policies”) with respect to matters arising at or prior to the Effective Time for the persons who, as of the date of this Agreement, are covered by the Existing D&O Policies, covering, without limitation, the Merger and the other Contemplated Transactions (the “Tail Policy”); provided, however, that the maximum annual premium will not exceed 300% of the annual premium paid by the Company in 2012 for the Existing D&O Policies and provided, further, that if the premiums of such insurance coverage exceed such amount, Parent, the Surviving Corporation or the Company, as applicable, will purchase as much coverage as is available for such amount. Parent will cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The rights of each Indemnified Person hereunder are in addition to, and not in substitution or limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Acquired Corporations or the Surviving Corporation, under any Indemnification Arrangement or any other agreement, under the Delaware General Corporation Law, the KGCC or otherwise. The provisions of this Section 5.7 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons and their heirs or representatives and will be binding on Parent and the Surviving Corporation and its successors and assigns.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations thereof set forth in this Section 5.7.

5.8 Regulatory Approvals and Related Matters.

(a) Each party will use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Body with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and the Parent Entities will promptly, and in any event within 45 days after the date of this Agreement, prepare and file, in each case as may be required with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment: (i) the notification and report forms required to be filed under the HSR Act;

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(ii) all applications and notices required for authorization by the FCC and in connection with any State License; (iii) any notification or other document required to be filed under any applicable foreign Legal Requirement, including any relating to antitrust, regulatory or competition matters, as reasonably determined by the parties after consultation with each other; and (iv) any notification or report required by the NISPOM for facility and personnel security clearances. The Company and the Parent Entities will respond as promptly as practicable to any inquiries or requests received for additional information or documentation, in each case as may be required in connection with the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment from (A) the Federal Trade Commission or the Department of Justice; (B) the FCC; (C) Team Telecom, CFIUS or DSS; (D) any State Commission or state attorney general; or (E) any foreign antitrust, regulatory or competition authority or other foreign Governmental Body.

(b) Without limiting the generality of Section 5.8(a), as soon as practicable after the date of this Agreement, the Company and Parent will prepare and file with CFIUS a draft joint voluntary notice pursuant to FINSA with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment and will promptly provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during such pre-filing consultation period, at the end of which the Company and Parent will prepare and file with CFIUS a final joint voluntary notice pursuant to FINSA with respect to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment. Following the submission of the final CFIUS joint voluntary notice, each of the Company and Parent will provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process in accordance with 31 C.F.R. Part 800, and, in cooperation with each other, will take all steps advisable, necessary or desirable to finally and successfully complete the CFIUS review process as promptly as practicable, which steps with respect to Parent and the Company will include agreeing to any action, restriction or condition proposed by CFIUS or any other agency or branch of the U.S. government as a condition to obtaining the approval of CFIUS. The Company and Parent will make any other submissions under FINSA that are requested by CFIUS or its member agencies to be made or that the Company and Parent mutually agree should be made in connection with the Merger or the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment.

(c) Without limiting the generality of Section 5.8(a), to the extent any of the following have not been completed prior to the date hereof, as soon as practicable after the date of this Agreement, the Company and Parent will submit to DSS and, to the extent applicable, any other Governmental Body, notification of the Merger pursuant to the NISPOM and any other applicable national or industrial security regulations, and submit and request approval under any foreign ownership, control or influence (“FOCI”) related requirements and similar requirements included in any Government Contract, or where any FOCI may, in the opinion of any Governmental Body, adversely impact security requirements, and obtain DSS approval pursuant to such requirements. Without limiting any other obligations of Parent or the Company hereunder, Parent and the Company will accept (i) all restrictions or conditions imposed or requested by DSS on (A) the conduct or structure of any business or operations of any of the Acquired Corporations and Clearwire (including any requirement by any Governmental Body to sell, hold separate or otherwise dispose of any assets of any of the Acquired Corporations) or (B) access by the Parent Entities to technology, operations, products or other activities of any of the Acquired Corporations and Clearwire and (ii) such other restrictions or conditions imposed or requested by DSS on the operations of any of the Acquired Corporations, Clearwire or on Parent’s control of the Company or any of the other Acquired Corporations or Clearwire.

(d) Subject to Section 5.8(e), each party will cooperate with each other and use, and will cause its Subsidiaries to use, its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to satisfy the conditions to the Merger and the other Contemplated Transactions set forth in Section 6 and Section 7 as promptly as reasonably practicable, including: (i) making all filings (if any) and giving all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment (other than the

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filings and notices contemplated by Section 5.8(a), Section 5.8(b) and Section 5.8(c), which will be governed by such Sections); (ii) using its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Material Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment; and (iii) using its reasonable best efforts to lift (and oppose and defend against any Legal Proceeding seeking to impose) any restraint, injunction or other legal bar to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment or challenging any of the foregoing. Each of the Parent Entities and the Company will provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment, and will give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of the Parent Entities and the Company will promptly deliver to the other a copy of each such filing or other submission made hereunder, each notice given and each Consent obtained by any of the Acquired Corporations during the Pre-Closing Period. The Parent Entities and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.8(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Parent Entities or the Company, as the case may be) or its legal counsel. No party will agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry relating to the Merger, the other Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment, unless it consults with the other parties in advance and, to the extent permitted by such Governmental Body, gives the other parties the opportunity to attend and participate at such meeting. No party may consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the Merger, the other Contemplated Transactions, the Bond Purchase Agreement and the First Primary Investment at the behest of any Governmental Body without the consent of the other parties to this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement (other than the obligations in Section 5.8(b) and Section 5.8(c), which will not be limited by this Section 5.8(e)), “reasonable best efforts” requires that each Parent Entity will take or commit to taking any of the following actions (and that the Company cooperate in the taking of the following actions to the extent requested by Parent): (i) licensing, divesting, disposing of or transferring, or causing any of its Subsidiaries to license, divest, dispose of or transfer, any portion of its assets, spectrum or Licenses or committing to cause any of the Acquired Corporations (or Clearwire) to license, divest, dispose of or transfer any portion of its assets; (ii) discontinuing, or causing any of its Subsidiaries to discontinue, offering any product or service, or committing to cause any of the Acquired Corporations (or Clearwire) to discontinue offering any product or service; (iii) licensing or otherwise making available, or causing any of its Subsidiaries to license or otherwise make available, to any Person any technology, software or other Intellectual Property, or committing to cause any of the Acquired Corporations (or Clearwire) to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) holding separate, or causing any of its Subsidiaries to hold separate, any assets or operations (either before or after the Effective Time), or committing to cause any of the Acquired Corporations (or Clearwire) to hold separate any assets or operations; (v) making, or causing any of its Subsidiaries to make, or accept any condition, limitation, obligation, commitment or requirement, or committing to cause any of the Acquired Corporations (or Clearwire) to make or accept any condition, limitation, obligation, commitment or requirement (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations (or Clearwire); (vi) agreeing to any other prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or business (including any of the Acquired Corporations, or Clearwire); or (vii) expending or paying any funds or to give any other consideration in order to obtain any Consent, or commit any of the Parent Entities, any of Parent’s Subsidiaries or any of the Acquired Corporations (or Clearwire) to take such actions, unless, in each case of clauses (i) through (vii) above, such actions would reasonably be expected,

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individually or in the aggregate, to have a material adverse effect on the Acquired Corporations (and Clearwire), taken as a whole, or a material adverse effect on the Parent Entities and their Subsidiaries, taken as a whole. A Parent Entity shall only be required to take an action with respect to Clearwire (and the Company shall only be required to cooperate with such action) if any party to this Agreement has the power and authority to take such action.

(f) Without the prior written consent of the other parties hereto, no party will enter into a voluntary agreement with the Federal Trade Commission or the Department of Justice pursuant to which such party agrees not to consummate the Merger for any period of time.

5.9 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company will promptly notify Parent in writing of: (i) the Company obtaining Knowledge of any event, condition, fact or circumstance that caused or constitutes an inaccuracy in any representation or warranty made by the Company in this Agreement, to the extent that such inaccuracy would reasonably be expected to cause any of the conditions to the obligations of the Parent Entities to effect the Merger and consummate the other Contemplated Transactions set forth in Section 6.1 to fail to be satisfied; (ii) any breach of any covenant or obligation of the Company, to the extent that such breach would reasonably be expected to cause any of the conditions to the obligations of the Parent Entities to effect the Merger and consummate the other Contemplated Transactions set forth in Section 6.2 to fail to be satisfied; and (iii) any event, condition, fact or circumstance that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company will promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations challenging the Merger or any of the other Contemplated Transactions. No notification given to Parent pursuant to this Section 5.9(a) will limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement. The notification obligations in this Section 5.9(a) shall not constitute a covenant or obligation for purposes of Section 6.2.

(b) During the Pre-Closing Period, Parent will promptly notify the Company in writing of: (i) any Parent Entity obtaining Knowledge of any event, condition, fact or circumstance that caused or constitutes an inaccuracy in any representation or warranty made by the Parent Entities in this Agreement, to the extent that such inaccuracy would reasonably be expected to cause any of the conditions to the obligation of the Company to effect the Merger and consummate the other Contemplated Transactions set forth in Section 7.1 to fail to be satisfied; and (ii) any breach of any covenant or obligation of any of the Parent Entities, to the extent that such breach would reasonably be expected to cause any of the conditions to the obligations of the Company to effect the Merger and consummate the other Contemplated Transactions set forth in Section 7.2 to fail to be satisfied. Without limiting the generality of the foregoing, Parent will promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Parent Entities challenging the Merger or any of the other Contemplated Transactions. No notification given to the Company pursuant to this Section 5.9(b) will limit or otherwise affect any of the representations, warranties, covenants or obligations of the Parent Entities contained in this Agreement. The notification obligations in this Section 5.9(b) shall not constitute a covenant or obligation for purposes of Section 7.2.

5.10 Public Announcements. The initial press release with respect to the execution of this Agreement and the Bond Purchase Agreement will be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company: (a) will consult with each other before issuing, and provide each other the opportunity to review and comment upon and will use their respective commercially reasonable efforts to agree on, any press release or other public statement with respect to the Merger, any of the other Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment; and (b) except for press releases and public statements required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, will not issue any such

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press release or make any such public statement prior to such consultation, opportunity to review and comment and agreement. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 5.10 will not apply to any release or public statement made or proposed to be made by Company in accordance with Section 5.3 or by any of the parties in connection with any dispute between the parties regarding this Agreement, the Merger or the Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment.

5.11 Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NYSE at or prior to the Effective Time.

5.12 Certain Efforts. During the Pre-Closing Period, (a) each party hereto shall use its commercially reasonable efforts to cause the exchanges that occur pursuant to the Merger, taken together, to qualify as exchanges described in Section 351 of the Code, and not take any action reasonably likely to cause the exchanges not to so qualify; and (b) each of the Company, on the one hand, and HoldCo and Parent, on the other hand, shall use its reasonable best efforts to obtain the opinion referred to in Section 7.11, including by executing letters of representation that are customary for the transactions contemplated by this Agreement and that are in form and substance acceptable to Skadden, Arps, Slate, Meagher & Flom LLP (or if applicable, the Alternate Tax Counsel).

5.13 Financing.

(a) SoftBank acknowledges and agrees that, other than the obligations expressly set forth in this Agreement, the Company, its Affiliates and their respective Representatives have no responsibility for any financing that SoftBank may raise in connection with the Contemplated Transactions. Each of SoftBank and the Company acknowledges and agrees, without limiting any other provision of this Agreement (including any provisions that relate to the Reverse Termination Fee or the circumstances under which it is payable), that SoftBank’s obligation to consummate the Merger and the other Contemplated Transactions is not subject to a financing condition under Section 6 or otherwise. SoftBank will use its reasonable best efforts to obtain, or cause its Subsidiaries to obtain, the Debt Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) negotiate definitive financing documents with respect thereto on the terms and conditions contained therein, (ii) satisfy on a timely basis all conditions to the Debt Financing set forth therein that are applicable to SoftBank and to any Subsidiary of SoftBank, (iii) cause its Representatives to cooperate in the preparation of all documents (including offering memoranda, private placement memoranda, prospectuses and road show presentations, if any) and the making of all filings in connection with the Debt Financing and the other transactions contemplated by the Commitment Letters, and in executing and delivering all documents and instruments related to the Commitment Letters), (iv) comply with its obligations under the Commitment Letters and (v) consummate the Debt Financing at or prior to the time the Closing is required to occur pursuant to Section 2.3, including using its reasonable best efforts to cause the Financing Parties and the other persons committing to fund the Debt Financing to fund the Debt Financing no later than at or prior to the time the Closing is required to occur pursuant to Section 2.3.

(b) SoftBank will keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (including providing the Company with copies of all definitive financing documents related to the Debt Financing). Without limiting the generality of the foregoing, SoftBank will give the Company prompt notice (i) of any material breach or default by any party to any of the Commitment Letters or definitive financing documents related to the Debt Financing of which SoftBank becomes aware, (ii) of the receipt of any written notice or other written communication, in each case from any Financing Party with respect to (A) any material actual or potential breach or default, or any termination or repudiation by any party to any of the Commitment Letters or definitive financing documents related to the Debt Financing of any provisions of the Commitment Letters or definitive financing documents related to the Debt Financing or (B) any material dispute or disagreement between or among any parties to any of the Commitment Letters or definitive financing documents related to the Debt Financing with respect to the obligation to fund the

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Debt Financing or the amount of the Debt Financing to be funded at Closing, and (iii) if at any time for any reason SoftBank in good faith determines that it will not be able to obtain all or any material portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or definitive agreements related to the Debt Financing. As soon as practicable after the Company delivers to SoftBank a written request, SoftBank will provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), clause (ii) or clause (iii) of the immediately preceding sentence; provided, however, that SoftBank need not provide any information which, after consultation with its legal counsel, it has determined to be privileged.

(c) SoftBank will have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letters, or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative Financing Parties; provided, however, that any such amendment, replacement, supplement, modification or waiver will not without the consent of the Company (not to be unreasonably withheld, conditioned or delayed) (i) impose additional conditions precedent to the Debt Financing or otherwise expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letters in any material way, (ii) be reasonably expected to prevent, impede or cause any delay of the consummation of the Merger (taking into account any market flex provisions), (iii) adversely and materially impact the ability of SoftBank to enforce its rights against the Financing Parties or the definitive financing documents with respect thereto or (iv) reduce the aggregate amount of the Debt Financing under the Commitment Letters. SoftBank will promptly deliver to Company copies of any such amendment, replacement, supplement, modification or waiver, provided that SoftBank may reduce the aggregate amount of the Debt Financing under the Commitment Letters to the extent that SoftBank secures or receives such amount of cash proceeds as is necessary to consummate the Merger and the other Contemplated Transactions (through the Debt Financing or other cash sources).

(d) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letters, SoftBank will promptly so notify the Company and will use its reasonable best efforts to promptly seek to obtain alternative financing on financial terms not more favorable to SoftBank and subject to conditions not less favorable to SoftBank (in each case as determined in the reasonable judgment of SoftBank) and in an amount sufficient to consummate the Merger and the other Contemplated Transactions, as promptly as practicable following the occurrence of such event (the “Alternative Financing”). In the event any Alternative Financing is obtained, any reference in this Agreement to “Debt Financing” shall be deemed to include the Alternative Financing. SoftBank shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide SoftBank with any portion of the Debt Financing substantially concurrently with the execution thereof.

(e) During the Pre-Closing Period, upon the request of SoftBank, the Company will, and will instruct and cause the other Acquired Corporations and will use reasonable best efforts to cause each of their respective legal, tax, regulatory and accounting representatives and advisors and other Representatives to, at the sole cost and expense of SoftBank, provide all reasonable cooperation requested by SoftBank and the Financing Parties in connection with SoftBank’s financing of the Merger and the other Contemplated Transactions by obtaining the Debt Financing (including any Alternative Financing), to the extent not unreasonably interfering with the business of Company or any of the other Acquired Corporations, including by:

(i) making senior management of the Company reasonably available to participate in a reasonable number of meetings, road shows, presentations and due diligence sessions (including accounting due diligence sessions and sessions with rating agencies), in each case, upon reasonable advance notice;

(ii) providing information reasonably requested by SoftBank relating to the Debt Financing;

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(iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements as required by Article 11 of the Exchange Act), including delivery to SoftBank of balance sheets, income statements and statements of cash flows in accordance with GAAP for the Company for any fiscal year that has ended at least 90 days prior to the Effective Time and for any fiscal quarter since the most recently ended fiscal year that has ended at least 45 days prior to the Effective Time;

(iv) providing audited consolidated financial statements for the most recently ended fiscal year of the Company for which audited consolidated financial statements are available and unaudited interim consolidated financial statements for each quarterly period of the Company ended thereafter and ended at least 45 days prior to the Effective Time;

(v) assisting in a timely manner in the preparation of appropriate and customary offering memoranda, private placement memoranda, prospectuses and similar documents; and

(vi) providing such assistance as SoftBank may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for SoftBank from Moody’s Investor Services, Inc.

(f) If at any time from the date of this Agreement until the Effective Time, (x) the Company publicly announces any intention to restate any material financial information included in the information provided to SoftBank or the Financing Parties or that any such restatement is under consideration, (y) to the Knowledge of the Company, such information would not be Compliant or (z) upon written notice from SoftBank that such information is not Compliant, then in each case, the Company will use its commercially reasonable efforts to promptly provide SoftBank and the Financing Parties with equivalent information that is Compliant.

(g) SoftBank will promptly, upon request by the Company, reimburse the Company for all of its and the other Acquired Corporations’ reasonable out-of-pocket costs and expenses (including accountants’ fees and reasonable attorneys’ fees) incurred by the Company and the other Acquired Corporations in connection with the Company’s and the Acquired Corporations’ compliance with, and cooperation contemplated by, this Section 5.13. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Acquired Corporations shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing (including any Alternative Financing) prior to the Effective Time for which it is not reimbursed or indemnified by SoftBank. If the Effective Time does not occur, the Company and the other Acquired Corporations will be entitled to reimbursement for all reasonable costs and expenses incurred by them in connection with the Company complying with its covenants in this Agreement relating to the Debt Financing.

(h) At the Effective Time, SoftBank will cause HoldCo to contribute to Parent not less than $17,040,000,000 (of which amount (x) the amount of Aggregate Cash Consideration ($12,140,000,000) will be paid to the Company’s stockholders subject to the terms and conditions set forth in this Agreement and (y) $4,900,000,000 will remain in the cash balances of Parent as of immediately following the Effective Time).

(i) SoftBank will use its reasonable best efforts to (i) obtain all requisite consents or waivers under its existing Indebtedness for borrowed money as to which any default or event of default or any prepayment right or prepayment obligation will occur as a result of the execution and delivery of this Agreement or the consummation any of the transactions contemplated hereby (including, without limitation, the purchase of the Bond, the consummation of the Merger and the incurrence of the Financing) or (ii) repay any such Indebtedness for which the consent or waiver described in clause (i) is not obtained.

5.14 Stockholder Litigation. Each of the Company, on the one hand, and the Parent Entities, on the other hand, will (a) promptly advise the other party in writing of any Legal Proceeding threatened, commenced or asserted against it or any of its stockholders, directors, officers or Affiliates relating to this Agreement, the

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Merger or any of the other Contemplated Transactions and (b) give the other party the opportunity to reasonably participate in the defense or settlement of any such Legal Proceeding, and no compromise or full or partial settlement of any such Legal Proceeding will be agreed without the other party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

5.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16 Resignation of Officers and Directors. The Company will use its commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company and, to the extent requested by Parent, each officer of the Company, and each such resignation of an officer shall be effective as of, and conditioned on, such individual becoming a corresponding officer of Parent.

Section 6. Conditions Precedent to Obligations of Parent Entities

The obligations of the Parent Entities to effect the Merger and consummate the other Contemplated Transactions that are to occur contemporaneously with the Merger are subject to the satisfaction or waiver by Parent (to the extent legally permissible), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), other than such failures to be accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

(b) Each of the Designated Representations shall have been accurate in all material respects as of date of this Agreement and will be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Designated Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such Designated Representations, (i) all “Company Material Adverse Effect” and

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other materiality qualifications limiting the scope of such Designated Representations will be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. The transactions described on Part 6.2 of the Company Disclosure Schedule shall have been consummated.

6.3 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order will have been issued with respect to the Registration Statement that remains in effect; no proceeding seeking a stop order with respect to the Registration Statement shall have been initiated by the SEC that remains pending; and neither Parent nor the Company shall have received any written communication from the SEC that remains outstanding in which the SEC indicates a material likelihood that it will initiate a proceeding seeking a stop order with respect to the Registration Statement.

6.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Vote.

6.5 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.6 and 6.12 have been duly satisfied:

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

6.7 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation, or any Consent under any other foreign Legal Requirement, shall have expired or been terminated or received, as applicable, except where the failure of any particular waiting period to have expired or to have been terminated, or Consent to have been received, as applicable, prior to the Closing would not reasonably be expected to materially and adversely affect the business of the Parent Entities (taken as a whole) or the Acquired Corporations (taken as a whole).

(c) The Consent of the FCC and all Consents from State Commissions required for consummation of the Merger shall have been obtained.

(d) Parent shall have received written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under FINSA and determined that there are no unresolved national security concerns with respect to the Contemplated Transactions.

(e) If required by DSS, DSS shall have approved a plan to operate the business of the Acquired Corporations pursuant to a FOCI mitigation agreement, or shall have accepted a commitment from the parties to implement such FOCI mitigation agreement following the Closing.

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6.8 Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10 No Governmental Litigation. There shall not be pending any Legal Proceeding instituted by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, and no threat by any U.S. Federal Governmental Body to institute any Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions shall remain outstanding.

6.11 Credit Ratings; Certain Indebtedness.

(a) With respect to any outstanding Indebtedness for borrowed money as to which any default, event of default or prepayment right or obligation could occur as a result of the consummation of the Merger and any ratings downgrade (i) either of Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) or Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. (or any successor to the rating agency business thereof) shall have advised Parent or the Company that the rating of the Company (or its Indebtedness, as applicable), after giving effect to the Merger (and if applicable consolidating Clearwire), will be no less than the rating as of the date of this Agreement assigned by such rating agency to the Company (or its outstanding Indebtedness, as applicable), as of the date of this Agreement (the “Ratings Determination”), (ii) Parent or the Company shall have obtained a consent or waiver to the consummation of the Merger, or (iii) the Company shall have sufficient cash and cash equivalents (assuming the Closing occurs in accordance with the terms of this Agreement) or arranged financing that, collectively, is sufficient to pay in full all such Indebtedness (assuming that each holder of such Indebtedness with a prepayment right exercises such prepayment right); provided, however, that the requirements of this clause (a) shall not apply to any Indebtedness described in clause (b) below.

(b) With respect to any Indebtedness for borrowed money as to which any default or event of default or any prepayment right or prepayment obligation will occur solely as a result of the change of control that will result upon the consummation of the Merger, prior to the consummation of the Merger and with respect to each such issue of outstanding Indebtedness, (a) if the obligation to repay such Indebtedness is a right of prepayment or otherwise determined solely by the relevant creditor(s) after the consummation of the Merger, the Company will have cash and cash equivalents (assuming the Closing occurs in accordance with the terms of this Agreement) or committed financing that, collectively, is sufficient to repay in full all such Indebtedness (assuming that each relevant creditor exercises its prepayment right), and (b) with respect to all other such Indebtedness, the Company (i) will have repaid such Indebtedness or (ii) will have obtained the consent or waiver to such change of control from the requisite holders of such Indebtedness.

6.12 Limitation on Dissenting Shares. The number of Dissenting Shares shall represent less than 10% in the aggregate of the number of shares of Company Common Stock outstanding immediately prior to the Closing (excluding for the avoidance of doubt the Bond Shares).

6.13 Frustration of Closing Conditions. None of the Parent Entities may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section 5.8 or Section 5.13.

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Section 7. Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and consummate the other Contemplated Transactions that are to occur contemporaneously with the Merger is subject to the satisfaction or waiver by the Company (to the extent legally permissible), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of the Parent Entities contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of the Parent Entities to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (i) all “material adverse effect” and materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement will be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Parent Entities are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects (provided that in no event will any failure of any of the Parent Entities to have complied with any of the Financing Covenants constitute a failure of the condition set forth in this Section 7.2 to be satisfied if the Debt Financing shall otherwise be available to SoftBank to enable it and the other Parent Entities to consummate the Merger).

7.3 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued with respect to the Registration Statement that remains in effect, no proceeding seeking a stop order with respect to the Registration Statement shall have been initiated by the SEC that then remains pending and neither Parent nor the Company shall have received any written communication from the SEC that remains outstanding in which the SEC indicates a material likelihood that it will initiate a proceeding seeking a stop order with respect to the Registration Statement.

7.4 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Vote.

7.5 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.6 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation, or any Consent under any other foreign Legal Requirement, shall have expired or been terminated or received, as applicable, except where the failure of any particular waiting period to have expired or to have been terminated, or Consent to have been received, as applicable, prior to the Closing would not reasonably be expected to materially and adversely affect the business of the Parent Entities (taken as a whole) or the Acquired Corporations (taken as a whole).

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(c) The Consent of the FCC and all Consents from State Commissions required for consummation of the Merger shall have been obtained.

(d) Parent shall have received written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under FINSA and determined that there are no unresolved national security concerns with respect to the Contemplated Transactions.

(e) If required by DSS, DSS shall have approved a plan to operate the business of the Acquired Corporations pursuant to a FOCI mitigation agreement, or shall have accepted a commitment from the parties to implement such FOCI mitigation agreement following the Closing.

7.7 Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 No Governmental Litigation. There shall not be pending any Legal Proceeding instituted by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, and no threat by any U.S. Federal Governmental Body to institute any Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions shall remain outstanding.

7.10 Funding of Parent. SoftBank will have caused HoldCo to contribute to Parent not less than $17,040,000,000 (of which amount (x) the amount of Aggregate Cash Consideration ($12,140,000,000) will be paid to the Company’s stockholders subject to the terms and conditions set forth in this Agreement and (y) $4,900,000,000 will remain in the cash balances of Parent as of immediately following the Effective Time).

7.11 Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that for U.S. federal income tax purposes the exchanges that occur pursuant to the Merger, taken together, will constitute exchanges described in Section 351 of the Code; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP is unable to deliver such an opinion, the condition set forth in this Section 7.11 will be deemed to have been satisfied in full if another nationally recognized law firm experienced in tax matters (excluding, for this purpose, Morrison & Foerster LLP) selected by Parent and reasonably acceptable to the Company (the “Alternate Tax Counsel”) delivers such an opinion.

7.12 Bond Purchase. Parent shall have purchased the Bond from the Company pursuant to the terms of the Bond Purchase Agreement.

7.13 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was principally caused by the Company’s breach of any material provisions of this Agreement, the Company’s failure to act in good faith or the Company’s failure to perform fully its obligations under Section 5.8 or Section 5.13.

Section 8. Termination

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

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(b) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated by 5:00 p.m. New York City time on October 15, 2013 (the “End Date”); provided, however, that a party will not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date has principally been caused by, or has resulted from, a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party pursuant to this Agreement; provided, further, that if the Merger is not consummated by the End Date as a result of a Financing Failure, then, notwithstanding the first proviso to this Section 8.1(b), Parent may terminate this Agreement pursuant to this Section 8.1(b);

(c) by either Parent or the Company, upon written notice to the other party, at any time prior to the End Date if any U.S. court of competent jurisdiction or other U.S. Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 5.8;

(d) by either Parent or the Company, upon written notice to the other party, if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Company Vote;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Vote), upon written notice to the Company, if a Triggering Event shall have occurred;

(f) by Parent, upon written notice to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any representation or warranty of the Company shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b) and (ii) is incapable of being cured prior to the End Date by the Company or is not cured within 30 days of written notice of such breach from Parent to the Company;

(g) by the Company, upon written notice to Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Parent Entity contained in this Agreement or any representation or warranty of a Parent Entity shall have become untrue after the date hereof, which breach or untrue representation or warranty (i) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) is incapable of being cured prior to the End Date by such Parent Entity or is not cured within 30 days of written notice of such breach from the Company to Parent;

(h) by the Company, upon written notice to Parent, if (i) all of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed in such written notice to Parent that all of the conditions set forth in Section 7 have been satisfied or that the Company has agreed to waive any unsatisfied conditions in Section 7 and (iii) the Merger shall not have been consummated within 11 Business Days after the delivery of such notice by the Company to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the failure of the Merger to have been consummated during the period set forth in clause (iii) above results from a failure on the part of the Company to perform in any material respect any covenant or obligation in this Agreement required to be performed by the Company during such 11 Business Day period and up to the Effective Time;

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(i) by the Company, during the period of thirty (30) Business Days that commences on the date that is six months after the date of this Agreement, upon not less than two Business Days’ written notice to Parent, if at the time of such termination (A) SoftBank is not a party to one or more Commitment Letters that provide for Debt Financing that is available to be borrowed subject to conditions precedent set forth therein during a period of time that begins on or prior to the date that is six months after the date of this Agreement and ends no earlier than the End Date and (B) SoftBank is not a party to one or more definitive financing documents that provide for Debt Financing that is available to be borrowed subject to conditions precedent set forth therein during a period of time that begins on or prior to the date that is six months after the date of this Agreement and ends no earlier than the End Date;

(j) by the Company (at any time prior to the adoption of this Agreement by the Required Company Vote), upon written notice to Parent, in order to enter into a definitive agreement with a Third Party providing for a Superior Offer in accordance with Section 5.5(e); or

(k) by the Company, upon written notice to Parent, if the Bond Purchase Agreement shall have been validly terminated by the Company pursuant to, and in accordance with the terms of, Section 13.1(d) of the Bond Purchase Agreement.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect; provided, however, that (i) Section 5.13(g), this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) will survive the termination of this Agreement and will remain in full force and effect, (ii) except as provided in Section 8.3(g), the termination of this Agreement will not relieve any party from any liability for any fraud or Willful Breach by such party and (iii) no termination of this Agreement will in any way affect any of the parties’ rights or obligations under the Bond Purchase Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 5.13 and in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (ii) at or prior to the time of the termination of this Agreement a proposal or offer for a Specified Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn, (iii) at the time of the termination of this Agreement, the conditions set forth in Sections 6.7 and 7.6 shall have been satisfied but a final vote by the holders of Company Common Stock on the adoption of this Agreement shall not have taken place, and (iv) on or prior to the first anniversary of such termination, either (A) a Specified Acquisition Transaction is consummated or (B) a definitive agreement relating to a Specified Acquisition Transaction is entered into and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ Affiliates) is consummated, then the Company will pay to Parent a nonrefundable fee in the amount of $600,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3), minus any amount actually previously paid by the Company to Parent pursuant to Section 8.3(c)(ii), on or prior to the date of consummation of such Specified Acquisition Transaction. For

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purposes of this Agreement, the term “Specified Acquisition Transaction” has the same meaning as the term “Acquisition Transaction,” except that, solely for purposes of the definition of Specified Acquisition Transaction, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to refer instead to “50%.”

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company will, within two Business Days after the termination of this Agreement (in the case of a termination by Parent) or prior to termination of this Agreement (in the case of a termination by the Company), (i) if prior to such termination there shall have been a Triggering Event, pay to Parent a nonrefundable fee in the amount of $600,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3), and (ii) without limiting Section 8.3(d), in any circumstance not described in clause (i) of this Section 8.3(c), reimburse Parent for all documented fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, financing fees and filing fees) that have been incurred or paid or that may become payable by or on behalf of the Parent Entities or any of their Subsidiaries (x) in connection with the preparation, negotiation and performance of this Agreement, the Commitment Letters and all related agreements and documents, (y) in connection with the due diligence investigation conducted with respect to the Acquired Corporations, and (z) in connection with the Merger and the other Contemplated Transactions, the Bond Purchase Agreement, the First Primary Investment and the Debt Financing, provided that amounts payable pursuant to clause (ii) shall not exceed $75,000,000 in the aggregate.

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (ii) prior to the adoption of this Agreement by the Required Company Vote a proposal or offer for a Specified Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn at least five Business Days prior to the date of the Company Stockholders’ Meeting, and (iii) on or prior to the first anniversary of such termination, either (A) a Specified Acquisition Transaction is consummated or (B) a definitive agreement relating to a Specified Acquisition Transaction is entered into and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates is consummated, then the Company will pay to Parent, on or prior to the date of consummation of such Specified Acquisition Transaction, a nonrefundable fee in the amount of $600,000,000 in cash (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3), minus any amount actually previously paid by the Company to Parent pursuant to Section 8.3(c)(ii).

(e) If this Agreement is terminated by Parent pursuant to Section 8.1(e) or the Company pursuant to Section 8.1(j), then the Company will pay to Parent a nonrefundable fee in the amount of $600,000,000 in cash prior to termination of this Agreement (in the case of a termination by the Company) (it being understood that in no event shall the Company be required to pay a fee of $600,000,000 on more than one occasion pursuant to this Section 8.3) or within two Business Days after the termination of this Agreement (in the case of a termination by Parent).

(f) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(g) and at the time of such termination (A) each of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.5 and 7.5) has been satisfied and (B) there exists an uncured Financing Failure, or if this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i), then Parent will pay to the Company in cash, at the time specified in the next sentence, a nonrefundable fee in the amount of $600,000,000 in cash (the “Reverse Termination Fee”). In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(g), in each case under the circumstances set forth in the first sentence of this Section 8.3(f), or by the Company pursuant to Section 8.1(h) or Section 8.1(i), the Reverse Termination Fee will be paid by Parent within two Business Days after such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) under the circumstances set forth in the first sentence of this Section 8.3(f), the Reverse Termination Fee will be paid by Parent at or prior to the time of such termination.

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(g) Notwithstanding anything to the contrary in this Agreement (including Sections 8.2 and 9.11), if this Agreement is terminated as set forth in the first sentence of Section 8.3(f), the Company’s right to receive the Reverse Termination Fee pursuant to Section 8.3(f) will be the sole and exclusive remedy of the Acquired Corporations and their respective stockholders and Affiliates against the Parent Entities or any of their Related Persons for, and the Acquired Corporations (on their own behalf and on behalf of their respective stockholders and Affiliates) will be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Merger to be consummated, and (ii) any breach by any of the Parent Entities of its obligation to consummate the Merger or any other covenant, obligation, representation or other provision set forth in this Agreement. Upon payment by Parent of the Reverse Termination Fee pursuant to Section 8.3(f) none of the Parent Entities nor any of their Related Persons will have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement, the Merger or any of the other Contemplated Transactions, and in no event will any of the Acquired Corporations (and the Company will ensure that the Acquired Corporations’ controlled Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement, the Merger or any of the other Contemplated Transactions. The parties agree that the Reverse Termination Fee and the agreements contained in Section 8.3(f) are an integral part of the Merger and the other Contemplated Transactions and that the Reverse Termination Fee constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement if and when a Reverse Termination Fee becomes payable by Parent to the Company pursuant to Section 8.3(f):

(i) neither any of the Parent Entities nor any of their Related Persons will have any liability (x) for any inaccuracy in any representation or warranty set forth in Section 4.9 or any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (y) any breach of any of the Financing Covenants;

(ii) neither Parent nor any of Parent’s Related Persons will have any liability of any nature (for any breach of this Agreement or otherwise) to any of the Acquired Corporations or to any stockholder or Affiliate of any Acquired Corporation, other than the payment of the Reverse Termination Fee; and

(iii) in no event will any of the Acquired Corporations (and the Company will ensure that the Acquired Corporations’ controlled Affiliates do not) seek to recover any money damages or losses of any kind, in connection with any inaccuracy or breach of the type referred to in the preceding sentence or in connection with any Financing Failure (except that the Company may recover the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to Section 8.3(f) and except pursuant to Section 5.13(g)).

(h) Each of the Parent Entities acknowledges and agrees on behalf of itself and its Affiliates that its right to receive the fees specified in Section 8.3(b), Section 8.3(c)(i), Section 8.3(d) or Section 8.3(e), and reimbursement of expenses pursuant to Section 8.3(c)(ii), if any, shall constitute the sole and exclusive remedy under this Agreement of any Parent Entity and each of its Affiliates, and such receipt shall be deemed to be liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by any Parent Entity, each of its Affiliates and any other Person in connection with this Agreement (and the termination hereof), the Merger and the other Contemplated Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and no Parent Entity, Affiliate of any Parent Entity or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Merger or any of the other Contemplated Transactions (or the abandonment or termination thereof).

(i) If a party fails to pay when due any amount payable under this Section 8.3, then: (i) such party will reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party will pay to the other party interest on such overdue amount (for the

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period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to other party in full) at a rate per annum of the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section  9. Miscellaneous Provisions

9.1 Amendment. This Agreement may be amended or supplemented by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment will be made which under applicable Legal Requirements or the rules of the NYSE requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended or supplemented except by an instrument in writing executed and delivered by duly authorized officers on behalf of each of the parties hereto.

9.2 Extension; Waiver.

(a) At any time prior to the Effective Time, any party may, to the extent permitted by applicable Legal Requirements (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer of the party against which such waiver or extension is to be enforced.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties; Survival of Covenants. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the parties contained in this Agreement shall survive the Effective Time. Both the Confidentiality Agreement and, for the avoidance of doubt, Sections 1.2(a), 1.4, 2, 5.6, 5.7, 5.13(g), 8.3(a), 8.3(i) and 9 shall survive the Effective Time.

9.4 Entire Agreement; Counterparts. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement have not been superseded and will remain in full force and effect. This Agreement may be executed in several counterparts, including by facsimile or electronic delivery, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.

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9.5 Applicable Law; Jurisdiction.

(a) Except to the extent required to be governed by, or construed in accordance with, the laws of the State of Kansas under the internal affairs doctrine as generally applied by the federal and state courts located in the State of Delaware, this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties (i) irrevocably and unconditionally consents and agrees that any Legal Proceeding involving any dispute arising out of or relating to this Agreement, the Merger or the Contemplated Transactions (whether in contract, tort or otherwise) (a “Dispute”) shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (ii) with respect to any Dispute, irrevocably and unconditionally consents and submits itself and its property to the exclusive general jurisdiction of and venue in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) with respect to any Dispute, irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 9.9 or this Section 9.5, (B) that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts in or in respect of such Dispute (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) to the fullest extent permitted by applicable Legal Requirements, that the suit, action or proceeding in any such court is brought in an inconvenient forum or venue, or (D) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts; (iv) without prejudice to the foregoing, further irrevocably and unconditionally consents and agrees that a Legal Proceeding involving the recognition or enforcement of a judgment or order in or arising from an Action (a “Post-Judgment Enforcement Proceeding”) may, in addition to the above-mentioned courts, be brought in the courts of any country or state, and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any defense or claim that its assets located in such jurisdiction are exempt or immune from jurisdiction or otherwise not capable of being subject to attachment or execution in such Post-Judgment Enforcement Proceeding; (v) agrees that it shall not bring any action against any of the other parties or their Affiliates relating to this Agreement, Merger or Contemplated Transactions (other than a Post-Judgment Enforcement Proceeding) in any court other than the courts specified in sub-paragraphs (i) through (ii); and (vi) without prejudice to paragraph (c) hereof, irrevocably consents to the service of process out of any of the aforementioned courts in any Dispute or Post-Judgment Enforcement Proceeding), by the mailing of copies thereof by registered mail or airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail and nothing herein shall affect the right of any party to serve process in any other manner permitted by Legal Requirements;

(c) Each Parent Entity irrevocably appoints, as its agent for receiving service of process of any papers or process in any Dispute or Post-Judgment Enforcement Proceeding (including but not limited in all such cases any summons, complaint, judicial process, subpoena, attachment or enforcement notice or other legal papers in connection with such Dispute or Post-Judgment Enforcement Proceeding), Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Service Agent”), and agrees that the Service Agent may be so served by mail, Federal Express or such further means as are authorized by rules of court, authorizes and directs the Service Agent to accept such service, and for the avoidance of doubt agrees that the Service Agent shall continue to have such authority after the Effective Time.

(d) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

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COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedules.

(a) The fact that any item of information is disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be deemed an admission that such item is material, and inclusion of any item in the Company Disclosure Schedule will not be deemed an admission that such item constitutes or is reasonably likely to result in a Company Material Adverse Effect. The Company Disclosure Schedule will be arranged in separate parts corresponding to the sections contained in Section 3, and the Parent Disclosure Schedule will be arranged in separate parts corresponding to the sections contained in Section 4. Nothing contained in the Company Disclosure Schedule or the Parent Disclosure Schedule will be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. Matters disclosed in the Company Disclosure Schedules or the Parent Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Any additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement. The information contained in these Company Disclosure Schedules is as of the date of this Agreement. Without limiting the parties’ respective obligations under Section 5.9, each party expressly disclaims, and does not undertake, any duty or obligation to update or modify information disclosed in the Company Disclosure Schedules and the Parent Disclosure Schedules. The information contained therein is in all events subject to the terms of this Agreement and the Confidentiality Agreement.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

9.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Contemplated Transactions will be paid by the Company or Parent when due.

9.8 Assignability; Third Party Beneficiaries. This Agreement will be binding upon and will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, except for: (i) following the Effective Time, the right of (A) Company’s stockholders to receive the Merger Consideration in respect of their shares of Company Common Stock pursuant to Sections 2.5 and 2.6 of this Agreement and (B) the holders of Company Options, Company RSUs and Company ESPP Options to receive the consideration in respect of their Company Options, Company RSUs, Company Performance Units and Company

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ESPP Options pursuant to Section 2.10 of this Agreement; and (ii) the right of the Indemnified Persons to enforce the provisions of Section 5.7. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party, in whole or in part (whether by operation of law or otherwise) hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations by any party without such consent will be void and of no effect.

9.9 Notices. Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication will be deemed duly given and made two (2) Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (based on the time zone of the receiving party) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (based on the time zone of the receiving party) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement:

if to the Parent Entities:

SOFTBANK CORP.

Tokyo Shiodome Bldg.

1-9-1, Higashi-Shimbashi

Minato-ku, Tokyo 105-7303

Japan

Attention: Masato Suzaki

Facsimile: +81 3 6215 5001

with a copy (which does not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome

Chiyoda-ku, Tokyo 100-6529

Japan

Attention: Kenneth A. Siegel

Facsimile: +81 3 3214 6512

and to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

USA

Attention: Robert S. Townsend

                 David A. Lipkin

                 Brandon C. Parris

Facsimile: +1 415 268 7522

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if to the Company:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

USA

Attention: Charles R. Wunsch

                 Michael E. Ragsdale

Facsimile: +1 913 794 1432

with a copy (which does not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

USA

Attention: Thomas H. Kennedy

                 Jeremy D. London

Facsimile: +1 212 735 2000

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any application in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other application or in any other jurisdiction. If any term or provision or the application thereof is determined by a court of competent jurisdiction to be so invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term or provision.

9.11 Enforcement.

(a) Except as set forth in Section 8.3(g) as it may apply after termination of the Agreement and except as set forth in Section 9.11(b), in the event of any breach or threatened breach by any party of any covenant or obligation of such party contained in this Agreement, the other party will be entitled to seek: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach. Subject to the foregoing, SoftBank acknowledges and agrees that the Company’s entitlement to an injunction or injunctions to prevent breaches or threatened breaches of the Financing Covenants by SoftBank and to specifically enforce the terms and provisions of the Financing Covenants shall include the right of the Company to seek to require SoftBank to issue a borrowing certificate, borrowing notice or similar document pursuant to any definitive finance documents entered into pursuant to the Debt Financing (subject to the satisfaction of the conditions to borrowing set forth in such definitive finance documents) in order to permit the Closing to occur if all of the conditions set forth in Sections 6 and Section 7 are satisfied or waived as provided herein.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 9.11), (i) upon delivery by SoftBank of such borrowing certificate, borrowing notice or similar document as contemplated by the final sentence of Section 9.11(a) and in accordance with the definitive finance documents entered into pursuant to the Debt Financing, the Company shall not be further entitled to seek or obtain any injunction or injunctions to prevent breaches or threatened breaches of any of the Financing Covenants by the Parent Entities or to specifically enforce the terms and provisions of any of the Financing Covenants, and (ii) in the event of a Financing Failure, the Company shall not be entitled to seek or obtain (or to continue to seek or obtain) either: (x) a decree or order of specific performance to cause the Parent Entities to further comply with any of the Financing Covenants or to consummate the Merger or any of the other Contemplated Transactions; or (y) an injunction restraining such breach or ordering the Parent Entities to consummate the Merger or any of the other Contemplated Transactions.

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(c) The parties’ right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other parties to this Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. In the event any party seeks an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.11.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes masculine and feminine genders.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(g) All references to “dollars” or “$” refer to currency of the United States of America.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

STARBURST III, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

SPRINT NEXTEL CORPORATION

By:	/s/ Daniel R. Hesse
Name:	Daniel R. Hesse
Title:	Chief Executive Officer

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

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Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporations” means the Company and any Entity that is one of the Company’s Subsidiaries.

“Acquisition Inquiry” has the meaning set forth in Section 5.3(a) of the Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.5(c)(i) of the Agreement.

“Acquisition Transaction” means any transaction or series of transactions with any Person other than the Parent Entities or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation; (ii) a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding shares of Company Common Stock or any other class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; and

(b) any sale, lease, exchange, transfer, license, disposition of any business or businesses or assets of the Acquired Corporations that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations and its Subsidiaries taken as a whole.

“Action” has the meaning set forth in Section 5.7(b) of the Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and, for purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, unless expressly stated in the Agreement, Clearwire shall not be considered an Affiliate of the Company.

“Aggregate Cash Consideration” has the meaning set forth in Section 2.6(a) of the Agreement.

“Aggregate Exercise Price” has the meaning set forth in Section 1.2(b) of the Agreement.

“Aggregate Option Shares” has the meaning set forth in Section 1.2(b) of the Agreement.

“Aggregate Share Consideration” has the meaning set forth in Section 2.10(e) of the Agreement.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Alternate Tax Counsel” has the meaning set forth in Section 7.11 of the Agreement.

“Alternative Financing” has the meaning set forth in Section 5.13(d) of the Agreement.

“Antitrust Laws” has the meaning set forth in Section 3.4(b) of the Agreement.

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“Award Exchange Ratio” has the meaning set forth in Section 2.10(e) of the Agreement.

“Bond” has the meaning set forth in the Recitals to the Agreement.

“Bond Purchase Agreement” has the meaning set forth in the Recitals to the Agreement.

“Bond Shares” has the meaning set forth in the Recitals to the Agreement.

“Book-Entry Share” means shares of Company Common Stock that are held in book-entry form.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Kansas, or is a day on which banking institutions located in the State of New York or Kansas are authorized or required by law or other governmental action to close.

“Cash Electing Share” has the meaning set forth in Section 2.6(a) of the Agreement.

“Cash Exchange Ratio” has the meaning set forth in Section 2.10(e) of the Agreement.

“Cash Proration Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Cash Share Number” has the meaning set forth in Section 2.6(a) of the Agreement.

“Certificates” has the meaning set forth in Section 2.8(b) of the Agreement.

“Certifications” has the meaning set forth in Section 3.6(a) of the Agreement.

“CFIUS” has the meaning set forth in Section 3.4(b) of the Agreement.

“Change in Company Board Recommendation” has the meaning set forth in Section 5.5(c) of the Agreement.

“Charter Documents” of an Entity means the certificate of incorporation and bylaws or similar organizational documents of such Entity.

“Clearwire” means Clearwire Corporation, a Delaware corporation, Clearwire Communications LLC, a Delaware limited liability company, and their respective Subsidiaries.

“Closing” has the meaning set forth in Section 2.3 of the Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means those certain commitment letters between SoftBank and the Financing Parties with respect to the Debt Financing, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of the Agreement and the related fee letters with respect thereto (with only fee amounts, pricing caps and certain economic terms (none of which would adversely affect the amount or availability of the Debt Financing) redacted), and includes such documents as permitted to be amended, replaced, supplemented or otherwise modified by Section 5.13(c) of the Agreement.

“Communications Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“Company” has the meaning set forth in the preamble to the Agreement.

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“Company Affiliate” means any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code or Section 4001 of ERISA, and the regulations thereunder.

“Company Associate” means any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Company Affiliate or the beneficiary or dependent of such Person.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.5(b) of the Agreement.

“Company Common Stock” has the meaning set forth in the Recitals to the Agreement.

“Company Contract” means any Contract to which any of the Acquired Corporations is a party, or by which any of the Acquired Corporations or any assets of any of the Acquired Corporations are bound (other than Company Plans).

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by the Company to Parent on or prior to the date of the Agreement.

“Company Equity Award” means any option, restricted stock unit, restricted stock award or other award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

“Company Equity Plan” means any of the following Company Plans, in each case as amended: (i) the 2007 Omnibus Incentive Plan; (ii) the 1997 Long-Term Incentive Program; (iii) the Nextel Incentive Equity Plan; and (iv) the Management Incentive Stock Option Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company ESPP Offering Period” means an “Offering Period” under the Company ESPP.

“Company ESPP Option” means an option to purchase Company Common Stock pursuant to the terms of the Company ESPP and applicable Company ESPP Subscription Agreement.

“Company ESPP Purchase Date” means the last day of each Company ESPP Offering Period.

“Company ESPP Subscription Agreement” means a subscription agreement that has been completed by a Company Associate and accepted by the Company, pursuant to which such Company Associate has become a participant in the Company ESPP in accordance with the terms of the Company ESPP.

“Company Financial Advisors” means Citigroup Global Markets Inc., UBS Securities LLC and Rothschild Inc.

“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events and occurrences, has or would reasonably be expected to have a material adverse effect on, (a) the business, financial condition or results of operations of the Acquired Corporations taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions, provided that no effect, change, event, or occurrence shall be deemed to constitute, nor shall any effect, change, event or occurrence be taken into account in determining whether there has been, a Company Material Adverse Effect, to the extent that such effect, change, event or occurrence results from, arises

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out of, or relates to: (i) any (A) changes since the date of the Agreement in general economic, political, regulatory or legislative conditions or the securities, credit, debt, financial or other capital markets in the United States, Japan or worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Acquired Corporations operate, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements applicable to the Acquired Corporations, (E) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof, or (F) any Legal Proceeding commenced after the date of this Agreement against any of the Acquired Corporations or any of their respective officers or directors arising out of or relating to this Agreement, the Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment (including any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Legal Requirements relating to this Agreement or the Merger, the other Contemplated Transactions, the Bond Purchase Agreement or the First Primary Investment or any solicitation of written consents or proxies of the stockholders of Company opposing the Required Company Vote); (ii) the execution and delivery of this Agreement or the announcement and pendency of this Agreement or the Merger (including any adverse impact on the Company’s or its Subsidiaries’ relationships with employees, customers and suppliers); (iii) any failure to meet the Acquired Corporation’s estimates, projections or forecasts for any period; (iv) any action required to be taken or required to be omitted to be taken by any of the Acquired Corporations by the terms of this Agreement or required by Parent; (v) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather condition; or (vi) any decline in the market price or trading volume of Company Common Stock. Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement: (x) effects resulting from effects, changes, events or occurrences of the type described in clauses (i)(A), (i)(B) (i)(D) and (i)(E) of the preceding sentence may be taken into account in determining whether there has been or would be a Company Material Adverse Effect if, to the extent and only to the extent, such effects, changes, events or occurrences have, in any material respect, a disproportionate impact on the Acquired Corporations, taken as a whole, relative to other companies in the industry in which the Acquired Corporations operate; and (y) it is understood that clauses (iii) and (vi) of the preceding sentence shall not preclude Parent from asserting that the facts or occurrences giving rise to the failure described in clause (iii) or the decline described in clause (vi) that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Meeting Original Date” has the meaning set forth in Section 5.5(f) of the Agreement.

“Company Non-Voting Common Stock” means the non-voting common stock, $0.01 par value per share, of the Company.

“Company Option” means each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Performance Unit” means each performance unit payable in cash upon the achievement of specified performance goals granted by the Company pursuant to a Company Equity Plan.

“Company Plan” means each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, practice, agreement or commitment and each other employee benefit plan or arrangement (other than any employment agreement, offer letter, or similar Contract which is terminable “at will” without any obligation on the part of any of the Acquired Corporations or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit), whether written, unwritten or otherwise, funded or unfunded,

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including but not limited to each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA): under which any Company Associate has any present or future right to benefits and (a) that is or has been maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any of the Acquired Corporations or any Company Affiliate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation.

“Company Preferred Stock” means the Preferred Stock, no par value per share, of the Company.

“Company Privacy Policy” means each external or internal, current privacy policy of any of the Acquired Corporations, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of any of the Acquired Corporations; or (b) the collection, storage, disclosure or transfer of any Personal Data including any employee information that constitutes Personal Data.

“Company Product” means any product or service that any of the Acquired Corporations has manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to any of the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SEC Documents” has the meaning set forth in Section 3.6(a) of the Agreement.

“Company Series 2 Common Stock” means the Series 2 common stock, $2.00 par value per share, of the Company.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.5(a) of the Agreement.

“Compliant” means, with respect to any information, that (i) such information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was made or disclosed, not misleading, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in such information and (iii) the financial statements and other financial information included in such information are, and remain until the Effective Time, compliant with GAAP in all material respects.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement between SoftBank and the Company dated July 23, 2012.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any authorization of Governmental Bodies).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, excluding, for avoidance of doubt, the Bond Purchase Agreement and the First Primary Investment and any transactions contemplated thereby.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, debenture, indenture, guaranty, guarantee, license or sublicense, in each case that is legally binding, and any material supplements, amendments or other modifications to any of the foregoing.

“Covered Employees” has the meaning set forth in Section 5.6(c) of the Agreement.

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“Covered Group” has the meaning set forth in Section 5.6(c) of the Agreement.

“DC Accounts” has the meaning set forth in Section 2.10(j) of the Agreement.

“Debt Financing” has the meaning set forth in Section 4.9(a) of the Agreement.

“Default Cash Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Default Stock Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Designated Representations” means the representations and warranties of the Company contained in Sections 3.3, 3.5, 3.23 and 3.25 of the Agreement.

“Dispute” has the meaning set forth in Section 9.5(b) of the Agreement.

“Dissenting Share” has the meaning set forth in Section 2.9(a) of the Agreement.

“DSS” has the meaning set forth in Section 3.4(b) of the Agreement.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Effective Time” has the meaning set forth in Section 2.3 of the Agreement.

“Election” has the meaning set forth in Section 2.7(a) of the Agreement.

“Election Deadline” has the meaning set forth in Section 2.7(b) of the Agreement.

“Election Record Date” has the meaning set forth in Section 2.7(a) of the Agreement.

“End Date” has the meaning set forth in Section 8.1(b) of the Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of occupational health as it relates to exposure to Materials of Environmental Concern or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, use, treatment, disposal or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.7(a) of the Agreement.

“Exchange Agent Agreement” has the meaning set forth in Section 2.7(d) of the Agreement.

“Exchange Fund” has the meaning set forth in Section 2.8(a) of the Agreement.

“Existing D&O Policies” has the meaning set forth in Section 5.7(c) of the Agreement.

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“FAA” has the meaning set forth in Section 3.15(c) of the Agreement.

“FCC” means the Federal Communications Commission.

“FCC Act” means the federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“Financing Covenants” means the covenants and obligations of SoftBank in Section 5.13 of the Agreement and all other covenants and obligations of SoftBank in the Agreement that relate to the Debt Financing, regardless of whether such covenants and obligations refer specifically to the Debt Financing.

“Financing Failure” means a refusal or other failure, for any reason, on the part of any Person that has executed any Commitment Letters or any definitive financing document relating to the Debt Financing, or on the part of any other Person obligated or expected at any time to provide a portion of the Debt Financing, to provide a portion of such Debt Financing after being notified (if such Person is a party to definitive agreements related to the Debt Financing and as provided in such definitive agreements) of the proposed Closing.

“Financing Parties” means the lenders that are or may become parties to the Debt Financing.

“FINSA” has the meaning set forth in Section 3.4(b) of the Agreement.

“First Primary Investment” means the sale and issuance of the Bond contemplated by the Bond Purchase Agreement.

“FOCI” has the meaning set forth in Section 5.8(c) of the Agreement.

“Foreign Plan” means each Company Plan that has been adopted or maintained by the Company or any Company Affiliate, whether informally or formally, or with respect to which the Company or any Company Affiliate will or may have any liability, for the benefit of Company Associates who perform services outside the United States.

“Form of Election” has the meaning set forth in Section 2.7(a) of the Agreement.

“Funded Foreign Plan” has the meaning set forth in Section 3.18(j) of the Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Government Contract” means any Company Contract with the United States Government or any other Governmental Body to which any of the Acquired Corporations is a party, or by which any of the Acquired Corporations or any assets of any of the Acquired Corporations are bound, pursuant to which the applicable Acquired Corporation is providing goods or services for annual consideration in excess of $100 million.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange, the Tokyo Stock Exchange and the Financial Industry Regulatory Authority).

“HoldCo” has the meaning set forth in the preamble to the Agreement.

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“HoldCo Number” has the meaning set forth in Section 1.2(b) of the Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Multiplier” has the meaning set forth in Section 1.2(b) of the Agreement.

“In the Money Options” has the meaning set forth in Section 1.2(b) of the Agreement.

“Indebtedness” means, with respect to any Person, (a) such Person’s indebtedness for borrowed money, (b) amounts owing by such Person as deferred purchase price for property or services (excluding accrued expenses and trade payables), (c) indebtedness of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness of such Person secured by a lien on any assets or properties of such Person, (f) obligations of such Person under any interest rate, currency or other hedging agreement, (g) indebtedness of such Person under leases required to be accounted for as capital leases under GAAP, and (h) guarantees of such Person with respect to any indebtedness, amounts owing, commitments or obligations of any other Person of a type described in clauses (a) through (g) above.

“Indemnification Agreement” has the meaning set forth in Section 5.7(a) of the Agreement.

“Indemnified Person” has the meaning set forth in Section 5.7(a) of the Agreement.

“Intellectual Property” means (a) all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (ii) trademark, service mark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above; and (b) all rights in software, designs, schematics, protocols, documentation, works of authorship, databases, interfaces, web sites, domain names, trademarks, service marks, trade names, algorithms, methods, processes, inventions, proprietary information, and other technology.

“Intervening Event” has the meaning set forth in Section 5.5(c)(ii) of the Agreement.

“IRS” means the United States Internal Revenue Service.

“KGCC” means the Kansas General Corporation Code.

“Knowledge” means, with respect to a party to the Agreement and a particular fact or other matter, that any of such party’s representatives listed on Part A of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, has actual knowledge of such fact or other matter. A party shall be deemed to have Knowledge of any fact or other matter communicated in a notice properly given under Section 9.9.

“KSA” means Kansas Statutes Annotated.

“Leased Real Property” has the meaning set forth in Section 3.10(b) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, dispute, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 2.8(b) of the Agreement.

“License” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Liens” means any mortgage, option, deed of trust, lien, pledge, security interest, title retention device, lease, license, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, right of first refusal, servitude, proxy, hypothecation, equitable interest, preference, right of possession, tenancy, encroachment, infringement, interference, community property interest, defect, exception, reservation, impairment, imperfection of title, condition or restriction of any nature or other encumbrance of any kind, other than: (w) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established (in accordance with GAAP); (x) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (y) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; and (z) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising in the ordinary course of business consistent with past practice. For the avoidance of doubt, the term “Lien” shall not include a license of Intellectual Property.

“Made Available” means, with respect to any information, document or other material, that such information, document or material was made available by the Company to Parent or by Parent to the Company, as applicable, for review prior to the execution and delivery of the Agreement, by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or facsimile or contained in a disc or other memory device, or (iii) by making such information available to the recipient in a virtual or physical data room maintained by such party or otherwise in connection with the Merger and the other Contemplated Transactions. In addition Made Available shall include information, documents or other materials reasonably available through EDGAR.

“Material Contract” has the meaning set forth in Section 3.13(a) of the Agreement.

“Material Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“Materials of Environmental Concern” includes chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances and wastes, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

“Merger” has the meaning set forth in the Recitals to the Agreement.

“Merger Consideration” means the shares of Parent Common Stock and cash issuable and payable to holders of Company Common Stock pursuant to Sections 2.5(a)(iii) and 2.6 of the Agreement.

“Merger Sub” has the meaning set forth in the preamble to the Agreement.

“NISPOM” has the meaning set forth in Section 3.4(b) of the Agreement.

“Non-Electing Shares” has the meaning set forth in Section 2.6(a) of the Agreement.

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“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

“Owned Real Property” has the meaning set forth in Section 3.10(a) of the Agreement.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Bylaws” has the meaning set forth in Section 1.2(a) of the Agreement.

“Parent Charter” has the meaning set forth in Section 1.2(a) of the Agreement.

“Parent Class B Common Stock” has the meaning set forth in Section 1.1(b) of the Agreement.

“Parent Common Stock” has the meaning set forth in Section 1.1(b) of the Agreement.

“Parent Common Stock Fair Market Value” means the fair market value of Parent Common Stock as determined in accordance with the method set forth in the Company ESPP.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to the Company on or prior to the date of the Agreement.

“Parent Entities” has the meaning set forth in the Recitals to the Agreement.

“Parent Financial Advisors” means The Raine Group LLC, Mizuho Securities Co., Ltd. and Deutsche Bank.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 3.18(f) of the Agreement.

“Per Share Amount” has the meaning set forth in the Recitals to the Agreement.

“Per Share Cash Portion” has the meaning set forth in Section 2.10(e) of the Agreement.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” includes any information that allows the identification of a natural person, including (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Company from users of Company Products or any website of the Company.

“Post-Judgment Enforcement Proceeding” has the meaning set forth in Section 9.5(b) of the Agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a) of the Agreement.

“Prospectus/Proxy Statement” means the prospectus/proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Ratings Determination” has the meaning set forth in Section 6.11(a) of the Agreement.

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“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Related Persons” means: (a) the former, current and future directors, officers, employees, agents, stockholders, Representatives, Subsidiaries, Affiliates and assignees of Parent; and (b) any former, current or future director, officer, Affiliate or assignee of any Person described in clause (i) of Section 8.3(g) of the Agreement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors (including financial advisors) and other representatives.

“Required Company Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of the Agreement and the approval of the Merger.

“Reverse Termination Fee” has the meaning set forth in Section 8.3(f) of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 2.10(a) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agent” has the meaning set forth in Section 9.5(c) of the Agreement.

“Severance Arrangements” has the meaning set forth in Section 5.6(c) of the Agreement.

“Share Exchange Ratio” has the meaning set forth in Section 2.10(e) of the Agreement.

“SoftBank” has the meaning set forth in the preamble to the Agreement.

“Specified Acquisition Transaction” has the meaning set forth in Section 8.3(b) of the Agreement.

“Spectrum Lease” means any written agreement, together with all amendments, waivers and notices to these written agreements, under which any of the Acquired Corporations is the lessor of or leases the right to use the transmission capacity associated with an FCC License that confers an exclusive right to use spectrum.

“State Commissions” means any state public utility commission, public service commission or similar state regulatory authority having jurisdiction over the Acquired Corporations.

“State Licenses” has the meaning set forth in Section 3.15(b) of the Agreement.

“STIP” has the meaning set forth in Section 5.6(e) of the Agreement.

“Stock Electing Share” has the meaning set forth in Section 2.6(a) of the Agreement.

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“Stock Electing Shares Number” has the meaning set forth in Section 2.6(a) of the Agreement.

“Stock Proration Fraction” has the meaning set forth in Section 2.6(a) of the Agreement.

“Stock Share Number” has the meaning set forth in Section 2.6(a) of the Agreement.

“Subsidiary” means, with respect to Person, any Entity with respect to which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity; provided, however, that, unless otherwise set forth in the Agreement, Clearwire shall not be considered a Subsidiary of the Company.

“Superior Offer” means an unsolicited bona fide written offer by a Third Party for a transaction (a) described in clause (a) of the definition of Acquisition Transaction (except substituting 50% for 20% therein) or providing for such Third Party’s acquisition of all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole, (b) that is on terms and conditions that the Company Board (or a committee thereof) in good faith determines (after consultation with its outside legal counsel and financial advisors), after taking into account all relevant factors as the Company Board considers to be appropriate (including all material legal, financial and regulatory aspects of the transaction contemplated by such Superior Offer), to be more favorable from a financial point of view to the Company’s stockholders than the Merger and the other Contemplated Transactions (taken as a whole), (d) that the Company Board determines, if it involves financing, only involves financing that is fully committed or reasonably determined to be available by the Company Board, and (e) is otherwise reasonably capable of being consummated on the terms proposed.

“Surviving Corporation” has the meaning set forth in Section 2.1 of the Agreement.

“Tail Policy” has the meaning set forth in Section 5.7(c) of the Agreement.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Return” means any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information filed or required to be filed with or submitted to any Governmental Body relating to Taxes.

“Team Telecom” means, collectively, the U.S. government agencies participating in any national security review of a Federal Communications Commission notified transaction involving potential foreign ownership of U.S. telecommunications assets, including the Department of Justice, Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense.

“Third Party” means any Person other than the Acquired Corporations.

“Triggering Event” means any of the following: (a) the Company Board shall have failed to include in the Prospectus/Proxy Statement, or shall have amended the Prospectus/Proxy Statement to exclude, the Company

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Board Recommendation; (b) the Company Board shall have effected or publicly announced a Change in Company Board Recommendation; (c) the Company shall have entered into any letter of intent or similar document or any Company Contract contemplating any Acquisition Transaction (other than a confidentiality agreement contemplated by Section 5.3(b)) or any offer or proposal with respect to any Acquisition Transaction; or (d) a tender or exchange offer relating to the outstanding Company Common Stock shall have been commenced and the Company shall not have sent to its stockholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

“Treasury Regulations” means any current or future final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2012, included in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

“U.S. Plan” has the meaning set forth in Section 3.18(b) of the Agreement.

“Warrant Agreement” has the meaning set forth in the Recitals to the Agreement.

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, that the breaching party (A) committed a material breach of such representation or warranty and (B) had Knowledge at the time of such breach that the representation or warranty was being breached, or upon later acquiring Knowledge that such representation or warranty had been breached, failed to use commercially reasonable efforts to cure such breach, provided that such breach was reasonably capable of being cured, and (ii) with respect to any breach of a covenant or obligation contained in this Agreement, that the breaching party (x) committed a material breach of such covenant or obligation, and (y) at the time of such breach, had Knowledge that the covenant or obligation was being breached, or upon later acquiring Knowledge that such covenant or obligation had been breached, failed to use commercially reasonable efforts to cure such breach, provided that such breach was reasonably capable of being cured.

“2013 STIP” has the meaning set forth in Section 5.6(e).

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Exhibit B

Form of Parent Charter

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPRINT CORPORATION

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

Starburst II, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Starburst II, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 5, 2012.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and also further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended, and has been duly adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

3. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Sprint Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [—] ([—]) shares, consisting of (i) [—] ([—]) shares of Common Stock, $[—] par value per

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share (“Common Stock”), (ii) [—] ([—]) shares of Non-Voting Common Stock, $[—] par value per share (“Non-Voting Common Stock” and collectively with Common Stock, “Collective Common Stock”), and (iii) [—] ([—]) shares of Preferred Stock, $[—] par value per share (“Preferred Stock”).

Section 4.2 Reclassification. Immediately upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Amendment Effective Time”), each share of Class B Common Stock issued and outstanding immediately prior to the Amendment Effective Time shall automatically be reclassified into a number of shares of Common Stock equal to the HoldCo Number divided by the total number of shares of Class B Common Stock issued and outstanding immediately prior to the Amendment Effective Time, without any further action by the holder of such share of Class B Common Stock. Each certificate that, immediately prior to the Amendment Effective Time, represented shares of Class B Common Stock (each, an “Old Class B Certificate”) shall from and after the Amendment Effective Time represent that number of shares of Common Stock into which the shares of Class B Common Stock represented by the Old Class B Certificate shall have been reclassified. For purposes of this Section 4.2 only, capitalized terms used but not defined in this Section 4.2 shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger dated as of October 15, 2012, by and among SoftBank, Starburst I, Inc., the Corporation, Starburst III, Inc., and Sprint Nextel Corporation; provided that references to “Parent Common Stock” in the definitions of such terms therein shall be deemed to be references to Common Stock for purposes of this this Section 4.2.

Section 4.3 Increase or Decrease. In addition to any vote of the holders of shares of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of all of the then issued and outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4 Common Stock. Except as provided in this Certificate of Incorporation, each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, together with the holders of shares of all other classes or series of stock entitled to attend such meetings and to vote together with the shares of Common Stock on such matter or thing, to cast one vote for each outstanding share of Common Stock held of record by such stockholder upon any matter or thing upon which stockholders are entitled to vote generally. The holders of shares of Common Stock shall have the exclusive voting power of the Collective Common Stock of the Corporation.

Section 4.5 Non-Voting Common Stock.

(a) No Voting Rights. Except as otherwise required by the DGCL, shares of Non-Voting Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the rights and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of shares of Non-Voting Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property, or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) from time to time with respect to shares of Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire shares of Common Stock, the holders of shares of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock or rights to acquire shares of Non-Voting Common Stock, as the case may be.

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(c) Conversion upon Liquidation. Immediately prior to the earlier of (i) any distribution of assets of the Corporation to the holders of shares of Common Stock in connection with a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation; or (ii) any record date established to determine the holders of shares of capital stock of the Corporation entitled to receive such distribution of assets, each outstanding share of Non-Voting Common Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock pursuant to this Section 4.5(c), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of Non-Voting Common Stock will be subdivided or combined in the same manner. The Corporation shall not subdivide or combine the outstanding shares of Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to the shares of Common Stock.

(e) Equal Status. Except as expressly provided in this Article IV, shares of Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects to shares of Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation, or other business combination of the Corporation requiring the approval of the holders of shares of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of shares of Non-Voting Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of shares of Common Stock in connection with such merger, consolidation, or combination (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation, or combination with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of shares of Non-Voting Common Stock shall be entitled to participate in such tender or exchange offer on the same terms as holders of shares of Common Stock and shall be entitled to receive the same amount and form of consideration on a per share basis as the holders of shares of Common Stock (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock).

Section 4.6 Preferred Stock.

(a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more series thereof, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

(b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by the DGCL, to provide for and designate, out of the unissued shares of Preferred Stock that have not been designated as to series, one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions providing for the issue of each series the powers (including voting powers, full or limited, if any) of the shares of such series and the designations, preferences,

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and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) the maximum number of shares to constitute such series (which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the resolution providing for the issue of such series), the distinctive designation thereof, and the stated value thereof if different than the par value thereof;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation that such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iii) whether the shares of such series shall be subject to redemption, in whole or in part, and if made subject to such redemption, the times, prices, and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

(iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or on any other matter, including, without limitation, the extent to which holders of shares of such series shall be entitled to more or less than one vote per share and the extent to which holders of shares of such series shall be entitled to vote for the election of one or more directors who shall serve for such term (which may be greater or less than the terms of any other directors or class of directors) and have such voting powers (which may be greater or less than the voting powers of any other directors or class of directors) as shall be provided in the resolution or resolutions providing for the issue of such series;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and

(ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

(c) Any shares of any class or series of Preferred Stock purchased, exchanged, converted, or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation or in such resolution or resolutions.

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ARTICLE V

BOARD OF DIRECTORS

Section 5.1 General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 5.2 Number of Directors. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

Section 5.3 Election of Directors. Election of directors of the Corporation need not be by written ballot except and as to the extent provided in the Bylaws.

Section 5.4 Removal. Except as otherwise provided for or fixed pursuant to (x) the provisions of Article IV hereof relating to the rights of the holders of shares of any one or more series of Preferred Stock to elect additional directors and remove such directors or (y) pursuant to Section 3.6 of the Bylaws, (a) any director, or the entire Board of Directors, may be removed, with or without cause, by the holders of shares of capital stock having a majority of the voting power of the shares entitled to vote in the election of directors and (b) any SoftBank Designee may be removed, with or without cause, by the SoftBank Stockholder upon written notice to the Board of Directors.

Section 5.5 Powers of the Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders:

(a) The Board of Directors shall have power without the assent or vote of the stockholders to fix and vary the amount of shares to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be represented in person or by proxy at such meeting) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(c) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to applicable law, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VI

RELATIONSHIP WITH SOFTBANK

Section 6.1 Relationship with SoftBank. Because SoftBank, through its Controlled Affiliates, is currently the majority stockholder of the Corporation, and in anticipation that the Corporation and SoftBank may engage in similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and

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business relations with SoftBank and its Controlled Affiliates (including service of officers and directors of SoftBank and its Controlled Affiliates as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavours fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve SoftBank and its Controlled Affiliates and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 6.2 Business Activities.

(a) Subject to Section 6.2(b), neither SoftBank nor any of its Affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of the Corporation’s Controlled Affiliates, other than in a Competing Business. Without limiting Section 6.2(b), to the fullest extent permitted by law neither SoftBank nor any Controlled Affiliate of SoftBank nor any of their respective officers or directors shall be liable to the Corporation or its stockholders or to any Controlled Affiliate of the Corporation for breach of any fiduciary duty by reason of any such activities of SoftBank or its Controlled Affiliates or of such Person’s participation therein.

(b) Neither SoftBank nor any of its Controlled Affiliates (other than the Corporation or any Person that is also a Controlled Affiliate of the Corporation) shall conduct, prior to the date on which SoftBank’s Voting Interest falls below 10% for 90 consecutive days (the “Expiration Date”), any Competing Business. In addition, until the Expiration Date, neither SoftBank nor any of its Controlled Affiliates shall acquire, directly or indirectly, any equity interests of any Person that conducts a Competing Business (an “Acquired Entity”); provided, however, that neither SoftBank nor any Controlled Affiliate of SoftBank shall be prohibited from:

(i) acquiring an interest in any Person and maintaining its interest in such Person if the purchase price for such interest at the time of acquisition is $100 million or less (or the Corporation otherwise waives such prohibition);

(ii) acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any Person that engages through a subsidiary, segment or division in a Competing Business where the reasonable value attributable to such subsidiary, segment or division is $100 million or less (or the Corporation otherwise waives such prohibition); or

(iii) acquiring, merging or combining with or otherwise participating in any business combination or similar transaction with any Person that engages through a subsidiary, segment or division in a Competing Business where the reasonable value attributable to such subsidiary, segment or division is greater than $100 million and less than or equal to $500 million (or the Corporation otherwise waives such prohibition) if SoftBank or its Controlled Affiliate, as applicable, commits to the Corporation to sell, and does in fact sell, the Acquired Entity’s relevant subsidiary, segment or division (or a portion thereof sufficient to reduce its value to $100 million or less) within 12 months after the relevant acquisition, merger or combination.

(c) To the fullest extent permitted by law, neither SoftBank nor any of its Controlled Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Corporation or any of its Subsidiaries, and without limiting Section 6.3 below, neither SoftBank nor any of its Controlled Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of SoftBank or any of its Controlled Affiliates engaging in any such activity.

Section 6.3 Corporate Opportunities.

(a) Subject to Section 6.3(b) below, in the event that SoftBank or any of its Controlled Affiliates or any of their respective officers, directors or employees acquires knowledge of a potential transaction or other matter

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which may be a corporate opportunity for both SoftBank (or any of its Controlled Affiliates) and the Corporation (or any of its Controlled Affiliates), neither SoftBank nor any of its Controlled Affiliates shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Controlled Affiliates and to the fullest extent permitted by law, none of them shall be liable to the Corporation or its stockholders or any of the Corporation’s Controlled Affiliates for breach of any fiduciary or other duty as a stockholder of the Corporation or otherwise by reason of the fact that SoftBank or any of its Controlled Affiliates acquires, pursues or obtains such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its Controlled Affiliates, and the Corporation (on behalf of itself and its Controlled Affiliates) to the fullest extent permitted by law hereby waives and renounces any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Controlled Affiliates.

(b) In the event that an individual who is a director or officer of the Corporation (or any of its Controlled Affiliates) and who is also a director, officer or employee of SoftBank (or any of its Controlled Affiliates) acquires knowledge of a potential transaction or other matter which would be a corporate opportunity for both the Corporation (or any of its Controlled Affiliates) and SoftBank (or any of its Controlled Affiliates) (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation or any of its Controlled Affiliates with respect to such Mutual Corporate Opportunity, and the Corporation (on behalf of itself and its Controlled Affiliates) hereby waives and renounces any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation (or any of its Controlled Affiliates), and agrees that a Mutual Corporate Opportunity offered to any individual who is an officer or director of the Corporation (or any of its Controlled Affiliates), and who is also an officer, director or employee of SoftBank (or any of its Controlled Affiliates), shall belong to SoftBank, unless such Mutual Corporate Opportunity (i) relates solely to a corporate opportunity that would constitute a Competing Business within the United States of America and (ii) was expressly offered to such individual in (and as a direct result of) his or her capacity as a director or officer of the Corporation (or any of its Controlled Affiliates) (a “Sprint Opportunity”), in which case such Sprint Opportunity shall not be taken by SoftBank (or any of its Controlled Affiliates) without the written consent of the Corporation.

Section 6.4 Deemed Consent of Stockholders. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

Section 6.5 Purchase of Corporation Stock by SoftBank. In the event that SoftBank’s Voting Interest equals or exceeds 85%, then, on a date to be determined by SoftBank in its sole discretion (the “Relevant Date”) that is not more than 120 days following the date upon which SoftBank’s Voting Interest first equals or exceeds 85%, either SoftBank or a Controlled Affiliate of SoftBank or the Corporation shall commence a tender offer to acquire all shares of Common Stock not owned by SoftBank (the “Minority Shares”) at a price not less than the volume-weighted average closing price per share of Common Stock, as reported on the New York Stock Exchange (or, if applicable, such other national securities exchange on which the Common Stock is listed), as reported by Bloomberg, L.P., for the twenty (20) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the Relevant Date (the “Buyout Price”). In the alternative, at any time on or before the Relevant Date, SoftBank may, but is not obligated to, cause the Corporation to effect a merger or other business combination pursuant to which the holders of the Minority Shares are entitled to receive an amount at least equal to the Buyout Price in exchange for each of their Minority Shares. The actions of the Corporation in respect of a tender offer or business combination pursuant to this Section 6.5 shall require, in addition to any approval required by law, (a) the approval of the Board of Directors and (2) the affirmative vote of at least a majority of the Independent Directors who do not have a material interest in the matter (other than as a director and, as applicable, stockholder of the Corporation)

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Section 6.6 Termination; Binding Effect. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of Sections 6.3(b) and 6.5 above shall expire on the date that SoftBank’s Voting Interest is first reduced below 20%. Neither such expiration, nor the alteration, amendment, change or repeal of any provision of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such expiration, alteration, amendment, repeal or adoption.

Section 6.7 Article VII. The provisions of this Article VI are in addition to the provisions of Article VII.

ARTICLE VII

TRANSACTIONS WITH SOFTBANK

Section 7.1 Affiliate Transactions; Contracts Not Void. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand, shall be void or voidable solely for the reason that SoftBank or one or more of its Controlled Affiliates is a party thereto, or solely because any directors or officers of the Corporation or any of its Controlled Affiliates who are affiliated with SoftBank or any of its Controlled Affiliates are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, and subject to the foregoing, any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) shall be governed by the provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

Section 7.2 Quorum. Directors of the Corporation who are also directors or officers of SoftBank may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof). Shares of Common Stock owned by SoftBank and its Controlled Affiliates may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).

Section 7.3 No Liability for Good Faith Actions. To the fullest extent permitted by law, neither SoftBank nor any of its Controlled Affiliates, nor any of their respective officers or directors, shall be liable to the Corporation or its stockholders or any of its Controlled Affiliates for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or any of its Controlled Affiliates or the derivation of any improper personal benefit by reason of the fact that SoftBank or any of its Controlled Affiliates or any of their respective officers or directors thereof in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any contract, agreement, arrangement or transaction between the Corporation or any of its Controlled Affiliates, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand. No vote cast or other action taken by any individual who is an officer, director or other representative of SoftBank, which vote is cast or action is taken by such individual in his capacity as a director of the Corporation or any of its Controlled Affiliates, shall constitute an action of or the exercise of a right by or a consent of SoftBank or any of its Controlled Affiliates for the purpose of any such contract, agreement, arrangement or transaction.

Section 7.4 Deemed Consent by Stockholders. Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII.

Section 7.5 Contracts Covered. For purposes of this Article VII, any contract, agreement, arrangement or transaction with the Corporation or any of its Controlled Affiliates shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

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Section 7.6 Binding Effect. Neither the alteration, amendment, change or repeal of any provision of this Article VII nor the adoption of any provision inconsistent with any provision of this Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

Section 7.7 Article VI. The provisions of this Article VII are in addition to the provisions of Article VI.

ARTICLE VIII

REDEMPTION OF SHARES HELD BY ALIENS

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of capital stock beneficially owned by Aliens may be redeemed by the Corporation, by action duly taken with the approval of (i) the Board of Directors and (ii) the affirmative vote of at least a majority of the Independent Directors of the Corporation in its sole discretion as provided in this Article VIII. The terms and conditions of such redemption shall be as follows, subject in any case to any other rights of a particular Alien or of the Corporation pursuant to any contract or agreement between such Alien and the Corporation.

Section 8.1 Redemption at Fair Value. The Board of Directors shall pay in consideration for the capital stock to be redeemed an amount in cash (the “Redemption Price”) equal to such price as is mutually determined by the holders of the capital stock to be redeemed and the Corporation, or, if no mutually acceptable agreement can be reached, equal to 100% of the “Capital Stock Fair Market Value”, which shall be determined as follows:

(a) if the relevant class or series of capital stock is publicly traded at the time of determination, the average of the closing prices for such capital stock on all domestic securities exchanges on which such capital stock may at the time be listed, or, if there have been no sales of such capital stock on any such exchange on such day, the average of the highest bid and lowest asked prices for such capital stock on all such exchanges at the end of such day, or, if on any day such capital stock is not so listed, the average of the representative bid and asked prices for such capital stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for such capital stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section 8.2 of this Article VIII); and

(b) if the relevant class or series of capital stock is not publicly traded at the time of determination, then the fair value of such capital stock as determined in good faith by the disinterested and independent members of the Board of Directors.

Section 8.2 Redemption Date; Redemption Notice. At least five but no more than 30 days prior to any date on which capital stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of capital stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such stockholder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 8.3 of this Article VIII, on or after the Redemption Date, each holder of shares of capital stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

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Section 8.3 Effect of Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of capital stock designated for redemption in the Redemption Notice as holders of such shares of capital stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of capital stock on any Redemption Date are insufficient to redeem the total number of shares of capital stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of capital stock to be redeemed. The shares of capital stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of capital stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

Section 8.4 Prior Notice; Cooperation. Prior to effecting any such redemption, the Corporation shall provide any holder of capital stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the Federal Communications Commission (the “FCC”), developing alternative ownership structures, assisting with a sale of such holders’ interest in the Corporation, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.

Section 8.5 No Application to SoftBank. The provisions of this Article VIII shall not apply to SoftBank or any of its Controlled Affiliates, any acquisition of shares of Common Stock or other capital stock of the Corporation by SoftBank or any of its Controlled Affiliates, or any ownership of such shares otherwise attributed to SoftBank or any of its Controlled Affiliates, and the Corporation shall not have the authority under this Article VIII to redeem any shares of Common Stock or other capital stock of the Corporation beneficially owned, directly or indirectly, by SoftBank or any of its Controlled Affiliates, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for SoftBank or any of its Controlled Affiliates to acquire or hold Common Stock or other capital stock of the Corporation, SoftBank and its Controlled Affiliates shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article IX shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

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ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation against directors or officers of the Corporation alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or the Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions in this Article X.

ARTICLE XI

AMENDMENT OF BYLAWS

Section 11.1 Powers to Amend. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized, and shall have power without the assent or vote of the stockholders, to adopt, alter, amend, change, add to, repeal, and rescind the Bylaws (to the extent not inconsistent with this Article XI). Unless otherwise provided in the Certificate of Incorporation, any adoption, alteration, amendment, change, addition to, repeal, or rescission of the Bylaws by the Board of Directors shall require the approval of a majority of the votes entitled to be cast by all members of the Board of Directors. The stockholders shall also have power to adopt, alter, amend, change, add to, repeal, and rescind the Bylaws (to the extent not inconsistent with this Article XI) and, unless otherwise provided in the Certificate of Incorporation, the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required for the stockholders to adopt, alter, amend, change, add to, repeal, or rescind any provision of the Bylaws.

Section 11.2 Limitation of Powers to Amend. Notwithstanding the foregoing Section 11.1 or any other provision herein to the contrary:

(a) Sections 2.4, 2.6(a), 2.14 and 3.2 of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Sections) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(b) Section 3.3(d) of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of holders of capital stock of the Corporation representing more than 90% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(c) Sections 3.3(a) and 3.3(b), Section 3.3(c) of the Bylaws, Section 3.17(c) of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Sections) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to, repealed, rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by (A) prior to the first occurrence of

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a Triggering Event, the affirmative vote of (1) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (2) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares or (B) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon;

(d) Section 2.3 of the Bylaws (as it relates to the nomination of directors) and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to or repealed or rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares; and

(e) Section 3.19 of the Bylaws and Section 7.7 of the Bylaws (as it relates to the foregoing Section) and with respect to each such Section, the defined terms used therein, may be altered, amended, changed, added to or repealed or rescinded or new Bylaws of the Corporation may be made that are inconsistent with such Sections only by (A) the Board of Directors in accordance with the provisions of Sections 3.19 and 7.7 of the Bylaws or (B) the affirmative vote of (x) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (y) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 12.1 Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, from time to time, to amend the Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Section 12.2 Stockholder Vote Required For Amendments.

(a) Subject to Section 12.2(d) of this Certificate of Incorporation, Sections 11.1 and 11.2(a) and Articles VI and VII of this Certificate of Incorporation and, with respect to each such Section or Article, the defined terms used therein, may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 66 2/3% of the shares entitled to be voted thereon.

(b) Section 11.2(b) of this Certificate of Incorporation and the defined terms used therein may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of holders of capital stock of the Corporation entitled to vote thereon representing more than 90% of the shares entitled to be voted thereon.

(c) Section 11.2(c) of this Certificate of Incorporation and the defined terms used therein may only be altered, amended, changed, added to, repealed, or rescinded by (i) prior to the first occurrence of a Triggering Event, the affirmative vote of (A) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and

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(B) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares or (ii) after the first occurrence of a Triggering Event, the affirmative vote of holders of capital stock of the Corporation representing more than 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

(d) Sections 6.2, 6.3, 6.5, 11.2(d) and 11.2(e) and this Section 12.2 of this Certificate of Incorporation and, with respect to each such Section or Article, the defined terms used therein, may only be altered, amended, changed, added to, repealed, or rescinded by the affirmative vote of (i) holders of capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) holders of capital stock of the Corporation representing at least a majority of the then outstanding shares of capital stock of the Corporation other than the SoftBank Owned Shares.

ARTICLE XIII

DEFINITIONS

As used herein, except as may otherwise be provided in Section 4.2 hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Alien” means “aliens,” “their representatives,” “a foreign government or representatives thereof” or “any corporation organized under the laws of a foreign country” as such terms are used in Section 310(b)(4) of the Communications Act of 1934, as amended, or as hereafter may be amended, or any successor provision of law.

“Competing Business” means any business that, at the time of determination (which in the case of a business acquired by Starburst or its Controlled Affiliates shall be the date such business is acquired), offers products or services in the United States of America that are the same as (or substantially similar to) products or services offered in the United States of America by the Corporation or any Person that is a Controlled Affiliate of the Corporation, if such product or service as offered in the United States of America generates revenue greater than 5% of the combined consolidated revenues of the Corporation and the Persons who are its Controlled Affiliates at the time of such determination over the most recently completed four fiscal quarters.

“Controlled Affiliate” of a Person shall mean an Affiliate of such Person controlled, directly or indirectly, by such Person.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“SoftBank” means SOFTBANK CORP., a Japanese kabushiki kaisha.

“SoftBank Designee” means any Person nominated by the SoftBank Stockholder pursuant to the Bylaws and (a) elected by the stockholders of the Corporation as a director of the Corporation or (b) appointed by the Board of Directors as a director of the Corporation in accordance with the Bylaws.

“SoftBank Owned Shares” means the aggregate amount of shares of capital stock of the Corporation owned by SoftBank and its Controlled Affiliates.

“SoftBank Stockholder” means SoftBank or the Controlled Affiliate of SoftBank that holds a majority of SoftBank’s Voting Interest.

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“SoftBank’s Voting Interest” means the percentage of the outstanding Common Stock of the Corporation owned of record by SoftBank and its Controlled Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity in which such Person beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

“Triggering Event” means SoftBank’s Voting Interest falling and remaining below 50% for ninety (90) consecutive days.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its [                    ] this      day of             ,         .

Starburst II, Inc.

By

Name:

Title:

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Exhibit C

Form of Parent Bylaws

AMENDED AND RESTATED BYLAWS

OF

SPRINT CORPORATION

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of the Corporation shall be in the State of Delaware.

1.2 Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Stockholders’ Meetings. All meetings of the stockholders of the Corporation shall be held at such place or places in the continental United States of America, within or without the State of Delaware, as may be fixed by the Board of Directors from time to time; provided that in lieu of holding an annual or special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any meeting of stockholders may be held solely by means of remote communication.

2.2 Date and Hour of Annual Meetings of Stockholders. An annual meeting of stockholders shall be held each year at such place (if any), on such date, and at such time as shall be designated by the Board of Directors and stated in the Corporation’s notice of the meeting.

2.3 Purposes of Annual Meetings; Election of Directors. At each annual meeting, the stockholders shall elect the members of the Board of Directors for the succeeding year. Directors shall be nominated for election at the annual meeting in accordance with Article III of these Bylaws and shall be elected by stockholders by ballot at the annual meeting, unless they are elected by written consent in lieu of an annual meeting as may be permitted under the General Corporation Law of the State of Delaware. At any such annual meeting any further proper business may be transacted.

2.4 Special Meetings of Stockholders. Except as required by applicable law and subject to the rights of holders of any series of Preferred Stock of the Corporation established pursuant to provisions of the Certificate of Incorporation, special meetings of the stockholders of the Corporation shall be called only by or at the direction of the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors.

2.5 Notice of Meetings of Stockholders.

(a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date, and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice shall be given to each stockholder entitled to receive notice of such meeting not fewer than ten days or more than sixty days before the date of the meeting.

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(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (i) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.6 Quorum of Stockholders; Adjournment.

(a) Unless otherwise provided by the Certificate of Incorporation or these Bylaws, at any meeting of the stockholders, the presence in person or by proxy of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

(b) At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer or director presiding thereat pursuant to Section 2.7 of these Bylaws shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting, other than announcement at the meeting, shall not be required to be given, except as provided in paragraph (d) below and except where expressly required by law.

(c) At any reconvened meeting of the stockholders at which a quorum shall be present, any business may be transacted which could have been transacted at the meeting originally called but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof, unless a new record date is fixed by the Board of Directors.

(d) If an adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for determining the stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.7 Presiding Officer and Secretary.

(a) The Chairperson of the Board shall preside at all meetings of the stockholders. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board and, in his or her absence, the Chief Executive Officer shall preside at all meetings of the stockholders. In the absence of each of the Chairperson of the Board, the Vice Chairperson of the Board, and the Chief Executive Officer, any director or officer designated by the Board of Directors shall preside at all meetings of the stockholders.

(b) The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 4.9 of these Bylaws

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shall act as secretary of all meetings of the stockholders. In the absence of the Secretary and any designated Assistant Secretary, the presiding officer of the meeting may appoint any person to act as secretary of the meeting.

2.8 Voting by Stockholders. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws:

(a) directors shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors; and

(b) whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder shall be entitled to vote each share of stock having voting power and registered in such stockholder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

2.9 Proxies. Each person entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Any copy, facsimile telecommunication, or other reliable reproduction of a writing or electronic transmission authorizing a person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used; provided, however, that such copy, facsimile telecommunication, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

2.10 Inspectors. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.11 Procedure at Stockholders’ Meetings. At each meeting of stockholders, the officer or director presiding thereat pursuant to Section 2.7 of these Bylaws shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the

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order of business and all other matters of procedure. The Board of Directors may adopt by resolution such rules, regulations, and procedures for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the officer or director presiding thereat pursuant to Section 2.7 of these Bylaws shall have the right and authority to convene and to adjourn the meeting and to establish rules, regulations, and procedures, which need not be in writing, for the conduct of the meeting and to maintain order and safety. Without limiting the foregoing, he or she may:

(a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors;

(b) place restrictions on entry to the meeting after the time fixed for the commencement thereof;

(c) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(d) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e) make rules governing speeches and debate, including time limits and access to microphones.

The officer or director presiding at the meeting pursuant to Section 2.7 of these Bylaws shall act in his or her absolute discretion, and his or her rulings shall not be subject to appeal.

2.12 Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.13 Action by Consent Without a Meeting.

(a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book or books in which meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders

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who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.

(b) To the extent permitted by applicable law, a telegram, cablegram, or other electronic transmission consenting to action to be taken by stockholders shall be deemed to be written, signed, and dated for purposes of these Bylaws so long as it is reduced to paper form (if required by applicable law), sets forth or is delivered with such information as may be required by applicable law, and is transmitted or delivered to the Corporation in the manner provided by applicable law or in any resolutions adopted by the Board of Directors governing the submission of stockholder consents by electronic transmission.

(c) Any copy, facsimile, or other reliable reproduction of a consent in writing (or reproduction in paper form of a consent by telegram, cablegram, or electronic transmission) may be substituted or used in lieu of the original writing (or original reproduction in paper form of a consent by telegram, cablegram, or electronic transmission) for any and all purposes for which the original consent could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing (or original reproduction in paper form of a consent by telegram, cablegram, or electronic transmission).

2.14 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (2) by or at the direction of the Board of Directors, or (3) by any stockholder of the Corporation (x) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Sections 2.14(a)(ii) and 2.14(a)(iii) is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the meeting, (y) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, and (z) who complies with the notice procedures set forth in Sections 2.14(a)(ii) and 2.14(a)(iii). Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (z) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. In addition, for business (other than the nomination of persons for election to the Board of Directors) to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (z) of Section 2.14(a)(i), the stockholder (1) must have given timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, and (2) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice relating to an annual meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day before the date of the one-year anniversary of the immediately preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day before such annual meeting and not later than the close of business on the later of the ninetieth (90th) day before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date

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of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary (whether pursuant to this Section 2.14(a) or Section 2.15(b)) must set forth:

(1) as to each Proposing Person (as defined below), (x) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (y) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person (provided that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future);

(2) as to each Proposing Person, (i) any derivative, swap, or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of capital stock of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value, or volatility of any shares of any class or series of capital stock of the Corporation, or which derivative, swap, or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of capital stock of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap, or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap, or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap, or other transactions; (ii) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding, or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of capital stock of the Corporation (including the number of shares and class or series of capital stock of the Corporation that are subject to such proxy, agreement, arrangement, understanding, or relationship); (iii) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of capital stock of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (iv) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (v) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing

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required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nominations or business proposed to be brought before the meeting pursuant to Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company, or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(3) if such notice pertains to the nomination by the stockholder of a person or persons for election to the Board of Directors (each, a “nominee”), as to each nominee, (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) all other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director in an election contest (whether or not such proxies are or will be solicited), or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (iii) such nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected; and (iv) all information with respect to such nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.14 if such nominee were a Proposing Person;

(4) if the notice relates to any business (other than the nomination of persons for election to the Board of Directors) that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of each Proposing Person;

(5) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(6) a representation whether any Proposing Person intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (x) the eligibility of such proposed nominee to serve as a director of the Corporation, and (y) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation.

(iv) Notwithstanding anything in the second sentence of Section 2.14(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the Board of Directors’ nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(v) Only such persons who are nominated in accordance with the procedures set forth in Section 2.14(a) (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.14(a). Except as otherwise provided by law, the chairman of an annual meeting of stockholders shall have the power and duty (A) if the facts warrant, to determine that a nomination or any business proposed to be brought before the annual meeting was not made or was not proposed, as the case may be, in accordance with the procedures set forth in Section 2.14(a), and (B) if any proposed nomination or business was not made or was not proposed in compliance with Section 2.14(a), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

(b) Special Meetings of Stockholders.

(i) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (A) by or at the direction of the Board of Directors or (B) if a purpose for such meeting as stated in the Corporation’s notice for such meeting is the election of one or more directors, by any stockholder of the Corporation (x) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Section 2.14(b)(ii) is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the special meeting, (y) who is entitled to vote at the meeting and upon such election, and (z) who complies with the notice procedures set forth in Section 2.14(b)(ii); provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of the meeting.

(ii) If a special meeting has been called in accordance with Section 2.4 for the purpose of electing one or more directors to the Board of Directors, then for nominations of persons for election to the Board of Directors to be properly brought before such special meeting by a stockholder pursuant to clause (B) of Section 2.14(b)(i), the stockholder (A) must have given timely notice thereof in writing and in the proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (B) must provide any updates or supplements to such notice at such times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice relating to a special meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day before such special meeting and not later than the close of business on the later of the ninetieth (90th) day before such special meeting or the fifteenth (15th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form for purposes of this Section 2.14(b), such notice shall set forth the information required by clauses (1), (2), (3), (5) and (6) of Section 2.14(a)(iii).

(iii) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.14(b) (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at a special meeting of stockholders of the Corporation to serve as directors. Except as otherwise provided by law, the chairman of a special meeting of stockholders shall have the power and duty (A) if the facts warrant, to determine that a nomination proposed to be made at the special meeting was not made in accordance with the procedures set forth in this Section 2.14(b), and (B) if any proposed nomination was not made in compliance with this Section 2.14(b), to declare that such nomination shall be disregarded.

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(c) General.

(i) A stockholder providing notice of nominations of persons for election to the Board of Directors at an annual or special meeting of stockholders or notice of business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice so that the information provided or required to be provided in such notice pursuant to Sections 2.14(a)(iii)(1) through 2.14(a)(iii)(6) shall be true and correct both as of the record date for the determination of stockholders entitled to notice of the meeting and as of the date that is ten (10) business days before the meeting or any adjournment or postponement thereof, and such updated and supplemental information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (A) in the case of information that is required to be updated and supplemented to be true and correct as of the record date for the determination of stockholders entitled to notice of the meeting, not later than the later of five (5) business days after such record date or five (5) business days after the public announcement of such record date, and (B) in the case of information that is required to be updated and supplemented to be true and correct as of ten (10) business days before the meeting or any adjournment or postponement thereof, not later than eight (8) business days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated and supplemental information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement).

(ii) Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.14, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iii) For purposes of this Section2.14, (A) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act; (B) “Proposing Person” shall mean (x) the stockholder giving the notice required by Section 2.14(a) or Section 2.14(b), (y) the beneficial owner or beneficial owners, if different, on whose behalf such notice is given, and (z) any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(iv) Section 2.14(a) is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 2.14 shall be deemed to (A) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act, (B) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (C) affect any rights of the holders of any class or series of Preferred Stock to nominate and elect directors pursuant to and to the extent provided in any applicable provisions of the certificate of incorporation.

2.15 Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty or fewer than ten days before the date of such meeting. If the

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Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to receive notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote at such adjourned meeting in accordance with the foregoing provisions of this Section 2.15(a).

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in Section 2.13. If no record date has been fixed by the Board of Directors and prior action by the Board of Director is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board of Directors may fix a record date. Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.16 English Language. All meetings of stockholders will be conducted in the English language and all notices, consents, proxies, documents and other materials provided to stockholders shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to stockholders copies of any such documents or materials translated into a foreign language; provided, further, in the event there are any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

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ARTICLE III

DIRECTORS

3.1 Powers. Subject to any limitations set forth in the Certificate of Incorporation and to any provision of the General Corporation Law of the State of Delaware relating to powers or rights conferred upon or reserved to the stockholders or the holders of any class or series of the Corporation’s issued and outstanding stock, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the Board of Directors.

3.2 Number. Subject to the other provisions of these Bylaws, the Board of Directors shall consist of ten (10) members.

3.3 Composition.

(a) Subject to Section 3.3(d) hereof (as it exists at the Effective Time), during the period from the adoption of these Bylaws until [                    ], 201[5]1, (the “Initial Period”), the members of Board of Directors shall consist of (i) the Chief Executive Officer of the Corporation, (ii) three Independent Directors, (iii) three Continuity Directors and (iv) three additional directors who are SoftBank Designees. Notwithstanding anything in the Bylaws to the contrary, in the event that a vacancy arises from the resignation, retirement, death or disability of a Continuity Director during the Initial Period, such vacancy shall only be filled by an Independent Director, by action of the affirmative vote of a majority of the remaining directors then in office.

(b) Subject to Section 3.3(d) hereof (as it exists at the Effective Time), commencing on the last day of the Initial Period and continuing until the first anniversary of such date, the Board of Directors shall consist of (i) the Chief Executive Officer of the Corporation, (ii) six Independent Directors and (iii) three additional directors who are SoftBank Designees.

(c) Subject to Section 3.3(d) hereof (as it exists at the Effective Time) hereof, following the end of the period described in Section 3.3(b) hereof and continuing until the first occurrence of a Triggering Event, the Board of Directors shall at all times include not less than three Independent Directors or such greater number of Independent Directors as may be required by applicable law or applicable rules of any stock exchange on which the Corporation’s equity securities are traded.

(d) Following the first occurrence of a Triggering Event, Sections 3.3(a), 3.3(b) and 3.3(c) hereof shall be of no further force or effect and this Section 3.3(d) shall instead apply. At all times after the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, the Board of Directors shall include a number of SoftBank Designees that is proportional to SoftBank’s Voting Interest, rounded up to the nearest whole number. If the number of SoftBank Designees is required to be reduced under this Section 3.3(d) following the first occurrence of a Triggering Event, SoftBank shall cause one or more SoftBank Designees to resign promptly such that the number of SoftBank Designees following such resignation(s) is in compliance with such requirement and the replacement(s) for such resigning SoftBank Designee(s) (and their successors) shall be appointed by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum.

(e) For purposes of these Bylaws, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Continuity Directors” means the three individuals proposed by Sprint Nextel Corporation, and reasonably acceptable to the SoftBank Stockholder, from the members of the board of directors of Sprint Nextel Corporation immediately prior to the Effective Time.

[1]	Insert date that is two years after the Effective Time (as defined in the Merger Agreement)

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“Controlled Affiliate” of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

“Effective Time” means [                    ].2

“Independent Director” means any person nominated in accordance with these Bylaws and elected by the stockholders of the Corporation who qualifies as an “Independent Director” as such term is defined in Rule 303A (or any successor rule) of the rules promulgated by the New York Stock Exchange which apply to issuers whose common stock is listed on the New York Stock Exchange.

“SoftBank Affiliate Director” means any SoftBank Designee other than an Independent Director.

“SoftBank Designee” means any Person nominated by the SoftBank Stockholder pursuant to these Bylaws and (a) elected by the stockholders of the Corporation as a director of the Corporation or (b) appointed by the Board of Directors as a director of the Corporation in accordance with these Bylaws. For the avoidance of doubt, the Continuity Directors and the Chief Executive Officer of the Corporation shall not be considered SoftBank Designees.

“SoftBank Stockholder” means SoftBank or the Controlled Affiliate of SoftBank that holds a majority of SoftBank’s Voting Interest.

“SoftBank’s Voting Interest” means the percentage of the outstanding voting common stock of the Corporation owned of record by SoftBank and its Controlled Affiliates.

“Termination Event” means SoftBank’s Voting Interest falling and remaining below ten percent (10%) for ninety (90) consecutive days.

“Triggering Event” means SoftBank’s Voting Interest falling and remaining below fifty percent (50%) for ninety (90) consecutive days.

3.4 Terms. The directors of the Corporation shall be nominated as provided in these Bylaws, and each director shall hold office until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal in accordance with the Certificate of Incorporation and these Bylaws. Directors need not be stockholders.

3.5 FCC Eligibility. The Corporation, to the extent necessary to comply with the reporting or disclosure requirements of the Federal Communications Commission, shall obtain from each existing and proposed director information relating to the citizenship and foreign affiliations, if any, of the director and such other information regarding the director as is reasonable to ensure the Corporation is in compliance with applicable law.

3.6 Resignations and Removal.

(a) Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the Secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

[2]	Insert date of the Effective Time (as defined in the Merger Agreement)

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(b) Without limiting and subject to the provisions of Section 3.3 of these Bylaws, except as otherwise may be provided in the Certificate of Incorporation, (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the then-outstanding shares entitled to vote in the election of directors and (ii) any Starburst Designee may be removed, with or without cause, by the Starburst Stockholder upon written notice to the Board of Directors.

3.7 Vacancies and Newly-Created Directorships. Subject to Section 3.3 of these Bylaws, any vacancy on the Board of Directors, howsoever resulting, including through an increase in the number of directors, shall only be filled (i) prior to the first occurrence of a Triggering Event, by the affirmative vote of stockholders holding of record capital stock of the Corporation representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors and (ii) after the first occurrence of a Triggering Event, by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, in accordance with these Bylaws. Any director elected to fill a vacancy shall hold office for the same remaining term as that of his or her predecessor and until such director’s successors have been duly elected and qualified or until such director’s earlier resignation, death, or removal. Any director elected to fill a newly-created directorship shall serve until the next annual meeting of stockholders and until such director’s successors have been duly elected and qualified or until such director’s earlier resignation, death, or removal.

3.8 Quorum and Action.

(a) Unless provided otherwise by law, a quorum for any meeting of the Board of Directors, whether regular or special, shall require the presence of a number of directors equal to a majority of the total number of directors constituting the whole Board of Directors. If there shall be less than a quorum at any meeting of the Board of Directors as determined under this Section 3.8, a majority of those present may adjourn the meeting from time to time.

(b) Subject to Section 3.19 of these Bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors; provided, however, that prior to the first occurrence of a Triggering Event, at each meeting of the Board of Directors, each SoftBank Affiliate Director present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient determined by dividing (i) the total number of SoftBank Affiliate Directors on the Board of Directors, by (ii) the total number of SoftBank Affiliate Directors present at such meeting; and the vote of a majority of the votes of directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

3.9 Presiding Officer and Secretary of Meeting. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by a presiding person chosen at the meeting by the vote of a majority of the directors present at such meeting, or prior to the first occurrence of a Triggering Event, by the vote of a majority of the votes of the directors present at such meeting in accordance with Section 3.8(b) of these Bylaws. The Secretary shall act as secretary of the meeting, but in his or her absence the presiding person at the meeting may appoint any person to act as secretary of the meeting.

3.10 Annual Meetings. The Board of Directors shall meet each year as soon as practicable following the annual meeting of stockholders, at the place (if any) where such meeting of stockholders has been held, or at such other place (if any) in the continental United States of America as shall be fixed by the Board of Directors (or if not previously fixed by the Board of Directors, by the person presiding over the meeting of the stockholders), for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation. If in any year directors are elected by written consent in lieu of an annual meeting of stockholders, the Board of Directors shall meet in such year as soon as practicable after

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receipt of such written consent by the Corporation at such time and place as shall be fixed by the Chairperson of the Board, for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

3.11 Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, such determination to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each director in accordance with Section 3.12, at such times and places, within or without the State of Delaware, as shall be designated by the Chairperson of the Board.

3.12 Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairperson of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, upon notice to each director in accordance with Section 3.12. Special meetings shall be called by the Chief Executive Officer or Secretary on like notice at the written request of any two directors then in office.

3.13 Notice. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than twenty-four (24) hours’ notice to each director. If written notice is delivered by mail, then it shall be given on not less than five (5) calendar days’ notice to each director. If written notice is delivered by courier service, then it shall be given on not less than three (3) calendar days’ notice to each director.

3.14 Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing or by electronic transmission, whether before or after such meeting is held, or if he or she shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

3.15 Action by Telephonic Conference. Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.16 Action by Consent Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee; provided, however, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.17 Committees.

(a) The Board of Directors shall designate (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee, and (iv) a Finance Committee, and one or more other

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committees as the Board of Directors may by resolution or resolutions designate. Subject to the provisions of Sections 3.17(c), (d) and (e), each committee shall consist of one (1) or more of the directors of the Corporation who shall be appointed by the affirmative vote of a majority of the Board of Directors, or prior to the first occurrence of a Triggering Event, by the vote of a majority of the votes of the directors present at such meeting in accordance with Section 3.8(b) of these Bylaws. No action by any such committee shall be valid unless taken at a meeting for which adequate notice has been given or duly waived by the members of such committee.

(b) Any committee of the Board of Directors, to the extent provided in the resolution or resolutions of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power of authority in reference to (i) adopting, amending or repealing any bylaw of the Corporation, (ii) adopting or approving, or recommending to the stockholders of the Corporation, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval (other than recommending the election or removal of directors), and (iii) unless the resolution, these Bylaws, or the Certificate of Incorporation expressly so provide, declare a dividend or to authorize the issuance of stock, and, provided, further, that no such committee shall have the power or authority to approve any action described in Section 3.19 of these Bylaws. Special meetings of any committee shall be held whenever called by direction of the chairman of such committee or at the written request of any one member of such committee.

(c) Prior to the first occurrence of a Triggering Event, each committee of the Board of Directors (other than the Finance Committee or any special committee exempted from this Section 3.17(c) by the Board of Directors (collectively, “Exempt Committees”)) shall include at least one Independent Director. At all times following the first occurrence of a Triggering Event and prior to the first occurrence of a Termination Event, each committee that is not an Exempt Committee shall include at least a number of SoftBank Designees that is proportional to SoftBank’s Voting Interest, rounded up to the nearest whole number. Each Independent Director or SoftBank Designee serving on any committee may designate as his or her alternate to such committee, for one or more meetings of such committee, another Independent Director or SoftBank Designee, as applicable. Prior to the first occurrence of a Triggering Event, the chairman of each committee of the Board of Directors (other than a committee comprised solely of Independent Directors that may be constituted from time to time by the Board of Directors) shall be a SoftBank Designee.

(d) The Audit Committee shall at all times be comprised solely of Independent Directors.

(e) The Finance Committee shall, at all times prior to the first occurrence of a Triggering Event, be comprised solely of individuals selected by the Starburst Stockholder from among the SoftBank Designees.

(f) A quorum for any meeting of any committee of the Board of Directors, whether regular or special, shall require the presence, in person, of a majority of the total number of directors appointed to such committee. If there shall be less than a quorum at any meeting of a committee of the Board of Directors, a majority of those present may adjourn the meeting from time to time. The vote of a majority of the votes present or otherwise able to be cast at any committee meeting at which a quorum is present shall be necessary to constitute the act of such committee of the Board of Directors; provided, however, that prior to the first occurrence of a Triggering Event, at each meeting of any committee of the Board of Directors (other than Exempt Committees), each SoftBank Affiliate Director present at such meeting shall have, and be entitled to cast at such meeting, a number of votes equal to the quotient determined by dividing (i) the total number of SoftBank Affiliate Directors on such committee, by (ii) the total number of SoftBank Affiliate Directors present at such meeting.

3.18 Compensation of Directors. Directors (other than Affiliate Directors) shall receive such reasonable compensation for their service on the Board of Directors or any committees thereof, whether in the form of salary or a fixed fee for attendance at meetings, or both, with expenses, if any, as the Board of Directors may from time to time determine; provided that (i) such compensation shall not be less than as was provided prior to the date of

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these Bylaws, (ii) Affiliate Directors shall be reimbursed only for their expenses incurred in connection with their service on the Board of Directors or any committees thereof and (iii) to the extent that there exists any requirement or policy of the Corporation or under applicable law that directors of the Corporation own shares of the Corporation’s common stock, then each of the SoftBank Designees then serving on the Board of Directors shall be entitled to receive, as compensation for their services, the same amount of compensation as is paid to Independent Directors, which shall be payable solely in shares of the Corporation’s common stock, until such time as such SoftBank Designee holds the required number of shares of the Corporation’s common stock. For purposes hereof, “Affiliate Directors” means any director who is an employee of any of the Corporation or any of its Subsidiaries or SoftBank or any of its Controlled Affiliates. Nothing herein contained shall be construed to preclude any director from serving in any other capacity and receiving compensation therefor.

3.19 Approval of Certain Matters.

(a) During the Initial Period, the approval of any of the following matters shall require, in addition to any approval required by law, (1) the approval of the Board of Directors pursuant to Section 3.8(b) of these Bylaws and (2) the affirmative vote of at least a majority of the Independent Directors who have no interest in the particular matter being voted upon (other than as a director and, as applicable, stockholder of the Corporation):

(i) the declaration and payment of any dividend in respect to the capital stock of the Corporation;

(ii) any transaction or agreement between the Corporation or any of its Controlled Affiliates, on the one hand, and SoftBank or any of its Controlled Affiliates, on the other hand, including any merger, business combination or similar transaction involving such parties;

(iii) any merger, business combination or similar transaction as to the Corporation in which the SoftBank Stockholder receives consideration for its shares of the common stock of the Corporation that is greater in value on a per share basis than that received by the other stockholders of the Corporation for their shares of the common stock of the Corporation, or represents a different form of consideration from the form of consideration received by the other stockholders of the Corporation for their shares of the common stock of the Corporation;

(iv) waiver of the provisions of Section 203 of the DGCL with respect to any transaction involving a sale of voting common stock by Starburst or its Controlled Affiliates;

(v) the settlement of any claim between SoftBank and the Corporation;

(vi) any waiver under, or amendment to, Article VI of the Certificate of Incorporation;

(vii) any corporate action necessary to maintain compliance with the requirements of any law, rule or regulation of the United States of America related to national security as it relates to SoftBank or any of its Controlled Affiliates; or

(viii) any amendment to the provisions of this Section 3.19 of these Bylaws.

(b) Unless SoftBank’s Voting Interest equals or exceeds 85%, the approval of any action that is designed to, or would have the immediate effect of, causing the Corporation to no longer satisfy the listing requirements of the New York Stock Exchange, as then in effect, shall require (1) the approval of the Board of Directors pursuant to Section 3.8(b) of these Bylaws and (2) the affirmative vote of at least a majority of the Independent Directors; provided, however, this Section 3.19(b) shall not apply to (i) any action pursuant to which or after which (giving effect to all actions to be taken at the same time) the Corporation’s common stock will be listed on another national securities exchange, (ii) any action subject to one or more of the other subsections of this Section 3.19 that has been approved by the Board of Directors as required herein, or (iii) any action that, pursuant to the DGCL or the Certificate of Incorporation, would require the approval of the stockholders of the Corporation.

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3.20 Communication with Independent Directors. If a majority of the Independent Directors so elect, the Corporation shall maintain procedures by which stockholders may communicate issues or concerns with respect to matters related to the Corporation in a manner which will be referred, from time to time and in a reasonable manner, to the Independent Directors (or a designee thereof).

3.21 English Language. All meetings of the Board of Directors and the committees thereof, whether regular or special, will be conducted in the English language and all notices, consents, documents and other materials provided to the directors shall be written in English; provided that nothing herein shall preclude the Corporation from also providing or making available to directors copies of any such documents or materials translated into a foreign language; provided, further, in the event there is any discrepancies between the English and foreign language version of any notice, consent, proxy, document or any other material, the English version of such document shall prevail.

ARTICLE IV

OFFICERS

4.1 Number. The officers of the Corporation shall include a Chief Executive Officer, a Chief Financial Officer, a Chairperson of the Board, a Vice Chairperson of the Board and a Secretary. The Board of Directors may elect or appoint at any time, and from time to time, additional officers or agents, including without limitation, one or more Presidents, a Treasurer, a one or more Assistant Secretaries and one or more Vice Presidents, with such duties as the Board of Directors may deem necessary or desirable.

4.2 Election of Officers, Term, and Qualifications. The officers of the Corporation shall be elected from time to time by the Board of Directors and shall hold office at the pleasure of the Board of Directors. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in this Section 4.2 for the regular election to such office. Except for the Chairperson of the Board and the Vice Chairperson of the Board, none of the officers of the Corporation needs to be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware and other applicable law.

4.3 Removal. Any officer may be removed at any time, either with or without cause, by resolution adopted at any regular or special meeting of the Board of Directors by majority of the directors then in office, or prior to the first occurrence of a Triggering Event, by the vote of a majority of the votes of the directors present at such meeting in accordance with Section 3.8(b) of these Bylaws.

4.4 Resignations. Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chairperson of the Board. If such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.5 Compensation of Officers. The salaries and other compensation of all officers of the Corporation shall be fixed by or in the manner directed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she also is a director of the Corporation.

4.6 The Chief Executive Officer. The Chief Executive Officer of the Corporation shall exercise such duties as customarily pertain to the office of Chief Executive Officer, and shall have decision-making authority and general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors.

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4.7 The Chairperson of the Board. The Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. The Chairperson of the Board shall preside at meetings of the stockholders and of the Board of Directors.

4.8 The Vice Chairperson of the Board. The Vice Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. In the case of absence or disability of the Chairperson of the Board, the Vice-Chairperson of the Board shall perform the duties and exercise the powers of the Chairperson of the Board.

4.9 The Secretary and Assistant Secretaries.

(a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

(b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, or the Secretary. In the case of absence or disability of the Secretary, the Assistant Secretary designated by the Chief Executive Officer (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

4.10 Duties. Except as otherwise provided in this Article IV, the officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE V

STOCK

5.1 Stock Certificates.

(a) The shares of capital stock of the Corporation shall be represented by certificates, unless the Certificate of Incorporation otherwise provides or unless the Board of Directors provides by resolution or resolutions that some or all of the shares of any class or classes, or series thereof, of the Corporation’s capital stock shall be uncertificated.

(b) Every holder of capital stock of the Corporation represented by certificates shall be entitled to a certificate representing such shares. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by the Chairperson of the Board or a Vice Chairperson, if any, or the Chief Executive Officer or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile. If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent, or registrar at the date of issue.

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5.2 Transfer of Record Ownership. Transfers of stock of the Corporation shall be made on the books of the Corporation only by direction of the person named in the certificate or his attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby or by a transfer agent subject to Section 5.3. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

5.3 Transfer Agent; Registrar; Rules Respecting Certificates. The Corporation may maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable. The Corporation may also maintain one or more registry offices where such stock shall be registered. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates.

5.4 Lost, Stolen, or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen, or destroyed.

5.5 Registered Stockholders. The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. Except as otherwise required by the General Corporation Law of the State of Delaware or other applicable law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by the General Corporation Law of the State of Delaware or other applicable law.

5.6 Fractional Shares. The Corporation may, but shall not be required to, issue fractional shares of its capital stock if necessary or appropriate to effect authorized transactions. If the Corporation does not issue fractional shares, it shall (i) arrange for the disposition of fractional interests on behalf of those that otherwise would be entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those who otherwise would be entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate), which scrip or warrants shall entitle the holder to receive a full share upon surrender of such scrip or warrants aggregating a full share. Fractional shares shall, but scrip or warrants for fractional shares shall not (unless otherwise expressly provided therein), entitle the holder to exercise voting rights, to receive dividends thereon, to participate in the distribution of any assets in the event of liquidation, and otherwise to exercise rights as a holder of capital stock of the class or series to which such fractional shares belong.

5.7 Dividends. Subject to the provisions of the Certificate of Incorporation and Section 3.19 of these Bylaws, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

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5.8 Additional Powers of the Board.

(a) In addition to, and without limiting, those powers set forth in Section 3.3, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the General Corporation Law of the State of Delaware, other applicable law, the Certificate of Incorporation, and these Bylaws.

(b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

(a) Subject to Section 6.3, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or (b) of the General Corporation Law of the State of Delaware, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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6.2 Advancement of Expenses.

(a) Subject to Section 6.3, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

6.3 Actions Initiated Against The Corporation. Anything in Sections 6.1(a) or 6.2(a) to the contrary notwithstanding, except as provided in Section 6.5(b), with respect to a Proceeding initiated against the Corporation by a person who is or was a director or officer of the Corporation (whether initiated by such person in or by reason of such capacity or in or by reason of any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board of Directors of the Corporation.

6.4 Contract Rights. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VI (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

6.5 Claims.

(a) If (X) a claim under Section 6.1(a) with respect to any right to indemnification is not paid in full by the Corporation within sixty days after a written demand has been received by the Corporation or (Y) a claim

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under Section 6.2(a) with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty days after a written demand has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(b) If successful in whole or in part in any suit brought pursuant to Section 6.5(a), or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys’ fees) of prosecuting or defending such suit.

(c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

(d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

6.6 Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article VI and Section 145 of the General Corporation Law of the State of Delaware. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to any person who is not a director or officer of the Corporation at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.

6.7 Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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6.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

6.9 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

6.10 General. For purposes of this Article VI: (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as an employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

ARTICLE VII

MISCELLANEOUS

7.1 Books and Records.

(a) Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the General Corporation Law of the State of Delaware.

(b) It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger to prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name; provided, however, if the record date for determining the stockholders entitled to vote at the meeting is fewer than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing contained in this subsection (b) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic

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network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

(c) Except to the extent otherwise required by law, or by the Certificate of Incorporation, or by these Bylaws, the Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the stock ledger, books, records, and accounts of the Corporation, or any of them, shall be open to inspection by the stockholders and the stockholders’ rights, if any, in respect thereof. Except as otherwise provided by law, the stock ledger shall be the only evidence of the identity of the stockholders entitled to examine the stock ledger, the books, records, or accounts of the Corporation.

7.2 Voting Shares in Other Business Entities. The Chief Executive Officer, any Vice President, or any other officer or officers of the Corporation designated by the Board of Directors or the Chief Executive Officer may vote, and otherwise exercise on behalf of the Corporation any and all rights and powers incident to the ownership of, any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity. The authority herein granted may be exercised either by any such officer in person or by any other person authorized to do so by proxy or power of attorney duly executed by any such officer.

7.3 Execution of Corporate Instruments.

(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign, or endorse any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages, and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, shall be executed, signed, or endorsed by the Chairperson of the Board, the Chief Executive Officer, any Vice President, the Secretary, the Treasurer, or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring a corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors or the Chief Executive Officer.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be executed, signed, or endorsed by the Treasurer, any Assistant Treasurer, or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors.

(d) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the execution, signing, or endorsement of any corporate instrument or document may be effected manually, by facsimile, or (to the extent permitted by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

7.4 Gender/Number. As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

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7.5 Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

7.6 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.7 Amendment. Subject to and except as may be provided in the Certificate of Incorporation:

(a) these Bylaws, or any of them, may be altered, amended, or repealed, and new Bylaws may be made, (i) at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting; or (ii) at any annual meeting of the stockholders (subject to Section 2.14 of these Bylaws) or at any special meeting of the stockholders of the Corporation if noticed of the proposed alteration, amendment, or repeal is contained in the Corporation’s notice of such special meeting of stockholders (and subject to Section 2.4 of these Bylaws);

(b) any alteration, amendment, or repeal of these Bylaws, or the making of any new Bylaw, by the stockholders shall require the affirmative vote of the holders of not less than a majority of the voting power represented by the issued and outstanding shares of the Corporation entitled to vote thereon; and

(c) any Bylaws altered, amended, or made by the stockholders may be altered, amended, or repealed by either the Board of Directors or the stockholders, in the manner set forth in this Section 7.7, except a Bylaw amendment adopted by the stockholders that specifies the votes that shall be necessary for the election of directors shall not be amended or repealed by the Board of Directors.

7.8 Certificate of Incorporation. Anything herein to the contrary notwithstanding, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

7.9 Forum Selection. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation against directors or officers of the Corporation alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or these Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.

7.10 Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

END OF BYLAWS

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Exhibit D

Form of Warrant Agreement

THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: [—], 2013

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

STARBURST II, INC.

This certifies that Starburst I, Inc., or its assigns (collectively, the “Holder”), for value received, is entitled to purchase, at the Stock Purchase Price (as defined below), from Starburst II, Inc., a Delaware corporation (the “Company”), up to 54,579,924 fully paid and nonassessable shares (the “Warrant Shares”) of Common Stock, $0.01 par value per share (the “Common Stock”) (subject to adjustment pursuant to Section 4 hereof).

This Warrant will be exercisable from time to time, in whole or in part, from and after the date hereof (the “Initial Exercise Date”) up to and including 5:00 p.m. (Pacific Time) on [—], 20181 (the “Expiration Time”), upon surrender to the Company at its principal office of this Warrant properly endorsed with (i) the Form of Exercise Notice attached hereto as Appendix A duly completed and executed, and (ii) payment, made in accordance with Section 2, of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised, as determined in accordance with the provisions hereof. For purposes hereof, the “Stock Purchase Price” equals $5.25 per share of the Warrant Shares (subject to adjustment pursuant to Section 4 hereof).

1. Exercise; Delivery; Acknowledgement.

(i) Exercise. This Warrant is exercisable at the option of the Holder, at any time or from time to time from or after the Initial Exercise Date up to the Expiration Time for all or any part of the Warrant Shares which may be purchased hereunder. The Company agrees that the Warrant Shares purchased under this Warrant will be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which (x) this Warrant is surrendered, properly endorsed, (y) the completed, executed Form of Exercise Notice is delivered, and (z) payment is made for such shares.

(ii) Delivery. Upon exercise of this Warrant, the Company will, (x) within three (3) Business Days after the rights represented by this Warrant have been so exercised, issue and deliver certificates for the Warrant Shares so purchased, at the Company’s expense, to the Holder or, (y) if available and upon request of the Holder, within three (3) Business Days after the rights represented by this Warrant have been so exercised, electronically deliver the Warrant Shares so purchased to the Holder’s account at The Depository Trust Company (“DTC”) or similar organization; provided, however that delivery will be made of any other securities or property to which the Holder may be entitled upon such exercise. Each certificate issued and delivered pursuant to (x) above will be in such denominations of the Warrant Shares as may be requested by the Holder and will be registered in the name of the Holder.

[1]	The fifth (5th) year anniversary of the date hereof.

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“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or Kansas, or is a day on which banking institutions located in the State of New York or Kansas are authorized or required by law or other governmental action to close.

(iii) Acknowledgement. In the case of a purchase of less than all the Warrant Shares, the Company will execute and deliver to the Holder, within ten (10) days after the rights represented by this Warrant have been exercised, an Acknowledgement in the form attached hereto as Appendix B indicating the number of Warrant Shares which remain subject to this Warrant, if any.

2. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check. The Holder may also, in its sole discretion, satisfy its obligation to pay the aggregate purchase price for Warrant Shares through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X =	Y(A-B)
A

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the total number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Closing Sale Price for the Trading Day immediately prior to the date of receipt of the Form of Exercise Notice by the Company.

B = the Stock Purchase Price then in effect for the applicable Warrant Shares at the time of such exercise.

“Trading Day” means a day on which (a) the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, the principal other United States national or regional securities exchange on which the Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time ) or the then-standard closing time for regular trading on the relevant exchange or market and (b) a Closing Sale Price for the Common Stock is available on such securities exchange or market. If the Common Stock is not so listed, a “Trading Day” means any day on which banking institutions in the State of New York are open for business.

“Closing Sale Price” of the Common Stock on any date means the closing per share sale price (or, if no closing sales price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Closing Sales Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

For purposes of Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”), it is intended, understood and acknowledged that the provisions above permitting “cashless exercise” are intended, in part, to ensure that a full or partial exchange of this Warrant pursuant to such provisions will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144, and the holding period for the Warrant Shares shall be deemed to have commenced as to such original Holder on the date this Warrant was originally issued.

3. Shares to be Fully Paid; Reservation of Shares. All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully

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paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens, charges and other encumbrances other than restrictions imposed by applicable securities laws, with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant, a sufficient number of shares of authorized but unissued Warrant Shares (together with the number of shares of Common Stock issuable upon conversion of such Warrant Shares), or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system, if applicable, upon which the Common Stock may be listed.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

(i) Subdivisions, Combinations and Dividends. If the Company (x) pays a dividend or makes a distribution, in shares of Common Stock, on any all or substantially all shares of Common Stock, (y) splits or subdivides its outstanding Common Stock into a greater number of shares, or (z) combines its outstanding Common Stock into a smaller number of shares, then in each such case the Stock Purchase Price in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive after the occurrence of any of the events described above had this Warrant been exercised immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 4(i) shall become effective immediately after the close of business on the dividend or distribution date in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. In the event that, as a result of an adjustment made pursuant to this Section 4(i), the Holder is entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 4 with respect to the Common Stock.

(ii) Reclassification. If any reclassification of the capital stock of the Company, by merger, consolidation, reorganization or otherwise, is effected in such a way that holders of Common Stock are entitled to receive stock, securities, or other assets or property, then, as a condition of such reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock purchasable and receivable upon the exercise of this Warrant immediately prior to such reclassification) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock purchasable and receivable upon the exercise of this Warrant immediately prior to such reclassification. If the Company is acquired in an all cash transaction, the Holder shall thereafter have the right to receive cash equal to the value of the Warrant Shares issuable upon a cashless exercise of this Warrant immediately prior to the closing of such transaction. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder such that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall continue to apply in relation to any shares of stock, or other securities or assets thereafter deliverable upon the exercise hereof.

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(iii) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (w) evidences of its indebtedness, (x) any security (other than a distribution of Common Stock covered by the preceding paragraphs), (y) rights or warrants to subscribe for or purchase any security, or (z) any other asset, including cash (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date.

(iv) Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give, as promptly as possible, written notice thereof, by first class mail postage prepaid, addressed to the registered Holder at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. For the avoidance of doubt, the Company acknowledges that the Holder shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Common Stock which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

(v) Other Notices. If at any time:

(1) the Company declares any cash dividend upon its shares of Common Stock;

(2) there is any capital reorganization or reclassification of the capital stock of the Company;

(3) the Company is acquired in an all cash transaction; or

(4) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, in any one or more of such cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder at the address of such Holder as shown on the books of the Company unless otherwise waived by the Holder, (a) at least twenty (20) days prior written notice of the date on which the books of the Company will close, or the record date for such dividend, cash payment or for determining rights to vote in respect of any such reorganization or reclassification, and (b) in the case of any such reorganization or reclassification, at least twenty (20) days prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date of payment. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization or reclassification.

5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the exercise of this Warrant. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant is exercised.

6. Warrants Transferable. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the Holder upon

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surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

7. Transfer Taxes. The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any transfer taxes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

8. Lost or Mutilated Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

9. Modification and Waiver. Any term of this Warrant may be amended by a writing signed by the Company and the Holder. The observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against whom such waiver is to be enforced.

10. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, may be entitled to specific performance of its rights under this Warrant.

11. Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder.

12. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

13. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally or via a messenger service (notice deemed given upon receipt), telecopied or faxed (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties’ corporate addresses or other addresses on record with the other parties.

14. Governing Law. This Warrant is to be construed in accordance with and governed by the laws of the State of Delaware without regard to any conflicts of law provisions thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

STARBURST II, INC.

By:
Name:
Title:

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Appendix A

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of that certain Warrant to Purchase Shares of Common Stock (the “Warrant”) issued by Starburst II, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase              Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Stock Purchase Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 2 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $         in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

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Appendix B

ACKNOWLEDGMENT

To: [name of Holder]

The undersigned hereby acknowledges that as of the date hereof,                      (            ) shares of Common Stock remain subject to the right of purchase in favor of [name of Holder] pursuant to that certain Warrant to Purchase Shares of Common Stock of Starburst II, Inc., dated as of [—], 2012.

DATED:

STARBURST II, INC.

By:
Name:
Title:

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FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (the “Amendment”) to the Merger Agreement (defined below) is made as of November 29, 2012 by and among: SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Parent”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and Sprint Nextel Corporation, a Kansas corporation (the “Company”, and together with SoftBank, HoldCo, Parent and Merger Sub are collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger as of October 15, 2012 (the “Merger Agreement”);

WHEREAS, Section 5.4(a) of the Merger Agreement requires Parent and the Company to prepare and file with the Securities and Exchange Commission the Prospectus/Proxy Statement (as defined in the Merger Agreement) no later than 45 days after the date of the Merger Agreement (the “Filing Deadline”); and

WHEREAS, the Parties are in the process of preparing the Prospectus/Proxy Statement and wish to extend the Filing Deadline as provided below.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. AMENDMENT TO MERGER AGREEMENT

1.1 Amendment to Section 5.4(a) of the Merger Agreement. The references to “45 days” and “45-day” in Section 5.4(a) of the Merger Agreement are hereby deleted and replaced with “67 days” and “67-day”, respectively.

2. GENERAL

2.1 Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains in full force and effect.

2.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Chairman & CEO

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

STARBURST III, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Name:	Charles Wunsch
Title:	General Counsel, Senior Vice President and Corporate Secretary

[Signature page to the First Amendment to the Merger Agreement]

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Annex B

EXECUTION VERSION

SPRINT NEXTEL CORPORATION

BOND PURCHASE AGREEMENT

October 15, 2012

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SPRINT NEXTEL CORPORATION

BOND PURCHASE AGREEMENT

This Bond Purchase Agreement (this “Agreement”) is made and entered into as of the 15th day of October, 2012 by and between Sprint Nextel Corporation, a Kansas corporation (the “Company”), and Starburst II, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

The Company desires to issue and sell and the Purchaser desires to purchase a convertible senior bond in substantially the form attached to this Agreement as Exhibit A (the “Bond”), which will be convertible on the terms stated herein into equity securities of the Company. The Bond is not contractually subordinate in right of payment to any other indebtedness of the Company. The Bond and the equity securities issuable upon conversion or exercise thereof are collectively referred to herein as the “Securities.”

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. The Bond.

1.1 Purchase and Sale.

(a) Sale and Issuance of the Bond. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser the Bond in the principal amount of $3,100,000,000.00. The purchase price of the Bond will be equal to 100% of the principal amount of the Bond.

(b) Closing; Delivery. The purchase and sale of the Bond (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, at 10:00 a.m. (California time) on or before October 24, 2012 unless the conditions set forth in Sections 4 and 5 of this Agreement are not satisfied or waived on such date, in which case the Closing will occur promptly following the date that the conditions set forth in Sections 4 and 5 of this Agreement are satisfied or waived or at such other time and place as the Company and the Purchaser mutually agree.

1.2 Maturity. If not earlier converted, principal and any accrued but unpaid interest under the Bond will be due and payable on October 15, 2019 (the “Maturity Date”). Notwithstanding any other provision of this Agreement to the contrary, the Bond may not be prepaid in whole or in part. If the Bond becomes due and payable by reason of an Event of Default at a time when the Bond is not convertible pursuant to Section 10.1, then the Purchaser may, in its sole discretion, elect to defer repayment of the Bond (and interest will continue to accrue at the default rate for so long as the Event of Default is continuing) until the Bond is convertible.

1.3 Interest.

(a) The outstanding principal balance of the Bond will bear interest at a rate equal to 1.0% per annum from and after the Closing. Interest on the Bond will be due and payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013; provided, however that all accrued and unpaid interest on the Bond or portion thereof that is converted until, but not including, the Conversion Date will be paid in cash simultaneously with the delivery of shares of Common Stock upon settlement of the related conversion.

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(b) Notwithstanding the foregoing, if any principal of or interest on the Bond is not paid when due, whether at the Maturity Date, upon acceleration, or otherwise, the obligations of the Company hereunder will bear interest, after as well as before judgment, at a rate per annum equal to 2.0% per annum.

(c) All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months.

1.4 Business Days. If any date on which payment is scheduled to be made is not a Business Day, payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the delay.

2. Representations and Warranties of the Company. Except as explicitly set forth in any registration statement, proxy statement or other statement, report, schedule, form or other document filed with the SEC by the Company on or after January 1, 2012 and prior to the date of this Agreement, but excluding any “risk factors” or similar statements in any such filings that are cautionary, predictive or forward-looking in nature, other than any specific factual information contained in such “risk factors” or similar statements, and except as set forth in the Disclosure Schedule attached hereto as Exhibit C, whether or not any particular representation or warranty refers to or excepts therefrom any specific section of the Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Disclosure Schedule will be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 2; (b) the Section or subsection of this Section 2 corresponding to any other part or subpart of the Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 2 with respect to which the relevance of such exception or disclosure is reasonably apparent), the Company represents and warrants to the Purchaser as follows:

2.1 Organization: Powers.

(a) Each of the Company and its Subsidiaries has been duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except, with respect to the Subsidiaries of the Company, where the failure to be so duly organized, validly existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is qualified to do business as a foreign Entity, and is in good standing (except for any jurisdiction that does not recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own, as of the date of this Agreement, 5% or more of the capital stock of, or equity interests of any nature (and which capital stock or equity interests have a value exceeding $1,000,000) in, any other Entity, other than the Entities and interests identified in Schedule 2.1(c) of the Disclosure Schedule. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any Entity in excess of $10 million.

2.2 Authorization; Enforceability. The transactions hereunder, including the authorization, issuance and delivery of the Securities, are within the corporate or other equivalent power of the Company and have been duly authorized by all necessary corporate action. Each Bond Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the

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Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3 Governmental Approvals; No Conflicts.

(a) The transactions hereunder will not: (i) conflict with or result in any breach of the certificate of incorporation and bylaws or similar organizational documents of the Company; (ii) assuming that all consents, approvals and authorizations contemplated by Section 2.3(b) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in a violation by the Company of any Legal Requirement or Order to which the Company is subject; (iii) violate, conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any Contract that is material to the Company or any of its Subsidiaries (each such Contract, a “Material Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries’ properties or assets is subject; or (iv) result in the creation or imposition of any Lien upon any of the Company’s or any of its Subsidiaries’ properties or assets pursuant to any Material Contract, except with respect to clauses (iii) and (iv) for such violations, conflicts, breaches, defaults or Liens as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) None of the Company or its Subsidiaries is required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from, any Governmental Body in connection with the execution, delivery or performance of this Agreement, except for (i) such filings, notices, approvals, consents, ratifications, permissions, waivers or authorizations as are required under the Communications Act, and (ii) such filings as are required by any State Commissions.

2.4 Financial Condition: No Material Adverse Change.

(a) Company SEC Documents.

(i) The Company has filed with the SEC all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2009 through the date of this Agreement, and all amendments thereto (the “Company SEC Documents”). The Company has offered to make available to the Purchaser accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through EDGAR. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable laws.

(ii) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC in comment letters with respect to any of the Company SEC Documents.

(b) Financial Statements. The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this

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Agreement): (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC); and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments). No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(c) No Material Adverse Change. Since the date of the Unaudited Interim Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course. Since the date of the Unaudited Interim Balance Sheet, there has not been any event, condition, circumstance, development, change or effect that has had, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) No Material Undisclosed Liabilities. None of the Company nor its Subsidiaries has any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, except for: (a) liabilities reflected or reserved against on the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Company and its Subsidiaries since the date of the Unaudited Interim Balance Sheet in the ordinary course of business; (c) liabilities for performance of obligations of the Company and its Subsidiaries under Company Contracts (pursuant to the terms of such Company Contracts), to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the written terms of such Company Contracts; and (d) liabilities described in Schedule 2.4(d) of the Disclosure Schedule.

2.5 Properties.

(a) Title Generally. The Company and its Subsidiaries either (i) own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet), or (ii) are the lessees or sublessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Unaudited Interim Balance Sheet (except for leased assets that have been returned or vacated pursuant to the terms of the leases).

(b) Real Property; Leasehold.

(i) There are no outstanding options or other Company Contracts to purchase, lease or use, or rights of first refusal to purchase, any real property having a value in excess of $200 million owned by any of the Company and its Subsidiaries (the “Owned Real Property”).

(ii) All real property leased to the Company and its Subsidiaries pursuant to any lease or sublease, including all buildings, structures, fixtures and other improvements leased to the Company and its Subsidiaries, is referred to as the “Leased Real Property.” The transactions hereunder will not affect the enforceability against the Company or its applicable Subsidiaries or, to the Company’s Knowledge, any other Person of any material lease or sublease or any material rights of the Company or its Subsidiaries thereunder or otherwise with respect to any material Company Real Property, including the right to the continued use and possession of the Company Real Property for the conduct of business as presently conducted.

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(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all material respects for the purpose of conducting each of the Company’s and its Subsidiaries’ business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any applicable law.

(c) Intellectual Property.

(i) Each of the Company and its Subsidiaries owns or possesses the right to use all Intellectual Property employed by it in connection with the businesses it operates, and no such ownership or right would be affected by the execution, delivery or performance of this Agreement, except (in each case) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(ii) None of the Company and its Subsidiaries and none of any product or service that any of the Company or its Subsidiaries has manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold, is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating (or has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated since January 1, 2009) any Intellectual Property of any other Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(iii) No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against any of the Company or its Subsidiaries, except (i) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or (ii) as set forth in Schedule 2.5(c) of the Disclosure Schedule.

(iv) Since January 1, 2009, none of the Company and its Subsidiaries has received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation, or violation of any Intellectual Property of any third-party, or any invitation to take a license under the Intellectual Property of any third-party, except (i) with respect to Intellectual Property under which the Company and its Subsidiaries are licensed pursuant to agreements with such third-party, (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or (iii) as set forth in Schedule 2.5(c) of the Disclosure Schedule.

(v) The execution, delivery or performance of this Agreement will not, with or without notice or the lapse of time or both, (i) result in any third-party having (or give any third-party) the right or option to modify or terminate any license, covenant not to sue, immunity or other rights with respect to any Intellectual Property granted to any of the Company and its Subsidiaries, or (ii) result in any third-party having (or give any third-party) the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to Intellectual Property licensed to any of the Company and its Subsidiaries, except (in each case) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(vi) To the Knowledge of the Company, the execution, delivery or performance of this Agreement will not, with or without notice or the lapse of time or both, (i) result in any third-party having (or give or purport to give any third-party) the right or option to a license, immunity or other rights with respect to the Intellectual Property of the Purchaser or any of its Affiliates or (ii) impose a covenant not to sue on the Purchaser or any of its Affiliates with respect to the Intellectual Property of the Purchaser or any of its Affiliates.

(vii) None of the Company and its Subsidiaries is a party to or bound by any decree, judgment, order or arbitration award that is reasonably expected to require (i) any of the Company or its Subsidiaries to grant to any third-party any license, immunity or other right with respect to any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

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2.6 Litigation and Environmental Matters.

(a) Litigation Generally. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Company or its Subsidiaries, (i) reasonably expected to result in a claim involving an amount in dispute in excess of $100 million or (ii) that involve any of the Bond Documents or the transactions hereunder or thereunder. As of the date hereof, there is no Order to which any of the Company or its Subsidiaries is subject that materially and adversely affects or could reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

(b) Environmental Matters.

(i) Each of the Company and its Subsidiaries: (i) is and since January 1, 2009 has been in compliance in all material respects with all applicable Environmental Laws; and (ii) possesses all material permits and other authorizations of Governmental Bodies required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof in all material respects.

(ii) Except for matters which have been resolved to the satisfaction of the issuing Governmental Body, (i) none of the Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication, from a Governmental Body that alleges that any of the Company or its Subsidiaries has violated any Environmental Law, (ii) all Leased Real Property and any other property that is owned or controlled by any of the Company or its Subsidiaries, and all surface water, groundwater and soil associated with such property, is free of any Materials of Environmental Concern in all material respects and (iii) none of the Company nor its Subsidiaries has released any Materials of Environmental Concern except in compliance with all applicable Environmental Laws in all material respects.

2.7 Compliance with Laws and Agreements.

(a) Agreements. (i) None of the Company or its Subsidiaries is in material violation, breach or default under any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation, breach or default under, any Material Contract; and (iii) none of the Corporation or its Subsidiaries have received any written notice or, to the Knowledge of the Company, other overt communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

(b) Laws. The business of the Company and its Subsidiaries has been since January 1, 2009 and is being conducted in compliance in all material respects with all Legal Requirements, Orders and Licenses. As of the date hereof, no material investigation by any Governmental Body with respect to any of the Company or its Subsidiaries or any of their material assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Body indicated to any of the Company or its Subsidiaries in writing an intention to conduct the same. Each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all Communications Licenses necessary to conduct its business as conducted as of the date hereof.

(c) Disclosure Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15(e) and 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that the information required to be disclosed by the Company in the reports that it submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.

(d) Internal Control over Financial Reporting. The Company maintains a system of internal controls over financial reporting (as defined in, and required by, Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the

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preparation of financial statements in accordance with GAAP for external purposes. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is accurate. Based solely upon such assessment, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Compliance with Sarbanes-Oxley Act. To the Knowledge of the Company, the Company’s auditor has at all times since January 1, 2009 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Since January 1, 2009, all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act have been so approved.

2.8 Investment Company Status. The Company is not, and after giving effect to the sale of the Bond and the application of the proceeds thereof, will not be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

2.9 Taxes. Each of the Company and its Subsidiaries has filed all material foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as could not be expected individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole.

2.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

2.11 Subsidiaries. As of the Closing, set forth in Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, is a complete and correct list of all of the Subsidiaries of the Company together with, for each such Subsidiary, (i) the full and correct legal name, and (ii) the jurisdiction of incorporation.

2.12 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 6,000,000,000 shares of Common Stock, of which 3,004,205,406 shares have been issued and are outstanding as of October 11, 2012; (ii) 500,000,000 shares of Series 2 Common Stock, of which no shares are issued or are outstanding; (iii) 100,000,000 shares of Non-Voting Common Stock, of which no shares are issued or are outstanding; and (iv) 20,000,000 shares of Preferred Stock, of which (A) 3,000,000 shares have been designated as Preferred Stock-Sixth Series, Junior Participating, of which no shares have been issued or are outstanding, (B) 300,000 shares have been designated as Preferred Stock-Seventh Series, Convertible, of which no shares have been issued or are outstanding, (C) 232,745 shares have been designated as Ninth Series Zero Coupon Convertible Preferred Stock Due 2013, of which no shares have been issued or are outstanding, and (D) 16,467,255 shares have not been designated, have not been issued and are not outstanding. As of October 11, 2012, the Company held no shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly

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authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights or any purchase option, call, right of first refusal or any similar right. The Company is not under (and will not as a result of the transactions contemplated hereunder become under) any contractual obligation to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other voting securities, except for obligations under Company Plans.

(b) As of October 11, 2012: (i) 66,866,935 shares of Common Stock are subject to issuance pursuant to Company Options; (ii) 73,813,916 shares of Common Stock are reserved for future issuance pursuant to the Company ESPP; (iii) 22,227,728 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards; and (iv) 135,195,891 shares of Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. No vesting schedule or provision, whether time-based or performance-based, of any Company Equity Award, will accelerate solely as a consequence of the transactions hereunder. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to any of the Company or its Subsidiaries other than as set forth in Schedule 2.12(b) of the Disclosure Schedule.

(c) Except as set forth in Section 2.12(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other voting securities of any of the Company or its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other voting securities of any of the Company or its Subsidiaries; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or, other than any Company Plan, Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other voting securities.

(d) All outstanding shares of Common Stock, Company Equity Awards and other securities of any of the Company or its Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable law.

(e) All of the outstanding shares of capital stock of each of the Company and its material Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any material Liens.

2.13 Valid Issuance of Securities. The Securities that are being issued to the Purchaser hereunder (and the Securities that may be issued hereunder), when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Bond Documents, or under the Communications Act, the rules and regulations of the FCC or applicable United States federal and state securities laws. Based in part upon the representations of the Purchaser in this Agreement, the Securities will be issued in compliance with all applicable foreign, federal and state securities laws. The Common Stock issuable upon conversion of the Bond has been duly and validly reserved for issuance, and upon issuance, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Bond Documents or under the rules and regulations of the FCC, and will be issued in compliance with all applicable foreign, federal and state securities laws.

2.14 Rights of Registration and Voting Rights. Except as provided herein or disclosed in Schedule 2.14 of the Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including demand or piggyback rights, to any Entity. Except as contemplated herein, no stockholders of the Company or any of its Subsidiaries have entered into any agreements with respect to the voting of capital shares of the Company or any of its Subsidiaries.

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2.15 Private Placement.

(a) Subject in part to the truth and accuracy of the Purchaser’s representations set forth in this Agreement, the offer, sale and issuance of the Securities, including the conversion of the Securities into Common Stock, as contemplated by this Agreement, is exempt from the registration requirements of the Securities Act, and neither the Company, any of its Subsidiaries nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemption.

(b) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(c) The Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) (a “WKSI”).

2.16 [RESERVED]

2.17 Labor Matters. (i) None of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by any of the Company or its Subsidiaries and (ii) no employees covered by any Company Plan are represented by any works council or other form of collective employee representation with respect to employment with any of the Company or its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees. There is no walkout, strike, union activity, picketing, work stoppage or work slowdown or any other similar occurrence pending against any of the Company or its Subsidiaries or, to the Knowledge of the Company, threatened in writing. Each of the Company and its Subsidiaries is, and since January 1, 2009 has been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened in writing relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, employee representatives or other representative bodies in order to consummate transactions hereunder.

2.18 Insurance. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to be material to the Company, since January 1, 2009, each of the Company and its Subsidiaries has been continuously insured with reputable insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as the Company reasonably believes are adequate for the business and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries.

2.19 Subsidiary Distributions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as required by the terms of the Company’s or any Subsidiary’s indebtedness.

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2.20 Government Authorizations.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with its obligations under each of the Communications Licenses and the rules and regulations of the FCC, the State Commissions and foreign Governmental Bodies. There is not pending from or, to the Knowledge of the Company, threatened by the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Body any proceeding, notice of violation, order of forfeiture or complaint or investigation against any of the Company and its Subsidiaries relating to any of the Communications Licenses, that, if determined as requested by the moving party or as indicated in any document initiating the proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Communications License, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Body that challenges or questions the validity of or any rights of the Purchaser under any such FCC License or State License, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the Company’s Knowledge, except as set forth on Schedule 2.20(a) of the Disclosure Schedule, the FCC Licenses will be renewed in the ordinary course and there is no event, condition or circumstance that could reasonably be expected to preclude the FCC Licenses from being renewed in the ordinary course.

(b) Each Spectrum Lease to which the Company or its Subsidiaries, as applicable, is a party is (i) valid and binding, (ii) meets in all material respects all applicable law, and (iii) is enforceable in accordance with its terms.

(c) To the Knowledge of the Company, other than (i) the terms of the applicable Spectrum Lease, (ii) the FCC Rules limiting the duration of such Spectrum Lease, (iii) the FCC’s renewal of the underlying License, and (iv) the FCC’s renewal of its consent to any De Facto Transfer Lease, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any Spectrum Lease in the ordinary course of business.

(d) None of the Company nor its Subsidiaries has, nor, to the Knowledge of the Company, has any other party to any material Spectrum Lease, claimed in writing that a counterparty to such material Spectrum Lease is in material breach or default under such Spectrum Lease, and any past material breach or default has been waived, cured or otherwise settled.

(e) No party to any material Spectrum Lease has claimed in writing nor, to the Knowledge of the Company, has any party threatened in writing that it has the right to terminate the Spectrum Lease or to seek damages against any transferor for the violation, breach or default by a transferor of any Spectrum Lease.

(f) To the Knowledge of the Company, all FCC Licenses underlying the Spectrum Leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC License.

(g) The Company and its Subsidiaries validly hold the Communications Licenses. The Communications Licenses are free and clear of all Liens or any restrictions which would reasonably be expected, individually or in the aggregate, to limit the full operation of the Communications Licenses in any material respect.

(h) All of the currently operating cell sites, microwave paths, fiber routes, and other network facilities of the Company and its Subsidiaries in respect of which a filing with a Governmental Body was

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required have been constructed and, to the Knowledge of the Company, are currently operated in all material respects as represented to the Governmental Body in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes and other network facilities have been preceded by the submission to the Governmental Body of all required filings. Without limiting the foregoing, all such cell sites, microwave paths, fiber routes and other network facilities were constructed and, to the Knowledge of the Company, are operated in all material respects in accordance with the applicable environmental processing requirements (including environmental assessments for tower siting and radiofrequency radiation exposure limitations as provided in FCC rules and regulations) and conform in all material respects to all applicable law.

(i) The Company and its Subsidiaries have filed all material reports required by the FCC rules and in connection with any State Licenses, and have paid all assessments required by federal or state regulations except where exempted or waived or where such failure to file a report or pay an assessment would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(j) The Company and its Subsidiaries do not hold any Communications License to offer, and do not offer, any services or features other than (i) wireless voice and data services and features, (ii) landline long distance services, (iii) landline local exchange services, (iv) Internet backbone or other high speed transmission services, and (v) any other communications services or features.

2.21 Brokerage Fees. There are no contracts, agreements or understandings between the Company or any Subsidiary and any person that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Securities.

2.22 Compliance with Kansas General Corporation Code. The board of directors of the Company has taken all necessary actions to (a) approve, or otherwise exempt, (i) all transactions contemplated by this Agreement and the other Bond Documents, including the issuance of the Securities and the conversion of the Securities into Common Stock, and (ii) the Purchaser (and its Affiliates) in connection with its participation in all transactions contemplated by this Agreement and the other Bond Documents, including the acquisition of the Securities and the conversion of the Securities into Common Stock, under Section 17-12, 100 et. seq. of the Kansas General Corporation Code, and (b) otherwise ensure that the restrictions contained in Sections 17-12, 100 et. seq. of the Kansas General Corporation Code are inapplicable to all such transactions and participation as provided in this Section 2.22.

2.23 Solvency.

(a) The Company and its consolidated Subsidiaries, taken as a whole, are not “insolvent” (as such term is defined in Section 101(32) of the United States Bankruptcy Code (Title 11 of the United States Code)).

(b) No transfer of property is being made by the Company or any of its Subsidiaries and no obligation is being incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Bond Documents with the intent to hinder, delay, or defraud either present or future creditors of the Company or any of its Subsidiaries.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1 Authorization. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

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3.2 Governmental Approvals; No Conflicts.

(a) The execution and delivery of this Agreement by the Purchaser will not: (i) conflict with or result in any breach of the certificate of incorporation and bylaws or similar organizational documents of the Purchaser; (ii) assuming approvals and authorizations contemplated by of Section 3.2(b) have been obtained and all filings and notifications have been made, conflict with or result in a violation by the Purchaser of any Legal Requirement or Order to which the Purchaser is subject, except for any violation that will not prevent or materially impede or delay the consummation of the transactions hereunder by the Purchaser.

(b) The Purchaser is not required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from any Governmental Body in connection with the execution, delivery or performance of this Agreement, except for (i) such filings as are required under the Communications Act and (ii) such filings as are required by any State Commissions.

3.3 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that, other than as contemplated by the terms of the Merger Agreement, the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. The Purchaser represents that it has full power and authority to enter into this Agreement. The Purchaser further represents and warrants that it (a) will not sell, transfer or otherwise dispose of the Bond or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and (b) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.

3.4 Restricted Securities. The Purchaser understands that the Securities have not been, and will not be, except to the extent contemplated hereby, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth herein.

3.5 Restrictions and Legends. The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND

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SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

(b) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties.

(a) The representations and warranties of the Company contained in Section 2 (other than the Designated Representations) will, if specifically qualified by materiality, Material Adverse Effect or other similar materiality qualifiers, have been true and correct as of the date of this Agreement and will be true and correct on and as of the Closing as if made on and as of the Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct as of the date of this Agreement) and, if not so qualified, will have been true and correct in all material respects, as of the date of this Agreement, and will be true and correct in all material respects as of the Closing as if made on and as of the Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct in all material respects as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct in all material respects as of the date of this Agreement).

(b) Each of the Designated Representations will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing as if made on and as of the Closing (other than any Designated Representation made as of a specific earlier date, which will have been true and correct in all respects as of such earlier date).

4.2 Performance. The Company will have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with at or before the Closing and after giving effect to the issue and sale of the Bond, and no Default or Event of Default will have occurred and be continuing.

4.3 Qualifications. All authorizations, approvals or permits, if any, of any Governmental Body or regulatory body of the United States or of any state that are required in connection with and prior to the lawful issuance and sale of the Securities will be obtained and effective as of the Closing (it being understood that this condition shall not apply to the Communications Act, the rules and regulations of the FCC, and applicable state and public utility law).

4.4 Counterparts of Agreement. The Purchaser (or its Counsel) will have received from the Company, either (i) a counterpart of this Agreement signed on behalf of the Company or (ii) written evidence satisfactory to the Purchaser (which may include telecopy transmission of a signed signature page of this Agreement) that the Company has signed a counterpart of this Agreement.

4.5 Bond. The Company will have executed and delivered the Bond.

4.6 Financial Officer Certificate. The Company will have furnished to the Purchaser a certificate of the Company, signed by the Company’s Chief Financial Officer, dated as of the Closing, to the effect that:

(a) the representations and warranties of the Company in this Agreement (other than the Designated Representations), if specifically qualified by materiality, Material Adverse Effect or other similar

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materiality qualifiers, were true and correct as of the date of this Agreement, and are true and correct on and as of the date of Closing as if made on and as of the Closing (other than those representations and warranties made as of a specific earlier date, which are true and correct as of such earlier date) and, if not so qualified, were true and correct in all material respects as of the date of this Agreement, and are true and correct in all material respects on and as of the date of Closing (other than those representations and warranties made as of a specific earlier date, which are true and correct as of such earlier date);

(b) each of the Designated Representations were true and correct in all respects as of the date of this Agreement and are true and correct on and as of the date of Closing as if made on and as of the Closing (other than any Designated Representation made as of a specific earlier date, which is true and correct in all respects as of such earlier date);

(c) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing; and

(d) since the date of the most recent financial statements filed by the Company with the SEC (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

4.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions hereunder will have been taken, and all documents and instruments incident to such transactions will be satisfactory in substance and form to the Purchaser, and the Purchaser will have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.8 Corporate and Additional Matters. The Purchaser (or its Counsel) will have received such documents and certificates as the Purchaser (or its Counsel) may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions hereunder, and an officer’s certificate or certificates covering such other matters as may be reasonably requested by the Purchaser, all in form and substance reasonably satisfactory to the Purchaser.

4.9 Supplemental Listing Application. The Company will have filed a “Supplemental Listing Application of Additional Shares” and any required supporting documentation relating to the Common Stock to be issued upon conversion of the Securities with the New York Stock Exchange and will have used its commercially reasonable best efforts to cause the Common Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

4.10 Funding Instructions. The Company will have provided the Purchaser with written instructions setting forth wire instructions for payment of the purchase price of the Bond, including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the applicable Bond is to be deposited.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 will, if specifically qualified by materiality, Material Adverse Effect or other similar materiality qualifiers, have been true and correct as of the date of this Agreement and will be true and correct on and as of the Closing as if made on and as of the Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct as of the date of

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this Agreement) and, if not so qualified, will have been true and correct in all material respects, as of the date of this Agreement, and will be true and correct in all material respects as of the Closing as if made on and as of the Closing (other than those representations and warranties made as of a specific earlier date, which will have been true and correct in all material respects as of such earlier date, including, for the avoidance of doubt, representations and warranties made as of the date hereof, which shall be true and correct in all material respects as of the date of this Agreement).

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing will have been performed or complied with in all material respects.

5.3 Compliance Certificate. An officer of the Purchaser will have delivered to the Company at the Closing certificates certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

6. Covenants.

6.1 Covenants of the Company Applicable Until the Bond is Converted or Repaid. Until all of the Bond has been converted or the principal of and interest on the Bond and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Purchaser and for the benefit of the Purchaser that:

(a) Payment of Principal, Premium and Interest. The Company will duly and punctually pay the principal of and interest on the Bond in accordance with the terms herein and in the Bond.

(b) Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries will not be required to preserve any such right or franchise, and none of the Company’s Subsidiaries will be required to preserve its existence if the Company’s or such Subsidiary’s, as applicable, board of directors, or comparable managers, determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as applicable, and that the loss thereof is not disadvantageous in any material respect to the Purchaser.

(c) Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or of its Subsidiary, as applicable, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.1(c) will prevent the Company or its Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company or of its Subsidiary, as applicable, desirable in the conduct of its business or the business of any Subsidiary and would not otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole.

(d) Maintenance of Authorizations, Licenses and Leases. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and renew, as required in the ordinary course, all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities to conduct its business or the business of any Subsidiary; provided, however, that nothing in this Section 6.1(d) will prevent the Company or its Subsidiaries from deciding not to preserve or renew such licenses, certificates, permits or other authorizations if such decision is, in the judgment of the Company or of its Subsidiary, as applicable, desirable in the conduct of its business or the business of any Subsidiary and would not otherwise materially adversely affect the Company and its Subsidiaries, taken as a whole

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(e) Payment of Taxes and Other Claims. The Company will, and will cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same will become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or Property of the Company or any Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the Property of the Company or any Subsidiary; provided, however, that the Company and its Subsidiaries will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. The Company will pay any transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities hereunder.

(f) Use of Proceeds. The proceeds of the sale of the Bond will be used for general corporate purposes of the Company and its Subsidiaries.

(g) SEC Reports. Whether or not required by the SEC, so long as any portion of the Bond remains outstanding, the Company will furnish to the Purchaser, within fifteen (15) days after the applicable deadlines specified in the SEC’s rules and regulations:

(i) all quarterly and annual reports, including financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s registered independent accountants; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided, however, that such information will be deemed to be delivered to the Purchaser if it is filed with the SEC, or at the Company’s option, posted on a secure website or delivered via email or regular mail to the Purchaser. All such reports will be prepared in all material respects in accordance with the information requirements applicable to such reports.

(h) Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not, nor will it permit any of its Subsidiaries to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Bond as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchaser, but will suffer and permit the execution of every such power as though no such law had been enacted.

(i) Insurance. At all times the Company will, and will cause each of its Subsidiaries to, keep its insurable properties insured by financially sound and reputable insurers in such amounts and against such risks that the Company reasonably believes are adequate for the business in which it is engaged.

(j) Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with applicable laws, whether now in effect or hereinafter enacted, except in each case where the failure to so comply with law is not reasonably likely to result in a Material Adverse Effect.

(k) Investment Company Act. The Company will not, nor will it permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

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(l) Bank Approvals or Waivers. The Company will use its commercially reasonable best efforts to obtain all requisite consents or waivers under the JPM Agreement, the EDC Agreement and the EKN Agreement to the convertibility of the Bond, and specifically, such waiver or consent will permit conversion of the Bond and all payments and distributions otherwise payable with respect to the Bond notwithstanding the restricted payments negative covenant that limits distributions in cash, securities or other property with respect to any “Equity Interest” (as defined in each such agreement). For the avoidance of doubt, the use of commercially reasonable best efforts by the Company may require the Company to pay a reasonable consent fee under each such agreement. In the event of any refinancing, refunding, extension, renewal or replacement of any of the JPM Agreement, the EDC Agreement or the EKN Agreement, any such refinancing, refunding, extension, renewal or replacement facility will permit the conversion of the Bond and will not otherwise limit or prohibit the Company from complying with any of the terms or conditions of this Agreement or the Bond, without giving effect to Section 10.1(e)(ii).

6.2 Covenants of the Company Applicable Until the Purchaser No Longer Holds in Excess of 5% of the Common Stock. Until the Purchaser no longer holds in excess of 5% of the Common Stock (or Securities convertible into more than 5% of the Common Stock), the Company covenants and agrees with the Purchaser that:

(a) Block Transfers. In the event of an offering by the Purchaser or its Affiliates involving a block of Common Stock of the Company equal to 3% or more of the aggregate Common Stock of the Company that may initially be issued upon conversion of the Securities, including in connection with a Synthetic Sale, the Company will cooperate fully and in good faith with the Purchaser and its Affiliates to effect such an offering, including, but not limited to, (i) participating in customary marketing and selling efforts, (ii) making any customary representations, warranties, agreements or indemnities to or in favor of any participating party that is reasonably required in order to expedite or facilitate such an offering and (iii) entering into and performing all obligations under any agreements reasonably requested to be entered into in order to expedite or facilitate such an offering.

6.3 Covenants of the Purchaser.

(a) Standstill and Non-Solicitation. Except with respect to the consummation of the Merger, until this Agreement is terminated or the Purchaser no longer holds in excess of 5% of the Common Stock (or Bonds convertible into more than 5% of the Common Stock), the Purchaser, for itself and the Parent Entities and their respective Affiliates, covenants and agrees with the Company that it will not in any manner, directly or indirectly (unless requested by the Company) effect or seek (including entering into any discussions, negotiations, agreements or understandings with any third person whether publicly or otherwise) to effect, or encourage any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (any of the foregoing, with respect to this Section 6.3(a) only, a “Person”) to participate in, effect or seek (whether publicly or otherwise) to effect: (i) any acquisition of beneficial ownership by any Person of any securities, rights or options to acquire any securities, or any assets or businesses, of the Company or any of its subsidiaries; provided that the Parent Entities may acquire beneficial ownership of Common Stock if upon such acquisition the aggregate beneficial ownership of Common Stock by the Parent Entities would not at any time be in excess of 19.95% of the number of shares of Common Stock that is then outstanding; (ii) any tender offer, exchange offer, merger, acquisition or other business combination involving the Company or any of its Subsidiaries, or any similar extraordinary transaction involving the purchase of all or substantially all of assets of the Company; or (iii) any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its Subsidiaries or any similar extraordinary transaction involving a dividend or distribution of assets of the Company. Notwithstanding anything in this Agreement to the contrary, (A) from and after such time that the Purchaser first receives a Change Notice, or otherwise learns that the Company Board is considering effecting a Change in Company Board Recommendation, and continuing until the Termination Event, this Section 6.3 shall have no force or effect and shall not in any way restrict or otherwise apply to the Purchaser, the Parent Entities or

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their Affiliates, provided that, notwithstanding the foregoing, none of the Parent Entities nor any of their Affiliates shall be permitted to acquire or agree to acquire, directly or indirectly, alone or as a part of a “group” (as such term is used in Section 13(d) of the Exchange Act), any outstanding Common Stock or rights or options to acquire outstanding Common Stock or any derivative interests in outstanding Common Stock, in each case, in an amount that, when taken together with the Common Stock into which the Purchaser’s Bond is convertible, exceeds 19.95% of the number of shares of Common Stock that is then outstanding; and (B) notwithstanding the proviso in clause (A) above, all of the restrictions contained in this Section 6.3 will lapse with respect to the Purchaser, the Parent Entities or their Affiliates, at such time as any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934) not affiliated with the Purchaser, the Parent Entities or their Affiliates, has commenced a bona fide tender offer to acquire at least 50.1% of the Company’s outstanding voting securities. However, from and after the Termination Event, this Section 6.3 shall again apply to the Purchaser, the Parent Entities and their Affiliates pursuant to the terms hereof, but only until this Agreement is terminated or the Purchaser no longer holds in excess of 5% of the Common Stock (or Bonds convertible into more than 5% of the Common Stock).

6.4 Covenants of the Company and the Purchaser.

(a) Regulatory Approvals. Each party will use its commercially reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents as may be required to be filed by such party with any Governmental Body with respect to this Agreement, the other Bond Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the conversion of the Securities into Common Stock, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and the Purchaser will promptly, and in any event within forty-five (45) days after the date of this Agreement, prepare and file, in each case as may be required with respect to this Agreement, the other Bond Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the conversion of the Securities into Common Stock, all applications and notices required for authorization by the FCC and in connection with any State License. The Company and the Purchaser will respond as promptly as practicable to any inquiries or requests received for additional information or documentation, in each case as may be required in connection with this Agreement, the other Bond Documents and the transactions contemplated hereby and thereby, including the issuance of the Securities and the conversion of the Securities into Common Stock from the FCC and any State Commission. If, following any Termination Event, all required regulatory approvals to the issuance of Common Stock upon conversion have not been obtained, within three (3) Business Days after any notice of conversion is given by the Purchaser, the Company will use its commercially reasonable best efforts to obtain, and pursuant to this Section 6.4(a), cooperate with the Purchaser and its Affiliates to obtain, such regulatory approvals.

7. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

7.1 failure to pay principal of the Bond on the Maturity Date; or

7.2 failure to pay any interest upon the Bond within thirty (30) days after it becomes due and payable; or

7.3 failure to deliver the required shares of Common Stock upon conversion of the Bond in the applicable time period set forth in Section 10.2 and such failure continues for ten (10) days; or

7.4 failure to perform, or breach of, any covenant or warranty of the Company in this Agreement (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and continuance of such default or breach for a period of sixty (60) days after there has

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been given, by registered or certified mail, to the Company by the Purchaser or holders of at least 25% in principal amount of the Bond a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

7.5 the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its Property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

7.6 the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its Property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking by the Company of any action for the purpose of effecting any of the foregoing; or

7.7 any Bond Document is held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect (other than pursuant to the terms of this Agreement).

8. Remedies on Default.

8.1 Acceleration of Maturity. If an Event of Default with respect to any Bond occurs and is continuing, the Purchaser or the holders of at least 25% in principal amount of the outstanding indebtedness under the Bond may declare the principal amount of the Bond to be due and payable immediately by written notice to the Company. Notwithstanding the foregoing, if an Event of Default specified in Sections 7.5 or 7.6 occurs and is continuing, then the Bond will automatically become immediately due and payable without further act by the Purchaser or the holders.

8.2 Rescission and Annulment. At any time after such a declaration of acceleration with respect to the Bond has been made and before a judgment or decree for payment of the money due has been obtained, the Purchaser or the holders of a majority in principal amount of the outstanding indebtedness under the Bond, by written notice to the Company, may rescind and annul such declaration and its consequences if the Company has cured or the Purchaser or the holders of a majority in principal amount of the outstanding indebtedness under the Bond have waived all Events of Default. No such rescission will affect any subsequent default or impair any right consequent thereon.

8.3 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Bonds will have become or have been declared immediately due and payable under Section 8.1, the holder of any portion of the indebtedness under the Bond at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Bond, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

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9. Registration Rights.

9.1 Demand Registrations.

(a) Request for Registration. In case the Company receives from either (a) the Purchaser or any of its Affiliates or (b) in the case of Registrable Securities Holders that are not the Purchaser or any of its Affiliates, Registrable Securities Holders who, in the aggregate, hold not less than 10% of the Registrable Securities then outstanding, a written request (a “Demand Request”) that the Company effect any registration, qualification or compliance with respect to all or part of such Registrable Securities Holders’ Registrable Securities (such Registrable Securities Holders, the “Initiating Holders”), the reasonably anticipated aggregate offering price, before underwriting discounts and commissions, of which would exceed $50,000,000, the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Registrable Securities Holders; and

(ii) as soon as practicable, use its commercially reasonable best efforts to effect such registration, qualification or compliance (including appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in the Demand Request, together with all or such portion of the Registrable Securities of any Registrable Securities Holder or Registrable Securities Holders joining in the Demand Request as are specified in a written request received by the Company within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be required to effect more than four (4) registrations pursuant to this Section 9.1 in any twelve (12) month period; provided, further, however, that any Synthetic Sales pursuant to Section 10 will not be taken into account for purposes of the foregoing limit. Notwithstanding the foregoing, the Company will not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 9.1 if, within two (2) Business Days of the date of the Demand Request, the Company delivers to such Registrable Securities Holder a certificate signed by the President and Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its commercially reasonable best efforts to register, qualify or comply under this Section 9.1 will be deferred for a period not to exceed forty-five (45) consecutive days from the date of receipt of the Demand Request; provided, however, that the Company may not exercise this deferral right more than twice per twelve (12) month period.

Subject to the foregoing, the Company will file a registration statement covering the Registrable Securities so requested to be registered within thirty (30) days after receipt of the Demand Request.

(b) Underwriting. In the event that the Demand Request requests a registration pursuant to this Section 9.1 be for an Underwritten Offering, including solely at the request of the Purchaser and any of its Affiliates, the Company will so advise the Registrable Securities Holders as part of the notice given pursuant to Section 9.1(a)(i), and the right of any Registrable Securities Holder to registration pursuant to Section 9.1 will be conditioned upon such Registrable Securities Holder’s participation in such underwriting arrangements, and the inclusion of such Registrable Securities Holder’s Registrable Securities in the Underwritten Offering to the extent requested will be subject to the limitations provided herein.

Notwithstanding any other provision of this Section 9.1, if the managing underwriter(s) advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Registrable Securities Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the Underwritten Offering will be allocated as follows: (i) first, to (a) all Registrable Securities requested to be included by the Purchaser and its

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Affiliates and (b) newly issued shares of Common Stock to be offered by the Company, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), as nearly as practicable, and (ii) second, and only if all the securities referred to in clause (i) have been included, to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any; provided, however, that the number of (a) shares of Registrable Securities of the Purchaser and its Affiliates and (b) the number of newly issued shares of Common Stock to be offered by the Company to be included in such Underwritten Offering will not be reduced unless all securities of all Registrable Securities Holders other than the Purchaser and its Affiliates are first entirely excluded from the underwriting and registration. To the extent that marketing factors require further limitation of the numbers of shares to be underwritten after such exclusion, the shares of Registrable Securities to be offered by the Purchaser and its Affiliates, and the newly issued shares of Common Stock offered by the Company will be reduced, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), from the Underwritten Offering. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to the Company or any Registrable Securities Holder to the nearest 100 shares.

(c) Short Form Registrations. Requests for registration of Registrable Securities pursuant to Section 9.1(a) will be on Form S-3 or any similar or successor short form registration (“Short-Form Registrations”) whenever the Company is permitted to use any applicable short-form. The Company will use its commercially reasonable best efforts to continue to make Short-Form Registrations available for the sale of Registrable Securities.

To the extent the Company is a WKSI, the Company will file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act (“Automatic Shelf Registrations”)) on Form S-3, which covers those Registrable Securities which are requested to be sold. The Company will use its commercially reasonable best efforts to remain a WKSI and not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such Automatic Shelf Registration is required to remain effective. If the Company does not pay the filing fee covering the Registrable Securities at the time the Automatic Shelf Registration is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the Automatic Shelf Registration has been outstanding for at least three (3) years, at the end of the third year, the Company will refile a new Automatic Shelf Registration covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status and the Company determines that it is not a WKSI, the Company will promptly give written notice to all Registrable Securities Holders and use its commercially reasonable best efforts to refile the Shelf Registration on Form S-3 or, if such form is not available, Form S-1, and use the Company’s commercially reasonable best efforts to have such registration statement declared effective as promptly as practicable after the date the Automatic Shelf Registration is no longer useable by the Registrable Securities Holders to sell their Registrable Securities and to keep such registration statement effective during the period during which such registration statement is required to be kept effective. The Company will, at the request of any Registrable Securities Holder, file any post-effective amendments to such Automatic Shelf Registration and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Registrable Securities Holder.

(d) Effective Registration. No registration pursuant to this Section 9.1 will be deemed to have been effected if (i) during such period, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Underwritten Offering are not satisfied other than by reason of a misrepresentation or breach of such applicable underwriting agreement by a participating Registrable Securities Holder.

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9.2 Piggyback Registrations.

(a) Notice of Registration. If at any time or from time to time the Company determines to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than a registration relating solely to employee benefit plans, the Company will:

(i) promptly give to each Registrable Securities Holder written notice thereof (but no later than fifteen (15) days before the anticipated filing date of any such registration); and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Registrable Securities Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an Underwritten Offering, the Company will so advise the Registrable Securities Holders as a part of the written notice given pursuant to Section 9.2(a)(i). In such event the right of any Registrable Securities Holder to registration pursuant to Section 9.2 will be conditioned upon such Registrable Securities Holder’s participation in such underwriting arrangements, and the inclusion of such Registrable Securities Holder’s Registrable Securities in the Underwritten Offering will be limited to the extent provided herein.

Notwithstanding any other provision of this Section 9.2, if the managing underwriter(s) determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter(s) may allocate the Registrable Securities to be included in such Underwritten Offering, and the number of shares of Common Stock or other securities to be offered by the Company that may be included in the Underwritten Offering as follows: (i) first, to (a) all Registrable Securities requested to be included by the Purchaser and its Affiliates and (b) newly issued shares of Common Stock to be offered by the Company, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), as nearly as practicable and (ii) second, and only if all the securities referred to in clause (i) have been included, to Registrable Securities requested to be included by all Registrable Securities Holders other than the Purchaser and its Affiliates, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Registrable Securities Holders at the time of filing the registration statement, if any; provided, however, that the number of (a) shares of Registrable Securities of the Purchaser and its Affiliates and (b) the number of newly issued shares of Common Stock to be offered by the Company to be included in such Underwritten Offering will not be reduced unless all securities of all Registrable Securities Holders other than the Purchaser and its Affiliates are first entirely excluded from the underwriting and registration. To the extent that marketing factors require further limitation of the numbers of shares to be underwritten after such exclusion, the shares of Registrable Securities to be offered by the Purchaser and its Affiliates, and the newly issued shares of Common Stock offered by the Company will be reduced, on a pro rata basis (as between the Purchaser and its Affiliates on the one hand, and the Company on the other hand), from the Underwritten Offering. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the underwriters may round the number of shares allocated to the Company or any Registrable Securities Holder to the nearest 100 shares.

9.3 Underwritten Offerings.

(a) Demand Registrations. For any Underwritten Offering pursuant to Section 9.1 above, a majority in interest of the Initiating Holders will have the right to select the managing underwriter(s) or underwriters to administer such offering (but subject to the Company’s reasonable approval). If requested by the underwriters, the Company and each Registrable Securities Holder participating in such registration will enter into an underwriting agreement with the managing underwriter(s), such agreement to be reasonably satisfactory in substance and form to the Company, the Initiating Holders and the underwriters, and, unless consented to by

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Initiating Holders, to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 9.14. The Company will cooperate with the Registrable Securities Holders of the Registrable Securities proposed to be distributed by such underwriters in any such Underwritten Offering in the negotiation of the underwriting agreement, and the Purchaser will give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Registrable Securities Holders of the Registrable Securities to be distributed by such underwriters will be parties to such underwriting agreement, which underwriting agreement will, unless consented to by the Initiating Holders, (i) contain such representations and warranties by, and the other agreements on the part of, the Company as are customarily made by issuers in underwritten public offerings, (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also will be conditions precedent to the obligations of such Registrable Securities Holders, and (iii) contain such representations and warranties by, and the other agreements on the part of, the Registrable Securities Holders as are customarily made by selling stockholders in underwritten public offerings.

(b) Piggyback Registrations. For any Underwritten Offering pursuant to Section 9.2 above, the Company will have the right to select the managing underwriter(s) or underwriters to administer such offering. For such an offering, the Registrable Securities Holders whose Registrable Securities are to be distributed by such underwriters will be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement will (i) contain such representations and warranties by, and the other agreements on the part of, the Company as are customarily made by issuers in secondary underwritten public offerings, (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also will be conditions precedent to the obligations of such Registrable Securities Holders, and (iii) contain such representations and warranties by, and the other agreements on the part of, the Registrable Securities Holders as are customarily made by selling stockholders in underwritten public offerings.

(c) Participation in Underwritten Registrations. Subject to the provisions of Sections 9.3(a) and 9.3(b) above, no Person may participate in any Underwritten Offering hereunder unless such Person agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by: (i) the Purchaser or one of its Affiliates, in the case of a Demand Request pursuant to Section 9.1 above where the Purchaser or any of its Affiliates is participating in such registration (regardless of whether the Purchaser or any of its Affiliates initiated the Demand Request), (ii) the majority of Initiating Holders, in the case of a Demand Request pursuant to Section 9.1 above where the Purchaser and its Affiliates are not participating in such registration, or (iii) the Company, in the case of a registration of which the Company gives notice pursuant to Section 9.2 above.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 9.1, the price, underwriting discount and other financial terms for the Registrable Securities will be determined by a representative selected by majority in interest of the Initiating Holders. In the case of an Underwritten Offering under Section 9.2, the price, underwriting discount and other financial terms for the offering will be determined jointly by the Company and the Purchaser, to the extent the Purchaser participates in such offering.

9.4 Holdback Agreements. If requested by the managing underwriter(s) of an Underwritten Offering of the Company’s equity securities, any Registrable Securities Holders participating in such offering will not sell or otherwise transfer or dispose of any Registrable Securities (other than the Underwritten Offering) during the period ten (10) days prior to and ninety (90) days following the pricing date of the offering of the Company’s securities, subject to extension as required by FINRA rules, and if requested by any such underwriter(s), such Registrable Securities Holders will reconfirm such agreement in writing prior to any such offering; provided, however, that no participating Registrable Securities Holder will be relieved of such obligation in any respect unless all participating Registrable Securities Holders are relieved in the same respect.

9.5 Limitations on Subsequent Registration Rights. From and after the Closing, the Company will not enter into any agreement granting any holder or prospective holder of any securities of the Company,

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registration rights with respect to such securities without the written consent of the holders of a majority of the Registrable Securities then outstanding, unless such other registration rights are subordinate to the registration rights granted to the Registrable Securities Holders hereunder and the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein.

9.6 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 9.1 and 9.2 will be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Registrable Securities Holders will be borne by the Registrable Securities Holders of such securities pro rata on the basis of the number of shares so registered.

9.7 Blackout Period. In the case of a registration of Registrable Securities pursuant to Section 9.1 for an Underwritten Offering, the Company agrees, if requested by the Purchaser and its Affiliates or the managing underwriter(s), not to effect any public sale or distribution of any securities that are the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by the Purchaser or any of its Affiliates, or such managing underwriter(s)) after, the effective date of the registration statement filed in connection with such registration (or, in the case of an offering under a Shelf Registration, the date of the underwriting agreement in connection therewith). Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above, and during the periods described above, if such sale or distribution is made pursuant to registrations on Form S-4 or S-8 or any successor or similar form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. Subject to Section 9.4, if after the date hereof the Company grants any Person (other than a Registrable Securities Holder of Registrable Securities) any rights to demand or participate in a registration of equity securities, the Company agrees that the agreement with respect thereto will include such Person’s agreement to comply with any blackout period required by this Section  9.7 as if it were the Company hereunder.

9.8 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 9, the Company will keep each Registrable Securities Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a) prepare and file with the SEC a registration statement and such amendments and supplements thereto as may be necessary or appropriate with respect to such securities and use its commercially reasonable best efforts to cause such registration statement to become effective (unless it is automatically effective upon filing); and before filing such a registration statement or prospectus or any amendments or supplements thereto (excluding documents incorporated by reference), furnish to all Registrable Securities Holders and the underwriters or other distributors, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the prospectus and, if requested by any Registrable Securities Holder, one set of the exhibits incorporated by reference, and all Registrable Securities Holders and their respective counsels will have a reasonable amount of time (but no less than five (5) Business Days) to review and comment on such registration statement and each such prospectus (and each amendment or supplement thereto) before it is filed with the SEC;

(b) use its commercially reasonable best efforts to keep such registration statement effective for (i) at least one hundred eighty (180) days or until the distribution described in such registration statement has been completed, whichever first occurs, or if such registration statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) in the case of a Shelf Registration, for a period of two (2) years after the effective date of such registration statement (or if (x) such registration statement is not effective for any period within such years or (y) such registration statement or any prospectus included in such registration statement is unusable for any period within such years because such registration statement or prospectus includes an untrue statement of a material fact or omits to state

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a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, then such two (2) year period will be extended by the number of days during such period when such registration statement is not effective or such registration statement or prospectus is unusable); provided, however, that in the case of clause (ii), the Company will not be deemed to have used its commercially reasonable best efforts to keep such registration statement effective during the two (2) year period if the Company voluntarily takes any action or omits to take any action that would result in the Registrable Securities Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such registration statement during the two (2) year period, unless such action or omission is required by applicable law;

(c) furnish to the Registrable Securities Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Registrable Securities Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

(d) use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by the Registrable Securities Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject;

(e) enter into and perform all obligations under such customary agreements (including, in an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in an underwritten public offering) and take all such other actions as the Initiating Holders or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities, including, but not limited to:

(i) making such representations, warranties, agreements and indemnities to or in favor of the Registrable Securities Holders participating in such registration, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten public offerings;

(ii) obtaining for delivery to the Registrable Securities Holders participating in such registration and to the underwriter(s), if any, an opinion or opinions from counsel for the Company dated the effective date of the applicable registration statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions will be reasonably satisfactory to such Registrable Securities Holders or underwriter(s), as the case may be, and their respective counsel;

(iii) in the case of an Underwritten Offering, obtaining for delivery to the Company and the managing underwriter(s), with copies to the Registrable Securities Holders participating in such registration, a cold comfort letter from the Company’s independent registered public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter(s) reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement; and

(iv) delivering such documents and certificates as may be reasonably requested by the Initiating Holders and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2 and to evidence compliance with any conditions contained in the underwriting agreement or any other agreement entered in connection with such registration;

(f) notify each Registrable Securities Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of

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the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) use its commercially reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final prospectus;

(h) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) and the Initiating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(i) use its commercially reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(j) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(k) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a majority in interest of the Initiating Holders, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such Registrable Securities Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such registration statement as will be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 9.8(k) will agree to hold such information in strict confidence, will take such actions as are reasonably necessary to protect the confidentiality of such action and will not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company, or (z) such information is independently developed by such Person; and

(l) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations or similar marketing efforts that may be reasonably requested by the managing underwriter(s) and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

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9.9 Shelf Take-Downs. At any time that a Shelf Registration is effective, if any of the Registrable Securities Holders delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an offering of all or part of its Registrable Securities included by it on the Shelf Registration, whether such offering is an Underwritten Offering or non-underwritten (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in the Shelf Offering, then the Company will amend or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other Stockholders pursuant to this Section 9.9). In connection with any Shelf Offering:

(a) the Company will deliver the Take-Down Notice to all other Registrable Securities Holders included on such Shelf Registration and permit each such Registrable Securities Holder to include its Registrable Securities included on the Shelf Registration in the Shelf Offering if such Registrable Securities Holder notifies the Company within three (3) days after delivery of the Take-Down Notice to such Registrable Securities Holder; and

(b) in the event that the managing underwriter(s), if any, advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company will so advise all Registrable Securities Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the Shelf Offering will be limited in the same manner as is described in Section 9.1(b).

9.10 Information by Registrable Securities Holder. The Registrable Securities Holder or Registrable Securities Holders of Registrable Securities included in any registration will furnish to the Company such information regarding such Registrable Securities Holder or Registrable Securities Holders, the Registrable Securities held by them and the distribution proposed by such Registrable Securities Holder or Registrable Securities Holders as the Company may request in writing and as will be required by applicable law in connection with any registration, qualification or compliance referred to in this Section 9.

9.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) so long as a Registrable Securities Holder owns any Registrable Securities, furnish to such Registrable Securities Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Registrable Securities Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Registrable Securities Holder to sell any such securities without registration.

9.12 Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities granted Registrable Securities Holders under Sections 9.1 and 9.2 may be assigned to any Person in connection with any transfer or assignment of Registrable Securities by the Registrable Securities Holder, provided that: (i) such transfer may be effected in accordance with applicable securities laws, (ii) such assignee or transferee acquires at least 5% of the Registrable Securities, (iii) written notice is promptly given to the Company and (iv) such transferee agrees in writing to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned to any Affiliate of a Registrable Securities Holder; provided written notice thereof is promptly given to the Company and the transferee agrees to be bound by the provisions of this Agreement.

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9.13 Termination of Registration Rights. The rights granted pursuant to this Section 9 will terminate as to any Registrable Securities Holder when such Registrable Securities Holder no longer holds any Registrable Securities.

9.14 Indemnification For Securities Offerings.

(a) The Company will indemnify each Registrable Securities Holder, each of such Registrable Securities Holders’ officers and directors and partners, and each person controlling such Registrable Securities Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to Sections 9 and 10.1 (solely to the extent to which registration, qualification or compliance is related to a Synthetic Sale), and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities law or any rule or regulation promulgated under the such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Registrable Securities Holder, each of its officers, directors and partners and each person controlling such Registrable Securities Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Registrable Securities Holder, controlling person or underwriter and stated to be specifically for use in such prospectus.

(b) Each Registrable Securities Holder, severally and not jointly, will, if Registrable Securities held by such Registrable Securities Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Registrable Securities Holder, each of its officers, directors and partners and each person controlling such Registrable Securities Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Registrable Securities Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus (each as amended or supplemented), including any documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Registrable Securities Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Registrable Securities Holder under this Section 9.14(b) will be limited in an amount equal to the net proceeds of the shares sold by such Registrable Securities Holder; and provided further that the indemnity agreement provided in this Section 9.14(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrable Securities Holder, which consent will not be unreasonably withheld.

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(c) Each party entitled to indemnification under this Section 9.14 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 9.14 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action, in which case the Indemnifying Party will be relieved of its obligations under this Section 9.14 to the extent of such prejudice, and provided further, however, that if, in the reasonable judgment of the Indemnified Party, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to any claims as to which indemnity is sought and the Indemnified Party provides written notice to the Indemnifying Party that the Indemnified Party is seeking separate counsel at the expense of the Indemnifying Party, then the Indemnifying Party will not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but will instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for, in, or pursuant to, this Section 9.14 is due in accordance with the terms hereof but is held by a court to be unavailable or unenforceable in respect of any expenses, claims, losses, damages or liabilities (or actions in respect thereof) (except, for purposes of clarity, any exclusions to indemnification expressly provided for in Sections 9.14(a) or 9.14(b)), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such expenses, claims, losses, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the statements or omissions that result in such expenses, claims, losses, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations; provided, however, that no Registrable Securities Holder will be required to contribute more than its pro rata share of any such contribution. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, will be determined by reference to, among other things, whether the untrue statement (or alleged untrue statement) of a material fact or any omission (or alleged omission) to state therein a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event will the liability of any selling Registrable Securities Holder be greater in amount than the amount of net proceeds received by such Registrable Securities Holder upon such sale or the amount for which such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 9.14(a) or 9.14(b) had been available under the circumstances. Notwithstanding anything in this Section 9.14(d), any Registrable Securities Holder will be required to contribute under this Section 9.14(d) to the extent, and only to the extent, that the expenses, claims, losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided by such Registrable Securities Holder.

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10. Conversion of the Bond.

10.1 Right to Convert.

(a) At any time after the Merger Agreement has been terminated without consummation of the Merger (the “Termination Event”), upon not less than three (3) Business Days’ prior written notice, the holder of the Bond may convert any or all of the Bond into shares of Common Stock at the Conversion Rate (as defined below). If, following the Termination Event, all required regulatory approvals to the issuance of such Common Stock have not been obtained within three (3) Business Days after any notice of conversion is given by the Purchaser, the Company will use its commercially reasonable best efforts to obtain, and pursuant to Section 6.4, cooperate with the Purchaser and its Affiliates to obtain, such regulatory approvals, and the Purchaser may convert any or all of the Bond at such time as may be designated by the Purchaser after all such regulatory approvals have been obtained. All outstanding Bonds will convert into shares of Common Stock automatically and without notice immediately prior to the consummation of any Change of Control; provided, however, that notwithstanding the foregoing, such provision providing for automatic conversion will only be effective after the Purchaser has delivered a written notice specifically electing that such provision become effective, and the Purchaser may revoke such election by delivering a written revocation at any time. The initial conversion rate for the Bond will be 190.476190322581 shares of Common Stock for each $1,000 of principal (the “Conversion Rate”), subject to adjustment as set forth in Section 10.4; provided, however, that the Conversion Rate at the time of any conversion pursuant to Section 10.1(f) will be equal to the number of shares of Common Stock that would be obtained by dividing $1,000 of principal by the Closing Sale Price of the Common Stock for the Trading Day immediately prior to closing of the Merger; provided, further, however, that in no event other than as adjusted pursuant to Section 10.4(a)(iii), will the Conversion Rate be less than 190.476190322581 shares of Common Stock for each $1,000 of principal.

(b) If, following the Termination Event, any required regulatory approvals to the issuance of such Common Stock have not been obtained, the Purchaser may, at any time, at its option in its sole discretion, effect a Synthetic Sale.

(c) The Company will pay any documentary, stamp or similar issue or transfer tax due on the issuance of the shares of the Common Stock upon conversion of the Bond, unless the tax is due because the holder of the Bond requests such shares of Common Stock to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

(d) The Purchaser has the right to convert the Bond in whole or in part immediately prior to any repayment of the Bond.

(e) Notwithstanding anything herein to the contrary, no conversion of the Bond, in whole or in part, shall be permitted until:

(i) All required regulatory approvals for the issuance of such Common Stock have been applied for and obtained (including, in the case of conversions by the Purchaser, approval by the FCC to exceed the foreign ownership restrictions of Section 310(b)(4) of the Communications Act, which approval shall be required before any conversion of the Bond will be permitted regardless of whether the number of shares of Common Stock deliverable upon conversion of only a portion of the Bond would cause the Purchaser’s ownership to exceed such restrictions); and

(ii) Unless the Company has defaulted in its obligation pursuant to Section 6.1(l), any required approvals or waivers shall have been received under the JPM Agreement, the EDC Agreement and the EKN Agreement.

(f) Immediately prior to the Effective Time (as defined in the Merger Agreement), the Bond shall convert in its entirety into shares of Common Stock at the Conversion Rate set forth in Section 10.1(a), and upon consummation of the Merger, this Agreement will terminate and will have no further force or effect.

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10.2 Settlement Upon Conversion.

(a) Upon conversion, the Company will deliver to the Purchaser in respect of each $1,000 of principal of the Bond being converted a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the relevant Conversion Date. No fractional shares will be issued upon conversion. Instead, the Company will pay cash in lieu of any fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

(b) Each conversion will be deemed to have been effected as to any portion of the Bond surrendered for conversion on the Conversion Date, and with respect to the shares of Common Stock that are issuable upon such conversion, the Person in whose name the certificate or certificates for such shares will be registered will be treated as the holder of record of such shares as of the Close of Business on the Conversion Date.

(c) The Company will deliver the consideration due in respect of any conversion on the third Business Day immediately following the relevant Conversion Date.

10.3 Conversion Procedures. To exercise its right of conversion, the Purchaser must:

(a) deliver a completed Conversion Notice or facsimile thereof to the Company; and

(b) pay all transfer or similar taxes if required to be paid by the Purchaser pursuant to Section 10.1(c) and requested by the Company.

10.4 Conversion Rate Adjustments. The Conversion Rate will be subject to adjustments from time to time, without duplication, upon the occurrence of any of the following events:

(a) If the Company (i) issues solely shares of Common Stock as a dividend or distribution on its shares of Common Stock, (ii) subdivides Common Stock or (iii) combines Common Stock, the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	OS
OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination of Common Stock, as the case may be;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination of Common Stock, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination of Common Stock, as the case may be; and

OS = the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of Common Stock, as the case may be.

Any adjustment made under this Section 10.4(a) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the

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effective date of such subdivision or combination of Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this Section 10.4(a) is declared but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Company’s board of directors determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of Common Stock of any rights, options or warrants entitling such holders for a period of not more than sixty (60) calendar days from the announcement date for such distribution to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock), at a price per share less than the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution.

Any adjustment made under this Section 10.4(b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the distributed rights, options or warrants were not exercised, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this Section 10.4(b), in determining whether any rights, options or warrants entitle the Purchaser to subscribe for or purchase shares of Common Stock at a price that is less than the average of the Closing Sale Prices of the Common Stock over the applicable ten (10) consecutive Trading Day period, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by the Company’s board of directors.

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(c) (i) If an Ex-Dividend Date occurs for a distribution (a “Relevant Distribution”) of shares of the Company’s capital stock, evidences of the Company’s indebtedness or other assets or property of the Company or rights, options or warrants to acquire the Company’s capital stock or other securities, evidences of its indebtedness or other assets or property of the Company to all or substantially all holders of the Common Stock (excluding (A) dividends or distributions and rights, options or warrants as to which an adjustment was effected under Sections 10.4(a) or 10.4(b); (B) dividends or distributions paid exclusively in cash covered under Section 10.4(d); and (C) Spin-Offs), then the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	SP0
SP0 – FMV

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0 = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Company’s board of directors) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Common Stock as of the Open of Business on the Ex-Dividend Date for such distribution.

Any adjustment made under the above portion of this Section 10.4(c) will become effective immediately after the Close of Business on the Record Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is not so paid or made, the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock, without having to convert its Bond, the amount and kind of the Relevant Distribution that such holder would have received if such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for the distribution.

For purposes of this Section 10.4(c)(i) (and subject in all respects to Section 10.4(f)):

(1) Rights, options or warrants distributed by the Company to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(a) are deemed to be transferred with such shares of the Common Stock;

(b) are not exercisable; and

(c) are also issued in respect of future issuances of the Common Stock, will be deemed not to have been distributed for purposes of this Section 10.4(c) (and no adjustment to the Conversion Rate under this

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Section 10.4(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate will be made under this Section 10.4(c).

(2) If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Closing, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and the Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(3) In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event of the type described in the immediately preceding clause (2) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10.4(c) was made:

(a) in the case of any such rights, options or warrants that will all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Conversion Rate will be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate will then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 10.4(d), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(b) in the case of such rights, options or warrants that have expired or been terminated without exercise by any holders thereof, the Conversion Rate will be readjusted as if such rights, options and warrants had not been issued.

(4) For purposes of Sections 10.4(a), 10.4(b) and 10.4(c), if any dividend or distribution to which this Section 10.4(c) is applicable includes one or both of:

(a) a dividend or distribution of shares of Common Stock to which Section 10.4(a) is applicable (the “Clause A Distribution”); or

(b) an issuance of rights, options or warrants to which Section 10.4(b) is applicable (the “Clause B Distribution”),

then:

(1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, will be deemed to be a dividend or distribution to which this Section 10.4(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10.4(c) with respect to such Clause C Distribution will then be made; and

(2) the Clause A Distribution and Clause B Distribution will be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Sections 10.4(a) and 10.4(b) with respect thereto will then be made, except that, if determined by the Company (A) the “Record Date” of the Clause A Distribution and the Clause B Distribution will be deemed to be the Record Date of the Clause C Distribution and (B) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution will be deemed not to be “outstanding immediately prior to the Close of Business on the Record Date or immediately prior to the Open of Business on such effective date” within the meaning of Section 10.4(a) or “outstanding immediately prior to the Close of Business on the Record Date” within the meaning of Section 10.4(b).

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(ii) With respect to an adjustment pursuant to this Section 10.4(c) where there has been an Ex-Dividend Date for a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a United States national securities exchange (a “Spin-Off”), the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	FMV + MP0
MP0

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the Spin-Off;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for the Spin-Off;

FMV = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of “Closing Sale Price” as if references therein to Common Stock were to such capital stock or similar equity interest) over the first ten (10) consecutive Trading Day period commencing on, and including, the effective date for the Spin-Off (such period, the “Valuation Period”); and

MP0 = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 10.4(c) will be determined on the last day of the Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off. In respect of any conversion during the Valuation Period for any Spin-Off, references within this Section 10.4(c)(ii) related to ten (10) Trading Days will be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-Off to, but excluding, the relevant Conversion Date.

(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all or substantially all holders of the Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be recalculated based on the following formula:

CR = CR0 ×	SP0
SP0 – C

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR = the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0 = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share of Common Stock the Company pays, or distributes, to all or substantially all holders of the Common Stock.

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Any adjustment made under this Section 10.4(d) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if any dividend or distribution described in this Section 10.4(d) is declared but not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Purchaser will receive, for each $1,000 principal amount of the Bond, at the same time and upon the same terms as holders of shares of Common Stock, without having to convert its Bond, the amount of cash that the Purchaser would have received if the Purchaser owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

For the avoidance of doubt, for purposes of this Section 10.4(d), in the event of any reclassification of the Common Stock, as a result of which the Bond becomes convertible into more than one class of Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section 10.4(d), references in this Section to one share of Common Stock or Closing Sale Price of one share of Common Stock will be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Common Stock into which the Bond is then convertible equal to the numbers of shares of such class issued in respect of one share of Common Stock in such reclassification. The above provisions of this paragraph will similarly apply to successive reclassifications.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock and, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be calculated based on the following formula:

CR = CR0 ×	AC + (OS x SP)
OS0 x SP

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Expiration Date;

CR = the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Company’s board of directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS = the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender or exchange offer); and

SP = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

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The adjustment to the Conversion Rate under this Section 10.4(e) will be determined at the Close of Business on the tenth Trading Day immediately following, but excluding, the Expiration Date but will be given effect at the Open of Business on the Trading Day next succeeding the Expiration Date. In respect of any conversion during the ten (10) Trading Days commencing on the Trading Day next succeeding the Expiration Date, references within this Section 10.4(e) to ten (10) Trading Days will be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate.

(f) To the extent that the Company has a rights plan in effect upon conversion of the Bond, the Purchaser will receive, in addition to the Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Common Stock, shares of the Company’s capital stock, evidences of indebtedness or other assets or property as described in Section 10.4(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(g) If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then (i) the Company will not adjust the Conversion Rate pursuant to the above provisions until the earliest of these triggering events occurs; and (ii) the Company will readjust the Conversion Rate to the extent any of these rights, options or warrants are not exercised before they expire.

(h) If the Company adjusts the Conversion Rate pursuant to the above provisions, the Company will deliver to the Purchaser a certificate setting forth the Conversion Rate, detailing the calculation of the Conversion Rate and describing the facts upon which the adjustment is based.

(i) Notwithstanding anything herein to the contrary, in no event will the Purchaser be permitted to convert the Bond into a number of shares of Common Stock that would result in a violation of Section 312.03(c) or (d) of the New York Stock Exchange Listed Company Manual due to an increase to the Conversion Rate (the “Conversion Cap”). In the event that the Conversion Rate has been increased pursuant to the terms of this Agreement to an amount that would result in the issuance of a number of shares of Common Stock upon conversion that exceeds the Conversion Cap, then the Company will, at the Purchaser’s request (the “Approval Request”), use its commercially reasonable best efforts to promptly obtain any and all necessary approvals of the Company’s stockholders to permit the Company to issue the full amount of Common Stock issuable upon conversion of all of the Bond (the “Stockholder Conversion Approval”). If the Stockholder Conversion Approval is not received, notwithstanding the Company’s commercially reasonable best efforts, within five (5) months following the occurrence of such event, then the interest rate on the Bond will automatically increase by 2.5%, effective as of the date of the Approval Request.

10.5 Recapitalizations, Reclassifications and Changes to the Common Stock. Other than in connection with the Merger, in the event of:

(a) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

(b) a consolidation, merger, combination or binding share exchange involving the Company; or

(c) a sale, assignment, conveyance, transfer, lease or other disposition to another Person of the Company’s property and assets as an entirety or substantially as an entirety,

in each case, in which holders of Common Stock are entitled to receive cash, securities or other property for their shares of Common Stock (“Reference Property”), the Company or the successor or purchasing company, as the case may be, will execute an agreement, providing that, at and after the effective time of such transaction, the

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Purchaser will be entitled to elect to convert the Bond into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. Such agreement will also provide for antidilution and other adjustments that are as nearly equivalent as possible to the adjustments described under Section 10.4 (it being understood that no such adjustments will be required with respect to any portion of the Reference Property that does not consist of shares of capital stock (however evidenced)). If the Reference Property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such agreement, and such agreement will contain such additional provisions to protect the interests of the Purchaser as the Company’s board of directors thereof reasonably considers necessary by reason of the foregoing. If the Bond becomes convertible into Reference Property, the Company will notify the Purchaser.

For purposes of the foregoing, the type and amount of consideration that holders of the Common Stock are entitled to in the case of recapitalizations, reclassifications, changes of the Common Stock, consolidations, mergers, combinations, binding share exchanges, sales, assignments, conveyances, transfers, leases or other dispositions that cause the Common Stock to be converted into or exchanged for the right to receive more than a single type of consideration because the holders of Common Stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company will notify the Purchaser of the weighted average as soon as practicable after such determination is made.

10.6 Reserved Shares. The Company will at all times reserve out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion, in accordance herewith, of the Bond (assuming, for such purposes, that at the time of computation of such number of shares, the Bond would be converted by a single holder of the Bond).

All shares of Common Stock issued upon conversion of the Bond will be validly issued, fully paid and non-assessable and will be free of preemptive or similar rights and free of any lien or adverse claim that arises from the action or inaction of the Company.

The Company will comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Bond and will list such shares on each national securities exchange or automated quotation system on which the shares of Common Stock are listed on the applicable Conversion Date.

11. Transfer Restrictions. Other than (a) in connection with a Synthetic Sale or (b) in connection with the exercise by any lenders of the Debt Financing (as defined in the Merger Agreement) or any refinancing thereof of remedies with respect to the Liens over the Securities that secures such indebtedness, the Bond may not be transferred, in whole or in part, without the prior written consent of the Company. Any shares of Common Stock issued upon conversion, including in connection with a Synthetic Sale, in whole or in part, of the Bond, may be transferred as provided herein and pursuant to applicable law; provided, however, that other than sales of shares of Common Stock pursuant to Section 9, no such transfer of shares of Common Stock issued upon conversion of the Bond may be effected (and any such transfer will be invalid) to the extent that the transferee would, immediately following such transfer, be the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 5% of the voting power of the Company’s outstanding equity.

12. Board Representation.

12.1 Upon conversion of the Bond, in whole but not in part, into Common Stock following the Termination Event, for so long as the Purchaser and its Affiliates beneficially own (a) at least ten percent (10%) of the total number of shares of Common Stock then outstanding, the Purchaser will have the right to designate two (2) members to the Company’s board of directors, and (b) less than ten percent (10%) but greater

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than or equal to five percent (5%) of the total number of shares of Common Stock then outstanding, the Purchaser will have the right to designate one (1) member to the Company’s board of directors. If the Purchase and its Affiliates beneficially own less than five percent (5%) of the total number of shares of Common Stock then outstanding, the Purchaser will have no director designation rights. Notwithstanding anything herein to the contrary, in the event the Purchaser sells or otherwise disposes of its economic interest in any shares of the Common Stock received upon conversion of the Bond (including through any derivative transaction referencing such shares of Common Stock or by engaging in short sale transactions with respect to the Company’s Common Stock), the Purchaser’s right to designate members to the Company’s board of directors pursuant to this Section 12.1 will terminate. Any person who is to be appointed to serve on the Company’s board of directors (or who is so appointed) by the Purchaser pursuant to the rights under this Section 12.1 is a “Designated Director.” The Company will use its commercially reasonable best efforts to facilitate the appointment of each Designated Director pursuant to this Section 12.1 to be elected as members of the Company’s board of directors, including, but not limited to, ensuring that the approval of the appointees is recommended by (i) the Company’s Nominating and Corporate Governance Committee to the board of directors and (ii) the Company’s board of directors to the Company’s stockholders, and to permit the Purchaser to remove, replace or change any Designated Director from time to time and fill vacancies created by reason of death, removal or resignation of such appointees, including by calling a general meeting of stockholders of the Company for the purpose of voting on any such appointment, removal, replacement or change, or, if required, to amend the Company’s existing bylaws to provide for an increase in the number of directors on the Company’s board of directors. For the avoidance of doubt, the rights of the Purchaser pursuant to this Section 12.1 are personal to the Purchaser and may not be transferred, assigned or otherwise disposed of, to any Person, by operation of law or otherwise. For the avoidance of doubt, the Company may add additional members to its board of directors such that the number of members of the Company’s board of directors that may be designated by the Purchaser is proportionate to the Common Stock held by the Purchaser relative to the total number of shares of Common Stock then outstanding.

12.2 The rights provided for in this Section 12 will survive the conversion of all or any portion of the Bond and payment of any portion of the Bond not converted. If all of the Bond is paid in full and no portion of the Bond is converted into Common Stock, this Section 12.1 will expire.

13. Termination.

13.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of the Purchaser and the Company at any time;

(b) automatically, without any further action by the Purchaser or the Company, if the Closing has not occurred by 5:00 p.m. New York City time on the End Date;

(c) automatically, without any further action by the Purchaser or the Company, on the date that the Merger Agreement is terminated pursuant to its terms (the “Merger Agreement Termination Date”), if, but only if, the Merger Agreement Termination Date occurs prior to the Closing under this Agreement; or

(d) by the Company, upon written notice to the Purchaser, if following October 24, 2012 (i) all of the conditions set forth in Section 4 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed in such written notice to the Purchaser that all of the conditions set forth in Section 5 have been satisfied or that the Company has agreed to waive any unsatisfied conditions in Section 5, and (iii) the Closing shall not have been consummated within two (2) Business Days after the delivery of such notice by the Company to the Purchaser; provided, however, that if the failure to close the transactions hereunder was due to a Force Majeure Event frustrating the Purchaser’s ability to deliver the purchase price for the Bonds to the Company, the Company will not be permitted to terminate this Agreement pursuant to this Section 13.1(d) unless, following written notice from the Company to the Purchaser two (2) Business Days after such Force Majeure Event has elapsed, the Purchaser still has not delivered the purchase price for the Bonds to the Company.

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13.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 13.2 will survive the termination of this Agreement and will remain in full force and effect, (ii) the termination of this Agreement will not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (iii) except as provided in Section 13.1(d), no termination of this Agreement will in any way affect any of the parties’ rights or obligations under the Merger Agreement or any agreement other than this Agreement.

14. Miscellaneous.

14.1 Survival. Unless otherwise set forth in this Agreement, the warranties, representations, covenants, indemnities, and all other provisions contained in (or made pursuant to) this Agreement will survive the execution and delivery of this Agreement, the Closing and the conversion of the Bond into Common Stock.

14.2 Indemnification.

(a) Unless the Merger has been consummated or this Agreement has been terminated, the Company agrees to indemnify, defend and hold the Purchaser, each of its officers, directors and partners, and any Persons controlling the Purchaser within the meaning of Section 15 of the Securities Act, harmless from and against any expenses, claims, losses, damages or liabilities to the Purchaser arising out of any breach of any representation or warranty of the Company or any nonfulfillment of any covenant or agreement of the Company contained herein and the Company will reimburse the Purchaser, each of its officers, directors and partners and any Persons controlling the Purchaser for any legal and any other expenses reasonably incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The Purchaser will not be entitled to indemnification with respect to any claim under the foregoing provisions of this Section 14.2 (a) as to which notice was not given by the Purchaser to the Company.

(b) Unless the Merger has been consummated or this Agreement has been terminated, the Purchaser agrees to indemnify, defend and hold the Company, each of its officers, directors and partners, and any Persons controlling the Company within the meaning of Section 15 of the Securities Act, harmless from and against any expenses, claims, losses, damages or liabilities to the Company arising out of any breach of any representation or warranty of the Purchaser or any nonfulfillment of any covenant or agreement of the Purchaser contained herein and the Purchaser will reimburse the Company, each of its officers, directors and partners and any Persons controlling the Company for any legal and any other expenses reasonably incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The Company will not be entitled to indemnification with respect to any claim under the foregoing provisions of this Section 14.2 (b) as to which notice was not given by the Company to the Purchaser.

(c) Unless the Merger has been consummated or this Agreement has been terminated, if a party seeks indemnification hereunder for a matter that involves a claim by a third-party, the party seeking indemnification (the “Indemnitee”) will promptly notify the indemnifying party (the “Indemnitor”) of and will provide reasonable information and details concerning the nature of such claim. The Indemnitor will, to the extent applicable, have the right to assume the defense at its expense of all third-party claims and will pay all costs and damages finally awarded against the Indemnitor and the Indemnitee in conjunction with such third-party claims, provided that: (i) the Indemnitee provides prompt written notice to the Indemnitor of its receipt of service of any such claim; (ii) the Indemnitor controls the defense of the third-party claim on behalf of all parties; (iii) the Indemnitee consents to representation in such claims by counsel selected by and representing the Indemnitor; provided, however, that if, in the reasonable judgment of the Indemnitee, a conflict of interest may exist between the Indemnitee and the Indemnitor with respect to any claims as to which indemnity is sought and the Indemnitee provides written notice to the Indemnitor that the Indemnitee is seeking separate counsel at the expense of the Indemnitor, then the Indemnitor will not assume the defense for matters as to which representation of both the Indemnitor and the Indemnitee by the same counsel would be inappropriate due to actual or potential

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differing interests between them, and the Indemnitee will have the right to retain separate counsel to represent its interests in such third-party claim and the reasonable costs, fees and expenses thereof will be borne by the Indemnitor; and (iv) upon request of the Indemnitor, the Indemnitee uses its commercially reasonable best efforts to cooperate with the Indemnitor in defending such third-party claim by providing the Indemnitor with all necessary business information and relevant documents under its control related to the third-party claim and cooperating with such other reasonable requests of the Indemnitor at the Indemnitor’s expense in accordance with applicable law. The indemnity obligations under this Section 14.2 will not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The Indemnitee’s failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to the Indemnitor’s ability to defend such action, will relieve the Indemnitor of any liability to the Indemnitee under this Section 14.2, but not any liability that it may have to the Indemnitee otherwise than under this Section 14.2.

14.3 Amendment; Waiver of Certain Covenants. Neither this Agreement nor any provision hereof may be amended, waived or modified except pursuant to an agreement or agreements in writing entered into by the Company and with the written consent of the parties hereto. The Company may omit in any particular instance to comply with any term, provision or condition set forth in this Agreement if waived in writing by the consent of (i) the holders of not less than a majority in principal amount of the Securities and (ii) the Purchaser, if the Bond has been converted and the Purchaser holds greater than or equal to 5% of the outstanding Common Stock, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company in respect of any such term, provision or condition will remain in full force and effect.

14.4 Entire Agreement; Counterparts. This Agreement and the other Bond Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery will be sufficient to bind the parties to the terms of this Agreement.

14.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of New York; and (b) each of the parties irrevocably waives the right to trial by jury.

14.6 Disclosure Schedule. The fact that any item of information is disclosed in the Disclosure Schedule will not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Disclosure Schedule will not be deemed an admission that such item is material, and inclusion of any item in the Disclosure Schedule will not be deemed an admission that such item constitutes or is reasonably likely to result in a Material Adverse Effect. The Disclosure Schedule will be arranged in separate parts corresponding to the sections contained in Section 2. However, descriptive headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and will not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule will be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. Any update or modification to the Disclosure Schedule made or purported to be made on or after the date of this Agreement will be disregarded.

14.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable out-of-pocket costs and expenses incurred in such action or suit.

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14.8 Assignability; Third-Party Beneficiaries. This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each holder of the Bond (and any attempted assignment or transfer by the Company without such consent will be null and void and of no effect). Nothing in this Agreement, express or implied, is intended to or will confer any right, benefit or remedy of any nature whatsoever upon any Person (other than the parties hereto and other than any Person entitled to indemnification under Sections 9.14 or 14.2).

14.9 Notices. Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication will be deemed duly given and made two (2) Business Days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement:

if to the Purchaser:

SOFTBANK CORP.

Tokyo Shiodome Bldg.

1-9-1, Higashi-Shimbashi

Minato-ku, Tokyo 105-7303, Japan

Attention: Masato Suzaki

Facsimile: +81 3 6215 5001

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome

Chiyoda-ku, Tokyo 100-6529

Japan

Attention: Kenneth A. Siegel

Facsimile: +81 3 3214 6512

and to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

USA

Attention: Robert S. Townsend

                 David A. Lipkin

                 Brandon C. Parris

Facsimile: +1 415 268 7522

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Annex B - 46

if to the Company:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Charles R. Wunsch, General Counsel

Facsimile: +1 913 794 1432

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Thomas H. Kennedy

                 Yossi Vebman

Facsimile: +1 212 735 2000

if to any other holder of the Bond, to such holder at such address as such other holder will have specified to the Company in writing.

14.10 Cooperation. Each party will cooperate with each other and use, and will cause its Subsidiaries to use, its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to satisfy the conditions to this Agreement set forth in Section 4 and Section  5.

14.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto will replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

14.12 Definitions; Construction.

(a) For purposes of this Agreement, the terms defined in Annex A have the meanings assigned to them in Annex A.

(b) For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

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(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

[Signature pages follow.]

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Annex B - 48

The parties have executed this Agreement as of the date first written above.

COMPANY:

SPRINT NEXTEL CORPORATION

By:	/s/ Daniel R. Hesse
Name:	Daniel R. Hesse
Title:	Chief Executive Officer

[SIGNATUREPAGETOBONDPURCHASEAGREEMENT]

45

Annex B - 49

PURCHASER:

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Name:	Ronald D. Fisher
Title:	President

[SIGNATUREPAGETOBONDPURCHASEAGREEMENT]

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Annex B - 50

EXHIBITS

Exhibit A        –        Form of Bond

Exhibit B        –        Form of Conversion Notice

Exhibit C        –        Disclosure Schedule

47

Annex B - 51

ANNEX A

For purposes of the Agreement (including this Annex A):

“Affiliate” has the meaning set forth in Section 2.15(a) of the Agreement.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Approval Request” has the meaning set forth in Section 10.4(i) of the Agreement.

“Automatic Shelf Registrations” has the meaning set forth in Section 9.1 of the Agreement.

“Bond” has the meaning set forth in the recitals to the Agreement.

“Bond Documents” means, collectively, the Agreement, the Bond, and any joinder, amendment, waiver, supplement or other modification to any of the foregoing.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or Kansas, or is a day on which banking institutions located in the State of New York or Kansas are authorized or required by law or other governmental action to close.

“Certifications” has the meaning set forth in Section 2.4(a)(i) of the Agreement.

“Change in Company Board Recommendation” has the meaning ascribed to such term in the Merger Agreement.

“Change of Control” means either of the following: (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of voting stock of the Company (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of the Company, or obtaining the power (whether or not exercised) to elect a majority of the Company’s board of directors; or (ii) any Person or two or more Persons (other than members of the board of directors of the Company) acting in concert succeeding in having a sufficient number of its nominees elected to the board of directors of the Company such that such nominees, when added to any existing director remaining on the board of directors of the Company after such election who is a related person of such Person, constitute a majority of the board of directors of the Company.

“Change Notice” means a notice from the Company to the Purchaser pursuant to Sections 5.5(c)(i) or 5.5(c)(ii) of the Merger Agreement, that the Company Board is holding a meeting to consider, or is otherwise considering, whether it is entitled to effect a Change in Company Board Recommendation.

“Clause A Distribution” has the meaning set forth in Section 10.4(c) of the Agreement.

“Clause B Distribution” has the meaning set forth in Section 10.4(c) of the Agreement.

“Clause C Distribution” has the meaning set forth in Section 10.4(c) of the Agreement.

“Close of Business” means 5:00 p.m., New York City time.

“Closing” has the meaning set forth in Section 1.1(b) of the Agreement.

“Closing Sale Price” of the Common Stock on any date means the closing per share sale price (or, if no closing sales price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as

ANNEX A - 1

Annex B - 52

reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Closing Sales Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Common Stock” means the Series 1 common stock, $2.00 par value per share, of the Company.

“Communications Act” means the Communications Act of 1934, as amended.

“Communications Licenses” means all Material Licenses issued or granted to any of the Company or its Subsidiaries by foreign Governmental Bodies regulating telecommunications businesses, collectively with the FCC Licenses and State Licenses.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Affiliate” means any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code or Section 4001 of ERISA, and the regulations thereunder.

“Company Associate” means any current or former employee, independent contractor, consultant or director of or to any of the Company, its Subsidiaries or any Company Affiliate or the beneficiary or dependent of such Person.

“Company Board” means the board of directors of the Company.

“Company Contract” means any Contract to which any of the Company or its Subsidiaries is a party, by which any of the Company or its Subsidiaries or any assets of any of the Company or its Subsidiaries are bound or pursuant to which the Company has any rights.

“Company Equity Award” means any option, restricted stock unit, restricted stock award or other award relating to Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

“Company Equity Plan” means any of the following Company Plans, in each case as amended: (a) the 2007 Omnibus Incentive Plan; (b) the 1997 Long-Term Incentive Program; (c) the Nextel Incentive Equity Plan; and (d) the Management Incentive Stock Option Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Option” means each option to purchase shares of Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Plan” means each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, practice, agreement or commitment and each other employee benefit plan or arrangement (other than

ANNEX A - 2

Annex B - 53

any employment agreement, offer letter, or similar Contract which is terminable “at will” without any obligation on the part of any of the Company or its Subsidiaries or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit), whether written, unwritten or otherwise, funded or unfunded, including but not limited to each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA): under which any Company Associate has any present or future right to benefits and (a) that is or has been maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any of the Company or its Subsidiaries or any Company Affiliate; or (b) with respect to which any of the Company or its Subsidiaries or any Company Affiliate has or may incur or become subject to any liability or obligation.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company SEC Documents” has the meaning set forth in Section 2.4(a)(i) of the Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, guaranty, guarantee, security agreement, pledge agreement or other collateral agreement, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any supplements, amendments or other modifications to any of the foregoing.

“Conversion Cap” has the meaning set forth in Section 10.4(i) of the Agreement.

“Conversion Date” means the date a holder of the Bond complies with the procedures for conversion.

“Conversion Notice” means a “Conversion Notice” in the form attached as Exhibit B hereto.

“Conversion Rate” has the meaning set forth in Section 10.1(a) of the Agreement.

“Counsel” means Morrison & Foerster LLP, in its capacity as counsel to the Purchaser.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Demand Request” has the meaning set forth in Section 9.1(a) of the Agreement.

“Designated Director” has the meaning set forth in Section 12.1 of the Agreement.

“Designated Representations” means the representations and warranties of the Company contained in Sections 2.2 (Authorization; Enforceability), 2.12 (Capitalization) and 2.21 (Brokerage Fees) of the Agreement.

“EDC Agreement” means the Amended and Restated Credit Agreement, dated as of May 21, 2010, between the Company and Export Development Canada, as amended, restated, supplemented or otherwise modified from time to time.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“EKN Agreement” means the Credit Agreement, dated as of May 25, 2012, among Nextel Systems Corp., the Company, the co-borrowers named therein, the lenders party thereto, Deutsche Bank AG, London Branch, as administrative agent and Deutsche Bank Trust Company Americas, as security agent, as amended, restated, supplemented or otherwise modified from time to time.

“End Date” has the meaning ascribed to such term in the Merger Agreement.

ANNEX A - 3

Annex B - 54

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of occupational health as it relates to exposure to Materials of Environmental Concern or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, use, treatment, disposal or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(a) is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or is in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Event of Default” has the meaning set forth in Section 7 of the Agreement.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10.4(e) of the Agreement.

“Expiration Time” has the meaning set forth in Section 10.4(e) of the Agreement.

“FAA” has the meaning set forth in Section 2.20(a) of the Agreement.

“FCC” means the Federal Communications Commission or any United States Governmental Body substituted therefor.

ANNEX A - 4

Annex B - 55

“FCC Licenses” means all Licenses, other than business radio licenses, point-to-point microwave licenses and experimental licenses, issued or granted to any of the Company or its Subsidiaries by the FCC, and all Section 214 authorizations.

“Financial Officer” means, with respect to the Company, the Chief Financial Officer, Principal Accounting Officer, Treasurer, Assistant Treasurer, Controller or Assistant Controller of the Company.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Force Majeure Event” means any circumstances that are beyond the reasonable control of the Purchaser, including acts of God, war, sabotage, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, lightening, flood, cyclone, earthquake, landslide, storm, or other adverse weather conditions, explosion, power shortage, strike, lockout or other industrial action, epidemic, quarantine, radiation or radioactive contamination; provided, however, that the circumstance is not the result of the willful misconduct or negligent act or omission of the Purchaser (or any Person over whom the Purchaser has control).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange, the Tokyo Stock Exchange and FINRA).

“Holdco” means Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank.

“holder” means, with respect to the Bond, the Person in whose name the Bond is registered.

“Indemnified Party” has the meaning set forth in Section 9.14(c) of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.14(c) of the Agreement.

“Indemnitee” has the meaning set forth in Section 14.2 (c) of the Agreement.

“Indemnitor” has the meaning set forth in Section 14.2 (c) of the Agreement.

“Intellectual Property” means (a) all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (ii) trademark, service mark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (i) through (iv) above; and (b) all rights in software, designs, schematics, protocols, documentation, works of authorship, databases, interfaces, web sites, domain names, trademarks, service marks, trade names, algorithms, methods, processes, inventions, proprietary information, and other technology.

“Initiating Holders” has the meaning set forth in Section 9.1(a) of the Agreement.

“JPM Agreement” means that certain Credit Agreement dated as of May 21, 2010 (as amended, restated, supplemented, or otherwise modified from time to time), by and among the Company, the lenders from time to time party thereto, the Subsidiary Guarantors (as such term is defined therein), and JPMorgan Chase Bank, N.A., as administrative agent.

ANNEX A - 5

Annex B - 56

“Knowledge” means, with respect to an Entity and a particular fact or other matter, that any of the members of the Entity’s board of directors or any of its executive officers has actual knowledge of such fact or other matter.

“Leased Real Property” has the meaning set forth in Section 2.5(b)(ii) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, dispute, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“License” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Liens” means any mortgage, option, deed of trust, lien, pledge, security interest, title retention device, lease, license, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, right of first refusal, servitude, proxy, hypothecation, equitable interest, preference, right of possession, tenancy, encroachment, infringement, interference, community property interest, defect, exception, reservation, impairment, imperfection of title, condition or restriction of any nature or other encumbrance of any kind, other than: (w) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established (in accordance with GAAP); (x) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (y) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; and (z) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising in the ordinary course of business consistent with past practice. For the avoidance of doubt, the term “Lien” shall not include a license of Intellectual Property.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise), or on the earnings or stockholders’ equity of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform any of its obligations under the Agreement or the other Bond Documents.

“Material Contract” has the meaning set forth in Section 2.3(a) of the Agreement.

“Material Licenses” means all material Licenses necessary to conduct the business of the Company or its Subsidiaries as presently conducted.

“Materials of Environmental Concern” includes chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances and wastes, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

“Maturity Date” has the meaning set forth in Section 1.2 of the Agreement.

“Merger” has the meaning set forth in the Merger Agreement.

ANNEX A - 6

Annex B - 57

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 15, 2012, by and among SoftBank, Holdco, the Purchaser, Merger Sub, and the Company.

“Merger Agreement Termination Date” has the meaning set forth in Section 13.1(c) of the Agreement.

“Merger Sub” means Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of the Purchaser.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Voting Common Stock” means the non-voting common stock, $0.01 par value per share, of the Company.

“Notice of Default” has the meaning set forth in Section 7.4 of the Agreement.

“Open of Business” means 9:00 a.m., New York City time.

“Order” means any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

“Owned Real Property” has the meaning set forth in Section 2.5(b)(i) of the Agreement.

“Parent Entities” means, collectively, SoftBank, Holdco, the Purchaser and Merger Sub.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any individual, Entity or Governmental Body.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means the Preferred Stock, no par value per share, of the Company.

“Property” means any asset or property of a Person, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, including capital stock and indebtedness of Subsidiaries.

“Purchaser” has the meaning set forth in the preamble to the Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or a duly authorized committee thereof, statute, contract or otherwise).

“Reference Property” has the meaning set forth in Section 10.5 of the Agreement.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

ANNEX A - 7

Annex B - 58

“Registrable Securities” means the Common Stock of the Company issued or issuable upon conversion of the Bond, together with any securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event; provided, however, that shares of Common Stock or other securities will only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

“Registrable Securities Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 9.12 of the Agreement.

“Registration Expenses” means all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 9.1 and 9.2 hereof, including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which will be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Registrable Securities Holders.

“Relevant Distribution” has the meaning set forth in Section 10.4(c) of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in the recitals to the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered on behalf of the Registrable Securities Holders.

“Series 2 Common Stock” means the Series 2 common stock, $2.00 par value per share, of the Company.

“Shelf Offering” has the meaning set forth in Section 9.9 of the Agreement.

“Shelf Registration” means the filing of a Short-Form Registration with the SEC in accordance with and pursuant to Rule 415 under the Securities Act (or any successor rule then in effect).

“Short-Form Registrations” has the meaning set forth in Section 9.1(c) of the Agreement.

“Spectrum Lease” means any written agreement, together with all amendments, waivers, notices to these written agreements, under which any of the Company or its Subsidiaries (i) leases the right to use the transmission capacity associated with an FCC License that confers an exclusive right to use spectrum.

“Spin-Off” has the meaning set forth in Section 10.4(c) of the Agreement.

“SoftBank” means SOFTBANK CORP., a Japanese kabushiki kaisha.

“State Commissions” means any state public utility commission, public service commission or similar state regulatory authority having jurisdiction over the Company and its Subsidiaries.

“State Licenses” means all Material Licenses issued or granted to any of the Company or its Subsidiaries by State Commissions for the conduct of any telecommunications business.

ANNEX A - 8

Annex B - 59

“Stockholder Conversion Approval” has the meaning set forth in Section 10.4(i) of the Agreement.

“Subsidiary” means, with respect to any Person, any Entity with respect to which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity; provided, however, that that none of Clearwire Corporation, Clearwire Communications LLC nor any of their respective subsidiaries will be considered a Subsidiary of the Company.

“Synthetic Sale” means a sale of any or all of the Bond: (i) to an underwriter reasonably acceptable to the Purchaser that will convert the Bond and sell the shares of Common Stock underlying the Bond on behalf of the holder in an underwritten public offering pursuant to procedures substantially similar to those set forth in Sections 9.1, 9.3(a) and 9.3(d) of the Agreement, provided, however, that the minimum anticipated aggregate offering price set forth in Section 9.1 will not apply to a Synthetic Sale, or (ii) to a third-party financial institution reasonably acceptable to the Purchaser that will convert the Bond and sell the shares of Common Stock underlying the Bond on behalf of the Purchaser in a transaction exempt from or not subject to the registration requirements of the Securities Act.

“Take-Down Notice” has the meaning set forth in Section 9.9 of the Agreement.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Termination Event” has the meaning set forth in Section 10.1(a) of the Agreement.

“Trading Day” means a day on which (a) the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, the principal other United States national or regional securities exchange on which the Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m., New York City time, or the then-standard closing time for regular trading on the relevant exchange or market and (b) a Closing Sale Price for the Common Stock is available on such securities exchange or market. If the Common Stock is not so listed, a “trading day” means any Business Day.

“Trigger Event” has the meaning set forth in Section 10.4(c) of the Agreement.

“Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2012, included in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

“Underwritten Offering” means an underwritten public offering of Registrable Securities under Sections 9.1 or 9.2 of the Agreement.

“Valuation Period” has the meaning set forth in Section 10.4(c) of the Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WKSI” has the meaning set forth in Section 2.15(c) of the Agreement.

ANNEX A - 9

Annex B - 60

EXHIBIT A

Form of Bond

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER, SALE, OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

SPRINT NEXTEL CORPORATION

Convertible Bond

No. 1	$3,100,000,000.00

Sprint Nextel Corporation, a Kansas corporation (herein called the “Company,” which term includes any successor Person under the Bond Purchase Agreement hereinafter referred to), for value received, hereby promises to pay to Starburst II, Inc. the principal sum of $3,100,000,000.00 on October 15, 2019 and to pay (a) interest thereon, accruing from and after the Closing, at the rate of one percent (1.0%) per annum, payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance, at a rate equal to two percent (2.0%) per annum, payable in cash semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand).

This Bond is issued pursuant to that certain Bond Purchase Agreement dated as of October 15, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Bond Purchase Agreement”), between the Company and the Purchaser named therein, to which Bond Purchase Agreement reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holder of this Bond. The terms of this Bond include the covenants and terms established by the Bond Purchase Agreement. Defined terms used herein that are not otherwise defined shall have the meanings given such terms in the Bond Purchase Agreement.

Subject to the terms of the Bond Purchase Agreement, in the event of a Change of Control, the holder of this Bond shall have the right, at the holder’s option, to require the Company to repurchase such holder’s Bond including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000.

Subject to Section 10.1 of the Bond Purchase Agreement, the Bond shall be convertible into shares of Common Stock in accordance with Section 10 of the Bond Purchase Agreement. To convert the Bond, the holder must satisfy the requirements of Section 10.3 of the Bond Purchase Agreement. The holder may convert a portion of this Bond if the portion is $1,000 principal amount or any integral multiple of $1,000 principal amount.

Upon conversion of this Bond, the holder thereof shall be entitled to receive shares of Common Stock payable upon conversion in accordance with Section 10 of the Bond Purchase Agreement, at the Conversion Rate specified in the Bond Purchase Agreement, as adjusted from time to time as provided in the Bond Purchase Agreement.

Exhibit A - 1

Annex B - 61

If an Event of Default occurs and is continuing, the principal of this Bond may be declared or otherwise become due and payable in the manner, at the price, and with the effect provided in the Bond Purchase Agreement.

The Bond Purchase Agreement permits the amendment, waiver or modification of provisions thereof pursuant to an agreement or agreements in writing entered into by the Company and with the written consent of the parties thereto. Any such amendment, waiver, or modification by the holder of this Bond shall be conclusive and binding upon such holder and upon all future holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such amendment, waiver, or modification is made upon this Bond.

No provision of the Bond Purchase Agreement or of this Bond shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Bond.

The transfer of this Bond is subject to the limitations set forth in Section 11 of the Bond Purchase Agreement.

All interest hereunder will be computed on the basis of a year of 360 days composed of twelve 30-day months.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

This Bond will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of page intentionally left blank; signature page follows]

Exhibit A - 2

Annex B - 62

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: , 2012	SPRINT NEXTEL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit A - 3

Annex B - 63

EXHIBIT B

Form of Conversion Notice

SPRINT NEXTEL CORPORATION

Convertible Bonds

To convert this Bond in accordance with the Bond Purchase Agreement, check the box:  ☐

To convert only part of this Bond, state the principal amount to be converted (must be in multiples of $1,000):

$

If you want the stock certificate representing the Common Stock issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Bond)

Exhibit B

Annex B - 64

Annex C

Opinion of Citigroup Global Markets Inc.

October 15, 2012

The Board of Directors

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Sprint Nextel Corporation (the “Company”) of the Aggregate Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of October 15, 2012 (the “Merger Agreement”) among SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent”), Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”), and holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), “Excluded Shares”)) may elect to receive in respect of each share of Company Common Stock either:

(a)	one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or

(b)	$7.30 in cash (the “Cash Consideration”; the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms, procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that (i) pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012 (the “Bond Purchase Agreement”) between the Company and Parent, following execution of the Agreements (as defined below), Parent will purchase from the Company and the Company will issue and sell to Parent a convertible senior bond in the principal amount of $3,100,000,000 (which will be convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, into approximately 19.65% of Company Common Stock outstanding, without giving effect to such conversion, the “Bond”) (the “Bond Purchase Transaction”), (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”, and together with the Merger Agreement and the Bond Purchase Agreement, the “Agreements”) with Parent, pursuant to which HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”), and (iii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to make an equity contribution to Parent of not

1

Annex C - 1

The Board of Directors

Sprint Nextel Corporation

October 15, 2012

less than $4,900,000,000, which will not be used to fund the aggregate Cash Consideration and will be retained in the cash balances of Parent as of immediately following the consummation of the Merger (the “Equity Contribution” and, together with the Warrant Transaction, the Bond Purchase Transaction and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreements.

In arriving at our opinion, we reviewed the Agreements and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of SoftBank concerning the businesses, operations and prospects of the Company and SoftBank. We examined certain publicly available business and financial information relating to the Company and SoftBank as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Transactions as set forth in the Agreements in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee. In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we express no view as to any such financial forecasts and other information and data or the assumptions on which they are based.

We have assumed, with your consent, that the Transactions and related transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transactions and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on any party to the Agreements or the Transactions. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Merger or the price at which the Parent Common Stock or the Company Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company or SoftBank. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision of the Company to effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We have not been asked to pass upon, and express no opinion with respect to, any matter other than, as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares) of the Aggregate Merger

2

Annex C - 2

Consideration to be received by such holders in the Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Merger Consideration. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company’s and SoftBank’s respective advisors with respect to legal, regulatory, accounting and tax matters. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Transactions and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon public announcement by the Company of the Merger Agreement. We and our affiliates in the past have provided, and currently provide, services to the Company and SoftBank unrelated to the proposed Transactions, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, having acted for the Company as joint bookrunner for a $1.5 billion notes offering in August 2012, a $1.0 billion notes offering in February 2012 and a $1.5 billion notes offering in November 2011 and as a lender under the Company’s credit facilities; and having acted for SoftBank as joint lead manager for a JPY 10,000 million bond offering in September 2012 and a JPY 30,000 million bond offering in June 2011 and as a lender under SoftBank’s credit facilities. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, SoftBank and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Transactions, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transactions, including whether any shareholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Sprint Nextel Corporation

October 15, 2012

Annex C - 3

3

Annex D

Opinion of Rothschild Inc.

October 15, 2012

The Board of Directors Sprint Nextel Corporation 6200 Sprint Parkway Overland Park, Kansas 66251

Members of the Board of Directors:

We understand that Sprint Nextel Corporation, a Kansas corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger dated as of October 15, 2012 (the “Merger Agreement”) among SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent”), Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, whereby Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), “Excluded Shares”)) may elect to receive in respect of each share of Company Common Stock either:

(a)	one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or

(b)	$7.30 in cash (the “Cash Consideration”; the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms (pursuant to which holders of Company Common Stock (other than holders of Excluded Shares) may receive a combination of cash and a fraction of a share of Parent Common Stock for each share of Company Common Stock), procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that (i) pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012 (the “Bond Purchase Agreement”) between the Company and Parent, following execution of the Agreements (as defined below), Parent will purchase from the Company and the Company will issue and sell to Parent a convertible senior bond in the principal amount of $3,100,000,000 (which will be convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, into approximately 19.65% of Company Common Stock outstanding, without giving effect to such conversion, the “Bond”) (the “Bond Purchase Transaction”), (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”, and together with the Merger Agreement and the Bond Purchase Agreement, the “Agreements”) with Parent, pursuant to which HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”), and (iii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to make an equity contribution to Parent of not less than $4,900,000,00, which will not be used to fund the aggregate Cash Consideration and will be retained in

1

Annex D - 1

Board of Directors

Sprint Nextel Corporation

October 15, 2012

the cash balances of Parent as of immediately following the consummation of the Merger (the “Equity Contribution”, and together with the Warrant Transaction, the Bond Purchase Transaction and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreements.

The Board of Directors of the Company (the “Board”) has requested our opinion as to whether the Aggregate Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the shares of the Company Common Stock (other than holders of Excluded Shares).

In arriving at our opinion set forth below, we have, among other things: (i) reviewed the Agreements; (ii) reviewed certain publicly available business and financial information concerning the Company and SoftBank and the industry in which they operate; (iii) compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data relating to public market trading levels and implied multiples; (v) reviewed the current and historical market prices of the Company Common Stock; (vi) reviewed certain internal financial analyses and forecasts for the Company prepared by its management relating to its business as approved for our use by the Company (the “Forecasts”) and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of management of the Company and SoftBank with respect to the business and financial prospects of the Company and SoftBank and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and SoftBank, their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company or SoftBank, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company or SoftBank. In relying on the Forecasts provided to us or discussed with us by the Company, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company. We express no view as to the reasonableness of such financial analyses and forecasts or any assumption on which they are based. In addition, we have assumed that the Forecasts will be achieved at the times and in the amounts projected. We have assumed that the transactions contemplated by the Agreements and related transactions will be consummated as contemplated in the Agreements and related agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreements and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transactions, no material delays, limitations, conditions or restrictions will be imposed.

For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or SoftBank since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company or SoftBank made available to us, and that there is no information or any fact that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other

2

Annex D - 2

Board of Directors

Sprint Nextel Corporation

October 15, 2012

consequences that may result from the Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and SoftBank and their respective other advisors with respect to such issues.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions, prospects, financial and otherwise, of the Company and SoftBank as they were reflected in the information provided to us and as they were represented to us in discussions with certain members of management of the Company and SoftBank. We are expressing no opinion herein as to the price at which the shares of the Parent Common Stock or the Company Common Stock will trade at any time. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares), of the Aggregate Merger Consideration pursuant to the Merger Agreement and we express no opinion as to any underlying decision which the Company may make to engage in the Transactions or any alternative transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution. In this regard, we note that we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of the Company, and we do not express any opinion as to the relative merits of the Transactions as compared to any alternative transaction.

We are acting as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services in connection therewith, a portion of which is payable upon public announcement by the Company of the Merger Agreement and a portion of which is payable upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement. In the past, we have provided financial advisory services to the Company unrelated to the Transactions for which we received compensation. In addition, we and our affiliates may in the future provide financial services to the Company, SoftBank and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

This opinion is provided for the benefit of the Board, solely in its capacity as such, in connection with and for the purpose of its evaluation of the Merger. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transactions or a recommendation to any holders of the Company Common Stock as to how to vote or otherwise act with respect to the Transactions or any other matter, including whether any shareholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock (other than holders of Excluded Shares) or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees of the Company, or any class of such persons, whether relative to the Aggregate Merger Consideration pursuant to the Merger Agreement or otherwise. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, such approval not to be unreasonably withheld; provided, however, that the Company may reproduce this opinion in full in any document relating to the Transactions that is required to be filed by the Company with the United States Securities and Exchange Commission. This opinion has been approved by the Global Financial Advisory Commitment Committee of Rothschild Inc.

3

Annex D - 3

Board of Directors

Sprint Nextel Corporation

October 15, 2012

On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

/s/ Rothschild Inc.
ROTHSCHILD INC.

4

Annex D - 4

Annex E

Opinion of UBS Securities LLC

October 15, 2012

The Board of Directors

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Dear Members of the Board:

We understand that Sprint Nextel Corporation, a Kansas corporation (the “Company”), is considering a transaction whereby pursuant to the terms of an Agreement and Plan of Merger dated as of October 15, 2012 (the “Merger Agreement”) among SOFTBANK CORP., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation and wholly owned subsidiary of SoftBank (“HoldCo”), Starburst II, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Parent”), Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, holders of all of the issued and outstanding shares of Series 1 common stock, par value $2.00 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock held by (x) Parent, including shares issued upon conversion of the Bond (as defined below), which will each be converted into a newly and validly issued, fully paid and non-assessable share of common stock of the corporation surviving the Merger, and for which no consideration will otherwise be delivered, and (y) Merger Sub or any other wholly owned subsidiary of Parent, which shares will be canceled and retired and will cease to exist in connection with the Merger (such shares in (x) and (y), the “Excluded Shares”)) may elect to receive in respect of each share of Company Common Stock either (a) one share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”), or (b) $7.30 in cash (the “Cash Consideration”; the aggregate amount of the Cash Consideration and the Stock Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) being referred to as the “Aggregate Merger Consideration”), in each case, subject to certain proration mechanisms, procedures and limitations contained in the Merger Agreement, as to which proration mechanisms, procedures and limitations we express no opinion. We also understand that (i) pursuant to the terms of the Bond Purchase Agreement dated as of October 15, 2012 (the “Bond Purchase Agreement”)) between the Company and Parent, following execution of the Agreements (as defined below), Parent will purchase from the Company and the Company will issue and sell to Parent a convertible senior bond in the principal amount of $3,100,000,000 (which will be convertible in certain circumstances specified in the Bond Purchase Agreement, including a mandatory conversion immediately prior to the consummation of the Merger, into approximately 19.65% of Company Common Stock outstanding, without giving effect to such conversion, the “Bond”) (the “Bond Purchase Transaction”), (ii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to enter into a Warrant Agreement substantially in the form attached to the Merger Agreement (the “Warrant Agreement”, and together with the Merger Agreement and the Bond Purchase Agreement, the “Agreements”) with Parent, pursuant to which HoldCo will be entitled to purchase from Parent up to 54,579,924 shares of Parent Common Stock for $5.25 per share (the “Warrant Transaction”), and (iii) pursuant to the terms of the Merger Agreement, at the consummation of the Merger, SoftBank will cause HoldCo to make an equity contribution to Parent of not less than $4,900,000,000, which will not be used to fund the aggregate Cash Consideration and will be retained in the cash balances of Parent as of immediately following the consummation of the Merger (the “Equity Contribution”, and together with the Warrant Transaction, the Bond Purchase Transaction and the Merger, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Agreements.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares) of the Aggregate Merger Consideration to be received by such holders in the Merger.

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UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transactions and will receive a fee for its services, a portion of which is payable upon public announcement of the Merger Agreement and a portion of which is payable upon consummation of the Merger. In the past, UBS and its affiliates have provided investment banking services to the Company and SoftBank unrelated to the proposed Transactions, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company, SoftBank and certain of their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transactions or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transactions or any related transaction, including whether any shareholder should elect to receive either the Cash Consideration or the Stock Consideration or make no election. We have not been asked to address, and express no opinion with respect to, any matter other than, the fairness, from a financial point of view, to the holders of the Company Common Stock (other than holders of Excluded Shares) of the Aggregate Merger Consideration to be received by such holders in the Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Transactions, the Agreements or any other agreement or instrument contemplated thereby, including, without limitation, the terms of the Bond Purchase Transaction, the Warrant Transaction or the Equity Contribution. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Aggregate Merger Consideration. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Merger or the prices at which Parent Common Stock or Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreements will comply with all material terms of the Agreements and (ii) the Transactions and related transactions will be consummated in accordance with the terms of the Agreements and related agreements without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on any of the parties to the Agreements or the Transactions. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and SoftBank; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior managements of the Company and SoftBank concerning the businesses and financial prospects of the Company and SoftBank; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transactions with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock; (viii) reviewed the Agreements; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

The Board of Directors

Sprint Nextel Corporation

October 15, 2012

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In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or SoftBank, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates, referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we express no view as to any financial forecasts and estimates or the assumptions on which they are based. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company’s and SoftBank’s respective advisors with respect to legal, regulatory, accounting and tax matters.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be received by holders of Company Common Stock (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Aggregate Merger Consideration in the Merger.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

The Board of Directors

Sprint Nextel Corporation

October 15, 2012

Annex E - 3

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Annex F

Section 17-6712 of the Kansas General Corporation Code

Section 17-6712—Appraisal rights for shares of stock of constituent corporation in a merger or consolidation; perfection; petition for determination of value of stock of all stockholders, procedure, determination by court.

(a) When used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

(b) (1) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to K.S.A. 17-6701, and amendments thereto, other than a merger effected pursuant to subsection (g) of K.S.A. 17-6701, and amendments thereto, K.S.A. 17-6702, 17-6704, 17-6707, 17-6708 or 17-7703, and amendments thereto, except that: (A) No appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders; (B) no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of K.S.A. 17-6701, and amendments thereto.

(2) Notwithstanding the provisions of subsections (b)(1)(A) and (b)(1)(B), appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to K.S.A. 17-6701, 17-6702, 17-6704, 17-6707, 17-6708 and 17-7703, and amendments thereto, to accept for such stock anything except:

(A) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect of such shares of stock;

(B) shares of stock of any other corporation, or depository receipts in respect of such shares of stock, which shares of stock, or depository receipts in respect of such shares of stock, or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(C) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A) and (B); or

(D) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (A), (B) and (C).

(3) In the event all of the stock of a subsidiary Kansas corporation party to a merger effected under K.S.A. 17-6703, and amendments thereto, is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Kansas corporation.

(c) Any corporation may provide in its articles of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its articles of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the articles of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to K.S.A. 17-6518 or K.S.A. 17-6703, and amendments thereto, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either: (A) Each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation; or (B) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) and who is otherwise entitled to appraisal rights, may file a petition in the district court demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d), upon written request, shall be entitled to receive from the corporation surviving the merger or

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resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d), whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the clerk of the court in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the county in which the court is located or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the clerk of the court for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) and who has submitted such stockholder’s certificates of stock to the clerk of the court, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any state.

(j) The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

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(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e), or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the district court shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

History: L. 1972, ch. 52, § 90; L. 1973, ch. 100, § 9; L. 1986, ch. 399, § 14; L. 1996, ch. 135, § 2; L. 2004, ch. 143, § 56; Jan. 1, 2005.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware (the “DGCL”), the certificate of incorporation and bylaws of New Sprint and the indemnification agreements entered into between New Sprint and its directors and executive officers.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. New Sprint’s bylaws provide that New Sprint will indemnify its officers, directors, employees and agents to the fullest extent allowable under Delaware law. This indemnity includes the right to be paid, in advance, by New Sprint the expenses incurred in defending any proceeding. In addition, New Sprint has entered into indemnification agreements with its current directors and executive officers and anticipates entering into indemnification agreements with new directors and executive officers. In general, these agreements provide, or will provide, that New Sprint indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of New Sprint or its subsidiaries.

As permitted by Section 102(b)(7) of the DGCL, the certificate of incorporation of New Sprint provides that no director shall be personally liable to New Sprint or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to New Sprint and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. New Sprint’s bylaws authorize it to provide insurance for its directors, officers, employees or agents against any liability asserted against such person, whether or not New Sprint would have the power to indemnify such a person under Delaware law.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Massachusetts on March 15, 2013.

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Ronald D. Fisher
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Ronald D. Fisher	Director and President (Principal Executive Officer)	March 15, 2013

* Steven J. Murray	Director, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 15, 2013

*By:	/s/ Ronald D. Fisher
Ronald D. Fisher
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of October 15, 2012, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc. (included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference) (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

2.2	First Amendment to Agreement and Plan of Merger, dated as of October 15, 2012, entered into on November 29, 2012, by and among Sprint Nextel Corporation, SOFTBANK CORP., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc. (included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)

3.1†	Amended and Restated Certificate of Incorporation of Starburst II, Inc.

3.2†	Form of Amended and Restated Certificate of Incorporation of Starburst II, Inc. as will be in effect at the effective time of the SoftBank Merger

3.3†	Bylaws of Starburst II, Inc.

3.4	Form of Amended and Restated Bylaws of Starburst II, Inc. as will be in effect at the effective time of the SoftBank Merger (included as Exhibit C to the Agreement and Plan of Merger, included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement, and incorporated herein by reference)

4.1*	Form of specimen stock certificate for Starburst II, Inc. common stock

4.2	Form of Warrant Agreement for Starburst II, Inc. common stock (included as Exhibit C to the Agreement and Plan of Merger, included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference)

5.1*	Opinion of Morrison & Foerster LLP as to the validity of the shares of Starburst II, Inc. common stock

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters

10.1†	Bond Purchase Agreement, dated as of October 15, 2012, by and between Sprint Nextel Corporation and Starburst II, Inc.

10.2†	Indemnification Agreement, dated as of January 30, 2013, by and between Starburst II, Inc. and Ronald D. Fisher

10.3†	Indemnification Agreement, dated as of January 30, 2013, by and between Starburst II, Inc. and Steven J. Murray

10.4†	Indemnification Agreement, dated as of January 30, 2013, by and between Starburst II, Inc. and Masayoshi Son

21.1†	Subsidiaries of Starburst II, Inc.

23.1*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 hereto)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto)

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Sprint Nextel Corporation)

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (Starburst II, Inc.)

23.5	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (Clearwire Corporation)

Exhibit No.	Document

24.1†	Power of Attorney

99.1	Consent of Citigroup Global Markets Inc.

99.2	Consent of Rothschild Inc.

99.3	Consent of UBS Securities LLC

99.4†	Form of Proxy Card of Sprint Nextel Corporation

99.5†	Director Nominee Consent of Daniel R. Hesse

99.6†	Director Nominee Consent of Masayoshi Son

*	To be filed by amendment.
†	Previously filed.